As filed with the Securities and Exchange Commission on June 27, 2008

Registration No. 333-______________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HARLEYSVILLE NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	6021	23-2210237
(State or other jurisdiction	(Primary Standard	I.R.S. Employer
of incorporation or	Industrial Classification	Identification No.)
organization)	Code Number)

     483 Main Street
Harleysville, Pennsylvania 19438
(215) 256-8857

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Paul D. Geraghty
President and Chief Executive Officer
483 Main Street
Harleysville, Pennsylvania 19438
(215) 256-8857

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Erik Gerhard, Esquire	R. Craig Smith, Esquire
Nicholas Bybel, Jr., Esquire	Brian Carmody, Esquire
BYBEL RUTLEDGE LLP	DECHERT LLP
1017 Mumma Road, Suite 302	2929 Arch Street
Lemoyne, PA 17043	Philadelphia, PA 19104-2808
(717) 731-1700	(215) 994-4000

1

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and upon completion of the merger of Willow Financial Bancorp, Inc. with and into the registrant.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [x]
Non-accelerated filer [ ] (Do not check if a	Smaller reporting company [ ]
smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each	Amount to be	Proposed	Proposed	Amount of
class of	registered(1)	maximum	maximum	registration fee
securities to be		offering price	aggregate
registered		per unit	offering
price(2)
Common	12,154,000	Not Applicable	$145,354,500	$5,713
Stock, par value
$1.00 per share

(1) Based on the estimated number of shares of the registrant's common stock that may be issued in connection with the proposed merger of Willow Financial Bancorp, Inc. with and into the registrant pursuant to the Agreement and Plan of Merger between the registrant and Willow Financial Bancorp, Inc. dated as of May 20, 2008, calculated by multiplying (i) approximately 16,650,000 shares of Willow Financial Bancorp, Inc. common stock outstanding and common stock reserved in connection with all restricted shares and all options to purchase shares of Willow Financial Bancorp, Inc. as of June 23, 2008 by (ii) 0.73, the exchange ratio under the merger agreement. In accordance with Rule 416, under the Securities Act of 1933, this registration statement shall also register any additional shares of registrant's common stock that may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

2

(2) Estimated solely for purposes of calculating the registration fee. Computed in accordance with Rules 457(c) and 457(f), based on (i) the average of the high and low prices of Willow Financial Bancorp, Inc. common stock reported on the NASDAQ Global Select Market on June 23, 2008 of $8.73 and (ii) approximately 16,650,000 shares of Willow Financial Bancorp, Inc. common stock outstanding and common stock reserved in connection with all restricted shares and all options to purchase shares of Willow Financial Bancorp, Inc. as of June 23, 2008 to be exchanged in the merger for common stock of the registrant.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file an amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

3

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This joint proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or the sale is not permitted.

Subject to completion, dated June 27, 2008

Joint proxy statement/prospectus for 12,154,000 Shares of Common Stock
___________________________________

MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

     The boards of directors of Harleysville National Corporation and Willow Financial Bancorp, Inc. have each approved a merger transaction in which Harleysville National will acquire Willow Financial. Pursuant to the terms of the Agreement and Plan of Merger, dated as of May 20, 2008, Willow Financial Bancorp, Inc., referred to as Willow Financial, will merge with and into Harleysville National Corporation, referred to as Harleysville National, and Willow Financial Bank, the wholly-owned subsidiary of Willow Financial, will subsequently merge with and into Harleysville National Bank, the wholly-owned subsidiary of Harleysville National.

     In the merger, Willow Financial shareholders will receive for each share of Willow Financial common stock they own 0.73 shares of Harleysville National common stock on the effective date of the merger. Willow Financial shareholders will receive cash for any fractional shares that they would otherwise receive in the merger. Harleysville National shareholders will continue to own their existing Harleysville National common shares. Harleysville National estimates that it will issue approximately 12,154,000 Harleysville National common shares in the merger.

     Harleysville National common stock trades on the NASDAQ Global Select Market under the trading symbol “HNBC”. On __________, 2008, the closing sale price of Harleysville National common stock was $____. Willow Financial common stock trades on the NASDAQ Global Select Market under the trading symbol “WFBC”. On _______, 2008, the closing sale price of Willow Financial common stock was $___. These prices will fluctuate between now and the closing of the merger.

     Harleysville National will hold a special meeting of its shareholders to vote on the approval and adoption of the merger agreement on ___________, 2008, at __:00 a.m. at ______________________________________________, _____________, Pennsylvania. Willow Financial will hold a special meeting of its shareholders to vote on the approval and adoption of the merger agreement on ___________, 2008, at __:00 a.m. at the ___________________________________, _____________, Pennsylvania. We cannot complete the merger unless the holders of at least a majority of the outstanding shares of Harleysville National’s common stock entitled to vote at the special meeting of shareholders approve and adopt the merger agreement and the holders of at least a majority of the outstanding shares of Willow Financial’s common stock entitled to vote at the special meeting of shareholders approve and adopt the merger agreement.

     Each of the Harleysville National board of directors and the Willow Financial board of directors unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement. All shareholders of Harleysville National and Willow Financial are invited to attend their respective special meeting in person. However, whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to ensure that your shares will be voted.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock of Harleysville National Corporation to be issued in the merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

     The shares of Harleysville National Corporation common stock offered are not savings or deposit accounts or other obligations of either party or any of their banking or other subsidiaries, and they are not insured by any federal or state governmental agency.

     Investing in Harleysville National Corporation common stock involves risks that are described in “Risk Factors” beginning on page __.

     This joint proxy statement/prospectus is dated _________, 2008, and is first being mailed to shareholders of Harleysville National and Willow Financial on or about _________, 2008.

HOW TO OBTAIN MORE INFORMATION

     This document incorporates by reference important business and financial information about Harleysville National that is not included in or delivered with this document. This information is available for you to review at the SEC’s public reference room located at 100 F St. N.E., Room 1580, Washington, DC 20549. Also, you can obtain free copies of this information through the SEC website at http://www.sec.gov or by writing or calling:

     Harleysville National Corporation
     483 Main Street
     Harleysville, PA 19438
     Telephone number (215) 256-8851
     Attention: Jo Ann M. Bynon, Corporate Secretary

     In order to obtain timely delivery of the documents, you must request the information no later than ___________, 2008.

     See “Where You Can Find More Information” on page __ and “Incorporation of Certain Information by Reference” on page __.

     All information concerning Harleysville National and its subsidiaries has been furnished by Harleysville National and all information concerning Willow Financial and its subsidiaries has been furnished by Willow Financial.

     You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus when evaluating the merger agreement and the proposed merger. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/ prospectus. This joint proxy statement/prospectus is dated ___________, 2008. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this joint proxy statement/prospectus to shareholders of Harleysville National and Willow Financial nor the issuance of shares of Harleysville National common stock as contemplated by the merger agreement shall create any implication to the contrary.

HARLEYSVILLE NATIONAL CORPORATION
483 MAIN STREET
HARLEYSVILLE, PENNSYLVANIA 19438

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Harleysville National Corporation will be held at __:00 a.m., local time, on ____________, 2008 at ____________________________________, Pennsylvania for the following purposes:

1.	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 20, 2008, by and between Harleysville National Corporation and Willow Financial Bancorp, Inc., pursuant to which Willow Financial will merge with and into Harleysville National in which each share of Willow Financial common stock outstanding immediately prior to the merger would be converted into 0.73 shares of Harleysville National common stock, with cash in lieu of fractional shares, subject to adjustment as provided for in the merger agreement, and as further set forth in the merger agreement.

2.	To consider and vote upon a proposal to adjourn or postpone the meeting, if necessary, if more time is needed to solicit proxies.

3.	To transact such other business as may properly come before the meeting.

     Harleysville National’s board of directors has fixed the close of business on __________, 2008 as the record date for determining shareholders entitled to notice of, and to vote at, the special meeting.

     Your vote is important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting, Harleysville National’s board of directors urges you to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope or by telephone or by Internet if those options are available to you. This will not prevent you from voting in person at the special meeting, but will assure that your vote is counted if you are unable to attend. The approval and adoption of the merger agreement requires the affirmative vote, in person or by proxy, of at least a majority of the outstanding shares of Harleysville National’s common stock entitled to vote at the special meeting of shareholders. If you abstain from voting or do not vote (either in person or by proxy), it will have the practical effect of a vote against the merger agreement (assuming a quorum is present at the Harleysville National special meeting) in determining whether the merger agreement or merger will be adopted. If you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder in order to vote in person at the special meeting.

By Order of the Board of Directors,

WALTER E. DALLER, JR.
Chairman of the Board

___________, 2008

WILLOW FINANCIAL BANCORP, INC.
170 SOUTH WARNER ROAD
WAYNE, PENNSYLVANIA 19087

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Willow Financial Bancorp, Inc. will be held at __:00 a.m., local time, on ____________, 2008 at the ___________________________, Pennsylvania for the following purposes:

1.	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 20, 2008, by and between Harleysville National Corporation and Willow Financial Bancorp, Inc., pursuant to which Willow Financial will merge with and into Harleysville National in which each share of Willow Financial common stock outstanding immediately prior to the merger would be converted into 0.73 shares of Harleysville National common stock, with cash in lieu of fractional shares, subject to adjustment as provided for in the merger agreement, and as further set forth in the merger agreement.

2.	To consider and vote upon a proposal to adjourn or postpone the meeting, if necessary, if more time is needed to solicit proxies.

3.	To transact such other business as may properly come before the meeting.

     Willow Financial’s board of directors has fixed the close of business on __________, 2008 as the record date for determining shareholders entitled to notice of, and to vote at, the special meeting.

     Your vote is important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting, Willow Financial’s board of directors urges you to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope or by telephone or by Internet if those options are available to you. This will not prevent you from voting in person at the special meeting, but will assure that your vote is counted if you are unable to attend. The approval and adoption of the merger agreement requires the affirmative vote, in person or by proxy, of at least a majority of the outstanding shares of Willow Financial’s common stock entitled to vote at the special meeting of shareholders. If you abstain from voting or do not vote (either in person or by proxy), it will have the practical effect of a vote against the merger agreement (assuming a quorum is present at the Willow Financial special meeting) in determining whether the merger agreement or merger will be adopted. If you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder in order to vote in person at the special meeting.

By Order of the Board of Directors,

ROSEMARY C. LORING
Chairman of the Board

___________, 2008

Table of Contents

Questions and Answers about the Merger	1
Summary	4
Selected Historical Financial Data of Harleysville National Corporation	11
Selected Historical Financial Data of Willow Financial Bancorp, Inc.	12
Selected Unaudited Pro Forma Combined Financial Data	14
Comparative Unaudited Per Share Data	15
Risk Factors	17
A Warning About Forward-Looking Information	23
The Harleysville National Special Meeting of Shareholders	24
When and Where the Special Meeting will be Held	24
What will be Voted on at the Special Meeting	24
Shareholders Entitled to Vote	24
Number of Shares that Must be Represented for a Vote to be Taken	24
Vote Required	24
Voting your Shares	25
Abstentions; Broker Non-Votes	25
Changing your Vote	26
Solicitation of Proxies and Costs	26
The Willow Financial Special Meeting of Shareholders	27
When and Where the Special Meeting will be Held	27
What will be Voted on at the Special Meeting	27
Shareholders Entitled to Vote	27
Number of Shares that Must be Represented for a Vote to be Taken	27
Vote Required	27
Voting your Shares	28
Abstentions; Broker Non-Votes	28
Changing your Vote	29
Solicitation of Proxies and Costs	29
Proposal No. 1 – The Merger	30
General	30
Background of the Merger	30
Harleysville National’s Reasons for the Merger	36
Recommendation of the Harleysville National Board of Directors	37
Opinion of Harleysville National’s Financial Advisor	38
Willow Financial’s Reasons for the Merger	45
Recommendation of the Willow Financial Board of Directors	48
Opinion of Willow Financial’s Financial Advisor	48
Terms of the Merger	56
Interests of Management and Others in the Merger	71
Accounting Treatment	76
Certain Federal Income Tax Consequences	76
Unaudited Pro Forma Combined Financial Information	77
Information about Harleysville National	84
Information about Willow Financial	85
Description of Business	85
Taxation	113
Properties	114
Legal Proceedings	115
Information for the Annual Period Ending June 30, 2007	116

Information for the Three and Nine Month Period Ending March 31, 2008	184
Qualitative and Quantitative Disclosure of Market Risk of Willow Financial	210
Information about Willow Financial’s Directors and Officers	213
Executive Compensation	214
Beneficial Ownership of Willow Financial Common Stock by Certain Beneficial Owners
and Management	227
Description of Harleysville National Capital Securities	229
Comparison of Shareholder Rights	231
Proposal No. 2 – Adjournment or Postponement	240
Experts	240
Legal Matters	241
Other Business	241
Where You Can Find More Information	241
Incorporation of Certain Information by Reference	241
Annual Meeting – Shareholder Proposals	242

Agreement and Plan of Merger by and between Harleysville National Corporation and
Willow Financial Bancorp, Inc. dated as of May 20, 2008 and Exhibits	Annex A

Opinion of Janney Montgomery Scott LLC	Annex B

Opinion of Sandler O’Neill & Partners, L.P.	Annex C

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q-1: What is the purpose of this document?

A: This document serves as both a proxy statement of Harleysville National and Willow Financial and a prospectus of Harleysville National. As a proxy statement, it is provided to you because the Harleysville National and Willow Financial boards of directors are soliciting your proxy for use at the Harleysville National and Willow Financial special meetings of shareholders called to consider and vote on the merger agreement dated as of May 20, 2008 by and between Harleysville National and Willow Financial. As a prospectus, it is provided to you because Harleysville National is offering to exchange shares of its common stock for shares of Willow Financial common stock in the merger.

Q-2: What will Willow Financial shareholders receive in the merger in exchange for their Willow Financial common stock?

A: The consideration Willow Financial shareholders will receive is 0.73 shares of Harleysville National common stock for each share of Willow Financial common stock they own plus cash for any fractional Harleysville National shares.

Q-3: How do Willow Financial shareholders receive Harleysville National common stock for their Willow Financial stock?

A: After the effective date of the merger, American Stock Transfer and Trust Company, Harleysville National’s exchange agent, will mail each Willow Financial shareholder of record a letter of transmittal. If you hold a stock certificate for shares of Willow Financial common stock you must carefully review and follow the instructions from American Stock Transfer and Trust Company for sending your stock certificate(s) to American Stock Transfer and Trust Company along with your completed letter of transmittal. See “The Merger – Terms of the Merger - Merger Consideration” beginning on page ___.

Q-4: What are the tax consequences of the merger to each Willow Financial shareholder?

A: In general, a Willow Financial shareholder, will not recognize any gain or loss for United States federal income tax purposes on the exchange of Willow Financial shares for shares of Harleysville National (other than cash in lieu of fractional shares).

     We urge you to consult your tax advisor for a full understanding of the tax consequences of the merger to you. Tax matters are very complicated and, in many cases, tax consequences of the merger will depend on your particular facts and circumstances. See “The Merger - Certain Federal Income Tax Consequences,” beginning at page ___.

Q-5: Do either Harleysville National or Willow Financial shareholders have rights to dissent from the merger?

A: No. Under Pennsylvania law, neither Willow Financial shareholders nor Harleysville National shareholders have the right to dissent from the adoption of the merger agreement, nor to receive a payment in cash for the value of their shares of common stock.

Q-6: Are there regulatory or other conditions to the completion of the merger?

A: Yes. Completion of the merger is subject to the prior receipt of all consents or approvals of, and the provision of all notices to, certain federal and state regulatory authorities, including the Federal Reserve Board, the Office of the Comptroller of the Currency, the Office of Thrift Supervision and the Pennsylvania Banking Department. As of the date of this joint proxy statement/prospectus, appropriate applications have been or will be filed with these regulatory authorities. Additionally, the adoption of the merger agreement must be approved by the affirmative vote of the holders of at least a majority of outstanding shares entitled to vote at the Harleysville National special meeting and by the affirmative vote of the holders of at least a majority of outstanding shares entitled to vote at the Willow Financial special meeting.

     In addition, the merger will only be completed if neither Willow Financial nor Harleysville National is in material breach of any of its representations, warranties or obligations under the merger agreement and if Willow Financial and Harleysville National each receive an opinion from their respective counsel that the merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code of 1986. Completion of the merger is also subject to certain other specified conditions. See “The Merger – Terms of the Merger - Conditions to Merger,” beginning at page ___.

Q-7: What do the boards of directors of each of Harleysville National and Willow Financial recommend?

A: The Harleysville National board of directors has unanimously approved the merger agreement and unanimously recommends that you vote “FOR” approval of the adoption of the merger agreement. The Willow Financial board of directors has approved the merger agreement and unanimously recommends that you vote “FOR” approval of the adoption of the merger agreement.

Q-8: What do I need to do now?

A: After you have carefully read these materials, indicate on your proxy card how you want your shares to be voted, then sign, date and mail the proxy card in the enclosed postage-paid envelope as soon as possible so that your shares may be represented and voted at the proper special meeting. You may also vote by telephone or Internet for the Harleysville National special meeting or the Willow Financial special meeting if these options are available to you. In addition, you may attend the Harleysville National or the Willow Financial special meeting and vote in person (if you are a shareholder), whether or not you have signed and mailed your proxy card. If you sign, date and return your proxy but do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger agreement.

Q-9: Can I change my vote after I have mailed my signed proxy card?

A: Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send a later-dated, signed proxy card before the Harleysville National or the Willow Financial special meeting (depending on which company you are a shareholder) or you may vote on a later date by telephone or Internet (only your last Internet or telephone proxy will be voted). Second, you may revoke your proxy by written notice (which you could personally deliver at the special meeting) to the Corporate Secretary of Harleysville National or Willow Financial (depending on which company you are a shareholder) at any time prior to the vote on the merger. Third, you may attend the special meeting and vote in person. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q-10: What happens if my stock certificates are held in “street name” by my broker, bank or other nominee?

A: Your broker, bank or other nominee will not vote your shares unless you provide instructions to your broker, bank or other nominee on how to vote. You should fill out the voter instruction form sent to you by your broker, bank or other nominee with this document.

Q-11: When do you expect the merger to be completed?

A: We expect to complete the merger shortly after all of the conditions to the merger are fulfilled, including obtaining the approval of Harleysville National shareholders, the approval of Willow Financial shareholders and the approval of the applicable regulatory agencies. We anticipate this will occur in the fourth quarter of 2008. We cannot assure you that we will obtain the necessary shareholder approvals and regulatory approvals or that the other conditions precedent to the merger can or will be satisfied.

Q-12: Should I send in my stock certificates now?

A: No. You should not send in your Willow Financial stock certificates at this time. After you receive instructions from Harleysville National’s exchange agent, American Stock Transfer and Trust Company, you should send your stock certificate to the exchange agent along with your completed transmittal form. See “The Merger — Terms of the Merger —Exchange Procedures” on page __. Please do not send any stock certificates to Willow Financial, Harleysville National or Harleysville National’s exchange agent until you receive instructions.

Q-13: Is there other information I should consider?

A: Yes. Information about Willow Financial that may be important to you is included in this document beginning at page ___. Much of the business and financial information about Harleysville National that may be important to you is not included in this document. Instead, that information is incorporated by reference to documents separately filed by Harleysville National with the Securities and Exchange Commission. This means that Harleysville National may satisfy its disclosure obligations to you by referring you to one or more documents separately filed with the SEC. See “Where You Can Find More Information” on page __ and “Incorporation of Certain Information by Reference” beginning on page __, for a list of documents that Harleysville National has incorporated by reference into this document and for instructions on how to obtain copies of those documents. The documents are available to you without charge.

Q-14: What if there is a conflict between documents?

A: You should rely on the later filed document. Information in this document may update information contained in one or more of the Harleysville National documents incorporated by reference. Similarly, information in documents that Harleysville National may file after the date of this document may update information contained in these materials or information contained in previously filed documents.

Q-15: Whom should I call with questions or to obtain additional copies of this document?

A: Harleysville National and Willow Financial have engaged The Altman Group as information agent to respond to any initial questions you may have in regard to the merger or in connection with the enclosed documents or about the special meeting. They can be contacted at 1-866-207-3649, Monday to Friday, 9:00 a.m. to 11:00 p.m. prevailing Eastern Time.

SUMMARY

     This summary highlights selected information from this document. It does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents referred to in this document before you decide how to vote. These will give you a more complete description of the transaction proposed. You may obtain the information incorporated by reference in this document by following the instructions in the section titled “Where You Can Find More Information,” on page ___. Page references are included in this summary to direct you to more complete descriptions of the topics provided elsewhere in these materials.

THE SPECIAL MEETINGS

Harleysville National special meeting to be held ___________, 2008 (see page __)

     Harleysville National will hold a special meeting of shareholders on ____________, 2008, at ___:00 a.m., local time, at _____________________________________, Pennsylvania.

Willow Financial special meeting to be held ___________, 2008 (see page __)

     Willow Financial will hold a special meeting of shareholders on ____________, 2008, at __:00 a.m., local time, at ________________________, Pennsylvania.

Harleysville National record date set at ___________, 2008; one vote per share of Harleysville National stock (see page __)

     If you owned shares of Harleysville National common stock at the close of business on _______________, 2008, you are entitled to notice of, and to vote at, the special meeting. You will have one vote at the special meeting for each share of Harleysville National common stock you owned on _______________, 2008. On _______________, 2008, there were ___________________ shares of Harleysville National common stock outstanding.

Willow Financial record date set at ___________, 2008; one vote per share of Willow Financial stock (see page __)

     If you owned shares of Willow Financial common stock at the close of business on _______________, 2008, you are entitled to notice of, and to vote at, the special meeting. You will have one vote at the special meeting for each share of Willow Financial common stock you owned on _______________, 2008. On _______________, 2008, there were ___________________ shares of Willow Financial common stock outstanding.

THE COMPANIES

     Harleysville National Corporation
     483 Main Street
     P.O. Box 195
     Harleysville, Pennsylvania 19438
     Telephone: (800) 423-3955

     Harleysville National, with assets of $3.9 billion as of March 31, 2008, is the holding company for The Harleysville National Bank and Trust Company, also known as Harleysville National Bank. Investment Management and Trust Services are provided through Millennium Wealth Management, a division of Harleysville National Bank, with assets under management of $3.0 billion. Harleysville National stock is traded under the symbol “HNBC” and is listed on the NASDAQ Global Select Market. For more information, visit the Harleysville National Corporation website at www.hncbank.com.

     Willow Financial Bancorp, Inc.
     170 South Warner Road
     Wayne, Pennsylvania 19087
     Telephone: (610) 995-1700

     Willow Financial, with assets of $1.6 billion as of March 31, 2008, is the holding company for Willow Financial Bank. Willow Financial stock is traded under the symbol “WFBC” and is listed on the NASDAQ Global Select Market. For more information, visit the Willow Financial website at www.willowfinancialbank.com.

We Propose that Willow Financial Merge into Harleysville National (see page __).

     Under the terms of the merger agreement, Harleysville National will acquire Willow Financial by merging Willow Financial with and into Harleysville National. Willow Financial will cease to exist as a separate entity. Following the merger, Willow Financial Bank will merge with and into Harleysville National Bank. A copy of the merger agreement is attached to this document as Annex A and a copy of the plan of merger for the banks is attached to the merger agreement as Exhibit 4.

Willow Financial shareholders will receive shares of Harleysville National common stock (see page __).

     Each Willow Financial shareholder will receive 0.73 shares of Harleysville National common stock for each share of Willow Financial common stock owned on the effective date of the merger.

The federal income tax consequences of the merger to Willow Financial shareholders.

     We have structured the transaction to be treated as a reorganization for U.S. federal income tax purposes. The exchange of shares of Willow Financial common stock for shares of Harleysville National common stock generally will not cause a Willow Financial shareholder to recognize gain or loss for federal income tax purposes. However, Willow Financial shareholders will generally recognize gain or loss in connection with cash received in lieu of fractional shares of Harleysville National common stock. For a more detailed discussion of the federal income tax consequences of the transaction to you, see “The Merger – Certain Federal Income Tax Consequences,” on page ___.

     Tax matters are complicated and the tax consequences of the transaction to you will depend on your individual circumstances. We urge you to contact your tax advisor to understand fully the transaction’s tax consequences to you.

     The closing of the transaction is conditioned upon the receipt of the opinion of Bybel Rutledge LLP, special counsel to Harleysville National, and the receipt of the opinion of Dechert LLP, counsel to Willow Financial, each dated as of the effective date of the transaction, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in those opinions (including factual representations contained in certificates of officers of Harleysville National and Willow Financial), which are consistent with the state of facts existing as of the effective date of the transaction, the transaction will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. The tax opinions to be delivered in connection with the transaction are not binding on the IRS or the courts, and neither Harleysville National nor Willow Financial intends to request a ruling from the IRS, which could take a different view with respect to the United States federal income tax consequences of the transaction.

Harleysville National has received an opinion from its financial advisor that consideration is fair from a financial point of view (see page __).

     In connection with the merger, the board of directors of Harleysville National received the written opinion from Harleysville National’s financial advisor, Janney Montgomery Scott LLC, referred to as Janney, as to the fairness, from a financial point of view, of the merger. The full text of the opinion of Janney, dated as of May 20, 2008, is included in this document as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations of the review undertaken by Janney. The opinion of Janney is directed to Harleysville National’s board of directors and does not constitute a recommendation to you or any other shareholder as to how to vote with respect to the merger or any other matter relating to the proposed transaction. Janney will receive a fee for its services, including rendering the fairness opinion, in connection with the merger.

Willow Financial has received an opinion from its financial advisor that consideration is fair from a financial point of view (see page __).

     In connection with the merger, the board of directors of Willow Financial received the written opinion from Willow Financial’s financial advisor, Sandler O’Neill & Partners, L.P., referred to as Sandler O’Neill, as to the fairness, from a financial point of view, of the consideration to be received in the merger by holders of Willow Financial common stock. The full text of the opinion of Sandler O’Neill, dated as of May 20, 2008, is included in this document as Annex C. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations of the review undertaken by Sandler O’Neill. The opinion of Sandler O’Neill is directed to Willow Financial’s board of directors and does not constitute a recommendation to you or any other shareholder as to how to vote with respect to the merger, the form of consideration to be received in the merger, or any other matter relating to the proposed transaction. Sandler O’Neill will receive a fee for its services, including rendering the fairness opinion, in connection with the merger.

Approval of at least a majority of the Harleysville National Shares entitled to vote is required to approve and adopt the merger agreement (see page ___).

     The approval and adoption of the merger agreement and the merger require an affirmative vote, in person or by proxy, of at least a majority of the outstanding shares of Harleysville National common stock on the record date. The affirmative vote of a majority of the shares voted at the special meeting is required to approve the adjournment or postponement of the meeting to solicit additional proxies. Each holder of shares of Harleysville National common stock outstanding on the record date will be entitled to one vote for each share held of record. The vote required for approval and adoption of the merger agreement is a percentage of all outstanding shares of Harleysville National common stock. Therefore, abstentions will have the same effect as a vote against the merger agreement and the merger. Brokers who hold Harleysville National common stock as nominees on your behalf will not have authority to vote your shares with respect to the merger agreement or the merger unless you provide voting instructions in accordance with the directions provided by your broker. Failure to provide your broker with voting instructions will have the same effect as a vote against the merger agreement.

     Directors and executive officers of Harleysville National had sole or shared voting power over _______________ shares of Harleysville National common stock or approximately ___% of shares of Harleysville National common stock outstanding as of the record date. All of Harleysville National’s directors and executive officers are expected to vote to approve and adopt the merger agreement and the merger.

Approval of at least a majority of the Willow Financial Shares entitled to vote is required to approve and adopt the merger agreement (see page ___).

     The approval and adoption of the merger agreement and the merger require an affirmative vote, in person or by proxy, of at least a majority of the outstanding shares of Willow Financial common stock on the record date. The affirmative vote of a majority of the shares voted at the special meeting is required to approve the adjournment or postponement of the meeting to solicit additional proxies. Each holder of shares of Willow Financial common stock outstanding on the record date will be entitled to one vote for each share held of record. The vote required for approval and adoption of the merger agreement is a percentage of all outstanding shares of Willow Financial common stock. Therefore, abstentions will have the same effect as a vote against the merger agreement and the merger. Brokers who hold Willow Financial common stock as nominees on your behalf will not have authority to vote your shares with respect to the merger agreement or the merger unless you provide voting instructions in accordance with the directions provided by your broker. Failure to provide your broker with voting instructions will have the same effect as a vote against the merger agreement.

     On the record date, other than shares held in fiduciary capacity for others, if any, Harleysville National held 1,155 shares of Willow Financial common stock. In addition, Harleysville National holds no options to purchase shares of Willow Financial common stock.

Willow Financial directors and certain executive officers have agreed to vote in favor of the merger.

     Directors and executive officers of Willow Financial had sole or shared voting power over ___________ shares of Willow Financial common stock or approximately __% of the shares of Willow Financial common stock outstanding on the record date. Willow Financial directors and certain executive officers have agreed, in writing, to vote all shares of Willow Financial common stock for which they have sole voting power and their proportionate interest, if they have shared voting power on the record date, in favor of approval and adoption of the merger agreement and the merger.

Harleysville National and Willow Financial directors and management may have interests in the merger that differ from your interests (see page __).

     The directors and executive officers of each of Harleysville National and Willow Financial may be deemed to have interests in the merger as directors and employees that are different from or in addition to yours as a Harleysville National or Willow Financial shareholder. These interests include, among others, provisions in the merger agreement regarding Harleysville National and Harleysville National Bank boards, as well as a termination and release agreement and employment agreement for one Willow Financial executive officer, change in control agreements, employment agreements, supplemental executive retirement plans, deferred compensation plans, executive survivor income agreements, indemnification, insurance, substitute stock options, accelerated vesting of restricted stock and stock option awards and eligibility to participate in various Harleysville National employee benefit plans.

     Each of Harleysville National’s and Willow Financial’s board of directors was aware of these interests and considered them in approving and recommending the merger agreement.

Regulatory approval must be obtained and other conditions must be satisfied before the merger will be completed (see page __).

     Harleysville National’s and Willow Financial’s obligation to complete the merger is subject to various conditions that are usual and customary for this kind of transaction, including obtaining approval from, or filing notices with, the Office of the Comptroller of the Currency, the Office of Thrift Supervision, the Pennsylvania Banking Department and the Board of Governors of the Federal Reserve System. As of the date of this document, appropriate applications for approval have been filed or will be filed with the applicable bank regulatory agencies. In addition to the required regulatory approvals, the merger will only be completed if certain conditions, including the following, are met or waived:

  Harleysville National and Willow Financial shareholders approve and adopt the merger agreement at the special meetings;

  Harleysville National and Willow Financial each receives an opinion from its counsel that the merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code; and

  Neither party has materially breached any of its representations or obligations under the merger agreement.

     Detailed information on the conditions to be satisfied can be found in the section entitled “The Merger — Conditions to the Merger” beginning on page __. The merger agreement attached to this document as Annex A describes other conditions that must be met before the merger may be completed.

Harleysville National and Willow Financial shareholders do not have the right to dissent from the merger (see page ___).

     Under the Pennsylvania corporate law, the shareholders of Harleysville National and Willow Financial common stock do not have the right to dissent from the merger or receive a payment in cash for the value of their shares, as determined by an appraisal process.

Amendment or termination of the merger agreement is possible (see page __).

     Harleysville National and Willow Financial can agree to amend the merger agreement in any way, except that, after approval by Willow Financial shareholders at their special meeting, the consideration you will receive in the transaction cannot be changed from what is provided in the merger agreement.

     Harleysville National and Willow Financial may agree to terminate the merger agreement and not complete the merger at any time before the merger is completed. Each company also may unilaterally terminate the merger agreement in certain circumstances. These include the failure to complete the merger by March 31, 2009, unless the terminating party’s breach is the reason the merger has not been completed.

Rights of Harleysville National shareholders differ from those of Willow Financial shareholders (see pages _______).

     When the merger is completed Willow Financial shareholders will automatically become Harleysville National shareholders. The rights of Harleysville National shareholders differ from the rights of Willow Financial shareholders in certain important ways. Many of these have to do with provisions in Harleysville National’s articles of incorporation and bylaws that differ from those of Willow Financial. Some of these provisions are intended to make a takeover of Harleysville National more difficult if Harleysville National’s board of directors does not approve it. For more information, see “Comparison of Shareholders’ Rights,” beginning on page __ of this document and “Description of Harleysville Capital Securities — Anti-Takeover Provisions” on page __ of this document.

Market Price and Dividend Information

     Harleysville National common stock is listed and trades on the NASDAQ Global Select Market under the symbol “HNBC”. As of the record date of ___________, 2008, there were ___________ shares of Harleysville National common stock outstanding, which were held by approximately __________ holders of record and outstanding options that were exercisable on that date (or within 60 days of that date) for _________ additional shares of Harleysville National common stock.

     Additionally, a substantial source of Harleysville National’s income from which it can pay dividends is the receipt of dividends from Harleysville National Bank. The availability of dividends from Harleysville National Bank is limited by various statutes and regulations. It is also possible, depending on the financial condition of Harleysville National Bank, and other factors, that the applicable regulatory authorities could assert that payment of dividends or other payments is an unsafe or unsound practice. In the event that Harleysville National Bank is unable to pay dividends to Harleysville National, Harleysville National may not be able to pay dividends on its common stock.

     The following table shows, for the indicated periods, the high and low sales prices per share for Harleysville National common stock, as reported on the NASDAQ Global Select Market, and dividends declared per share of Harleysville National common stock.

			Dividend
	High	Low	Declared
2008
First Quarter	$16.00	$12.01	$0.20
Second Quarter
Third Quarter (through ______, 2008)
2007
First Quarter	$20.25	$17.07	$0.20
Second Quarter	18.25	15.50	0.20
Third Quarter	19.10	13.79	0.20
Fourth Quarter	17.24	13.10	0.20
2006
First Quarter	$25.17	$18.14	$0.18
Second Quarter	21.83	17.86	0.18
Third Quarter	21.09	18.54	0.19
Fourth Quarter	21.72	19.13	0.20

     On May 20, 2008, the last full trading day before the public announcement of execution of the merger agreement, and on ___________, 2008, the latest practicable trading day before printing of this document, the high, low and closing sales prices for Harleysville National common stock were as follows:

	May 20, 2008			____________, 2008
	High	Low	Close	High	Low	Close
Harleysville National Common Stock	$14.35	$13.93	$14.08

     Willow Financial common stock is listed and trades on the NASDAQ Global Select Market under the symbol “WFBC”. As of the record date of ___________, 2008, there were ___________ shares of Willow Financial common stock outstanding, which were held by approximately __________ holders of record and outstanding options that were exercisable on that date (or within 60 days of that date) for _________ additional shares of Willow Financial common stock.

     The merger agreement prohibits Willow Financial from paying cash dividends on shares of Willow Financial common stock pending the consummation of the merger, except that Willow Financial may pay quarterly cash dividends of up to $ 0.115 per share for the next three calendar quarters of calendar year 2008. Willow Financial shareholders will only receive one dividend during the quarter in which the merger is completed. See “The Merger-Terms of the Merger — Conduct of Business Pending the Merger” beginning on page __.

     Additionally, a substantial source of Willow Financial’s income from which it can pay dividends is the receipt of dividends from Willow Financial Bank. The availability of dividends from Willow Financial Bank is limited by various statutes and regulations. It is also possible, depending on the financial condition of Willow Financial Bank, and other factors, that the applicable regulatory authorities could assert that payment of dividends or other payments is an unsafe or unsound practice. In the event that Willow Financial Bank is unable to pay dividends to Willow Financial, Willow Financial may not be able to pay dividends on its common stock.

     The following table shows, for the indicated periods, the high and low sales prices per share for Willow Financial common stock, as reported on the NASDAQ Global Select Market, and dividends declared per share of Willow Financial common stock.

			Dividend
	High*	Low*	Declared*
2008 (Calendar year)
First Quarter	$ 8.72	$ 6.00	$0.115
Second Quarter			0.115
Third Quarter (through _____)			0.115
2007 (Calendar year)
First Quarter	$14.31	$11.44	$0.115
Second Quarter	13.12	11.07	0.115
Third Quarter	13.08	10.68	0.115
Fourth Quarter	12.54	8.10	0.115
2006 (Calendar year)
First Quarter	$17.14	$14.20	$0.115
Second Quarter	17.49	15.15	0.115
Third Quarter	16.42	13.96	0.115
Fourth Quarter	15.95	13.57	0.115
____________________

*	Declared dividends and high and low prices have been adjusted to account for 5% stock dividend on February 23, 2007.

     On May 20, 2008, the last full trading day before the public announcement of execution of the merger agreement, and on ___________, 2008, the latest practicable trading day before printing of this document, the high, low and closing sales prices for Willow Financial common stock were as follows:

	May 20, 2008			____________, 2008
	High	Low	Close	High	Low	Close
Willow Financial Common Stock	$7.80	$7.52	$7.74

COMPARATIVE MARKET VALUE PER SHARE

     The following table sets forth the market value per share of Harleysville National common stock, the market value per share of common stock and the equivalent market value per share of Willow Financial common stock on May 20, 2008 (the last business day preceding public announcement of the merger) and ___________, 2008 (the latest practicable trading day before the date of this document). The equivalent market value per share is based upon an assumed exchange ratio of 0.73 shares of Harleysville National common stock multiplied by the closing sales price of Harleysville National common stock on the specified date. See “The Merger—Terms of the Merger—Merger Consideration.”

Willow Financial
	Harleysville		Equivalent
	National Historical	Historical	Market Value
May 20, 2008	$14.08	$7.74	$10.28
___________, 2008	$	$	$

SELECTED HISTORICAL FINANCIAL DATA OF HARLEYSVILLE NATIONAL CORPORATION

     The following is a summary of consolidated financial information with respect to Harleysville National Corporation as of and for the three months ended March 31, 2008 and 2007, and as of and for the fiscal years ended December 31, 2007, 2006, 2005, 2004, and 2003. The results for the three months ended March 31, 2008 and 2007 are not necessarily indicative of the results to be expected for the full year. This information is derived from, and should be read in conjunction with, Harleysville National’s consolidated financial statements and the accompanying notes. In the opinion of Harleysville National’s management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of results for or as of the three month interim periods have been made.

	(Unaudited)
	Three Months Ended
	March 31,		Year Ended December 31,
	2008	2007	2007(1)	2006(2)	2005	2004(3)	2003
	(Dollars in thousands, except per share information)
Income and expense
Interest income	$52,416	$46,695	$194,561	$178,941	$151,739	$127,729	$119,200
Interest expense	28,209	26,858	112,127	95,768	64,618	42,638	40,079
Net interest income	24,207	19,837	82,434	83,173	87,121	85,091	79,121
Provision for loan losses	1,960	2,425	10,550	4,200	3,401	2,555	3,200
Net interest income after provision
for loan losses	22,247	17,412	71,884	78,973	83,720	82,536	75,921
Noninterest income	10,832	9,147	43,338	45,348	29,990	28,158	27,638
Noninterest expense	23,718	18,779	81,355	70,830	62,479	59,561	59,529
Income before income tax expense	9,361	7,780	33,867	53,491	51,231	51,133	44,030
Income tax expense	2,057	1,646	7,272	14,076	12,403	12,566	8,697
Net income	$7,304	$6,134	$26,595	$39,415	$38,828	$38,567	$35,333
Per share information(4)
Basic earnings	$0.23	$0.21	$0.91	$1.36	$1.34	$1.35	$1.28
Diluted earnings	0.23	0.21	0.90	1.34	1.32	1.31	1.24
Cash dividends paid	0.20	0.20	0.80	0.75	0.72	0.65	0.57
Basic average common shares outstanding	31,346,833	28,965,500	29,218,671	28,946,847	28,891,412	28,505,392	27,557,047
Diluted average common shares outstanding	31,522,736	29,255,820	29,459,898	29,353,128	29,490,216	29,465,613	28,505,430
Book value	$10.95	$10.23	$10.83	$10.18	$9.48	$9.34	$8.23
Average balance sheet
Loans	$2,463,242	$2,059,871	$2,123,170	$2,014,420	$1,900,023	$1,625,419	$1,354,127
Investments	1,043,566	944,658	944,464	925,635	903,063	941,910	950,225
Other interest-earning assets	84,157	62,837	72,087	79,670	51,740	41,064	28,782
Total assets	3,890,959	3,280,854	3,371,304	3,229,224	3,039,186	2,773,405	2,466,070
Deposits	2,977,052	2,515,658	2,557,546	2,469,514	2,259,831	2,094,998	1,927,899
Borrowed funds	499,064	422,415	471,296	434,938	456,599	372,141	270,325
Shareholders’ equity	343,400	293,795	298,393	281,847	272,974	251,963	216,846
Balance sheet at period-end
Loans	$2,481,930	$2,065,777	$2,460,823	$2,047,355	$1,985,493	$1,845,802	$1,408,391
Investments	1,048,915	928,547	982,915	911,889	901,208	943,563	924,874
Other interest-earning assets	38,195	105,723	135,473	62,975	37,455	56,291	38,551
Total assets	3,894,019	3,324,967	3,903,001	3,249,828	3,117,359	3,024,515	2,510,939
Deposits	2,987,907	2,526,841	2,985,058	2,516,855	2,365,457	2,212,563	1,979,081
Borrowed funds	496,436	455,437	508,285	389,495	439,168	488,182	255,056
Shareholders’ equity	343,282	296,246	339,310	294,751	273,232	270,532	227,053
Performance ratios
Return on average assets	0.75%	0.76%	0.79%	1.22%	1.28%	1.39%	1.43%
Return on average equity	8.55	8.47	8.91	13.98	14.22	15.31	16.29
Average equity to average assets	8.83	8.95	8.85	8.73	8.98	9.08	8.79
Dividend payout ratio	85.84	94.44	88.82	55.26	53.41	48.16	44.06
Selected Asset Quality Ratios
Nonperforming loans to total loans	1.04%	0.95%	0.90%	0.87%	0.42%	0.31%	0.32%
Net charge offs to average loans outstanding	0.13	0.52	0.36	0.14	0.10	0.16	0.27
Allowance for loan losses to total loans	1.15	1.01	1.11	1.03	1.00	1.00	1.19
Allowance for loan losses to
nonperforming loans	111.6	107.2	124.5	119.9	238.2	324.6	371.7

____________________

(1)	The results of operations include the acquisition of East Penn Financial Corporation effective November 16, 2007 and the sale lease-back of bank properties during the fourth quarter of 2007.

(2)	The results of operations include the acquisition of the Cornerstone Companies effective January 1, 2006 and the sale of Harleysville National Bank’s Honesdale branch effective November 10, 2006.

(3)	The results of operations include the acquisition of Millennium Bank effective April 30, 2004.

(4)	Adjusted for a five percent stock dividend effective 9/15/06, 9/15/05 and 9/15/04 and a five-for-four stock split effective 9/15/03.

SELECTED HISTORICAL FINANCIAL DATA OF WILLOW FINANCIAL BANCORP, INC.

     The following is a summary of consolidated financial information with respect to Willow Financial as of and for the nine months ended March 31, 2008 and 2007, and as of and for the fiscal years ended June 30, 2007, 2006, 2005, 2004, and 2003. The results for the nine months ended March 31, 2008 and 2007 are not necessarily indicative of the results to be expected for the full year. This information is derived from, and should be read in conjunction with, Willow Financial’s consolidated financial statements and the accompanying notes. In the opinion of Willow Financial’s management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of results for or as of the nine month interim periods have been made.

SELECTED FINANCIAL DATA

						As of the
						Nine Months Ended
						March 31,
	At June 30,					(unaudited)
	2007	2006(6)	2005	2004	2003	2008	2007
	(As restated)	(As restated)					(As restated)
	(Dollars in thousands)
Total assets	$ 1,551,296	$ 1,570,734	$ 958,891	$ 921,228	$ 845,124	$ 1,584,469	$ 1,526,003
Cash and cash equivalents	60,277	30,955	20,609	39,445	98,040	55,006	57,610
Securities held to maturity	88,363	105,561	164,451	98,513	17,320	79,146	93,107
Securities available for sale	188,339	196,925	148,517	234,207	291,885	154,661	167,236
Loans held for sale	8,075	2,635	1,795	1,136	5,293	24,155	5,926
Loans receivable, net	1,035,293	1,063,601	584,187	524,189	413,799	1,128,048	1.028,285
Deposits	1,092,730	1,016,500	602,678	603,115	586,643	1,017,221	1,057,741
Borrowings	235,538	338,753	237,400	206,168	132,557	392,868	250,559
Total stockholders’ equity	199,433	198,624	106,679	103,412	117,130	157,559	203,501

						As of and for the
						Nine Months Ended
						March 31,
	For the year ended June 30,					(unaudited)
	2007	2006(6)	2005	2004	2003	2008	2007
	(As restated)	(As restated)					(As restated)
	(Dollars in thousands, except per share data)
Interest income	$86,050	$81,530	$49,679	$40,628	$46,445	$65,111	$64,396
Interest expense	41,062	32,205	18,749	15,074	18,746	34,063	30,328
Net interest income	44,988	49,325	30,930	25,554	27,699	31,048	34,068
Provision for loan losses	653	3,380	1,232	426	1,034	1,485	(100)
Net interest income after provision
for loan losses	44,335	45,945	29,698	25,128	26,665	29,563	34,168
Non-interest income	12,267	8,114	3,477	3,983	3,492	11,966	8,540
Non-interest expense	46,449	44,382	23,397	20,390	19,058	82,545	33,276
Income before income taxes	10,153	9,677	9,778	8,721	11,099	(41,016)	9,432
Income tax expense	2,886	3,010	3,052	2,610	3,610	(878)	2,929
Net income	7,267	6,667	6,726	6,111	7,489	(40,138)	6,503
Earnings per share – basic(1)	0.48	0.47	0.70	0.63	0.71	(2.65)	0.43
Earnings per share – diluted(1)	0.47	0.46	0.67	0.59	0.68	(2.65)	0.42
Book value per share – diluted(1)	12.81	13.31	10.44	9.96	10.42	10.06	12.95
Cash dividends declared per
share(1)	0.46	0.46	0.44	0.36	0.29	0.35	0.36
Dividend payout ratio	97.87%	100.00%	65.67%	61.02%	42.65%	NA	85.71%

						As of and for the
						Nine Months Ended
						March 31,
	At or for the year ended June 30,					(unaudited)
	2007	2006(6)	2005	2004	2003	2008	2007
Return on average assets	0.47%	0.45%	0.70%	0.73%	0.93%	(3.41)%	0.57%
Return on average equity	3.58	3.64	6.33	5.56	6.10	(28.65)	4.27
Average interest-earning assets to
average interest-bearing Liabilities	115.9	116.7	121.6	124.2	127.1	114.6	115.7
Interest rate spread(2)	2.85	3.31	2.88	2.94	2.91	2.48	2.85
Interest rate margin(3)	3.32	3.71	3.30	3.17	3.55	2.96	3.34
Non-performing assets to
total assets(4)	0.25	1.01	0.33	0.34	0.48	0.65	0.59
Allowance for loan losses to:
Non-performing loans	317.1	106.4	227.5	188.0	143.9	130.4	188.5
Total loans less deferred fees	1.17	1.55	1.05	0.99	1.27	1.16	1.28
Average stockholders’ equity to
average assets	13.26	12.31	10.88	13.10	15.19	11.90	13.27
Tangible stockholders’ equity to
end of period assets	5.75	5.80	11.07	11.43	13.52	5.40	6.10
Total regulatory capital to
risk-weighted assets(5)	13.31	12.60	17.70	17.72	19.61	12.50	13.50
____________________

(1)	The earnings, dividends and book value per share and amounts for periods prior to February 23, 2007 have been adjusted to give retroactive effect to the 5% stock dividend.

(2)	The weighted average yield on interest-earning assets less the weighted average cost of interest-bearing liabilities.

(3)	This represents net interest income as a percentage of average interest-earning assets.

(4)	Non-performing assets equal non-accrual loans, troubled debt restructurings plus accruing loans 90 or more days past due and real estate owned.

(5)	This ratio relates to Willow Financial Bank only.

(6)	The results of operations include the acquisition of Chester Valley Bancorp, Inc. effective the close of business on August 31, 2005.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The following table shows information about the financial condition and results of operations, including per share data, after giving effect to the merger. This information is called unaudited pro forma financial information in this document. The information under “Combined Income Statement/Statement of Operations” in the table below gives effect to the pro forma results for the three months ended March 31, 2008 and for the year ended December 31, 2007, respectively. The information under “Selected Combined Balance Sheet Items” in the table below assumes the merger was completed on March 31, 2008. The pro forma financial information assumes that the merger is accounted for using the purchase method of accounting and represents a current estimate based on available financial information of Harleysville National and Willow Financial. See “The Merger – Accounting Treatment” on page _______.

     The unaudited pro forma combined financial information includes adjustments to reflect the assets and liabilities of Willow Financial at their estimated fair values at or near March 31, 2008. Such adjustments are subject to further adjustment as additional information becomes available and as additional analyses are performed. Certain balance sheet and Income Statement line items for Willow Financial were reclassified to correspond to Harleysville National presentation. The pro forma financial information is presented for illustrative purposes only and does not include any assumptions regarding the possible impact of revenue enhancements, asset dispositions or share repurchases.

     The information presented below should be read together with the historical consolidated financial statements of Harleysville National and Willow Financial, including the related notes, found elsewhere in this joint proxy statement/prospectus and together with the consolidated historical financial data for Harleysville National and Willow Financial and the other pro forma financial information, including the related notes, appearing elsewhere in this document, “Pro Forma Combined Financial Information” beginning on page _____. The pro forma financial data are not necessarily indicative of results that actually would have occurred had the merger been completed on the dates indicated or that may be obtained in the future.

     In addition, as explained in more detail in the accompanying notes to the unaudited pro forma financial information found elsewhere in this joint proxy statement/prospectus, the allocation of the purchase price reflected in the “Selected Unaudited Pro Forma Combined Financial Data” is subject to adjustment and will vary from the actual purchase price allocation that will be recorded upon completion of the merger based upon changes in the balance sheet including fair value estimates.

	Unaudited
	As of and for	Unaudited
	the Three	As of and for the
	Months Ended	Year Ended
(Dollars in thousands, except per share information)	March 31, 2008	December 31, 2007
Combined Income Statement/Statement of Operations:
Interest income	$73,828	$280,202
Interest expense	37,529	150,574
Net interest income	36,299	129,628
Provision for loan losses	2,784	11,964
Net interest income after provision for loan losses	33,515	117,664
Noninterest income	15,333	57,428
Noninterest expense	40,869	135,992
Income (loss) before income tax expense	7,979	39,100
Income tax expense	2,100	7,689
Net income (loss)	$5,879	$31,411
Basic earnings (loss) per share	$0.14	$0.77
Diluted earnings (loss) per share	$0.14	$0.77

Selected Combined Balance Sheet Items:
Assets	$5,511,339	$5,524,957
Loans and leases, net	3,606,881	3,573,648
Investment securities	1,297,866	1,270,276
Deposits	4,012,148	4,004,125
Borrowed funds	900,022	922,356
Shareholders’ equity	512,478	508,506

COMPARATIVE UNAUDITED PER SHARE DATA

     The following table shows information, at and for the periods indicated, about Harleysville National’s and Willow Financial’s historical net income per share, dividends per share and book value per share. The table also contains pro forma information that reflects the merger of Harleysville National and Willow Financial as if the merger had taken place as of the beginning of the earliest period presented using the purchase method of accounting and represents a preliminary estimate of the financial information based on available financial information of Harleysville National and Willow Financial. These estimates are subject to further adjustment as additional information becomes available and additional analyses are performed. The unaudited pro forma combined financial information is presented for illustrative purposes only and does not include any assumptions regarding the possible impact of revenue enhancements, expense efficiencies, asset dispositions or share repurchases. The unaudited pro forma equivalent data were obtained by multiplying the combined company pro forma information by the exchange ratio for each share of Willow Financial common stock.

     You should read the information in the following table in conjunction with the historical financial information and related notes contained in the annual, quarterly and other reports that Harleysville National has filed with the Securities and Exchange Commission. Harleysville National has incorporated its prior filings into this document by reference. For information on how to obtain the reports Harleysville National has filed, please refer to the section entitled “Where You Can Find More Information” on page __ of this document. You should not rely on the pro forma information as being indicative of the results that Harleysville National will achieve in the transaction.

	(Unaudited)	(Unaudited)
	Three Months ended	Year ended
Basic net (loss) income per share:	March 31, 2008	December 31, 2007
Willow Financial historical	$(0.11)	$(2.41)
Harleysville National historical	0.23	0.91
Combined Company pro forma(1)	0.14	0.77
Willow Financial pro forma equivalent(2)	0.10	0.56

Diluted net (loss) income per share:
Willow Financial historical	(0.11)	(2.36)
Harleysville National historical	0.23	0.90
Combined Company pro forma(1)	0.14	0.77
Willow Financial pro forma equivalent(2)	0.10	0.56

Cash dividends per share:
Willow Financial historical	0.12	0.46
Harleysville National historical	0.20	0.80
Combined Company pro forma(3)	0.20	0.80
Willow Financial pro forma equivalent(2)	0.15	0.58

Book value per share:
Willow Financial historical	10.06	10.25
Harleysville National historical	10.95	10.83
Combined Company pro forma(1)	11.96	11.87
Willow Financial pro forma equivalent(2)	8.73	8.67
____________________

(1)	Combined Company pro forma amounts are calculated by adding together the historical amounts reported by Harleysville National and Willow Financial, as adjusted for (i) the estimated purchase accounting adjustments to be recorded and (ii) the issuance of 11,511,136 shares of Harleysville National common stock in connection with the merger based on the assumed conversion of 100% of outstanding Willow Financial common stock into shares of Harleysville National common stock at the fixed exchange ratio of 0.73 in the merger agreement at an estimated average price of $14.68. The purchase price is based upon the average Harleysville National stock price for ten days prior to March 31, 2008. It is further assumed that none of the holders of options for Willow Financial shares decide to exercise their options. See “Unaudited Proforma Combined Financial Information” beginning on page ___ for additional information relating to the estimated purchase accounting adjustments to be recorded.

(2)	Pro forma equivalent amounts are calculated by multiplying the pro forma combined amounts by the fixed exchange ratio of 0.73 in the merger agreement.

(3)	It is anticipated that the initial dividend rate will be equal to the current dividend rate of Harleysville National. Accordingly, pro forma combined dividends per share of Harleysville National common stock represent the historical dividends per common share paid by Harleysville National.

RISK FACTORS

     In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, Harleysville National and Willow Financial shareholders should carefully consider the matters described below to determine whether to approve and adopt the merger agreement and related merger.

     In addition to the other information included in this document, including the matters addressed in “A Warning About Forward-Looking Information,” on page ___, you should carefully consider the matters described below in determining whether to approve and adopt the merger agreement.

RISKS RELATING TO THE MERGER

The value of the shares of Harleysville National common stock that Willow Financial shareholders receive upon the consummation of the merger may be less than the value of shares of Harleysville National or Willow Financial common stock as of the date the merger agreement was entered into or the date of the special meetings.

     The exchange ratio in the merger agreement is fixed and will not be adjusted in the event of any change in the stock prices of Harleysville National or Willow Financial prior to the merger. There also may be a period of time between the date when shareholders of each of Harleysville National and Willow Financial vote on the merger agreement and the date when the merger is completed. The relative prices of Harleysville National and Willow Financial common stock may vary between the date of this joint proxy statement/prospectus, the dates of the special meetings, and the date of completion of the merger. The market price of Harleysville National and Willow Financial common stock may change as a result of a variety of factors, including general market and economic conditions, changes in its business, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of Harleysville National or Willow Financial, and are not necessarily related to a change in the financial performance or condition of Harleysville National or Willow Financial. As Harleysville National and Willow Financial market share prices fluctuate, based on numerous factors, the value of the shares of Harleysville National common stock that a Willow Financial shareholder will receive will correspondingly fluctuate. In addition, it is impossible to predict accurately the market price of Harleysville National common stock after completion of the merger. Accordingly, the prices of Harleysville National and Willow Financial common stock on the dates of the special meetings may not be indicative of their prices immediately prior to completion of the merger and the price of Harleysville National common stock after the merger is completed.

     Harleysville National may issue shares to you in certificate form or in uncertificated (book entry) form. Harleysville National plans to issue shares to you in uncertificated form. Those shareholders who desire to have their shares in certificated form may make a request after the effective date. However, if Harleysville National decides to issue shares to you in certificate form, there will be a time period between the effective date of the merger and delivery of the certificate to you. Until you receive the stock certificate, you will not be able to sell your Harleysville National shares in the open market and thus, will not be able to avoid losses resulting from any decline in the market price of Harleysville National common stock during this period.

     See “Summary — Market Price and Dividend Information,” on page __. We urge you to obtain current market quotations for Harleysville National common stock.

Willow Financial directors and executive officers may have interests in the merger that differ from your interests.

     Some of Willow Financial’s directors and executive officers have interests in the transaction other than their interests as shareholders. For example, Donna Coughey, a director and the President and Chief Executive Officer of Willow Financial has previously entered into an employment agreement with Willow Financial and Willow Financial Bank that would provide her with change-in-control payments upon termination of her employment in connection with a change in control of Willow Financial and Willow Financial Bank. After the merger of Willow Financial Bank with and into Harleysville National Bank, the current board of directors of Harleysville National and Harleysville National Bank, with the addition of John J. Cunningham, III and James E. McErlane to each, will continue to serve as the respective board of directors of Harleysville National and Harleysville National Bank. In addition:

  Harleysville National has agreed that it will endeavor to continue the employment of all current Willow Financial employees in positions that will contribute to the successful performance of the combined organization, but it is not obligated to continue the employment of all current Willow Financial employees. Harleysville National will notify Willow Financial employees if it expects to eliminate their current positions after the merger becomes effective. These reductions will not necessarily be entirely achieved through employee layoffs, but may be realized through normal attrition and reassignment of employees from existing positions to other positions. If before the merger or within one year after the effective time of the merger, Harleysville National elects to displace an employee or eliminate an employee’s position, it will pay two weeks severance for each year of the employee’s combined service with Willow Financial and Willow Financial Bank, with a minimum of four weeks and a maximum of 26 weeks of severance, provided the employee does not have a change in control agreement or employment agreement and is not terminated for cause. During the severance period Harleysville National will continue to pay its share of medical benefits until the earlier of the end of the severance period or the date on which the employee enrolls in another health plan. Severance pay for employees with change in control agreements or employment agreements will be governed by the terms of the relevant agreement.

  Willow Financial Bank employees will be immediately eligible for participation in all Harleysville National benefit plans generally offered to Harleysville National employees on the terms of such benefit plans.

  All unvested stock options under Willow Financial’s stock option plans, including options owned by executive officers and directors, will fully vest on the effective date of the merger. In addition, all unvested shares granted under Willow Financial’s Recognition and Retention Plans and Trust Agreements, including those shares granted to executive officers and directors, will fully vest on the effective date of the merger.

  Donna Coughey has entered into a new employment agreement with a subsidiary of Harleysville National for a one year term. This employment agreement will become effective on the effective date of the merger. Harleysville National has agreed to hire Donna Coughey as an Executive Vice President of Harleysville National and Harleysville National Bank. Her annual salary under the employment agreement will be $350,000. She will also receive other benefits. See, “The Merger - Terms of the Merger — Interests of Management and Others in the Merger — Executive Employment Agreements and Benefits,” at page __.

  Donna Coughey’s existing employment agreement with Willow Financial and Willow Financial Bank will be terminated on the effective date of the merger. Ms. Coughey will receive a lump sum payment of $1,540,960 under a termination agreement upon the effective date of the merger in exchange for the termination of her employment agreement with Willow Financial and Willow Financial Bank and providing a release in favor of Willow Financial and Harleysville National.

  The employment agreements for Messrs. Ammon J. Baus, Richard Bertolet, and Matthew Kelly, and the change in control agreement for Neelesh Kalani, provide for certain change in control benefits that may be triggered by the merger and the subsequent termination of the executive’s employment by Harleysville National other than for cause (as defined in the agreements), disability, retirement or death, or by the executive for good reason (as defined in the agreements). If the change in control provisions in these agreements are triggered, Messrs. Ammon J. Baus, Richard Bertolet, Matthew Kelly and Neelesh Kalani will be entitled to receive approximately $380,016, $390,000, $364,460 and $135,936, respectively. The employment agreements will be assumed by Harleysville National as a result of the merger.

  The employment agreements for Messrs. Roy Johnston, Colin N. Maropis, Thomas Saunders, Kevin Roche, Michael Kerl, and Robert McGinley provide for certain change in control benefits that may be triggered by the merger and the subsequent termination of the executive’s employment by Harleysville National other than for cause (as defined in the agreements), disability, retirement or death, or by the executive for good reason (as defined in the agreements). If the change in control provisions are triggered in all of these agreements, the payments could equal in the aggregate approximately $1,341,793. These agreements, along with Russ Carlson’s employment agreement, will be assumed by Harleysville National as a result of the merger.

  Certain other executive officers and employees of Willow Financial have change in control agreements that may be triggered by the merger and the subsequent termination of employment by Harleysville National other than for cause (as defined in the agreements), death, disability or retirement, or by the employee for good reason (as defined in the agreements). If the change in control provisions in all of these agreements are triggered, the payments could equal in the aggregate approximately $1,941,847.

  Ms. Donna Coughey and Messrs. Ammon J. Baus, Christopher Blakely, Matthew D. Kelly, Thomas Saunders and Allen Wagner each participate in Willow Financial’s supplemental executive retirement plan. Their combined vested and unvested interests in the plan equal approximately $152,133, $79,808, $11,555, $15,870, $22,767 and $70,548. Upon the effective date of the merger, each individual’s interest in the plan will become fully vested.

  Ms. Donna Coughey and Messrs. William Byrne, Colin Maropis, Matthew Kelly and G. Richard Bertolet are each a party to an executive survivor agreement. These agreements provide that if the executive’s employment is terminated within twelve months following a change in control (as defined in the agreements) other than for cause (as defined in the agreements), or is terminated by the executive for good reason (as defined in the agreements) within such twelve month period, the executive’s named beneficiary will be entitled to receive a death benefit if the terminated executive dies before reaching age 85. The death benefit that Ms. Donna Coughey’s and Messrs. William Byrne’s, Colin Maropis’, Matthew Kelly’s and G. Richard Bertolet’s beneficiaries would be entitled to receive in such a situation is $500,000, $150,000, $250,000, $250,000 and $250,000, respectively.

  Certain of Willow Financial’s executive officers, employees and directors participate in Willow Financial’s deferred compensation plans. If these plans are terminated in connection with the merger, the participants will be entitled to receive a lump sum distribution of their account balance. As of May 19, 2008, the total balance of all accounts under the deferred compensation plans was approximately $2,112,040.

  Mr. Russ Carlson will receive a deferred incentive payment pursuant to the Stock Purchase Agreement by and among Russ Carlson, Beneserv, Inc. and Willow Financial Bank as a result of the merger in the amount of approximately $750,000.

     These and certain other additional interests of Willow Financial’s directors and executive officers are described in detail in “The Merger — Interests of Management and Others in the Merger,” beginning on page ___ of this document. These circumstances may cause some of Willow Financial directors and executive officers to view the proposed transaction differently than you view it.

After the merger is completed, Willow Financial shareholders will become Harleysville National shareholders and will have different rights that may be less advantageous than their current rights.

     Upon completion of the merger, Willow Financial shareholders will become Harleysville National shareholders. Differences in Willow Financial’s articles of incorporation and bylaws and Harleysville National’s articles of incorporation and bylaws will result in changes to the rights of Willow Financial shareholders who become Harleysville National shareholders. For more information, see “Comparison of Shareholders’ Rights,” beginning on page ___ of this document. A shareholder of Willow Financial may conclude that his, her or its current rights under Willow Financial’s articles of incorporation and bylaws are more advantageous than the rights they may have as a Harleysville National shareholder under Harleysville National’s articles of incorporation and bylaws.

If the merger is not completed, Willow Financial will have incurred substantial expenses without realizing the expected benefits.

     Willow Financial will incur substantial expenses in connection with the merger. The completion of the merger depends on the satisfaction of specified conditions and the receipt of regulatory approvals. Willow Financial and Harleysville National cannot guarantee that these conditions will be met. If the merger is not completed, these expenses could have a material adverse impact on the financial condition of Willow Financial because it would not have realized the expected benefits.
____________________

(1)	These amounts assume the July 1, 2008 credit.

     Failure to complete the merger in certain circumstances could require Willow Financial to pay a termination fee.

     If the merger should fail to occur in certain circumstances, Willow Financial may be obligated to pay Harleysville National $7,000,000 as a termination fee. See “The Merger – Terms of the Merger – Termination Fee”.

RISKS RELATING TO HARLEYSVILLE NATIONAL AND ITS BUSINESS

Harleysville National may fail to realize the cost savings it expects to achieve from the merger.

     The success of the merger will depend, in part, on Harleysville National’s ability to realize the estimated cost savings from combining the businesses of Harleysville National and Willow Financial. While Harleysville National believes that its cost savings estimates are achievable, it is possible that the potential cost savings could be more difficult to achieve than Harleysville National anticipates. Harleysville National’s cost savings estimates also depend on its ability to combine the businesses of Harleysville National and Willow Financial in a manner that permits those cost savings to be realized. If Harleysville National’s estimates are incorrect or Harleysville National is unable to combine the two companies successfully, the anticipated cost savings may not be realized fully or at all, or may take longer to realize than expected.

Combining Harleysville National and Willow Financial may be more difficult, costly or time-consuming than expected.

     Harleysville National and Willow Financial have operated, and, until the completion of the merger, will continue to operate, independently. The integration process could result in the loss of key employees, the disruption of each company’s ongoing business, inconsistencies in standards, controls, procedures and policies that adversely affect either company’s ability to maintain relationships with clients and employees or achieve the anticipated benefits of the merger. As with any merger of financial institutions, there also may be disruptions that cause Harleysville National and Willow Financial to lose customers or cause customers to withdraw their deposits from Harleysville National, or other unintended consequences that could have a material adverse effect on Harleysville National’s results of operations or financial condition.

Interest rate movements impact the earnings of Harleysville National.

     Harleysville National is exposed to interest rate risk, through the operations of its banking subsidiary, since substantially all of Harleysville National Bank’s assets and liabilities are monetary in nature. Interest rate risk arises from market driven fluctuations in interest rates that affect cash flows, income, expense and the value of financial instruments. Harleysville National Bank’s earnings, like that of most financial institutions, largely depend on net interest income, which is the difference between the interest income earned on interest-earning assets, such as loans and investments, and the interest expense paid on interest-bearing liabilities, such as deposits and borrowings. In an increasing interest rate environment, the cost of funds is expected to increase more rapidly than the interest earned on the loans and securities because the primary source of funds are deposits with generally shorter maturities than the maturities on loans and investment securities. This causes the net interest rate spread to compress and negatively impacts Harleysville National Bank’s profitability. Harleysville National actively manages its interest rate sensitivity positions. The objectives of interest rate risk management are to control exposure of net interest income to risks associated with interest rate movements and to achieve consistent growth in net interest income. Continued aggressive pricing by competitors for loans and deposits may adversely affect Harleysville National’s profitability. Harleysville National is exposed to risks in connection with loans Harleysville National Bank makes and if the allowance for loan losses is not sufficient to cover actual loan losses, Harleysville National’s earnings could decrease.

     A significant source of risk for Harleysville National arises from the possibility that losses will be sustained because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans. Harleysville National has underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for loan losses, that are believed to be adequate to minimize this risk by assessing the likelihood of nonperformance, tracking loan performance and diversifying loan portfolios. Such policies and procedures, however, may not prevent unexpected losses that could adversely affect Harleysville National’s results of operations.

     Harleysville National maintains an allowance for loan losses at a level management believes is sufficient to absorb estimated probable credit losses. Management’s determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio and other relevant factors. However, this evaluation is inherently subjective as it requires significant estimates by management. Consideration is given to a variety of factors in establishing these estimates including historical losses, current and anticipated economic conditions, diversification of the loan portfolio, delinquency statistics, results of internal loan reviews, borrowers’ perceived financial and management strengths, the adequacy of underlying collateral, the dependence on collateral, or the strength of the present value of future cash flows and other relevant factors. These factors may be susceptible to significant change. To the extent actual outcomes differ from management estimates, additional provisions for loan losses may be required which may adversely affect Harleysville National’s results of operations in the future. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require Harleysville National to recognize additions to the allowance based on their judgment of information available to them at the time of their examination. An economic slowdown in the geographic region served by Harleysville National may adversely affect Harleysville National’s profitability.

Harleysville National’s ability to pay dividends is subject to limitations.

     Harleysville National is a bank holding company and its operations are conducted by direct and indirect subsidiaries, each of which is a separate and distinct legal entity. Substantially all of Harleysville National’s assets are held by its direct and indirect subsidiaries.

     Harleysville National’s ability to pay dividends depends on its receipt of dividends from its direct and indirect subsidiaries. Its principal banking subsidiary, Harleysville National Bank, is its primary source of dividends. Dividend payments from its banking subsidiaries are subject to legal and regulatory limitations, generally based on net profits and retained earnings, imposed by the various banking regulatory agencies. The ability of banking subsidiaries to pay dividends is also subject to their profitability, financial condition, capital expenditures and other cash flow requirements. There is no assurance that Harleysville National’s subsidiaries will be able to pay dividends in the future or that Harleysville National will generate adequate cash flow to pay dividends in the future. Harleysville National’s failure to pay dividends on its common stock could have a material adverse effect on the market price of its common stock.

Future acquisitions by Harleysville National could dilute your ownership of Harleysville National and may cause Harleysville National to become more susceptible to adverse economic events.

     Harleysville National has acquired other companies with its common stock in the past and may acquire or make investments in banks and other complementary businesses in the future. Harleysville National may issue shares of its common stock in connection with these potential acquisitions and other investments, which would dilute your ownership interest in Harleysville National in the event that you receive consideration in the form of Harleysville National common stock. While there is no assurance that these transactions will occur, or that they will occur on terms favorable to Harleysville National, future business acquisitions could be material to Harleysville National, and the degree of success achieved in acquiring and integrating these businesses into Harleysville National could have a material effect on the value of Harleysville National common stock. In addition, any such acquisition could require Harleysville National to expend substantial cash or other liquid assets or to incur debt, which could cause Harleysville National to become more susceptible to economic downturns and competitive pressures.

An economic downturn in eastern Pennsylvania or a general decline in economic conditions could adversely affect Harleysville National’s financial results.

     Harleysville National Bank’s operations are concentrated in eastern Pennsylvania. As a result of this geographic concentration, Harleysville National’s financial results may correlate to the economic conditions in this area. Deterioration in economic conditions in this market area, particularly in the industries on which this geographic areas depend, or a general decline in economic conditions may adversely affect the quality of the loan portfolio (including the level of non-performing assets, charge offs and provision expense) and the demand for products and services, and accordingly, Harleysville National’s results of operations. Inflation has some impact on Harleysville

National’s and Harleysville National Bank’s operating costs. Harleysville National’s future acquisitions could dilute your ownership of Harleysville National and may cause Harleysville National to become more susceptible to adverse economic events.

Strong competition within Harleysville National’s market area may limit its growth and profitability.

     Competition in the banking and financial services industry is intense. Harleysville National Bank competes actively with other eastern Pennsylvania financial institutions, many larger than Harleysville National Bank, as well as with financial and non-financial institutions headquartered elsewhere. Commercial banks, savings banks, savings and loan associations, credit unions, and money market funds actively compete for deposits and loans. Such institutions, as well as consumer finance, insurance companies and brokerage firms, may be considered competitors with respect to one or more services they render. Harleysville National Bank is generally competitive with all competing institutions in its service areas with respect to interest rates paid on time and savings deposits, service charges on deposit accounts, interest rates charged on loans and fees for trust and investment advisory services. Many of the institutions with which Harleysville National Bank competes have substantially greater resources and lending limits and may offer certain services that Harleysville National Bank does not or cannot provide. Harleysville National’s profitability depends upon Harleysville National Bank’s ability to successfully compete in its market area.

Harleysville National operates in a highly regulated environment and may be adversely affected by changes in laws and regulations.

     Harleysville National and Harleysville National Bank are subject to extensive regulation, supervision and examination by certain state and federal agencies including the Federal Deposit Insurance Corporation, as insurer of Harleysville National Bank’s deposits, the Board of Governors of the Federal Reserve System, as regulator of the holding company and the Office of the Comptroller of Currency. Such regulation and supervision governs the activities in which an institution and its holding company may engage, and are intended primarily to ensure the safety and soundness of financial institutions. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on operations, the classification of assets and determination of the level of the allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on Harleysville National Bank’s and Harleysville National’s operations. There are also several federal and state statutes which regulate the obligation and liabilities of financial institutions pertaining to environmental issues. In addition to the potential for attachment of liability resulting from its own actions, a bank may be held liable under certain circumstances for the actions of its borrowers, or third parties, when such actions result in environmental problems on properties that collateralize loans held by the bank. Further, the liability has the potential to far exceed the original amount of a loan issued by the bank.

A WARNING ABOUT FORWARD-LOOKING INFORMATION

     This document, including information incorporated by reference in this document, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the financial condition, results of operations and business of each of Harleysville National and its subsidiaries including Harleysville National Bank and Willow Financial and its subsidiaries including Willow Financial Bank. These include statements relating to revenues, cost savings and anticipated benefits resulting from the merger. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates,” “projects” or similar words or expressions.

     These forward-looking statements involve substantial risks and uncertainties. There are many factors that may cause actual results to differ materially from those contemplated by these forward-looking statements. See “Risk Factors,” beginning on page ___ of this document.

     Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by these statements. We caution shareholders not to place undue reliance on these statements. These statements speak only as of the date of this document or, if made in any document incorporated by reference, as of the date of that document.

     All written or oral forward-looking statements attributable to Harleysville National or Willow Financial or any person acting on their behalf made after the date of this document are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Harleysville National nor Willow Financial undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

THE HARLEYSVILLE NATIONAL SPECIAL MEETING OF SHAREHOLDERS

WHEN AND WHERE THE SPECIAL MEETING WILL BE HELD

     Harleysville National will hold a special meeting of its shareholders at _____________________________________________, Pennsylvania, at ___:00 a.m., local time, on ______________, 2008.

WHAT WILL BE VOTED ON AT THE SPECIAL MEETING

     At the special meeting, Harleysville National shareholders will consider and vote on proposals to:

1.

To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 20, 2008, by and between Harleysville National Corporation and Willow Financial Bancorp, Inc., pursuant to which Willow Financial will merge with and into Harleysville National in which each share of Willow Financial common stock outstanding immediately prior to the merger would be converted into 0.73 shares of Harleysville National common stock, with cash in lieu of fractional shares, subject to adjustment as provided for in the merger agreement, and as further set forth in the merger agreement;

2.	To consider and vote upon a proposal to adjourn or postpone the meeting, if necessary, if more time is needed to solicit proxies; and

3.	To transact such other business as may properly come before the meeting.

     The Harleysville National board of directors unanimously recommends that you vote “FOR” approval and adoption of the merger agreement.

SHAREHOLDERS ENTITLED TO VOTE

     The Harleysville National board of directors has fixed the close of business on _________, 2008, as the record date for determining shareholders entitled to notice of, and to vote, at the special meeting. As of the record date, there were ___________ shares of Harleysville National common stock outstanding and entitled to be voted at the special meeting, held by approximately ________ shareholders of record. Each holder of shares of Harleysville National common stock outstanding on the record date will be entitled to one vote for each share of Harleysville National common stock held of record.

NUMBER OF SHARES THAT MUST BE REPRESENTED FOR A VOTE TO BE TAKEN

     In order to have a quorum, a majority of the total outstanding shares of Harleysville National common stock entitled to vote at the special meeting must be represented at the meeting in person or by proxy.

     We will count as present at the special meeting, for purposes of determining the presence or absence of a quorum:

  Shares of Harleysville National common stock held by persons attending the Harleysville National special meeting, whether or not they are voting;

  Shares of Harleysville National common stock for which Harleysville National has received proxies, including proxies properly executed with respect to which holders of those shares have abstained from voting; and

  Shares of Harleysville National common stock represented by proxies from a broker that are voted on any issue other than a procedural motion.

VOTE REQUIRED

     Approval and adoption of the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of Harleysville National common stock entitled to vote at the special meeting. Approval of the adjournment or postponement proposal requires the affirmative vote of a least a majority of the shares voted at the special meeting.

VOTING YOUR SHARES

     The Harleysville National board of directors is soliciting proxies from the Harleysville National shareholders. This will give Harleysville National shareholders an opportunity to vote at the Harleysville National special meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted by a named agent in accordance with your instructions. If a Harleysville National shareholder does not vote by proxy, by telephone or Internet voting, or by attending the Harleysville National special meeting and voting in person, it will have the same effect as voting against the merger. If a Harleysville National shareholder votes by proxy card but make no specification on the proxy card regarding the proposals, the agent will vote all of the shareholders’ shares “FOR” approval and adoption of the merger agreement and the merger and the adjournment or postponement proposal.

     Shareholders of record may vote by mail, by telephone, via the Internet or by attending the Harleysville National special meeting and voting in person. Harleysville National’s telephone and Internet voting procedures are designed to authenticate shareholders. The telephone and Internet voting facilities for record holders will close at _________ a.m., local time, on _____________, 2008.

  Voting by Telephone: You can vote your shares by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, you do not need to return your proxy card.

  Voting via the Internet: You can vote via the Internet by accessing the web site listed on your proxy card and following the instructions you will find on the web site. Internet voting is available 24 hours a day. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you vote via the Internet, you do not need to return your proxy card.

  Voting by Mail: If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

ABSTENTIONS; BROKER NON-VOTES

     If a Harleysville National shareholder abstains from voting on any proposal considered at the Harleysville National special meeting, Harleysville National will not count the abstention as a vote for or against such proposal. Under rules relating to how brokers vote shares held in brokerage accounts, brokers who hold Harleysville National shares in street name cannot give a proxy to vote a Harleysville National shareholder’s shares without receiving specific instructions from the shareholder.

     Broker non-votes and any abstentions will be counted as shares present for purposes of determining a quorum. However, broker non-votes and abstentions will not be counted as votes for or against the merger agreement. We cannot complete the merger unless the merger agreement is approved and adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of Harleysville National common stock entitled to vote on the merger agreement. Therefore, broker non-votes and abstentions will have the effect of a vote against the merger agreement.

     Abstentions and broker non-votes will not affect the vote on approval of the adjournment or postponement proposal. Approval of this proposal requires the affirmative vote the holders of a majority of the votes cast at the Harleysville National special meeting by shareholders entitled to vote at the special meeting.

     If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the special meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares.

CHANGING YOUR VOTE

     Any Harleysville National shareholder may revoke a proxy at any time before or at the Harleysville National special meeting in one or more of the following ways:

  Delivering a written notice of revocation, bearing a later date than the proxy, at any time prior to the vote at the special meeting to the Secretary of Harleysville National;

  Submitting a later-dated proxy prior to the vote at the special meeting;

  Voting on a later date by telephone or via the Internet (only your last telephone or Internet proxy will be counted); or

  Attending the special meeting and voting in person.

     A Harleysville National shareholder should send any written notice of revocation or subsequent proxy to Harleysville National Corporation, Attention: Jo Ann M. Bynon, Corporate Secretary, 483 Main Street, P.O. Box 195, Harleysville, Pennsylvania 19438-0195 or hand deliver the notice of revocation or subsequent proxy to Jo Ann M. Bynon, Corporate Secretary, before the taking of the vote at the special meeting. Attendance at the special meeting will not, by itself, constitute a revocation of a proxy.

SOLICITATION OF PROXIES AND COSTS

     Harleysville National will pay the costs of soliciting proxies from Harleysville National shareholders. In addition to solicitation by mail, directors, officers and employees acting on behalf of Harleysville National may solicit proxies for the special meeting in person or by telephone, email, facsimile or other means of communication. Harleysville National will not pay any additional compensation to these directors, officers or employees for these activities, but may reimburse them for reasonable out-of-pocket expenses. Harleysville National will make arrangements with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by these brokerage houses, custodians, nominees and fiduciaries, and Harleysville National will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation.

     Harleysville National has also made arrangements with The Altman Group to assist in soliciting proxies and in communicating with shareholders and has agreed to pay a fee not expected to exceed $5,000 plus reasonable expenses for these services.

THE WILLOW FINANCIAL SPECIAL MEETING OF SHAREHOLDERS

WHEN AND WHERE THE SPECIAL MEETING WILL BE HELD

     Willow Financial will hold a special meeting of its shareholders at the Willow Financial office located at _________________________, Pennsylvania, at ___:00 a.m., local time, on ______________, 2008.

WHAT WILL BE VOTED ON AT THE SPECIAL MEETING

     At the special meeting, Willow Financial shareholders will consider and vote on proposals to:

1.

To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 20, 2008, by and between Harleysville National Corporation and Willow Financial Bancorp, Inc., pursuant to which Willow Financial will merge with and into Harleysville National in which each share of Willow Financial common stock outstanding immediately prior to the merger would be converted into 0.73 shares of Harleysville National common stock, with cash in lieu of fractional shares, subject to adjustment as provided for in the merger agreement, and as further set forth in the merger agreement;

2.	To consider and vote upon a proposal to adjourn or postpone the meeting, if necessary, if more time is needed to solicit proxies; and

3.	To transact such other business as may properly come before the meeting.

     The Willow Financial board of directors unanimously recommends that you vote “FOR” approval and adoption of the merger agreement.

SHAREHOLDERS ENTITLED TO VOTE

     The Willow Financial board of directors has fixed the close of business on _________, 2008, as the record date for determining shareholders entitled to notice of, and to vote, at the special meeting. As of the record date, there were ___________ shares of Willow Financial common stock outstanding and entitled to be voted at the special meeting, held by approximately ________ shareholders of record. Each holder of shares of Willow Financial common stock outstanding on the record date will be entitled to one vote for each share of Willow Financial common stock held of record.

NUMBER OF SHARES THAT MUST BE REPRESENTED FOR A VOTE TO BE TAKEN

     In order to have a quorum, a majority of the total outstanding shares of Willow Financial common stock entitled to vote at the special meeting must be represented at the meeting in person or by proxy.

     We will count as present at the special meeting, for purposes of determining the presence or absence of a quorum:

  Shares of Willow Financial common stock held by persons attending the Willow Financial special meeting, whether or not they are voting;

  Shares of Willow Financial common stock for which Willow Financial has received proxies, including proxies properly executed with respect to which holders of those shares have abstained from voting; and

  Shares of Willow Financial common stock represented by proxies from a broker that are voted on any issue other than a procedural motion.

VOTE REQUIRED

     Approval and adoption of the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of Willow Financial common stock entitled to vote at the special meeting. Approval of the adjournment or postponement proposal requires the affirmative vote of a least a majority of the shares voted at the special meeting.

VOTING YOUR SHARES

     The Willow Financial board of directors is soliciting proxies from the Willow Financial shareholders. This will give Willow Financial shareholders an opportunity to vote at the Willow Financial special meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted by a named agent in accordance with your instructions. If a Willow Financial shareholder does not vote by proxy, by telephone or Internet voting, or by attending the Willow Financial special meeting and voting in person, it will have the same effect as voting against the merger. If a Willow Financial shareholder votes by proxy card but make no specification on the proxy card regarding the proposals, the agent will vote all of the shareholders’ shares “FOR” approval and adoption of the merger agreement and the merger and the adjournment or postponement proposal.

     Shareholders of record may vote by mail, by telephone, via the Internet or by attending the Willow Financial special meeting and voting in person. Willow Financial’s telephone and Internet voting procedures are designed to authenticate shareholders. The telephone and Internet voting facilities for record holders will close at ___ a.m., local time, on ______________, 2008.

  Voting by Telephone: You can vote your shares by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, you do not need to return your proxy card.

  Voting via the Internet: You can vote via the Internet by accessing the web site listed on your proxy card and following the instructions you will find on the web site. Internet voting is available 24 hours a day. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you vote via the Internet, you do not need to return your proxy card.

  Voting by Mail: If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

ABSTENTIONS; BROKER NON-VOTES

     If a Willow Financial shareholder abstains from voting on any proposal considered at the Willow Financial special meeting, Willow Financial will not count the abstention as a vote for or against such proposal. Under rules relating to how brokers vote shares held in brokerage accounts, brokers who hold Willow Financial shares in street name cannot give a proxy to vote a Willow Financial shareholder’s shares without receiving specific instructions from the shareholder.

     Broker non-votes and any abstentions will be counted as shares present for purposes of determining a quorum. However, broker non-votes and abstentions will not be counted as votes for or against the merger agreement. We cannot complete the merger unless the merger agreement is approved and adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of Willow Financial common stock entitled to vote on the merger agreement. Therefore, broker non-votes and abstentions will have the effect of a vote against the merger agreement.

     Abstentions and broker non-votes will not affect the vote on approval of the adjournment or postponement proposal. Approval of this proposal requires the affirmative vote the holders of a majority of the votes cast at the Willow Financial special meeting by shareholders entitled to vote at the special meeting.

     If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the special meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares.

CHANGING YOUR VOTE

     Any Willow Financial shareholder may revoke a proxy at any time before or at the Willow Financial special meeting in one or more of the following ways:

  Delivering a written notice of revocation, bearing a later date than the proxy, at any time prior to the vote at the special meeting to the Secretary of Willow Financial;

  Submitting a later-dated proxy prior to the vote at the special meeting;

  Voting on a later date by telephone or via the Internet (only your last telephone or Internet proxy will be counted); or

  Attending the special meeting and voting in person.

     A Willow Financial shareholder should send any written notice of revocation or subsequent proxy to Willow Financial Bancorp, Inc., Attention: Neil Kalani, Corporate Secretary, 170 South Warner Road, Pennsylvania 19087 or hand deliver the notice of revocation or subsequent proxy to Neil Kalani, Corporate Secretary, before the taking of the vote at the special meeting. Attendance at the special meeting will not, by itself, constitute a revocation of a proxy.

SOLICITATION OF PROXIES AND COSTS

     Willow Financial will pay the costs of soliciting proxies from Willow Financial shareholders. In addition to solicitation by mail, directors, officers and employees acting on behalf of Willow Financial may solicit proxies for the special meeting in person or by telephone, email, facsimile or other means of communication. Willow Financial will not pay any additional compensation to these directors, officers or employees for these activities, but may reimburse them for reasonable out-of-pocket expenses. Willow Financial will make arrangements with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by these brokerage houses, custodians, nominees and fiduciaries, and Willow Financial will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation.

     Willow Financial has also made arrangements with The Altman Group to assist in soliciting proxies and in communicating with shareholders and has agreed to pay a fee not expected to exceed $5,000 plus reasonable expenses for these services.

PROPOSAL NO. 1
THE MERGER

     The following information describes the material terms and provisions of the merger. This description is not complete. We qualify this discussion in its entirety by reference to the merger agreement which we incorporate by reference in this joint proxy statement/prospectus. A copy of the merger agreement is attached to this document as Annex A to provide information regarding the terms of the proposed merger. Except for its status as the contractual document between the parties with respect to the merger described therein, it is not intended to provide factual information about the parties. The representations and warranties contained in the merger agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed to by the contracting parties, including being qualified by disclosures between the parties. These representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, they should not be relied on by investors as statements of factual information. We urge you to read the full text of the merger agreement carefully.

GENERAL

     On May 20, 2008, Harleysville National and Willow Financial jointly announced the pending merger of Harleysville National and Willow Financial. Pursuant to the merger agreement, Harleysville National will acquire Willow Financial by a merger of Willow Financial with and into Harleysville National. The merger is expected to be completed during the fourth quarter of 2008. Immediately thereafter, Willow Financial Bank will merge with and into Harleysville National Bank. In the merger, Willow Financial shareholders will receive 0.73 shares of Harleysville National common stock for each of their shares of Willow Financial common stock held on the effective date of the merger.

     The approval and adoption of the merger agreement will require the affirmative vote, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote at each of the meetings of Harleysville National and Willow Financial shareholders called to consider the approval and adoption of the merger agreement.

BACKGROUND OF THE MERGER

Harleysville National’s Background of the Merger

October 25, 2007

Paul D. Geraghty, President and CEO of Harleysville National, and Donna M. Coughey, President and CEO of Willow Financial, met for lunch and had a general discussion about community banking and the economy.

November 9, 2007	Paul Geraghty and Donna Coughey met and discussed the possible acquisition of Willow Financial by Harleysville National.

January 18, 2008

Walter E. Daller, Jr., Chairman of the Board of Harleysville National conversed by telephone with Rosemary Loring, Chairman of the Board of Willow Financial and asked if Paul Geraghty could call her regarding a proposed acquisition of Willow Financial.

January 18, 2008

Paul Geraghty spoke by phone with Donna Coughey and reiterated Harleysville National’s interest in acquiring Willow Financial. Ms. Coughey requested that discussions concerning such acquisition be postponed while Willow Financial resolved an accounting issue.

February 12, 2008	Paul Geraghty and Donna Coughey met to review Harleysville National’s strategic goals and how Willow Financial would assist Harleysville National at meeting those goals.

February 14, 2008

Paul Geraghty, Walter E. Daller, Jr., Chairman of the Board of Harleysville National, Michael B. High, Executive Vice President and Chief Operating Officer, and Harleysville National’s special counsel, Bybel Rutledge LLP, met to review, discuss, and evaluate issues in connection with a potential acquisition of Willow Financial.

February 16, 2008	Paul Geraghty received a copy of the confidential information memorandum regarding Willow Financial prepared by Sandler O’Neill.

February 18, 2008

Paul Geraghty and Walter E. Daller, Jr., Chairman of the Board of Harleysville National, met with Donna Coughey and Rosemary Loring, Chairman of the Board of Willow Financial, to discuss various strategic issues facing each company and a timetable for Willow Financial to determine whether it would pursue an acquisition of Willow Financial by Harleysville National.

February 20, 2008	Paul Geraghty and Michael B. High met with Donna Coughey and Joseph Crowley, CFO/Secretary (at that time) of Willow Financial, to discuss the possibility of an affiliation.

February 21, 2008	Harleysville requests Janney Montgomery Scott LLC to provide a proposed engagement letter to act as its financial advisor.

February 22, 2008

Harleysville National’s executive committee met to discuss submission of a non-binding indication of interest with Willow Financial and gave approval to executive management to prepare and submit a non-binding indication of interest.

February 22, 2008	Harleysville National retained the services of Janney Montgomery Scott LLC to act as financial advisor to render investment banking services with respect to this transaction.

February 25, 2008	Harleysville National submitted a Non-Binding Indication of Interest Letter to Willow Financial with respect to the negotiation of a proposed merger.

February 29, 2008	Harleysville National delivered due diligence requests to Willow Financial.

March 3, 2008	Paul Geraghty met with Donna Coughey to discuss the possibility of a business combination and to review the Willow Financial organizational chart.

March 5, 2008	Harleysville National and Willow Financial entered into the Confidentiality Agreement.

March 5, 2008	Harleysville National along with Janney Montgomery Scott LLC conducted a kick-off meeting with the due diligence team.

March 6, 2008	Willow Financial delivered due diligence material to Harleysville National via an electronic data room.

March 13-14, 2008	Harleysville National conducted off-site due diligence (except for credit) with respect to Willow Financial, at the Park Ridge Hotel in King of Prussia.

March 19, 2008

The board of directors of Harleysville National held a special meeting to discuss the acquisition of Willow Financial. Janney Montgomery Scott LLC presented an executive summary of the transaction. Due diligence having taken place, the board authorized continuation of the discussions and negotiations with Willow Financial and the revision of the Non-Binding Indication of Interest Letter.

March 24, 2008	Harleysville National executive committee met to discuss the Willow Financial due diligence matters. The executive committee decided to continue negotiations.

March 24, 2008	Harleysville National submitted a revised Non-Binding Indication of Interest Letter to Willow Financial.

March 31, 2008	Harleysville National submitted a revised Non-Binding Indication of Interest Letter to Willow Financial.

April 2, 2008	Harleysville National submitted a revised Non-Binding Indication of Interest Letter to Willow Financial.

April 3, 2008	Harleysville National was told that Willow Financial is pursuing a transaction with another party.

April 8, 2008	Harleysville National contacted Willow Financial and Sandler O’Neill about re-entering the process, which would include access to the work papers relating to the out of balance condition.

April 10, 2008	Willow Financial contacted Harleysville National and invited them to do an on-site credit due diligence on April 12 and 13, 2008.

April 16, 2008

Harleysville National delivered a first draft of the Agreement and Plan of Merger to representatives of Willow Financial. Negotiations between the parties, their representatives, and counsel continued from this date through May 20, 2008.

April 17, 2008	Harleysville National Board Meeting – Regular scheduled board meeting with general discussion on the potential transaction.

April 18, 2008	Harleysville National’s financial advisor presented to Sandler O’Neill via electronic mail some modest counter proposals to Harleysville National’s April 16th draft of the merger agreement.

May 7, 2008	Harleysville National conducted a review of KPMG’s workpapers relating to the restatement.

May 8, 2008	Harleysville National Board Meeting – Regular scheduled board meeting with general discussion on the potential transaction.

May 8, 2008	Harleysville National submitted the final Non-Binding Indication of Interest Letter to Willow Financial.

May 9, 2008 – May 20, 2008	Senior officials of Harleysville National and Willow Financial, and their respective counsel held numerous meetings and telephone conferences to discuss and negotiate terms of a merger agreement.

May 13, 2008	Mr. Geraghty and Mr. Ross Myers (Harleysville National board member) met with Mr. James McErlane, a director of Willow Financial, to discuss the benefits of a merger between the two companies.

May 20, 2008

Harleysville National’s board of directors met to consider the Agreement and Plan of Merger, and the schedules, exhibits and annexes thereto. After presentations by management, special counsel Bybel Rutledge LLP, and Janney Montgomery Scott LLC, the board of directors discussed, considered, and approved the terms of the transaction and the Agreement and Plan of Merger and ancillary documents and exhibits.

May 20, 2008	Harleysville National and Willow Financial executed the Agreement and Plan of Merger with the schedules, exhibits and annexes thereto.

May 21, 2008	Harleysville National and Willow Financial publicly announced the transaction before the markets opened.

Willow Financial’s Background of the Merger

     Willow Financial’s board of directors (“Willow Financial Board”) and senior management have periodically reviewed and assessed the business strategy of Willow Financial, the trends impacting its business and a variety of strategic alternatives as part of Willow Financial’s long-term strategy to maximize stockholder value. In April 2007, the Willow Financial Board held its strategic planning session to evaluate its strategic alternatives. Sandler O’Neill + Partners (“Sandler O’Neill”), a financial advisor, participated in this meeting and reviewed industry trends, the current banking climate and strategic alternatives, including continued operation as an independent company and potential business combination and merger transactions.

     On October 23, 2007, Sandler O’Neill participated in a meeting of the Willow Financial Board to provide an update on banking market conditions, strategic alternatives, possible valuation in a sale and possible partners in a merger or acquisition. Following the presentation, Sander O’Neill was excused, and after a thorough discussion, the Willow Financial Board instructed Sandler O’Neill to proceed with further analysis of the potential for a sale of Willow Financial and to compile a list of prospective buyers to be contacted.

     During the months of October, November and December 2007, Donna M. Coughey, President and CEO of Willow Financial, met separately with various prospective strategic partners, including Harleysville National, regarding the regional banking environment and possible strategic transactions.

     On November 14, 2007, Willow Financial announced that it had delayed filing its Quarterly Report on Form 10-Q for the period ending September 30, 2007 due to certain account reconcilements that indicated an out-of-balance condition in its balance sheet totaling approximately $6 million. Despite its efforts between November 2007 and April 2008, Willow Financial was unable to completely reconcile the out-of-balance condition and ultimately recorded the un-reconciled differences as a charge to prior-period earnings as described on page ___ of this joint proxy statement/prospectus.

     On November 27, 2007, the Willow Financial Board held a special meeting at which Sandler O’Neill provided an update on the status of its search for strategic partners. Following discussion, the Willow Financial Board decided to continue to consider the merits of various strategic alternatives, including a possible merger transaction.

     At a special meeting of the Willow Financial Board on January 7, 2008, Sandler O’Neill again reviewed strategic options with the Willow Financial Board, including continued operation as an independent company and a possible sale. Following discussion, the Willow Financial Board authorized the retention of Sandler O’Neill to explore strategic alternatives, including a sale of Willow Financial. On January 9, 2008, Willow Financial executed an engagement letter with Sandler O’Neill for that purpose.

     On January 22, 2008, the Willow Financial Board held a special meeting during which Sandler O’Neill reviewed strategic alternatives available to Willow Financial. Following deliberation, the Willow Financial Board determined that a merger transaction represented a favorable opportunity to enhance shareholder value relative to the other available options. The Willow Financial Board subsequently authorized Sandler O’Neill to contact 8 financial institutions, including Harleysville National, regarding a merger with Willow Financial. Of those institutions contacted, 6 financial institutions executed confidentiality agreements and, during the months of February and March 2008, were sent a copy of the confidential information memorandum by Sandler O’Neill.

     In February 2008, representatives of Willow Financial and Harleysville National met on three separate occasions to discuss each of their respective company’s strategic goals, how the companies would assist each other in meeting those goals and the possible merits of a business combination.

     Between February 22, 2008 and February 26, 2008, Willow Financial received written non-binding indications of interest from Harleysville National and a second prospective buyer (“Company B”). On February 26, 2008, the Willow Financial Board held a special meeting at which Sandler O’Neill presented the Willow Financial Board with the two written indications of interest. Harleysville National submitted its initial non-binding indication of interest offering an all stock offer with a price ranging between $11-$12 for each share of Willow Financial common stock, subject to customary conditions, including completion of due diligence. Company B made an all stock offer with a price ranging between $10-$12 per share. Sandler O’Neill reviewed the terms of each of the two indications of interest and the financial background and strategic fit of the two bidders. After discussion, the Willow Financial Board instructed Sandler O’Neill to continue discussions and commence due diligence work with Harleysville National and Company B.

     On February 29, 2008, a third prospective buyer (“Company C”) submitted an all cash offer with a price range of $14 to $15 per share.

     On or about March 1, 2008, Willow Financial engaged the law firm of Dechert LLP (“Dechert”) to provide legal advice regarding the sale process and to assist with the negotiation of a definitive merger agreement.

     On March 3, 2008, at a special meeting, Sandler O’Neill reviewed the terms of Company C’s proposal with the Willow Financial Board. Following deliberation, the Willow Financial Board instructed Sandler O’Neill to move forward with due diligence and merger discussions with Company C.

     On March 3, 2008, Mr. Geraghty met with Ms. Coughey to further discuss the possibility of a business combination involving Harleysville National.

     Over the next several weeks, Harleysville National, Company B and Company C conducted due diligence on Willow Financial. Company B conducted one day of due diligence off-site on March 10, 2008. Shortly thereafter, Company B notified Sandler O’Neill that it declined to continue discussions regarding a potential merger.

     On March 13, 2008, Company C withdrew its offer. On March 13 and 14, 2008, Harleysville National conducted off-site due diligence (other than a credit review) with respect to Willow Financial.

     On March 15, 2008, a fourth party (“Company D”) notified Sandler O’Neill that it sought to be included in the sales process. Following a discussion between Sandler O’Neill, Rosemary Loring, Chairman of the Board of Willow Financial and Ms. Coughey, Company D was invited to perform due diligence over the weekend of March 22 and 23, 2008 and to submit a proposal by March 26, 2008.

     On March 24, 2008, Harleysville National submitted a revised non-binding indication of interest for an all stock purchase at a fixed exchange ratio of 0.80 shares of Harleysville National common stock for each share of Willow Financial common stock, which amounted to a price of $11.82 per share based on the closing price of Harleysville National’s common stock on March 21, 2008. The proposal also indicated that the proposed exchange ratio would be subject to an adjustment for certain reductions of Willow Financial’s tangible net worth prior to the merger closing.

     The next day, the Willow Financial Board invited representatives from Sandler O’Neill and Dechert to its regularly scheduled meeting to provide an update on the discussions with prospective partners and to review the specifics of Harleysville National’s proposal. After discussing the terms of Harleysville National’s latest proposal, the Willow Financial Board directed Sandler O’Neill and Dechert to negotiate with Harleysville National regarding their proposed tangible net worth price adjustment, which the Willow Financial Board viewed as unacceptable. Sandler O’Neill then advised the Willow Financial Board about the emergence of Company D as a potential buyer. The Willow Financial Board determined that it should wait to receive Company D’s indication of interest before making any further decisions concerning a transaction with Harleysville National.

     On March 26 and 28, 2008, the Willow Financial Board held two special meetings where Sandler O’Neill provided an update on the negotiations with Harleysville National and Company D. After discussion, the Willow Financial Board instructed Sandler O’Neill to continue discussions with both bidders and to seek improvements to the terms proposed by Harleysville National, including in relation to price and the proposed tangible net worth price adjustment.

     On March 29, 2008, Company D submitted a proposal for an all stock purchase price at a fixed exchange ratio of 0.7046 shares of common stock of Company D for each share of Willow Financial common stock, which represented a price of approximately $11.00 per share based on the recent trading price of Company D’s common stock. Company D’s proposal also indicated that a downward adjustment to its proposed price would occur if Willow Financial’s out-of-balance condition resulted in an adjustment of more than $6 million to its stated financial condition.

     On March 31, 2008, Harleysville National submitted a revised non-binding indication of interest for an all stock purchase at a fixed exchange ratio of 0.74 shares of Harleysville National common stock for each share of Willow Financial common stock, which lowered the fixed exchange ratio in its prior proposal in exchange for a more favorable net worth price adjustment.

     On March 31, 2008, the Willow Financial Board held a special meeting by telephone to review the status of the proposals from Harleysville National and Company D. Sandler O’Neill reviewed the revised proposal from Harleysville National and the new proposal from Company D. Following discussion, the Willow Financial Board decided that the proposal from Company D was a more attractive proposal and directed Sandler O’Neill and Dechert to move forward with negotiation of a definitive merger agreement with Company D.

     On April 2, 2008, Harleysville National submitted a revised proposal with an increased fixed exchange ratio of 0.78 shares of Harleysville National common stock for each share of Willow Financial common stock. This proposal also removed the tangible net worth price adjustment. On the same day, Willow Financial received a proposed form of merger agreement from Company D’s legal counsel.

     The next day, the Willow Financial Board held a special meeting by telephone. Sandler O’Neill reviewed the terms of the latest proposal from Harleysville National in comparison to Company D’s bid. Dechert then discussed the principal legal issues relating to the definitive agreement submitted by Company D. After discussion, the

Willow Financial Board considered the proposals of the two bidders to be comparable on an overall basis but viewed Company D to be further progressed with its diligence and merger agreement negotiations. The Willow Financial Board therefore instructed its advisors to finalize a merger agreement with Company D.

     Over the next several days, Dechert negotiated the merger agreement terms with counsel to Company D. On April 7, 2008, Willow Financial announced that it expected it would restate its financial statements for certain prior periods in connection with the out-of-balance condition. On April 8, 2008, NASDAQ granted Willow Financial’s request for an extension to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 by May 14, 2008 and its Quarterly Report on Form 10-Q for the quarter ended December 31, 2007 by May 22, 2008.

     On April 10, Company D informed Willow Financial that it required a one week delay on merger negotiations to attend to internal matters unrelated to the merger. Due to this delay, after consultation with Chair Loring, Ms. Coughey inquired with Harleysville National as to whether it was still interested in pursuing a merger with Willow Financial. Harleysville National confirmed its interest and on April 12 and 13, 2008 continued its due diligence review. On April 16, 2008, Harleysville National delivered a proposed merger agreement, which included a price adjustment mechanism similar to its previously proposed net worth adjustment.

     Over the next week, Willow Financial continued to work on the out-of-balance condition and the restatement of its financial statements. Ms. Coughey instructed Harleysville National and Company D that Willow Financial needed to focus on the finalization of this accounting work, and as a result, decided to suspend any further merger discussions until its restated financial statements could be filed.

     On May 5, 2008, Willow Financial completed the restatement by filing its Form 10-K/A for the fiscal years ended June 30, 2007 and 2006, which resulted in an aggregate reduction to pre-tax income of $8.3 million ($5.5 million after tax) and a charge to fiscal 2004 retained earnings of approximately $365,000. On May 6, 2008, Sandler O’Neill sent Harleysville National and Company D a letter directing each of them to submit a revised proposal, including confirmation of price.

     Harleysville National and Company D submitted their updated proposals on May 8, 2008. Harleysville National’s proposal offered an all stock purchase price at an exchange ratio of 0.7275 shares of Harleysville National common stock for each share of Willow Financial common stock, which was lower than its prior proposed exchange ratio. The proposal did not contain a tangible net worth price adjustment. Company D’s proposal offered an all stock purchase price at an exchange ratio of 0.6725 shares of Company’s D common stock for each share of Willow Financial common stock, which was lower than its prior proposed exchange ratio. Company D’s proposal was subject to a downward price adjustment for certain reductions of Willow Financial’s tangible net worth.

     On May 9, 2008, the Willow Financial Board held two special meetings by telephone to consider the updated proposals from Harleysville National and Company D. In the first meeting, Sandler O’Neill compared the key business terms contained in the two proposals. Following the discussion, the Willow Financial Board viewed the Harleysville National proposal as a better overall proposal than Company D’s bid and authorized Ms. Coughey and its advisors to seek improvements to the proposal from Harleysville National in both price and certain terms. At the second meeting on May 9th, Ms. Coughey and Dechert updated the Willow Financial Board on the discussions, which occurred with Harleysville National and Bybel Rutledge after the first meeting. Harleysville National agreed to increase the fixed exchange ratio to 0.73 and agreed to improvements to certain other principal terms. After discussing these developments, the Willow Financial Board authorized Ms. Coughey and its advisors to negotiate a proposed definitive merger agreement with Harleysville National for presentation to the Willow Financial Board for approval. On May 10, 2008, Sandler O’Neill and Ms. Coughey notified Company D that the Willow Financial Board had determined that its proposal was not selected and that Willow Financial was moving forward with another prospective partner.

     On May 13, 2008, Mr. Geraghty and Mr. Ross Myers (Harleysville National board member) met with Mr. James E. McErlane, a director of Willow Financial, to discuss the benefits of a merger between the two companies. On May 15, 2008, Company D submitted a revised proposal, offering an all stock purchase price at an increased fixed exchange ratio of 0.7046 shares of Company D common stock for each share of Willow Financial common stock, which removed the tangible net worth price adjustment.

     On May 16, 2008, the Willow Financial Board held a special meeting to determine whether to proceed towards a final definitive merger agreement with Harleysville National or Company D, based on Company D’s revised proposal. Sandler O’Neill reviewed each of the proposals. Based upon Sandler O’Neill’s report, the Willow Financial Board concluded that, over the longer term and after excluding the short term volatility of the two bidders’ share prices, the bids from Harleysville National and Company D were comparable financially. Dechert then reported on the fiduciary duties of the Willow Financial Board under Pennsylvania law. Thereafter, the Willow Financial Board

considered each proposal. After thorough discussion, the Willow Financial Board decided that a merger transaction with Harleysville National was preferable to a transaction with Company D given the financially comparable bids, the superb growth prospects of Harleysville National’s stock, and the strategic fit with Harleysville National. Thereafter, the Willow Financial Board directed its advisors to finalize a transaction with Harleysville National.

     Between May 16 and 20, 2008, representatives of Willow Financial and Dechert and Harleysville National and Bybel Rutledge negotiated the terms of the merger agreement.

     On May 20, 2008, the Willow Financial Board met to review the merger proposal as set forth in the definitive merger agreement and related documents negotiated by Harleysville National’s and Willow Financial’s management and their respective counsel. At the Willow Financial Board meeting, Sandler O’Neill delivered its oral and written opinion that the merger consideration to be paid by Harleysville National was fair to the shareholders of Willow Financial from a financial point of view. Dechert once again reviewed the fiduciary duties of the Willow Financial Board under Pennsylvania law and summarized the terms of the merger agreement and the voting agreement. Ms. Coughey summarized the terms of her employment arrangements with Harleysville National which would be effective upon the closing of the proposed merger. After receiving the various presentations, the Willow Financial Board instructed Dechert and Ms. Coughey to seek improvements to certain termination fee sections in the merger agreement. Harleysville National’s and Willow Financial’s management and their respective counsel then participated in a telephone call in which compromises on these points were reached to the satisfaction of the Willow Financial Board. After extensive discussion and deliberation, the Willow Financial Board unanimously approved the merger proposal at this meeting (with the exception of Madeline Wing Adler who was not able to be present at the vote but who is recommending the approval of the merger by Willow Financial’s shareholders).

     After the close of business on May 20, 2008, following the approvals of the merger by the Willow Financial Board and the Harleysville National Board at their May 20, 2008 meetings, Willow Financial and Harleysville National signed the merger agreement. In addition, Harleysville National entered into voting agreements and non-competition and non-solicitation agreements with Willow Financial’s directors and executive officers and an employment agreement with Ms. Coughey.

HARLEYSVILLE NATIONAL’S REASONS FOR THE MERGER

     Harleysville National’s objective is to grow both organically and inorganically through a disciplined strategy. Its acquisition philosophy is comprised of both strategic and financial elements consisting of identifying financial institutions (1) with business philosophies and cultures that are similar to those of Harleysville National, (2) which operate in strong markets that are geographically complementary to Harleysville National’s operation, (3) which can be acquired at an acceptable cost, and (4) which will be accretive to earnings in an appropriate time frame. In evaluating acquisition opportunities, Harleysville National generally considers potential revenue enhancements and expense synergies, operating efficiencies, credit and asset qualities, interest rate risk, and management and sales capabilities of the potential target.

     In determining the terms of its proposal for Willow Financial and whether to enter into the merger agreement with Willow Financial, Harleysville National’s board of directors considered a number of factors including the following:

  A thorough analysis of Harleysville National’s and Willow Financial’s business, operations, financial condition, and earnings and future operating forecasts, including the geographic position of each in Pennsylvania.

  The conditions of the current and prospective environment in which Harleysville National and Willow Financial operate, including regional and local economic conditions, the competitive environment for financial institutions generally as well as the trend towards industry consolidation in particular, and the likely effect of these factors on Harleysville National in light of, and in absence of, the proposed merger.

  The merger of Harleysville National and Willow Financial would result in a combined company with over $5.5 billion in assets and would deliver a significant market share in Chester County, one of the fastest-growing counties in Pennsylvania, increase Harleysville National’s market presence in Bucks and Montgomery counties, and establish a new market presence in Philadelphia county.

  The combined company would establish a stronger presence in eastern Pennsylvania, including becoming the third largest financial institution headquartered in suburban Philadelphia.

  Willow Financial has complementary lines of business, a solid reputation with customers in growing markets, and a network of 29 branches that would augment the traditional Harleysville National Bank footprint.

  The similar operating models, low business complexity, similar approaches to the market, and compatible credit cultures of Harleysville National and Willow Financial should result in less execution risk in the integration of Harleysville National’s and Willow Financial’s businesses.

  The combination would result in good credit quality given Harleysville National and Willow Financial’s similar credit cultures.

  The anticipated accretion to earnings per share and minor tangible book value dilution for Harleysville National as a result of the Willow Financial acquisition.

  Harleysville National’s management’s view that the consideration to be paid to Willow Financial shareholders is fair to Harleysville National and its shareholders from a financial perspective based on, among other things, a comparable transaction review.

  The expectation of Harleysville National, due to advice from its legal advisors, that the merger will qualify as a transaction of the type that is generally tax-free to shareholders for United States federal income tax purposes.

  The merger of Harleysville National and Willow Financial would create a larger product base, including fee-generating businesses such as an employee benefits service provider, a mortgage origination business, and wealth management services, which would enhance the overall customer experience.

  Willow Financial’s commitment to serving its community is consistent with Harleysville National’s general business philosophy.

  The merger of Harleysville National and Willow Financial would result in a company better able to leverage its customer base through a larger branch network and better able to cross-sell the entire franchise.

  The historical and current market prices of Harleysville National and Willow Financial common stock.

  The likelihood that the regulatory approval needed to complete the transaction would be obtained.

     The foregoing discussion of the factors considered by the Harleysville National board of directors in evaluating the merger agreement and merger is not exhaustive but rather includes a number of material factors considered by the board of directors. In approving the transaction, Harleysville National’s board of directors did not specifically identify any one factor or group of factors as being more significant than any other factor in the decision-making process, and each director may have viewed the significance of the individual factors differently. The Harleysville National board of directors considered all of the above factors collectively and concluded that the factors supported the decision to enter into the merger agreement.

     There can be no certainty that the above benefits of the merger anticipated by Harleysville National board of directors will occur. Actual results may vary materially from those anticipated (see “A Warning About Forward-Looking Information” and “Risk Factors” beginning on page ___ and page ___ respectively).

RECOMMENDATION OF THE HARLEYSVILLE NATIONAL BOARD OF DIRECTORS

     The Harleysville National board of directors has unanimously approved the merger and the merger agreement, and unanimously recommends that Harleysville National shareholders vote “FOR” approval and adoption of the merger agreement.

OPINION OF HARLEYSVILLE NATIONAL’S FINANCIAL ADVISOR

     Pursuant to the terms of its agreement, Janney Montgomery Scott LLC was retained by Harleysville National to act as its financial advisor in connection with a possible business combination with Willow Financial. Harleysville National selected Janney because of Janney’s knowledge of, experience with, and reputation in the financial services industry. Janney agreed to assist Harleysville National in analyzing, structuring, negotiating and effecting a possible merger. Janney, as part of its investment banking business, continually engages in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

     Janney acted as financial advisor to Harleysville National in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement. Harleysville National’s board of directors considered and approved the merger agreement at the May 20, 2008 board of directors meeting. Janney delivered its written opinion, that as of May 20, 2008, the merger consideration was fair to Harleysville National’s shareholders from a financial point of view.

     The full text of Janney’s updated opinion is attached as Annex B to this joint proxy statement/prospectus. Harleysville National’s shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Janney in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion.

     Janney’s opinion speaks only as of the date of the opinion. The opinion was directed to the Harleysville National board of directors and addresses only the fairness, from a financial point of view, of the consideration offered in the merger. It does not address the underlying business decision of Harleysville National to proceed with the merger or any other aspect of the merger.

     In rendering its opinion, Janney reviewed and considered, among other things:

1.	The historical financial performances, current financial positions and general prospects of Harleysville National and Willow Financial.

2.	The proposed financial terms of the merger and have examined the projected consequences of the merger with respect to, among other things, market value, earnings per share and tangible book value per share of Harleysville National common stock.

3.	To the extent deemed relevant, an analysis of selected public information of certain other bank and thrift holding companies and compared Harleysville National and Willow Financial from a financial point of view to these other bank and thrift holding companies.

4.	The historical market price ranges and trading activity performance of the common stock of Harleysville National and Willow Financial.

5.	Publicly - available information such as annual reports, quarterly reports and SEC filings. Janney notes in this regard that Willow Financial is not current in its periodic filings required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, to which it is subject. Accordingly, for Willow Financial’s two most recent quarterly periods ending December 31, 2007 and March 31, 2008, there did not exist publicly available financial statements and other information regarding Willow Financial that was prepared in accordance with generally accepted accounting principles (“GAAP”) and reviewed by independent certified public accountants and available for Janney’s review.

6.	A comparison of the terms of the merger with the terms of certain other comparable merger and acquisition transactions to the extent information concerning such acquisitions was publicly available.

7.	Discussions with certain members of senior management of Harleysville National the strategic aspects of the merger, including, but not limited to, estimated cost savings from the merger.

8.	The merger agreement; and

9.	Such other analyses and examinations as Janney deemed necessary.

     Janney also discussed with certain members of senior management of Harleysville National the business, financial condition, results of operations and prospects of Harleysville National and held similar discussions with certain members of senior management of Willow Financial regarding the business, financial condition, results of operations and prospects of Willow Financial.

     In performing its review, Janney relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Harleysville National or Willow Financial or their respective representatives or that was otherwise reviewed by Janney, and assumed such accuracy and completeness for purposes of rendering its opinion. Janney further relied on the assurances of management of Harleysville National and Willow Financial that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Janney was not asked to and did not undertake any independent verification of any such information and did not assume any responsibility or liability for the accuracy or completeness thereof. Janney did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Harleysville National or Willow Financial or any of their subsidiaries, or the ability to collect any such assets, nor was Janney furnished with any such evaluations or appraisals. Janney did not make any independent evaluation of the adequacy of the allowance for loan losses of Harleysville National or Willow Financial or any of their subsidiaries nor did Janney review any individual credit files and assumed that their respective allowance for loan losses was adequate to cover such losses. In addition, Janney did not make any independent evaluation of the adequacy or accuracy of the preliminary indications that Willow Financial will record an impairment charge for the quarter ended December 31, 2007 in the range of $25.0 million to $40.0 million and Janney expressed no opinion regarding the adequacy or accuracy of such estimate. With respect to the financial projections, Harleysville National’s and Willow Financial’s management confirmed that they reflected the best currently available estimates and judgments of such management of the future financial performance of Harleysville National and Willow Financial respectively, and Janney assumed that such performance will be achieved. Janney expressed no opinion as to such financial projections or the assumptions on which they were based. Janney also assumed that there has been no change in Harleysville National’s or Willow Financial’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to it. Janney assumed in all respects material to its analysis that Harleysville National and Willow Financial will remain as going concerns for all periods relevant to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements were true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent to the merger agreement was not waived.

     The earnings projections for Harleysville National and Willow Financial used and relied upon by Janney in certain of its analyses were based upon discussions with both Harleysville National and Willow Financial management teams and Harleysville National management has confirmed that that they reflect the best currently available estimates and judgments of such management of the future financial performance of Harleysville National and Willow Financial respectively, and Janney has assumed that such performance will be achieved. These projections, as well as other estimates used by Janney in its analyses, were based on numerous variables and assumptions that are inherently uncertain, and accordingly, actual results could vary materially from those set forth in such projections.

     In performing its analyses, Janney also made numerous assumptions with respect to industry performance, business, economic and market conditions and various other matters, many of which cannot be predicted and are beyond the control of Harleysville National and Willow Financial and Janney. The analyses performed by Janney are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Janney prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Harleysville National board of directors on May 20, 2008. In addition, Janney’s opinion was among several factors taken into consideration by the Harleysville National board of directors in making its decision to approve the merger agreement and the merger.

     Janney’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Events occurring after the date of the opinion could materially affect the opinion. Janney has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof.

     In rendering its opinion, Janney performed a variety of financial analyses. The following is a summary of the material analyses prepared by Janney for its meeting with the Harleysville National board of directors on May 20, 2008. The summary is not a complete description of all the analyses underlying Janney’s opinion. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Janney believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses used without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. The financial analyses summarized below include information presented in a tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. Also, no company or transaction used in the comparable analyses listed below is identical to Harleysville National or Willow Financial and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Harleysville National or Willow Financial and the companies to which they are being compared.

Summary of Proposal

     Janney reviewed the financial terms of the proposed transaction. Based on a fixed exchange ratio of 0.73 shares of Harleysville National common stock for each share owned of Willow Financial common stock and Harleysville National’s ten day average stock price of $14.40, Janney calculated the offer price to be $10.51 per share for an aggregate merger consideration of $165.9 million.

     Based upon Willow Financial’s financial information as of and for the twelve months ended September 30, 2007, Janney calculated the following ratios:

Transaction Ratios
Transaction Price / Last Twelve Months Earnings	28.5	x
Transaction Price / Book Value	103.8	%(1)
Transaction Price / Tangible Book Value	183.6	%(1)
Tangible Book Premium / Core Deposits	7.4	%(2)
____________________

(1)	Willow Financial’s book and tangible book values are stated book and tangible book values at 9/30/07 less the announced goodwill impairment charge of $40 million (greater of the announced $25 million to $40 million per 8-K dated 4/14/08).

(2)	Tangible Book Premium / Core Deposits is equal to (Total Deal Consideration – Tangible Book Value) / Core Deposits. Core Deposits exclude all time deposits greater than $100,000.

For purposes of Janney’s analyses, earnings per share were based on fully diluted earnings per share.

Stock Trading History

     Janney reviewed the reported closing per share market prices of the common stock of Harleysville National and Willow Financial and the relationship between the movements in the prices of Harleysville National’s common stock and Willow Financial’s common stock, respectively, to movements in certain stock indices.

     Harleysville National’s stock trading history was compared to various indices, including the SNL Bank Index, ABA NASDAQ Community Bank Index, S&P 500 Index and to the weighted average (by market capitalization) performance of a peer group of publicly-traded banks headquartered in Pennsylvania, New Jersey and Maryland with assets between $2.0 billion and $10.0 billion. The institutions included in these peer groups are identified in the section “Comparable Company Analysis” below.

     Willow Financial’s stock trading history was compared to various indices, including the SNL Thrift Index, ABA NASDAQ Community Bank Index, S&P 500 Index and to the weighted average (by market capitalization) performance of a peer group of publicly-traded thrifts headquartered in Pennsylvania, New Jersey and New York with assets between $750.0 million and $2.0 billion. The institutions included in these peer groups are identified in the section “Comparable Company Analysis” below.

     During the one-year period ended May 19, 2008, Harleysville National’s common stock outperformed the index as compared to the SNL Bank Index and the ABA NASDAQ Community Bank Index. However, they underperformed the index as compared to its relative peer group index and the S&P 500 Index for the one-year period ending May 19, 2008.

One-Year Stock Performance of Harleysville National

	Beginning Index	Ending Index
	Value	Value
	May 18, 2007	May 19, 2008
Harleysville National	100.0%	87.8%
Harleysville National Peer Group Index	100.0%	96.8%
SNL Bank Index	100.0%	68.5%
ABA NASDAQ Community Bank Index	100.0%	77.5%
S&P 500 Index	100.0%	93.7%

     During the three-year period ended May 19, 2008, Harleysville National’s common stock underperformed the index as compared to its relative peer group index, the SNL Bank Index, the ABA NASDAQ Community Bank Index and the S&P 500 Index.

Three-Year Stock Performance of Harleysville National

	Beginning Index	Ending Index
	Value	Value
	May 19, 2005	May 19, 2008
Harleysville National	100.0%	68.5%
Harleysville National Peer Group Index	100.0%	86.6%
SNL Bank Index	100.0%	78.4%
ABA NASDAQ Community Bank Index	100.0%	82.6%
S&P 500 Index	100.0%	119.8%

     During the one-year period ended May 19, 2008, Willow Financial’s common stock underperformed the index as compared to its relative peer group index, the ABA NASDAQ Community Bank Index and the S&P 500 Index. Willow Financial, however, outperformed the SNL Thrift Index over the one-year period ending May 19, 2008.

One-Year Stock Performance of Willow Financial

	Beginning Index	Ending Index
	Value	Value
	May 18, 2007	May 19, 2008
Willow Financial	100.0%	66.7%
Willow Financial Peer Group Index	100.0%	96.9%
SNL Thrift Index	100.0%	56.6%
ABA NASDAQ Community Bank Index	100.0%	77.5%
S&P 500 Index	100.0%	93.7%

     During the three-year period ended May 19, 2008, Willow Financial’s common stock underperformed the index as compared to its relative peer group index, the SNL Thrift Index, the ABA NASDAQ Community Bank Index and the S&P 500 Index.

Three-Year Stock Performance of Willow Financial

	Beginning Index	Ending Index
	Value	Value
	May 19, 2005	May 19, 2008
Willow Financial	100.0%	47.9%
Willow Financial Peer Group Index	100.0%	102.0%
SNL Thrift Index	100.0%	62.3%
ABA NASDAQ Community Bank Index	100.0%	82.6%
S&P 500 Index	100.0%	119.8%

Comparable Company Analysis

     Janney used publicly available information to compare selected financial and market trading information for Harleysville National and a group of bank holding companies headquartered in Pennsylvania, New Jersey and Maryland. This peer group consisted of the following publicly traded bank institutions with total assets between $2.0 billion and $10.0 billion:

  First Commonwealth Financial Corporation

  Lakeland Bancorp, Inc.

  National Penn Bancshares, Inc.

  Pennsylvania Commerce Bancorp, Inc.

  S&T Bancorp, Inc.

  Sandy Spring Bancorp, Inc.

  Sun Bancorp, Inc.

  Univest Corporation of Pennsylvania

     Janney used publicly available information to compare selected financial and market trading information for Willow Financial and a group of thrift institutions headquartered in Pennsylvania, New York and New Jersey. This peer group consisted of the following publicly traded thrift institutions with total assets between $750 million and $2.0 billion:

  Abington Bancorp, Inc.

  Beacon Federal Bancorp, Inc.

  Carver Bancorp, Inc.

  ESB Financial Corporation

  ESSA Bancorp, Inc.

  OceanFirst Financial Corp.

  Parkvale Financial Corporation

     For purposes of such analysis, the financial information used by Janney was as of and for the twelve months ended March 31, 2008, with the exception of Willow Financial whose data was as of and for the twelve months ended September 30, 2007. Stock price information was as of May 19, 2008. Certain financial data prepared by Janney, and as referenced in the tables presented below, may not correspond to the data presented in Harleysville National’s and Willow Financial’s historical financial statements, as a result of the different periods, assumptions and methods used by Janney to compute the financial data presented. The results of this analysis are summarized in the following table:

		Peer		Peer
	Harleysville	Group	Willow	Group
	National	Median	Financial	Median
Loans / deposits	83.0%	93.8%	103.8%	106.7%
Tangible equity / tangible assets	5.88%	6.66%	6.19%	6.33%
Non-performing assets for more than 90 days / assets	0.69%	0.69%	0.30%	0.30%
Net Charge Offs / Average Loans	0.13%	0.13%	0.04%	0.05%
Last twelve months ROAA	0.79%	0.80%	0.38%	0.47%
Last twelve months ROAE	8.93%	9.23%	2.89%	5.05%
Net interest margin	2.85%	3.46%	3.10%	2.80%
Last twelve months efficiency ratio	61.7%	61.7%	82.2%	70.6%
Price / last twelve months EPS	15.2x	13.7x	19.5x	18.2x
Price / 2008 est. EPS	NM	13.6x	16.5x	16.5x
Price / tangible book value per share	198.3%	198.3%	130.4%	116.5%

Comparable Transactions Analysis

     Janney reviewed publicly available information related to certain bank and thrift merger and acquisition transactions. The first group of comparable transactions included 39 nationwide bank and thrift transactions announced since January 1, 2007 with announced transaction values between $100.0 million and $500.0 million, Janney refers to this as the nationwide transactions. The second group of comparable transactions included 25 regional bank and thrift transactions announced since January 1, 2007, Janney refers to this as the regional transactions. The third group of comparable transactions included 29 nationwide bank and thrift transactions announced since January 1, 2007 where the target’s trailing twelve month ROAE was less than 5.00% and trailing twelve month ROAA was less than 0.50%, Janney refers to this as the performance based transactions.

     For each precedent transaction, Janney derived and compared, among other things, the implied ratio of aggregate price paid for the acquired company to:

  Book value per share of the acquired company based on the latest publicly available financial statements of the company prior to the announcement of the acquisition.

  Tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition.

  The earnings of the acquired company for the latest 12 months of results publicly available prior to the time the transaction was announced.

  The premium paid in excess of the most recent trading day’s closing stock price for the target.

  The premium paid in excess of the tangible book value acquired company as a percentage of core deposits based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition.

     Transaction multiples for the merger were derived from the $10.51 per share transaction value and financial data as of September 30, 2007 for Willow Financial, book and tangible book values include the announced $40.0 million goodwill impairment charge per 8-K dated 4/14/08. Janney compared these results with announced transaction multiples. The results of the analysis are set forth in the following table:

					Tangible
		Price /	Price /		Premium /
	Price /	Tangible	LTM	Market	Core
	Book	Book	Earnings	Premium	Deposits
	(%)	(%)	(x)	(%)	(%)
Harleysville National / Willow Financial	103.8%	183.6%	28.5x	38.5%	7.4%
Nationwide Transactions	258.0%	265.3%	22.1x	22.9%	23.6%
Regional Transactions	218.8%	228.3%	24.3x	26.0%	16.5%
Performance Based Transactions	151.5%	160.9%	45.8x	32.1%	8.4%

Discounted Cash Flow and Terminal Value Analysis

     Janney performed a discounted cash flow analysis on Willow Financial using financial forecasts and estimates confirmed by Harleysville National’s management for Willow Financial’s calendar years 2008 through 2012, after taking into account the potential cost savings anticipated by Harleysville National’s management to result from the proposed merger. Janney calculated a range of present values for a share of Willow common stock by discounting the cash flows and the terminal value at a discount rate ranging from 11% to 15%. The terminal values were calculated using a range of terminal value multiples ranging from 12.0x to 16.0x the trailing twelve month earnings at December 31, 2012. This analysis resulted in ranges of implied present values of approximately $10.33 to $15.18 per share of Willow Financial common stock as compared to the implied per share value of the merger consideration of $10.51 utilizing the fixed exchange ratio of 0.73x and the 10-day average trading price of Harleysville National common stock on May 19, 2008 of $14.40.

Sensitivity Analysis

($ per share)		2012E Net Income Multiple
		12.0 x	13.0 x	14.0 x	15.0 x	16.0 x
	11.0%	$12.14	$12.90	$13.66	$14.42	$15.18
Discount	12.0%	11.65	12.38	13.10	13.83	14.56
Rate	13.0%	11.19	11.88	12.57	13.27	13.96
Range	14.0%	10.75	11.41	12.07	12.73	13.39
	15.0%	10.33	10.96	11.59	12.23	12.86

     In connection with the discounted cash flow and terminal value analysis performed, Janney considered and discussed with Harleysville National’s board of directors how the present value analysis would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets and net income. Janney noted that the discounted cash flow and terminal value analysis is a widely used valuation methodology, but the results are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of the actual values or expected values of Willow Financial common stock.

Financial Impact Analysis

     Janney performed a pro forma merger analysis that combined projected balance sheet and income statement information of Harleysville National and Willow Financial. The analysis assumed that 100% of Willow Financial’s shares were exchanged for shares of Harleysville National’s common stock at an exchange ratio of 0.73 shares. The analysis also contemplated certain purchase accounting adjustments, charges and transaction costs associated with the merger, as well as certain transaction synergies determined by the managements of Harleysville National and Willow Financial. The analysis assumed earnings projections that were discussed with management in the case of both Harleysville National and Willow Financial. In addition, Janney assumed that the merger will result in cost savings equal to management’s estimates. Based on its analysis, Janney determined that the merger would be accretive to Harleysville National’s management estimates for earnings per share and cash earnings per share in 2009. The analysis also indicated that the proposed transaction would be dilutive to Harleysville National’s tangible book value per share.

     Furthermore, the analysis indicated that Harleysville National’s Leverage Ratio, Tier 1 Risk-Based Capital Ratio and Total Risk Based Capital Ratio would all remain above regulatory minimums for well capitalized institutions. This analysis was based on internal projections provided by Harleysville National’s and Willow Financial’s management teams.

     In connection with its analyses, Janney considered and discussed with Harleysville National’s board of directors how the pro forma analyses would be affected by various changes in the underlying assumptions. Janney noted that the actual results achieved by the combined company may vary from the projected results and the variations may be material.

     Under the terms of Janney’s engagement, Harleysville National has agreed to pay Janney an aggregate fee of 0.40% of the aggregate consideration, a portion of which was payable in connection with Janney’s opinion and the remainder is contingent upon the consummation of the merger. Aggregate consideration solely for the purposes of determining the contingent transaction fee payable to Janney, shall be equal to the offer per share, as set forth in the definitive merger agreement, multiplied by the total number of shares outstanding including any Employee Stock Option Plan and Management Recognition Plan shares, plus the in-the-money value (based on the offer) of all stock options and warrants outstanding. Since the transaction is a fixed exchange for common stock, Harleysville National’s average closing stock price for the ten business days prior to the day of closing shall be used in the calculation of the aggregate consideration. In addition, Harleysville National has agreed to reimburse Janney for expenses, including fees and expenses of legal counsel, and to indemnify Janney and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

     Janney has in the past provided certain investment banking services to Harleysville National and has received compensation for such services and may provide, and receive compensation for, such services in the future. Furthermore, in the ordinary course of its business as a broker-dealer, Janney may, from time to time, have a long or short position in, and buy or sell, debt or equity securities of Harleysville National or Willow Financial for its own account or for the accounts of its customers.

WILLOW FINANCIAL’S REASONS FOR THE MERGER

     After careful consideration, the Willow Financial board of directors has determined that the merger is advisable and fair to, and in the best interests of, Willow Financial and its shareholders, approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommended that its shareholders approve the merger and approve and adopt the merger agreement. Accordingly, Willow Financial’s board of directors unanimously recommends that Willow Financial’s shareholders vote FOR the approval of the merger and the adoption of the merger agreement.

     In reaching its decision to approve the merger agreement, the Willow Financial board of directors consulted with management, as well as with Willow Financial’s financial advisors and legal counsel, and considered the following material factors:

  Willow Financial board of directors’ familiarity with and review of information concerning its business, results of operation, financial condition, competitive position and future prospects, as well as risks involved in achieving these prospects;

  The nature of Willow Financial’s business and the industry in which it competes, and current industry, economic and market conditions, including the increasing consolidation within the banking industry;

  Based on the closing price of Harleysville National common stock on May 20, 2008, the merger consideration represented a 32.8% premium over the per share closing price of Willow Financial common stock on May 20, 2008, the date prior to the date on which the merger was publicly announced.

  The terms of the merger agreement by which 100% of the merger consideration is to take the form of Harleysville National common stock, enabling Willow Financial shareholders to participate in anticipated future growth and stock appreciation of the combined Harleysville National-Willow Financial franchise;

  Based on the exchange ratio and assuming continuation of Harleysville National’s current per share dividend rate of $0.20 per quarter, an anticipated quarterly dividend increase of $0.031 per share for holders of Willow Financial common stock, which is an approximate 27.0% increase over Willow Financial’s current dividend.

  The anticipated accretion for Willow Financial shareholders of the projected dividend rate and earnings per share;

  The strategic value of Willow Financial to potential buyers compared to its value as an independent institution;

  Willow Financial board of directors’ conclusion, after review of the possible alternatives to a sale of Willow Financial, including remaining independent and growing its business organically and pursuing a strategy of growth through acquisitions, the value to its shareholders of such alternatives, and the timing and likelihood of actually achieving additional value from these alternatives, that none of these alternatives was reasonably likely to result in value for its shareholders greater than the consideration to be received in the merger;

  The fact that Willow Financial through its financial advisor contacted numerous prospective partners to discuss a possible transaction during a period of more than six months and that, although these parties were each afforded ample time to conduct due diligence and submit an offer, none of these parties made a firm offer superior to that of Harleysville National;

  The overall historical performance of Harleysville National and the perceived strong future business and growth prospects of Harleysville National, especially compared to Company D;

  The results of Willow Financial’s due diligence review of Harleysville National;

  The fundamental similarity of Harleysville National’s culture and business philosophy with Willow Financial’s culture and business philosophy, thereby increasing the probability of a successful integration;

  The belief that Harleysville National’s business strategy is consistent with Willow Financial Bank’s customer-focused community banking operating model. The larger size of the combined company would place the combined company in a stronger position to satisfy the financial needs of its expanded customer base;

  The complementary strengths of the businesses of Willow Financial and Harleysville National, and the benefits to be realized by an increased scale of operations and expanded product and service offerings.

  The potential for operating synergies and cross marketing of products in light of the fact that Harleysville National and Willow Financial serve contiguous market areas with similar and complementary customer bases;

  The proposed board and management arrangements of the combined company, including the inclusion of two of Willow Financial’s directors on Harleysville National’s board of directors and Ms. Coughey as executive vice president, which Willow Financial’s board of directors believes positions the combined company with strong leadership and experienced management;

  The likelihood of employment arrangements with key Willow Financial employees which would help assure the continuity of management, the likelihood of successful integration and the successful operation of the combined company;

  The effects of the merger on Willow Financial’s employees, including the prospects for continued employment and severance and other benefits agreed to be provided to Willow Financial employees;

  The ability of Willow Financial’s board of directors, under the limitations and requirements in the merger agreement, to furnish information to and conduct negotiations with a third party and to accept an alternative acquisition proposal upon the payment to Harleysville National of a termination fee of $7,000,000;

  The merger agreement provides reasonable certainty of consummation, because it includes limited conditions to Harleysville National’s obligation to complete the merger, including: accuracy of Willow Financial’s representations and warranties and compliance with its obligations under the merger agreement, the absence of a material adverse effect upon Willow Financial, the completion of regulatory approvals and the maintenance of the employment agreement between Ms. Coughey and Harleysville National;

  Harleysville National is generally obligated to close the merger notwithstanding any breaches of Willow Financial’s representations and warranties, unless those breaches would have a material adverse effect on Willow Financial;

  The likelihood that regulatory approvals needed to complete the transaction will be obtained;

  The structural protections included in the merger agreement such as the ability of Willow Financial to terminate the merger agreement in the event of any change or development affecting Harleysville National since the date of the merger agreement and continuing immediately prior to the closing of the merger agreement which has, or is reasonably likely to have, a material adverse effect on Harleysville National;

  The oral and written opinion Sandler O’Neill & Partners, L.P., Willow Financial’s financial advisor, dated May 20, 2008 that, as of the date of the opinion, the merger consideration was fair to Willow Financial’s shareholders from a financial point of view. The full text of Sandler O’Neill’s written opinion is attached to this joint proxy statement/prospectus as Annex C and is incorporated by reference into this joint proxy statement/prospectus. Willow Financial urges all Willow Financial shareholders to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion. For a summary of the presentation of Sandler O’Neill, see “Opinion of Willow Financial’s Financial Advisor” below.

  The general terms and conditions of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations as well as the likelihood of the consummation of the merger, the proposed transaction structure, the termination provisions of the agreement and evaluation by Willow Financial’s board of directors of the likely time period necessary to close the transaction.

     In the course of its deliberations, Willow Financial’s board of directors also considered a variety of risks and other potentially negative factors, including the following:

  Willow Financial will no longer exist as an independent company and its shareholders will forgo any future increase in its value that might result from its possible growth;

  The fixed exchange ratio will not adjust upwards to compensate for declines in Harleysville National’s stock price prior to completion of the merger;

  There are risks and uncertainties related to the announcement and pendency of the merger, including the impact of the merger on Willow Financial’s employees, customers and its relationship with third parties;

  The merger agreement precludes Willow Financial from soliciting alternative proposals;

  Certain of Willow Financial’s directors and officers may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, and in addition to, those of our other shareholders. See “The Merger- Interests of Management and Others in the Merger;”

  Willow Financial may incur significant risks and costs if the merger does not close, including the diversion of management and employee attention during the period after the signing of the merger agreement, potential employee attrition and the potential effect on its business and customer relations. In that regard, under the merger agreement, Willow Financial must conduct its business in the ordinary course and it is subject to a variety of other restrictions on the conduct of its business prior to completion of the merger or termination of the merger agreement, which may delay or prevent it from undertaking business opportunities that may arise; and

  Willow Financial is obligated to pay to Harleysville National a termination fee of $7,000,000 if the merger agreement is terminated under certain circumstances. It is possible that these provisions could discourage a competing proposal to acquire Willow Financial or reduce the price in an alternative transaction.

     The foregoing discussion of the information and factors considered by the Willow Financial board of directors is not intended to be exhaustive, but Willow Financial believes it addresses all material factors considered by its board of directors, including factors that support the merger as well as those that may weigh against it. In view of the number and variety of factors and the amount of information considered, Willow Financial’s board of directors did not find it practicable to make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, Willow Financial’s board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of Willow Financial’s board of directors may have given different weights to different factors. This explanation of the Willow Financial board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the discussion under the heading “A Warning About Forward Looking Information.”

RECOMMENDATION OF THE WILLOW FINANCIAL BOARD OF DIRECTORS

     Willow Financial’s board of directors has adopted and approved the merger agreement and unanimously recommends that its shareholders vote for approval of the merger and approval and adoption of the merger agreement.

OPINION OF WILLOW FINANCIAL’S FINANCIAL ADVISOR

     By letter dated January 9, 2008, Willow Financial retained Sandler O’Neill to act as its financial advisor in connection with a possible business combination. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

     Sandler O’Neill acted as financial advisor to Willow Financial in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of a definitive merger agreement with Harleysville National on May 20, 2008. At the May 20, 2008 meeting at which Willow Financial’s board of directors considered and approved the merger agreement, Sandler O’Neill delivered to the board of directors its oral opinion, subsequently approved in writing, that, as of such date, the merger consideration was fair to Willow Financial from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Annex C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Willow Financial’s shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

     Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the Willow Financial board of directors and is directed only to the fairness of the merger consideration to Willow Financial from a financial point of view. It does not address the underlying business decision of Willow Financial to engage in the merger or any other aspect of the merger and is not a recommendation to any Willow Financial shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

     In connection with rendering its May 20, 2008 opinion, Sandler O’Neill reviewed and considered, among other things:

1.	The merger agreement.

2.	Certain publicly available financial statements and other historical financial information of Willow Financial that Sandler O’Neill deemed relevant.

3.	Certain publicly available financial statements and other historical financial information of Harleysville National that Sandler O’Neill deemed relevant.

4.	Internal financial projections for Willow Financial for the year ending December 31, 2008 as prepared by and reviewed with senior management of Willow Financial and growth and performance guidance for the years ending December 31, 2009 through 2012 as provided by and reviewed with senior management of Willow Financial.

5.	Internal financial projections for Harleysville National for the year ending December 31, 2008 as prepared by and reviewed with senior management of Harleysville National and growth and performance guidance for the years ending December 31, 2009 through 2012 as provided by and reviewed with senior management of Harleysville National.

6.	The pro forma financial impact of the merger on Harleysville National based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior managements of Willow Financial and Harleysville National.

7.	The publicly reported historical price and trading activity for Willow Financial’s and Harleysville National’s respective common stock, including a comparison of certain financial and stock market information for Willow Financial and Harleysville National with similar publicly available information for certain other companies the securities of which are publicly traded.

8.	The financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available.

9.	The current market environment generally and the banking environment in particular.

10.	Such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

     Sandler O’Neill also discussed with certain members of senior management of Willow Financial the business, financial condition, results of operations and prospects of Willow Financial and held similar discussions with certain members of senior management of Harleysville National regarding the business, financial condition, results of operations and prospects of Harleysville National.

     In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill relied upon the accuracy and completeness of all the financial and other information that was available to them from public sources, that was provided to Sandler O’Neill by Willow Financial or Harleysville National or their respective representatives or that was otherwise reviewed by Sandler O’Neill and has assumed such accuracy and completeness for purposes of rendering this opinion. Sandler O’Neill further relied on the assurances of the management of each of Willow Financial and Harleysville National that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill has not been asked to undertake, and has not undertaken, an independent verification of any of such information and Sandler O’Neill does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing the assets or the liabilities (contingent or otherwise) of Willow Financial or Harleysville National or any of their subsidiaries, or the collectibility of any such assets, nor has Sandler O’Neill been furnished with any such evaluations or appraisals. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Willow Financial or Harleysville National nor has Sandler O’Neill reviewed any individual credit files relating to Willow Financial or Harleysville National. Sandler O’Neill assumed, with Willow Financial’s consent, that the respective allowances for loan losses for both Willow Financial and Harleysville National were adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

     The internal projections and growth and performance guidance used and relied upon by Sandler O’Neill in its analyses of Willow Financial and Harleysville National, respectively, were provided by and discussed with the senior managements of Willow Financial and Harleysville National, respectively who confirmed to Sandler O’Neill that those projections and growth and performance guidance reflected the best currently available estimates and judgments of the future financial performance of Willow Financial and Harleysville National, respectively. The projections of transaction costs, purchase accounting adjustments and expected cost savings related to the merger were provided by or reviewed with senior management of Willow Financial and such senior management confirmed to Sandler O’Neill that those projections reflected the best currently available estimates and judgments of such senior management. Sandler O’Neill assumed that the financial performances reflected in all projections, growth and performance guidance, estimates and projections used by it in its analyses would be achieved. Sandler O’Neill expressed no opinion as to such budgets, estimates or projections or the assumptions on which they were based. Sandler O’Neill also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of Willow Financial or Harleysville National since the date of the last financial statements made available to them and that Willow Financial and Harleysville National will remain as going concerns for all periods relevant to the analyses.

     With respect to the merger agreement, Sandler O’Neill assumed that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the merger agreement are not waived and that the merger will be a tax-free reorganization for federal income tax purposes.

     Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by Willow Financial’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the merger by any other shareholders of Willow Financial. Finally, with Willow Financial’s consent, Sandler O’Neill relied upon the advice received from Willow Financial’s legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger agreement and the other transactions contemplated by the agreement.

     Sandler O’Neill’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Events occurring after the date of the opinion could materially affect the opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date hereof. Sandler O’Neill expressed no opinion as to what the value of Willow Financial’s common stock will be when issued to Harleysville National’s shareholders pursuant to the agreement or the prices at which the common stock of Willow Financial or Harleysville National may trade at any time.

     In rendering its May 20, 2008 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Willow Financial or Harleysville National and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Willow Financial and Harleysville National and the companies to which they are being compared.

     In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Willow Financial, Harleysville National and Sandler O’Neill. The analysis performed by Sandler O’Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Willow Financial’s board of directors at the board’s May 20, 2008 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of the Willow Financial common stock or the prices at which Willow Financial common stock may be sold at any time. The combined analysis of Sandler O’Neill and the opinions provided by each were among a number of factors taken into consideration by Willow Financial’s board of directors in making its determination to adopt the plan of merger contained in the merger agreement and the analyses described below should not be viewed as determinative of the decision of Willow Financial’s board of directors or management with respect to the fairness of the merger.

     In arriving at its opinion Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather it made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support their respective opinions; rather Sandler O’Neill made its determination as to the fairness of the per share consideration on the basis of its experience and professional judgment after considering the results of all their analyses taken as a whole. Accordingly, Sandler O’Neill believes that the analysis and the summary of the analysis must be considered as a whole and that selecting portions of the analysis and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying their analyses and opinions. At the May 20, 2008 meeting of Willow Financial’s board of directors, Sandler O’Neill presented certain financial analyses of the merger. The summary and tables below do not represent a complete description of the analyses underlying the opinion of Sandler O’Neill or the presentation made by Sandler O’Neill to Willow Financial’s board of directors, but is instead a summary of the material analyses performed and presented in connection with the opinion.

Summary of Proposal

     Sandler O’Neill reviewed the financial terms of the proposed transaction. Using the fixed exchange ratio of 0.73 of Harleysville National no par common stock for each share of Willow Financial common stock and Willow Financial’s options exchanged for Harleysville National’s options, Harleysville National’s 1-week average closing stock price of $14.26 as of May 19, 2008. Based upon financial information for Willow Financial as of and for the twelve month period ended September 30, 2007, Sandler O’Neill calculated the following transaction ratios:

Transaction Ratios

Transaction Value/Last Twelve Months’ Net Income	26.7	x
Transaction Value/Estimated 2009 Net Income(1)	27.5	x
Transaction Value/Tangible Book Value	179%
Tangible Book Premium/ Core Deposits(2)	9.7%
Premium over Current Market Price	35.2%
____________________

(1)	Based on Willow Financial’s management estimate of $0.38 Earnings per share for 2009

(2)	Core deposits exclude time deposits with account balances greater than $100,000. Tangible book premium/core deposits calculated by dividing the excess of the aggregate transaction value over tangible book value by core deposits.

Comparable Company Analysis

     Sandler O’Neill used publicly available information to perform a comparison of selected financial and market trading information for Willow Financial and Harleysville National. Sandler O’Neill used publicly available information to compare selected financial and market trading information for Willow Financial and a group of financial institutions selected by Sandler O’Neill. The Willow Financial peer group consisted of selected publicly traded thrifts headquartered in New York, New Jersey, Pennsylvania and Delaware:

Abington Bancorp, Inc.	Provident New York Bancorp
ESB Financial Corporation	OceanFirst Financial Corporation
Flushing Financial Corporation	WSFS Financial Corporation
Parkvale Financial Corporation

     The analysis compared publicly available financial information for Willow Financial and the high, low, mean and median financial and market trading data for the Willow Financial peer group. The table below sets forth the data for Willow Financial as of and for the twelve months ended September 30, 2007 and the median data for the Willow Financial’s peer group as of and for the twelve months ended March 31, 2008, with pricing data as of May 19, 2008.

Comparable Group Analysis

		Comparable
	Willow	Group
	Financial	Median Result
Total Assets (in millions)	$1,569	$1,920
Tangible Equity / Tangible Assets	6.19%	6.47%
Return on Average Assets	0.38%	0.72%
Return on Average Equity	2.89%	8.53%
Net Interest Margin	3.10%	2.77%
Efficiency Ratio	82.2%	63.8%
Nonperforming Assets / Assets	0.30%	1.82%
Price / Tangible Book Value	131%	146%
Price / Last Twelve Months Earnings per Share	19.5x	17.0x
Price / Estimated 2008 Earnings per Share(1)	44.6x	13.7x
Dividend Yield	6.09%	2.80%
Market Capitalization (in millions)	$118	$256
____________________

(1)	Based on First Call median estimates outstanding for peers and the financial projection provided by Willow Financial’s management

     Harleysville National’s peer group consisted of selected publicly traded commercial banks headquartered in Pennsylvania, New Jersey, Delaware, Maryland and New York:

Community Bank Systems, Inc.	Sandy Spring Bancorp, Inc.
First Commonwealth Financial	Sun Bancorp, Inc.
S&T Bancorp, Inc.	WesBanco Inc.

     The analysis compared publicly available financial and market trading information for Harleysville National and the high, low, mean, and median data for Harleysville National peer group. The table below sets forth the data for Harleysville National and the median data for the Harleysville National peer group as of and for the twelve months ended March 31, 2008, with pricing data as of May 19, 2008.

Comparable Group Analysis

		Comparable
	Harleysville	Group
	National	Median Result
Total Assets (in millions)	$3,894	$4,061
Tangible Equity / Tangible Assets	5.88%	6.71%
Return on Average Assets	0.79%	0.95%
Return on Average Equity	8.93%	9.22%
Net Interest Margin.	2.85%	3.55%
Efficiency Ratio	61.7%	62.9%
Nonperforming Assets / Assets	0.65%	0.88%
Price / Tangible Book Value	198%	199%
Price / Last Twelve Months Earnings per Share	15.8x	13.5x
Price / Estimated 2008 Earnings per Share(1)	12.4x	13.2x
Dividend Yield	5.65%	3.78%
Market Capitalization (in millions)	$440	$651
____________________

(1)	Based on First Call median estimates outstanding for peers; Harleysville National’s management projections

Stock Trading History

     Sandler O’Neill reviewed the history of the publicly reported trading prices of Willow Financial common stock for the three-year period ended May 19, 2008. Sandler O’Neill also reviewed the history of the reported trading prices and volume of Harleysville National common stock for the three year period ended May 19, 2008. Sandler O’Neill then compared the relationship between the movements in the price of Willow Financial common stock against the movements in the prices of the Standard & Poor’s 500 Index, the NASDAQ Bank Index, and the Standard & Poor’s Bank Index. Sandler O’Neill also compared the relationship between the movements in the prices of Harleysville National common stock to movements in the prices of the Standard & Poor’s 500 Index, the NASDAQ Bank Index, and the Standard & Poor’s Bank Index.

     During the three-year period ended May 19, 2008, Willow Financial common stock underperformed all the various indices to which it was compared but the Standard & Poor’s 500 Index.

Willow Financial’s Three-Year Stock Performance

	Beginning Index Value	Ending Index Value
	May 19, 2005	May 19, 2008
Willow Financial	100.00%	50.3%
NASDAQ Bank Index	100.00	83.7
S&P Bank Index	100.00	74.2
S&P 500 Index	100.00	119.8

     During the three-year period ended March 19, 2008, Harleysville National common stock underperformed the various indices and outperformed the peer group to which it was compared.

Harleysville National’s Three-Year Stock Performance

	Beginning Index Value	Ending Index Value
	May 19, 2005	May 19, 2008
Harleysville National	100.00%	68.5%
NASDAQ Bank Index	100.00	83.7
S&P Bank Index	100.00	74.2
S&P 500 Index	100.00	119.8

Analysis of Selected Merger Transactions

     Sandler O’Neill reviewed 6 merger transactions announced nationwide from July 1, 2007 through May 19, 2008 involving thrifts as acquired institutions with announced transaction values greater than $50 million and less than $1.0 billion. Sandler O’Neill reviewed the following multiples: transaction price at announcement to last twelve months’ net income, transaction price at announcement to estimated net income, transaction value to tangible book value, tangible book premium to core deposits and premium to market price and then computed high, low, mean, median multiples and premiums for the transactions. The median multiples were applied to Willow Financial’s financial information as of and for the twelve months ended September 30, 2007. As illustrated in the following tables, Sandler O’Neill derived an imputed range of values for a share of Willow Financial common stock of $8.08 to $13.28 based upon the median multiples for the comparable transactions.

Transaction Multiples

	Median		Implied
	Multiple		Value
Price per Share / Last twelve months Earnings	22.5	x	$8.76
Price per Share / 2009 Estimated Earnings	21.4	x	$8.08
Price per Share / Tangible Book Value	181%		$10.44
Core Deposit Premium(1)	12.3%		$13.28
Market Premium	18.6%		$9.13
____________________

(1)	Core deposits are defined as total deposits less time deposits over $100,000. The core deposit premium is calculated by taking transaction value, less tangible book value, divided by core deposits.

Net Present Value Analysis

     Sandler O’Neill performed an analysis that estimated the net present value per share of Willow Financial common stock under various circumstances. In the analysis, Sandler O’Neill assumed Willow Financial performed in accordance with the 2008 net income projections provided by Willow Financial’s management and the estimated growth and performance rate for the years ending December 31, 2009 through 2012 as provided by Willow Financial management. To approximate the terminal value of Willow Financial common stock at December 31, 2012, Sandler O’Neill applied price to last twelve months earnings multiples of 11.0x to 16.0x and multiples of tangible book value ranging from 100% to 200%. The terminal values were then discounted to present values using different discount rates ranging from 12.0% to 16.5% which were chosen by Sandler O’Neill and reflected different assumptions regarding required rates of return of holders or prospective buyers of Willow Financial’s common stock. In addition, the net present value of Willow Financial common stock at December 31, 2012 was calculated using the same range of price to last twelve months earnings multiples (11.0x – 16.0x) applied to a range of discounts and premiums to budget projections. The range applied to the budgeted net income was 25% under budget to 25% over budget, using a discount rate of 14.09% for the analysis.

     As illustrated in the following tables, the analysis indicated an imputed range of values per share for Willow Financial common stock of $3.97 to $6.29 when applying the price/earnings multiples to the matched budget, $4.37 to $8.96 when applying multiples of tangible book value to the matched budget, and $3.52 to $6.98 when applying the price/earnings multiples to the -25% / +25% budget range.

Earnings Per Share Multiples

Discount Rate		11.0x	12.0x	13.0x	14.0x	15.0x	16.0x
12.00%		$4.69	$5.01	$5.33	$5.65	$5.97	$6.29
12.75%		$4.56	$4.87	$5.18	$5.49	$5.80	$6.11
13.50%		$4.43	$4.73	$5.03	$5.33	$5.64	$5.94
14.25%		$4.31	$4.60	$4.89	$5.19	$5.48	$5.77
15.00%		$4.19	$4.47	$4.76	$5.04	$5.33	$5.61
15.75%		$4.08	$4.35	$4.63	$4.90	$5.18	$5.45
16.50%		$3.97	$4.24	$4.50	$4.77	$5.04	$5.30

Earnings Per Share Multiples

Budget Variance		11.0x	12.0x	13.0x	14.0x	15.0x	16.0x
(25.00%	)	$3.52	$3.74	$3.97	$4.19	$4.41	$4.63
(20.00%	)	$3.69	$3.92	$4.16	$4.39	$4.63	$4.86
(15.00%	)	$3.85	$4.10	$4.35	$4.60	$4.85	$5.10
(10.00%	)	$4.01	$4.27	$4.54	$4.80	$5.07	$5.33
(5.00%	)	$4.17	$4.45	$4.73	$5.01	$5.29	$5.57
0.00%		$4.33	$4.63	$4.92	$5.22	$5.51	$5.81
5.00%		$4.50	$4.80	$5.11	$5.42	$5.73	$6.04
10.00%		$4.66	$4.98	$5.31	$5.63	$5.95	$6.28
15.00%		$4.82	$5.16	$5.50	$5.84	$6.17	$6.51
20.00%		$4.98	$5.33	$5.69	$6.04	$6.40	$6.75
25.00%		$5.14	$5.51	$5.88	$6.25	$6.62	$6.98

Tangible Book Value Per Share Multiples

Discount Rate		100%	120%	140%	160%	180%	200%
12.00%		$5.17	$5.93	$6.68	$7.44	$8.20	$8.96
12.75%		$5.02	$5.76	$6.49	$7.22	$7.96	$8.69
13.50%		$4.88	$5.59	$6.30	$7.02	$7.73	$8.44
14.25%		$4.75	$5.44	$6.13	$6.81	$7.50	$8.19
15.00%		$4.62	$5.28	$5.95	$6.62	$7.29	$7.96
15.75%		$4.49	$5.14	$5.79	$6.43	$7.08	$7.73
16.50%		$4.37	$5.00	$5.63	$6.25	$6.88	$7.51

Harleysville National Net Present Value Analysis

     Sandler O’Neill also performed an analysis that estimated the net present value per share of Harleysville National common stock under various circumstances. In the analysis Sandler O’Neill assumed Harleysville National performed in accordance with the 2008 net income projection and estimated growth rate for the years ended December 31, 2009 through 2012 provided by Harleysville National management. To approximate the terminal value of Harleysville National common stock at December 31, 2012, Sandler O’Neill applied price to last twelve months earnings multiples of 12.0x to 17.0x and multiples of tangible book value ranging from 165% to 290%. The terminal values were then discounted to present values using different discount rates ranging from 10.50% to 13.50% chosen by Sandler O’Neill to reflect different assumptions regarding required rates of return of holders or prospective buyers of Harleysville National common stock. In addition, the net present value of Harleysville National common stock at December 31, 2012 was calculated using the same range of price to last twelve months earnings multiples (12.0x to 17.0x) applied to a range of discounts and premiums to budget projections. The range applied to the budgeted net income was 25% under budget to 25% over budget, using a discount rate of 12.08% for the analysis.

     As illustrated in the following tables, the analysis indicated an imputed range of values per share for Harleysville National common stock of $12.18 to $17.91 when applying the price/earnings multiples to the matched budget, $11.76 to $20.12 when applying multiples of tangible book value to the matched budget, and $10.86 to $21.12 when applying the price/earnings multiples to the -25% / +25% budget range.

Earnings Per Share Multiples

Discount Rate		12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
10.50%		$13.63	$14.48	$15.34	$16.20	$17.05	$17.91
11.00%		$13.37	$14.21	$15.05	$15.88	$16.72	$17.56
11.50%		$13.12	$13.94	$14.76	$15.58	$16.40	$17.22
12.00%		$12.88	$13.68	$14.48	$15.28	$16.09	$16.89
12.50%		$12.64	$13.42	$14.21	$14.99	$15.78	$16.57
13.00%		$12.40	$13.17	$13.94	$14.71	$15.48	$16.25
13.50%		$12.18	$12.93	$13.68	$14.44	$15.19	$15.94

Earnings Per Share Multiples

Budget
Variance		12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
(25.00%	)	$10.86	$11.49	$12.11	$12.74	$13.37	$14.00
(20.00%	)	$11.36	$12.03	$12.70	$13.37	$14.04	$14.71
(15.00%	)	$11.86	$12.58	$13.29	$14.00	$14.71	$15.42
(10.00%	)	$12.37	$13.12	$13.87	$14.63	$15.38	$16.14
(5.00%	)	$12.87	$13.66	$14.46	$15.26	$16.05	$16.85
0.00%		$13.37	$14.21	$15.05	$15.88	$16.72	$17.56
5.00%		$13.87	$14.75	$15.63	$16.51	$17.39	$18.27
10.00%		$14.38	$15.30	$16.22	$17.14	$18.06	$18.98
15.00%		$14.88	$15.84	$16.81	$17.77	$18.73	$19.70
20.00%		$15.38	$16.39	$17.39	$18.40	$19.40	$20.41
25.00%		$15.88	$16.93	$17.98	$19.03	$20.07	$21.12

Tangible Book Value Per Share Multiples

Discount Rate		165%	190%	215%	240%	265%	290%
10.50%		$13.16	$14.55	$15.94	$17.33	$18.73	$20.12
11.00%		$12.91	$14.27	$15.64	$17.00	$18.36	$19.72
11.50%		$12.67	$14.00	$15.34	$16.67	$18.00	$19.34
12.00%		$12.44	$13.74	$15.05	$16.35	$17.66	$18.96
12.50%		$12.21	$13.48	$14.76	$16.04	$17.32	$18.60
13.00%		$11.98	$13.23	$14.49	$15.74	$16.99	$18.24
13.50%		$11.76	$12.99	$14.21	$15.44	$16.67	$17.89

     In connection with its analyses, Sandler O’Neill considered and discussed with the Willow Financial board of directors how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O’Neill noted that the terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis

     Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes on December 31, 2008; (2) the deal value per share is equal to a $10.41 per Willow Financial share, given the 0.73 fixed exchange ratio; (3) options for Willow Financial common stock will be exchanged for options for Harleysville National; (4) 25% cost savings, or approximately $14.1 million pretax in 2009; (5) $30.0 million in pre-tax deal related expenses, with a 4.0% opportunity cost of cash; (6) a 4.0% core deposit intangible, equaling $29.4 million in aggregate, amortized over 10 years on a sum-of-the-years digits basis; (7) Willow Financial performed in accordance with an estimated earnings per share growth rate for the year ending December 31, 2008 as discussed with senior management of Willow Financial and an estimated growth rate for the years ended December 31, 2009 through 2012 as discussed with senior management of Willow Financial; and (5) Harleysville National performed in accordance with an estimated earnings per share growth rate for the year ending December 31, 2008 as discussed with senior management of Harleysville National and an estimated growth rate for the years ended December 31, 2009 through 2012 as discussed with senior management of Harleysville National. The analyses indicated that for the year ending December 31, 2009, the merger would be accretive to Harleysville National’s projected earnings per share and, at December 31, 2009 the merger would be accretive to Harleysville National’s tangible book value per share. From the standpoint of a Willow Financial stockholder, for the year ending December 31, 2009, the merger would be accretive to earnings per share, tangible book value per share and dividend per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Miscellaneous

     Willow Financial has agreed to pay Sandler O’Neill a non-refundable fee in an amount equal to 0.25% of the aggregate purchase price, due and payable in cash upon the signing of a definitive agreement to effect a business combination, and a fee in an amount equal to 0.75% of the aggregate purchase price, subject to closing. In addition, Willow Financial has agreed to pay Sandler O’Neill a non-refundable retainer fee in an amount of $25,000, all of which is to be credited against the transaction fee. Willow Financial has also agreed to reimburse Sandler O’Neill, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with Sandler O’Neill’s engagement, including the reasonable fees and disbursements of its legal counsel, with such costs not to exceed $15,000 without the prior written consent of Willow Financial.

     In the ordinary course of its respective broker and dealer businesses, Sandler O’Neill may purchase securities from and sell securities to Willow Financial and Harleysville National and their affiliates. Sandler O’Neill may also actively trade the debt and/or equity securities of Willow Financial or their affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

TERMS OF THE MERGER

Effect of the Merger

     Upon completion of the merger, Willow Financial will merge with and into Harleysville National. Immediately thereafter, Willow Financial Bank, a wholly-owned subsidiary of Willow Financial, will merge with and into Harleysville National Bank, a wholly-owned subsidiary of Harleysville National. The articles of incorporation and the bylaws of Harleysville National and Harleysville National Bank in effect immediately prior to the merger will continue to govern.

Merger Consideration

Willow Financial Common Stock

     Shareholders of Willow Financial will receive 0.73 shares of Harleysville National common stock for each share of Willow Financial common stock they own. Harleysville National will not issue fractional shares of common stock. See “The Merger - Terms of the Merger - Exchange Procedure” below.

     The exchange ratio will be appropriately adjusted if there is a stock dividend or a stock split, reverse stock split, or other similar event regarding Harleysville National common stock before completion of the merger. By way of illustration, if Harleysville National would declare and pay a stock dividend of 5% on or prior to the effective date of the merger, the exchange ratio would be adjusted upward by 5%. Consequently, those Willow Financial shareholders entitled to receive Harleysville National common stock would receive 0.7665 shares of Harleysville National common stock for each share of Willow Financial common stock they own.

Willow Financial Stock Options

     As of [________], the record date of the special meeting of shareholders of Willow Financial to approve and adopt the merger, various directors, officers, and employees of Willow Financial held options to purchase a total of [__________] shares of Willow Financial common stock. When the merger takes place, each Willow Financial option still outstanding will cease to be a right to purchase shares of Willow Financial common stock and will be converted automatically into an option to purchase shares of Harleysville National common stock at an exchange ratio of 1:0.73. That is, each option to acquire one share of Willow Financial common stock will become an option to acquire 0.73 shares of Harleysville National common stock. The exchange ratio is subject to adjustment in accordance with the terms of the merger agreement. Harleysville National will assume each such option, in accordance with the terms of the Willow Financial stock option plan, except that from and after the effective date of the merger, all of the following will occur:

1.	Harleysville National and a disinterested committee of its board of directors will be substituted for Willow Financial and Willow Financial’s board of directors or board committee to administer the Willow Financial stock option plans.

2.	Each Willow Financial stock option assumed by Harleysville National may be exercised solely for shares of Harleysville National common stock. The number of shares of Harleysville National common stock issuable upon the exercise of the converted options and the exercise price for the converted option will be appropriately adjusted to reflect the merger consideration. This adjustment is described in the following two paragraphs.

	i.	The number of shares of Harleysville National common stock subject to each converted option will be equal to the number of shares of Willow Financial common stock subject to such option immediately prior to the effective date of the completion of the merger multiplied by 0.73. The exchange ratio is subject to adjustment in accordance with the terms of the merger agreement.

	ii.	The exercise price of each Willow Financial option immediately after the effective date of the merger will be equal to the quotient obtained by dividing the per share exercise price of such option by 0.73. The exchange ratio is subject to adjustment in accordance with the terms of the merger agreement.

Harleysville National Common Stock and Stock Options

     Each share of Harleysville National common stock and each option to purchase a share of Harleysville National common stock outstanding immediately prior to completion of the merger will remain outstanding and unchanged by the merger.

Exchange Procedures

     As soon as reasonably practicable after the effectiveness of the merger, Harleysville National’s exchange agent will mail to each Willow Financial shareholder a letter of transmittal with instructions for submitting his or her Willow Financial stock certificates in exchange for Harleysville National common stock. At that time, those

Willow Financial shareholders will need to carefully review the instructions, complete the materials enclosed with the instructions, and return the materials along with their Willow Financial stock certificates. After receipt of the properly completed letter of transmittal and Willow Financial stock certificates, Harleysville National’s exchange agent will mail a certificate representing the whole number of shares of Harleysville National common stock and a check representing the amount of cash in lieu of fractional shares.

     Certificates of shares of Harleysville National common stock will be dated the effective date of the merger and will entitle the holders to dividends and any other distributions to which all holders of Harleysville National common stock are entitled. Until the certificates representing Willow Financial common stock are surrendered for exchange after completion of the merger, holders of such certificates will not receive any stock consideration, dividends, or distributions on any Harleysville National common stock into which such shares have been converted. When such certificates are surrendered, any unpaid dividends or other distributions will be paid without interest.

     Following the effective date of the merger and until surrendered, each Willow Financial stock certificate is evidence solely of the right to receive the merger consideration. In no event will either Harleysville National or Willow Financial be liable to any former Willow Financial shareholder for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat, or similar law.

     Harleysville National will not issue fractional shares of its common stock in connection with the merger. Each holder of Willow Financial common stock who otherwise would have been entitled to a fraction of a share of Harleysville National common stock shall receive cash in lieu thereof (without interest) in an amount determined by the merger agreement. The merger agreement calculates such cash amount by multiplying the fractional share to which such holder would otherwise be entitled (after taking into account all shares of Willow Financial common stock owned by such holder at the effective time of the merger) by the average closing price of a share of Harleysville National common stock. The merger agreement calculates the average closing price as the average closing price of Harleysville National common stock on the NASDAQ Global Select Market for each of the consecutive 20 trading days ending on and including the eleventh day prior to the effective date of the merger. No such holder shall be entitled to dividends, voting rights, or any other rights with respect to any fractional share. Shares of Willow Financial common stock issued and held by Willow Financial as treasury shares as of the effective date of the merger, if any, will be canceled.

     Harleysville National may issue shares to you in certificate form or in uncertificated (book entry) form. Harleysville National plans to issue shares to you in uncertificated form. Those shareholders who desire to have their shares in certificated form may make a request after the effective date. However, if Harleysville National decides to issue shares to you in certificate form, there will be a time period between the effective date of the merger and delivery of the certificate to you. Until you receive the stock certificate, you will not be able to sell your Harleysville National shares in the open market and thus, will not be able to avoid losses resulting from any decline in the market price of Harleysville National common stock during this period.

     Willow Financial shareholders are urged to read carefully the information set forth under the caption “The Merger - Certain Federal Income Tax Consequences” beginning on page ___ and to consult their tax advisors for a full understanding of the merger’s tax consequences to them.

Effective Date

     Subject to the satisfaction or waiver of all conditions to the merger, including obtaining shareholder and regulatory approvals, Harleysville National and Willow Financial will file the articles of merger with the Pennsylvania Department of State on (1) a date selected by Harleysville National after fulfillment of the satisfaction or waiver of the conditions which is no later than ten business days following the satisfaction or waiver of the conditions or (2) another date to which Harleysville National and Willow Financial mutually agree. The merger will become effective upon the filing of the articles of merger or on another date specified therein. Harleysville National and Willow Financial presently expect to close the merger in the fourth quarter of 2008. See “The Merger – Terms of the Merger - Conditions to the Merger” beginning on page ___ and “The Merger – Terms of the Merger - Regulatory Approvals” beginning on page ___.

Representations and Warranties

     The merger agreement contains customary representations and warranties relating to, among other things, the following:

  Organization of Harleysville National and Willow Financial and their respective subsidiaries.

  Capital structures of Harleysville National and Willow Financial.

  Due authorization, execution, delivery, performance, and enforceability of the merger agreement.

  Receipt of consents or approvals of regulatory authorities or third parties necessary to complete the merger.

  Delivery of financial statements consistent with generally accepted accounting principles.

  Absence of material adverse changes, since June 30, 2007, in the consolidated assets, liabilities, business, financial condition, or results of operations of Harleysville National or any subsidiary.

  Except as disclosed on SEC Form 10-K/A filed with the SEC on May 5, 2008 for the fiscal year ended June 30, 2007 and the SEC Form 10-Q filed on May 5, 2008 for the period ended September 30, 2007, absence of material adverse changes, since September 30, 2007, in the consolidated assets, liabilities, business, financial condition, or results of operations of Willow Financial or any subsidiary.

  Filing of tax returns and payment of taxes.

  Material contracts.

  Quality of title to assets and properties.

  Sufficiency of reserved Harleysville National’s shares to be issued to former Willow Financial shareholders pursuant to the merger agreement.

  Maintenance of adequate insurance.

  Absence of undisclosed material pending or threatened, legal, administrative, arbitration or other proceedings, material claims, actions, governmental investigations or regulatory inquiries of any nature.

  Compliance with applicable laws and regulations.

  Employee benefits and labor matters.

  Retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974.

  Inapplicability of anti-takeover statutes or regulations under Pennsylvania or federal law and of any such provisions under Willow Financial’s articles of incorporation or bylaws.

  Absence of undisclosed brokers’ or finders’ fees.

  Absence of material environmental violations, actions, or liabilities.

  Certain business activities of Harleysville National and Willow Financial and their subsidiaries after May 9, 2008.

  Compliance with the Community Reinvestment Act of 1977, as amended.

  Accuracy of information supplied by Harleysville National and Willow Financial for inclusion in this joint proxy statement/prospectus, the registration statement, any filing pursuant to Rule 165 or Rule 425 under the Securities Act of 1933, as amended, or Rule 14a-12 under the Exchange Act of 1934, as amended, and all reports or any other document filed with any other regulatory authority in connection with the issuance of Harleysville National common stock in the merger and all applications filed with regulatory authorities for approval of the merger.

  Related party transactions.

  Validity and binding nature of loans reflected as assets in the financial statements of Harleysville National and Willow Financial.

  Documents filed with the SEC, the timeliness of such filings, and the accuracy of information contained therein.

  Registration of Willow Financial common stock under Section 12 of Exchange Act and reporting requirements of Willow Financial under Section 13 or 15(d) of Exchange Act.

  Receipt of a fairness opinion from each of Sandler O’Neill and Janney.

  Allowance for loan losses.

  Tax treatment of the merger.

  Harleysville National, Harleysville National Bank, Willow Financial and Willow Financial Bank being “well capitalized” within the meaning of the Federal Reserve Bank’s and FDIC regulations.

  Investment securities of Willow Financial.

  Compliance and disclosure controls pursuant to Sarbanes-Oxley Act.

  Equity plans and agreements granting equity securities in Willow Financial or granting options or warrants for the foregoing.

  Absence of certain changes since September 30, 2007 for Willow Financial.

  Intellectual property of Willow Financial.

  Accuracy of representation and warranties.

  Fiduciary accounts of Harleysville National and Willow Financial.

Conduct of Business Pending Merger

     In the merger agreement, we each agreed to use our reasonable good faith efforts to preserve our business organizations intact, to maintain good relationships with employees, and to preserve the goodwill of customers and others with whom we do business.

     In addition, Willow Financial agreed to conduct its business and to engage in transactions only in the ordinary course of business, consistent with past practice, except as otherwise required by the merger agreement or consented to by Harleysville National.

     Willow Financial also agreed in the merger agreement that it will not do any of the following and will not permit any of its subsidiaries to do any of the following without the written consent of Harleysville National:

  Change its articles of incorporation or bylaws.

  Change the number of authorized or issued shares of its capital stock; issue any shares of capital stock; except for the issuance of Willow Financial common stock upon the valid exercise of any Willow Financial options outstanding on May 20, 2008, repurchase any shares of its capital stock; issue or grant options or similar rights with respect to its capital stock or any securities convertible into its capital stock; or redeem or otherwise acquire any shares of Willow Financial capital stock.

  Declare, set aside, or pay any dividend or other distribution in respect of its capital stock, except in either of the following events:
1.	Willow Financial may pay a regular quarterly cash dividend on the Willow Financial common stock in an amount not to exceed $0.115 per share per calendar quarter for the last three calendar quarters of the 2008 calendar year. To the extent permissible under the merger agreement, Willow Financial may only pay one cash dividend per calendar quarter.

2.	Any subsidiary of Willow Financial may pay dividends to Willow Financial to the extent permitted by applicable regulatory restrictions.

  Grant any severance or termination pay, except in accordance with policies or agreements in effect on May 20, 2008; enter into, renew, or amend any employment, consulting, severance, “change-in-control” or termination contract or arrangement, or accelerate the vesting of any unvested stock options except as required by applicable law or by the terms of the relevant contract or arrangement.

  Grant any job promotions except in accordance with past practice.

  Grant any pay increase or pay any bonus except for routine periodic pay increases, selective merit pay increases, non-termination payments that are required by the terms of an agreement that was entered into on or prior to May 20, 2008, and pay-raises in connection with promotions of employees, all in accordance with past practice, provided that such pay increases and raises will not exceed 3.5% in the aggregate for all employees.

  Merge, consolidate, acquire, or sell or lease a substantial portion of assets or any similar transaction; open, relocate, or close any office.

  Incur any indebtedness for borrowed money, other than deposits, federal funds purchased, cash management accounts, federal home loan bank borrowings that mature within one year and securities sold under agreements to repurchase that mature within 90 days, in each case in the ordinary course of business consistent with past practice, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than in the ordinary course of business consistent with past practice or prepay any indebtedness.

  Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management, or other material banking and operating policies and operations, except as required by applicable law, regulation, or policies imposed by any regulatory authority, except in the ordinary course of business and in a manner not likely to have a material adverse effect on Willow Financial; or file any application or make any contract with respect to opening or closing a branching or site location or branching or site relocation.

  Sell or otherwise dispose of any material asset, or subject any material asset to a lien, pledge, security interest or other encumbrance, other than the sale of mortgage loans in the ordinary course of business.

  Make any investment or commitment to invest in real estate or in any real estate development project, other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business and consistent with past practice.

  Take any action which would result in any of the conditions to the closing of the merger to not be satisfied or that would cause a material violation of any provision of the merger agreement.

  Implement or adopt any change in accounting methods, practices, or policies except as may be required by generally accepted accounting principles, regulatory accounting principles, or applicable law and with the concurrence of their accountants.

  Waive, release, grant, or transfer any rights of material value; modify or change in any material respect any existing material agreement to which it is a party, other than in the ordinary course of business consistent with past practice; or settle or compromise any claim, action, litigation, arbitration, suit, or investigation to which Willow Financial or any of its subsidiaries is or becomes a party, which settlement, agreement or action would impose any material restriction on the business of Willow Financial or any of its subsidiaries or could have or could be likely to have a material adverse effect on Willow Financial.

  Take any action or knowingly fail to take any action which would reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code.

  Take any action that is intended to materially impede or delay the ability of the parties to obtain any necessary approvals of any regulatory authority required for the transactions contemplated by the merger.

  Implement or increase the benefits under any new employee benefit plan or similar plan or amend any such plan except as required by law.

  Amend or otherwise modify its underwriting and other lending guidelines and policies or otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice, other than required by law, regulation, or regulatory authorities.

  Enter into, renew, extend, or modify any transaction, other than deposit and loan transactions in the ordinary course of business and which comply with applicable laws and regulations, with any affiliate of Willow Financial, excluding Willow Financial Bank and other subsidiaries of Willow Financial so long as done in the ordinary course of business.

  Enter into any interest rate swap, floor, or cap agreements or other similar arrangements excluding interest rate swaps for customers of notional amounts not in excess of $2,000,000.

  Take any action that would give rise to a right to a termination payment under any employment agreement or similar agreement except for the execution of the merger agreement.

  Purchase any security for its investment portfolio either (1) not rated “AAA” or higher by either Standard & Poor’s Corporation or Moody’s Investor Services, Inc. or (2) with a remaining maturity of more than five years.

  Make any capital expenditure of $250,000 or more or undertake or enter into any lease, contract, or other commitment, other than in the ordinary course of business, involving an unbudgeted expenditure of more than $250,000 or extending beyond six months from May 20, 2008.

  Make any new commercial loan, loan commitment, letter of credit, or extension of credit in excess of $10,000,000 or a lesser amount if the extension of credit plus outstanding balances to such customer and related person or entity, as may be determined in accordance with current regulatory standards, would equal or exceed $10,000,000.

  Agree or make a commitment to take any of the foregoing prohibited actions.

     Willow Financial also agreed in the merger agreement, among other things, to do the following:

  Submit the merger agreement to its shareholders for approval and adoption at a special meeting to be held as soon as practicable along with a recommendation by its board of directors, subject to compliance with the fiduciary duties of its board of directors, to approve and adopt the merger.

  Use its commercially reasonable efforts to restate, complete, or provide, as applicable, such financial statements or such other financial information including the audit opinion of its outside independent public accountants, as shall be necessary, to comply with generally accepted accounting principles and applicable regulatory authorities.

  Use its reasonable best efforts to identify those persons who may be deemed to be “affiliates” of Willow Financial within the meaning of Rule 145 promulgated by the SEC under the Securities Act of 1933 and to cause each such person to deliver to Harleysville National as soon as practicable, and in any event prior to the date of the Willow Financial special shareholders’ meeting, a written agreement to comply with the requirements of Rule 145 under the Securities Act of 1933 in connection with the sale or other transfer of Harleysville National common stock received in the merger.

  Use its commercially reasonable efforts to prepare and timely file all financial statements of Willow Financial and its securities documents that are required to be prepared and filed after May 20, 2008 (other than the SEC Forms 10-Q for the period ended March 31, 2008). Willow Financial agrees to use all commercially reasonable efforts to prepare and file its SEC Forms 10-Q for the period ended March 31, 2008 as soon as practicable.

  Terminate the Willow Financial combined 401(k) Employee Stock Ownership Plan as of, or immediately prior to, the effective date of the merger.

  Use its commercially reasonable efforts to obtain all necessary and legally required consents and authorizations of landlords and other persons regarding any lease or other material agreement to which Willow Financial or Willow Financial Bank is a party or successor in interest or by which its properties are bound.

  Permit Harleysville National, if Harleysville National elects to do so, to cause a phase 1 environmental audit to be performed at any physical location owned by Willow Financial or any of its subsidiaries.

  Subject to any limitations imposed by law or GAAP, establish, at the request of Harleysville National, such additional accruals and reserves as may be reasonably necessary to conform to Willow Financial’s accounting and credit loss reserve practices and methods to those of Harleysville National.

     In addition, Harleysville National also agreed in the merger agreement that it will not do any of the following without the written consent of Willow Financial:

  Amend, repeal or otherwise modify its articles of incorporation, bylaws, or similar governing documents in a manner that would materially and adversely affect the economic benefits of the merger to the holders of Willow Financial common stock.

  Declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of any of its capital stock, provided, however, that nothing shall prohibit Harleysville National from increasing the regular quarterly cash dividend on the Harleysville National common stock or from issuing dividends on Harleysville National common stock in Harleysville National common stock consistent with Harleysville National’s past practices.

  Except in satisfaction of debts previously contracted, make any material acquisition of, or investment in, assets or stock of any other person that either (1) requires the approval of the shareholders of Harleysville National or (2) would be reasonably expected to prevent, delay, or materially impede the merger.

  Implement or adopt any change in its accounting methods, practices or policies, except as may be required by generally accepted accounting principles or regulatory accounting principles or applicable law, in each case as concurred in by Harleysville National’s independent registered public accounting firm, provided, however, that nothing shall prevent or prohibit Harleysville National from adopting any such change prior to the effective date of the merger.

  Take any action, or knowingly fail to take any action, which action or failure to act would be reasonably expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

  Take any action that is intended or would reasonably be expected to result in any of the conditions to the merger not being satisfied or in a material violation of any provisions of the merger agreement.

  Agree or make a commitment to take any of the foregoing prohibited actions.

     Harleysville National also agreed in the merger agreement, among other things, to do all of the following:

  Submit the merger agreement to its shareholders for approval and adoption at a special meeting to be held as soon as practicable along with a recommendation by its board of directors, subject to compliance with the fiduciary duties of its board of directors, to approve and adopt the merger.

  Use commercially reasonable efforts to file all notices with the NASDAQ Global Select Market and take all other action as necessary to ensure that the Harleysville National common stock to be issued pursuant to the merger agreement will be listed on the NASDAQ Global Select Market.

  Endeavor to continue the employment of all current Willow Financial employees that will contribute to the successful performance of the combined organization; make available Harleysville National employee benefit plans to Willow Financial employees that continue with Harleysville National or one of its subsidiaries; and provide severance to those Willow Financial employees without an employment or change-of-control agreement who are terminated within a year of the effective date of the merger;

Harleysville National has the right to freeze, merge or terminate the existing Willow Financial benefit plans and where applicable transfer its assets into Harleysville National’s existing 401(k) plan. See “The Merger - Terms of the Merger - Employment; Severance”.

  Elect two individuals mutually agreed upon by Harleysville National and Willow Financial as directors of Harleysville National and Harleysville National Bank.

  Indemnify and hold harmless each present and former director, officer, employee, and agent of Willow Financial or one of its subsidiaries, other than former directors under criminal indictment or current criminal proceedings as of May 20, 2008, against any costs or expenses in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, arising out of matters existing or occurring at or prior to the effective date of the merger to the fullest extent provided by the Pennsylvania Business Corporation Law of 1988, as amended, and Harleysville National’s articles of incorporation and bylaws; and provide directors’ and officers’ liability insurance for such indemnified present and former directors and officers of Willow Financial as required by the merger agreement.

     We jointly agreed, among other things, to do the following:

  Use reasonable efforts to cause the merger to qualify as a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code.

  Agree upon the form and substance of any press release or public disclosure related to the proposed merger.

  Cooperate and use reasonable best efforts to promptly prepare and file regulatory documents; to effect applications, notices, and filings; and to obtain as promptly as possible all approvals and authorizations necessary to effect the merger.

  Use reasonable best efforts to take all actions and to do all things necessary, proper, or advisable under applicable laws and regulations to consummate and effect the merger as soon as possible after May 20, 2008.

  Provide access to the other to its business, properties, assets, books, records, and personnel.

  Maintain adequate insurance.

  Maintain accurate books and records.

  File all tax returns and pay all taxes when due.

  Facilitate the integration of the businesses and operating systems of Willow Financial and its subsidiaries with those of Harleysville National and its subsidiaries.

  Deliver to each other all public disclosure documents that may be filed under the Securities Exchange Act of 1934.

  Advise the other of any change or event which could have a material adverse effect on such entity or would likely cause a material breach of any such entity’s representations, warranties, or covenants contained in the merger agreement.

Conditions to Merger

     Harleysville National’s and Willow Financial’s obligations to complete the merger are subject to various conditions, including the following:

  Harleysville National and Willow Financial shareholders shall duly approve and adopt the merger agreement.

  The representations and warranties of each party to the merger agreement must be true and correct as of May 20, 2008 and as of the closing date of the merger except that representations and warranties that by their terms speak specifically as of the date of the merger agreement or some other date shall be true and correct as of such date. The representations and warranties will be deemed to be true and correct unless the failure or failures of those representations and warranties to be so true and correct, either individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect (as defined below) on either Harleysville National or Willow Financial, as the case may be.

  The other’s performance in all material respects of all covenants and obligations required to be performed by it at or prior to the effective date of the merger.

  All necessary governmental approvals for the merger shall have been obtained, all waiting periods required by law or imposed by any governmental authority with respect to the merger shall have expired, and no approval shall contain any condition or requirement which could adversely affect the contemplated benefits from the merger. See “The Merger - Terms of the Merger - Regulatory Approvals” beginning on page ___ .

  There shall not be any order, decree, or injunction in effect preventing the completion of the transactions contemplated by the merger agreement.

  The effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the approval of all state securities agencies deemed necessary by Harleysville National’s and Willow Financial’s counsel with respect to all transactions contemplated by this merger.

  The approval to list the Harleysville National common stock to be issued to Willow Financial shareholders on the NASDAQ Global Select Market.

  Harleysville National and Willow Financial shall have received an opinion from their respective counsel that the merger constitutes a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code. See “The Merger - Terms of the Merger - Certain Federal Income Tax Consequences” beginning on page ___ .

  No change in the business, assets, liabilities, operations, or financial condition of Harleysville National or the Harleysville National subsidiaries taken as a whole or Willow Financial or the Willow Financial subsidiaries shall have occurred since May 20, 2008 and continue at the closing of the merger, which has had or would reasonably be likely to have a material adverse effect.

  Harleysville National shall have received the Willow Financial Letter Agreement from the directors and executive officers of Willow Financial, an executed Non-Competition and Non-Solicitation Agreement from each of the directors of Willow Financial, and an executed Affiliates Letter in compliance with Rule 145 of the Securities Act of 1933 from the Willow Financial directors appointed to the board of directors of Harleysville National pursuant to the merger agreement and after the effective date of the merger.

  Donna M. Coughey will not have taken any action to renounce or repudiate her termination of employment and release agreement and employment agreement.

     Under the terms of the merger agreement, a “material adverse effect” means a change, circumstance, event, or effect that has or would be reasonably expected to have a material adverse effect on either of the following:

1.	The business, financial condition or results of operations of Willow Financial on a consolidated basis or Harleysville National on a consolidated basis other than, in each case, any change, circumstance, event or effect relating to any of the following:

	i.	Any change occurring after May 20, 2008 in any federal or state law, rule or regulation, which change affects banking institutions and their holding companies generally, including any change affecting the Deposit Insurance Fund administered by the FDIC.

	ii.	Changes in general economic, legal, regulatory, or political conditions affecting banking institutions generally, including, but not limited to, changes in interest rates.

	iii.	Any action or omission of a party (or any of its subsidiaries) taken pursuant to the terms of the merger agreement or taken or omitted to be taken with the express written permission of the other party.

iv.	Any effect with respect to a party hereto caused, in whole or in substantial part, by the other party.

v.	Reasonable expenses, including expenses associated with the retention of legal and financial advisors, incurred by Willow Financial or Harleysville National in connection with the negotiation, execution, and delivery of the merger agreement and the consummation of the transactions contemplated thereby.

vi.	Willow Financial’s restatement of its historical audited consolidated financial statements contained in its Annual Report on Form 10-K for the fiscal year ended June 30, 2007, including its restatement of its historical audited consolidated financial statements for the fiscal years ended June 30, 2007 and June 30, 2006 and Willow Financial’s restatement of its historical unaudited financial statements for the quarter ended September 30, 2007.

vii.	Willow Financial’s failure to file in a timely manner its Quarterly Reports on Form 10-Q for the quarters ended September 30, 2007, December 31, 2007, and March 31, 2008 and its amendment to its Annual Report on Form 10-K for the fiscal year ended June 30, 2007.

viii.	The review of Willow Financial’s historical financial statements and transactions reflected therein by the audit committee of Willow Financial’s board of directors and its counsel.

ix.	The independent review of Willow Financial’s historical financial statements and transactions reflected therein by KPMG, Willow Financial’s auditors, and PricewaterhouseCoopers LLP.

x.	Reasonable legal and accounting expenses, incurred by Willow Financial in connection with the events set forth in subparagraphs (vi) through (ix) above and in response to SEC inquires and investigations in connection therewith. Provided, however, that the exceptions under subparagraphs (vi) through (ix) shall not except from the definition of material adverse effect any, penalties, assessments, fines, civil or criminal sanctions, claims, damages, or any other litigation by a third party relating to, arising from, or in connection therewith.

2.	The ability of such party or its banking subsidiary to consummate the merger on a timely basis.

     Except for the requirements of Harleysville National and Willow Financial shareholder approval; regulatory approvals; and the absence of any order, decree, or injunction preventing the transactions contemplated by the merger agreement, Harleysville National and Willow Financial each may waive each of the conditions described above in the manner and to the extent described in “The Merger - Terms of the Merger - Amendment; Waiver” below.

Amendment; Waiver

      Subject to applicable law, at any time prior to completion of the merger, the parties may:

1.	Amend the merger agreement;

2.	Extend the time for the performance of any of the obligations or other acts of the other required in the merger agreement;

3.	Waive any inaccuracies in the representations and warranties of the other contained in the merger agreement; and

4.	Waive compliance by the other with any of the agreements or conditions contained in the merger agreement though no waiver by either party will be deemed a waiver of similar or dissimilar provisions.

     Harleysville National and Willow Financial cannot waive the requirements of Harleysville National and Willow Financial shareholder approval; regulatory approvals; and the absence of any order, decree, or injunction preventing the transactions contemplated by this merger.

Termination

     Harleysville National and Willow Financial may terminate the merger agreement at any time prior to the closing date of the merger by mutual written consent. Either party also may terminate the merger on any of the following bases:

1.	Any material breach of any representation, warranty, covenant, or other obligation of the other party and in either such case such breach cannot be, or shall not have been, remedied within 30 days after receipt by such party of written notice specifying the nature of such breach and requesting that it be remedied or which breach, by its nature, cannot be cured prior to the closing.

2.	The failure to close the merger prior to March 31, 2009 except that if the closing date shall not have occurred by such date because of a breach of the merger agreement by either party, such breaching party shall not be entitled to terminate the merger agreement in accordance with this provision.

3.	The issuance of a (i) definitive written denial from any regulatory authority whose approval or consent is required for consummation of the merger and the time period for appeals and requests for reconsideration has run or (ii) a final non-appealable order from any regulatory authority of competent jurisdiction enjoining or otherwise prohibiting the consummation of the merger or the other transactions contemplated by the merger agreement.

4.	Failure of either the Willow Financial shareholders or Harleysville National shareholders to approve and adopt the merger agreement at the Willow Financial special meeting of shareholder or at the Harleysville National special meeting of shareholders respectively.

     Additionally, the Willow Financial board of directors may terminate the merger agreement if it concludes, in good faith after consultation with its legal and financial advisors, that it must agree to or endorse an acquisition proposal from a third party and terminate the merger agreement with Harleysville National in order to comply with its fiduciary duties. See “The Merger - Terms of the Merger - Termination Fee” below for a definition of “acquisition proposal”.

     Additionally, Harleysville National may terminate the merger agreement if Willow Financial or any of its subsidiaries enters into any term sheet, letter of intent, agreement or similar type agreement with any other person or entity which relates to an acquisition proposal. Harleysville National also may terminate the merger agreement if Willow Financial withdraws, changes, or modifies its recommendation to its shareholders in any manner adverse to Harleysville National regarding the merger agreement or merger.

     Approval of the merger agreement by Harleysville National’s shareholders will confer on Harleysville National’s board of directors the power to complete the merger without any further action by, or re-solicitation of, the votes of Harleysville National shareholders, except as may be required by applicable law and regulation. Approval of the merger agreement by Willow Financial’s shareholders will confer on Willow Financial’s board of directors the power to complete the merger without any further action by, or re-solicitation of, the votes of Willow Financial shareholders, except as may be required by applicable law and regulation.

     Willow Financial shareholders should be aware that the market price of Harleysville National common stock will fluctuate and could possibly decline. Accordingly, the per share value of the Harleysville National common stock actually received by holders of Willow Financial common stock at the time of the completion of the merger may be more or less than the per share value of Harleysville National common stock at the time of the special meeting and may be more or less than one share of Willow Financial common stock at the time of the completion of the merger.

Termination Fee

     Willow Financial has agreed to pay a fee of $7,000,000 to Harleysville National if Willow Financial fails to complete the merger and Harleysville National is not in material breach of the merger agreement after the occurrence of any one of the following events:

1.	If the board of directors of Willow Financial concludes, in good faith after consultation with its legal and financial advisors, that it must agree to or endorse another acquisition proposal and terminate the merger agreement in order to comply with its fiduciary duties.

2.	If Harleysville National terminates the merger agreement due to (i) Willow Financial or any of its subsidiaries entering into any term sheet, letter of intent, agreement or similar type agreement with any other person or entity that relates to an acquisition proposal or (ii) Willow Financial withdrawing, changing, or modifying its recommendation to its shareholders in any manner adverse to Harleysville National regarding the merger agreement or merger.

3.	If a person or group, other than Harleysville National or an affiliate of Harleysville National, enters into an agreement, letter of intent, or memorandum of understanding with Willow Financial or any Willow Financial subsidiary which relates to an acquisition proposal.

4.	If Willow Financial authorizes, recommends, or publicly proposes or publicly announces an intention to authorize, recommend or propose an agreement to enter into an acquisition proposal.

5.	If the Willow Financial shareholders fail to approve the merger at the Willow Financial special shareholder meeting, or the Willow Financial special shareholders meeting is cancelled, and if prior to the shareholder vote or cancellation:

	i.	The Willow Financial board of directors shall have (a) failed to recommend approval of the adoption of the merger agreement by the shareholders of Willow Financial, (b) withdrawn or modified its recommendation that Willow Financial shareholders approve and adopt the merger agreement or (c) recommended that the shareholders of Willow Financial approve or accept another acquisition proposal with any person other than Harleysville National or an affiliate of Harleysville National; or

	ii.	Willow Financial has materially breached its obligations under the merger agreement by failing to call, give notice of, convene, and hold the Willow Financial special shareholders meeting in accordance with the merger agreement.

6.	If the Willow Financial special meeting of shareholders is cancelled and if prior to the cancellation, any person or group, other than Harleysville National or an affiliate of Harleysville National, shall have publicly announced, communicated, or made known its intention, whether or not conditional, to make another acquisition proposal and shall not have publicly withdrawn such announcement, communication, or intention at least 30 days prior to the Willow Financial special shareholders meeting to consider and approve the adoption of the merger agreement and within 18 months after such event Willow Financial or any Willow Financial Subsidiary enters into any term sheet, letter of intent, agreement or similar type agreement with any person or entity which relates to an acquisition proposal.

7.	If the Willow Financial shareholders fail to approve the merger agreement at the Willow Financial special meeting of shareholders and prior to the shareholder vote any person or group, other than Harleysville National or an affiliate of Harleysville National, shall have publicly announced, communicated, or made known its intention, whether or not conditional, to make an acquisition proposal and shall not have publicly withdrawn such announcement, communication, or intention at least 30 days prior to the Willow Financial special meeting of shareholders and within 18 months after such event Willow Financial or any Willow Financial subsidiary enters into any term sheet, letter of intent, agreement, or similar type agreement with:

	i.	Such person or entity which relates to an acquisition proposal; or

	ii.	Another person or entity which relates to an acquisition proposal, pursuant to which such person or group or any affiliate of such person or group would meet the definition of “acquisition proposal” defined below except that the threshold percentages would be 20% rather than 10%.

     The merger agreement defines an “acquisition proposal” as any inquiry, proposal, indication of interest, term sheet, offer, signed agreement, or disclosure of an intention to do any of the foregoing from any person or group of persons relating to any:

1.	Merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Willow Financial or any subsidiary of Willow Financial, where the assets, revenue or income of such subsidiary constitutes more than 10% of the consolidated assets, net revenue or net income of Willow Financial;

2.	Sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (including for this purpose the outstanding capital stock of any subsidiary of Willow Financial and the capital stock of any entity surviving any merger or business combination involving any subsidiary of Willow Financial) and/or liabilities where the assets being disposed of constitute 10% or more of the consolidated assets, net revenue or net income of Willow Financial and its subsidiaries taken as a whole, either in a single transaction or series of transactions; or

3.	Any direct or indirect purchase or other acquisition or tender offer or exchange offer that, if consummated, would result in a person or group of persons acting in concert beneficially owning 10% or more of the outstanding shares of the common stock of Willow Financial or any subsidiary of Willow Financial where that subsidiary represents more than 10% of the consolidated assets, net revenue or net income of Willow Financial, in each case other than the transactions contemplated by the merger agreement.

No Solicitation of Other Transactions

     In the merger agreement, Willow Financial agreed not to authorize or permit any of its officers, directors, or employees or any investment banker, financial advisor, attorney, accountant, or other representative retained by it to:

1.	Initiate, solicit, knowingly encourage (including by way of furnishing information), or take any other action to facilitate any inquiries or the making of any proposal which constitutes any acquisition proposal;

2.	Enter into or maintain or continue discussions or negotiate with any person in furtherance of an acquisition proposal; or

3.	Agree to or endorse any acquisition proposal.

     Notwithstanding the foregoing, if Willow Financial’s board of directors concludes in good faith after consultation with its legal counsel, that failure to take any of the following actions would constitute a breach of its fiduciary duties to Willow Financial’s shareholders, Willow Financial’s board may, following the receipt of a third party’s acquisition proposal:

1.	Furnish confidential and non-public information concerning Willow Financial to a third party;

2.	Engage in discussions or negotiations with a third party;

3.	Take and disclose to its shareholders a position with respect to the acquisition proposal; or

4.	Withdraw or modify its recommendation of approval of the adoption of the merger agreement.

     Willow Financial has also agreed to notify Harleysville National no later than two business days after receipt of any acquisition proposal or inquiry described above is received by Willow Financial or any of its representatives or agents.

     For a discussion of circumstances the occurrence of which could result in Willow Financial paying a termination fee of $7,000,000, see “The Merger - Terms of the Merger - Termination Fee” above.

Expenses

     Except as described in “The Merger - Terms of the Merger - Termination” above, the case of a termination, each party will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants, and counsel.

Regulatory Approvals

     Completion of the transaction is subject to the prior receipt of all consents or approvals of, and the provision of all notices to regulatory authorities required to complete the merger of Harleysville National and Willow Financial.

     As of the date of this joint proxy statement/prospectus, appropriate applications and notice for approval have been filed and are being reviewed by the regulatory authorities. Harleysville National and Willow Financial have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transaction.

These approvals include approval from the Comptroller of the Currency, the regulator of national banks; a waiver or approval from the Federal Reserve Bank of Philadelphia, acting under its delegated authority from the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”); notification to the Office of the Thrift Supervision, the regulator of federal savings banks; and approval from the Pennsylvania Department of Banking, the primary regulator of Pennsylvania-chartered deposit-taking institutions. The merger cannot proceed in the absence of the required regulatory approvals.

Management and Operations After the Merger

     Upon the consummation of the merger, Willow Financial will merge with and into Harleysville National, and the separate existence of Willow Financial will cease. The board of directors of Harleysville National and Harleysville National Bank will consist of 13 directors, 11 of whom are the current directors of Harleysville National and Harleysville National Bank respectively. The continuing Harleysville National and Harleysville National Bank directors are as follows:

Class A Directors to Serve Until 2011	Class B Director To Serve Until 2012
Harold A. Herr	Demetra M. Takes
Stephanie S. Mitchell	LeeAnn B. Bergey
Brent L. Peters

Class C Directors to Serve Until 2009	Class D Directors to Serve Until 2010
Michael L. Browne	Walter E. Daller, Jr.
Paul D. Geraghty	Thomas C. Leamer
James A. Wimmer	A. Ross Myers

     The remaining two directors were mutually agreed to be John J. Cunningham, III and James E. McErlane. Mr. Cunningham will serve as a Class A director, and Mr. McErlane will serve as a Class B director each to hold office until his successor is elected and qualified or otherwise in accordance with applicable law, the articles of association, and bylaws of Harleysville National and Harleysville National Bank.

     Additionally, on and after the effective date of the merger, the officers of Harleysville National duly elected and holding office immediately prior to the effective date of the merger shall be the officers of Harleysville National, as the surviving corporation in the merger, with the addition of Donna M. Coughey, who shall become Executive Vice President of Harleysville National and Harleysville National Bank, on and after the effective date of the merger, to hold office until her successor is elected and qualified or otherwise in accordance with applicable law, the articles of incorporation, and bylaws of Harleysville National.

Employment; Severance

     Harleysville National will endeavor to continue the employment of all current Willow Financial employees in positions that will contribute to the successful performance of the combined organization. During the period prior to the effective time of the merger, Harleysville will cooperate with Willow Financial to identify the roles that Willow Financial’s current employees will be expected to play with Harleysville National, Harleysville National Bank, or other Harleysville National subsidiaries after the effective time of the merger.

     If prior to the effective time of the merger or within one year after such effective time, Harleysville National elects to displace or eliminate a position of an employee not subject to an employment or change in control agreement for reasons other than cause, then Harleysville National will make severance payments to that employee equal to two weeks of compensation for each year of the employee’s combined service with Willow Financial and Willow Financial Bank (subject to applicable taxes and withholding requirements), with a minimum of four weeks and a maximum of 26 weeks. Terminated Willow Financial employees will have the right to continue coverage under the group health plans of Harleysville National or Harleysville National Bank in accordance with COBRA. During the severance payment term or until the employee is enrolled in another health plan, whichever occurs first, Harleysville National will continue to pay the employer’s share of medical benefits that it pays for its employees generally, provided that any coverage period required under COBRA shall run concurrently with the period that Harleysville National pays the employer’s share of such health coverage.

Employee Benefits

     Willow Financial employees who become employees of Harleysville National or its subsidiaries will, immediately upon the effective time of the merger, be eligible for all Harleysville National benefit plans that are generally available to Harleysville National employees upon the terms of the Harleysville National benefit plans applicable from time to time. Such employees will be given full credit for years of service with Willow Financial for purposes of eligibility and vesting under Harleysville National’s applicable employee benefit plans but not for purposes of calculating benefit amounts.

     In accordance with the merger agreement, Willow Financial will terminate its combined 401(k) Employee Stock Ownership Plan on or before the merger effective date. Each employee who becomes an employee of Harleysville National Bank who satisfies the eligibility requirements of Harleysville National Bank’s 401(k) Plan shall be eligible to participate in the 401(k) Plan on the first entry date following the effective date of the merger.

INTERESTS OF MANAGEMENT AND OTHERS IN THE MERGER

Share Ownership

     As of [____________], the record date for the special meetings of Harleysville National and Willow Financial shareholders:

1.	The directors and certain executive officers of Harleysville National may be deemed to be the beneficial owners of [___________] shares, representing [____]% of the outstanding shares of Harleysville National common stock (excluding the ownership of stock options).

2.	The directors and executive officers of Willow Financial may be deemed to be the beneficial owners of [___________] shares, representing [___]% of the outstanding shares of Willow Financial common stock excluding the ownership of stock options. See “The Merger - Terms of the Merger - Consideration - Willow Financial Stock Options”.

3.	The directors and executive officers of Harleysville National may be deemed to be the beneficial owners of [____________] shares of Willow Financial common stock, or less than [__]% of the outstanding shares of Willow Financial common stock.

4.	The directors and executive officers of Willow Financial may be deemed to be the beneficial owners of [___________] shares of Harleysville National common stock, or less than [___]% of the outstanding shares of Harleysville National common stock.

Board Positions and Compensation

     Upon completion of the merger, Harleysville National and Willow Financial have mutually agreed that ______ and _______ will be elected to the Harleysville National and Harleysville National Bank’s boards of directors subject to satisfaction of the requirements of the merger agreement. They will hold office until a successor is elected and qualified or otherwise in accordance with applicable law, the articles of incorporation, and bylaws of Harleysville National.

     Each Willow Financial director that serves as a Harleysville National director will be compensated for such service after the effective date of the merger in the same manner and in the same amounts as all other directors of Harleysville National are compensated.

Indemnification and Insurance

     From and after the effective time of the merger, Harleysville National agrees to indemnify and hold harmless each present and former director, officer, employee and agent of Willow Financial or a subsidiary of Willow Financial, as applicable, determined as of the effective time of the merger, other than former directors under criminal indictment or current criminal proceedings as of May 20, 2008, against any costs or expenses (including reasonable attorneys’ fees), amounts paid in settlement as provided below, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she is or was a director, officer, or employee of Willow Financial or, while a director, officer or employee of Willow Financial, is or was serving at the request of Willow Financial as a director, officer, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise to the fullest extent which such indemnified parties would be entitled under the Pennsylvania Business Corporation Law and Harleysville National’s articles of incorporation and bylaws (which right to indemnification shall include the advancement of reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, action, suit, proceeding or investigation upon receipt from an indemnified party of any required undertaking).

     Prior to the effective date of the merger, Harleysville National agrees to use its reasonable best efforts (and Willow Financial shall cooperate and assist prior to the effective date of the merger in these efforts), at no expense to the beneficiaries, to:

1.	Maintain directors’ and officers’ liability insurance for the indemnified parties with respect to matters occurring at or prior to the effective time of the merger, issued by a carrier assigned a claims-paying ability rating by A.M. Best & Co. of “A (Excellent)” or higher; or

2.	Obtain coverage for prior acts for the indemnified parties under a directors’ and officers’ tail liability insurance policy.

     Harleysville National agrees to use its reasonable best efforts to effect such coverage by the effective time of the merger, in either case, providing at least the same coverage as the directors’ and officers’ liability insurance currently maintained by Willow Financial and containing terms and conditions which are no less favorable to the beneficiaries for a six-year period after the effective date of the merger. However, Harleysville National shall not be obligated to make annual premium payments for such six-year period in respect of the directors’ and officers’ liability insurance which exceed, for the portion related to Willow Financial’s directors and officers, 200% of the annual premium payment, as of December 31, 2007, under Willow Financial’s current policy in effect on the date of the merger agreement. If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds such amount, Harleysville National shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to that amount.

     Any indemnified party wishing to claim indemnification must promptly notify Harleysville National upon learning of any such claim, action, suit, proceeding, or investigation. In the event of any such claim, action, suit, proceeding, or investigation, whether arising before or after the effective time of the merger, all of the following apply:

1.	Harleysville National shall have the right to assume the defense thereof and shall not be liable to such indemnified party for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified party in connection with the defense thereof, except that if Harleysville National elects not to assume such defense or counsel for the indemnified party and advises the indemnified party that there are issues that raise conflicts of interest between Harleysville National and the indemnified party, the indemnified party may retain counsel which is reasonably satisfactory to Harleysville National, and Harleysville National shall pay, promptly as statements therefore are received, the reasonable fees and expenses of such counsel for the indemnified party, which may not exceed one firm in any jurisdiction;

2.	The indemnified party will cooperate in the defense of any such matter;

3.	Harleysville National shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld; and

4.	Harleysville National shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an indemnified party in the manner contemplated hereby is prohibited by applicable laws and regulations.

Stock Options

     Each option to purchase Willow Financial common stock that remains unexercised on the effective date of the merger will be converted into an option to purchase 0.73 shares of Harleysville National common stock. The number of shares subject to each stock option and the exercise price for those shares will be adjusted to prevent alteration of the economic value of the option, as measured immediately prior to and immediately following the effective date of the merger, and all Willow Financial stock options shall become fully vested and exercisable upon completion of the merger notwithstanding any contrary provision in the applicable stock option plan or stock option agreement. In other respects, the terms and conditions of the Willow Financial stock options will not be changed and such options will remain outstanding and will be exercisable according to the terms of the applicable option plan and stock option agreement. See “The Merger - Terms of the Merger - Merger Consideration” beginning on page ___.

     As of [_____________], Willow Financial directors and executive officers held stock options for a total of [_________] shares of Willow Financial common stock with a weighted average exercise price of $10.57 per share, of which options for a total of [_________] shares were unvested. Certain of these unvested stock options may vest in accordance with their terms prior to the completion of the merger.

Restricted Stock Awards

     All outstanding restricted stock awards under the 1999, 2002, and 2005 Recognition and Retention Plans and Trust Agreements with respect to the common stock of Willow Financial, which are outstanding immediately prior to the completion of the merger will become fully vested and earned as of the closing of the merger and thus will receive the merger consideration provided by the merger agreement. The directors and executive officers of Willow Financial held a total of [_________] unvested shares of restricted stock as of [____________]. Based on the 0.73 exchange ratio such shares would result in the issuance of [_________] shares with a total value of $[___], using the closing market price of Harleysville National common stock on [_______], 2008. Certain of the unvested awards may vest in accordance with their terms prior to the completion of the merger.

Executive Employment Agreements and Benefits

Donna M. Coughey

     Termination and Release Agreement. Donna M. Coughey, President and Chief Executive Officer of Willow Financial and Willow Financial Bank, currently is employed in those capacities pursuant to an employment agreement dated July 15, 2005, as amended October 23, 2007. On May 20, 2008, she entered into a termination and release agreement with Willow Financial and Harleysville National whereby she agreed to cancel her current employment agreement with Willow Financial at the effective time of the merger in exchange for $1,540,960. Of that sum, $1,500,000 represents cash severance and $40,960 represents cash in lieu of continued benefits other than those provided by the termination and release agreement. She further agreed to release Willow Financial and Harleysville National and their subsidiaries from any obligations under her current employment contract.

     Furthermore, Harleysville National agreed to provide Ms. Coughey, her spouse, and any dependents as of the effective date of the merger with continued participation in the life, disability, health, and dental insurance plans and any other group insurance plans Harleysville National offers to its employees with no cost to Ms. Coughey. Harleysville National agreed to provide such benefits for a period ending at the earlier of:

1.	Three years subsequent to the effective date of the merger, or

2.	The date of Ms. Coughey’s full-time employment by an employer other than Harleysville National so long as Ms. Coughey, her spouse, and her dependents are entitled to substantially similar benefits as those described above.

     Employment Agreement. As inducement to the merger, Harleysville National and Donna M. Coughey entered into an employment agreement on May 20, 2008 for Ms. Coughey’s employment as Executive Vice-President of Harleysville National and Harleysville National Bank. The agreement will be effective upon the effective date of the merger.

     This employment agreement is for a term of one year from the effective date of the merger without the option to renew and provides for a salary of $350,000. The agreement also contains a non-competition provision and a confidentiality provision.

     Equity Awards. All of the unvested stock options that have been granted to Ms. Coughey under Willow Financial’s stock option plans and all of the unvested shares of restricted stock that have been granted to Ms. Coughey under Willow Financial’s Recognition and Retention Plans and Trust Agreements will fully vest upon the effective time of the merger. As of [____________], Ms. Coughey held unvested stock options for a total of [_________] shares of Willow Financial common stock with a weighted average exercise price of $[___] per share. Ms. Coughey held a total of [_________] unvested shares of restricted stock as of [_________]. Based on the 0.73 exchange ratio and using the closing market price of Harleysville National common stock on [_______], 2008, such shares would result in the issuance of [_________] shares of Harleysville National common stock with a total value of $[___].

     Deferred Compensation Plans. Ms. Coughey participates in Willow Financial’s deferred compensation plans. If these plans are terminated in connection with the merger, Ms. Coughey will be entitled to receive her account balance, which was approximately $141,767, as of May 19, 2008.

Messrs. Ammon J. Baus, Richard Bertolet, Matthew Kelly and Neelesh Kalani

     Employment Agreements. Messrs. Ammon J. Baus, Richard Bertolet and Matthew Kelly are each party to an employment agreement with Willow Financial Bank that provides that if the executive is terminated within twelve months following a change in control (as defined in the employment agreements) other than for cause (as defined in the employment agreements), disability, retirement or death, or if the executive elects to terminate his employment for good reason (as defined in the employment agreements), the executive will be entitled to receive two times his average annual compensation (as defined in the employment agreements), benefits continuation until the earlier of one year following the termination of employment or becoming employed by another employer, and a lump sum cash amount equal to the projected cost of providing the executive with benefits for a period of twelve months pursuant to any other benefit plans, programs or arrangements in which the executive was entitled to participate (excluding equity plans, bonus plans and other items of cash compensation). If the change in control provisions in these employment agreements are triggered, Messrs. Ammon J. Baus, Richard Bertolet and Matthew Kelly may be entitled to receive approximately $380,016, $390,000 and $364,460, respectively. These employment agreements will be assumed by Harleysville as a result of the merger.

     Change in Control Agreements. Neelesh Kalani is party to a change in control agreement with Willow Financial Bank that provides that if Mr. Kalani is terminated within twelve months following a change in control (as defined in the agreement) other than for cause (as defined in the agreement), disability, retirement or death, or if Mr. Kalani elects to terminate his employment for good reason (as defined in the agreement), Mr. Kalani will be entitled to receive one times his average annual compensation (as defined in the agreement) and benefits continuation until the earlier of one year following his termination of employment or the date on which he becomes employed by another employer. If the change in control provision in this agreement is triggered, Mr. Kalani would be entitled to receive approximately $135,936.

     Equity Awards. All of the unvested stock options that have been granted to Messrs. Ammon J. Baus, Richard Bertolet, Matthew Kelly and Neelesh Kalani under Willow Financial’s stock option plans and all of the unvested shares of restricted stock that have been granted to such executive officers under Willow Financial’s Recognition and Retention Plans and Trust Agreements will fully vest upon the effective time of the merger. The chart set forth below contains information regarding each such executive’s stock options and unvested shares of restricted stock as of [___________],

	Number of	Average	Number of	Number of	Value of
	Unvested	Exercise Price	Unvested Shares	Shares After	Shares After
Executive	Options	Per Share	of Restricted Stock	Conversion	Conversion
Ammon J. Baus
Richard Bertolet
Matthew Kelly
Neelesh Kalani

     Deferred Compensation Plans. Mr. Richard Bertolet participates in Willow Financial’s deferred compensation plans. If these plans are terminated in connection with the merger, Mr. Richard Bertolet will be entitled to receive his account balance, which was approximately $622,805 as of May 19, 2008.

Other Employment Agreements

     Messrs. Roy Johnston, Thomas Saunders and Colin N. Maropis have employment agreements with Willow Financial Bank, which will be assumed by Harleysville National as a result of the merger. Messrs. Russ Carlson, Kevin Roche, Michael Kerl, and Robert McGinley have employment agreements with BeneServ, Inc. and Willow Financial Bank, which will be assumed by Harleysville National as a result of the merger. Each of these employment agreements, except for Russ Carlson’s, provide for certain change in control benefits that may be triggered by the merger and the subsequent termination of the employee’s employment by Harleysville National within 12 months following the effective date of the merger other than for cause (as defined in the agreements), death, disability or retirement, or by the employee for good reason (as defined in the agreements). If the change in control provisions are triggered in all of these employment agreements, the payments could equal in the aggregate approximately $1,341,793.

Change in Control Agreements

     Certain other executive officers and employees of Willow Financial have change in control agreements that may be triggered by the merger and a subsequent termination of employment by Harleysville National within 12 months following the effective date of the merger other than for cause (as defined in the agreements), death, disability or retirement, or by the employee for good reason (as defined in the agreements). If all of the change in control agreements are triggered, the payments could equal in the aggregate approximately $1,941,847.

Supplemental Executive Retirement Plans

     Ms. Donna Coughey and Messrs. Ammon J. Baus, Christopher Blakely, Matthew Kelly, Thomas Saunders, and Allen Wagner each participate in Willow Financial’s supplemental executive retirement plan. Their combined vested and unvested interests in the plan equal approximately $152,133, $79,808, $11,555, $15,870, $22,767 and $70,548, respectively. Upon the effective date of the merger, each individual’s interest in the plan will become fully vested.

Executive Survivor Income Agreements

     Ms. Donna Coughey and Messrs. William Byrne, Colin Maropis, Matthew Kelly and G. Richard Bertolet are each party to an executive survivor income agreement. These agreements provide that if the executive’s employment is terminated within twelve months following a change in control (as defined in the agreements) other than for cause (as defined in the agreements) or by the executive for good reason (as defined in the agreements), the executive’s named beneficiary will be entitled to receive a death benefit if the executive dies before reaching age 85. The death benefit that Ms. Donna Coughey’s and Messrs. William Byrne’s, Colin Maropis’, Matthew Kelly’s and G. Richard Bertolet’s beneficiaries would be entitled to receive in such a situation is $500,000, $150,000, $250,000, $250,000 and $250,000, respectively.

Deferred Compensation Plans

     Deferred Compensation Plans. Certain other executive officers, employees and directors participate in Willow Financial’s deferred compensation plans. If these plans are terminated in connection with the merger, each participant will be entitled to receive his or her account balance, which in the aggregate, totaled approximately $1,330,245 as of May 19, 2008. This amount does not include the amounts described above for Ms. Donna Coughey and Mr. Richard Bertolet.

Stock Purchase Agreement

     Mr. Russ Carlson will receive a deferred incentive payment pursuant to the Stock Purchase Agreement by and among Russ Carlson, Beneserv, Inc., and Willow Financial Bank as a result of the merger in the amount of approximately $750,000.

Continued Employment

     Upon completion of the merger, Harleysville National will either offer employment to each person who is then an employee of Willow Financial or pay severance benefits as provided in the merger agreement. See “The Merger – Terms of the Merger - Employment; Severance” above.

ACCOUNTING TREATMENT

     Harleysville National will account for the merger under the purchase method of accounting. Harleysville National will record, at fair value, the acquired tangible and identifiable intangible assets and assumed liabilities of Willow Financial. Under generally accepted accounting principles, goodwill is not amortized, but is assessed annually for impairment with any resulting impairment losses included in net income. Harleysville National will include in its results of operations the results of Willow Financial’s operations only after completion of the merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion addresses the material United States federal income tax consequences of the merger to a Willow Financial shareholder who is a United States person within the meaning of section 7701 (a)(30) of the Internal Revenue Code of 1986 as amended (the “Code”), holds shares of Willow Financial common stock as a capital asset and exchanges its shares of Willow Financial common stock in the transaction solely for Harleysville National common stock and cash in lieu of a fractional share of Willow Financial common stock. This discussion is based upon the Code, Treasury regulations promulgated under the Code, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this document and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion does not address all aspects of United States federal income taxation that may be relevant to Willow Financial shareholders in light of their particular circumstances and does not address aspects of United States federal income taxation that may be applicable to Willow Financial shareholders subject to special treatment under the Code (including banks, tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, investors in pass-through entities, Willow Financial shareholders who hold their shares of Willow Financial common stock as part of a hedge, straddle or conversion transaction, Willow Financial shareholders who acquired their shares of Willow Financial common stock pursuant to the exercise of employee stock options or otherwise as compensation, Willow Financial directors, officers and employees that hold options to acquire Willow Financial common stock, and Willow Financial shareholders who are not United States persons. In addition, the discussion does not address any aspect of state, local or foreign taxation. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax aspects set forth below.

     Willow Financial shareholders are urged to consult their tax advisors with respect to the particular United States federal, state, local and foreign tax consequences to them of the transaction.

     The closing of the merger is conditioned upon the receipt by Harleysville National of the opinion of its special counsel, Bybel Rutledge LLP and receipt by Willow Financial of the opinion of its counsel, Dechert LLP each dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of Willow Financial and Harleysville National) which are consistent with the state of facts existing as of the effective date of the merger, the merger constitutes a reorganization under Section 368(a) of the Code.

     Willow Financial shareholders are urged to consult their tax advisors with respect to the particular United States federal, state, local and foreign tax consequences of the merger to them.

     The tax opinions to be delivered in connection with the merger are not binding on the IRS or the courts, and neither Willow Financial nor Harleysville National intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the facts, representations or assumptions upon which the opinions are based is inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected. Assuming that the merger will be treated as reorganization within the meaning of Section 368(a) of the Code, the discussion below sets forth the material United States federal income tax consequences of the merger to Willow Financial shareholders who are United States persons, hold shares of Willow Financial common stock as a capital asset and exchange shares of Willow Financial common stock in the transaction solely for Harleysville National common stock and cash in lieu of a fractional share of Harleysville National common stock.

Exchange for Harleysville National common stock

     If, pursuant to the merger, a Willow Financial shareholder exchanges all of his or her shares of Willow Financial common stock actually owned by him or her solely for shares of Harleysville National common stock, that holder will not recognize any gain or loss except in respect of cash received in lieu of any fractional share of Harleysville National common stock (as discussed below). The aggregate adjusted tax basis of the shares of Harleysville National common stock received in the merger will be equal to the aggregate adjusted tax basis of the shares of Willow Financial common stock surrendered for the Harleysville National common stock (reduced by the tax basis allocable to any fractional share of Harleysville National common stock for which cash is received), and the holding period of the Harleysville National common stock will include the period during which the shares of Willow Financial common stock were held by the Willow Financial shareholder. If a Willow Financial shareholder has differing bases or holding periods in respect of his or her shares of Willow Financial common stock, that shareholder should consult his or her tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Harleysville National common stock received in the exchange.

Cash received in lieu of a fractional share

     Cash received by a Willow Financial shareholder in lieu of a fractional share of Harleysville National common stock generally will be treated as received in redemption of the fractional share, and gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the shareholder’s aggregate adjusted tax basis of the shares of Willow Financial common stock surrendered that is allocable to the fractional share. The gain or loss generally will be long-term capital gain or loss if the holding period for those shares of Willow Financial common stock is more than one year.

Backup Withholding

     If a Willow Financial shareholder receives cash in exchange for surrendering shares of Willow Financial common stock, the shareholder may be subject to backup withholding at a rate of 28% if the shareholder is a non-corporate United States person and (1) fails to provide an accurate taxpayer identification number; (2) is notified by the IRS that it has failed to report all interest or dividends required to be shown on its federal income tax returns, or (3) in certain circumstances, fails to comply with applicable certification requirements. Amounts withheld under the backup withholding rules will be allowed as a refund or credit against a shareholder’s United States federal income tax liability provided that the shareholder furnishes the required information to the IRS.

     The foregoing discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the merger. In addition this discussion does not address tax consequences that may vary with, or are contingent on, a Willow Financial shareholder’s individual status or circumstances. Moreover, the discussion does not address (1) the potential United States federal income tax consequences of the transaction to Willow Financial shareholders who are not United States persons, (2) any non-income tax consequences of the transaction, (3) any foreign, state or local tax consequences of the transaction, or (4) the tax consequences of the merger to holders of Willow Financial stock options. Accordingly, Willow Financial shareholders are strongly urged to consult with their tax advisors to determine the particular United States federal, state, local and foreign tax consequences to them of the merger.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma combined financial information and explanatory notes present how the combined financial statements of Harleysville National and Willow Financial may have appeared had the businesses actually been combined as of the date indicated. The unaudited pro forma combined balance sheet at March 31, 2008 assumes the merger was completed on that date. The unaudited pro forma combined income statement for the year ended December 31, 2007 and three months ended March 31, 2008 gives effect to the merger as if the merger had been completed on January 1, 2007 and January 1, 2008, respectively. The unaudited pro forma combined financial information shows the impact of the merger on Harleysville National’s and Willow Financial’s combined financial position and results of operations under the purchase method of accounting with Harleysville National treated as the acquiror. Under this method of accounting, Harleysville National will be required to record the assets and liabilities of Willow Financial at their estimated fair values as of the date the merger is completed.

     The unaudited pro forma combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of both Harleysville National and Willow Financial that can be found elsewhere in this joint proxy statement/prospectus.

     The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented. Furthermore, the information does not include the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes to unaudited pro forma combined financial information, the allocation of the purchase price reflected in the unaudited pro forma combined financial information is subject to adjustment and will vary from the actual purchase price allocation that will be recorded upon completion of the merger based upon changes in the balance sheet including fair value estimates.

HARLEYSVILLE NATIONAL CORPORATION
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
MARCH 31, 2008

					Proforma
					Combined
	Harleysville	Willow	Pro-Forma		Harleysville
(Dollars in thousands)	National	Financial(m)(n)	Adjustments		National
Assets
Cash and due from banks	$71,905	$33,099	$(21,000)	(a)	$84,004
Federal funds sold and securities purchased under agreements to resell	33,900	—			33,900
Interest-bearing deposits in banks	4,295	21,907	—		26,202
Total cash and cash equivalents	110,100	55,006	(21,000)		144,106
Residential mortgage loans held for sale	2,219	24,155			26,374
Investment securities - trading	—	1,262			1,262
Investment securities available for sale, at fair value	992,798	170,184			1,162,982
Investment securities held to maturity	56,117	79,146	(1,641	)(b)	133,622
Loans and leases	2,479,711	1,141,272	1,238	(b)	3,622,221
Less: Allowance for loan losses	(28,490)	(13,224)			(41,714)
Net loans	2,451,221	1,128,048	1,238		3,580,507
Premises and equipment, net	33,164	11,251			44,415
Accrued interest receivable	16,782	6,631			23,413
Goodwill	110,615	56,774	33,849	(c)	201,238
Core deposit intangibles, net	7,826	9,620	20,405	(d)	37,851
Other intangibles, net	5,882	5,615 (d)			11,497
Bank-owned life insurance	72,953	12,289			85,242
Other assets	34,342	24,488			58,830
Total assets	$3,894,019	$1,584,469	$32,851		$5,511,339
Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing	$355,027	$125,809			$480,836
Interest-bearing:
Checking	399,178	126,705			525,883
Money market	854,831	419,112			1,273,943
Savings	171,337	78,974			250,311
Time deposits	1,207,534	270,185	3,456	(b)	1,481,175
Total deposits	2,987,907	1,020,785	3,456		4,012,148
Short-term securities sold under agreements to repurchase	99,339	—			99,339
Other short-term borrowings	331	—			331
Long-term borrowings	313,774	367,094	12,727	(b)	693,595
Accrued interest payable	30,387	1,882			32,269
Subordinated debt	82,992	25,774	(2,009	)(b)	106,757
Other liabilities	36,007	11,375	5,000	(a)
Other liabilities			2,040	(e)	54,422
Total liabilities	3,550,737	1,426,910	21,214		4,998,861
Shareholders’ Equity:
Common stock	31,507	175	(175	)(f)
			11,511	(g)	43,018
Additional paid-in capital	231,040	191,072	(191,072	)(f)
			157,685	(g)	388,725
Retained earnings	83,345	698	(698	)(f)	83,345
Accumulated other comprehensive income (loss)	75	(1,730)	1,730	(f)	75
Treasury stock, at cost	(2,685)	(30,258)	30,258	(f)	(2,685)
Obligation of deferred compensation plan	—	1,287	(1,287	)(f)	—
Unallocated common stock held by:
Employee Stock Ownership Plan	—	(2,437)	2,437	(f)	—
Recognition and Retention Plan Trust	—	(1,248)	1,248	(f)	—
Total shareholders’ equity	343,282	157,559	11,637		512,478
Total liabilities and shareholders’ equity	$3,894,019	$1,584,469	$32,851		$5,511,339

See Notes to Unaudited Pro Forma Combined Financial Information

HARLEYSVILLE NATIONAL CORPORATION
UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
FOR THE THREE MONTHS ENDED MARCH 31, 2008

	Harleysville	Willow	Pro-Forma		Proforma Combined
(Dollars in thousands, except per share information)	National	Financial(m)(n)	Adjustments		Harleysville National
Interest Income
Loans and leases, including fees	$38,997	$17,738	$(39	)(h)	$56,696
Investment securities:
Taxable	9,754	3,429	82	(h)	13,265
Exempt from federal taxes	2,971	391			3,362
Federal funds sold and securities purchased
under agreements to resell	658		(210	)(i)	448
Deposits in banks	36	21			57
Total interest income	52,416	21,579	(167)		73,828
Interest Expense
Savings and money market	8,095	3,549			11,644
Time deposits	14,501	3,202	(864	)(h)	16,839
Short-term borrowings	658	—			658
Long-term borrowings	4,955	4,051	(618	)(h)	8,388
Total interest expense	28,209	10,802	(1,482)		37,529
Net interest income	24,207	10,777	1,315		36,299
Provision for loan losses	1,960	824			2,784
Net interest income after provision
for loan losses	22,247	9,953	1,315		33,515
Noninterest Income
Service charges	3,113	974			4,087
Gain (loss) on sales of investment
securities, net	128	(61)			67
Wealth management	4,277	1,840			6,117
Bank-owned life insurance	684	120			804
Other income	2,630	1,628			4,258
Total noninterest income	10,832	4,501	—		15,333
Noninterest Expense
Salaries, wages and employee benefits	13,859	8,032			21,891
Occupancy	2,585	1,608			4,193
Furniture and equipment	1,094	786			1,880
Marketing	436	521			957
Amortization of intangibles	688	621	928	(k)	2,237
Other expense	5,056	4,655			9,711
Total noninterest expense	23,718	16,223	928		40,869
Income (loss) before income
tax expense (benefit)	9,361	(1,769)	387		7,979
Income tax expense (benefit)	2,057	(92)	135		2,100
Net income (loss)	$7,304	$(1,677)	$252		$5,879
Net income (loss) per share information:
Basic	$0.23	$(0.11)			$0.14
Diluted	$0.23	$(0.11)			$0.14
Cash dividends per share	$0.20	$0.12			$0.20
Weighted average number of common shares:
Basic	31,346,833	15,257,712	(3,746,576	)(l)	42,857,969
Diluted	31,522,736	15,305,581	(3,794,445	)(l)	43,033,872

See Notes to Unaudited Pro Forma Combined Financial Information

HARLEYSVILLE NATIONAL CORPORATION
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2007

					Proforma
					Combined
	Harleysville	Willow	Pro-Forma		Harleysville
(Dollars in thousands, except per share information)	National	Financial(m)(n)	Adjustments		National
Interest Income
Loans and leases, including fees	$145,319	$69,889	$(155	)(h)	$215,053
Investment securities:
Taxable	34,803	14,686	328	(h)	49,817
Exempt from federal taxes	10,863	1,001			11,864
Federal funds sold and securities purchased
under agreements to resell	3,084	—	(840	)(i)	2,244
Deposits in banks	492	732			1,224
Total interest income	194,561	86,308	(667)		280,202
Interest Expense
Savings and money market	47,980	16,864			64,844
Time deposits	41,309	14,695	(3,456	)(h)	52,548
Short-term borrowings	5,431	—			5,431
Long-term borrowings	17,407	12,817	(2,473	)(h)	27,751
Total interest expense	112,127	44,376	(5,929)		150,574
Net interest income	82,434	41,932	5,262		129,628
Provision for loan losses	10,550	1,414			11,964
Net interest income after provision for loan losses	71,884	40,518	5,262		117,664
Noninterest Income
Service charges	9,690	3,726			13,416
Gain (loss) on sales of investment securities, net	1,132	139			1,271
Gain on sale-leaseback of bank properties	2,788	—			2,788
Wealth management	18,642	5,493			24,135
Bank-owned life insurance	2,489	430			2,919
Other income	8,597	4,302			12,899
Total noninterest income	43,338	14,090	—		57,428
Noninterest Expense
Salaries, wages and employee benefits	48,832	26,686			75,518
Occupancy	7,008	5,785			12,793
Furniture and equipment	3,941	2,892			6,833
Marketing	1,617	1,951			3,568
Goodwill impairment	—	40,000	(40,000	)(j)	—
Amortization of intangibles	1,225	2,063	3,710	(k)	6,998
Other expense	18,732	11,550			30,282
Total noninterest expense	81,355	90,927	36,390		135,992
Income (loss) before income tax expense (benefit)	33,867	(36,319)	41,552		39,100
Income tax expense (benefit)	7,272	(126)	543		7,689
Net income (loss)	$26,595	$(36,193)	$41,009		$31,411
Net income (loss) per share information:
Basic	$0.91	$(2.39)			$0.77
Diluted	$0.90	$(2.37)			$0.77
Cash dividends per share	$0.80	$0.46			$0.80
Weighted average number of common shares:
Basic	29,218,671	15,122,126	(3,518,677	)(l)	40,822,120
Diluted	29,459,898	15,270,114	(3,814,993	)(l)	40,915,019

See Notes to Unaudited Pro Forma Combined Financial Information

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

NOTE 1 – ALLOCATION OF PURCHASE PRICE

     The allocation of the purchase price is as follows

Purchase Price:	March 31, 2008
(Dollars in thousands, except share data)
Purchase Price assigned to shares exchanged for stock:
Estimated Willow Financial common shares outstanding	15,768,680
Exchange Ratio	0.73
Harleysville National shares to be issued as consideration	11,511,136
Average per share stock price for Harleysville National shares to be issued in the merger	$14.68
Purchase price for Willow Financial common shares	$168,983
Additional value ascribed to Willow Financial stock options that vest upon the merger date	213
Total value of the equity issued in the merger	169,196
Estimated fees and expenses directly related to the merger	17,018
Total purchase price	186,214
Net Assets Acquired:
Equity of Willow Financial	148,577
Estimated adjustments to reflect assets acquired at fair value:
Investments (5 year weighted average life)	(1,641)
Loans (8 year weighted average life)	1,238
Core deposit intangibles, net of Willow Financial’s historical core deposit intangible
(5.5 year weighted average life)	20,405
Estimated adjustments to reflect liabilities assumed at fair value:
Time deposits (1 year weighted average life)	(3,456)
Long-term borrowings (5 year weighted average life)	(12,727)
Subordinated Debt (28 year weighted average life)	2,009
Deferred tax liability	(2,040)
Net assets acquired	152,365
Goodwill	$33,849

     The pro forma adjustments included in the unaudited pro forma combined balance sheet and income statements are as follows:

(a)	Direct merger costs associated with the transactions including cash outlays for one-time estimated direct merger costs such expenses as investment banking, legal and accounting services, severance, contract cancellations and third party data processing costs and litigation costs. Willow Financial’s costs are reflected as a reduction of its equity, and therefore, the equity number will not agree with Willow Financial’s reported March 31, 2008 equity.

(b)	Adjustments to reflect assets acquired and liabilities assumed at March 31, 2008 in the merger at estimated fair values in accordance with SFAS No. 141, “Business Combinations.” Although management expects the transaction to be completed during 2008, if the transaction were to close in 2009, the acquisition would be accounted for in accordance with SFAS No. 141(R), “Business Combinations (revised 2007).”

(c)	To record estimated goodwill associated with the transaction.

(d)	To record the estimated core deposit intangible (CDI) associated with the transaction. It is assumed that CDI represents approximately 4.0% of core deposits acquired. Customer identifiable intangibles with a historical balance of $5.6 million are estimated to approximate fair value.

(e)	To record the net deferred tax impact arising from adjustments to record fair value of assets and liabilities. The tax effect of proforma adjustments are reflected at an assumed tax rate of 35%.

(f)	Adjustment to eliminate Willow Financial’s historical equity balances.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

NOTE 1 – ALLOCATION OF PURCHASE PRICE (Continued)

(g)	To record the estimated issuance of 11,511,136 shares of Harleysville National common stock in connection with the merger based on the fixed conversion ratio of 100% of outstanding Willow Financial common stock into shares of Harleysville National common stock at the fixed exchange ratio of 0.73 in the merger agreement at an estimated average purchase price of $14.68. The purchase price is based upon the average Harleysville National stock price for ten days prior to March 31, 2008. It is further assumed that none of the holders of options for Willow Financial shares decide to exercise their options.

(h)	Fair value related amortization over the estimated life of the related asset/liability on a straight-line method and this method approximates the effective yield method.

(i)	Foregone interest income assumed to have been earned on the cash used to pay the one-time direct merger costs associated with the transaction at an assumed rate of 4.00% per annum.

(j)	The pro forma reflects Willow Financial assets at fair value, therefore the statement reflects the elimination of the impairment created by Willow Financial that occurred during the fourth quarter of 2007.

(k)	Adjustment for amortization of core deposit intangible created as a result of the transaction based upon an expected life of ten years and using the sum of the years digits basis.

(l)	Additional estimated weighted average shares to be issued in the merger with Willow Financial utilizing the fixed exchange ratio of 0.73 in the merger agreement.

(m)	Willow Financial traditionally reports its year ended as of June 30, 2007. These statements reflect Willow Financials 12 months ended December 31, 2007 to be comparable to Harleysville National.

(n)	Certain items in the pro forma combined statements have been reclassified for Willow Financial in order to conform with Harleysville National’s historical classifications.

INFORMATION ABOUT HARLEYSVILLE NATIONAL

GENERAL

     Harleysville National was incorporated June 1, 1982. On January 1, 1983, Harleysville National became the parent bank holding company of Harleysville National Bank, established in 1909, a wholly owned subsidiary of Harleysville National. Investment Management and Trust Services are provided through Millennium Wealth Management, a division of Harleysville National Bank. Harleysville National is registered as a bank holding company under the Bank Holding Company Act of 1956.

     Since commencing operations Harleysville National’s business has consisted primarily of providing financial services through its subsidiaries and has acquired eight financial institutions since 1991 including the recent acquisition of East Penn Financial Corporation (East Penn Financial) and its banking subsidiary, East Penn Bank in November 2007. Additionally, the Harleysville National completed the acquisition of the Cornerstone Companies (registered investment advisors) in January 2006. Harleysville National is also the parent holding company of HNC Financial Company and HNC Reinsurance Company. HNC Financial Company was incorporated on March 17, 1997 as a Delaware Corporation and its principal business function is to expand the investment opportunities of Harleysville National. HNC Reinsurance Company was incorporated on March 30, 2001 as an Arizona Corporation and reinsures consumer loan credit life and accident and health insurance.

     Harleysville National stock is traded under the symbol “HNBC” and is listed on the NASDAQ Global Select Market. For more information on Harleysville National, see Part I of Harleysville’s Annual Report on Form 10-K for the year ended December 31, 2007, incorporated herein by reference. See “Where You Can Find More Information” on page ___ and “Incorporation of Certain Information by Reference” beginning on page ___.

MANAGEMENT AND ADDITIONAL INFORMATION

     Financial and other information relating to Harleysville National, including information relating to Harleysville National’s directors and executive officers and the ownership of Harleysville National common stock by its directors, officers and significant shareholders, is set forth in Harleysville National’s 2007 Annual Report on Form 10-K (which incorporate certain portions of Harleysville’s proxy statement for its 2008 annual meeting of shareholders), Harleysville’s Quarterly Report on Form 10-Q for March 31, 2008, and Harleysville’s 2008 Current Reports on Form 8-K, all of which are incorporated by reference in this document. Harleysville will furnish you with copies of the documents incorporated by reference upon request. See “Where You Can Find More Information,” on page___.

NEW HARLEYSVILLE NATIONAL AND HARLEYSVILLE NATIONAL BANK DIRECTORS

     If the merger is completed, John J. Cunningham, III and James E. McErlane, current directors of Willow Financial, will serve as a director of both Harleysville National and Harleysville National Bank. The following table provides information regarding John J. Cunningham, III and James E. McErlane:

Name	Age	Principal Occupation During the Past Five Years
John J. Cunningham, III	65

Director of Willow Financial. Vice Chairman of the law firm of Cozen O’Connor, Philadelphia, Pennsylvania and prior thereto Managing Partner and Chairman of the Business Law Department of Cozen O’Connor since March 2000. Mr. Cunningham previously served as a director of Chester Valley Bancorp and First Financial Bank from 1998 to 2005.

James E. McErlane	64

Director of Willow Financial. Attorney and Principal of the law firm of Lamb McErlane, West Chester, Pennsylvania, since 1971. Interim President of Chester Valley Bancorp and First Financial Bank from June to November 2000. Mr. McErlane previously served as a director of Chester Valley Bancorp and First Financial Bank from 1991 to 2005 and Chairman from 2000 to 2005.

     Under the NASDAQ Stock Market standard for independence, John J. Cunningham, III and James E. McErlane were independent directors of Willow Financial and will be independent directors of Harleysville National.

INFORMATION ABOUT WILLOW FINANCIAL

DESCRIPTION OF BUSINESS

General

     Willow Financial is a Pennsylvania corporation and parent holding company for Willow Financial Bank. Willow Financial operates out of its corporate headquarters and operations center located in Wayne, Pennsylvania. Willow Financial Bank, which was originally organized in 1909, is a Federally chartered savings bank and wholly owned subsidiary of Willow Financial. Willow Financial Bank’s business consists primarily of making commercial business and consumer loans as well as real estate loans, both commercial and residential, funded primarily by retail and business deposits along with borrowings obtained from the Federal Home Loan Bank of Pittsburgh, or borrowings obtained from third parties through repurchase agreements. Willow Financial Bank operates a branch banking network consisting of 29 full-service offices which are located in neighboring Chester County, Montgomery County and Bucks County, Pennsylvania, as well as Philadelphia.

     Effective on September 21, 2006, Willow Grove Bancorp, Inc. and Willow Grove Bank changed their names to Willow Financial Bancorp, Inc. and Willow Financial Bank, respectively. As contained in this joint proxy statement/ prospectus, references to Willow Financial include both Willow Financial Bancorp, Inc. and Willow Grove Bancorp, Inc. and references to Willow Financial Bank include both Willow Financial Bank and Willow Grove Bank. Coincident with the name change, Willow Financial’s trading symbol on the NASDAQ Global Select Market was changed from “WGBC” to “WFBC”.

     After the close of business on August 31, 2005, Willow Financial completed its acquisition of Chester Valley Bancorp Inc. (“Chester Valley”), a registered bank holding company headquartered in Downingtown, Pennsylvania, that had over $654 million in assets. Chester Valley had two wholly owned subsidiaries, First Financial Bank, a Pennsylvania chartered commercial bank (“FFB”) with 13 full-service banking offices, and Philadelphia Corporation for Investment Services, a registered investment advisor and broker dealer (“PCIS”). Pursuant to the Agreement and Plan of Chester Valley Merger, dated as of January 20, 2005 (the “Chester Valley Merger Agreement”), Chester Valley was merged with and into Willow Financial, with Willow Financial as the surviving corporation (the “Chester Valley Merger”), and FFB was merged with and into Willow Financial Bank with Willow Financial Bank as the surviving bank (the “FFB Bank Chester Valley Merger”). PCIS, doing business as Willow Investment Services (“WIS”) since March 2007, now operates as a business segment of Willow Financial Bank. As a result of the Chester Valley Merger, each outstanding share of Chester Valley common stock, par value $1.00 per share (the “Chester Valley Common Stock”), was converted into the right to receive, at the election of the shareholder, either $27.90 in cash or 1.4823 shares of Willow Financial common stock, par value $0.01 per share, subject to the allocation and pro ration provisions set forth in the Chester Valley Merger Agreement. The acquisition resulted in Willow Financial’s issuance of an aggregate of 4,977,256 shares of Willow Financial common stock and $51.0 million in cash, resulting in a total Chester Valley Merger consideration paid for Chester Valley Common Stock of $145.3 million. This included capitalized acquisition costs and the value of Chester Valley vested stock options, which were converted to options of Willow Financial. Willow Financial used general corporate funds to pay the aggregate cash consideration of approximately $51.0 million for the shares of Chester Valley Common Stock acquired in the Chester Valley Merger for cash, as well as the approximate $3.2 million in acquisition costs.

     The Chester Valley Merger has been accounted for using the purchase method of accounting, which requires that Willow Financial’s financial statements include activity of Chester Valley only subsequent to the acquisition date of August 31, 2005. Accordingly, Willow Financial’s consolidated financial statements and the information herein include the combined results of Chester Valley and its former subsidiaries, FFB and PCIS, since September 1, 2005.

     Effective February 28, 2006, Willow Financial completed the sale of all outstanding shares of capital stock of WIS, formerly PCIS, to Uvest BD-A, Inc., a North Carolina corporation and registered broker-dealer (“Uvest”) for consideration of $100 but providing that such shares may be repurchased for $100 at any time after the closing date of the stock sale. Concurrently with the execution of the sale of WIS, Willow Financial Bank and Uvest entered into a related Sub-Clearing and Brokerage Services Agreement, which provides that an affiliate of Uvest provides securities clearing and certain supervisory and compliance services for WIS, and a Financial Services Agreement between WIS and Willow Financial Bank which provides that Willow Financial Bank will be entitled to 90% of the revenue generated by the securities brokerage and investment advisory activities conducted at WIS and will bear substantially all operational and overhead expenses. Upon consummation of the sale of WIS stock to Uvest, WIS is no longer a subsidiary of Willow Financial. However, under the provisions of Financial Accounting Standards Board Interpretation No. 46R, “Consolidation of Variable Interest Entities”, the results of WIS continue to be consolidated in Willow Financial’s financial statements. The affiliation agreement with Uvest has the primary effect of relieving WIS of direct responsibility for securities clearing and certain back-office and oversight obligations.

     On March 30, 2007, Willow Financial completed its acquisition of BeneServ, Inc. (“BeneServ”) for a purchase price of up to $5.5 million in cash. The purchase price includes a payment of $4.2 million at closing plus an additional amount up to $1.3 million in payments through the three-year anniversary date of the acquisition, subject to the achievement of certain performance thresholds. BeneServ is an insurance agency serving the corporate employee benefit market segment. BeneServ and Willow Financial share a target market in small businesses located in Chester, Montgomery, Bucks, and Philadelphia counties, Pennsylvania, thereby providing a number of cross selling opportunities for both companies. Willow Financial recorded goodwill and other intangibles of $4.4 million as a result of this acquisition based on the preliminary purchase price allocation.

     On December 21, 2007, Willow Financial completed its acquisition of Carnegie Wealth Management (“Carnegie”) for a purchase price of up to $4.8 million in cash plus approximately $1.1 million in Willow Financial’s common stock. The purchase price includes a payment of $2.3 million at closing plus an amount up to an additional $2.5 million in payments through the three-year anniversary date of the acquisition, subject to the achievement of certain performance thresholds. Carnegie is a $200 million wealth management firm that provides professional investment consulting services to retirement plan administrators, foundations, corporations and high net worth investors. The acquisition expands Willow Financial’s wealth management focus, bringing total assets under management to approximately $700 million. Willow Financial recorded goodwill and other intangibles of $3.2 million as a result of this acquisition based on the preliminary purchase price allocation.

     References to Willow Financial include its three business segments, Willow Financial Bank, WIS, and BeneServ, unless the context of the reference indicates otherwise. For periods after December 21, 2007, the WIS segment includes the operations of Carnegie.

     In recent years, Willow Financial’s business plan has focused on the following primary goals—changing operations to a full-service community bank and continued steady growth while maintaining a high level of asset quality. Until the acquisition of Chester Valley, the growth was accomplished through internal means.

     Willow Financial Bank’s customer deposits are insured to the maximum extent provided by law, by the Federal Deposit Insurance Corporation (“FDIC”) through the Deposit Insurance Fund (“DIF”). Willow Financial Bank is subject to examination and comprehensive regulation by the Office of Thrift Supervision and is also regulated by the FDIC. Willow Financial Bank is also subject to reserve requirements established by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board” or “FRB”), and is a member of the Federal Home Loan Bank of Pittsburgh, one of the regional banks comprising the Federal Home Loan Bank system.

     Willow Financial’s executive offices are located at 170 South Warner Road, Wayne, Pennsylvania, and its telephone number is (610) 995-1700.

Market Area and Competition

     Willow Financial Bank’s primary market area includes Bucks, Montgomery, Chester and Philadelphia Counties in Pennsylvania. To a lesser extent, Willow Financial Bank provides services to areas of Delaware, Berks and Lancaster Counties, Pennsylvania as well as central and southern New Jersey and the state of Delaware.

     Willow Financial Bank’s direct competition for attracting deposits and originating loans has historically come from savings associations, other savings banks, commercial banks and credit unions. Willow Financial Bank faces additional competition for deposits from short-term money market funds and other corporate and government securities funds, mutual funds, and other non-financial institutions such as securities brokerage firms and insurance companies. Willow Financial Bank competes for loans and deposits through competitive interest rates, maturities and fees as well as providing quality service to its customers.

Subsidiaries

     As of March 31, 2008, Willow Financial’s direct subsidiaries were Willow Financial Bank and Carnegie Wealth Advisors, LLC, which was acquired as part of the Carnegie acquisition. At such date, Willow Financial Bank had six direct subsidiaries, including Willow Grove Investment Corporation, a Delaware corporation which holds and manages certain securities investments, Willow Grove Insurance Agency, LLC, a Pennsylvania limited liability company formed to conduct permitted fixed-rate annuity sales and BeneServ, Inc, a corporate benefit insurance firm acquired on March 31, 2007, while Carnegie Wealth Advisors, LLC did not have any subsidiaries. As of June 30, 2007, Willow Financial Bank’s aggregate investment in these three subsidiaries was $282.8 million. As a result of the Chester Valley Merger on August 31, 2005, D&S Service Corporation (“D&S Service”) and First Financial Investments (“FFI”), which previously were subsidiaries of Chester Valley, are now operating as active subsidiaries of Willow Financial Bank. D&S Service has participated in the development for sale of residential properties, in particular condominium conversions, and development of commercial properties located in or within close proximity of Chester Valley’s market area and FFI conducts retail investment service activities. D&S Service also operates two wholly owned subsidiaries, Wildman Projects and D&F Projects, Inc. As of June 30, 2007, Willow Financial Bank had $1.7 million invested in D&S Service and its subsidiaries.

     Effective February 28, 2006, Willow Financial completed the sale of all outstanding shares of capital stock of WIS, formerly PCIS, to Uvest BD-A, Inc., a North Carolina corporation and registered broker-dealer (“Uvest”), for consideration of $100 but providing that such shares may be repurchased for $100 at any time after the closing date of the stock sale. Concurrently with the execution of the sale of WIS, Willow Financial Bank and Uvest entered into a related Sub-Clearing and Brokerage Services Agreement, which provides that an affiliate of Uvest will provide securities clearing and certain supervisory and compliance services for Willow Financial Bank, and a Financial Services Agreement between WIS and Willow Financial Bank which provides that Willow Financial Bank will be entitled to 90% of the revenue generated by the securities brokerage and investment advisory activities conducted at the WIS office and will bear substantially all operational and overhead expenses. Upon consummation of the sale of WIS stock to Uvest, WIS is no longer a subsidiary of Willow Financial. However, under the provisions of FIN 46R, “Consolidation of Variable Interest Entities”, the results of WIS continue to be consolidated in Willow Financial’s financial statements. The affiliation agreement with Uvest has the primary effect of relieving WIS of direct responsibility for securities clearing and certain back-office and oversight obligations.

     Effective December 21, 2007, Willow Financial completed its acquisition of Carnegie for a purchase price of up to $4.8 million in cash plus approximately $1.1 million in Willow Financial’s common stock. Carnegie is a direct subsidiary of Willow Financial Bank. Carnegie provides professional investment consulting services to retirement plan administrators, foundations, corporations and high net worth investors. Carnegie is operated as a separate business segment of Willow Financial Bank.

Employees

     Willow Financial had 381 full-time employees and 71 part-time employees at March 31, 2008. None of these employees are covered by a collective bargaining agreement and Willow Financial believes it enjoys good relations with its personnel.

Restatement of Financial Statements

     On May 5, 2008, Willow Financial filed an Amendment on Form 10-K/A for its Annual Report on Form 10-K/A for the fiscal year ended June 30, 2007, filed with the Securities and Exchange Commission (SEC) on October 16, 2007 (“Amendment No. 1”) which amended its Annual Report on Form 10-K for the year ended June 30, 2007 filed with the SEC on September 28, 2007 (“Amendment No. 2”). Willow Financial filed Amendment No. 2 to correct the consolidated financial statements of Willow Financial as of June 30, 2007 and 2006 and for each of the periods in the years ended June 30, 2007 and 2006, and these corrected financial statements are included in this joint proxy statement/prospectus. In a Current Report on Form 8-K filed with the SEC on April 10, 2008, Willow Financial indicated that its previously issued financial statements for these and prior periods should no longer be relied upon.

     Willow Financial’s management along with its independent registered public accounting firm, during the course of Willow Financial’s fiscal 2007 annual review of financial results and application of financial controls, identified deficiencies that represented material weaknesses in internal controls over financial reporting. While a remediation plan was initiated at that time to correct these material weaknesses, in finalizing its Form 10-Q for the quarter ended September 30, 2007, management and Willow Financial’s independent registered public accounting firm subsequently recognized that these deficiencies had not been fully remediated. At that time, the material weaknesses resulted in an un-reconciled difference of approximately $6.2 million. Management, in conjunction with third-party advisors and an additional accounting firm retained by Willow Financial and the Audit Committee of Willow Financial’s board of directors to assist management in reconciling the Willow Financial’s financial statements spent significant time reviewing and researching the books and records of Willow Financial to determine the root cause of the out of balance condition. Despite exhaustive efforts over more than five months and the incurrence of approximately $3.0 million in additional outside professional fees, Willow Financial was unable to fully correct the prior accounting entries in a manner which completely reconciled the out of balance condition. Based upon the time and expense that was incurred, management and the Audit Committee of Willow Financial’s board of directors determined the most appropriate action was to record the un-reconciled differences as a charge to earnings in the 2006 fiscal quarters ended September 30, 2005 and December 31, 2005, the periods that it was determined that the out of balance condition first arose. As a result, management and the Audit Committee determined that Willow Financial’s financial statements for the fiscal years ended June 30, 2007 and 2006 required restatement. The adjustments included errors with an aggregate pre-tax income statement impact of $8.3 million, a goodwill impact of $497 thousand and an aggregate net reduction in retained earnings of $5.9 million as further described below:

  Errors discovered as a result of improperly performed reconciliations that included un-reconciled differences, which resulted in an aggregate reduction to pre-tax income of $8.3 million ($5.5 million after tax) and a charge to fiscal 2004 retained earnings of $365 thousand; and

  Errors in the accounting for the acquisition of Chester Valley and the related calculation of goodwill of approximately $497 thousand.

     For additional discussion, see Note 2 to the Consolidated Financial Statements of Willow Financial found elsewhere in this joint proxy statement/prospectus and Management’s Discussion and Analysis of Financial Condition and Results of Operations found elsewhere in this joint proxy statement/prospectus.

Lending Activities

Loan Portfolio Composition

     The following table sets forth the composition of the loan portfolio as of the dates indicated. This data does not include single family loans classified as held for sale which amounted to $8.1 million, $2.6 million, $1.8 million, $1.1 million, and $5.3 million at June 30, 2007, 2006, 2005, 2004, and 2003, respectively.

	June 30, 2007		June 30, 2006		June 30, 2005		June 30, 2004		June 30, 2003
		Percent		Percent		Percent		Percent		Percent
		of		of		of		of		of
	Amount	Total	Amount	Total	Amount	Total	Amount	Total	Amount	Total
(Dollars in thousands)
Mortgage loans:
Single-family	$ 273,247	26.10%	$ 298,509	27.60%	$202,942	34.34%	$181,049	34.15%	$131,821	31.40%
Commercial real estate
and multi-family	316,099	30.19	325,987	30.14	174,920	29.60	180,881	34.12	155,892	37.14
Construction	93,180	8.90	112,774	10.43	86,658	14.66	57,014	10.75	36,191	8.62
Home equity	272,295	26.01	259,119	23.96	100,805	17.06	91,848	17.32	72,990	17.39
Total mortgage loans	954,821	91.20	996,389	92.13	565,325	95.66	510,792	96.34	396,894	94.55
Consumer loans	3,917	0.37	4,304	0.40	2,106	0.36	1,678	0.32	2,324	0.55
Commercial
business loans	88,274	8.43	80,815	7.47	23,492	3.98	17,686	3.34	20,549	4.90
Total loans receivable	1,047,012	100.00%	1,081,508	100.00%	590,923	100.00%	530,156	100.00%	419,767	100.00%
Allowance for
loan losses	(12,210)		(16,737)		(6,113)		(5,220)		(5,312)
Deferred loan cost(fees)	491		(1,170)		(623)		(747)		(656)
Loans receivable, net	1,035,293		$1,063,601		$584,187		$524,189		$413,799

Contractual Principal Repayments and Interest Rates

     The following table sets forth scheduled contractual amortization of the loan portfolio at June 30, 2007. Demand loans, loans having no schedule of repayments and no stated maturity and overdraft loans are reported as due in one year or less.

	At June 30, 2007, the amount due within
		more than	more than	more than	more than
	1 year or	1 year to	3 years to	5 years to	10 years to	more than
	less	3 years	5 years	10 years	20 years	20 years	Total
	(Dollars in thousands)
Mortgage loans:
Single-family
and home equity	$ 1,142	$ 11,239	$ 20,820	$ 73,926	$234,193	$204,222	$ 545,542
Commercial real estate
and multi-family	5,341	33,675	26,271	174,312	72,238	4,262	316,099
Construction	51,535	32,025	9,620	—	—	—	93,180
Total mortgage loans	58,018	76,939	56,711	248,238	306,431	208,484	954,821
Consumer	96	1,138	884	1,435	154	210	3,917
Commercial business	14,556	18,729	12,750	24,323	2,886	15,030	88,274
Total	$ 72,670	$ 96,806	$ 70,345	$273,996	$309,471	$223,724	$1,047,012

     Of the $974.3 million of loan principal repayments due after June 30, 2008, $450.3 million have fixed rates of interest and $524.0 million have adjustable rates of interest.

Lending Activity and Products

     Willow Financial Bank’s lending activities are subject to underwriting standards and origination procedures, which have been approved by its board of directors.

Single-Family Residential First Mortgage Loans

     Willow Financial processes, underwrites and originates single-family residential mortgage loans on both a retail and wholesale basis. Willow Financial has developed an extensive network of active residential mortgage brokers and mortgage bankers to support its wholesale production system. These brokers identify, process and close loans on Willow Financial’s behalf based upon rates and terms that it provides to them on a regular basis which correlate to its assessment of its demand for various types of loans. The brokers forward completed loan applications that are underwritten and approved by Willow Financial Bank personnel in accordance with standards previously approved by its board of directors. Retail residential lending activities are supplemented by loan originations through Willow Financial Bank’s internal loan officers, whereby loan applications are obtained through its branch network and referrals from local builders, real estate brokers and financial consultants. In order to facilitate sale in the secondary market, single-family residential mortgage loans generally are underwritten in accordance with Federal Home Loan Mortgage Corporation (“FHLMC”) and Federal National Mortgage Association (“FNMA”) guidelines. To a lesser extent, Willow Financial originates single-family residential loans for its portfolio, primarily with adjustable interest rates. In general, these loans do not conform to their underwriting standards due to the size of the loan. Upon the completion of the Chester Valley Merger, Willow Financial’s strategy has changed in that loan portfolio growth is concentrated in commercial business, construction, commercial real estate and multi-family and consumer lending products. Willow Financial does not originate sub-prime mortgage loans.

     Willow Financial Bank generally requires a current appraisal prepared by an independent appraiser or an acceptable alternative property valuation on all new single-family residential mortgage loans as well as private mortgage insurance on all first mortgage loans with a loan to value in excess of 80%. Title insurance is required on loans secured by real estate with the exception of certain single-family residential loans originated under $150 thousand. Hazard insurance is required on all real estate loans. Flood insurance is also required for all loans secured by properties located in a designated flood area.

     During the year ended June 30, 2007, Willow Financial sold an aggregate of $51.9 million in single-family residential mortgage loans into the secondary market. Most of Willow Financial’s newly originated single-family residential mortgage loans, together with servicing rights, are now originated for re-sale in the secondary market.

     At June 30, 2007, single-family residential mortgage loans aggregated $273.2 million as compared to $298.5 million at June 30, 2006. The $25.3 million or an 8.5% decrease resulted largely from portfolio repayments while most new loans were sold in the secondary market during the year.

Home Equity Loans

     In recent years, Willow Financial Bank has increased its emphasis on the origination of home equity loans and lines of credit, due to their shorter maturities and generally higher interest rates. The maximum term of Willow Financial’s home equity loans is 20 years with the exception of purchase money second mortgage loans whose maximum term may be up to 30 years. A home equity loan is a fixed-rate loan where the borrower receives the total loan amount at a closing and makes monthly payments to repay the loan within a specific time period. Home equity lines of credit are revolving lines of credit with a variable rate and a maximum term of 15 years. The borrower may draw on this account up to the maximum credit amount and repay the line at any time. At June 30, 2007, home equity loans and lines of credit aggregated $272.3 million or 26.0% of the total loan portfolio. Of this amount, $164.8 million were lines of credit.

     Home equity loans and lines of credit are secured by the borrower’s residence, on which Willow Financial Bank generally obtains a second lien position on the underlying real estate. Willow Financial Bank’s home equity programs provide financing in amounts up to 95% of the value of the property securing the loan, when combined with the first mortgage. In addition to originating home equity loans through its branch offices, Willow Financial Bank relies considerably on purchased loans from its network of correspondents.

Other Consumer Lending Activities

     Willow Financial Bank offers various types of other consumer loans through its branch network primarily consisting of loans secured by automobiles, to a much lesser extent deposit account loans, and unsecured personal loans. Willow Financial Bank facilitates the funding of student loans in conjunction with American Education Services (“AES/PHEAA”). At June 30, 2007, $3.9 million, or 0.4% of Willow Financial Bank’s total loan portfolio consisted of these types of loans. This compares to $4.3 million of other consumer loans, or 0.4% of the total loan portfolio, at June 30, 2006.

Commercial Business Loans

     At June 30, 2007, commercial business loans aggregated $88.3 million, or 8.4% of total loans, compared to $80.8 million at June 30, 2006, or 7.5% of total loans. The $7.5 million or a 9.2% increase resulted primarily from the continued focus to increase this segment of the loan portfolio. These loans are generally originated to small and medium sized businesses in Willow Financial Bank’s market area. These types of loans assist in Willow Financial Bank’s asset/liability management since they generally provide shorter maturities and/or adjustable rates of interest in addition to generally having higher rates of return that compensate for the additional credit risk associated with these loans.

     Generally, Willow Financial Bank provides these loans on a secured basis and they are collateralized by accounts receivable, inventory, equipment, or other general corporate assets of the borrower. Additionally, the principals of the borrower guarantee most commercial business loans. In general, interest rates are adjustable, indexed to a published rate of interest or fixed.

     Generally, commercial business loans have higher risks associated with them than single-family mortgage loans due to the borrowers’ business operations being more susceptible to local and national economic conditions as well as collateral being less tangible than real estate. These risks are mitigated by Willow Financial Bank employing individuals experienced in this type of lending and by generally requiring the personal guarantees of the business’s principals. Additionally, in some instances, personal assets of the principals are obtained as additional security for these loans.

Commercial Real Estate and Multi-Family Residential Real Estate Loans

     At June 30, 2007, commercial real estate and multi-family residential loans amounted to $316.1 million or 30.2% of the total loan portfolio. This compares to $326.0 million or 30.1% at June 30, 2006. Included in commercial real estate loans are approximately $107.7 million of loans to businesses secured by real estate owned by the business.

     Willow Financial Bank’s commercial real estate and multi-family residential loan portfolio consists primarily of loans secured by office buildings, retail and industrial buildings, strip shopping centers, residential properties with five or more units, non-FNMA eligible single-family residential investment properties and other properties used for commercial and multi-family purposes located within Willow Financial Bank’s market area.

     Willow Financial Bank’s underwriting standards for the commercial real estate and multi-family residential loan portfolio allow for terms up to 25 years with monthly amortization over the life of the loan and loan to value ratios of not more than 80%. Interest rates are generally adjustable with a maximum interest rate reset period of five years. Prepayment fees are generally charged on most commercial real estate and multi-family loans in order to partially protect Willow Financial Bank in a falling interest rate environment. Personal guarantees are generally required as additional security for this portfolio of loans.

     Commercial real estate and multi-family real estate lending generally involves increased risks as compared to single-family residential lending including, but not limited to, larger loans to individual borrowers and loan payments that are dependent upon the successful operation of the project or the borrower’s business. Willow Financial Bank attempts to mitigate these risks by limiting loans to proven businesses, properties with historical operating performance sufficient to service the debt, utilizing conservative debt coverage ratios in the underwriting, and periodically monitoring the operation of the business or project and the physical condition of the property. Additionally, independent appraisal reports are obtained on each loan to substantiate the property’s market value, and are reviewed by qualified Willow Financial Bank personnel or, if required by Willow Financial Bank’s policies, qualified third party consultants, prior to the closing of the loan.

     In addition to originating loans, Willow Financial Bank periodically purchases participation interests in larger balance loans, typically multi-family and commercial real estate mortgage loans and construction loans, from other financial institutions in its market area. Willow Financial Bank may purchase these loans to supplement its own originations or sell participations to manage borrower concentration risks. All purchased participations comply with Willow Financial Bank’s approved underwriting standards. During fiscal 2007, Willow Financial Bank purchased an aggregate of $40.5 million in participation interests.

Construction and Land Acquisition Loans

     Construction loans for residential and commercial projects, which generally are secured by properties in southeastern Pennsylvania, southern New Jersey and northern Delaware are originated within Willow Financial’s market area. Willow Financial Bank generally limits construction loans to builders and developers with whom it has an established relationship, or who are otherwise known to officers of Willow Financial Bank. Additionally, Willow Financial Bank may acquire participation interests in certain construction loans originated by other local financial institutions that have similar underwriting standards as Willow Financial Bank. These participation loans undergo a full underwriting in accordance with Willow Financial Bank’s established policy. Construction loans outstanding at June 30, 2007 were $93.2 million, or 8.9% of total loans, compared to $112.8 million or 10.4% of total loans at June 30, 2006. The $19.6 million or 17.4% decrease is due primarily to the diminishing demand for new construction financing, resulting from a slowdown in the housing market.

     Construction loans generally have variable rates of interest, which is a strong tool in managing the interest rate risk exposure of Willow Financial Bank. Generally, they have a maximum term to maturity of three years and loan to value ratios of 80% or less. Residential construction loans to developers are made on either a pre-sold or speculative (unsold) basis. Limits are placed on the number of units that can be built on a speculative basis based upon the reputation, prior experience and financial position of the builder, the location of the property, and prior sales in the development and the surrounding area.

     Independent appraisals are obtained for all construction loans and are reviewed and analyzed by qualified employees of Willow Financial Bank or, in some instances, qualified third party consultants. Property inspections are done at inception as well as prior to advancing additional proceeds committed under the loan documents. Monthly payment of interest is required on all construction loans.

     Construction loans can also be originated for the acquisition and development of land for sale (i.e., roads or other improvements). These loans generally require that the builder have a commitment for a construction loan for the units to be built on the site. These loans are secured by a lien on the property and are generally limited to a loan to value of 75% or less of the appraised value. The loans have a variable rate of interest and require monthly payments of interest. The principal of the loan is repaid as units are sold and released. Generally, all of these loans are in Willow Financial Bank’s market area and are to developers with whom Willow Financial Bank has a prior relationship. Personal guarantees from the borrowers are generally required for these loans.

     Construction and land loans generally carry a higher degree of risk than single-family residential lending, due to the concentration of principal in a limited number of loans and borrowers and the effect of economic conditions on developers, builders and projects. Additional risk is also associated with construction lending because of the inherent difficulty in estimating both a property’s value at completion and the estimated cost to complete a project. The nature of these loans is such that they are more difficult to evaluate and monitor. In addition, speculative construction loans to a builder are not pre-sold and thus pose a greater potential risk than construction loans to individuals on their personal residences.

     In order to mitigate some of the risks inherent to construction lending, inspections are done both prior to origination and throughout construction prior to advancing funds, limiting the advancement of funds for speculative homes, limiting originations to builders who have established relationships or significant experience, as well as obtaining personal guarantees from the principals.

     The following table shows the activity in Willow Financial Bank’s loan portfolio during the periods indicated:

	Year ended June 30,
	2007	2006	2005
	(Dollars in thousands)
Loans held at the beginning of the period	$1,081,508	$ 590,923	$ 530,156
Originated and purchased for portfolio(1)(2):
Mortgage loans:
Single-family	30,049	142,305	52,933
Commercial real estate and multi-family	36,738	20,646	39,879
Construction	76,017	73,573	70,558
Home equity	95,845	96,995	54,782
Consumer loans	1,218	1,088	267
Commercial business loans	67,187	24,578	11,153
Total originations and purchases for portfolio	307,054	359,185	229,572
Loans acquired from the Chester Valley Merger	—	467,700	—
Amortization and curtailments	(336,370)	(336,607)	(168,466)
Net (charge-offs) recoveries	(5,180)	307	(339)
Net (decrease) increase in loans	(34,496)	490,585	60,767
Total loans held at the end of the period	$1,047,012	$1,081,508	$ 590,923
____________________

(1)	Excludes loans classified as held for sale at the time of origination.

(2)	Includes $22.8 million, and $21.7 million in purchased single-family mortgage loans in fiscal 2006 and 2005, respectively.

Loans to One Borrower

     Under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and pursuant to regulations for Federal Savings Banks, the aggregate loans that Willow Financial Bank can make to any one borrower is equal to 15% of Willow Financial Bank’s unimpaired capital and surplus. For Willow Financial Bank, this amount would be approximately $19.2 million at June 30, 2007. There are provisions that would allow Willow Financial Bank to lend an additional 10% of unimpaired capital and surplus if the loans are secured by readily marketable securities. At June 30, 2007, Willow Financial Bank’s three largest credit relationships with an individual borrower and related entities amounted to $16.1 million, $16.0 million and $16.0 million; each of which are in conformity with the current loans to one borrower regulations described above.

Asset Quality

General

     As a part of the efforts to maintain asset quality, Willow Financial Bank has developed and implemented an asset classification system in conjunction with federal regulations. All of Willow Financial Bank’s assets are subject to this classification system. Loans are periodically reviewed and the classifications reviewed at least quarterly by the Loan Committee of the board of directors.

     When a borrower fails to make a scheduled payment, Willow Financial Bank attempts to cure the delinquency by making personal contact with the borrower. Initial contacts are generally made 16 days after the date the payment is due. In most cases, delinquencies are promptly resolved. If the delinquency continues, late charges are assessed and additional efforts are made to collect the deficiency. Willow Financial Bank generally works with borrowers to resolve such problems; however, when the account becomes 90 days delinquent, Willow Financial Bank institutes foreclosure or other proceedings, as necessary, to minimize any potential loss.

     On loans for which Willow Financial Bank considers the collection of principal or interest payments doubtful, it ceases the accrual of interest income. On loans more than 90 days past due, as to principal and interest payments, it is Willow Financial Bank’s policy to discontinue accruing additional interest and reverse any interest currently accrued unless it is determined that the loan principal and interest are fully secured and in the process of collection. On occasion, a loan may be placed on non-accrual earlier if the financial condition of the borrower raises significant concern with regard to the borrower’s ability to service the debt in accordance with the terms of the loan. Interest income is not accrued on these loans until the borrower’s financial condition and payment record demonstrate an ability to service the debt.

     Real estate that Willow Financial Bank acquires as a result of foreclosure or deed-in-lieu of foreclosure is classified as real estate owned until sold. Real estate owned is recorded at the lower of cost or fair value less estimated selling cost. Costs associated with acquiring and improving a foreclosed property are usually capitalized to the extent that the carrying value does not exceed fair value less estimated selling costs. Holding costs are charged to expense. Gains and losses on the sale of real estate owned are reflected in operations, as incurred.

Delinquent Loans

     The following table sets forth information concerning delinquent loans at the dates indicated. The amounts presented represent the total outstanding principal balances of the related loans rather than the actual payment amounts that are past due.

	At		At
	June 30, 2007		June 30, 2006
	30 to	60 to	30 to	60 to
	59 days	89 days	59 days	89 days
Mortgage loans:
Single-family	$1,400	$ 147	$1,204	$ 71
Commercial real estate and multi-family	427	268	519	5,466
Construction	317	406	239	264
Home equity	541	349	587	152
Consumer loans	—	6	—	1
Commercial business loans	72	5	51	689
Total delinquent loans receivable	$2,757	$1,181	$2,600	$6,643

     Loans delinquent 30 to 89 days amounted to $3.9 million at June 30, 2007 compared to $9.2 million at June 30, 2006. Management regularly monitors all delinquent loan activity. Management believes that these loans are adequately collateralized or the allowance is adequate to cover any potential collateral shortfall.

Non-Performing Assets

     The following table sets forth information with respect to non-performing assets Willow Financial Bank has identified, including non-accrual loans and other real estate owned at June 30, 2007. Total non-performing assets amounted to $3.9 million, or 0.25% of total assets, at June 30, 2007 compared to $15.8 million, or 1.01% of total assets, at June 30, 2006. The $11.9 million decrease in Willow Financial Bank’s non-performing assets during fiscal 2007 was due primarily to the following factors: (1) net charge-offs during the year of $4.8 million relating to two commercial business loan relationships categorized as non-accrual at June 30, 2006; (2) the sale of an approximate $3.5 million commercial real estate loan which was classified as non-accrual at June 30, 2006; (3) the sale of commercial real estate which was foreclosed upon during the year and had secured a $2.0 million commercial real estate loan categorized as non-accrual at June 30, 2006; and (4) payments of $2.1 million during the year on loans in non-accrual status at June 30, 2006. These decreases were partially offset by a commercial business loan relationship and a construction loan relationship of $780 thousand and $463 thousand, respectively, which were transferred to non-accrual status during fiscal 2007.

	At June 30
	2007	2006	2005	2004	2003
	(Dollars in thousands)
Accruing loans 90 or more days past due
Mortgage loans	$ —	$ —	$ 109	$ —	$ 367
Commercial business loans	—	—	—	—	147
Other	—	—	—	3	—
Total accruing loans 90 or more days past due	—	—	109	3	514
Non-accrual loans
Mortgage loans:
Single-family	845	1,059	146	568	1,064
Construction	463	—	—	—	—
Commercial real estate and multi-family	697	7,753	315	48	48
Home equity	601	479	99	39	236
Consumer	56	154	—	16	7
Commercial business	1,188	6,036	106	698	360
Total non-accrual loans	3,850	15,481	666	1,369	1,715
Performing troubled debt restructurings	1	256	1,912	1,404	1,463
Total non-performing loans	3,851	15,737	2,687	2,776	3,692
Other real estate owned, net	—	51	439	403	391
Total non-performing assets	$3,851	$15,788	$3,126	$3,179	$4,083
Non-performing loans to total loans	0.37%	1.46%	0.46%	0.52%	0.88%
Non-performing assets to total assets	0.25%	1.01%	0.33%	0.34%	0.48%

Classified and Criticized Assets

     Federal regulations require that each insured institution classify its assets on a regular basis. Furthermore, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, based upon their judgment, classify them. There are three classifications for problem assets: “substandard,” “doubtful,” and “loss.” Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of current existing facts, conditions and values, questionable, and there is a high probability of loss. An asset classified as loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Federal regulations also require another unclassified category designated “special mention” to be established and maintained for assets that do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful, or loss.

     At June 30, 2007, Willow Financial had $8.2 million of assets classified as substandard, consisting of $6.2 million of commercial real estate and business loans, $1.3 million of single-family mortgage loans, and $660 thousand of consumer loans, and $1.4 million classified as doubtful, consisting of commercial real estate and business loans. This compares to $6.6 million of assets classified as substandard, consisting of $5.1 million of commercial real estate and business loans, $974 thousand of single-family mortgage loans, $525 thousand of consumer loans, and $12.4 million classified as doubtful, consisting of $12.3 million of commercial real estate and business loans and $86 thousand of single-family mortgage loans at June 30, 2006. There were no loans classified as loss at June 30, 2007 or 2006.

Allowance for Loan Losses

     The allowance for loan losses is maintained at a level management believes is adequate to cover known and inherent losses in the loan portfolio that are both probable and reasonable to estimate at each reporting date. Willow Financial Bank’s determination of the adequacy of the allowance is based upon an evaluation of the portfolio, loss experience, current economic conditions, volume, growth, composition of the portfolio, and other relevant factors. Willow Financial Bank uses historical loss factors for each loan type and for loans considered to have a higher degree of risk. Additional components that may be used include, but are not limited to delinquency trends, asset classification trends and current economic conditions. Management then assesses these conditions and establishes the allowance for loan loss based upon the facts known at that time. The methodology does not imply that any portion of the allowance for loan loss is restricted, as the allowance for loan losses applies to the entire loan portfolio.

     The allowance is increased by a provision for loan losses, which is charged against income. As shown in the table below, at June 30, 2007, Willow Financial Bank’s allowance for loan losses amounted to $12.2 million or 317.1% and 1.17% of its non-performing loans and total loans receivable less deferred fees, respectively.

	Year ended June 30,
	2007	2006	2005	2004	2003
	(Dollars in thousands)
Balance—beginning of period	$16,737	$ 6,113	$ 5,220	$ 5,312	$ 4,626
Plus: provisions for loan losses	653	3,380	1,232	426	1,034
Less: charge-offs for
Mortgage loans	(76)	(24)	(7)	(58)	(284)
Consumer loans	(277)	(237)	(22)	(11)	(4)
Commercial real estate loans	(1,848)	—	—	—	—
Commercial business loans	(3,185)	(47)	(316)	(658)	(103)
Total charge-offs	(5,386)	(308)	(345)	(727)	(391)
Plus: recoveries for
Mortgage loans	1	36	6	74	—
Consumer loans	45	44	—	1	—
Commercial business loans	160	535	—	134	43
Total recoveries	206	615	6	209	43
Allowance acquired from the Merger	—	6,937	—	—	—
Balance—end of period	$12,210	$16,737	$ 6,113	$ 5,220	$ 5,312
Allowance for loan loss to total end of
period non-performing loans	317.06%	106.35%	227.50%	188.04%	143.88%
Charge-offs to average loans	0.51%	0.03%	0.06%	0.16%	0.08%
Allowance for loan loss to end of period
total loans less deferred fees	1.17%	1.55%	1.05%	1.27%	1.27%

     The provision for loan losses for the year ended June 30, 2007 was $653 thousand, a decrease of $2.7 million from $3.4 million in the prior year. Net charge-offs in fiscal 2007 were $5.2 million as compared to net recoveries of $307 thousand in fiscal year 2006. The increase is due primarily to the charge-off of two loan relationships which were categorized as non-accrual at June 30, 2006. The decrease in the provision for loan losses in fiscal 2007 compared to fiscal 2006 was due primarily to the decrease in non-performing assets. The increase in the provision for loan losses in fiscal 2006 compared to fiscal 2005 was due primarily to a corresponding increase in non-performing loans and classified loans. Management assesses the allowance for loan losses at least quarterly, and makes any necessary provision for losses needed to maintain its allowance for losses at a level deemed adequate. Management believes that the allowance for loan losses was adequate at June 30, 2007 to cover losses that are both probable and reasonably estimable based upon the facts and circumstances known to Willow Financial at that date.

     Effective December 21, 1993, the Office of Thrift Supervision in conjunction with the Comptroller of the Currency, the FDIC and the Federal Reserve Board issued a Policy Statement regarding a financial institution’s allowance for loan and lease losses. The Policy Statement, which reflects the position of the regulatory agencies and does not necessarily constitute generally accepted accounting principles, includes guidance (i) on Willow Financial’s responsibilities for the assessment and establishment of an adequate allowance; and (ii) for the agencies’ examiners to use in evaluating the adequacy of such allowance and the policies used to determine such allowance. The Policy Statement also sets forth quantitative measures for the allowance with respect to assets classified substandard and doubtful and with respect to the remaining portion of the institution’s portfolio. Specifically, the Policy Statement sets forth the following quantitative measures which examiners may use to determine the reasonableness of an allowance: (i) 30% to 50% of the portfolio that is classified doubtful; (ii) 10% to 20% of the portfolio classified substandard; and (iii) for the portions of the portfolio that have not been classified (including loans designated special mention), estimated credit losses over the upcoming twelve months based on facts and circumstances available as of the evaluation date. While the Policy Statement sets forth this quantitative measure, such guidance is not intended as a “floor” or “ceiling”. Willow Financial’s policy for establishing loan losses is consistent with the Policy Statement. In July 2001, the SEC issued Staff Accounting Bulletin (“SAB”) No. 102, “Selected Loan Loss Allowance Methodology And Documentation Issues”. The guidance in the SAB was effective immediately and focuses on the documentation the SEC staff normally expects registrants to prepare and maintain in support of the allowance for loan losses. Concurrent with the SEC’s issuance of SAB No. 102, the federal banking agencies, represented by the FFIEC issued an interagency policy statement entitled “Allowance For Loan and Lease Loss Methodologies And Documentation For Banks and Savings Institutions” (“FFIEC Policy Statement”). The SAB and FFIEC Policy Statement were the result of an agreement between the SEC and the federal banking agencies in March 1999 to provide guidance on allowance for loan loss methodologies and supporting documentation. Management believes that Willow Financial Bank’s documentation relating to the allowance for loan loss is consistent with this guidance.

     The allocation of the allowance for loan losses is shown in the table below. It is broken down by loan type at June 30, 2007. Through such allocations, Willow Financial Bank does not intend to imply that actual future charge-offs will necessarily follow the same pattern or that any portion of the allowance is restricted.

	June 30, 2007		June 30, 2006		June 30, 2005
		Percent of		Percent of		Percent of
		loan type		loan type		loan type
		to total		to total		to total
	Amount	loans	Amount	loans	Amount	loans
	(Dollars in thousands)
Mortgage loans:
Single-family	$438	26.10%	$473	27.60%	$155	34.34%
Commercial real estate and multi-family	6,121	30.19	7,412	30.14	2,280	29.60
Construction	1,768	8.90	1,979	10.43	2,169	14.66
Home equity	1,435	26.01	1,351	23.96	537	17.06
Total mortgage loans	9,762	91.20	11,215	92.13	5,141	95.66
Consumer loans	776	0.37	663	0.40	71	0.36
Commercial business loans	1,672	8.43	4,859	7.47	901	3.98
Total	$12,210	100.00%	$16,737	100.00%	$6,113	100.00%

Securities Activities

General

     Willow Financial Bank’s investment policy is designed, among other things, to provide management with an additional tool in implementing its asset/liability strategies. It emphasizes principal preservation, favorable returns, maintaining liquidity and flexibility, and minimizing credit risk. The policy permits investments in US government and agency securities, investment grade corporate bonds and commercial paper, municipal bonds, various types of mortgage-backed securities and collateralized mortgage obligations, certificates of deposit and federal funds sold to financial institutions approved by Willow Financial Bank’s board of directors, and certain equity investments and mutual funds.

     Willow Financial Bank will from time to time use hedging programs such as interest rate swaps, caps, collars or other activities involving the use of off-balance sheet financial derivatives to assist in its Asset/Liability management and the mitigation of interest rate risk. Willow Financial Bank has not purchased mortgage-backed derivative instruments that would be characterized “high-risk” under Office of Thrift Supervision regulations at the time of purchase, nor has it purchased corporate obligations, which are not rated investment grade.

     Statement of Financial Accounting Standards (“SFAS”) No. 115 requires Willow Financial to classify a security as available for sale (“AFS”), held-to-maturity (“HTM”), or trading, at the time of acquisition. Securities classified as HTM must be purchased with the intent and ability to hold that security until its final maturity, and can be sold prior to maturity only under certain rare circumstances. HTM securities are accounted for based upon the historical cost of the security. AFS securities can be sold at any time based upon Willow Financial’s needs or judgment as to market changes. AFS securities are accounted for at fair value with unrealized gains and losses on these securities, net of income tax effects, reflected in the stockholders’ equity section of Willow Financial’s Statement of Financial Condition.

     Additionally, securities are evaluated periodically to determine whether a decline in their fair value is other than temporary. Management utilizes criteria such as the magnitude and duration of the decline, in addition to the reasons underlying the decline, to determine whether the loss in value is other than temporary. The term “other than temporary” is not intended to indicate that the decline is permanent, but indicates that the prospects for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support realizable value equal to or greater than carrying value of the investment. Once a decline in fair value is determined to be other than temporary, the fair value of the security is reduced through a charge to earnings in the consolidated statements of income.

     Management does not believe any individual unrealized loss on its securities as of June 30, 2007 represents an other-than-temporary impairment. The temporary impairment is directly related to changes in market interest rates. In general, as interest rates rise, the fair value of fixed-rate securities will decrease and, as interest rates fall, the fair value of fixed-rate securities will increase. The severity of the impairment as a percent of the total investment position is nominal and the duration of the impairment to date is short. The impairments are deemed temporary based on the direct relationship of the decline in fair value to movements in interest rates, as well as the relatively short duration of the investments and their high credit quality. Additionally, Willow Financial has the ability and intent to hold these securities until such time as the value recovers or the securities mature.

     At June 30, 2007, investment securities amounted to $277.9 million, or 17.9% of total assets. This includes a $3.2 million unrealized loss, net of income tax, on those investment securities classified as AFS. The portfolio consists of US government and agency securities, many with callable features and agency and non-agency mortgage-backed pass-through securities, collateralized mortgage obligations, municipal bonds, equity investments primarily in mutual funds.

     The following table sets forth information on the carrying value and the amortized cost of Willow Financial Bank’s securities classified as held to maturity and available for sale at the dates indicated.

	At June 30,
	2007		2006		2005
	Amortized		Amortized		Amortized
	Cost	Fair value	Cost	Fair value	Cost	Fair value
	(Dollars in thousands)
Held to maturity:
Municipal bonds	$—	$—	$—	$—	$19,801	$20,230
US Gov’t agency securities	—	—	—	—	15,000	14,818
CMOs	60,271	59,261	72,355	70,425	90,449	90,856
Mortgage-backed securities	28,092	27,227	33,206	31,662	39,201	39,005
Total held to maturity	88,363	86,488	105,561	102,087	164,451	164,909
Available for sale:
Corporate debt securities	19,978	19,426	14,419	14,208	—	—
Municipal bonds	30,585	30,005	9,105	9,127	—	—
Equity securities(1)	11,464	11,162	11,642	11,326	9,733	9,502
US Gov’t agency securities	35,285	34,208	35,473	34,297	45,484	44,867
CMOs	22,080	21,769	29,059	28,498	3,786	3,795
Mortgage-backed securities	73,840	71,769	103,523	99,469	91,565	90,255
Total available for sale	193,232	188,339	203,221	196,925	150,568	148,419
Total securities	$281,595	$274,827	$308,782	$299,012	$315,019	$313,328
____________________

(1)	Includes mutual funds with a fair value of approximately $10.1 million at June 30, 2007.

     Prior to the effective date of the Chester Valley Merger, Willow Financial Bank undertook a strategy to de-leverage a portion of its balance sheet by, among other things, selling certain of its AFS securities. This effort resulted in Willow Financial Bank selling an aggregate of approximately $95.9 million in securities, which resulted in an aggregate net loss of approximately $919 thousand, which was recognized in fiscal 2006. Prior to the effective date of the Chester Valley Merger, both Willow Financial Bank and FFB had taken advantage of market conditions in selling certain securities which did not result in an aggregate loss to either company, or in the case of FFB, would potentially reduce a negative mark to market in purchase accounting. The net proceeds received from this strategy were utilized to repay higher costing Federal Home Loan Bank borrowings.

     In addition to HTM and AFS securities, at June 30, 2007 and 2006, Willow Financial had $1.2 million and $902 thousand, respectively, of trading account securities consisting of mutual funds related to Willow Financial’s deferred compensation plan for certain executive level employees and members of the Willow Financial board of directors. There is a corresponding liability in other liabilities on the consolidated statements of financial condition at June 30, 2007 and 2006.

Mortgage-Backed Securities (“MBS”) and Collateralized Mortgage Obligations (“CMOs”)

     At June 30, 2007, the investment securities portfolio contained MBSs with a carrying value of $28.1 million and $71.8 million in HTM and AFS, respectively, and CMOs of $60.3 million and $21.8 million in HTM and AFS, respectively. This compared to $33.2 million and $99.5 million in HTM and AFS MBSs, respectively, and $72.4 million and $28.5 million in HTM and AFS CMOs, respectively, at June 30, 2006. The decline during the year resulted from principal repayments being utilized to repay higher costing borrowings. MBSs represent a participation interest in a pool of single-family or multi-family mortgages. Mortgages are sold by various originators to intermediaries (generally agencies of the US Government and government sponsored enterprises) that pool and repackage the mortgages and sell participation interests in the pools to investors. The servicer of the mortgage loan collects the principal and interest payments and passes those payments through to the intermediary who then remits the payment to the investor. The US Government agencies and government sponsored enterprises, primarily the Government National Mortgage Association (“GNMA”), FNMA and FHLMC, guarantee the timely payment of principal and interest on these securities. MBSs that are pooled by US Government or government sponsored enterprises are known as agency mortgage-backed securities. Other private servicers may pool mortgages into similar pass-through securities and are known as non-agency MBSs. These non-agency MBSs do not have the guaranteed timely payment of principal and interest that an agency MBS has, and may also include loans that may not qualify to be included in an agency MBS, for reasons such as, but not limited to, the size of the loan. At June 30, 2007, Willow Financial’s mortgage-backed securities portfolio does not include any securities backed by sub-prime mortgage loans.

     MBSs are issued in stated principal amounts and are backed by mortgage loans within a specific interest rate range, but may have varying maturity dates. The underlying pool of mortgages may be comprised of either fixed-rate or adjustable-rate mortgage loans. Each MBS pool will also differ based upon the actual level of prepayment experienced by the underlying mortgage loans.

     At June 30, 2007, the weighted average life of Willow Financial’s fixed-rate and adjustable-rate mortgage-backed securities was approximately 3.2 years and 3.0 years, respectively, based upon management’s assumptions related to the future prepayments of the underlying mortgages. Prepayments that are greater than those projected will shorten the remaining term of the security, while a decrease in the amount of prepayments will lengthen the amount of time until the security matures. Prepayments depend on many factors, including the type of mortgage, the coupon rate, the remaining period until the loan matures or the rate is scheduled to reset, the geographic region, and the general level of market interest rates. During periods of rising interest rates, if the coupon rates of the underlying mortgages are less than prevailing market rates offered on mortgages, refinancing will decrease and prepayments of the mortgages underlying the security will decline. Conversely, when market interest rates are falling, and the coupon rate on the underlying mortgage exceeds the prevailing market interest rate for mortgages offered, refinancings tend to increase which will increase the amount of prepayments of the underlying mortgages.

     CMOs are securities that are structured from a pool of MBSs or whole loans. The structuring results in sectors known as tranches. Each tranche within a CMO will have different cash flow requirements and interest rates. Although still subject to prepayments, this structuring into tranches provides a more predictable cash flow to the bondholder.

US Government and Government Agency Securities and Municipal Bonds

     At June 30, 2007, the carrying value of US Government and US Government agency securities within the investment securities portfolio was $34.2 million, which includes approximately $1.1 million in unrealized losses, compared to $34.3 million, which included approximately $1.2 million in unrealized losses, at June 30, 2006. This portfolio is comprised primarily of securities issued by the Federal Home Loan Bank. Many of these securities have call features that allow the issuer to redeem these securities at par value prior to their stated maturity. Generally, if the prevailing market interest rate on new issue callable agency securities with similar maturities exceeds the coupon rate of the security with the call feature, the call will not be exercised. Conversely, if the prevailing market interest rate for new issue agency callable securities with similar maturities is below the coupon rate of the security with the call feature, the call will be exercised and the bond will be redeemed. When calls are exercised and bonds redeemed prior to their maturity, Willow Financial Bank faces the risk of re-investing those proceeds into other investments with lower yields or longer terms.

     Municipal bonds classified as held to maturity at June 30, 2005, were sold in fiscal 2006 as part of Willow Financial’s de-leveraging strategy referenced above in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities.”

     Municipal bonds classified as AFS at June 30, 2007 are comprised primarily of bonds issued by local school districts as well as three non-rated Pennsylvania Municipal Authority bonds that are classified as substandard. At June 30, 2007, the aggregate book value of these substandard bonds was $3.6 million. Two of the three bonds, with an aggregate book value of $3.2 million at June 30, 2007, are zero coupon bonds with maturities extending up to 2034. Both bonds are secured by the revenue streams of commercial office buildings, which are leased to various agencies of the Commonwealth of Pennsylvania under long-term lease arrangements with renewal options. A third bond was issued by the Housing Authority of Chester County and has a book balance of $294 thousand at June 30, 2007, and bears interest at rates between 5.60% and 6.00% and matures in June 2019. This bond involves low-income scattered housing in Chester County under a program of the Office of Housing and Urban Development (“HUD”). HUD has provided additional funds to build additional houses, which have been donated to this bond issue. The construction of the homes has been completed and the proceeds from the sale of the homes have been utilized to liquidate the bond issue. During fiscal 2007, principal repayments were received on the bond issue. Willow Financial Bank’s remaining par value is $505 thousand.

Other Investments

     Other than MBSs, US government and government agency securities and municipal bonds, Willow Financial has investments in various equity securities and mutual funds. At June 30, 2007, Willow Financial was invested in equity securities with a fair value of $1.1 million and mutual funds with a fair value of $10.1 million. The equity securities include stock of several publicly traded companies, primarily local financial institutions. The mutual fund investment of $10.1 million is backed primarily by investments in adjustable-rate mortgage-backed securities and other investments authorized by Willow Financial’s investment policy.

Sources of Funds

General

     Deposits are the primary source of funds for Willow Financial Bank’s lending and investment activities. In addition to deposits, funds are provided from the amortization and prepayments within the loan and mortgage-backed securities portfolios, maturities of investments, and borrowings. Scheduled loan amortization is a relatively stable source of funds. However, competition, the general level of interest rates and market conditions significantly influences deposit inflows and outflows. Borrowings may be used on a short-term basis to compensate for reductions in other funding sources. On a longer-term basis, borrowings may be used for general business purposes.

Deposits

     As shown in the table below, Willow Financial Bank’s core deposit accounts at June 30, 2007 (which it considers to be all deposits other than certificate accounts) represent 69.3% of total deposits as compared to 70.3% at June 30, 2006.

	At June 30,
	2007		2006
		Percent		Percent
	Amount	of total	Amount	of total
	(Dollars in thousands)
Savings accounts (passbooks statements and clubs)	$87,565	8.0%	$101,119	9.9%
Money market accounts	403,487	36.9%	338,451	33.3%
Certificates of deposit	334,672	30.7%	301,627	29.7%
Checking accounts:
Interest-bearing	125,905	11.5%	152,056	15.0%
Non-interest-bearing	141,101	12.9%	123,247	12.1%
Total	$1,092,730	100.0%	$1,016,500	100.0%

     During the year ended June 30, 2007, total deposits increased by $76.2 million, or 7.5% compared to the year ended June 30, 2006. The increase occurred primarily from an increase in money market demand deposit accounts as Willow Financial has been successful in migrating money market balances from customers of its business segment, WIS, as well as an increase in certificates of deposit resulting from customer preference for higher rate deposit accounts. Core deposits, as previously defined, increased by $43.2 million.

	Year ended June 30,
	2007	2006	2005
	(Dollars in thousands)
Beginning balance	$1,016,500	$602,678	$603,115
Net increase (decrease) in deposits	49,510	(36,332)	(9,569)
Deposits assumed in acquisition	—	437,065	—
Interest credited	26,720	13,089	9,132
Ending balance	$1,092,730	$1,016,500	$602,678

     The following table sets forth by various interest rate ranges, the amount of Willow Financial Bank’s certificates of deposit at the dates indicated.

	At June 30,
	2007	2006
	(Dollars in thousands)
Interest rates:
from 0.00% to 2.99%	$18,547	$76,344
from 3.00% to 3.99%	16,796	115,702
from 4.00% to 4.99%	196,705	96,206
from 5.00% to 5.99%	101,799	11,211
6.00% and over	825	2,164
Total	$334,672	$301,627

     Shown below are the amount and remaining term to maturity for certificates of deposit as of June 30, 2007.

	Amounts maturing in
		Over six	Over	Over two
		months	one year	years	Over
	Six months	through	through	through	three
	or less	one year	two years	three years	years
	(Dollars in thousands)
Interest rates:
0.00% to 2.99%	$10,405	$3,920	$2,592	$567	$1,063
3.00% to 3.99%	8,711	3,805	2,020	1,275	985
4.00% to 4.99%	97,353	55,253	23,587	16,026	4,486
5.00% to 5.99%	51,140	41,575	4,976	2,932	1,176
6.00% and over	204	15	41	303	262
Total	$167,813	$104,568	$33,216	$21,103	$7,972

     At June 30, 2007 the total amount of outstanding certificates of deposit in amounts greater than or equal to $100 thousand was $94.7 million. The following table provides information regarding the maturity of these certificates of deposit.

Amounts maturing in
	Over three	Over six
Three	months	months
months or	through	through	Over one
less	six months	one year	year	Total
(Dollars in thousands)
$36,257	$11,405	$19,159	$27,884	$94,705

Borrowings

     Willow Financial Bank utilizes borrowings to supplement its funding needs and in the past, under certain instances, as revenue enhancement programs to take advantage of arbitrage opportunities when investment returns exceeded the cost of borrowings. At June 30, 2007, Willow Financial Bank had $235.5 million in outstanding borrowings, which were comprised of $189.8 million of Federal Home Loan Bank borrowings, $25.8 million of trust preferred securities, and $20.0 million of repurchase agreements. The investment in Federal Home Loan Bank stock, as well as a portion of Willow Financial Bank’s residential mortgage loan portfolio and investment securities portfolio, secure advances from the Federal Home Loan Bank. The Federal Home Loan Bank of Pittsburgh provides an array of borrowing programs which include: fixed or variable rate programs; various fixed terms ranging from overnight to 20 years; and other programs that have callable or putable features attached to them. Willow Financial Bank intends to continue to utilize borrowings in the future as an alternative source of funds. The repurchase agreements are secured by various securities within Willow Financial Bank’s investment securities portfolio. During the fiscal year ending June 30, 2007, approximately $103.2 million of these borrowings were paid down with proceeds from repayments within the investment and loan portfolios as well as the funds generated from the growth in Willow Financial Bank’s deposits.

     The following table sets forth certain information regarding Willow Financial Bank’s borrowings for the periods indicated.

	At or for the year ended
	June 30, 2007	June 30, 2006
	(Dollars in thousands)
Federal Home Loan Bank advances:
Average balance outstanding for the period	$225,722	$312,420
Maximum outstanding at any month end	258,035	364,572
Balance outstanding at end of the period	189,764	282,555
Average interest rate for the period	3.93%	4.04%
Interest rate at the end of the period	4.19%	4.24%
Repurchase agreements:
Average balance outstanding for the period	$22,767	$4,959
Maximum outstanding at any month end	30,000	20,000
Balance outstanding at end of the period	20,000	20,000
Average interest rate for the period	4.99%	4.60
Interest rate at the end of the period	4.52%	4.56

     At June 30, 2007 the maturity dates of Willow Financial Bank’s Federal Home Loan Bank advances ranged from July 2, 2007 to October 1, 2018. Certain advances also require monthly payments of principal. At June 30, 2007, $152.5 million of Federal Home Loan Bank advances were callable at the option of the Federal Home Loan Bank within certain parameters, of which $107.5 million could be called within one year. Of the Federal Home Loan Bank advances that are callable at the discretion of the Federal Home Loan Bank, $47.5 million of such advances could be called only if an index exceeded a specific pre-determined rate.

Trust Preferred Securities

     Effective with the acquisition of Chester Valley, Willow Financial assumed the liability for $10.5 million of Junior Subordinated Debentures to the Chester Valley Statutory Trust (the “Chester Valley Trust”), a Pennsylvania Business Trust, in which Willow Financial owns all of the common equity as a result of the acquisition of Chester Valley. The Chester Valley Trust issued $10.0 million of Trust Preferred Securities to investors, which are secured by the Junior Subordinated Debentures and the guarantee of Willow Financial. These Trust Preferred Securities were redeemed by Willow Financial on March 26, 2007 in accordance with the Chester Valley Trust Agreement.

     On March 31, 2006, Willow Financial issued $25.8 million of Junior Subordinated Debentures to Willow Grove Statutory Trust I (the “Willow Grove Trust”), a Connecticut Statutory Trust, in which Willow Financial owns all of the common equity. The Willow Grove Trust then issued $25.0 million of Trust Preferred Securities, which pay interest quarterly at three-month LIBOR plus 1.31% to investors, which are secured by the Junior Subordinated Debentures and the guarantee of Willow Financial. The Junior Subordinated Debentures are treated as debt of Willow Financial but qualify as Tier I capital of Willow Financial Bank to the extent of the amount of the proceeds, which are invested in Willow Financial Bank. The Trust Preferred Securities are callable by Willow Financial on or after September 30, 2011. The Trust Preferred Securities must be redeemed by Willow Financial upon their maturity in the year 2036.

Accounting for Derivative Instruments and Hedging

     Willow Financial may from time to time utilize derivative instruments such as interest rate swaps, interest rate collars, interest rate floors, interest rate swap options or combinations thereof to assist in its asset/liability management. In accordance with SFAS No. 133, “Accounting for Derivative Instruments,” Willow Financial documents its hedge relationships, including identification of the hedging instruments and the hedged items, as well as its risk management objectives and strategies for undertaking the hedge. Willow Financial also assesses, both at inception and at least quarterly thereafter, whether the derivative instruments that are used in hedging transactions are highly effective in offsetting the changes in either the fair value or cash flows of the hedged item. For fair value hedges, both the effective and ineffective portions of the changes in the fair value of the derivative, along with the gain or loss on the hedged item that is attributable to the hedged risk, are recorded in the statement of operations within interest income or interest expense. For cash flow hedges, the effective portion of the change in the fair value of the derivative is recorded in accumulated other comprehensive income. When the hedged item impacts the statement of operations, the gain or loss included in accumulated other comprehensive income is reported on the same line in the statement of operations as the hedged item. In addition, the ineffective portion of the changes in the fair value of derivatives used as cash flow hedges is reported in the statement of operations.

     As part of the Chester Valley Merger, Willow Financial assumed the responsibility for a $20 million notional interest rate swap whereby Willow Financial paid a variable rate and received a fixed rate. The interest rate swap had been used to hedge certain Federal Home Loan Bank borrowings of the former Chester Valley. On the date of the Chester Valley Merger, the interest rate swap and the hedged borrowings were marked to fair value in purchase accounting. In September 2005, the hedged borrowings were repaid and $10 million notional amount of the interest rate swap was unwound with the counter-party. After performing the appropriate documentation of the derivative instrument, Willow Financial designated the remaining $10 million notional amount interest rate swap as a fair value hedge of certain existing borrowings of Willow Financial Bank. The swap had the effect of converting a fixed rate borrowing to an adjustable rate borrowing. During the quarter ended December 31, 2005, the derivative instrument ceased to be a highly effective hedge; therefore, Willow Financial discontinued hedge accounting resulting in a pre-tax charge to the statement of operations of $47 thousand. The interest rate swap was unwound in February 2006 without resulting in any additional impact to the statement of operations. The basis adjustment that was previously recorded on the hedged borrowing that is recorded in the statement of financial condition is amortized as an increase in interest expense over the remaining life of the borrowing using the interest method.

     Additionally, in August 2003, Chester Valley purchased a $30.0 million notional amount 3.50% six-month LIBOR interest rate cap while simultaneously selling a $30.0 million notional amount 6.00% six-month LIBOR interest rate cap (“Interest Rate Corridor”) which expires in August 2008. Chester Valley paid a net premium, which entitled it to receive the difference between six-month LIBOR from 3.50% up to 6.00% applied to the $30.0 million notional amount. Upon consummation of the Chester Valley Merger, Willow Financial assumed the Interest Rate Corridor and designated it to hedge certain borrowings of Willow Financial Bank, which were variable in nature and indexed to six-month LIBOR. The Interest Rate Corridor was being used to hedge the cash flows of this borrowing. Prior to October 23, 2006, the Interest Rate Corridor reduced the negative impact on earnings of the borrowings in a rising interest rate environment. The fair market value of the Interest Rate Corridor had two components: the intrinsic value and the time value of the option. The Interest Rate Corridor was marked-to-market quarterly, with changes in the intrinsic value of the Interest Rate Corridor, net of tax, included as a separate component of other comprehensive income, and the change in the time value of the option included directly as interest expense as required under SFAS 133. In addition, the ineffective portion, if any, would have been expensed in the period in which ineffectiveness was determined.

     On October 23, 2006, Willow Financial unwound the Interest Rate Corridor and recognized a gain of $804 thousand in the statement of operations upon repayment of the $30 million Federal Home Loan Bank advance.

     At June 30, 2007 and 2006, Willow Financial Bank had five interest rate swap arrangements used to hedge specific loans originated by Willow Financial Bank for which the transactions were economically beneficial to Willow Financial Bank in passing along the interest rate risk to the borrower. The swaps effectively convert the rates from a floating rate based on LIBOR to a fixed rate throughout the life of the underlying loans. At June 30, 2007, the total outstanding notional amount on these swaps was $9.3 million. The weighted average floating and fixed rates on these transactions were 4.6% and 5.3%, respectively at June 30, 2007. Willow Financial Bank lacked sufficient documentation for these transactions to receive hedge accounting treatment. As such, Willow Financial Bank has recorded a net receivable of $196 thousand and $480 thousand, respectively, at June 30, 2007 and 2006. The change in the fair value of the interest rate swaps is included as a component of other income on the consolidated statements of income.

Regulation

     Set forth below is a brief description of certain laws and regulations, which are applicable to Willow Financial and Willow Financial Bank, including its business segment, PCIS. The description of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere herein, does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.

General

     Willow Financial Bank, as a federally chartered savings institution, is subject to federal regulation and oversight by the Office of Thrift Supervision extending to all aspects of its operations. Willow Financial Bank also is subject to regulation and examination by the FDIC, which insures the deposits of Willow Financial Bank to the maximum extent permitted by law, and requirements established by the Federal Reserve Board. Federally chartered savings institutions are required to file periodic reports with the Office of Thrift Supervision and are subject to periodic examinations by the Office of Thrift Supervision and the FDIC. Federal laws and regulations determine the investment and lending authority of savings institutions, and such institutions are prohibited from engaging in any activities not permitted by such laws and regulations. Such regulation and supervision primarily is intended for the protection of depositors and not for the purpose of protecting stockholders.

     The Office of Thrift Supervision regularly examines Willow Financial Bank and prepares reports for consideration by its board of directors on any deficiencies that it may find in Willow Financial Bank’s operations. The FDIC also has the authority to examine Willow Financial Bank in its role as the administrator of the Deposit Insurance Fund. Willow Financial Bank’s relationship with its depositors and borrowers also is regulated to a great extent by both federal and, to a lesser extent, state laws, especially in such matters as the ownership of savings accounts and the form and content of Willow Financial Bank’s mortgage requirements. The Office of Thrift Supervision’s enforcement authority over all savings institutions and their holding companies includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the Office of Thrift Supervision. Any change in such laws or regulations, whether by the FDIC, Office of Thrift Supervision or Congress, could have a material adverse impact on Willow Financial and Willow Financial Bank and Willow Financial Bank’s operations.

Willow Financial Bancorp, Inc.

     Willow Financial is a registered savings and loan holding company under Section 10 of the Home Owners’ Loan Act, as amended, and subject to Office of Thrift Supervision examination and supervision as well as certain reporting requirements. In addition, Willow Financial Bank is subject to certain restrictions in dealing with Willow Financial and with other persons affiliated with Willow Financial Bank.

     Generally, the Home Owners’ Loan Act prohibits a savings and loan holding company, such as Willow Financial, directly or indirectly, from (1) acquiring control (as defined) of a savings institution (or holding company thereof) without prior Office of Thrift Supervision approval, (2) acquiring more than 5% of the voting shares of a savings institution (or holding company thereof) which is not a subsidiary, subject to certain exceptions, without prior Office of Thrift Supervision approval, or (3) acquiring through a merger, consolidation or purchase of assets of another savings institution (or holding company thereof) or acquiring all or substantially all of the assets of another savings institution (or holding company thereof) without prior Office of Thrift Supervision approval or (4) acquiring control of an uninsured institution. A savings and loan holding company may not acquire as a separate subsidiary a savings institution which has its principal offices outside of the state where the principal offices of its subsidiary institution is located, except (a) in the case of certain emergency acquisitions approved by the FDIC, (b) if the holding company controlled (as defined) such savings institution as of March 5, 1987 or (c) when the laws of the state in which the savings institution to be acquired is located specifically authorize such an acquisition. No director or officer of a savings and loan holding company or person owning or controlling more than 25% of such holding company’s voting shares may, except with the prior approval of the Office of Thrift Supervision, acquire control of any savings institution which is not a subsidiary of such holding company.

Willow Financial Bank

Insurance of Accounts

     The deposits of Willow Financial Bank are insured to the maximum extent permitted by the Deposit Insurance Fund, which is administered by the FDIC, and are backed by the full faith and credit of the U.S. Government. As insurer, the FDIC is authorized to conduct examinations of, and to require reporting by, insured institutions. It also may prohibit any insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious threat to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings institutions, after giving the Office of Thrift Supervision an opportunity to take such action.

     Under current FDIC regulations, insured institutions are assigned to one of three capital groups which are based solely on the level of an institution’s capital—”well capitalized,” “adequately capitalized,” and “undercapitalized”—which are defined in the same manner as the regulations establishing the prompt corrective action system discussed below. Effective January 1, 2007, the previous nine risk classifications have been consolidated into four risk categories, which reflect varying levels of supervisory concern, from those, which are considered to be healthy to those, which are considered to be of substantial supervisory concern. The risk categories were created with rates during the last six months of fiscal 2007 ranging from five basis points for well capitalized, healthy institutions, such as Willow Financial Bank, to 43 basis points for undercapitalized institutions with substantial supervisory concerns.

     In addition, all institutions with deposits insured by the FDIC are required to pay assessments to fund interest payments on bonds issued by the Financing Corporation, a mixed-ownership government corporation established to recapitalize the predecessor to the Savings Association Insurance Fund. The assessment rate for the third calendar quarter of 2007 was .00139% of insured deposits and is adjusted quarterly. These assessments will continue until the Financing Corporation bonds mature in 2019. The FDIC approved a one-time assessment credit to banks and savings associations in existence on December 31, 1996. The credit is applied on a quarterly basis up to the amount of the respective quarter’s assessment. The remaining balance of Willow Financial Bank’s credit is $607 thousand at June 30, 2007. It is anticipated that the assessment credit will be fully utilized by December 31, 2008.

     The FDIC may terminate the deposit insurance of any insured depository institution, including Willow Financial Bank, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances, which would result in termination of Willow Financial Bank’s deposit insurance.

Deposit Insurance Reform

     On February 8, 2006, President George W. Bush signed into law legislation that merged the Bank Insurance Fund and the Savings Association Insurance Fund to form the Deposit Insurance Fund, eliminated any disparities in bank and thrift risk-based premium assessments, reduced the administrative burden of maintaining and operating two separate funds and established certain new insurance coverage limits and a mechanism for possible periodic increases. The legislation also gave the FDIC greater discretion to identify the relative risks all institutions present to the Deposit Insurance Fund and set risk-based premiums.

     Major provisions in the legislation include:

  Merging the Savings Association Insurance Fund and Bank Insurance Fund, which became effective March 31, 2006;

  Maintaining basic deposit and municipal account insurance coverage at $100,000 but providing for a new basic insurance coverage for retirement accounts of $250,000. Insurance coverage for basic deposit and retirement accounts could be increased for inflation every five years in $10,000 increments beginning in 2011;

  Providing the FDIC with the ability to set the designated reserve ratio within a range of between 1.15% and 1.50%, rather than maintaining 1.25% at all times regardless of prevailing economic conditions;

  Providing a one-time assessment credit of $4.7 billion to banks and savings associations in existence on December 31, 1996, which may be used to offset future premiums with certain limitations; and

  Requiring the payment of dividends of 100% of the amount that the insurance fund exceeds 1.5% of the estimated insured deposits and the payment of 50% of the amount that the insurance fund exceeds 1.35% of the estimated insured deposits (when the reserve is greater than 1.35% but no more than 1.5%).

Regulatory Capital Requirements

     The Office of Thrift Supervision capital requirements consist of a “tangible capital requirement,” a “leverage capital requirement” and a “risk-based capital requirement.” The Office of Thrift Supervision is authorized to impose capital requirements in excess of those standards on individual institutions on a case-by-case basis.

     Under the tangible capital requirement, a savings bank must maintain tangible capital in an amount equal to at least 1.5% of adjusted total assets. Tangible capital is defined as core capital less all intangible assets (including supervisory goodwill), plus a specified amount of purchased mortgage-servicing rights.

     Under the leverage capital requirement adopted by the Office of Thrift Supervision, savings banks must maintain “core capital” in an amount equal to at least 3.0% of adjusted total assets. Core capital is defined as common stockholders’ equity (including retained earnings), non-cumulative perpetual preferred stock, and minority interests in the equity accounts of consolidated subsidiaries, plus purchased mortgage servicing rights valued at the lower of 90% of fair market value, 90% of original cost or the current amortized book value as determined under generally accepted accounting principles, and “qualifying supervisory goodwill,” less non-qualifying intangible assets.

     Under the risk-based capital requirement, a savings bank must maintain total capital (which is defined as core capital plus supplementary capital) equal to at least 8.0% of risk-weighted assets. A savings bank must calculate its risk-weighted assets by multiplying each asset and off-balance sheet item by various risk factors, which range from 0% for cash and securities issued by the United States Government or its agencies to 100% for repossessed assets or loans more than 90 days past due. Qualifying one- to-four family residential real estate loans and qualifying multi-family residential real estate loans (not more than 90 days delinquent and having an 80% or lower loan-to-value ratio) are weighted at a 50% risk factor. Supplementary capital may include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, and general allowances for loan losses. The allowance for loan losses includable in supplementary capital is limited to 1.25% of risk-weighted assets. The amount of supplementary capital that can be included is limited to 100% of core capital.

     Certain exclusions from capital and assets are required for the purpose of calculating total capital, in addition to the adjustments required for calculating core capital. Such exclusions consist of equity investments (as defined by regulation) and that portion of land loans and non-residential construction loans in excess of an 80% loan-to-value ratio and reciprocal holdings of qualifying capital instruments. However, in calculating regulatory capital, institutions must exclude unrealized losses and gains on securities available for sale, net of taxes, reported as a separate component of capital calculated according to U.S. generally accepted accounting principles.

     In its letter approving the merger of Willow Financial Bank and Chester Valley, the Office of Thrift Supervision, as one of its conditions for approval, indicated that, for the periods ending December 31, 2005, 2006 and 2007, Willow Financial Bank must have tier one core capital ratios at least equal to 6.50%, 6.75%, and 7.25%, respectively, and total risk-based capital ratios at least equal to 11.97%, 12.02% and 12.40%, respectively. Willow Financial Bank also had to submit to the Office of Thrift Supervision, quarterly status reports detailing its compliance with the conditions on regulatory capital outlined in its approval letter. The Office of Thrift Supervision’s conditions for approval of the FFB Bank Chester Valley Merger also indicated that, for the periods ending December 31, 2005, 2006 and 2007, Willow Financial Bancorp must have consolidated tangible capital ratios at least equal to 5.14%, 5.59% and 6.12%, respectively. Willow Financial also must submit to the Office of Thrift Supervision quarterly status reports. Willow Financial and Willow Financial Bank were in compliance with these regulatory capital ratios at the applicable times.

     Office of Thrift Supervision regulations establish special capitalization requirements for savings banks that own service corporations and other subsidiaries, including subsidiary savings banks. According to these regulations, certain subsidiaries are consolidated for capital purposes and others are excluded from assets and capital. In determining compliance with the capital requirements, all subsidiaries engaged solely in activities permissible for national banks, engaged solely in mortgage-banking activities, or engaged in certain other activities solely as agent for its customers are “includable” subsidiaries that are consolidated for capital purposes in proportion to Willow Financial Bank’s level of ownership, including the assets of includable subsidiaries in which Willow Financial Bank has a minority interest that is not consolidated for generally accepted accounting principles purposes. For excludable subsidiaries, the debt and equity investments in such subsidiaries are deducted from assets and capital. At June 30, 2007, Willow Financial Bank had no investments subject to a deduction from tangible capital.

     Under currently applicable Office of Thrift Supervision policy, savings institutions must value securities available for sale at amortized cost for regulatory capital purposes. This means that in computing regulatory capital, savings institutions should add back any unrealized losses and deduct any unrealized gains, net of income taxes, on debt securities reported as a separate component of capital calculated according to U.S. generally accepted accounting principles.

     At June 30, 2007, Willow Financial Bank exceeded all of its regulatory capital requirements, including capital requirements provided for with the approval of Chester Valley Merger, with tangible, core and risk-based capital ratios of 8.0%, 8.0% and 13.3%, respectively.

     The Office of Thrift Supervision and the FDIC generally are authorized to take enforcement action against a savings bank that fails to meet its capital requirements, which action may include restrictions on operations and banking activities, the imposition of a capital directive, a cease-and-desist order, civil money penalties or harsher measures such as the appointment of a receiver or conservator or a forced merger into another institution. In addition, under current regulatory policy, a savings bank that fails to meet its capital requirements is prohibited from paying any dividends.

Prompt Corrective Action

     Under the Federal Deposit Insurance Corporation Improvement Act of 1991, the federal banking regulators are required to take prompt corrective action if an insured depository institution fails to satisfy certain minimum capital requirements, including a leverage limit, a risk-based capital requirement, and any other measure of capital deemed appropriate by the federal banking regulator for measuring the capital adequacy of an insured depository institution. All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying management fees if the institution would thereafter fail to satisfy the minimum levels for any of its capital requirements.

     Under the Federal Deposit Insurance Corporation Improvement Act an institution is deemed to be (a) ”well capitalized” if it has total risk-based capital of 10.0% or more, has a Tier 1 risk-based capital ratio of 6.0% or more, has a Tier 1 leverage capital ratio of 5.0% or more and is not subject to any order or final capital directive to meet and maintain a specific capital level for any capital measure, (b) ”adequately capitalized” if it has a total risk-based capital ratio of 8.0% or more, a Tier 1 risk-based capital ratio of 4.0% or more and a Tier 1 leverage capital ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of “well capitalized,” (c) ”undercapitalized” if it has a total risk-based capital ratio that is less than 8.0%, a Tier 1 risk-based capital ratio that is less than 4.0% or a Tier 1 leverage capital ratio that is less than 4.0% (3.0% under certain circumstances), (d) ”significantly undercapitalized” if it has a total risk-based capital ratio that is less than 6.0%, a Tier 1 risk-based capital ratio that is less than 3.0% or a Tier 1 leverage capital ratio that is less than 3.0%, and (e) ”critically undercapitalized” if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%. Under specified circumstances, a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that the FDIC may not reclassify a significantly undercapitalized institution as critically undercapitalized).

     An institution generally must file a written capital restoration plan which meets specified requirements with its appropriate federal banking agency within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the agency. An institution that is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. In addition, undercapitalized institutions are subject to various regulatory restrictions, and the appropriate federal banking agency also may take any number of discretionary supervisory actions.

     At June 30, 2007, Willow Financial Bank was in the “well capitalized” category for purposes of the above regulations.

Safety and Soundness Guidelines

     The Office of Thrift Supervision and the other federal bank regulatory agencies have established guidelines for safety and soundness, addressing operational and managerial standards, as well as compensation matters for insured financial institutions. Institutions failing to meet these standards may be required to submit compliance plans to their appropriate federal regulators. The Office of Thrift Supervision and the other agencies have also established guidelines regarding asset quality and earnings standards for insured institutions. Willow Financial Bank believes that it is in compliance with these guidelines and standards.

Capital Distributions

     Office of Thrift Supervision regulations govern capital distributions by savings institutions, which include cash dividends, stock repurchases and other transactions charged to the capital account of a savings institution to make capital distributions. A savings institution must file an application for Office of Thrift Supervision approval of the capital distribution if any of the following occur or would occur as a result of the capital distribution (1) the total capital distributions for the applicable calendar year exceed the sum of the institution’s net income for that year to date plus the institution’s retained net income for the preceding two years, (2) the institution would not be at least adequately capitalized following the distribution, (3) the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition, or (4) the institution is not eligible for expedited treatment of its filings. If the filing of an application is not required, savings institutions that are a subsidiary of a holding company (as well as certain other institutions) must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution. Commencing with the dividend that was paid in the first calendar quarter in 2008, Willow Financial was required to file applications with the Office of Thrift Supervision for capital distributions and anticipates requiring Office of Thrift Supervision approval for any capital distributions through at least the remainder of calendar year 2008.

Branching by Federal Savings Institutions

     Office of Thrift Supervision policy permits interstate branching to the full extent permitted by statute (which is essentially unlimited). Generally, federal law prohibits federal savings institutions from establishing, retaining or operating a branch outside the state in which the federal institution has its home office unless the institution meets the IRS’ domestic building and loan test (generally, 60% of a thrift’s assets must be housing-related) (“IRS Test”). The IRS Test requirement does not apply if: (a) the branch(es) result(s) from an emergency acquisition of a troubled savings institution (however, if the troubled savings institution is acquired by a bank holding company, does not have its home office in the state of the bank holding company bank subsidiary and does not qualify under the IRS Test, its branching is limited to the branching laws for state-chartered banks in the state where the savings institution is located); (b) the law of the state where the branch would be located would permit the branch to be established if the federal savings institution were chartered by the state in which its home office is located; or (c) the branch was operated lawfully as a branch under state law prior to the savings institution’s reorganization to a federal charter.

     Furthermore, the Office of Thrift Supervision will evaluate a branching applicant’s record of compliance with the Community Reinvestment Act of 1977. An unsatisfactory Community Reinvestment Act record may be the basis for denial of a branching application.

Community Reinvestment Act and the Fair Lending Laws

     Savings institutions have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An institution’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities, and failure to comply with the fair lending laws could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice.

Qualified Thrift Lender Test

     All savings institutions are required to meet a qualified thrift lender test to avoid certain restrictions on their operations. Under Section 2303 of the Economic Growth and Regulatory Paperwork Reduction Act of 1996, a savings institution can comply with the qualified thrift lender test by either qualifying as a domestic building and loan bank as defined in Section 7701(a)(19) of the Internal Revenue Code or by meeting the second prong of the qualified thrift lender test set forth in Section 10(m) of the Home Owner’s Loan Act. A savings institution that does not meet the qualified thrift lender test must either convert to a bank charter or comply with the following restrictions on its operations: (a) the institution may not engage in any new activity or make any new investment, directly or indirectly, unless such activity or investment is permissible for a national bank; (b) the branching powers of the institution shall be restricted to those of a national bank; and (c) payment of dividends by the institution shall be subject to the rules regarding payment of dividends by a national bank. Upon the expiration of three years from the date the savings institution ceases to be a qualified thrift lender, it must cease any activity and not retain any investment not permissible for a national bank (subject to safety and soundness considerations).

     Currently, the portion of the qualified thrift lender test that is based on Section 10(m) of the Home Owners’ Loan Act rather than the Internal Revenue Code requires that 65% of an institution’s “portfolio assets” (as defined) consist of certain housing and consumer-related assets on a monthly average basis in nine out of every 12 months. Assets that qualify without limit for inclusion as part of the 65% requirement are loans made to purchase, refinance, construct, improve or repair domestic residential housing and manufactured housing; home equity loans; mortgage-backed securities (where the mortgages are secured by domestic residential housing or manufactured housing); stock issued by the Federal Home Loan Bank of Pittsburgh; and direct or indirect obligations of the FDIC. Small business loans, credit card loans and student loans are also included without limitation as qualified investments. In addition, the following assets, among others, may be included in meeting the test subject to an overall limit of 20% of the savings institution’s portfolio assets: 50% of residential mortgage loans originated and sold within 90 days of origination; 100% of loans for personal, family and household purposes (other than credit card loans and educational loans); and stock issued by Fannie Mae or Freddie Mac. Portfolio assets consist of total assets minus the sum of (a) goodwill and other intangible assets, (b) property used by the savings institution to conduct its business, and (c) liquid assets up to 20% of the institution’s total assets. At June 30, 2007, approximately 69.5% of the portfolio assets of Willow Financial Bank were qualified thrift investments.

Federal Home Loan Bank System

     Willow Financial Bank is a member of the Federal Home Loan Bank of Pittsburgh, which is one of 12 regional Federal Home Loan Banks that administer the home financing credit function of savings institutions. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by its board of directors. At June 30, 2007, Willow Financial Bank had $189.8 million of Federal Home Loan Bank advances.

     As a member, Willow Financial Bank is required to purchase and maintain stock in the Federal Home Loan Bank of Pittsburgh in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year or 5% of the members’ aggregate amount of outstanding advances and 0.7% of the members’ unused borrowing capacity. At June 30, 2007, Willow Financial Bank had $11.4 million in stock of the Federal Home Loan Bank of Pittsburgh, which was in compliance with this requirement.

     The Federal Home Loan Banks are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of Federal Home Loan Bank dividends paid and could continue to do so in the future and could also result in the Federal Home Loan Banks imposing higher interest rates on advances to members. These contributions also could have an adverse effect on the value of Federal Home Loan Bank stock in the future.

Federal Reserve System

     Federal Reserve Board regulations require all depository institutions to maintain non-interest earning reserves against their transaction accounts (primarily NOW and Super NOW checking accounts) and non-personal time deposits. At June 30, 2007, Willow Financial Bank was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements that may be imposed by the Office of Thrift Supervision.

     Savings banks are authorized to borrow from a Federal Reserve Bank “discount window,” but Federal Reserve Board regulations require savings banks to exhaust other reasonable alternative sources of funds, including Federal Home Loan Bank advances, before borrowing from a Federal Reserve Bank.

Affiliate Restrictions

     Section 11 of the Home Owners’ Loan Act provides that transactions between an insured subsidiary of a holding company and an affiliate thereof will be subject to the restrictions that apply to transactions between banks that are members of the Federal Reserve System and their affiliates pursuant to Sections 23A and 23B of the Federal Reserve Act.

     Generally, Section 23A and Office of Thrift Supervision regulations issued in connection therewith limit the extent to which a savings institution or its subsidiaries may engage in certain “covered transactions” with affiliates to an amount equal to 10% of the institution’s capital and surplus, in the case of covered transactions with any one affiliate, and to an amount equal to 20% of such capital and surplus, in the case of covered transactions with all affiliates. Section 23B applies to “covered transactions” and certain other transactions and requires that all such transactions be on terms and under circumstances that are substantially the same, or at least as favorable to the savings institution or its subsidiary, as those prevailing at the time for comparable transactions with nonaffiliated companies. A “covered transaction” is defined to include a loan or extension of credit to an affiliate; a purchase of investment securities issued by an affiliate; a purchase of assets from an affiliate, with certain exceptions; the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any party; or the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate. Section 23B transactions also apply to the provision of services and the sale of assets by a savings association to an affiliate.

     In addition, under Office of Thrift Supervision regulations, a savings institution may not make a loan or extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for bank holding companies; a savings institution may not purchase or invest in securities of an affiliate other than shares of a subsidiary; a savings institution and its subsidiaries may not purchase a low-quality asset from an affiliate; and covered transactions and certain other transactions between a savings institution or its subsidiaries and an affiliate must be on terms and conditions that are consistent with safe and sound banking practices. With certain exceptions, each loan or extension of credit by a savings institution to an affiliate must be secured by collateral with a market value ranging from 100% to 130% (depending on the type of collateral) of the amount of the loan or extension of credit.

     The Office of Thrift Supervision regulation generally excludes all non-bank and non-savings institution subsidiaries of savings institutions from treatment as affiliates, except to the extent that the Office of Thrift Supervision or the Federal Reserve Board decides to treat such subsidiaries as affiliates. The regulation also requires savings institutions to make and retain records that reflect affiliate transactions in reasonable detail, and provides that certain classes of savings institutions may be required to give the Office of Thrift Supervision prior notice of affiliate transactions.

Federal Securities Law

     Willow Financial’s common stock is registered with the SEC under the Securities Exchange Act of 1934, as amended. It is therefore subject to the information, proxy solicitation, insider trading restrictions and other requirements of the Securities Exchange Act of 1934, as amended. Due to the need to correct it financials statements relating to the out of balance condition, Willow Financial was unable to timely file its Quarterly Reports for the periods ending September 30, 2007, December 31, 2008 and March 31, 2008 in compliance with federal securities laws and regulations. Each of these reports has been subsequently filed with the SEC and Willow Financial is as of the date of this joint proxy statement/prospectus current in all periodic information reports required by the SEC.

Sarbanes-Oxley Act of 2002

     On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002 implementing legislative reforms intended to address corporate and accounting fraud. In addition to the establishment of a new accounting oversight board which enforces auditing, quality control and independence standards and is funded by fees from all publicly traded companies, the Sarbanes-Oxley Act restricts provision of both auditing and consulting services by accounting firms. To ensure auditor independence, any non-audit services being provided require pre-approval by Willow Financial’s audit committee. In addition, the audit partners must be rotated. The Sarbanes-Oxley Act requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the SEC, subject to civil and criminal penalties if they knowingly or willfully violate this certification requirement. In addition, under the Sarbanes-Oxley Act, counsel will be required to report evidence of a material violation of the securities laws or a breach of fiduciary duty by a company to its chief executive officer or its chief legal officer, and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the board of directors or the board itself.

     Longer prison terms will also be applied to corporate executives who violate federal securities laws, the period during which certain types of suits can be brought against a company or its officers has been extended, and bonuses issued to top executives prior to restatement of a company’s financial statements are subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan “blackout” periods, and loans to company executives are restricted. In addition, a provision directs that civil penalties levied by the SEC as a result of any judicial or administrative action under the Act be deposited to a fund for the benefit of harmed investors. The Federal Accounts for Investor Restitution (“FAIR”) provision also requires the SEC to develop methods of improving collection rates. The legislation accelerated the time frame for disclosures by public companies, as they must immediately disclose any material changes in their financial condition or operations. Directors and executive officers must also provide information for most changes in ownership in a company’s securities within two business days of the change.

     The Sarbanes-Oxley Act increased the oversight of, and codified certain requirements relating to audit committees of public companies and how they interact with Willow Financial’s “registered public accounting firm” (“RPAF”). Audit committee members must be independent and are barred from accepting consulting, advisory or other compensatory fees from the issuer. In addition, companies must disclose whether at least one member of the committee is a “financial expert” (as such term is defined by the SEC) and if not, why not. Under the Sarbanes-Oxley Act, a RPAF is prohibited from performing statutorily mandated audit services for a company if such company’s chief executive officer, chief financial officer, comptroller, chief accounting officer or any person serving in equivalent positions has been employed by such firm and participated in the audit of such company during the one-year period preceding the audit initiation date. The Sarbanes-Oxley Act also prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent public or certified accountant engaged in the audit of a company’s financial statements for the purpose of rendering the financial statement’s materially misleading. The Sarbanes-Oxley Act also required the SEC to prescribe rules requiring inclusion of an internal control report and assessment by management in the annual report to shareholders, which became effective for Willow Financial for the fiscal year ended June 30, 2005. The Sarbanes-Oxley Act requires the RPAF that issues the audit report to attest to and report on management’s assessment of Willow Financial’s internal controls. In addition, the Sarbanes-Oxley Act requires that each financial report required to be prepared in accordance with (or reconciled to) U.S. generally accepted accounting principles and filed with the SEC reflect all material correcting adjustments that are identified by a RPAF in accordance with U.S. generally accepted accounting principles and the rules and regulations of the SEC.

Regulation of WIS

     As noted above, while WIS is no longer a subsidiary of Willow Financial, it operates as a business segment of Willow Financial, and its results continue to be included in Willow Financial’s consolidated financial statements. WIS is subject to regulation by a number of federal regulatory agencies that are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets. The SEC is the federal agency that is primarily responsible for the regulation of broker-dealers and investment advisers doing business in the United States. The Federal Reserve Board promulgates regulations applicable to securities credit transactions involving broker-dealers and certain other institutions. Much of the regulation of broker-dealers, however, has been delegated to self-regulatory organizations (“SROs”), principally FINRA (and its subsidiaries), and the other national securities exchanges. These SROs, which are subject to oversight by the SEC, adopt rules (which are subject to approval by the SEC) that govern the industry, monitor daily activity and conduct periodic examinations of member broker-dealers.

     WIS is also subject to the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act’), signed into law on October 26, 2001. The USA Patriot Act requires financial institutions to adopt and implement policies and procedures designed to prevent and defeat money laundering. WIS believes it is in compliance with the USA Patriot Act.

     Securities firms are also subject to regulation by state securities commissions in the states in which they are required to be registered. WIS is registered as a broker-dealer with the SEC and in all 50 states and in the District of Columbia, and is a member of, and subject to regulation by, a number of SROs, including FINRA.

     As a result of federal and state registration and SRO memberships, WIS is subject to overlapping schemes of regulation that cover all aspects of its securities business. Such regulations cover matters including capital requirements, uses and safe-keeping of clients’ funds, conduct of directors, officers and employees, record-keeping and reporting requirements, supervisory and organizational procedures intended to assure compliance with securities laws and to prevent improper trading on material nonpublic information, employee-related matters, including qualification and licensing of supervisory and sales personnel, limitations on extensions of credit in securities transactions, clearance and settlement procedures, requirements for the registration, underwriting, sale and distribution of securities, and rules of the SROs designed to promote high standards of commercial honor and just and equitable principles of trade. A particular focus of the applicable regulations concerns the relationship between broker-dealers and their customers. As a result, the many aspects of the broker-dealer customer relationship are subject to regulation including, in some instances, “suitability” determinations as to certain customer transactions, limitations on the amounts that may be charged to customers, timing of proprietary trading in relation to customers’ trades and disclosures to customers.

     WIS also is subject to “Risk Assessment Rules” imposed by the SEC which require, among other things, that certain broker-dealers maintain and preserve certain information, describe risk management policies and procedures and report on the financial condition of certain affiliates whose financial and securities activities are reasonably likely to have a material impact on the financial and operational condition of the broker-dealers. Certain “Material Associated Persons” (as defined in the Risk Assessment Rules) of the broker-dealers and the activities conducted by such Material Associated Persons may also be subject to regulation by the SEC.

     WIS is registered as an investment adviser with the SEC. As an investment adviser registered with the SEC, it is subject to the requirements of the Investment Advisers Act of 1940 and the SEC’s regulations thereunder, as well as certain state securities laws and regulations. Such requirements relate to, among other things, limitations on the ability of an investment adviser to charge performance-based or non-refundable fees to clients, record-keeping and reporting requirements, disclosure requirements, limitations on principal transactions between an adviser or its affiliates and advisory clients, as well as general anti-fraud prohibitions. The state securities law requirements applicable to registered investment advisers are in certain cases more comprehensive than those imposed under the federal securities laws.

     In the event of non-compliance with an applicable regulation, governmental regulators and FINRA may institute administrative or judicial proceedings that may result in censure, fine, civil penalties (including treble damages in the case of insider trading violations), the issuance of cease-and-desist orders, the deregistration or suspension of the non-compliant broker-dealer or investment adviser, the suspension or disqualification of the broker-dealer’s officers or employees or other adverse consequences. With the sale of PCIS to Uvest, Uvest is now responsible for any such penalties or orders imposed on WIS subsequent to effective date of the sale, which was February 28, 2006.

TAXATION

Federal Taxation

General

     Willow Financial is subject to federal income taxation in the same general manner as other corporations with some exceptions listed below. The following discussion of federal taxation is only intended to summarize certain pertinent federal income tax matters and is not a comprehensive description of the applicable tax rules. Tax years 2004, 2005 and 2006 are open under the statute of limitations and subject to review by the Internal Revenue Service.

     Willow Financial files a consolidated federal income tax return, which includes Willow Financial Bank. Accordingly, it is anticipated that any cash distributions made by it would be treated as cash dividends, and not as a non-taxable return of capital to stockholders for federal and state tax purposes.

Method of Accounting

     For federal income tax purposes, income and expenses are reported on the accrual method of accounting and Willow Financial files its federal income tax return using a June 30 fiscal year end.

Bad Debt Reserves

     The Small Business Job Protection Act of 1996 (the “1996 Act”) eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995. Prior to the 1996 Act, Willow Financial Bank was permitted to establish a reserve for bad debts and to make additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at taxable income. As a result of the 1996 Act, savings associations must use the specific charge-off method in computing their bad debt deduction beginning with their 1996 federal tax return. In addition, federal legislation requires the recapture (over a six year period) of the excess of tax bad debt reserves at December 31, 1995 over those established as of December 31, 1987. Willow Financial Bank has no excess reserves subject to recapture as of June 30, 2007.

Taxable Distributions and Recapture

     Prior to the 1996 Act, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income if Willow Financial Bank failed to meet certain thrift asset and definitional tests. New federal legislation eliminated these thrift related recapture rules. However, under current law, pre-1988 reserves remain subject to recapture should Willow Financial Bank make certain non-dividend distributions or ceases to maintain a bank charter.

     At June 30, 2007, Willow Financial Bank’s total federal pre-1988 reserve was approximately $8.9 million. The reserve reflects the cumulative effects of federal tax deductions for which no federal income tax provisions have been made.

Minimum Tax

     The Code imposes an alternative minimum tax (“AMT”) at a rate of 20% on a base of regular taxable income plus certain tax preferences (“alternative minimum taxable income” or “AMTI”). The AMT is payable to the extent such AMTI is in excess of regular income tax. Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years.

Net Operating Loss Carryovers

     Net operating losses may be carried back to the three preceding taxable years and forward to the succeeding 15 taxable years. This provision applies to losses incurred in taxable years beginning before August 6, 1997. For net operating losses in years beginning after August 5, 1997, net operating losses can be carried back to the two preceding taxable years and forward to the succeeding 20 taxable years with some exceptions. At June 30, 2007, Willow Financial had no operating loss carry-forwards for federal income tax purposes.

Corporate Dividends—Received Deduction

     Willow Financial may exclude from income 100% of dividends received from a member of the same affiliated group of corporations. The corporate dividends received deduction is 80% in the case of dividends received from corporations, which a corporate recipient owns less than 80%, but at least 20% of the distribution corporation. Corporations, which own less than 20% of the stock of a corporation distributing a dividend, may deduct only 70% of dividends received.

State and Local Taxation

Pennsylvania Taxation

     Willow Financial is subject to the Pennsylvania Corporate Net Income Tax and Capital Stock and Franchise Tax. The Corporation Net Income Tax rate for fiscal 2007 is 9.99% and is imposed on Willow Financial’s unconsolidated taxable income for federal purposes with certain adjustments. In general, the Capital Stock Tax is a property tax imposed at the rate of approximately 0.489% of a corporation’s capital stock value, which is determined in accordance with a fixed formula based upon average net income and net worth.

     Willow Financial Bank is subject to tax under the Pennsylvania Mutual Thrift Institutions Tax Act (the “MTIT”), as amended to include thrift institutions having capital stock. Pursuant to the MTIT, the tax rate is 11.5%. The MTIT exempts Willow Financial Bank from other taxes imposed by the Commonwealth of Pennsylvania for state income tax purposes and from all local taxation imposed by political subdivisions, except taxes on real estate and real estate transfers. The MTIT is a tax upon net earnings, determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain adjustments. The MTIT, in computing GAAP income, allows for the deduction of interest earned on state and federal obligations, while disallowing a percentage of a thrift’s interest expense deduction in the proportion of interest income on those securities to the overall interest income of Willow Financial Bank. Net operating losses, if any, thereafter can be carried forward three years for MTIT purposes.

PROPERTIES

Office	Office Location	Owned/Leased
Downingtown	100 East Lancaster Ave, Downingtown PA	Leased
Exton	601 N. Pottstown Pike, Exton, PA	Leased
Frazer(1)	200 West Lancaster Ave, Frazer, PA	Leased
Thorndale	3909 Lincoln Highway, Downingtown, PA	Leased
Westtown	1197 Wilmington Pike, West Chester, PA	Leased
Airport (Land)	102 Airport Road, Coatesville, PA	Owned
Brandywine Square	82 Quarry Road, Downingtown, PA	Leased
Devon	414 Lancaster Ave, Devon, PA	Leased
Kennett Square (Land)	838 East Baltimore Pike, Kennett Square, PA	Leased
Eagle	300 Simpson Drive, Chester Springs, PA	Leased
Coatesville	112-114 East Lincoln Hwy, Coatesville, PA	Leased
Avondale	119 Pennsylvania Ave, Avondale, PA	Owned
Oxford	321 N. Third St., Oxford, PA	Leased
Willow Grove(2)	9 Easton Rd, Willow Grove, PA	Owned
Maple Glen	Welsh & Norristown Rds, Maple Glen, PA	Leased
Warminster I	1555 West Street Road, Warminster, PA	Leased
Dresher	701 Twining Road, Dresher, PA	Leased
Huntingdon Valley	761 Huntingdon Pike, Huntingdon Valley, PA	Leased
Warminster II	1141 Ivyland Rd, Warminster PA	Leased
Hatboro	2 North York Road, Hatboro, PA	Leased
Roslyn	1331 Easton Rd, Roslyn, PA	Leased
Somerton	11730 Bustleton Avenue, Philadelphia, PA	Leased
Rhawnhurst	8200 Castor Avenue, Philadelphia, PA	Leased
North Wales	122 North Main Street, North Wales, PA	Leased

Office	Office Location	Owned/Leased
Southampton	735 Davisville Road, Southampton, PA	Leased
Bustleton	9869 Bustleton Avenue, Philadelphia, PA	Leased
King of Prussia	170 South Warner Road, Wayne, PA	Leased
West Chester	16 East Market Street, West Chester, PA	Leased
Cutler Building	23 Easton Rd, Willow Grove, PA	Owned
Philadelphia	1650 Market Street, Philadelphia, PA	Leased
Horsham	101 Witmer Road, Horsham, PA	Leased
Springfield(3)	435 Baltimore Pike, Springfield, PA	Leased
Feasterville	220 E. Street Rd., Feasterville, PA	Leased
Gilbertsville	1012 E. Philadelphia Ave, Gilbertsville, PA	Leased
Exton(4)	667 Exton Commons, Exton, PA	Leased
____________________

(1)	Includes the lease of an easement at this location.

(2)	The branch facility at this location is owned. There is also a drive-up facility at this location that is leased.

(3)	BeneServ location.

(4)	Carnegie Wealth Management location.

LEGAL PROCEEDINGS

     As previously described in Willow Financial’s joint proxy statement/prospectus dated April 27, 2005 and included in its registration statement on Form S-4 (file No. 333-123622) filed in connection with the Chester Valley Merger, First Financial Bank (“FFB”) previously received a subpoena from the Regional Municipal Securities Counsel in the Philadelphia Office of the Securities and Exchange Commission (the “SEC”). The subpoena arose out of a non-public SEC investigation titled “Hummelstown General Authority,” which Authority issued non-rated revenue bonds now in default, underwritten by the firm of a former director of Chester Valley and FFB. The SEC subpoena requested the production of certain documents concerning FFB’s involvement with non-rated municipal securities, including those issued to finance the Whitetail Golf Course by the Dauphin County General Authority and the Hummelstown General Authority, through the former director’s firm, and related matters. FFB previously produced documents to the SEC and certain officers of FFB provided testimony to the SEC in response to the SEC’s voluntary request for assistance in this matter. On August 3, 2006, the SEC filed a complaint in federal court against the former director, his wife, and the former director’s firm. Willow Financial Bank is not named as a defendant in the complaint filed by the SEC.

     FFB is a party to three civil actions relating to some of the revenue bonds which are the subject of the SEC investigation described above. On August 30, 2005, a writ of summons was filed by the Boyertown Area School District (“Boyertown”) in the Court of Common Pleas, Montgomery County, Pennsylvania commencing a civil action against, inter alia, FFB. Boyertown Area School District v. First Financial Bank et. al. , No. 05-21799. A complaint was filed on November 9, 2005, asserting the following claims against FFB: Breach of Trust Indenture and Fiduciary Duties (Count 1), Breach of Fiduciary Duties (Count 2), Civil Conspiracy (Count 3), and Concerted Action (Count 4). On September 19, 2005, Red Lion Area School District (“Red Lion”) filed a complaint in the Court of Common Pleas, York County, Pennsylvania, against inter alia , FFB. Red Lion Area School District v. Bradbury et. al. , No. 2005-SU-1656-Y01; No. 2005-SU-2544-Y01. This case has been transferred to the Court of Common Pleas of Montgomery County, Pennsylvania, and an amended complaint was filed on October 18, 2006. The amended complaint asserts the following claims against FFB: Declaratory Judgment (Count 15), Breach of Trust Indenture (Count 16), Civil Conspiracy (Count 17), Civil Conspiracy—Alternative Legal Basis (Count 18), Breach of Common Law Duties as Trustee (Count 19), Tortious Action in Concert/Aiding and Abetting Fraud (Count 20), Breach of Trust Indenture (Count 21), Breach of Fiduciary Duties (Count 22), Vicarious Liability and Respondeat Superior (Count 23), Unjust Enrichment (Count 24), and Unjust Enrichment (Count 25). On March 16, 2006, Perkiomen Valley School District (“Perkiomen”) filed a complaint in the Court of Common Pleas, Montgomery County, Pennsylvania, against, inter alia , FFB Perkiomen Valley School District v. First Financial Bank et.al. , No. 06-06533. The complaint asserts the following claims against FFB: Breach of Trust Indenture (Count 1), Breach of Fiduciary Duties (Count 2), Vicarious Liability and Respondeat Superior (Count 3), Civil Conspiracy (Count 4), and Concert of Action (Count 5). The actions have been consolidated for discovery and case management purposes, but not for trial. Willow Financial

Bank’s answers were provided on September 6, 2007, with respect to the Red Lion matter, and September 10, 2007, with respect to the Boyertown and Perkiomen matters. Discovery is in its initial stages. Willow Financial believes the above noted lawsuits are without merit and intends to vigorously defend itself in the suits.

     On June 16, 2007, Cincinnati Insurance Company (“Cincinnati”) commenced a declaratory judgment action in federal court against Willow Financial Bank, Red Lion, Boyertown, and Perkiomen seeking a declaration that Cincinnati is not obligated to provide insurance coverage to Willow Financial Bank in connection with the SEC subpoena and the litigation brought by Red Lion, Boyertown, and Perkiomen (the “School District Litigation”): Cincinnati Insurance Company v. First Financial Bank et al., 07-02389 (E.D. Pa.).

     Willow Financial Bank filed an answer and counterclaim on September 20, 2007 seeking damages for Cincinnati’s breach of contract for failure to defend and for bad faith. Cincinnati answered the Counterclaim and denied all of Willow Financial Bank’s allegations. Willow Financial Bank has served discovery and received documents from Cincinnati and its counsel. Cincinnati has not served any discovery. Willow Financial Bank filed a Motion for Judgment on the Pleadings as to Cincinnati’s duty to defend Willow Financial Bank in the School District Litigation. Cincinnati filed its own Motion for Judgment on the Pleadings. Willow Financial Bank filed an opposition to Cincinnati’s Motion, and Boyertown also filed an opposition to Cincinnati’s Motion. The trial judge heard argument on Willow Financial Bank’s Motion and Cincinnati’s Motion on May 30, 2008.

     In the normal course of business, Willow Financial is involved in various legal proceedings. Management of Willow Financial, based on discussions with legal counsel, believes that such proceedings will not have a material adverse effect on the financial condition or operations of Willow Financial. There can be no assurance that any of the outstanding legal proceedings to which Willow Financial is a party will not be decided adversely to Willow Financial’s interests and have a material adverse effect on the financial condition and operations of Willow Financial.

INFORMATION FOR THE ANNUAL PERIOD ENDING JUNE 30, 2007

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Willow Financial Bancorp, Inc. for the Years Ended June 30, 2007, 2006, and 2005

     The following discussion is intended to assist in understanding the financial condition and the results of operations for Willow Financial and its subsidiary Willow Financial Bank, for the fiscal years ended June 30, 2007, 2006 and 2005. The information in this section should be read in conjunction with the financial statements and the accompanying notes included elsewhere herein.

GENERAL

     Net income is largely driven by net interest income, which is the difference between the income earned on interest-earning assets and the interest paid on interest-bearing liabilities and the relative amount of Willow Financial’s interest-earning assets to interest-earning liabilities. Non-interest income and expenses, the provision for loan losses and income tax expense also affect Willow Financial’s results of operations.

CRITICAL ACCOUNTING POLICIES

     The following discussion and analysis of Willow Financial’s financial condition and results of operations is based upon consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses and related disclosures of contingent assets and liabilities at the date of the financial statements. Actual results may differ from these estimates under different assumptions or conditions.

     In Willow Financial’s opinion, the most critical accounting policies affecting the consolidated financial statements are:

1.

Evaluation of the allowance for loan losses. The determination of the allowance for loan losses involves significant judgments and assumptions by Willow Financial which may have a material impact on the carrying value of net loans and, potentially, on the amount of net income it recognizes from period to period. For a description of the methods Willow Financial uses to determine the adequacy of the allowance for loan losses, see “Results of Operations—Provision for Loan Losses”.

2.

Realization of deferred income tax items. Included in other assets is a “net deferred tax asset”, which is an estimate of net deferred tax assets and deferred tax liabilities. These estimates involve significant judgments and assumptions by Willow Financial, which may have a material effect on the carrying value of this asset for financial reporting purposes. For a more detailed description of these items and estimates, see Note 15 (Income Taxes) to the audited consolidated financial statements at and for the fiscal year ended June 30, 2007.

3.

Goodwill and core deposit intangibles. Goodwill represents the excess cost over fair value of assets acquired over liabilities as a result of the Chester Valley Merger and earlier branch acquisitions. Core deposit intangibles are a measure of the value of the checking, savings and money market deposits acquired in the Chester Valley Merger accounted for under the purchase method. The core deposit intangible is being amortized to expense over a twelve-year life using a method that approximates a level yield method. Willow Financial follows the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” and performs impairment tests of the intangible assets as well as the review of the estimated life at least annually and impairment losses are recognized if the carrying value of the intangible exceeds its fair value. Willow Financial has incurred an impairment loss in the amount of $40.0 million in the consolidated statement of operations for the three-month period ended December 31, 2007 as a result of the Chester Valley Merger as discussed in Note 26 of the Notes to the Consolidated Financial Statements found elsewhere in this joint proxy statement/prospectus.

     The Notes to Consolidated Financial Statements identify other significant accounting policies used in the development and presentation of the financial statements. This discussion and analysis, the significant accounting policies and other financial statement disclosures identify and address key variables and other qualitative and quantitative factors that are necessary for an understanding and evaluation of Willow Financial and its results of operations.

     As discussed in Note 2 to the Notes to Consolidated Financial Statements, Willow Financial has restated its financial statements for the fiscal years ended June 30, 2007 and June 30, 2006. The discussion in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Willow Financial, Inc. for the Years Ended June 30, 2007, 2006, and 2005”, gives effect to the restatement of Willow Financial’s financial statements.

CHANGES IN FINANCIAL CONDITION

General

     Total assets decreased by $19.4 million, or 1.2% to $1.55 billion at June 30, 2007 from $1.57 billion at June 30, 2006. The net loan portfolio decreased $28.3 million or 2.7% while total deposits increased by $76.2 million or 7.5%.

Cash and Cash Equivalents

     Cash and cash equivalents, which consist of cash on hand and in other banks in interest-earning and non-interest earning accounts, amounted to $60.3 million and $31.0 million at June 30, 2007 and 2006, respectively. The increase in cash and cash equivalents of $29.3 million or 94.7% was primarily the result of the growth in interest-bearing deposits, repayment of loan balances and sales and repayments of investment securities.

Securities Available for Sale

     At June 30, 2007, investment securities that were classified as available for sale (“AFS”) totaled $188.3 million, compared to $196.9 million in AFS securities at June 30, 2006. The decrease in available for sale securities was due to sales and repayments in the investment portfolio with the proceeds primarily being utilized to repay higher costing borrowings. The unrealized loss, net of income taxes, on AFS securities amounted to approximately $3.2 million at June 30, 2007 compared to $4.1 million at June 30, 2006. The decrease in the unrealized loss was the result of a decline in long-term interest rates during the year.

Securities Held to Maturity

     At June 30, 2007, investment securities classified as held to maturity totaled $88.4 million, compared to $105.6 million in held to maturity securities at June 30, 2006. Held to maturity securities were comprised primarily of CMOs and mortgage-backed securities. The decrease in held to maturity securities was the result of principal repayments experienced in the portfolio with the proceeds primarily being utilized to repay higher costing borrowings. Held to maturity investment securities are carried at amortized cost. In order to more effectively manage its interest rate risk, Willow Financial plans limited additions to its HTM portfolio.

Loans

     The net loan portfolio, which does not include loans held for sale, decreased $28.3 million or 2.7% from $1.06 billion at June 30, 2006. The decrease was primarily the result of increased repayment levels within the construction and commercial real estate loan portfolios, which decreased $19.6 million and $9.9 million, respectively, at June 30, 2007 compared to June 30, 2006. The commercial real estate loan decrease includes the sale of a non-performing commercial real estate loan of $3.5 million and the liquidation of $2.0 million in real estate of a previous non-performing loan. In addition, single family residential loans decreased $25.3 million at June 30, 2007 compared to June 30, 2006 as a part of management’s strategy to reduce reliance on long-term single family residential mortgage loans. Commercial business loans increased by $7.5 million from June 30, 2006 to June 30, 2007. This increase occurred despite the charge-off of a $2.9 million commercial business borrowing relationship. At June 30, 2007, home equity loans and lines of credit increased $13.2 million compared to June 30, 2006.

     With the inverted (long term rates are lower than short term rates) and/or flat yield curve experienced during the year, a number of loans within the commercial real estate portfolio were refinanced through other lenders who offered extended terms without recourse. Additionally, the construction loan portfolio included larger residential projects, which sold at a more rapid pace than anticipated and the demand for new construction was not as robust as a result of a slowing in the housing market.

     The allowance for loan losses decreased to $12.2 million at June 30, 2007 compared to $16.7 million at June 30, 2006, due primarily to charge-offs recorded during the year. The current fiscal year provision for loan losses decreased from fiscal 2006 by approximately $2.7 million due largely to an $11.9 million decrease in non-performing loans. During the current fiscal year, Willow Financial recorded net charge-offs of $5.2 million due largely to the charge-off of two loan relationships, which were categorized as non-accrual at June 30, 2006.

Loans Held for Sale

     Mortgage loans originated or purchased with the intention of being sold into the secondary market are classified as held for sale and are carried at the lower of aggregate cost or fair value with any unrealized loss reflected in the consolidated statements of income. At June 30, 2007, $8.1 million of fixed-rate, single-family residential mortgages were classified as held for sale compared to $2.6 million in loans classified as held for sale at June 30, 2006. The increase of $5.5 million resulted primarily from an increase in Willow Financial Bank’s expansion of this business line as well as the timing of the origination of the loans and the ultimate delivery to the purchaser of the loans. In order to mitigate the risk of loss on the sale of these loans, Willow Financial generally commits these loans for sale, on a best efforts basis, to a third party at the time that the borrower locks the loan with Willow Financial.

Intangible Assets

     At June 30, 2007, intangible assets aggregated $109.9 million as compared to $107.5 million at June 30, 2006. Intangible assets include a core deposit intangible of $10.9 million, which resulted from the acquisition of Chester Valley. The core deposit intangible is being amortized using an accelerated method over a 12-year life. Intangible assets also include goodwill, which primarily represents the excess cost over fair value of assets acquired over liabilities as a result of the Chester Valley acquisition. The goodwill that resulted from the Chester Valley acquisition was approximately $93.7 million. As a result of the BeneServ acquisition, goodwill of $1.0 million and customer intangibles of $3.5 million were recorded at June 30, 2007. The customer intangible balance is being amortized using a straight line method over a 10-year life. The remaining balance of the goodwill relates to a branch acquisition in 1994 approximated $837 thousand at June 30, 2007. Goodwill is measured for impairment at least annually. As discussed in Note 26 of the Notes to the Consolidated Financial Statements, Willow Financial has incurred an impairment loss for the quarter ended December 31, 2007 in the amount of $40.0 million as a result of the Chester Valley Merger.

Deposits

     During the year ended June 30, 2007, total deposits increased by $76.2 million or 7.5%. The increase resulted primarily from an increase in money market demand deposit accounts as Willow Financial has been successful in migrating customer money market balances from its business segment, WIS, as well as an increase in certificates of deposit resulting from customer preference for higher rate deposit accounts. Core deposits, which Willow Financial defines as savings, checking, NOW and money market accounts, increased by $43.2 million as a result of the migration of WIS deposits noted above. Checking accounts totaled $267.0 million or 24.4% of total deposits at June 30, 2007 compared to $275.3 million, or 27.1% of total deposits at June 30, 2006.

     Willow Financial will continue to deploy a strategy to increase core deposit accounts and balances through targeted marketing, cross-selling of its existing customer base and expansion of its commercial business lending, which typically results in the opening of a checking account.

Federal Home Loan Bank Advances

     Advances from the Federal Home Loan Bank provide Willow Financial with an additional source to fund interest-earning asset growth and are a tool in meeting Willow Financial’s asset/liability strategies. At June 30, 2007, the total amount of these borrowings was $189.8 million, a decrease of $92.8 million or 32.8% from the $282.6 million outstanding at June 30, 2006. This decrease was the direct result of repayments as the excess cash generated from the deposit growth, investment securities sales and repayments, and loan repayments was utilized to repay certain Federal Home Loan Bank advances.

Trust Preferred Securities

     Effective with the acquisition of Chester Valley, Willow Financial assumed the liability for $10.5 million of Junior Subordinated Debentures to the Chester Valley Statutory Trust (the “Chester Valley Trust”), a Pennsylvania Business Trust, in which Willow Financial owned all of the common equity as a result of the acquisition of Chester Valley. The Chester Valley Trust issued $10.0 million of Trust Preferred Securities to investors, which were secured by the Junior Subordinated Debentures and the guarantee of Willow Financial. These Trust Preferred Securities were redeemed by Willow Financial on March 26, 2007 in accordance with the Trust Agreement.

     On March 31, 2006, Willow Financial issued $25.8 million of Junior Subordinated Debentures to Willow Financial Statutory Trust I (the “Willow Financial Trust”), a Connecticut Statutory Trust, in which Willow Financial owns all of the common equity. The Willow Financial Trust then issued $25.0 million of Trust Preferred Securities, which pay interest quarterly at three-month LIBOR plus 1.31% to investors, which are secured by the Junior Subordinated Debentures and the guarantee of Willow Financial. The Junior Subordinated Debentures are treated as debt of Willow Financial but qualify as Tier I capital of the Willow Financial Bank to the extent of the amount of the proceeds which are invested in the Willow Financial Bank. The Trust Preferred Securities are callable by Willow Financial on or after September 30, 2011. The Trust Preferred Securities must be redeemed by Willow Financial upon their maturity in the year 2036.

Accounting for Derivative Instruments and Hedging

     Willow Financial may from time to time utilize derivative instruments such as interest rate swaps, interest rate collars, interest rate floors, interest rate swaptions or combinations thereof to assist in its asset/liability management. In accordance with SFAS No. 133, “Accounting for Derivative Instruments”, Willow Financial documents its hedge relationships, including identification of the hedging instruments and the hedged items, as well as its risk management objectives and strategies for undertaking the hedge. Willow Financial also assesses, both at inception and at least quarterly thereafter, whether the derivative instruments that are used in hedging transactions are highly effective in offsetting the changes in either the fair value or cash flows of the hedged item. For fair value hedges, both the effective and ineffective portions of the changes in the fair value of the derivative, along with the gain or loss on the hedged item that is attributable to the hedged risk, are recorded in the statement of operations within interest income or interest expense. For cash flow hedges, the effective portion of the change in the fair value of the derivative is recorded in accumulated other comprehensive income. When the hedged item impacts the statement of operations, the gain or loss included in accumulated other comprehensive income is reported on the same line in the statement of operations as the hedged item. In addition, the ineffective portion of the changes in the fair value of derivatives used as cash flow hedges is reported in the statement of operations.

     As part of the Chester Valley Merger, Willow Financial assumed the responsibility for a $20 million notional interest rate swap whereby Willow Financial paid a variable rate and received a fixed rate. The interest rate swap had been used to hedge certain Federal Home Loan Bank borrowings of the former Chester Valley. On the date of the Chester Valley Merger, the interest rate swap and the hedged borrowings were marked to fair value as a result of purchase accounting. In September 2005, the hedged borrowings were repaid and the $10 million notional amount of the interest rate swap was unwound with the counter-party. After performing the appropriate documentation of the derivative instrument, Willow Financial designated the remaining $10 million notional amount interest rate swap as a fair value hedge of certain existing borrowings of Willow Financial Bank. The swap had the effect of converting a fixed rate borrowing to an adjustable rate borrowing. During the quarter ended December 31, 2005, the derivative instrument ceased to be a highly effective hedge; therefore, Willow Financial discontinued hedge accounting resulting in a pre-tax charge to income of $47 thousand. The interest rate swap was unwound in February 2006 without any additional impact to operations. The basis adjustment that was previously recorded on the hedged borrowing that is recorded in the statement of financial condition is amortized as an increase in interest expense over the remaining life of the borrowing using the interest method.

     Additionally, in August 2003, Chester Valley purchased a $30.0 million notional amount 3.50% six-month LIBOR interest rate cap while simultaneously selling a $30.0 million notional amount 6.00% six-month LIBOR interest rate cap (“Interest Rate Corridor”) which expires in August 2008. Chester Valley paid a net premium, which entitled it to receive the difference between six-month LIBOR from 3.50% up to 6.00% applied to the $30.0 million notional amount. Upon consummation of the Chester Valley Merger, Willow Financial assumed the Interest Rate Corridor and designated it to hedge certain borrowings of Willow Financial Bank, which were variable in nature and indexed to six-month LIBOR. The Interest Rate Corridor was being used to hedge the cash flows of this borrowing. Prior to October 23, 2006, the Interest Rate Corridor reduced the negative impact on earnings of the borrowings in a rising interest rate environment. The fair market value of the Interest Rate Corridor had two components: the intrinsic value and the time value of the option. The Interest Rate Corridor was marked-to-market quarterly, with changes in the intrinsic value of the Interest Rate Corridor, net of tax, included as a separate component of other comprehensive income, and the change in the time value of the option included directly as interest expense as required under SFAS 133. In addition, the ineffective portion, if any, would have been expensed in the period in which ineffectiveness was determined. On October 23, 2006, Willow Financial unwound the Interest Rate Corridor and recognized a gain of $804 thousand upon repayment of the $30 million Federal Home Loan Bank advance.

     At June 30, 2007, Willow Financial had five interest rate swap arrangements used to hedge specific loans originated by Willow Financial Bank for which the transactions were economically beneficial to Willow Financial Bank in passing along the interest rate risk to the borrower. The swaps effectively convert the rates from a floating rate based on LIBOR to a fixed rate throughout the life of the underlying loans. At June 30, 2007, the total outstanding notional amount on these swaps was $9.3 million. The weighted average floating and fixed rates on these transactions were 4.6% and 5.3%, respectively at June 30, 2007. Willow Financial lacked sufficient documentation for these transactions to receive hedge accounting treatment. As such, Willow Financial Bank has recorded a net receivable of $196 thousand at June 30, 2007. The change in the fair value of the interest rate swaps is included as a component of other income on the consolidated statements of income.

Other Liabilities

     At June 30, 2007, other liabilities increased $7.2 million to $17.0 million from $9.8 million at June 30, 2006. This increase was due primarily to a liability established for an investment security purchase with a trade date in June 2007 for which settlement occurred in early July 2007.

Stockholders’ Equity

     At June 30, 2007, total stockholders’ equity amounted to $199.4 million or 12.9% of total assets compared to $198.6 million, or 12.6% of assets at June 30, 2006. During the year, Willow Financial paid aggregate cash dividends of $6.9 million. As discussed in Note 2 to Willow Financial’s consolidated financial statements included elsewhere in this joint proxy statement/prospectus, the restatement of Willow Financial’s statements of financial condition resulted in net reductions in retained earnings of $1.0 million and $4.8 million in fiscal 2007 and 2006, respectively.

AVERAGE BALANCES, NET INTEREST INCOME, YIELDS EARNED AND RATES PAID

     The following table presents the average daily balances for various categories of assets and liabilities, and income and expense related to those assets and liabilities for the years ended June 30, 2007, 2006 and 2005. The table also shows the average yields and costs on interest-earning assets and interest-bearing liabilities for each of those years. Loans receivable include non-accrual loans. To adjust nontaxable loans and securities to a taxable equivalent, a 34.0%, 34.0% and 31.2% effective rate has been used for the fiscal years ending June 30, 2007, 2006, and 2005, respectively. The adjustment of tax-exempt loans and securities to a tax equivalent yield in the table below may be considered to include non-GAAP financial information. Willow Financial believes that it is a standard practice in the banking industry to present net interest margin, net interest rate spread and net interest income on a fully tax equivalent basis. Therefore, Willow Financial believes, these measures provide useful information to investors by allowing them to make peer comparisons. A GAAP reconciliation also is included below.

	At June 30,
	2007			2006			2005
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars in thousands)
Interest-earning assets:
Loans receivable—taxable	$1,033,540	$68,374	6.62%	$986,584	$64,947	6.58%	$567,677	$34,536	6.08%
Loans receivable—tax free	16,926	1,271	7.51	12,238	808	6.60	—	—	—
Securities—taxable	287,299	15,485	5.39	320,271	14,983	4.68	341,346	13,878	4.07
Securities—tax free	9,554	689	7.21	13,213	1,041	7.88	19,783	1,286	6.50
Interest-bearing deposits	22,640	756	3.34	13,110	304	2.32	19,502	363	1.86
Total interest-earning assets	1,369,959	86,575	6.32	1,345,416	82,083	6.10	948,308	50,063	5.28
Non-interest-earning assets	162,006			142,022			21,500
Total assets	$1,531,965			$1,487,438			$969,808
Interest-bearing liabilities:
Deposits	$900,640	28,698	3.19	$820,124	18,476	2.25	$529,475	$9,931	1.88
FHLB borrowings	225,722	8,868	3.93	312,420	12,626	4.04	250,299	8,818	3.52
Repurchase agreements	22,767	1,135	4.99	4,959	228	4.60	—	—	—
Trust preferred securities	32,999	2,361	7.15	15,548	875	5.63	—	—	—
Total interest-bearing liabilities	1,182,128	41,062	3.47	1,153,051	32,205	2.79	779,774	18,749	2.40
Non-interest bearing liabilities	146,735			151,331			84,185
Total stockholders’ equity	203,102			183,056			105,849
Total liabilities and equity	$1,531,965			$1,487,438			$969,808
Net interest-earning assets	$187,831			$192,365			$168,534
Net interest income		$45,513			$49,878			$31,314
Net interest rate spread			2.85%			3.31%			2.88%
Net interest margin			3.32%			3.71%			3.30%
Ratio of average interest-earning
assets to average interest-
bearing liabilities			116%			117%			122%

     Although Willow Financial believes that the above non-GAAP financial measures enhance investors’ understanding of Willow Financial’s business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. The reconciliation of these non-GAAP financial measures to GAAP is presented below.

	Year Ended June 30,
	2007			2006			2005
	Interest	Tax	Adjusted	Interest	Tax	Adjusted	Interest	Tax	Adjusted
	Income	Adjustment	Income	Income	Adjustment	Income	Income	Adjustment	Income
	(Dollars in Thousands)
Loans(a)	$69,315	$330	$69,645	$65,472	$283	$65,755	$34,536	$ —	$34,536
Investments	16,735	195	16,930	16,058	270	16,328	15,143	384	15,527
Total	$86,050	$525	$86,575	$81,530	$553	$82,083	$49,679	$384	$50,063
____________________

(a)     Willow Financial did not have tax-exempt loans in fiscal 2005.

RATE/VOLUME ANALYSIS

     The following table shows the effect of changing rates and volumes on net interest income on a tax equivalent basis for the years ended June 30, 2007 and 2006, compared to the prior fiscal year. Information provided shows the effect on net interest income of (1) rates (changes in rate times prior volume), (2) volume (changes in volume times prior rate) and (3) rate/volume (changes in rate times change in volume).

	Increase (decrease) in net interest				Increase (decrease) in net interest
	income for the year ended June 30,				income for the year ended June 30,
	2007 compared to the year ended				2006 compared to the year ended
	June 30, 2006 due to				June 30, 2005 due to
			Rate/	Increase/			Rate/	Increase/
	Rate	Volume	Volume	Decrease	Rate	Volume	Volume	Decrease
Interest-earning assets:
Loans receivable	$506	$3,399	$(15)	$3,890	$2,838	$26,214	$2,167	$31,219
Securities	2,185	(1,831)	(204)	150	2,355	(1,285)	(210)	860
Interest-bearing deposits	134	221	97	452	90	(119)	(30)	(59)
Total net change in income on
interest-earning assets	2,825	1,789	(122)	4,492	5,283	24,810	1,927	32,020
Interest-bearing liabilities:
Deposits	7,709	1,812	701	10,222	3,768	3,462	1,315	8,545
FHLB Advances	(343)	(3,503)	88	(3,758)	1,302	2,187	319	3,808
Repurchase agreements	19	820	68	907	—	—	228	228
Trust preferred Securities	236	982	268	1,486	—	—	875	875
Total net change in expense on
interest-bearing liabilities	7,621	111	1,125	8,857	5,070	5,649	2,737	13,456
Change in net interest income	$(4,796)	$1,678	$(1,247)	$(4,365)	$213	$19,161	$(810)	$18,564

RESULTS OF OPERATIONS

General

     Net income for the year ended June 30, 2007 was $7.3 million, an increase of $600 thousand or 9.0% from net income for the year ended June 30, 2006. Net income for the year ended June 30, 2006 was $6.7 million, a decrease of $59 thousand from the year ended June 30, 2005.

Net Interest Income

     Net interest income decreased by $4.3 million or 8.8% to $45.0 million for the year ended June 30, 2007 as compared to $49.3 million for the year ended June 30, 2006. This decrease was due primarily to an increase in the average cost of interest-bearing liabilities to 3.47% for the year ended June 30, 2007 from 2.79% for the year ended June 30, 2006 while the yield on average earning assets increased by only 22 basis points. One factor that influences net interest income is the interest rate spread (i.e., the difference between the average yields on interest-earning assets and the average rates paid on interest-bearing liabilities). The average interest rate spread computed on a fully tax equivalent basis for the years ended June 30, 2007, 2006 and 2005 was 2.85%, 3.31% and 2.88%, respectively. The net interest margin (i.e., net interest income expressed as a percentage of average interest-earning assets) was 3.32%, 3.71% and 3.30% for the same three respective fiscal years.

     Net interest income increased by $18.4 million or 59.5% to $49.3 million for the year ended June 30, 2006 as compared to $30.9 million for the year ended June 30, 2005. The significant improvement largely resulted from the Chester Valley Merger and the balance sheet de-leveraging strategy deployed by Willow Financial. Chester Valley’s balance sheet was asset sensitive (assets reprice quicker than liabilities) during a year in which the Federal Reserve Board aggressively raised short-term rates. Additionally, Willow Financial received the full benefit of the additional earning assets from the acquisition for ten months. The balance sheet de-leveraging allowed Willow Financial to sell lower yielding investment securities while repaying higher costing borrowings.

Interest Income

     Interest income includes the interest earned on loans and investment securities, as well as yield adjustments for the premiums, discounts and deferred fees or costs recorded in connection with the acquisition of these assets. Total interest income for the year ended June 30, 2007 was $86.1 million compared to $81.5 million and $49.7 million for fiscal 2006 and 2005, respectively.

     The increase in interest income in fiscal 2007 compared to fiscal 2006 was $4.5 million or 5.5% due primarily to an increase in the average balance of outstanding loans of $51.6 million. Additionally, the yield on loans increased approximately five basis points in fiscal 2007 compared to fiscal 2006. The increase in the average yield of the loan portfolio was largely the result of a change in the mix of the loan portfolio reflecting Willow Financial’s reduced reliance on long-term single-family residential mortgage loans and increase in home equity loans and lines of credit, along with the interest rate sensitive assets acquired from Chester Valley at a time in which the Federal Reserve Board was aggressively raising short-term interest rates. Also contributing to the increase was an approximate 71 basis point increase in the average yield in the investment securities portfolio.

     The increase in interest income in fiscal 2006 compared to fiscal 2005 was $31.9 million or 64.1% due primarily to an increase in the average balance of outstanding loans of $431.1 million as a result of the Chester Valley Merger. Additionally, the yield on loans increased approximately 50 basis points, as Chester Valley’s loans were re-pricing at a time when the Federal Reserve Board aggressively increased short-term rates. Also contributing to the increase was an approximate 59 basis point increase in the average yield in the investment portfolio as Willow Financial completed a de-leveraging strategy by liquidating approximately $95.9 million of investment securities with an average yield of 3.96%. The above factors were partially offset by reduced levels in the average balance of investment securities.

Interest Expense

     Interest expense consists of the interest paid to depositors on their interest-bearing deposit accounts as well as interest paid on borrowings. For the fiscal year ended June 30, 2007, total interest expense was $41.1 million compared to $32.2 million and $18.7 million, for the fiscal years ended June 30, 2006 and 2005, respectively.

     For the fiscal year ended June 30, 2007, interest expense increased by $8.9 million, or 27.5% compared to the fiscal year ended June 30, 2006. This increase was due primarily to a $10.2 million, or 55.3%, increase in interest expense on deposits, which was partially offset by a $1.4 million, or 9.9% decrease in interest expense on borrowings and repurchase agreements. This increase in interest expense on deposits was due primarily to the increase in average deposits of $87.0 million, or 9.2%. In addition, the average cost of deposits increased by 94 basis points in fiscal 2007 as compared to fiscal 2006. This increase was partially offset by a reduction of $51.4 million or 15.5% in average borrowings for the year ended June 30, 2007 compared to the year ended June 30, 2006.

     For the fiscal year ended June 30, 2006, interest expense increased by $13.5 million, or 71.8% compared to the fiscal year ended June 30, 2005. This increase was due primarily to an increase in average interest-bearing liabilities resulting from the Chester Valley Merger. Average deposit and borrowings balances increased $290.6 million and $82.6 million, respectively, in fiscal 2006 compared to fiscal 2005. Additionally, Willow Financial’s cost of funds increased approximately 39 basis points in fiscal 2006 compared to fiscal 2005, as the Federal Reserve Board aggressively raised short-term rates coupled with the competition for deposits in the Willow Financial Bank’s market area, which led the Willow Financial Bank to raise its interest rate paid on money market balances and certificates of deposits. Additionally, the trust preferred security assumed in the Chester Valley Merger was a floating rate borrowing, for which the rate increased throughout the year.

Provision for Loan Losses

     In order to maintain the allowance for loan losses at a level that Willow Financial deems adequate to absorb known and unknown losses which are both probable and can be reasonably estimated, a provision for loan losses is recorded through charges to earnings. The determination of the adequacy of the allowance is based upon Willow Financial’s regular review of credit quality and is based upon, but not limited to, the following factors: an evaluation of Willow Financial’s loan portfolio, loss experience, current economic conditions, volume, growth, composition of the loan portfolio and other relevant factors. The balance of the allowance for loan losses is an estimate and actual losses may vary from these estimates. Management assesses the allowance for loan losses at least quarterly and makes any necessary adjustments to maintain the allowance for losses at a level deemed adequate. For the years ended June 30, 2007, 2006 and 2005, the provisions for loan losses were $653 thousand, $3.4 million, and $1.2 million, respectively. The decreased amount of the provision in fiscal 2007 compared to fiscal 2006 was due primarily to the decrease in non-performing assets of $11.9 million, which were partially offset by net charge-offs of $5.2 million. The increased provision in fiscal 2006 compared to fiscal 2005 was due primarily to the increase in non-performing assets of $12.7 million.

     At June 30, 2007, the balance in the allowance for loan losses was $12.2 million compared to $16.7 million at June 30, 2006, with the decrease resulting from $5.2 million in net charge-offs during fiscal 2007. The percentage of the allowance for losses to loans, net of deferred fees, decreased to 1.17% at June 30, 2007 compared to 1.55% at June 30, 2006.

     Management believes the allowance for loan loss was adequate at June 30, 2007 and represents all known and inherent losses in the portfolio that are both probable and reasonably estimable. No assurance can be given as to the amount or timing of additional provisions for loan losses in the future as a result of potential increases in the amount of Willow Financial’s non-performing loans in the remainder of Willow Financial’s loan portfolio. Regulatory agencies, in the course of their regular examinations, review the allowance for losses and carrying value of non-performing assets. No assurance can be given that these agencies might not require changes to the allowance for losses in the future.

Non-Interest Income

     Non-interest income is comprised of investment services income, account service fees and charges, loan servicing fees, realized gains and losses on assets available or held for sale, increases in the cash surrender value of bank owned life insurance (“BOLI”) and with the acquisition of BeneServ, insurance premiums. Total non-interest income for the years ended June 30, 2007, 2006, and 2005 was $12.3 million, $8.1 million and $3.5 million, respectively.

     The increase in non-interest income of $4.2 million, or 51.2%, during fiscal 2007 compared to fiscal 2006 was due primarily to a $1.1 million difference in the amount of gain (loss) recognized on the sale of securities available-for-sale, a gain of $804 thousand recorded during the quarter ended December 31, 2006 on the unwinding of an interest rate corridor, increased investment services income of $687 thousand, $637 thousand for income from the insurance operations of BeneServ, increased service charges and fees of $443 thousand, and $363 thousand in gains on the sale of real estate. These items were partially offset by a reduction in the fair value of interest rate swaps recognized in other income. The increase in service charges and fees was due primarily to growth in the deposit base. The increase in investment services income was the result of growth in the trust operations and the sales of retail investment products through the branch network.

     The increase in non-interest income of $4.6 million during fiscal 2006 compared to fiscal 2005 was due primarily to investment services income of $2.6 million received from the acquisition of WIS and Chester Valley’s Trust division in the Chester Valley Merger. These were two new lines of business for Willow Financial. Service charges and fees increased by $2.6 million or 106.0% in fiscal 2006 due primarily to increased deposit fees associated with the growth in checking accounts from the Chester Valley Merger as well as increases in the overdraft protection fees for which Chester Valley was further along in implementation and thus had a higher volume of users. Gains on loans available for sale declined $240 thousand due primarily to lower loan volumes resulting from the rising interest rate environment. This was largely offset by an increase in other income of $655 thousand, which resulted primarily from income on the BOLI acquired from Chester Valley and an increase in the fair value of certain interest rate swaps recognized in other income. As noted previously, Willow Financial implemented a de-leveraging strategy in which it incurred approximately $919 thousand in losses in the sale of investment securities.

Non-Interest Expense

     The primary components of non-interest expense are compensation and employee benefits, occupancy and equipment expenses, data processing costs, deposit account services, professional fees and a variety of other expenses. For the years ended June 30, 2007, 2006, and 2005, non-interest expense totaled $46.4 million, $44.4 million and $23.4 million, respectively. Non-interest expense increased $2.1 million, or 4.7%, from the year ended June 30, 2006 to the comparable period ended June 30, 2007.

     Salaries and employee benefit expenses totaled $24.1 million, $19.4 million and $13.1 million, respectively, for the fiscal years ended June 30, 2007, 2006, and 2005. For the year ended June 30, 2007, compensation costs increased by $4.7 million partially as a result of operating Willow Financial’s expanded branch office network for a full 12 months after the acquisition of Chester Valley on August 31, 2005 as well as new hirings in the lending and wealth management areas during the year ended June 30, 2007 along with normal salary increases. At June 30, 2007, Willow Financial had 374 full-time employees compared to 312 at June 30, 2006. In addition, $519 thousand of compensation costs were recorded during fiscal 2007 due to severance payments and costs associated with the retirement of three Board members as well as certain employee reductions. For the year ended June 30, 2006, compensation and benefit costs increased approximately $6.4 million or 48.8% due primarily to an increased number of employees as a result of the Chester Valley Merger.

     Occupancy and equipment expenses were $8.1 million, $6.0 million, and $2.6 million for the fiscal years ended June 30, 2007, 2006, and 2005, respectively. During fiscal year 2007, occupancy costs increased partially as a result of operating Willow Financial’s expanded branch office network for 12 full months after the acquisition of Chester Valley and also due to additional rental costs incurred at the corporate headquarters building and rental expense associated with certain Willow Financial Bank buildings sold in a sale/leaseback transaction. During fiscal year 2006, these costs increased $3.4 million due to the addition of 13 branch locations from the Chester Valley Merger as well as Willow Financial’s relocation to a new corporate headquarters and operations building in February 2006. In fiscal 2006, the approximate occupancy cost of $237 thousand for the headquarters building was offset by a sale-leaseback of certain of Willow Financial Bank’s branches for which the cash proceeds were invested in loans or repaid borrowings. Willow Financial’s rent expense increased from $2.0 million in fiscal 2006 to $2.9 million in fiscal 2007 and is expected to remain relatively stable at $3.0 million in fiscal 2008 based on current leases.

     Advertising expenses for fiscal 2007, 2006 and 2005 were $2.0 million, $1.5 million and $978 thousand, respectively. The increase in fiscal year 2007 was a result of Willow Financial Bank’s re-branding efforts during the year associated with the change in Willow Financial Bank’s name. The increase during fiscal 2006 was due primarily to direct mail campaigns to the combined company’s customer base as Willow Financial commissioned a study of its customer base and found there were significant opportunities to cross-sell its existing products.

     For the fiscal years ended June 30, 2007, 2006, and 2005, amortization of intangible assets was $2.1 million, $1.9 million and $57 thousand respectively. The significant increase in fiscal 2006 was the result of the amortization of the core deposit intangible recorded as a result of the Chester Valley Merger. The asset is being amortized using an accelerated method over a twelve-year period. Amortization of intangible assets is expected to be $2.1 million for the fiscal year ending June 30, 2008.

     Data processing expenses were $1.5 million, $1.2 million, and $960 thousand, respectively, for fiscal 2007, 2006 and 2005. The increase in each year resulted from increased accounts and a rate increase in Willow Financial’s third-party data processing contract.

     Professional fees were $2.4 million, $2.3 million and $1.4 million for fiscal 2007, fiscal 2006 and fiscal 2005, respectively. In fiscal 2007, professional fees were relatively stable as compared to fiscal 2006. The increase in the fiscal 2006 resulted primarily from increased consulting costs related to the integration of the Sarbanes-Oxley 404 compliance for the combined company, an analysis of Willow Financial’s customer base, and assistance with the development of the combined company’s strategic plan and branding initiatives.

     For the fiscal years ended June 30, 2007, 2006, and 2005, other expenses, which includes miscellaneous operating items, were $6.1 million, $11.9 million and $4.2 million, respectively. The significant increase in fiscal 2006 was due to an approximate $7.7 million write-off un-reconciled differences that were the result of Willow Financial not completing reconciliations in a timely and consistent manner nor investigating and resolving reconciling items identified in the reconciliation process. This write-off was partially offset by $670 thousand in reductions to salaries and employee benefit expense and $487 thousand in increased non-interest income as a result of the reconciliation review.

Income Tax Expense

     For the fiscal years ended June 30, 2007, 2006, and 2005, income tax expense amounted to $2.9 million, $3.0 million, and $3.1 million, respectively. The effective tax rates for fiscal 2007, 2006 and 2005 were 28.4%, 31.1% and 31.2%, respectively. The decrease in the income tax expense and the effective tax rate for the year ended June 30, 2007 was primarily related to an increase in the relative balance of income from tax-exempt securities as a proportion of income before income taxes.

LIQUIDITY AND COMMITMENTS

     Willow Financial’s primary sources of funds are from deposits, principal amortization of loans, loan and securities prepayments and repayments, interest income from loans, mortgage-backed securities and other investments, and other funds provided from operations. While scheduled payments from the amortization of loans and mortgage-backed securities and maturing investment securities are relatively predictable sources of funds, deposit flows and loan prepayments can be greatly influenced by general interest rates, economic conditions and competition. Willow Financial also maintains excess funds in short-term, interest-bearing assets that provide additional liquidity. Willow Financial has also utilized outside borrowings, primarily from the Federal Home Loan Bank of Pittsburgh as an additional funding source.

     Willow Financial uses its liquidity resources to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, and to meet operating expenses. At June 30, 2007, outstanding approved loan commitments were $27.4 million and certificates of deposit maturing within the next twelve months amounted $272.4 million. Based upon historical experience, it is anticipated that a significant portion of the maturing certificates of deposit will be reinvested in Willow Financial Bank. However, Willow Financial Bank may not aggressively try to retain funds from maturing certificates of deposits if it is a single relationship customer driven by higher rates.

     During the current fiscal year, Willow Financial utilized principal repayments on investment securities and loans to reduce its use of borrowings from the Federal Home Loan Bank. Outstanding borrowings from the Federal Home Loan Bank have decreased to $189.8 million at June 30, 2007 as compared to $282.6 million at June 30, 2006. Under terms of the borrowing agreement with the Federal Home Loan Bank, Willow Financial Bank pledges certain assets such as residential mortgage loans and mortgage-backed securities as well as stock in the Federal Home Loan Bank as collateral for these advances. At June 30, 2007, Willow Financial Bank had $464.4 million in additional borrowing capacity available from the Federal Home Loan Bank.

     Prior to the Chester Valley Merger, Willow Financial had not in the past used any significant off-balance sheet financing arrangement for liquidity or other purposes. Willow Financial’s financial assets with off-balance sheet risk are limited to obligations to fund loans to borrowers pursuant to existing loan commitments. Additionally, Willow Financial has not had any transactions, arrangements or other relationships with any unconsolidated, limited purpose entities that could affect its liquidity or capital resources, nor does it currently intend to engage in trading commodity contracts. With the Chester Valley Merger and the resulting increased size of the combined companies, Willow Financial may, from time to time, utilize certain derivative financial instruments to assist in its asset/liability strategies and has in fact assumed the liability for certain interest rate derivatives entered into by Chester Valley.

     Willow Financial fully anticipates that it will continue to have sufficient funds and alternative funding sources to meet its current commitments.

     Willow Financial’s contractual obligations as of June 30, 2007 are as follows:

	Payments Due by Period
		Less Than			More Than
	Total	1 Year	1-3 Years	3-5 Years	5 Years
	(Dollars in thousands)
Federal Home Loan Debt	$189,764	$17,677	$34,716	$51,728	$85,643
Operating Leases	29,170	2,791	4,926	4,059	17,394
Total Obligations	$218,934	$20,468	$39,642	$55,787	$103,037

	Payments Due by Period
		Less Than			More Than
	Total	1 Year	1-3 Years	3-5 Years	5 Years
	(Dollars in thousands)
Lines of credit	$164,833	$35,478	$6,608	$9,869	$112,878
Standby letters of credit	16,772	9,711	7,061	—	—
Other commitments to make loans	27,357	27,357	—	—	—
Construction loans	53,331	21,574	31,757	—	—
Total Obligations	$262,293	$94,120	$45,426	$9,869	$112,878

IMPACT OF INFLATION AND CHANGING PRICES

     The financial statements, accompanying notes, and related financial data presented herein have been prepared in accordance with U.S. generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of Willow Financial’s operations. Most of Willow Financial’s assets and liabilities are monetary in nature; therefore, the impact of interest rates has a greater impact on its performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Willow Financial Bancorp, Inc.:

     We have audited the accompanying consolidated statements of financial condition of Willow Financial Bancorp, Inc. and subsidiary (the Company) as of June 30, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2007, in conformity with U.S. generally accepted accounting principles.

     As discussed in note 2, the Company has restated its consolidated financials statements as of June 30, 2007 and 2006, and for the two years then ended.

     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of June 30, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated September 28, 2007, except for the third and fourth paragraphs of Management Report on Effectiveness of Internal Control over Financial Reporting (As Restated), which are as of May 2, 2008, expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP
Philadelphia, Pennsylvania

September 28, 2007, except as to notes 2 and 26 as to which the date is May 2, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Willow Financial Bancorp, Inc.:

     We have audited Willow Financial Bancorp, Inc. and subsidiary’s (the Company) internal control over financial reporting as of June 30, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report on Effectiveness on Internal Control over Financial Reporting (As Restated) in Item 9Ab. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

     A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. Material weaknesses have been identified and included in Management Report on Internal Controls Over Financial Reporting (as restated) in the areas of review and analysis of financial statement account reconciliations, application of accounting resources to the evaluation of significant financial reporting matters, and documentation and review of journal entries.

     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition as of June 30, 2007 and 2006 and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2007 of the Company. These material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the June 30, 2007 consolidated financial statements, and this report does not affect our report dated September 28, 2007, except for note 2 and 26 to the consolidated financial statements, as to which the date is May 2, 2008, which expressed an unqualified opinion on those consolidated financial statements.

     In our opinion, because of the effect of the aforementioned material weaknesses on the achievement of the objectives of the control criteria, the Company has not maintained effective internal control over financial reporting as of June 30, 2007, based on criteria established in Internal Control—Integrated Framework issued by COSO.

     Management and we previously concluded that the Company did not maintain effective internal control over financial reporting as of June 30, 2007. In connection with the restatement of the Company’s consolidated financial statements as described in note 2 to the consolidated financial statements, management and we determined that an additional material weakness in internal control over financial reporting existed as of June 30, 2007. Accordingly, management and we have restated our respective reports in internal control over financial reporting to include these modifications.

/s/ KPMG LLP
Philadelphia, Pennsylvania

September 28, 2007, except for the third and fourth paragraphs of Management Report of Effectiveness of Internal Control over Financial Reporting (As Restated), as to which the date is May 2, 2008

WILLOW FINANCIAL BANCORP, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	At	At
	June 30, 2007	June 30, 2006
	(As restated)	(As restated)
	(Dollars in thousands,
	except share data)
Assets:
Cash and cash equivalents:
Cash on hand and non-interest-earning deposits	$21,124	$27,978
Interest-bearing deposits	39,153	2,977
Total cash and cash equivalents	60,277	30,955
Investment securities:
Trading	1,176	902
Available for sale (amortized cost of $193,232 and $203,221, respectively)	188,339	196,925
Held to maturity (fair value of $86,488 and $102,087, respectively)	88,363	105,561
Federal Home Loan Bank Stock	11,394	16,856
Loans (net of allowance for loan losses of $12,210 and $16,737, respectively)	1,035,293	1,063,601
Loans held for sale	8,075	2,635
Accrued interest receivable	6,654	6,647
Property and equipment, net	11,307	9,987
Bank owned life insurance	11,930	11,483
Real estate owned	—	51
Other intangible assets, net	14,345	12,975
Goodwill	95,597	94,569
Other assets	18,546	17,587
Total assets	$1,551,296	$1,570,734
Liabilities and Stockholders’ Equity:
Interest-bearing deposits	$951,629	$893,253
Non-interest-bearing deposits	141,101	123,247
Securities sold under agreements to repurchase	20,000	20,000
Federal Home Loan Bank advances	189,764	282,555
Advance payments from borrowers for taxes	4,254	4,776
Trust preferred securities	25,774	36,198
Accrued interest payable	2,303	2,285
Other liabilities	17,038	9,796
Total liabilities	1,351,863	1,372,110
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock $0.01 par value; (40,000,000 authorized; 17,487,770
and 16,584,870 issued at June 30, 2007 and 2006 respectively)	175	166
Additional paid-in capital	190,776	178,886
Retained earnings—substantially restricted	46,030	55,630
Accumulated other comprehensive loss	(3,180)	(3,317)
Obligation of deferred compensation plan	1,277	1,258
Treasury stock at cost 1, 920,025 and 1,665,443 shares at June 30, 2007
and 2006, respectively	(31,046)	(28,251)
Unallocated common stock held by:
Employee Stock Ownership Plan (ESOP)	(2,958)	(3,287)
Recognition and Retention Plan Trust (RRP)	(1,641)	(2,461)
Total stockholders’ equity	199,433	198,624
Total liabilities and stockholders’ equity	$1,551,296	$1,570,734

See accompanying Notes to Consolidated Financial Statements

WILLOW FINANCIAL BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME

	For the year ended June 30,
	2007	2006	2005
	(As restated)	(As restated)
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans	$69,315	$65,472	$34,536
Investment securities and interest-bearing deposits	16,735	16,058	15,143
Total interest income	86,050	81,530	49,679
Interest expense:
Deposits	28,698	18,476	9,931
Securities sold under agreements to repurchase	1,135	228	—
Borrowings	11,229	13,501	8,818
Total interest expense	41,062	32,205	18,749
Net interest income	44,988	49,325	30,930
Provision for loan losses	653	3,380	1,232
Net interest income after provision for loan losses	44,335	45,945	29,698
Non-interest income:
Investment services income, net	3,321	2,634	—
Income from insurance operations	637	—	—
Service charges and fees	5,423	4,980	2,418
Realized gain (loss) on sale of:
Loans held for sale	616	357	597
Investment securities available for sale	228	(919)	73
Real estate	380	17	—
Gain on termination of interest rate corridor	804	—	—
Other income	858	1,045	389
Total non-interest income	12,267	8,114	3,477
Non-interest expense:
Salaries and employee benefits	24,097	19,436	13,062
Occupancy and equipment	8,059	6,011	2,646
Data processing	1,504	1,220	960
Advertising	2,041	1,504	978
Deposit insurance premiums	120	124	85
Amortization of intangible assets	2,131	1,928	57
Professional fees	2,444	2,303	1,441
Other expense	6,053	11,856	4,168
Total non-interest expense	46,449	44,382	23,397
Income before income taxes	10,153	9,677	9,778
Income tax expense	2,886	3,010	3,052
Net Income	$7,267	$6,667	$6,726
Earnings per share:
Basic	$0.48	$0.47	$0.70
Diluted	$0.47	$0.46	$0.67

See accompanying Notes to Consolidated Financial Statements

WILLOW FINANCIAL BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY AND
COMPREHENSIVE INCOME

							Common
				Accumulated	Obligation		stock
		Additional		other	of deferred		acquired
	Common	paid in	Retained	comprehensive	compensation	Treasury	by benefit
	stock	capital	earnings	income (loss)	plan	stock	plans	Total
	(Dollars in thousands, except per share data)
Balance at June 30, 2004	$114	$84,915	$53,151	$(2,463)	$525	$(24,926)	$(7,905)	$103,411
Net income	—	—	6,726	—	—	—	—	6,726
Other comprehensive income	—	—	—	1,110	—	—	—	1,110
Exercise of Stock Options	1	284	—	—	—	—	—	285
ESOP shares committed to be released	—	566	—	—	—	—	462	1,028
Obligation of deferred compensation plan	—	—	—	—	551	—	—	551
Amortization of RRP shares	—	9	—	—	—	—	588	597
Treasury stock acquired (155,577 shares at cost)	—	—	—	—	—	(3,146)	—	(3,146)
Tax benefit related to employee stock benefit plans	—	312	—	—	—	—	—	312
Cash dividends paid—($0.44 per share)	—	—	(4,196)	—	—	—	—	(4,196)
Balance at June 30, 2005	$115	$86,086	$55,681	$(1,353)	$1,076	$(28,072)	$(6,855)	$106,678
Net income (as restated)	—	—	6,667	—	—	—	—	6,667
Other comprehensive loss	—	—	—	(1,964)	—	—	—	(1,964)
Common stock issued in acquisition	50	90,966	—	—	—	—	—	91,016
Exercise of Stock Options	1	1,274	—	—	—	—	—	1,275
Stock based compensation	—	306	—	—	—	—	—	306
ESOP shares committed to be released	—	—	—	—	—	—	462	462
Obligation of deferred compensation plan	—	—	—	—	182	—	—	182
Amortization of RRP shares	—	—	—	—	—	—	645	645
Treasury stock acquired (15,132 shares at cost)	—	—	—	—	—	(179)	—	(179)
Tax benefit related to employee stock benefit plans	—	254	—	—	—	—	—	254
Cash dividends paid—($0.46 per share)	—	—	(6,718)	—	—	—	—	(6,718)
Balance at June 30, 2006 (as restated)	$166	$178,886	$55,630	$(3,317)	$1,258	$(28,251)	$(5,748)	$198,624
Net income (as restated)	—	—	7,267	—	—	—	—	7,267
Other comprehensive income	—	—	—	137	—	—	—	137
Stock dividend	8	9,929	(9,937)	—	—	—	—	—
Cash issued in lieu of fractional shares	—	—	(10)	—	—	—	—	(10)
Exercise of Stock Options	1	1,391	—	—	—	—	—	1,392
Stock based compensation	—	756	—	—	—	—	—	756
ESOP shares committed to be released	—	—	—	—	—	—	329	329
Obligation of deferred compensation plan	—	—	—	—	19	—	—	19
Amortization of RRP shares	—	—	—	—	—	—	820	820
Restricted shares issued from Treasury	—	(447)	—	—	—	447	—	—
Treasury stock acquired (269,200 shares at cost)	—	—	—	—	—	(3,242)	—	(3,242)
Tax benefit related to employee stock benefit plans	—	261	—	—	—	—	—	261
Cash dividends paid—($0.46 per share)	—	—	(6,920)	—	—	—	—	(6,920)
Balance at June 30, 2007 (as restated)	$175	$190,776	$46,030	$(3,180)	$1,277	$(31,046)	$(4,599)	$199,433

	For the year ended June 30,
	2007	2006	2005
	(As restated)	(As restated)
Net unrealized gains (losses) on securities available
for sale arising during the period, net of tax	$1,051	$(2,937)	$1,061
Reclassification adjustments for (gains) losses included
in net income, net of tax	(148)	597	49
Gain on termination of interest rate corridor, net of tax	(523)	—	—
Net unrealized (loss) gain on cash flow hedge, net of tax	(243)	376	—
Other comprehensive income (loss)	137	(1,964)	1,110
Net income	7,267	6,667	6,726
Comprehensive income	$7,404	$4,703	$7,836

See accompanying Notes to Consolidated Financial Statements.

WILLOW FINANCIAL BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended June 30,
	2007	2006	2005
	(As restated)	(As restated)
	(Dollars in thousands)
Net cash flows from operating activities:
Net income	$7,267	$6,667	$6,726
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	2,598	1,837	955
Amortization of premium and accretion of discount, net	180	347	595
Amortization of intangible assets	2,131	1,928	57
Provision for loan losses	653	3,380	1,232
Gain on sale of loans available for sale	(616)	(357)	(597)
(Gain) loss on sale of securities available for
sale and trading	(228)	919	(73)
Gain on sale of interest rate corridor	(804)	—	—
Gain on sale of real estate	(380)	(17)	—
Increase in loans held for sale	(57,313)	(79,068)	(108,823)
Proceeds from sale of loans held for sale	52,489	81,911	108,761
Purchase of trading account securities	(274)	(820)	(53)
Excess tax benefit from stock options exercised	(261)	(254)	(312)
Amortization of deferred loan fees,
discounts and premiums	(843)	(1,056)	(124)
(Increase) decrease in accrued interest receivable	(7)	335	(529)
(Increase) decrease in value of bank owned life insurance	(447)	(369)	—
(Increase) decrease in other assets	(2,502)	6,908	(1,129)
(Decrease) increase in other liabilities	7,242	(13,391)	3,171
Stock based compensation	1,931	1,963	1,625
Increase (decrease) in accrued interest payable	18	(271)	78
Net cash provided by operating activities	10,834	10,592	11,560
Cash flows from investing activities:
Capital expenditures	(5,080)	(3,948)	(631)
Proceeds from sale of office buildings	1,914	11,139	—
Net decrease (increase) in loans	26,419	(24,709)	(61,029)
Purchase of securities available for sale	(62,737)	(23,027)	(23,472)
Purchase of investment securities held to maturity	—	—	(107,388)
Proceeds from sales and calls of securities available for sale	72,768	80,132	98,063
Proceeds from maturities, payments and calls of investment
securities held to maturity	17,205	59,159	41,450
Net decrease (increase) in FHLB stock	5,462	11,544	(2,053)
Proceeds from sale of other real estate owned	2,572	388	262
Net cash used for acquisition	(4,433)	(22,936)	—
Net cash provided by (used in) investing activities	54,090	87,742	(54,798)
Cash flows from financing activities:
Net increase (decrease) in deposits	76,230	(50,795)	(437)
Increase in securities sold under agreements to repurchase	—	20,000	—
Proceeds from FHLB advances	107,400	215,700	109,500
Repayment of FHLB advances	(200,191)	(293,589)	(78,268)

	For the year ended June 30,
	2007	2006	2005
	(As restated)	(As restated)
	(Dollars in thousands)
(Decrease) increase in advance payments
from borrowers for taxes and insurance	(522)	1,429	(13)
Net proceeds from the issuance of trust preferred
securities	—	25,000	—
Repayment of trust preferred securities	(10,000)	—	—
Cash dividends on common stock	(6,920)	(6,718)	(4,196)
Proceeds from stock issuance	—	—	285
Cash in lieu of fractional shares	(10)	—	—
Stock options exercised	1,392	1,275	—
Excess tax benefit from stock options exercised	261	254	312
Common stock repurchased as treasury stock	(3,242)	(179)	(3,146)
Net cash (used in) provided by financing activities	(35,602)	(87,623)	24,037
Net increase (decrease) in cash and cash equivalents	29,322	10,711	(19,201)
Cash and cash equivalents:
Beginning of year	30,955	20,244	39,445
End of year	$60,277	$30,955	$20,244
Supplemental disclosures of cash and cash flow information
Interest paid	$41,044	$32,476	$18,671
Income taxes paid	416	2,628	2,941
Noncash items:
Net unrealized gain (loss) on investment securities
available for sale, net of tax	1,051	(2,937)	1,061
Net unrealized (loss) gain on cash flow hedge, net of tax	(766)	376	—
Loans transferred to other real estate owned	—	—	532

See accompanying Notes to Consolidated Financial Statements

1. Description of Business and Basis of Financial Statement Presentation

     Effective at 11:59 p.m., September 21, 2006, Willow Grove Bancorp, Inc. and Willow Grove Bank changed their names to Willow Financial Bancorp, Inc. and Willow Financial Bank, respectively. As contained herein, references to the Company include both Willow Financial Bancorp, Inc. and Willow Grove Bancorp, Inc. and references to the Bank include both Willow Financial Bank and Willow Grove Bank. Coincident with the name change, the Company’s trading symbol on the NASDAQ Select Global Market was changed from “WGBC” to “WFBC.”

     Willow Financial Bancorp, Inc. (the “Company”), is a Pennsylvania corporation and parent holding company for Willow Financial Bank (the “Bank”). The Bank, which was originally organized in 1909, is a federally chartered savings bank and wholly owned subsidiary of the Company. The Bank’s business consists primarily of making commercial business and consumer loans as well as real estate loans, both commercial and residential, funded primarily by retail and business deposits along with borrowings obtained from the Federal Home Loan Bank of Pittsburgh (“FHLB”).

     After the close of business on August 31, 2005, the Company completed its acquisition of Chester Valley Bancorp Inc. (“Chester Valley”), a registered bank holding company headquartered in Downingtown, Pennsylvania, with over $654 million in assets. Chester Valley had two wholly owned subsidiaries, First Financial Bank, a Pennsylvania chartered commercial bank (“ Chester Valley “) with 13 full-service banking offices, and Willow Investment Services (“WIS”), formerly Philadelphia Corporation for Investment Services, a registered investment advisor and broker dealer (“PCIS”). Pursuant to the Agreement and Plan of Merger, dated as of January 20, 2005 (the “Merger Agreement”), Chester Valley was merged with and into the Company, with the Company as the surviving corporation (the “Merger”), and Chester Valley was merged with and into the Bank with the Bank as the surviving bank (the “Bank Merger”). WIS became a wholly owned subsidiary of the Company. As a result of the Merger, each outstanding share of Chester Valley common stock, par value $1.00 per share (the “Chester Valley Common Stock”), was converted into the right to receive, at the election of the shareholder, either $27.90 in cash or 1.4823 shares of the Company common stock, par value $0.01 per share (the “Company Common Stock”), subject to the allocation and pro ration provisions set forth in the Merger Agreement. The acquisition resulted in the Company’s issuance of an aggregate of 4,977,256 shares of Company Common Stock and $51.0 million in cash. The total merger consideration paid for the Chester Valley Common Stock was $145.3 million. This included capitalized acquisition costs and the value of Chester Valley vested stock options converted to options of the Company at the average stock price of the Company on the four days surrounding the announcement of the acquisition. The Company used general corporate funds to pay the aggregate cash consideration of approximately $51.0 million for the shares of Chester Valley Common Stock acquired in the Merger for cash, as well as the approximate $3.2 million in acquisition costs.

     The Merger has been accounted for using the purchase method of accounting, which requires that our financial statements include activity of Chester Valley only subsequent to the acquisition date of August 31, 2005. Accordingly, our consolidated financial statements and the information herein include the combined results of the former Chester Valley and its former subsidiaries, Chester Valley and WIS, since September 1, 2005.

     Effective February 28, 2006, the Bank completed the sale of all outstanding shares of capital stock of PCIS to Uvest BD-A, Inc., a North Carolina Corporation and registered broker-dealer (“Uvest”) for consideration of $100 but providing that such shares may be repurchased for $100 at any time after the closing date of the stock sale. Concurrently with the execution of the sale of PCIS, the parties entered into a related Sub-Clearing and Brokerage Services Agreement, which provides that an affiliate of Uvest will provide securities clearing and certain supervisory and compliance services for PCIS, and a Financial Services Agreement between PCIS and the Bank which provides that the Bank will be entitled to 90% of the revenue generated by the securities brokerage activities conducted at the PCIS office and will bear substantially all operational and overhead expenses. Upon consummation of the sale of PCIS stock to Uvest, PCIS is no longer a subsidiary of the Company. However, under the provisions of Financial Accounting Standards Board Interpretation No. 46R, “Consolidation of Variable Interest Entities”, the results of PCIS, which now conducts business as Willow Investment Services (“WIS”) continue to be consolidated in the Company’s financial statements. The affiliation agreement with Uvest has the primary effect of relieving PCIS of direct responsibility for securities clearing and certain back-office and oversight obligations.

     On March 30, 2007, the Company completed its acquisition of BeneServ, Inc. (“BeneServ”) for a purchase price of up to $5.5 million. The purchase price includes a payment of $4.2 million at closing plus an additional amount up to $1.3 million in payments through the three-year anniversary date of the acquisition, subject to the achievement of certain performance thresholds. BeneServ is an insurance agency serving the corporate employee benefit market segment. BeneServ and the Company share a target market in small businesses located in Chester, Montgomery, Bucks, Delaware, and Philadelphia counties, Pennsylvania, thereby providing a number of cross selling opportunities for both companies. The Company has recorded goodwill and other intangibles of $4.5 million on the statement of financial condition at June 30, 2007 as a result of this acquisition based on the preliminary purchase price allocation.

     References to Company include its consolidated entities, Willow Financial Bank, the Bank’s subsidiaries, and its business segment, WIS, unless the context of the reference indicates otherwise.

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Willow Financial Bank. The accounts of the Bank include its wholly owned subsidiaries, Willow Grove Investment Corporation, Willow Grove Insurance Agency, LLC, BeneServ, D&S Service Corporation, and First Financial Investments. All material intercompany balances and transactions have been eliminated in consolidation. The Company follows accounting and reporting practices which are in accordance with U.S. generally accepted accounting principles.

     Certain amounts in prior years are reclassified for comparability to the current year’s presentation. Such reclassifications, when applicable, have no effect on net income. The Company reclassified collateralized customer deposit balances at June 30, 2006 from securities sold under agreements to repurchase to interest-bearing deposits on the consolidated statements of financial condition.

2. Restatement of Consolidated Financial Statements

     The Company’s management along with its independent registered public accounting firm, during the course of the Company’s fiscal 2007 annual review of financial results and application of financial controls, identified deficiencies that represented material weaknesses in internal controls over financial reporting. While a remediation plan was implemented to correct these material weaknesses, in finalizing its’ Form 10-Q for the quarter ended September 30, 2007, management together with its independent registered public accounting firm identified the existence of an un-reconciled difference of approximately $6.2 million. This caused management and its independent auditors to conclude that these deficiencies had not been properly remediated. At that time, the Company’s management began an investigation into the $6.2 million un-reconciled difference. Throughout the course of the investigation, management performed a thorough review of general ledger account reconciliations for various accounts from June 2004 through September 2007. This investigation yielded adjustments that were determined by the Company’s management and its independent registered public accounting firm to be material to financial statements for the years ended June 30, 2007 and 2006. As a result of these adjustments, management, with the concurrence of the Audit Committee has determined that Company’s financial statements for the fiscal years ended June 30, 2007 and 2006 required restatement. The adjustments include errors in the accounting for the following items:

  improperly performed reconciliations that resulted in un-reconciled differences and an aggregate reduction to pre-tax income of $8.3 million ($5.5 million after tax) and a charge to fiscal 2004 retained earnings of $365 thousand; and

  errors in the accounting for the acquisition of Chester Valley Bancorp and the related calculation of goodwill of approximately $497 thousand.

     In response to the material weaknesses noted above, the Company has commenced the following corrective actions to remediate the material weaknesses on an ongoing basis:

  The Company has conducted a thorough assessment of the design of the reconciliation process as it relates to the posting of manual journal entries. The Company has revised its reconciliation process to require that all significant manual journal entries contain the appropriate detailed support, and the processing of such entries be approved by the Chief Accounting Officer, Corporate Controller and/or the Chief Financial Officer. The approval of certain reconciliations in which the errors occurred will require the review and approval of the Chief Accounting Officer, Corporate Controller and/or Chief Financial Officer. Additionally, all reconciling items are required to be cleared within a 90-day period. The Company believes that, once fully implemented and tested, these procedures as well as certain other process enhancements will ensure accurate and timely completion of general ledger reconciliations with a level of precision to detect errors that, in the future, would be material to the Company’s financial statements if not so detected.

  Management has developed procedures that we believe, once fully implemented and tested, will ensure that significant accounting transactions are sufficiently researched and documented and appropriately recorded.

  The Company has hired a new Corporate Controller as well as additional qualified personnel within the accounting and finance departments. We will continue to review our staffing needs in the finance and accounting area to ensure adequate resources.

     The following tables set forth the consolidated restated financial statements for the fiscal years ended June 30, 2007 and June 30, 2006 previously filed in the Company’s Annual Report on Form 10-K/A for the fiscal year ended June 30, 2007. The changes to the June 30, 2005 and 2004 financial statements were considered to be insignificant for reporting purposes in consideration of the guidance in Staff Accounting Bulletin No. 108.

     The following is a summary of the adjustments to our previously issued consolidated statements of financial condition as of June 30, 2007 and 2006:

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	At June 30, 2007			At June 30, 2006
	As		As	As		As
	reported	Adjustments	restated	reported	Adjustments	restated
	(Dollars in thousands, except share data)
Assets:
Cash and cash equivalents:
Cash on hand and non-interest-earning deposits(a)	$26,253	$(5,129)	$21,124	32,930	$(4,952)	$27,978
Interest-bearing deposits(a)	32,475	6,678	39,153	4,289	(1,312)	2,977
Total cash and cash equivalents	58,728	1,549	60,277	37,219	(6,264)	30,955
Investment securities:
Trading	1,176	—	1,176	902	—	902
Available for sale (amortized cost of $193,232
and $203,221, respectively)	188,339	—	188,339	196,925	—	196,925
Held to maturity (fair value of $86,488 and $102,087
respectively)	88,363	—	88,363	105,561	—	105,561
Federal Home Loan Bank Stock	11,394	—	11,394	16,856	—	16,856
Loans (net of allowance for loan losses of $12,210
and $16,737, respectively)(b)	1,036,098	(805)	1,035,293	1,063,882	(281)	1,063,601
Loans held for sale	8,075	—	8,075	2,635	—	2,635
Accrued interest receivable(c)	6,738	(84)	6,654	6,647	—	6,647
Property and equipment, net(f)	11,307	—	11,307	10,064	(77)	9,987
Bank owned life insurance	11,930	—	11,930	11,483	—	11,483
Real estate owned	—	—	—	51	—	51
Other intangible assets, net(e)	14,432	(87)	14,345	12,975	—	12,975
Goodwill(d)	95,100	497	95,597	94,072	497	94,569
Other assets(h)	18,664	(118)	18,546	17,788	(201)	17,587
Total assets	$1,550,344	$952	$1,551,296	1,577,060	$(6,326)	$1,570,734
Liabilities and Stockholders’ Equity:
Interest-bearing deposits(a)	$941,895	$9,734	$951,629	855,526	$37,727	$893,253
Non-interest-bearing deposits(a)	151,160	(10,059)	141,101	162,864	(39,617)	123,247
Securities sold under agreements to repurchase	20,000	—	20,000	20,000	—	20,000
Federal Home Loan Bank advances(g,i)	190,063	(299)	189,764	282,717	(162)	282,555
Advance payments from borrowers for taxes	4,254	—	4,254	4,776	—	4,776
Trust preferred securities(i)	25,525	249	25,774	36,149	49	36,198
Accrued interest payable(j)	2,223	80	2,303	2,205	80	2,285
Other liabilities(h)	9,889	7,149	17,038	9,425	371	9,796
Total liabilities	1,345,009	6,854	1,351,683	1,373,662	(1,552)	1,372,110
Commitments and contingencies
Stockholders’ equity
Common stock $0.01 par value; (40,000,000 authorized;
17,487,770 and 16,584,870 issued at June 30, 2007
and 2006, respectively)	175	—	175	166	—	166
Additional paid-in capital(k)	191,223	(447)	190,776	178,886	—	178,886
Retained earnings—substantially restricted(l)	51,932	(5,902)	46,030	60,404	(4,774)	55,630
Accumulated other comprehensive loss	(3,180)	—	(3,180)	(3,317)	—	(3,317)
Obligation of deferred compensation plan	1,277	—	1,277	1,258	—	1,258
Treasury stock at cost(1,920,025 and 1,665,443 shares
at June 30, 2007 and 2006, respectively)(k)	(31,493)	447	(31,046)	(28,251)	—	(28,251)
Unallocated common stock held by:
Employee Stock Ownership Plan (ESOP)	(2,733)	(225)	(2,958)	(3,287)	—	(3,287)
Recognition and Retention Plan Trust (RRP)	(1,866)	225	(1,641)	(2,461)	—	(2,461)
Total stockholders’ equity	205,335	(5,902)	199,433	203,398	(4,774)	198,624
Total liabilities and stockholders’ equity	$1,550,344	$952	$1,551,296	1,577,060	$(6,326)	$1,570,734

____________________

(a)	Adjustments primarily related to the reclassification and elimination of certain internal deposit accounts as well as the reversal of a reclass entry that had reduced cash at June 30, 2007 despite settlement not occurring on the purchase of an investment security until July 2007.

(b)	Adjustment to properly reflect a loan in process account and classify loan suspense account write-offs to the proper period.

(c)	Adjustment related primarily to the correction of an interest accrual on certain classified loans.

(d)	Adjustment related to the correction of the valuation of Chester Valley effective at the close of business on August 31, 2005.

(e)	Adjustment related to the correction of the amortization of an identifiable intangible asset recorded with the BeneServ acquisition.

(f)	Adjustment related to the reversal of a write-down of a property from the Chester Valley acquisition that resulted from a bookkeeping error and should have been reflected in the fair value of Chester Valley at the acquisition date.

(g)	Adjustment to correct the amortization of the premium recorded on Federal Home Loan Bank advances in connection with the acquisition of Chester Valley.

(h)	Adjustment related primarily to the reclassification of current and deferred income taxes, the correction of improperly recorded entries to accounts payable as well as the reversal of a reclass entry that had reduced cash at June 30, 2007 despite settlement not occurring on the purchase of an investment security until July 2007.

(i)	Adjustment related to reclassification between trust preferred securities and Federal Home Loan Bank advances to properly classify certain borrowings.

(j)	Adjustment related to the reversal of an improper journal entry recorded to accrued interest payable.

(k)	Adjustment related to reclassification between treasury stock and additional paid-in capital to account for the issuance of restricted stock out of treasury.

(l)	Adjustment related primarily to the write-off of the unreconciled differences as well as a $365 thousand adjustment to June 30, 2004 retained earnings relating to a cash out-of-balance condition that existed as of that date.

     The following is a summary of the adjustments to our previously issued consolidated statements of income for the fiscal years ended June 30, 2007 and 2006.

Consolidated Statements of Income

	For the year ended			For the year ended
	June 30, 2007			June 30, 2006
	As			As
	reported	Adjustments	Restated	reported	Adjustments	Restated
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans(a)	$69,538	$(223)	$69,315	$65,472	$—	$65,472
Investment securities and interest-bearing deposits	16,735	—	16,735	16,058	—	16,058
Total interest income	86,273	(223)	86,050	81,530	—	81,530
Interest expense:
Deposits	28,698	—	28,698	18,476	—	18,476
Securities sold under agreements to repurchase	1,135	—	1,135	228	—	228
Borrowings(b)	11,435	(206)	11,229	13,534	(33)	13,501
Total interest expense	41,268	(206)	41,062	32,238	(33)	32,205
Net interest income	45,005	(17)	44,988	49,292	33	49,325
Provision for loan losses	653	—	653	3,205	175	3,380
Net interest income after provision for loan losses	44,352	(17)	44,335	46,087	(142)	45,945
Non-interest income:
Investment services income, net	3,321	—	3,321	2,634	—	2,634
Income from insurance operations	637	—	637	—	—	—
Service charges and fees(c)	5,438	(15)	5,423	5,000	(20)	4,980
Realized gain (loss) on sale of:
Loans held for sale	616	—	616	357	—	357
Investment securities available for sale	228	—	228	(919)	—	(919)
Real estate(d)	303	77	380	17	—	17
Gain on termination of interest rate corridor	804	—	804	—	—	—
Other income(e)	1,151	(293)	858	558	487	1,045
Total non-interest income	12,498	(231)	12,267	7,647	467	8,114
Non-interest expense:
Salaries and employee benefits(f)	24,265	(168)	24,097	20,106	(670)	19,436
Occupancy and equipment	8,059	—	8,059	6,011	—	6,011
Data processing	1,504	—	1,504	1,220	—	1,220
Advertising	2,041	—	2,041	1,504	—	1,504
Deposit insurance premiums	120	—	120	124	—	124
Amortization of intangible assets(g)	2,043	88	2,131	1,928	—	1,928
Professional fees	2,444	—	2,444	2,303	—	2,303
Other expense(h)	4,583	1,470	6,053	4,206	7,650	11,856
Total non-interest expense	45,059	1,390	46,449	37,402	6,980	44,382
Income before income taxes	11,791	(1,638)	10,153	16,332	(6,655)	9,677
Income tax expense(i)	3,396	(510)	2,886	5,256	(2,246)	3,010
Net Income	$8,395	$(1,128)	$7,267	$11,076	$(4,409)	$6,667
Earnings per share:
Basic	0.55	(0.07)	0.48	0.79	(0.32)	0.47
Diluted	0.54	(0.07)	0.47	0.77	(0.31)	0.46
____________________

(a)	Adjustment related primarily to the correction of an interest accrual on certain classified loans.

(b)	Adjustment to correct the amortization of a premium on Federal Home Loan Bank advances as well as the correction of an accrual on trust preferred securities.

(c)	Adjustment for proper amortization of mortgage servicing rights.

(d)	Adjustment related to the reversal of a write-down of a property from the Chester Valley acquisition that resulted from a bookkeeping error and should have been reflected in the fair value of Chester Valley at the acquisition date.

(e)	Adjustment related to proper classification of the change in the fair market value of certain interest rate swaps.

(f)	Adjustment related to correction of the accrual for certain commissions earned but unpaid at the date of the balance sheet as well as properly recording salary expense relating to the Chester Valley acquisition.

(g)	Adjustment related to the correction of the amortization of an identifiable intangible asset recorded with the BeneServ acquisition.

(h)	Adjustment related primarily to the write-off of the unidentified differences in the year ended June 30, 2006 as well as identified reconciliation differences in the year ended June 30, 2007.

(i)	Adjustment related to the tax effect of the above adjustments.

     The following tables present unaudited operating information for each quarter within the two most recent years. Included herein is restated financial information for interim periods of 2007 and 2006. The earnings per share amounts for periods prior to March 31, 2007 have been adjusted to give retroactive effect to the 5% stock dividend. In addition, as a result of the matters discussed above, the amounts reported for each quarter in the fiscal years ended June 30, 2007 and 2006 have been revised from previously reported amounts. The adjustments presented relate to the allocation of adjustments annotated above to the proper reporting period in the years ended June 30, 2007 and 2006.

	For the three months ended			For the three months ended
	June 30, 2007			March 31, 2007
	As		As	As		As
	reported	Adjustments	restated	reported	Adjustments	restated
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans	$17,512	$(58)	$17,454	$17,193	$(125)	$17,068
Investment securities and interest-bearing deposits	4,200	—	4,200	4,054	—	4,054
Total interest income	21,712	(58)	21,654	21,247	(125)	21,122
Interest expense:
Deposits	7,843	31	7,874	7,247	(32)	7,215
Securities sold under agreements to repurchase	358	—	358	269	—	269
Borrowings	2,478	24	2,502	2,874	23	2,897
Total interest expense	10,679	55	10,734	10,390	(9)	10,381
Net interest income	11,033	(113)	10,920	10,857	(116)	10,741
Provision for loan losses	753	—	753	—	—	—
Net interest income after provision for loan losses	10,280	(113)	10,167	10,857	(116)	10,741
Non-interest income:
Investment services income, net	769	—	769	946	—	946
Income from insurance operations	637	—	637	—	—	—
Service charges and fees	1,304	3	1,307	1,380	(6)	1,374
Realized gain (loss) on sale of:
Loans held for sale	177	—	177	192	—	192
Investment securities available for sale	14	—	14	100	—	100
Real estate	380	—	380	—	—	—
Gain on termination of interest rate corridor	—	—	—	—	—	—
Other income	225	218	443	310	(24)	286
Total non-interest income	3,506	221	3,727	2,928	(30)	2,898
Non-interest expense:
Salaries and employee benefits	6,535	(264)	6,271	6,081	95	6,176
Occupancy and equipment	2,091	—	2,091	2,081	—	2,081
Data processing	428	—	428	358	—	358
Advertising	522	—	522	557	—	557
Deposit insurance premiums	30	—	30	30	—	30
Amortization of intangible assets	382	88	470	543	—	543
Professional fees	770	—	770	593	—	593
Other expense	1,533	1,058	2,591	1,008	87	1,095
Total non-interest expense	12,291	882	13,173	11,251	182	11,433
Income before income taxes	1,495	(774)	721	2,534	(328)	2,206
Income tax expense	178	(221)	(43)	812	(108)	704
Net Income	$1,317	$(553)	$764	$1,722	$(220)	$1,502
Earnings per share:
Basic	0.09	(0.04)	0.05	0.12	(0.02)	0.10
Diluted	0.09	(0.04)	0.05	0.11	(0.01)	0.10

See accompanying notes to the annual restatement tables

	For the three months ended			For the three months ended
	December 31, 2006			September 30, 2006
	As		As	As		As
	reported	Adjustments	restated	reported	Adjustments	restated
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans	$17,150	$(40)	$17,110	$17,683	$—	$17,683
Investment securities and interest-bearing deposits	4,274	—	4,274	4,207	—	4,207
Total interest income	21,424	(40)	21,384	21,890	—	21,890
Interest expense:
Deposits	7,113	—	7,113	6,495	—	6,495
Securities sold under agreements to repurchase	253	—	253	255	—	255
Borrowings	3,075	(45)	3,030	3,008	(207)	2,801
Total interest expense	10,441	(45)	10,396	9,758	(207)	9,551
Net interest income	10,983	5	10,988	12,132	207	12,339
Provision for loan losses	—	—	—	(100)	—	(100)
Net interest income after provision for loan losses	10,983	5	10,988	12,232	207	12,439
Non-interest income:
Investment services income, net	858	—	858	748	—	748
Income from insurance operations	—	—	—	—	—	—
Service charges and fees	1,311	(6)	1,305	1,443	(6)	1,437
Realized gain (loss) on sale of:
Loans held for sale	94	—	94	153	—	153
Investment securities available for sale	114	—	114	—	—	—
Real estate	—	—	—	(77)	77	—
Gain on termination of interest rate corridor	804	—	804	—	—	—
Other income	157	—	157	459	(487)	(28)
Total non-interest income	3,338	(6)	3,332	2,726	(416)	2,310
Non-interest expense:
Salaries and employee benefits	5,779	—	5,779	5,871	—	5,871
Occupancy and equipment	1,979	—	1,979	1,908	—	1,908
Data processing	369	—	369	349	—	349
Advertising	568	—	568	394	—	394
Deposit insurance premiums	30	—	30	30	—	30
Amortization of intangible assets	543	—	543	575	—	575
Professional fees	549	—	549	532	—	532
Other expense	1,030	40	1,070	1,011	286	1,297
Total non-interest expense	10,847	40	10,887	10,670	286	10,956
Income before income taxes	3,474	(41)	3,433	4,288	(495)	3,793
Income tax expense	1,039	(14)	1,025	1,367	(167)	1,200
Net Income	$2,435	$(27)	$2,408	$2,921	$(328)	$2,593
Earnings per share:
Basic	0.16	(0.00)	0.16	0.19	(0.02)	0.17
Diluted	0.16	(0.00)	0.16	0.19	(0.02)	0.17

See accompanying notes to the annual restatement tables

	For the three months ended			For the three months ended
	June 30, 2006			March 31, 2006
	Adjustment			Adjustment
	As		As	As		As
	reported	$	restated	reported	$	restated
	(dollars in thousands, except per share data)
Interest and dividend income:
Loans	$18,271	$—	$18,271	$17,957	$—	$17,957
Investment securities and interest-bearing deposits	4,290	—	4,290	3,835	—	3,835
Total interest income	22,561	—	22,561	21,792	—	21,792
Interest expense:
Deposits	5,678	—	5,678	4,999	—	4,999
Securities sold under agreements to repurchase	(15)	—	(15)	—	—	—
Borrowings	3,663	3	3,666	3,587	(5)	3,582
Total interest expense	9,326	3	9,329	8,586	(5)	8,581
Net interest income	13,235	(3)	13,232	13,206	5	13,211
Provision for loan losses	2,485	175	2,660	—	—	—
Net interest income after provision for loan losses	10,750	(178)	10,572	13,206	5	13,211
Non-interest income:
Investment services income, net	899	—	899	705	—	705
Income from insurance operations	—	—	—	—	—	—
Service charges and fees	1,746	(6)	1,740	1,126	(7)	1,119
Realized gain (loss) on sale of:
Loans held for sale	26	—	26	77	—	77
Investment securities available for sale	38	—	38	19	—	19
Real estate	17	—	17	—	—	—
Gain on termination of interest rate corridor	—	—	—	—	—	—
Other income	154	157	311	151	198	349
Total non-interest income	2,880	151	3,031	2,078	191	2,269
Non-interest expense:
Salaries and employee benefits	5,097	—	5,097	5,039	—	5,039
Occupancy and equipment	1,977	—	1,977	1,753	—	1,753
Data processing	238	—	238	304	—	304
Advertising	729	—	729	264	—	264
Deposit insurance premiums	31	—	31	33	—	33
Amortization of intangible assets	576	—	576	587	—	587
Professional fees	641	—	641	443	—	443
Other expense	1,001	497	1,498	1,080	—	1,080
Total non-interest expense	10,290	497	10,787	9,503	—	9,503
Income before income taxes	3,340	(524)	2,816	5,781	196	5,977
Income tax expense	991	(178)	813	1,857	67	1,924
Net Income	$2,349	$(346)	$2,003	$3,924	$129	$4,053
Earnings per share:
Basic	0.16	(0.03)	0.13	0.25	0.02	0.27
Diluted	0.15	(0.02)	0.13	0.25	0.02	0.27

See accompanying notes to the annual restatement tables

	For the three months ended			For the three months ended
	December 31, 2005			September 30, 2005
	Adjustment			Adjustment
	As		As	As		As
	reported	$	restated	reported	$	restated
	(dollars in thousands, except per share data)
Interest and dividend income:
Loans	$17,495	$—	$17,495	$11,749	—	$11,749
Investment securities and interest-bearing deposits	4,110	—	4,110	3,823	—	3,823
Total interest income	21,605	—	21,605	15,572	—	15,572
Interest expense:
Deposits	4,424	—	4,424	3,375	—	3,375
Securities sold under agreements to repurchase	243	—	243	—	—	—
Borrowings	3,304	(31)	3,273	2,980	—	2,980
Total interest expense	7,971	(31)	7,940	6,355	—	6,355
Net interest income	13,634	31	13,665	9,217	—	9,217
Provision for loan losses	207	—	207	513	—	513
Net interest income after provision for loan losses	13,427	31	13,458	8,704	—	8,704
Non-interest income:
Investment services income, net	681	—	681	349	—	349
Income from insurance operations	—	—	—	—	—	—
Service charges and fees	1,301	(7)	1,294	827	—	827
Realized gain (loss) on sale of:
Loans held for sale	140	—	140	114	—	114
Investment securities available for sale	45	—	45	(1,021)	—	(1,021)
Real estate	—	—	—	—	—	—
Gain on termination of interest rate corridor	—	—	—	—	—	—
Other income	159	53	212	94	79	173
Total non-interest income	2,326	46	2,372	363	79	442
Non-interest expense:
Salaries and employee benefits	5,560	(167)	5,393	4,410	(503)	3,907
Occupancy and equipment	1,372	—	1,372	909	—	909
Data processing	343	—	343	335	—	335
Advertising	358	—	358	153	—	153
Deposit insurance premiums	35	—	35	25	—	25
Amortization of intangible assets	587	—	587	178	—	178
Professional fees	510	—	510	709	—	709
Other expense	1,002	2,736	3,738	1,123	4,417	5,540
Total non-interest expense	9,767	2,569	12,336	7,842	3,914	11,756
Income before income taxes	5,986	(2,492)	3,494	1,225	(3,835)	(2,610)
Income tax expense	2,109	(849)	1,260	299	(1,286)	(987)
Net Income	$3,877	$(1,643)	$2,234	$926	(2,549)	(1,623)
Earnings per share:
Basic	0.26	(0.11)	0.15	0.08	(0.23)	(0.15)
Diluted	0.26	(0.11)	0.15	0.08	(0.22)	(0.14)

See accompanying notes to the annual restatement tables

     The following tables present a reconciliation of the effects of adjustments made to the Company’s previously reported interim statements of financial condition for 2007 and 2006:

	March 31, 2007
	As reported	Adjustments	As Restated
	(Dollars in thousands)
Assets:
Cash and cash equivalents:
Cash on hand and non-interest-earning deposits	$28,464	$ (5,240)	$23,224
Interest-bearing deposits	35,774	(1,388)	34,386
Total cash and cash equivalents	64,238	(6,628)	57,610
Investment securities:
Trading	1,116	—	1,116
Available for sale (amortized cost of $169,373)	167,236	—	167,236
Held to maturity (fair value of $91,736)	93,107	—	93,107
Federal Home Loan Bank Stock	13,298	—	13,298
Loans (net of allowance for loan losses)	1,028,731	(446)	1,028,285
Loans held for sale	5,926	—	5,926
Accrued interest receivable	6,599	—	6,599
Property and equipment, net	11,075	—	11,075
Bank owned life insurance	11,814	—	11,814
Real estate owned	1,991	—	1,991
Other intangible assets, net	11,315	—	11,315
Goodwill	98,595	497	99,092
Other assets	18,256	(717)	17,539
Total assets	$1,533,297	$ (7,294)	$1,526,003
Liabilities and Stockholders’ Equity:
Interest-bearing deposits	$898,460	$ 14,132	$912,592
Non-interest-bearing deposits	161,643	(16,494)	145,149
Securities sold under agreements to repurchase	30,000	—	30,000
Federal Home Loan Bank advances	195,073	(208)	194,865
Advance payments from borrowers for taxes	3,208	—	3,208
Trust preferred securities	25,694	—	25,694
Accrued interest payable	2,316	80	2,396
Other liabilities	8,064	534	8,598
Total liabilities	1,324,458	(1,956)	1,322,502
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 40,000,000 shares authorized;
17,417,278 issued	174	—	174
Additional paid-in capital	180,563	(426)	180,137
Retained earnings—substantially restricted	62,226	(5,338)	56,888
Accumulated other comprehensive loss	(1,409)	—	(1,409)
Obligation of deferred compensation plan	1,241	—	1,241
Treasury stock at cost (1,705,452 shares at March 31, 2007)	(29,060)	426	(28,634)
Unallocated common stock held by:
Employee Stock Ownership Plan (ESOP)	(2,759)	—	(2,759)
Recognition and Retention Plan Trust (RRP)	(2,137)	—	(2,137)
Total stockholders’ equity	208,839	(5,338)	203,501
Total liabilities and stockholders’ equity	$1,533,297	$ (7,294)	$1,526,003

See accompanying notes to the annual restatement tables

	December 31, 2006			September 30, 2006
	Adjustment			Adjustment
	As		As	As		As
	reported	$	restated	reported	$	restated
	(dollars in thousands, except per share data)
Assets:
Cash and cash equivalents:
Cash on hand and non-interest-earning deposits	$24,840	$(2,312)	$22,528	$27,306	$(779)	$26,527
Interest-bearing deposits	27,414	(2,971)	24,443	17,429	(250)	17,179
Total cash and cash equivalents	52,254	(5,283)	46,971	44,735	(1,029)	43,706
Investment securities:
Trading	1,012	—	1,012	1,012	—	1,012
Available for sale (amortized cost of $181,940 and
$206,471, respectively)	179,324	—	179,324	203,567	—	203,567
Held to maturity (fair value of $95,513 and
$102,087, respectively)	97,384	—	97,384	101,455	—	101,455
Federal Home Loan Bank Stock	13,551	—	13,551	14,580	—	14,580
Loans (net of allowance for loan losses)	1,035,671	(321)	1,035,350	1,029,281	(281)	1,029,000
Loans held for sale	5,052	—	5,052	3,829	—	3,829
Accrued interest receivable	6,323	—	6,323	6,474	—	6,474
Property and equipment, net	11,494	(452)	11,042	10,743	—	10,743
Bank owned life insurance	11,695	—	11,695	11,591	—	11,591
Real estate owned	2,016	—	2,016	2,003	—	2,003
Other intangible assets, net	11,858	—	11,858	12,401	—	12,401
Goodwill	94,072	497	94,569	94,072	497	94,569
Other assets	17,861	163	18,024	17,413	(748)	16,665
Total assets	$1,539,567	$(5,396)	$1,534,171	$1,553,156	$(1,561)	$1,551,595
Liabilities and Stockholders’ Equity:
Interest-bearing deposits	$876,924	$12,022	$888,946	$870,441	$39,531	$909,972
Non-interest-bearing deposits	160,302	(13,203)	147,099	158,195	(37,944)	120,251
Securities sold under agreements to repurchase	20,000	—	20,000	20,000	—	20,000
Federal Home Loan Bank advances	220,816	(231)	220,585	245,664	(185)	245,479
Advance payments from borrowers for taxes	3,396	—	3,396	2,414	—	2,414
Trust preferred securities	36,065	—	36,065	36,101	—	36,101
Accrued interest payable	2,529	81	2,610	2,229	80	2,309
Other liabilities	10,905	1,063	11,968	10,600	2,058	12,658
Total liabilities	1,330,937	(268)	1,330,669	1,345,644	3,540	1,349,184
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 40,000,000 shares
authorized; 16,633,575 and 16,612,445 shares
issued at December 31, 2006, and
September 30 2006, respectively	166	—	166	166	—	166
Additional paid-in capital	179,855	—	179,855	179,344	—	179,344
Retained earnings—substantially restricted	62,367	(5,128)	57,239	61,656	(5,101)	56,555
Accumulated other comprehensive loss	(1,714)	—	(1,714)	(1,333)	—	(1,333)
Obligation of deferred compensation plan	1,369	—	1,369	1,369	—	1,369
Treasury stock at cost (1,665,443 shares at both
December 31, and September 30, 2006)	(28,251)	—	(28,251)	(28,251)	—	(28,251)
Unallocated common stock held by:
Employee Stock Ownership Plan (ESOP)	(2,839)	—	(2,839)	(2,949)	—	(2,949)
Recognition and Retention Plan Trust (RRP)	(2,323)	—	(2,323)	(2,490)	—	(2,490)
Total stockholders’ equity	208,630	(5,128)	203,502	207,512	(5,101)	202,411
Total liabilities and stockholders’ equity	$1,539,567	$(5,396)	$1,534,171	$1,553,156	$(1,561)	$1,551,595

See accompanying notes to the annual restatement tables

	March 31, 2006
	As reported	Adjustments	As Restated
	(Dollars in thousands)
Assets:
Cash and cash equivalents:
Cash on hand and non-interest-earning deposits	$19,808	$ (6,043)	$13,765
Interest-bearing deposits	13,650	(1,664)	11,986
Total cash and cash equivalents	33,458	(7,707)	25,751
Investment securities:
Trading	885	—	885
Available for sale (amortized cost of $210,603)	205,317	—	205,317
Held to maturity (fair value of $106,814)	110,268	—	110,268
Federal Home Loan Bank Stock	19,507	—	19,507
Loans (net of allowance for loan losses)	1,081,848	(118)	1,081,730
Loans held for sale	3,035	—	3,035
Accrued interest receivable	6,182	—	6,182
Property and equipment, net	10,418	(77)	10,341
Bank owned life insurance	11,379	—	11,379
Real estate owned	50	—	50
Other intangible assets, net	13,649	—	13,649
Goodwill	91,481	497	91,978
Other assets	16,176	131	16,307
Total assets	$1,603,653	$ (7,274)	$1,596,379
Liabilities and Stockholders’ Equity:
Deposits	$974,648	$ (5,762)	$968,886
Securities sold under agreements to repurchase	32,555	—	32,555
Federal Home Loan Bank advances	338,703	(117)	338,586
Advance payments from borrowers for taxes	3,936	—	3,936
Trust preferred securities	36,234	—	36,234
Accrued interest payable	1,956	80	2,036
Other liabilities	13,573	2,953	16,526
Total liabilities	1,401,605	(2,846)	1,398,759
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 40,000,000 shares authorized; and
1,748,715 shares issued at March 31, 2006	165	—	165
Additional paid-in capital	176,908	—	176,908
Retained earnings—substantially restricted	59,764	(4,428)	55,336
Accumulated other comprehensive loss	(3,091)	—	(3,091)
Obligation of deferred compensation plan	1,242	—	1,242
Treasury stock at cost, 1,665,443 shares at March 31, 2006	(28,251)	—	(28,251)
Unallocated common stock held by:
Employee Stock Ownership Plan (ESOP)	(4,689)	—	(4,689)
Recognition and Retention Plan Trust (RRP)	—	—	—
Total stockholders’ equity	202,048	(4,428)	197,620
Total liabilities and stockholders’ equity	$1,603,653	$ (7,274)	$1,596,379

See accompanying notes to the annual restatement tables

	December 31, 2005			September 30, 2005
	Adjustment			Adjustment
	As		As	As		As
	reported	$	restated	reported	$	restated
	(dollars in thousands, except per share data)
Assets:
Cash and cash equivalents:
Cash on hand and non-interest-earning deposits	$22,318	$(1,753)	$20,565	$16,771	$—	$16,771
Interest-bearing deposits	12,666	(1,664)	11,002	26,866	(364)	26,502
Total cash and cash equivalents	34,984	(3,417)	31,567	43,637	(364)	43,273
Investment securities:
Trading	885	—	885	82	—	82
Available for sale (amortized cost of $196,254
and $233,304, respectively)	192,881	—	192,881	231,252	—	231,252
Held to maturity (fair value of $112,787 and
$119,434, respectively)	114,605	—	114,605	120,335	—	120,335
Federal Home Loan Bank Stock	16,997	—	16,997	—	—	—
Loans (net of allowance for loan losses)	1,053,160	(118)	1,053,042	1,045,704	—	1,045,704
Loans held for sale	3,614	—	3,614	5,592	—	5,592
Accrued interest receivable	6,265	—	6,265	6,227	—	6,227
Property and equipment, net	20,427	(77)	20,350	19,639	(77)	19,562
Bank owned life insurance	11,280	—	11,280	11,178	—	11,178
Real estate owned	284	—	284	437	—	437
Other intangible assets, net	14,224	—	14,224	—	—	—
Goodwill	91,686	497	92,183	106,164	497	106,661
Other assets	16,662	(59)	16,603	15,360	(151)	15,209
Total assets	$1,577,954	$(3,174)	$1,574,780	$1,605,607	$(95)	$1,605,512
Liabilities and Stockholders’ Equity:
Deposits	$1,007,555	$(1,472)	$1,006,083	$1,030,711	$—	$1,030,711
Securities sold under agreements to repurchase	28,025	—	28,025	24,436	—	24,436
Federal Home Loan Bank advances	312,117	(50)	312,067	328,144	—	328,144
Advance payments from borrowers for taxes	3,649	—	3,649	2,040	—	2,040
Trust preferred securities	10,496	—	10,496	10,532	—	10,532
Accrued interest payable	2,153	18	2,171	1,708	—	1,708
Other liabilities	12,773	2,887	15,660	9,966	2,819	12,785
Total liabilities	1,376,768	1,383	1,378,151	1,407,537	2,819	1,410,356
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 40,000,000 shares
authorized; and 16,517,973 and 16,465,922 shares
issued at December 31, 2005 and September 30, 2005,
respectively	165	—	165	165	—	165
Additional paid-in capital	176,786	—	176,786	176,741	—	176,741
Retained earnings—substantially restricted	57,978	(4,557)	53,421	55,794	(2,914)	52,880
Accumulated other comprehensive loss	(1,929)	—	(1,929)	(1,134)	—	(1,134)
Obligation of deferred compensation plan	1,242	—	1,242	1,076	—	1,076
Treasury stock at cost, (1,665,443 shares at both
December 31, and September 30, 2005)	(28,251)	—	(28,251)	(28,085)	—	(28,085)
Unallocated common stock held by:
Employee Stock Ownership Plan (ESOP)	(4,805)	—	(4,805)	(4,795)	—	(4,795)
Recognition and Retention Plan Trust (RRP)	—	—	—	(1,692)	—	(1,692)
Total stockholders’ equity	201,186	(4,557)	196,629	198,070	(2,914)	195,156
Total liabilities and stockholders’ equity	$1,577,954	$(3,174)	$1,574,780	$1,605,607	$(95)	$1,605,512

See accompanying notes to the annual restatement tables

     The following table presents a reconciliation of the effects of adjustments made to the Company’s previously reported consolidated statements of changes in stockholder’s equity and comprehensive income for 2007 and 2006:

				Accumulated	Obligation
		Additional		other	of deferred		Common stock
	Common	paid in	Retained	comprehensive	compensation	Treasury	acquired by
	Stock	capital	earnings	income (loss)	plan	stock	benefit plans	Total
	(Dollars in thousands)
Balance at June 30, 2006,
as reported	$166	$178,886	$60,404	$(3,317)	$1,258	$(28,251)	$(5,748)	$203,398
Restatement adjustments:
Net income	—	—	(4,409)	—	—	—	—	(4,409)
Cumulative effect of
restatement	—	—	(365)	—	—	—	—	(365)
Balance at June 30, 2006,
as restated	$166	$178,886	$55,630	$(3,317)	$1,258	$(28,251)	$(5,748)	$198,624
Balance at June 30, 2007,
as reported	$175	$191,223	$51,932	$(3,180)	$1,277	$(31,493)	$(4,599)	$205,335
Restatement adjustments:
Net income	—	—	(1,128)	—	—	—	—	(1,128)
Issuance of restricted
shares from
Treasury Stock	—	(447)	—	—	—	447	—	—
Cumulative effect of
restatement	—	—	(4,774)	—	—	—	—	(4,774)
Balance at June 30, 2007,
as restated	$175	$190,776	$46,030	$(3,180)	$1,277	$(31,046)	$(4,599)	$199,433

     The following table presents a reconciliation of the effects of adjustments made to the Company’s previously reported consolidated statements of cash flows for 2007 and 2006:

	For the year ended June 30, 2007			For the year ended June 30, 2006
	As reported	Adjustments	As restated	As reported	Adjustments	As restated
	(Dollars in thousands)
Net cash flows from operating
activities:
Net income	$8,395	$(1,128)	$7,267	$11,076	$ (4,409)	$6,667
Adjustments to reconcile net income
to net cash provided by operating
activities:
Depreciation	2,598	—	2,598	1,837	—	1,837
Amortization of premium and
accretion of discount, net	180	—	180	347	—	347
Amortization of intangible assets	2,043	88	2,131	1,928	—	1,928
Provision for loan losses	653	—	653	3,205	175	3,380
Gain on sale of loans available
for sale	(616)	—	(616)	(370)	13	(357)
(Gain) loss on sale of securities
available for sale and trading	(228)	—	(228)	936	(17)	919
Gain on sale of interest rate corridor	(804)	—	(804)	—	—	—
Gain on sale of real estate	(303)	(77)	(380)	—	(17)	(17)
Increase in loans held for sale	(57,313)	—	(57,313)	(76,020)	(3,048)	(79,068)
Proceeds from sale of loans held
for sale	52,489	—	52,489	81,911	—	81,911

	For the year ended June 30, 2007			For the year ended June 30, 2006
	As reported	Adjustments	As restated	As reported	Adjustments	As restated
	(Dollars in thousands)
Purchase of trading account
securities	(274)	—	(274)	(820)	—	(820)
Excess tax benefit from stock
options exercised	(261)	—	(261)	(198)	(56)	(254)
Amortization of deferred loan fees,
discounts and premiums	(1,266)	423	(843)	(1,442)	386	(1,056)
(Increase) decrease in accrued
interest receivable	(91)	84	(7)	335	—	335
(Increase) decrease in value of bank
owned life insurance	(447)	—	(447)	6,036	(6,405)	(369)
(Increase) decrease in other
assets	(2,434)	(68)	(2,502)	3,225	3,683	6,908
Increase (decrease) in other
liabilities	479	6,763	7,242	(8,455)	(4,936)	(13,391)
Stock based compensation	1,931	—	1,931	1,963	—	1,963
Increase (decrease) in accrued
interest payable	18	—	18	(351)	80	(271)
Net cash provided by operating
activities	4,749	6,085	10,834	25,143	(14,551)	10,592
Cash flows from investing activities:
Capital expenditures	(5,080)	—	(5,080)	(3,287)	(661)	(3,948)
Proceeds from sale of office
buildings	1,649	265	1,914	11,139	—	11,139
Net decrease (increase) in loans	26,118	301	26,419	(25,825)	1,116	(24,709)
Purchase of securities available
for sale	(62,737)	—	(62,737)	(23,027)	—	(23,027)
Proceeds from sales and calls of
securities available for sale	72,768	—	72,768	80,132	—	80,132
Proceeds from maturities, payments
and calls of investment securities
held to maturity	17,205	—	17,205	59,159	—	59,159
Net decrease (increase) in FHLB
stock	5,462	—	5,462	11,544	—	11,544
Proceeds from sale of other real
estate owned	2,572	—	2,572	388	—	388
Net cash used for acquisition	(4,433)	—	(4,433)	(35,032)	12,096	(22,936)
Net cash provided by (used in)
investing activities	53,524	566	54,090	75,191	12,551	87,742
Cash flows from financing activities:
Net increase (decrease) in deposits	74,932	1,298	76,230	(55,519)	4,724	(50,795)
Increase in securities sold under
agreements to repurchase	—	—	—	26,636	(6,636)	20,000
Proceeds from FHLB advances	107,400	—	107,400	215,700	—	215,700
Repayment of FHLB advances	(200,054)	(137)	(200,191)	(291,724)	(1,865)	(293,589)
(Decrease) increase in advance
payments from borrowers for
taxes and insurance	(522)	—	(522)	1,428	1	1,429
Net proceeds from the issuance of
trust preferred securities	—	—	—	25,000	—	25,000

	For the year ended June 30, 2007			For the year ended June 30, 2006
	As reported	Adjustments	As restated	As reported	Adjustments	As restated
	(Dollars in thousands)
Repayment of trust preferred securities	(10,000)	—	(10,000)	—	—	—
Cash dividends on common stock	(6,920)	—	(6,920)	(6,718)	—	(6,718)
Proceeds from stock issuance	—	—	—	—	—	—
Cash in lieu of fractional shares	(10)	—	(10)	—	—	—
Stock options exercised	1,392	—	1,392	1,275	—	1,275
Excess tax benefit from stock options
exercised	261	—	261	198	56	254
Common stock repurchased as treasury
stock	(3,242)	—	(3,242)	—	(179)	(179)
Net cash (used in) provided by financing
activities	(36,763)	1,161	(35,602)	(83,724)	(3,899)	(87,623)
Net increase (decrease) in cash and cash
equivalents	21,510	7,812	29,322	16,610	(5,899)	10,711

Cash and cash equivalents:
Beginning of year	37,219	(6,264)	30,955	20,609	(365)	20,244
End of year	$58,729	$ 1,548	$ 60,277	$37,219	$(6,264)	$ 30,955
Supplemental disclosures of cash and cash
flow information
Interest paid	$41,126	$ (82)	$ 41,044	$32,589	$ (113)	$ 32,476
Income taxes paid	416	—	416	2,628	—	2,628
Noncash items:
Net unrealized gain (loss) on investment
securities available for sale, net of tax	1,051	—	1,051	(3,424)	487	(2,937)
Net unrealized (loss) gain on cash flow
hedge, net of tax	(766)	—	(766)	505	(129)	376

3. Risks and Uncertainties

     In the normal course of its business, the Company encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or re-price at different speeds, or on a different basis, from its interest-earning assets. The Company’s primary credit risk is the risk of default on the Company’s loan portfolio that results from the borrower’s inability to make contractually required payments. The Company’s lending activities are concentrated in Pennsylvania. The largest concentration of the Company’s loan portfolio is located in southeastern Pennsylvania. The ability of the Company’s borrowers to repay amounts owed is dependent on several factors, including the economic conditions in the borrower’s geographic region and the borrower’s financial condition. Market risk reflects changes in the value of collateral underlying loans, the valuation of real estate held by the Company, the valuation of loans held for sale, securities available for sale and mortgage servicing assets. The Company is subject to certain Federal banking laws and regulations as further described herein and in note 19. Compliance with regulations causes the Company to incur significant costs. In addition, the possibility of future changes to such regulations presents the risk that future additional costs will be incurred that may impact the Company.

4. Acquisition of Chester Valley Bancorp

     The above noted Chester Valley acquisition cost was approximately $145.3 million, comprised of $88.5 million related to 4,977,256 shares of common stock issued by the Company, $54.2 million in cash, consisting of $51.0 million paid to shareholders of Chester Valley and $3.2 million in capitalized acquisition costs along with $2.6 million related to the conversion of former stock options of Chester Valley to options of the Company. As a result of the Merger, the Company recorded an approximate $108.6 million intangible asset, including a $14.9 million core deposit intangible asset with the remainder recorded as goodwill. The Company’s statement of operations for the twelve months ended June 30, 2006 includes the results of operations of the former Chester Valley Bancorp and subsidiaries only for the period beginning on September 1, 2005. The fair values used in computing the purchase accounting adjustments were finalized at June 30, 2006.

     The following table summarizes the purchase accounting adjustments resulting from the Merger:

Chester Valley Acquisition Summary
(Dollars in Thousands)

(As restated)
Total acquisition price	$145,334
Book value of Chester Valley	48,391
Adjustments to record assets and liabilities at fair value:
Loan discount	(1,181)
FHLB advance discount	(1,747)
Certificate of deposit premium	(1,036)
Trust preferred premium	(277)
Write-off existing intangibles	(3,193)
Other liabilities	(3,505)
Market value adjustment on premises and equipment	(738)
Core deposit intangible	14,883
Resulting goodwill	93,737

     The following table summarizes the pro forma operating results of Willow Financial Bancorp, Inc. had the acquisition of Chester Valley occurred on July 1, 2005.

Willow Financial Bancorp, Inc.
Pro-forma Operating Results with Chester Valley Acquisition
For year ended June 30, 2006
(Dollars in thousands, except per share amounts)

(As restated)
Total interest income	$87,506
Total interest expense	34,390
Provision for loan losses	3,824
Other income	8,620
Other expense	53,955
Income before tax	3,957
Income tax	1,000
Net income	2,957
Non-recurring items(a)	5,492
Adjusted net income(b)	$8,449
Earnings per Share:
Basic	$0.21
Diluted	$0.20
____________________

(a)	Reflects gross losses on securities sales ($1.8 million), professional fees ($1.8 million) and stock option compensation payments to holders of certain Chester Valley options ($4.7 million).

(b)	Adjusted for non-recurring items at an effective tax rate of 34%.

     The Company does not believe the pro-forma operating results for the year ended June 30, 2005 would provide meaningful information to the reader of the financial statements as the change in interest rates occurring during the fiscal year ended June 30, 2006 resulted in significant changes in the purchase accounting adjustments resulting from the Merger. Additionally, the Merger was effective on the close of business on August 31, 2005 and was therefore close to the beginning of the fiscal year ending on June 30, 2006.

     The Company has deemed the acquisition of BeneServ, Inc. to be immaterial to the consolidated financial statements.

5. Summary of Significant Accounting Policies

Use of Estimates

     In preparing the consolidated financial statements, the Company is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenue and expense for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term include the determination of the allowance for loan losses and income taxes. Management believes that the allowance for loan losses and the balances in income tax accounts are adequate. Various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses and valuations of real estate owned. Such agencies may require the Bank to recognize additions to the allowance or adjustments to the valuations based on their judgments about information available to them at the time of their examination.

Cash and Cash Equivalents

     For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and interest-bearing deposits with original maturities of three months or less.

Loans Held for Sale

     Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or market calculated on an aggregate basis, with any unrealized losses reflected in the consolidated statements of income. Loans transferred from loans held for sale to loans receivable are transferred at the lower of cost or market value at the date of transfer. Gains are recognized upon delivery to the purchaser of said loans.

Investment Securities

     The Company divides its securities portfolio into three segments: (a) held to maturity, (b) available for sale and (c) trading. Securities in the held to maturity category are carried at cost, adjusted for amortization of premiums and accretion of discounts, using the level yield method, based on the Company’s intent and ability to hold the securities until maturity. Marketable securities included in the available for sale category are carried at fair value, with unrealized gains or losses that are temporary in nature, net of taxes, reflected as an adjustment to equity. Trading securities consist of mutual funds related to the Company’s deferred compensation plan for certain executive level employees. Changes in the fair value of trading securities are recorded through earnings. There is a corresponding liability in other liabilities on the consolidated statements of financial condition. Securities held to maturity and available for sale are evaluated periodically to determine whether a decline in their fair value is other than temporary. Management utilizes criteria such as the magnitude and duration of the decline, in addition to the reasons underlying the decline, to determine whether the loss in value is other than temporary. The term “other than temporary” is not intended to indicate that the decline is permanent, but indicates that the prospects for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support realizable value equal to or greater than carrying value of the investment. Once a decline in fair value is determined to be other than temporary, the fair value of the security is reduced and reflected in the consolidated statements of income.

     The fair value of marketable securities is determined from publicly quoted market prices. Securities available for sale that are not readily marketable, which include Federal Home Loan Bank of Pittsburgh stock, are carried at cost, which approximates liquidation value. Premiums and discounts on securities are amortized/accreted using the level yield method. Trading account securities are carried at fair value, with unrealized gains and losses reflected in the consolidated statements of income.

     At the time of purchase, the Company makes a determination of whether or not it will hold the securities to maturity, based upon an evaluation of the probability of future events. Those securities that the Company believes may not be held to maturity, due to interest rate risk, liquidity needs, or other asset/liability decisions, are classified as available for sale. If securities are sold, a gain or loss is determined by the specific identification method and is reflected in the operating results in the period the sale occurs.

Allowance for Loan Losses

     The allowance for loan losses is maintained at a level that management believes is adequate to cover known and inherent losses in the loan portfolio that are both probable and reasonable to estimate at each reporting date. Management establishes the loan loss allowance in accordance with guidance provided by the Securities and Exchange Commission’s Staff Accounting Bulletin 102 (SAB 102). The determination of the adequacy of the allowance is based upon an evaluation of the portfolio, loss experience, current economic conditions, volume, growth, composition of the portfolio, and other relevant factors. The Company uses historical loss factors for each loan type and, for loans that we consider higher risk for all but single-family mortgage loans and guaranteed consumer loans, qualitative factors are also considered. This component establishes a range for factors such as, but not limited to, delinquency trends, asset classification trends and current economic conditions. Management then assesses these conditions and establishes, to the best of its ability, the allowance for loan losses from within the range calculated, based upon the facts known at that time. The methodology does not imply that any portion of the allowance for loan loss is restricted, but the allowance for loan loss applies to the entire loan portfolio.

Loans

     Loans are recorded at cost, net of unearned discounts, deferred fees, and allowances. Discounts or premiums on purchased loans are amortized using the level yield method over the remaining contractual life of each loan, adjusted for actual prepayments. Loan origination fees and certain direct origination costs are deferred and amortized over the contractual life of the related loans using the level yield method.

     Interest receivable on loans is accrued to income as earned. Non-accrual loans are loans on which the accrual of interest has ceased because the collection of principal or interest payments is determined to be doubtful by management. It is the policy of the Company to discontinue the accrual of interest and reverse any accrued interest when principal or interest payments are delinquent more than 90 days (unless the loan principal and interest are determined by management to be fully secured and in the process of collection), or earlier if the financial condition of the borrower raises significant concern with regard to the ability of the borrower to service the debt in accordance with the terms of the loan. Interest income on such loans is not accrued until the financial condition and payment record of the borrower demonstrates the ability to service the debt. Subsequent cash receipts are applied either to the outstanding principal or recorded as interest income, depending on management’s assessment of ultimate collectibility of principal and interest.

     Loans are considered past due after one payment has been missed. Loans are charged off when they reach “loss” status in accordance with the Bank’s asset classification policy. There are three classifications for problem assets: “substandard,” “doubtful,” and “loss.” Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Doubtful assets have weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of current existing facts, conditions and values, questionable, and there is a high probability of loss. An asset classified as loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted.

Property and Equipment

     Property and equipment are stated at cost, less accumulated depreciation and amortization. The Company computes depreciation and amortization using the straight-line method over the estimated useful lives of the assets, which range from three to 40 years. Significant renovations and additions are capitalized. Leasehold improvements are depreciated over the shorter of the useful lives of the assets or the related lease term. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to expense as incurred.

Goodwill and Other Intangibles

     Goodwill represents the excess cost over fair value of assets acquired over liabilities as a result of the Merger and earlier branch acquisitions. Included in other intangibles are core deposit intangibles, a measure of the value of checking and savings deposits acquired in the Merger accounted for under the purchase method. The core deposit intangible is being amortized to expense over a fourteen-year life using a method that approximates a level yield method. A customer intangible recorded as a result of the acquisition of BeneServ is being amortized to expense over a ten-year life using a straight line basis. The Company follows the provisions of Statements of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” and performs impairment tests of the intangible assets at least annually and impairment losses are recognized if the carrying value of the intangible exceeds its fair value. As discussed in Note 26 of the Notes to the Consolidated Financial Statements, the Company has incurred an impairment loss for the quarter ended December 31, 2007 in the amount of $40.0 million as a result of the Chester Valley acquisition.

Income Taxes

     Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings Per Share

     Earnings per share (“EPS”) consists of two separate components, basic EPS and diluted EPS. Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding for each period presented, see Note 7. Diluted EPS is calculated by dividing net income by the weighted average number of common shares outstanding plus dilutive common stock equivalents (“CSEs”). CSEs consist of dilutive stock options granted through the Company’s stock option plans and unvested common stock awards.

Stock Based Compensation

     On July 1, 2005, the Company adopted SFAS No. 123R, “Share-based Payment.” This Statement establishes the standards for accounting for share-based payment transactions in which an enterprise receives employee services in exchange for equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. SFAS No. 123R requires an entity to recognize the grant-date fair-value of stock options and other equity-based compensation issued to employees in the statement of operations. The revised Statement generally requires that an entity account for those transactions using the fair-value based method and eliminates an entity’s ability to account for share-based compensation transactions using the intrinsic value method of accounting provided in Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” which was permitted under Statement No. 123, as originally issued. Prior to July 1, 2005, the Company did not recognize employee equity-based compensation costs in net income. The adoption of SFAS No. 123R had the following impact on reported amounts compared with amounts that would have been reported using the intrinsic value method under previous accounting:

	Year ended June 30, 2005
		Pro Forma	Pro Forma if
	As Reported	Adjustments	under SFAS 123R
	(Dollars in thousands,
	Except per share data)
Income before taxes	$9,778	$ (350)	$9,428
Income taxes	3,052	(118)	2,934
Net Income	$6,726	$ (232)	$6,494
Net income available to common Stockholders	$6,627	$ (232)	$6,395
Basic earnings per share	$ 0.70	$(0.02)	$ 0.68
Diluted earnings per share	$ 0.67	$(0.02)	$ 0.65

Recent Accounting Pronouncements

FASB Statement No, 159, The Fair Value Option for Financial Assets and Financial Liabilities

     In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 provides entities with the opportunity to reduce volatility in reported earnings caused by measuring related assets and liabilities differently. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of FASB Statement No. 157, “Fair Value Measurements.” The Company did not elect early adoption and is currently assessing the implications of this Statement on its financial statements.

FASB Statement No, 157, Fair Value Measurements

     In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 establishes a framework for measuring fair value in accordance with U.S. generally accepted accounting principles, and enhances disclosures about fair value measurements. SFAS 157 applies when other accounting pronouncements require fair value measurements; it does not require new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those years. The Company is currently assessing the implications of this Statement on its financial statements.

Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements

     In September 2006, the Securities and Exchange Commission (“SEC”) published Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 expresses the SEC staff’s views regarding the process of quantifying financial statement misstatements. The SEC staff suggests that registrants electing not to restate prior periods should reflect the effects of applying the guidance in this interpretation in the annual financial statements covering the first fiscal year ending after November 15, 2006. This interpretation did not have a material impact on the Company’s consolidated financial statements.

FASB Interpretation 48, Accounting for Uncertainty in Income Tax Positions

     Effective July 1, 2007 the Company adopted Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 provides guidance on financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. According to FIN 48, a tax position is recognized if it is more-likely-than-not that the tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. If the tax position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize and should be measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

     As of July 1, 2007, the Company had no material unrecognized tax benefits, accrued interest or penalties. Penalties are recorded in non-interest expense in the year they are assessed and are treated as a non-deductible expense for tax purposes. Interest is recorded in non-interest expense in the year it is assessed and is treated as a deductible expense for tax purposes. As of July 1, 2007, tax years 2004 through 2007 remain subject to Federal examination as well as examination by state taxing jurisdictions.

FASB Statement No, 155, Accounting for Certain Hybrid Financial Instruments

     In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments . Under this new statement, an entity may re-measure at fair value a hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation from the host, if the holder irrevocably elects to account for the whole instrument on a fair value basis. Subsequent changes in the fair value of the instrument would be recognized in earnings. This statement is effective for all financial instruments that the Company acquires or issues after July 1, 2007. The adoption of this statement will not have a material impact on the Company’s financial position or results of operations.

EITF 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements

     In June 2006, the Emerging Issues Task Force reached a consensus that, for endorsement split-dollar life insurance arrangements, an employer should recognize the liability for future benefits based on the substantive agreement with the employee, since the postretirement benefit obligation is not effectively settled. An entity is permitted to apply the consensus by retrospective application to all prior periods in accordance with FASB Statement No. 154, including its required disclosures. The consensus is effective for fiscal years beginning after December 15, 2007, with early adoption permitted as of the beginning of an entity’s fiscal year. The Bank has recorded a liability of $246 thousand within other liabilities on the consolidated statements of financial condition to account for the settlement of the future benefit obligation.

6. Stock Compensation Plans

     The stockholders of the Company approved a stock option plan in fiscal 2000 (the “1999 Plan”) for officers, directors and certain employees of the Company and its subsidiaries. Pursuant to the terms of the 1999 Plan, the number of common shares reserved for issuance was a total of 536,509, of which 53,544 options were unawarded at June 30, 2007. Included in this amount are 9,405 shares forfeited during the year ended June 30, 2007. Additionally, the stockholders of the Company approved a stock option plan in fiscal 2003 (the “2002 Plan”) for officers, directors and certain employees of the Company and its subsidiaries. Pursuant to the terms of the 2002 Plan, the number of common shares reserved for issuance was 673,483 of which 187,985 were available for future grants at June 30, 2007. Included in this amount are 64,268 shares forfeited during the year ended June 30, 2007. Generally, options were granted with an exercise price equal to fair market value at the date of grant and expire in 10 years from the date of grant. Generally, stock options granted vest over a five-year period commencing on the first anniversary of the date of grant. In addition, as part of the Merger, options previously granted under plans of Chester Valley were converted into options to acquire 383,945 shares of Company common stock. Unrecognized compensation cost on unvested option awards and weighted average period to be recognized are $292 thousand and 3.3 years, respectively at June 30, 2007. Compensation expense related to option awards was $208 thousand, $306 thousand, and $350 thousand for the years ended June 30, 2007, 2006 and 2005, respectively.

     The following table provides information about options outstanding for the year ended June 30, 2007:

		Weighted	Weighted
		Average	Average
		Exercise	Grant Date
	Shares	Price	Fair Value
Options outstanding, beginning of period	1,063,382	$ 9.91	$3.61
Granted	70,025	12.90	2.61
Forfeited	(73,673)	11.89	2.59
Exercised	(157,241)	8.84	3.22
Options outstanding, end of period	902,493	10.39	3.68
Options exercisable end of period	751,299	9.92	3.9

     The Company expects approximately 7,500 of unvested options to be forfeited.

     Proceeds, related tax benefits realized from options exercised and intrinsic value of options exercised were as follows:

	Year ended June 30
	2007	2006	2005
Proceeds of options exercised	$1,390,643	$1,275,040	$288,171
Related tax benefit recognized	$234,024	$198,851	$—
Intrinsic value of options exercised	$687,451	$1,134,995	$245,762

     The following table provides information about options outstanding and exercisable options at June 30, 2007:

	Options	Exercisable
	Outstanding	Options
Number	902,493	751,299
Weighted average exercise price	$10.39	$9.92
Aggregate intrinsic value	$2,355,507	$2,314,001
Weighted average contractual term	5.1	4.5

     The weighted average remaining contractual life for options outstanding and weighted average exercise price per share for exercisable options at June 30, 2007 were as follows:

		Options Outstanding		Exercisable Options
		Weighted	Weighted		Weighted
		Average	Average Remaining		Average
		Exercise Price	Contractual Life		Exercise Price
Exercise Price	Shares	Per Share	(in Years)	Shares	Per Share
$3.50- $5.00	106,255	$ 3.79	2.3	106,255	$ 3.79
$7.50- $9.50	221,765	8.29	4.2	221,765	8.29
$9.51- $14.00	509,817	12.15	5.8	374,373	12.05
$14.01- $16.50	64,656	14.55	7.0	48,906	14.24
Total	902,493	$10.39	5.1	751,299	$ 9.92

     The Company granted 70,025, 22,096 and zero stock options during the years ended June 30, 2007, 2006 and 2005, respectively. The weighted average grant date fair value of options granted was $2.61 and $2.89 for the years ended June 30, 2007 and 2006, respectively. The fair value for stock options granted during the year ended June 30, 2007 was determined at the date of grant using a Black-Scholes options-pricing model. The fair value of option awards under the Option Plans is estimated on the date of grant using the Black-Scholes valuation methodology, which is dependent upon certain assumptions, as summarized in the following table:

	Year Ended
	June 30
Assumption	2007	2006
Expected average risk-free interest rate	4.63%	4.37%
Expected average life (in years)	5.50	5.51
Expected volatility	25.03%	17.7%
Expected dividend yield	3.72%	3.37%

     The expected average risk-free rate is based on the U.S. Treasury yield curve on the day of grant. The expected average life represents the weighted average period of time that options granted are expected to be outstanding giving consideration to vesting schedules and historical option exercise experience. Expected volatility is based on historical volatilities of the Company’s common stock. The expected dividend yield is based on historical information.

     The fair value of options vested was $241,918 and $333,799 for the years ended June 30, 2007 and 2006, respectively.

RRP

     Pursuant to the 1999 Recognition and Retention Plan and Trust Agreement (the “1999 RRP”), the Company acquired 214,603 shares at a cost of $929 thousand. Pursuant to the terms of the agreement, all 214,603 shares have been awarded to directors and management from the 1999 RRP Trust. As of June 30, 2007, 207,503 granted shares were vested pursuant to the terms of the 1999 Plan. In fiscal 2003, the Company adopted the 2002 Recognition and Retention Plan and Trust Agreement (the “2002 RRP”), and acquired 269,393 shares at a cost of $3.2 million. Pursuant to the terms of the 2002 RRP, 227,711 shares have been awarded to directors and management; however 20,160 shares have been forfeited. As of June 30, 2007, 197,128 granted shares were vested pursuant to the terms of the 2002 RRP.

At the November 9, 2005 Annual Meeting, shareholders approved the 2005 Recognition and Retention Plan and Trust Agreement (the “2005 RRP”). Under the 2005 RRP, the Trust can purchase 367,500 shares of common stock for future awards of restricted stock to certain officers and directors of the Company. Coincident with the approval of the 2005 RRP, the Company terminated its Directors Retirement Plan and the Directors Incentive Compensation Plan, at which time the directors became fully vested in their accrued benefit under the Directors Retirement Plan. As of June 30, 2007, 175,511 shares were granted under the 2005 RRP; however, 12,167 shares were forfeited.

     Compensation expense related to the RRP shares was $833 thousand, $701 thousand and $597 thousand for the years ended June 30, 2007, 2006 and 2005, respectively. Unrecognized compensation cost on unvested RRP shares and weighted average period to be recognized are $1.8 million and 2.0 years, respectively.

     Activity in issued but unvested RRP shares under the three plans during the year ended June 30, 2007 was as follows:

		Weighted Average
		Grant Date Fair
RRP Shares	RRP Shares	Value
Unvested awards beginning of period	150,605	$13.28
Granted	88,736	13.86
Vested	(54,774)	13.41
Forfeited	(18,047)	13.93
Unvested awards period end	166,520	$13.85

     The aggregate intrinsic value of unvested RRP awards under the three plans at June 30, 2007 was $2,164,760.

7. Earnings Per Share

     For the years ended June 30, 2007, 2006 and 2005 earnings per share, basic and diluted, were $0.48 and $0.47, $0.47 and $0.46, and $0.70 and $0.67, respectively.

     The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations.

	Year Ended June 30,
	2007		2006		2005
	(As restated)		(As restated)
	Basic	Diluted	Basic	Diluted	Basic	Diluted
	(Dollars in thousands, except share data)
Net income	$7,267	$7,267	$6,667	$6,667	$6,726	$6,726
Dividends on unvested stock
awards	(56)	(56)	(76)	(76)	(99)	(99)
Income available to common
stock holders	$7,211	$7,211	$6,591	$6,591	$6,627	$6,627
Weighted average shares
outstanding	15,117,871	15,117,871	13,934,631	13,934,631	9,409,145	9,409,145
Effect of dilutive securities
Common stock equivalents	—	226,283	—	338,155	—	304,147
Unvested stock awards	—	6,705	—	18,915	—	144,752
Adjusted weighted average
shares used in earnings per
share calculation	15,117,871	15,350,859	13,934,631	14,291,701	9,409,145	9,858,044
Earnings per share	$0.48	$0.47	$0.47	$0.46	$0.70	$0.67

8. Investment Securities

     HTM and AFS investment securities at June 30, 2007 and 2006 consisted of the following:

	June 30, 2007
	Amortized	Unrealized	Unrealized	Estimated
	cost	gains	losses	fair value
	(Dollars in thousands)
Held to maturity:
Mortgage-backed securities:
FNMA	$16,253	$ 4	$(414)	$15,843
FHLMC	11,839	—	(455)	11,384
CMOs	60,271	—	(1,010)	59,261
Total held to maturity	88,363	4	(1,879)	86,488
Available for sale:
US government agency securities	35,285	—	(1,077)	34,208
Municipal bonds	30,585	55	(635)	30,005
Mortgage-backed securities:
FNMA	38,007	5	(1,050)	36,962
FHLMC	35,833	2	(1,028)	34,807
GNMA	—	—	—	—
CMOs	22,080	20	(331)	21,769
Corporate debt securities	19,978	73	(625)	19,426
Equities	11,464	69	(371)	11,162
Total available for sale	193,232	224	(5,117)	188,339
Total securities	$281,595	$228	$(6,996)	$274,827

	June 30, 2006
	Amortized	Unrealized	Unrealized	Estimated
	cost	gains	losses	fair value
	(Dollars in thousands)
Held to maturity:
Mortgage-backed securities:
FNMA	$18,639	$ —	$(779)	$17,860
FHLMC	14,567	—	(765)	13,802
CMOs	72,355	—	(1,930)	70,425
Total held to maturity	105,561	—	(3,474)	102,087
Available for sale:
US government agency securities	35,473	—	(1,176)	34,297
Municipal bonds	9,105	90	(68)	9,127
Mortgage-backed securities:
FNMA	52,181	13	(2,054)	50,140
FHLMC	47,153	6	(1,988)	45,171
GNMA	4,189	4	(35)	4,158
CMOs	29,059	—	(561)	28,498
Corporate debt securities	14,419	24	(235)	14,208
Equities	11,642	69	(385)	11,326
Total available for sale	203,221	206	(6,502)	196,925
Total securities	$308,782	$206	$(9,976)	$299,012

     Proceeds from the sales of securities available for sale for the years ended June 30, 2007, 2006, and 2005 were $47.8 million, $103.3 million, and $51.3 million, respectively. Gross gains of $279 thousand, $533 thousand, and $415 thousand were realized in fiscal 2007, 2006, and 2005, respectively. There were gross losses of $51 thousand, $1.5 million, and $342 thousand for fiscal 2007, 2006 and 2005, respectively. Additionally, there were no recognized losses in fiscal 2007, 2006 or fiscal 2005 resulting from other than temporary declines in values of certain equity securities.

     As a result of the Company’s de-leveraging strategy implemented as a result of the Merger, $34.9 million in held-to-maturity (HTM) securities were liquidated. This was performed in accordance with the provisions of SFAS No. 115, which allows for a sale of HTM securities coincident with a merger to allow the Company to maintain its interest rate sensitivity immediately prior to the merger. The Company realized a net gain of approximately $181 thousand on the sale of the securities in fiscal year 2006. This gain is reflected in loss (gain) on sale of securities available for sale and trading on the consolidated statements of cash flow.

     At June 30, 2007, securities with a total carrying value of $23.7 million are held as collateral for the Company’s reverse repurchase arrangements. Accrued interest receivable on securities amounted to $1.5 million at June 30, 2007 and 2006.

     The amortized cost and estimated fair value of investment securities held to maturity, investment securities and available for sale at June 30, 2007, by contractual maturity, are shown below.

		After	After	After
		1 year	5 years	10 years or
		but less	but less	with
	1 Year	than 5	than 10	no stated
	or less	years	years	maturity	Total
	(Dollars in thousands)
US government agency securities	$—	$4,446	$9,752	$20,010	$34,208
Mortgage-backed securities and CMOs	6,392	81,913	23,742	67,979	180,026
Municipal bonds	1,645	576	3,476	24,308	30,005
Corporate bonds	—	—	1,193	18,233	19,426
Equity securities	—	—	—	11,162	11,162
Total securities at fair value	$8,037	$86,935	$38,163	$141,692	$274,827
Total securities at amortized Cost	$8,150	$88,778	$39,626	$145,041	$281,595

     The Company must maintain ownership of specified amounts of stock as a member of the FHLB. The Company’s ownership of FHLB stock was $11.4 million and $16.9 million as of June 30, 2007 and 2006, respectively.

     For mortgage-backed securities, expected maturities will differ from contractual maturities because borrowers may have the right to prepay the obligation. Of the Company’s $34.2 million of U.S. Government and Government agency securities at June 30, 2007, none are callable within one year.

     As described in note 13, certain investment securities available for sale are maintained to collateralize advances from the FHLB. Provided below is a summary of investment securities classified as held to maturity and available-for-sale which were in an unrealized loss position at June 30, 2007 and 2006. Approximately $3.4 million, or 66.0%, of the unrealized loss at June 30, 2007 was comprised of securities in a continuous loss position for twelve months or more, which included certain equity securities. This aggregate loss compares to an aggregate loss of $255 thousand, or 4.1%, at June 30, 2006.

	June 30, 2007
	Under One Year		One Year or More
		Gross		Gross
	Estimated	Unrealized	Estimated	Unrealized
	Fair Value	Losses	Fair Value	Losses
	(Dollars in thousands)
Held to maturity:
Mortgage-backed securities
FNMA	$—	$—	$15,007	$(414)
FHLMC	—	—	11,384	(455)
CMOs	—	—	59,261	(1,010)
Total held to maturity	—	—	85,652	(1,879)
Available for sale:
US government agency securities	18,625	(777)	15,583	(300)
Mortgage-backed securities
FNMA	1,077	(8)	35,105	(1,042)
FHLMC	—	—	34,053	(1,027)
CMOs	7,727	(83)	11,731	(249)
Corporate debt securities	8,257	(238)	3,036	(386)
Municipal bonds	15,795	(636)	—	—
Equity securities	—	—	10,511	(371)
Total available for sale	51,481	(1,742)	110,019	(3,375)
Total securities	$51,481	$(1,742)	$195,671	$(5,254)

	June 30, 2006
	Under One Year		One Year or More
		Gross		Gross
	Estimated	Unrealized	Estimated	Unrealized
	Fair Value	Losses	Fair Value	Losses
	(Dollars in thousands)
Held to maturity:
Mortgage-backed securities
FNMA	$17,860	$(779)	$—	$—
FHLMC	13,802	(765)	—	—
CMOs	70,425	(1,930)	—	—
Total held to maturity	102,087	(3,474)	—	—
Available for sale:
US government agency securities	34,297	(1,176)	—	—
Mortgage-backed securities
FNMA	49,317	(2,054)	—	—
FHLMC	43,962	(1,988)	—	—
GNMA	4,158	(35)	—	—
CMOs	28,480	(561)	—	—
Corporate debt securities	7,916	(235)	—	—
Municipal bonds	5,656	(68)	—	—
Equity securities	2,320	(130)	8,304	(255)
Total available for sale	176,106	(6,247)	8,304	(255)
Total securities	278,193	$(9,721)	$8,304	$(255)

     Approximately $10.0 million of the investment in equity securities is an investment in mutual funds, which are comprised of adjustable rate mortgage securities and thus the fair values are directly correlated to movements in interest rates. Additionally, the Company has both the ability and the intent to hold fixed income securities until such time as the value recovers or the security matures and for the equity securities, management believes that the unrealized losses are temporary and overall not significant to the value of equity securities.

     Management does not believe any individual unrealized loss as of June 30, 2007 represents an other-than-temporary impairment. The temporary impairment is directly related to changes in market interest rates and/or rating downgrades. In general, as interest rates rise, the fair value of fixed-rate securities will decrease and, as interest rates fall, the fair value of fixed-rate securities will increase. The severity of the impairment as a percent of the total investment position is nominal and the duration of the impairment to date is short. The impairments are deemed temporary based on the direct relationship of the decline in fair value to movements in interest rates, as well as the relatively short duration of the investments and their high credit quality. In evaluating the securities portfolio for impairment, the Company has considered analyst reports and sector credit ratings. None of the bonds in the Company’s securities portfolio are below investment grade. Additionally, the Company has the ability and intent to hold these securities until such time as the value recovers or the securities mature.

9. Loans

     Loans receivable as of June 30, 2007 and 2006 consisted of the following (as restated):

	June 30, 2007	June 30, 2006
	(Dollars in thousands)
Mortgage loans:
Single-family	$273,247	$298,509
Multi-family & commercial real estate	316,099	325,987
Construction	93,180	112,774
Home equity	272,295	259,119
Total mortgage loans	954,821	996,389
Consumer loans	3,917	4,304
Commercial business loans	88,274	80,815
Total loans receivable	1,047,012	1,081,508
Allowance for loan losses	(12,210)	(16,737)
Deferred loan costs (fees), net	491	(1,170)
Loans receivable, net	$1,035,293	$1,063,601

     Included in loans receivable are loans on non-accrual status in the amounts of $3.9 million, $15.5 million and $666 thousand at June 30, 2007, 2006 and 2005, respectively. Interest income that would have been recognized on such non-accrual loans during the years ended June 30, 2007, 2006 and 2005, had they been current in accordance with their original terms, was $224 thousand, $1.4 million, and $34 thousand, respectively. There were no loans that were 90 days or more delinquent for which the Company continued to accrue interest at June 30, 2007.

     As of June 30, 2007, 2006 and 2005, the Company had impaired loans with a total recorded investment of $1.4 million, $12.8 million, and $121 thousand, respectively. Average impaired loans were $7.0 million, $5.0 million and $414 thousand for the years ended June 30, 2007, 2006 and 2005, respectively. Cash of $116 thousand, $281 thousand and $77 thousand was collected on these impaired loans during the years ended June 30, 2007, 2006 and 2005, respectively. Interest income of $0, $196 thousand, and $0 was recognized on such loans during the years ended June 20, 2007, 2006 and 2005, respectively. As of June 30, 2007, 2006 and 2005, there were no recorded investments in impaired loans for which there was a related specific allowance for credit losses.

     The following is a summary of the activity in the allowance for loan losses for the years ended June 30, 2007, 2006 and 2005:

	For the year ended June 30,
	2007	2006	2005
	(Dollars in thousands)
Balance, beginning of the period	$16,737	$ 6,113	$5,220
Plus: Provisions for loan losses	653	3,380	1,232
Less charge-offs for:
Mortgage loans	(76)	(24)	(7)
Consumer loans	(277)	(237)	(22)
Commercial real estate loans	(1,848)	—	—
Commercial business loans	(3,185)	(47)	(316)
Total Charge-offs	(5,386)	(308)	(345)
Plus: Recoveries	206	615	6
Allowance acquired in the Merger	—	6,937	—
Balance, end of the period	$12,210	$16,737	$6,113

10. Goodwill and Other Intangible Assets (as restated)

     The Company recorded goodwill of $1.0 million during 2007 relating to the acquisition of BeneServ and $93.7 million in 2006 that resulted from the Merger. The remaining goodwill balance, which approximates $836 thousand at June 30, 2007, relates to a branch acquisition in 1994. The net other intangible balance of $14.3 million at June 30, 2007 primarily resulted from the Merger as well as the customer intangible from the acquisition of BeneServ. The amortization expense of the other intangible assets for the fiscal year ended June 30, 2007 was $2.1 million.

     The estimated aggregate amortization expense related to other intangibles for each of the five succeeding calendar years is:

Year ending	(Dollars in thousands)
June 30, 2008	$2,063
June 30, 2009	1,917
June 30, 2010	1,771
June 30, 2011	1,625
June 30, 2012	1,480
$8,856

     As discussed in Note 26 to the Consolidated Financial Statements, the Company incurred an impairment charge to goodwill for the quarter ended December 31, 2007 in the amount of $40.0 million.

11. Property and Equipment (as restated)

     Property and equipment by major classification are summarized as follows:

		For the year ended
		June 30,
	Depreciable life	2007	2006
	(Dollars in thousands)
Land		$1,129	$1,129
Buildings	15 to 40 years	6,849	5,710
Furniture, fixtures and equipment	3 to 7 years	10,806	6,572
Total		18,784	13,411
Accumulated depreciation		(7,477)	(3,424)
Property and equipment, net		$11,307	$9,987

     Depreciation expense for the years ended June 30, 2007, 2006 and 2005 amounted to $2.6 million, $1.8 million, and $955 thousand, respectively.

     In February 2006, the Bank completed a sale-leaseback of eight of its branch offices resulting in the receipt of approximately $11.1 million in cash and an excess over book value of approximately $722 thousand. The premium attributed to the former First Financial branches of $194 thousand reduced goodwill while the balance of such premium of $528 thousand is deferred and amortized as a reduction of rent expense over the term of the leases.

12. Deposits (as restated)

     Deposit balances by type consisted of the following at June 30, 2007, and 2006 (as restated):

	June 30, 2007		June 30, 2006
		Percent of		Percent of
	Amount	total	Amount	total
	(Dollars in thousands)
Savings accounts (passbooks, statements, clubs)	$87,565	8.0%	$101,119	9.9%
Money market accounts	403,487	36.9	338,451	33.3
Certificates of deposit less than $100,000	239,967	22.0	238,603	23.5
Certificates of deposit greater or equal to $100,000	94,705	8.7	63,024	6.2
Interest-bearing checking accounts	125,905	11.5	152,056	15.0
Non-interest-bearing checking accounts	141,101	12.9	123,247	12.1
Total	$1,092,730	100.0%	$1,016,500	100.0%

     While certificates of deposit are frequently renewed at maturity rather than paid out, a summary of certificates of deposit by contractual maturity and rate at June 30, 2007 is as follows:

	Amounts maturing in
		Over	Over	Over
		six months	one year	two years
	Six months	through	through	through	Over
Interest rates:	or less	one year	two years	three years	three years
	(Dollars in thousands)
0.00% to 2.99%	$ 10,405	$3,920	$2,592	$567	$1,063
3.00% to 3.99%	8,711	3,805	2,020	1,275	985
4.00% to 4.99%	97,353	55,253	23,587	16,026	4,486
5.00% to 5.99%	51,140	41,575	4,976	2,932	1,176
6.00% and over	204	15	41	303	262
Total	$ 167,813	$104,568	$33,216	$21,103	$7,972

     As of June 30, 2007 certificates of deposit contractual maturities are:

Year ending	(Dollars in thousands)
June 30, 2008	$272,382
June 30, 2009	33,215
June 30, 2010	21,104
June 30, 2011	3,246
June 30, 2012	3,177
Thereafter	1,548
$334,672

     Interest expense on deposits for the years ended June 30, 2007, 2006 and 2005 consisted of the following:

	For the year ended June 30,
	2007	2006	2005
	(Dollars in thousands)
Savings accounts	$15,460	$ 6,808	$ 411
Checking accounts	349	1,962	2,687
Certificates of deposit	12,889	9,706	6,833
Total	$28,698	$18,476	$9,931

13. Federal Home Loan Bank Advances (as restated)

     Under terms of its collateral agreement with the FHLB, the Company maintains otherwise unencumbered qualifying assets (principally qualifying 1-4 family residential mortgage loans and U.S. government agency, and mortgage-backed securities) in the amount of at least as much as its advances from the FHLB. The Company’s FHLB stock is also pledged to secure these advances.

     At June 30, 2007, the Company’s FHLB advances have contractual maturities as follows (as restated):

	Amount	Weighted
	outstanding	average rate
	(dollars in thousands)
Due by:
June 30, 2008	$17,677	3.8%
June 30, 2009	24,443	3.7
June 30, 2010	10,273	4.7
June 30, 2011	22,675	5.4
June 30, 2012	29,053	4.5
Thereafter	85,643	4.0
Total	$189,764	4.2%

     At June 30, 2007, $152.5 million of the above advances were callable at the direction of the FHLB within certain parameters, of which $107.5 million could be called within one year. Included in the $152.5 million are $47.5 million in advances which could only be called if an index reaches a certain strike rate. At June 30, 2007, these advances were between approximately 2.13 % and 4.25% from the strike rate.

14. Trust Preferred Securities and Other Borrowings

     Effective with the acquisition of Chester Valley, the Company assumed the liability for $10.5 million of Junior Subordinated Debentures to the Chester Valley Statutory Trust, a Pennsylvania Business Trust, in which the Company owned all of the common equity as a result of the acquisition of Chester Valley. The Trust issued $10.0 million of Trust Preferred Securities to investors, which were secured by the Junior Subordinated Debentures and the guarantee of the Company. These Trust Preferred Securities were redeemed by the Company on March 26, 2007 in accordance with the Trust Agreement.

     On March 31, 2006, the Company issued $25.8 million of Junior Subordinated Debentures to Willow Grove Statutory Trust I, a Connecticut Statutory Trust, in which the Company owns all of the common equity. The Trust then issued $25.0 million of Trust Preferred Securities, which pay interest quarterly at three-month Libor plus 1.31% to investors, which are secured by the Junior Subordinated Debentures and the guarantee of the Company. The Junior Subordinated Debentures are treated as debt of the Company but qualify as Tier I capital of the Bank to the extent of the amount of the proceeds, which are invested in the Bank. The Trust Preferred Securities are callable by the Company on or after September 30, 2011. The Trust Preferred Securities must be redeemed by the Company upon their maturity in the year 2036.

     The Bank utilizes outside borrowings to supplement its funding needs. At June 30, 2007, the Bank had $20.0 million outstanding in repurchase agreements with a weighted average interest rate of 4.50%. The underlying securities collateralizing these repurchase agreements had a market value of $23.7 million at June 30, 2007.

15. Income Taxes (as restated)

     Income tax expense for the years ended June 30, 2007, 2006 and 2005 consisted of the following:

		Current	Deferred	Total
		(Dollars in thousands)
For the year ended June 30, 2007	Federal	$1,150	$1,718	$2,868
	State	18	—	18
	Total	$1,168	$1,718	$2,886
For the year ended June 30, 2006	Federal	$697	$2,289	$2,986
	State	24	—	24
	Total	$721	$2,289	$3,010
For the year ended June 30, 2005	Federal	$3,050	$ 2	$3,052
	State	—	—	—
	Total	$3,050	$ 2	$3,052

     The expense (benefit) for income taxes differed from that computed at the statutory federal corporate rate for the years ended June 30, 2007, 2006 and 2005 as follows:

	For the year ended June 30,
	2007		2006		2005
		Percent of		Percent of		Percent of
	Amount	pretax income	Amount	pretax income	Amount	income
	(Dollars in thousands)
At statutory rate	$3,554	35.0%	$3,387	35.0%	$3,324	34.0%
State tax, net of federal tax benefit	12	0.1	15	0.2	—	—
Low income housing credits	(162)	(1.6)	(154)	(1.6)	(29)	(0.3)
Tax-exempt interest	(601)	(5.9)	(269)	(2.8)	(280)	(2.9)
Meals and entertainment	11	0.1	6	0.1	6	0.1
BOLI	(152)	(1.5)	(130)	(1.3)	(65)	(0.7)
Dividends on ESOP shares	(93)	(0.9)	(106)	(1.1)	(108)	(1.1)
ESOP compensation expense	138	1.4	174	1.8	196	2.0
Stock based compensation	16	0.1	107	1.1	—	—
Change in statutory federal tax rate	—	—	(93)	(1.0)	—	—
Other	163	1.6	73	0.7	8	0.1
Income tax expense	$2,886	28.4%	$3,010	31.1%	$3,052	31.2%

     Significant deferred tax assets and liabilities included in other assets and liabilities of the Company as of June 30, 2007 and 2006 are as follows:

	June 30
	2007	2006
	(Dollars in thousands)
Deferred loan fees	$84	$115
Retirement plan reserves	488	586
Employee benefits	234	222
Uncollected interest	78	274
Book bad debt reserves	4,274	6,024
Unrealized loss on available for sale securities	1,712	1,966
Investment impairment reserves	1,360	1,504
Loan discounts	66	325
Sale/Leaseback	159	167
Purchase accounting fair value adjustments	88	292
Fixed asset write-downs	—	326
Investment in joint venture	236	188
Net operating loss carryover	—	196
Low income housing credit carryover	686	289
AMT credit carryover	691	272
Other, net	222	207
Gross deferred tax assets	10,378	12,953
Intangible asset amortization	(3,022)	(3,534)
Depreciation	(372)	(411)
Other	(99)	(151)
Gross deferred tax liabilities	(3,493)	(4,096)
Net tax deferred asset	$6,885	$8,857

     The realizability of deferred tax assets is dependent upon a variety of factors, including the generation of future taxable income, the existence of taxes paid and recoverable, the reversal of deferred tax liabilities and tax planning strategies. Based upon these and other factors, management believes it is more likely than not that the Company will realize the benefits of these deferred tax assets.

     At June 30, 2007, the Company had $686 thousand in low income housing tax credit carry-forwards. These carry-forwards expire after June 30, 2026 if not utilized. In addition, the Company has $691 thousand of alternative minimum tax credit carry-forwards that have an indefinite life.

     The Small Business Job Protection Act of 1996 (the “1996 Act”) eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995. Prior to the 1996 Act, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income if the Bank failed to meet certain thrift asset and definitional tests. New federal legislation eliminated these thrift related recapture rules. However, under current law, pre-1988 reserves remain subject to recapture should the Bank make certain non-dividend distributions or ceases to maintain a bank charter.

     At June 30, 2007, the Bank’s total federal pre-1988 tax bad debt reserve was approximately $8.9 million. The reserve reflects the cumulative effects of federal tax deductions for which no federal income tax provisions have been made.

16. Benefit Plans (as restated)

401(k) Plan

     The Bank’s benefit plans cover all eligible employees and permits them to make certain contributions to their 401(k) accounts in the plan on a pretax basis. Effective January 1, 2006, employees are permitted to contribute up to 25% of their salary to this plan. The Company matches every dollar contributed up to 4% of salary, plus 50% of the amount of an employees’ salary reductions in excess of 4% of salary, but not in excess of 6% of salary. The expense related to the 401(k) portion of this plan was $628 thousand, $255 thousand, and $70 thousand for the years ended June 30, 2007, 2006 and 2005, respectively.

Employee Stock Ownership Plan

     On December 23, 1998, the Company adopted an Employee Stock Ownership Plan (“ESOP”). The ESOP borrowed $1.8 million from the Company and used the funds to purchase 429,207 shares (179,270 shares pre-exchange) of the Company’s common stock. The loan has an interest rate of 7.75% and has an amortization schedule of 15 years. In April 2002, an additional ESOP loan was made of $5.1 million to purchase an additional 538,787 shares of the Company’s common stock issued in its “second step” reorganization. This loan has an interest rate of 4.75% and an amortization schedule of 15 years. Shares purchased are held in a suspense account for allocation among the participants as the loans are repaid. Effective January 31, 2000, the Company merged the 401(k) Plan and ESOP. Contributions to the ESOP portion of the 401(k)/ESOP and shares released from the loan collateral will be in an amount proportional to repayment of the original ESOP loans. Shares are allocated to participants based on compensation as described in the 401(k)/ESOP Plan Documents, in the year of allocation. At June 30, 2007, there were 431,791 ESOP shares allocated to participants, representing a fair value of $2.8 million, in addition, there were 32,267 shares committed to be released. The Company recorded compensation expense of $890 thousand, $955 thousand and $1.0 million for the ESOP for the years ended June 30, 2007, 2006 and 2005, respectively.

Supplemental Retirement Plans

     Effective June 30, 1998, the Company adopted non-qualified supplemental retirement plans for the Company’s Board of Directors (the “Directors’ Plan”) and for the Company’s former president (the “President’s Plan”). The Directors’ Plan provided for fixed annual payments to qualified directors for a period of ten years from retirement. Benefits to be paid accrued at the rate of 20% per year on completion of six full years of service, with full benefit accrual at ten years of service. At the time these plans were adopted credit was given for past service. The President’s Plan provides for payments for a period of ten years beginning at retirement based on a percentage of annual compensation not to exceed an established cap. Full benefits become accrued at age 68 with partial vesting prior thereto. Both plans provide for full payments in the event of a change in control of the Company. The Directors’ Plan and President’s Plan are intended to be, and are, unfunded. The accrued liability of the Directors’ Plan and the President’s Plan were $801 thousand and $648 thousand and $965 thousand and $710 thousand at June 30, 2007 and 2006, respectively.

     In November 2005, the Company terminated its Directors Retirement Plan and the Directors Incentive Compensation Plan, at which time the directors became fully vested in their accrued benefit as of October 31, 2005, under the Directors Retirement Plan. The Company’s former President has retired and is fully vested in the President’s Plan.

17. Commitments and Contingencies

     At June 30, 2007 and 2006, the Company was committed to fund loans as follows:

	June 30
	2007	2006
	(Dollars in thousands)
Loans with fixed interest rates	$21,316	$5,923
Loans with variable interest rates	6,041	8,824
Total Commitments to fund loans	$27,357	$14,747

Financial Instruments With Off-Balance Sheet Risk

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The Company’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments (see Note 5 above). At June 30, 2007 and June 30, 2006, respectively, the Company was committed to the funding of first mortgage loans of $15.3 million and $9.9 million, respectively, construction loans of $48.7 million and $61.6 million, respectively, commercial real estate loans of $1.8 million and $5.7 million, respectively, lines of credit of $164.8 million and $146.0 million, respectively, and standby letters of credit of $16.8 million and $9.0 million, respectively.

Guarantees

     In the normal course of business, the Company sells loans in the secondary market. As is customary in such sales, the Company provides indemnification to the buyer under certain circumstances. This indemnification may include the obligation to repurchase loans by the Company, under certain circumstances. In most cases repurchases and losses are rare, and no provision is made for losses at the time of sale. When repurchases and losses are probable and reasonably estimable, a provision is made in the financial statements for such estimated losses.

     On May 12, 2003, the Company entered into a sales and servicing master agreement with the Federal Home Loan Bank of Pittsburgh (“FHLB”). The agreement allows the Company to sell loans to the FHLB while retaining servicing and providing for a credit enhancement. Under the terms of the agreement, the Company receives a ten basis point annual fee in exchange for assuming the credit risk on losses in excess of its contractual obligation up to a maximum of $605 thousand. The Company has sold $16.6 million in loans under this agreement and had a maximum credit risk exposure of $461 thousand at June 30, 2007. The fair value of these guarantees was determined to be $0 at June 30, 2007.

Concentration of Credit Risk

     The Company offers residential and construction real estate loans as well as commercial and consumer loans. The Company’s lending activities are concentrated in Pennsylvania. The largest concentration of the Company’s loan portfolio is located in eastern Pennsylvania. The ability of the Company’s borrowers to repay amounts owed is dependent on several factors, including the economic conditions in the borrower’s geographic region and the borrower’s financial condition.

Legal Proceedings

     As previously described in the company’s prospectus/joint proxy statement dated April 27, 2005 and included in its registration statement on Form S-4 (file No. 333-123622) filed in connection with the Merger, FFB previously received a subpoena from the Regional Municipal Securities Counsel in the Philadelphia Office of the Securities and Exchange Commission (the “SEC”). The subpoena arose out of a non-public SEC investigation titled “Hummelstown General Authority,” which Authority issued non-rated revenue bonds now in default, underwritten by the firm of a former director of Chester Valley and FFB. The SEC subpoena requested the production of certain documents concerning FFB’s involvement with non-rated municipal securities, including those issued to finance the Whitetail Golf Course by the Dauphin County General Authority and the Hummelstown General Authority, through the former director’s firm, and related matters. FFB previously produced documents to the SEC and certain officers of FFB provided testimony to the SEC in response to the SEC’s voluntary request for assistance in this matter. On August 3, 2006, the SEC filed a complaint in federal court against the former director, his wife, and the former director’s firm. The Bank is not named as a defendant in the complaint filed by the SEC.

     FFB is a party to three civil actions relating to some of the revenue bonds which are the subject of the SEC investigation described above. On August 30, 2005, a writ of summons was filed by the Boyertown Area School District (“Boyertown”) in the Court of Common Pleas, Montgomery County, Pennsylvania commencing a civil action against, inter alia, FFB. Boyertown Area School District v. First Financial Bank et. al., No. 0521799.

A complaint was filed on November 9, 2005, asserting the following claims against FFB: Breach of Trust Indenture and Fiduciary Duties (Count 1), Breach of Fiduciary Duties (Count 2), Civil Conspiracy (Count 3), and Concerted Action (Count 4). On September 19, 2005, Red Lion Area School District (“Red Lion”) filed a complaint in the Court of Common Pleas, York County, Pennsylvania, against inter alia, FFB. Red Lion Area School District v. Bradbury et. al., No. 2005-SU-1656-Y01; No. 2005-SU-2544-Y01. This case has been transferred to the Court of Common Pleas of Montgomery County, Pennsylvania, and an amended complaint was filed on October 18, 2006. The amended complaint asserts the following claims against FFB: Declaratory Judgment (Count 15), Breach of Trust Indenture (Count 16), Civil Conspiracy (Count 17), Civil Conspiracy—Alternative Legal Basis (Count 18), Breach of Common Law Duties as Trustee (Count 19), Tortious Action in Concert/Aiding and Abetting Fraud (Count 20), Breach of Trust Indenture (Count 21), Breach of Fiduciary Duties (Count 22), Vicarious Liability and Respondeat Superior (Count 23), Unjust Enrichment (Count 24), and Unjust Enrichment (Count 25). On March 16, 2006, Perkiomen Valley School District (“Perkiomen”) filed a complaint in the Court of Common Pleas, Montgomery County, Pennsylvania, against, inter alia, FFB Perkiomen Valley School District v. First Financial Bank et.al., No. 06-06533. The complaint asserts the following claims against FFB: Breach of Trust Indenture (Count 1), Breach of Fiduciary Duties (Count 2), Vicarious Liability and Respondeat Superior (Count 3), Civil Conspiracy (Count 4), and Concert of Action (Count 5). The actions have been consolidated for discovery and case management purposes, but not for trial. The Bank’s answers were provided on September 6, 2007, with respect to the Red Lion matter, and September 10, 2007, with respect to the Boyertown and Perkiomen matters. Discovery is in its initial stages. The Company believes the above noted lawsuits are without merit and intends to vigorously defend itself in the suits.

     On June 16, 2007, Cincinnati Insurance Company (“Cincinnati”) commenced a declaratory judgment action in federal court against the Bank, Red Lion, Boyertown, and Perkiomen seeking a declaration that Cincinnati is not obligated to provide insurance coverage to the Bank in connection with the SEC subpoena and the litigation brought by Red Lion, Boyertown, and Perkiomen: Cincinnati Insurance Company v. First Financial Bank et al., 07-02389 (E.D. Pa.). The Bank’s answer was provided on September 20, 2007.

     In the normal course of business, the Company is involved in various legal proceedings. Management of the Company, based on discussions with legal counsel, believes that such proceedings will not have a material adverse effect on the financial condition or operations of the Company. There can be no assurance that any of the outstanding legal proceedings to which the Company is a party will not be decided adversely to the Company’s interests and have a material adverse effect on the financial condition and operations of the Company.

Other Commitments

     In connection with the operation of 29 of its banking offices and an operations center, the Company leases certain office space. The leases are classified as operating leases, with rent expense of $2.9 million, $2.0 million, and $837 thousand for the years ended June 30, 2007, 2006 and 2005, respectively. Minimum payments over the remainder of the leases are summarized as follows:

Minimum lease
payments
(Dollars in thousands)
Year ended:
June 30, 2008	$2,791
June 30, 2009	2,644
June 30, 2010	2,282
June 30, 2011	2,145
June 30, 2012	1,914
Thereafter	17,394
Total	$29,170

18. Accounting for Derivative Instruments and Hedging (as restated)

     The Company may from time to time utilize derivative instruments such as interest rate swaps, interest rate collars, interest rate floors, interest rate swap options or combinations thereof to assist in its asset/liability management. In accordance with SFAS No. 133, “Accounting for Derivative Instruments,” the Company documents its hedge relationships, including identification of the hedging instruments and the hedged items, as well as its risk management objectives and strategies for undertaking the hedge. The Company also assesses, both at inception and at least quarterly thereafter, whether the derivative instruments that are used in hedging transactions are highly effective in offsetting the changes in either the fair value or cash flows of the hedged item. For fair value hedges, both the effective and ineffective portions of the changes in the fair value of the derivative, along with the gain or loss on the hedged item that is attributable to the hedged risk, are recorded in the statement of operations within interest income or interest expense. For cash flow hedges, the effective portion of the change in the fair value of the derivative is recorded in accumulated other comprehensive income. When the hedged item impacts the statement of operations, the gain or loss included in accumulated other comprehensive income is reported on the same line in the statement of operations as the hedged item. In addition, the ineffective portion of the changes in the fair value of derivatives used as cash flow hedges is reported in the statement of operations.

     As part of the Merger, the Company assumed the responsibility for a $20 million notional interest rate swap whereby the Company paid a variable rate and received a fixed rate. The interest rate swap had been used to hedge certain Federal Home Loan Bank borrowings of the former Chester Valley. On the date of the Merger, the interest rate swap and the hedged borrowings were marked to fair value in purchase accounting. In September 2005, the hedged borrowings were repaid and $10 million notional amount of the interest rate swap was unwound with the counter-party. After performing the appropriate documentation of the derivative instrument, the Company designated the remaining $10 million notional amount interest rate swap as a fair value hedge of certain existing borrowings of Willow Financial Bank. The swap had the effect of converting a fixed rate borrowing to an adjustable rate borrowing. During the quarter ended December 31, 2005, the derivative instrument ceased to be a highly effective hedge; therefore, the Company discontinued hedge accounting resulting in a pre-tax charge of $47 thousand. The interest rate swap was unwound in February 2006 without resulting in any additional impact to the statement of operations. The basis adjustment that was previously recorded on the hedged borrowing that is recorded in the statement of financial condition is amortized as an increase in interest expense over the remaining life of the borrowing using the interest method.

     Additionally, in August 2003, Chester Valley purchased a $30.0 million notional amount 3.50% six-month LIBOR interest rate cap while simultaneously selling a $30.0 million notional amount 6.00% six-month LIBOR interest rate cap (“Interest Rate Corridor”) which was to expire in August 2008. Chester Valley paid a net premium, which entitled it to receive the difference between six-month LIBOR from 3.50% up to 6.00% applied to the $30.0 million notional amount. Upon consummation of the Merger, the Company assumed the Interest Rate Corridor and designated it to hedge certain borrowings of Willow Financial Bank, which were variable in nature and indexed to six-month LIBOR. The Interest Rate Corridor was being used to hedge the cash flows of this borrowing. Prior to October 23, 2006, the Interest Rate Corridor reduced the negative impact on earnings of the borrowings in a rising interest rate environment. The fair market value of the Interest Rate Corridor had two components: the intrinsic value and the time value of the option. The Interest Rate Corridor was marked-to-market quarterly, with changes in the intrinsic value of the Interest Rate Corridor, net of tax, included as a separate component of other comprehensive income, and the change in the time value of the option included directly as interest expense as required under SFAS 133. In addition, the ineffective portion, if any, would have been expensed in the period in which ineffectiveness was determined.

     On October 23, 2006, the Company unwound the Interest Rate Corridor and recognized a gain of $804 thousand in the statement of operations upon repayment of the $30 million FHLB advance.

     At June 30, 2007, the Company had five interest rate swap arrangements used to hedge specific loans originated by the Bank for which the transactions were economically beneficial to the Bank in passing along the interest rate risk to the borrower. The swaps effectively convert the rates from a floating rate based on LIBOR to a fixed rate throughout the life of the underlying loans. At June 30, 2007, the total outstanding notional amount on these swaps was $9.3 million. The weighted average floating and fixed rates on these transactions were 4.6% and 5.3%, respectively at June 30, 2007. The Company lacked sufficient documentation for these transactions to receive hedge accounting treatment. As such, the Bank has recorded a net receivable of $196 thousand and $480 thousand, respectively, at June 30, 2007 and 2006. The change in the fair value of the interest rate swaps is included as a component of other income on the consolidated statements of income.

19. Regulatory Matters

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     At June 30, 2007, the Bank had regulatory capital, which was well in excess of regulatory limits set by the Office of Thrift Supervision. The current requirements and the Bank’s actual capital levels are detailed below (as restated):

					Required to Be Well
					Capitalized Under
			Required for Capital 1		Prompt Corrective
	Actual Capital		Adequacy Purposes		Action Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of June 30, 2007
Tangible capital (to tangible assets)	$117,703	8.2%	$21,580	1.5%	$28,773	2.0%
Core capital (to adjusted tangible assets)	117,703	8.2%	57,547	4.0%	71,933	5.0%
Tier I capital (to risk-weighted assets)	117,703	12.2%	N/A	N/A	57,682	6.0%
Risk-based capital (to risk-weighted assets)	127,983	13.3%	76,909	8.0%	96,136	10.0%
As of June 30, 2006
Tangible capital (to tangible assets)	$108,354	7.4%	$21,910	1.5%	$29,214	2.0%
Core capital (to adjusted tangible assets)	108,354	7.4%	58,428	4.0%	73,035	5.0%
Tier I capital (to risk-weighted assets)	108,354	11.3%	N/A	N/A	57,091	6.0%
Risk-based capital (to risk-weighted assets)	119,875	12.6%	76,121	8.0%	95,151	10.0%

     In its letter approving the merger of Willow Financial Bank and First Financial Bank, the Office of Thrift Supervision (“OTS”), as one of the conditions for approval, indicated that, for the periods ending December 31, 2005, 2006, and 2007, Willow Financial Bank must have tier one core capital ratios at least equal to 6.50%, 6.75%, and 7.25%, respectively, and total risk-based capital equal to 11.97%, 12.02% and 12.40%, respectively. Willow Financial Bank must also submit to the Office of Thrift Supervision, quarterly status reports detailing its compliance with the conditions on regulatory capital outlined in its approval letter. The Office of Thrift Supervision’s conditions for approval of the Bank Merger also indicated that, for the periods ending December 31, 2005, 2006, and 2007, Willow Financial Bancorp must have consolidated tangible capital ratios at least equal to 5.14%, 5.59% and 6.12%, respectively. The Bank and the Company currently exceed all of these requirements.

20. Fair Value of Financial Instruments

     The Company’s methods for determining the fair value of its financial instruments as well as significant assumptions and limitations are set forth below.

Limitations

     Estimates of fair value are made at a specific point in time, based upon, where available, relevant market prices and information about the financial instrument. Such estimates do not include any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. For a substantial portion of the Company’s financial instruments, no quoted market price exists. Therefore, estimates of fair value are necessarily based on a number of significant assumptions (many of which involve events outside the control of management). Such assumptions include assessments of current economic condition, perceived risks associated with these financial instruments and their counterparties, future expected loss experience, and other factors. Given the uncertainties surrounding these assumptions, the reported fair values represent estimates only and, therefore, cannot be compared to the historical accounting model. Use of different assumptions or methodologies is likely to result in significantly different fair value estimates.

     The estimated fair values presented neither include nor give effect to the values associated with the Company’s banking or other businesses, existing customer relationships, branch banking network, property, equipment, goodwill, or certain tax implications related to the realization of unrealized gains or losses. The fair value of non-interest-bearing demand deposits, savings and NOW accounts, and money market deposit accounts is equal to the carrying amount because these deposits have no stated maturity. This approach to estimating fair value excludes the significant benefit that results from the low-cost funding provided by such deposit liabilities, as compared to alternative sources of funding. As a consequence, this presentation may distort the actual fair value of a banking organization that is a going concern.

     The following methods and assumptions were used to estimate the fair value of each major classification of financial instruments at June 30, 2007 and 2006:

Cash and Cash Equivalents, Accrued Interest Receivable, Deposits with No Stated Maturities, Accrued Interest Payable, and Certificates of Deposit

     These financial instruments have carrying values that approximate fair value.

Securities Available for Sale, Trading and Held to Maturity

     Current quoted market prices were used to determine fair value.

Loans

     Fair values were estimated for portfolios of loans with similar financial characteristics. Loans were segregated by type and each loan category was further segmented by fixed and adjustable-rate interest terms. The estimated fair value of the segregated portfolios was calculated by discounting cash flows based on estimated maturity and prepayment speeds using estimated market discounted rates that reflected credit and interest risk inherent in the loans. The estimate of the maturities and prepayment speeds was based on the Company’s historical experience. Cash flows were discounted using market rates adjusted for portfolio differences.

Loans Available for Sale

     The fair value of mortgage loans originated and intended for sale in the secondary market is based on contractual cash flows using current market rates, calculated on an aggregate basis.

FHLB Advances

     Fair value was estimated using discounted cash flow analysis based on the Company’s current incremental borrowing rate for similar types of borrowing arrangements.

Trust Preferred Securities

     Fair value was determined using discounted cash flow analysis based on changes in the market rates since date of issuance.

Commitments to Extend Credit

     The majority of the Company’s commitments to extend credit carry current interest rates if converted to loans. Because commitments to extend credit are generally not assignable by the borrower, they only have value to the Company and the borrower. The estimated fair value approximates the recorded deferred fee amounts.

     The carrying amounts and estimated fair values of the Company’s financial instruments, including off-balance sheet financial instruments, at June 30, 2007 and 2006, are as follows (as restated):

	June 30, 2007		June 30, 2006
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(Dollars in thousands)
Assets:
Cash and cash equivalents	$60,277	$60,277	$30,955	$30,955
Trading securities	1,176	1,176	902	902
Securities available for sale	188,339	188,339	196,925	196,925
Securities held to maturity	88,363	86,488	105,561	102,087
Loans available for sale	8,075	8,075	2,635	2,635
Loans, net	1,035,293	1,020,289	1,063,601	1,056,425
Accrued interest receivable	6,654	6,654	6,647	6,647
Liabilities:
Deposits with no stated maturities	758,058	758,058	714,873	714,873
Certificates of deposit	334,672	315,561	301,627	297,959
FHLB Advances	189,764	183,429	282,555	275,970
Trust preferred securities	25,774	24,537	36,198	36,198
Accrued interest payable	2,303	2,303	2,285	2,285

21. Comprehensive Income (Loss)

     The tax effects allocated to each component of other comprehensive income (loss) are as follows:

	Year ended June 30, 2007
	Before tax	Tax	After tax
	amount	Effect	Amount
	(Dollars in thousands)
Other comprehensive income:
Unrealized holding gains during the period	$1,638	$(587)	$1,051
Reclassification adjustment for gains included in net income	(228)	80	(148)
Gain on termination of interest rate corridor	(804)	281	(523)
Net unrealized loss on cash flow hedge	(376)	133	(243)
Total other comprehensive income	$230	$(93)	$137

	Year ended June 30, 2006
	Before tax	Tax	After tax
	amount	Effect	Amount
	(Dollars in thousands)
Other comprehensive income:
Unrealized holding losses during the period	$(4,549)	$1,612	$(2,937)
Reclassification adjustment for losses included in net income	919	(322)	597
Net unrealized loss on cash flow hedge	579	(203)	376
Total other comprehensive loss	$(3,051)	$1,087	$(1964)

	Year ended June 30, 2005
	Before tax	Tax	After tax
	amount	Effect	Amount
	(Dollars in thousands)
Other comprehensive income:
Unrealized (losses) gains on securities available for sale:
Unrealized holding gains during the period	$1,749	$(688)	$1,061
Reclassification adjustment for gains included in net income	73	(24)	49
Total other comprehensive income	$1,822	$(712)	$1,110

22. Segment Information

     Under the definition of SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information,” the Company has two operating segments at June 30, 2007 and 2006; Willow Financial Bank and WIS. The Willow Financial Bank segment primarily provides loan and deposit services to commercial and retail customers through its network of 29 branch locations. The WIS segment, which was acquired on August 31, 2005 in connection with the Merger, operates a full service investment advisory and securities brokerage firm.

     Segment information for the twelve months ended June 30, 2007 and 2006 is as follows (as restated):

	Year ended June 30
	2007			2006
	Bank	WIS	Total	Bank	WIS	Total
	(Dollars in thousands)
Interest income	$86,050	$—	$86,050	$81,530	$—	$81,530
Interest expense	41,062	—	41,062	32,205	—	32,205
Net interest income	44,988	—	44,988	49,325	—	49,325
Non-interest income	9,958	2,309	12,267	6,025	2,089	8,114
Depreciation expense	2,598	—	2,598	1,837	—	1,837
Income tax expense	2,752	134	2,886	2,840	170	3,010
Total net income	6,988	279	7,267	6,352	315	6,667
Total assets	1,550,343	953	1,551,296	1,568,820	1,914	1,570,734

23. Parent Company Financial Information (Willow Financial Bancorp, Inc.)

Condensed Statements of Financial Condition

	At June 30, 2007	At June 30, 2006
	(As restated)	(As restated)
	(Dollars in thousands)
Assets:
Cash	$440	$3,883
Note receivable from subsidiary	4,770	5,182
Investment in subsidiaries	213,742	202,772
Investment securities
Trading	1,176	902
Available for sale (amortized cost of $789 and
$10,967 respectively)	827	10,881
Goodwill	6,526	6,526
Other assets	1,963	4,835
Total assets	$229,444	$234,981
Liabilities and stockholders’ equity:
Subordinated debentures	$25,744	$36,198
Other liabilities	4,267	159
Total liabilities	30,011	36,357
Total stockholders’ equity	199,433	198,624
Total liabilities and stockholders’ equity	$229,444	$234,981

Condensed Statements of Income

	For the year ended June 30,
	2007	2006
	(As restated)	(As restated)	2005
	(Dollars in thousands)
Interest income:
Interest and dividend income	$542	$401	$182
Total interest and dividend income	542	401	182
Non-interest income:
Realized gain (loss) on investments	49	51	(57)
Other income	2	48	—
Total non-interest income (loss)	51	99	(57)
Total income	593	500	125
Expense:
Professional fees	14	281	452
Stationery and printing	—	27	28
Consulting services	—	38	744
Interest expense on subordinated debentures	2,434	1,109	—
Investor relations	14	70	134
Other expense	600	425	208
Total expense	3,062	1,950	1,566
Loss before taxes	(2,469)	(1,450)	(1,441)
Income tax benefit	(129)	—	(491)
Loss before equity in income of subsidiary	(2,340)	(1,450)	(950)
Equity in income of subsidiary	9,607	8,117	7,676
Net income	$7,267	$6,667	$6,726

Condensed Statements of Cash Flows

	For the year ended June 30,
	2007	2006
	(As restated)	(As restated)	2005
	(Dollars in thousands)
Cash flow from operating activities:
Net income:	$7,267	$6,667	$6,726
Adjustments to reconcile net income to net cash provided by
operating activities:
Equity in undistributed income of subsidiary	(9,607)	(8,117)	(7,676)
Realized (gain) loss on investments	(49)	(51)	57
Increase in other assets	(2,872)	(2,644)	(1,353)
Purchase of trading account securities	(274)	(849)	(53)
Net tax payments received from subsidiary	8,438	—	—
Increase (decrease) in other liabilities	4,108	(191)	(60)
Net cash provided by (used in) operating activities	7,011	(5,185)	(2,359)
Cash flows from investing activities:
Purchase of securities available for sale	—	(10,054)	(5,036)
Proceeds from sales and calls of securities available for sale	10,054	4,476	—
Net (funding) repayment of notes receivable	(1,284)	1,367	13,655
Net cash used for acquisition	—	(35,032)	—
Net cash provided by (used in) investing activities	8,770	(39,243)	8,619
Cash flows from financing activities:
Capital contribution to subsidiaries	—	(15,000)	—
Dividends received from subsidiary	—	43,806	—
Proceeds from stock issuance	1,392	1,275	285
Proceeds from issuance of subordinated debentures	—	25,000	—
Repayment of trust preferred securities	(10,454)	—	—
Treasury stock purchases	(3,242)	(179)	(2,595)
Dividends paid	(6,920)	(6,718)	(4,196)
Net cash (used in) provided by financing activities	(19,224)	48,184	(6,506)
Net (decrease) increase in cash and cash equivalents	(3,443)	3,756	(246)
Cash and cash equivalents at beginning of period	3,883	127	373
Cash and cash equivalents at end of period	$440	$3,883	$127

24. Related Party Transactions

     The Bank routinely enters into transactions with its directors and officers. Such transactions are made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and do not, in the opinion of management, involve more than the normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties was $137 thousand and $283 thousand at June 30, 2007 and 2006, respectively, and all such loans were performing in accordance with their terms at such dates.

25. Dividend Policy

     The Company’s ability to pay dividends is dependent, in part, upon its ability to obtain dividends from the Bank. The future dividend policy of the Company is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, financial conditions, cash needs, and general business conditions. Holders of common stock will be entitled to receive dividends as and when declared by the Board of Directors of the Company out of funds legally available for that purpose. Such payment, however, will be subject to the regulatory restrictions set forth by the OTS. In addition, OTS regulations provides that, as a general rule, a financial institution may not make a capital distribution if it would be undercapitalized after making the capital distribution. During fiscal 2007, the Company paid cash dividends of $6.9 million, or $0.46 per share.

26. Subsequent Event – Goodwill Impairment

     The Company follows the provisions of SFAS No. 142, “Goodwill and Other Intangibles,” and performs an annual impairment test of goodwill. However, when circumstances indicate that an event has occurred during an interim period, the Company will perform an impairment test at that time. The Company has determined that such an event occurred during the quarter ended December 31, 2007.

     During this period, conditions in the housing market continued to deteriorate resulting in a tightening of available credit in the marketplace. Additionally, several companies that specialized in sub-prime lending declared bankruptcy. These market conditions and related concerns surrounding credit caused valuations for thrifts and other financial institutions to decrease significantly during this quarter. The market price of our stock declined from $12.11 on October 1, 2007 to $8.27 at December 31, 2007. Additionally, during this period, the Company was delinquent in the filing of its Form 10-Q for the quarter ended September 30, 2007 and received notice from NASDAQ of a potential de-listing of the stock on the NASDAQ Global Select Stock Market.

     As a result of the above conditions, the Company is in the process of completing an interim impairment test of Goodwill. The review encompasses a two-step process. The first step requires the Company to identify the reporting units and compare the fair value of each reporting unit, which we compute using earnings multiple approach and various transaction market approaches. The Company has two reporting units: a.) Banking operations and b.) Willow Investment Services, which includes BeneServ Corporate Benefit Services and Carnegie Wealth Management, and therefore valuations were done for each unit. The Company’s completion of Step 1 indicated that impairment may exist in the Banking unit and therefore the Company began the process of completing the second step. In the second step, the implied fair value of Goodwill is calculated as the excess of the fair value of the reporting unit over the fair values assigned to its’ assets and liabilities. In a Current Report on Form 8-K filed with the SEC on April 10, 2008, the management of the Company concluded that the Company would be required to record an impairment charge to the goodwill recorded as a result of its acquisition of Chester Valley Bancorp Inc. in August 2005. As a result of changes in market and economic conditions and other factors, the Company has recorded a goodwill impairment charge of $40.0 million in the consolidated statement of operations for the three-month period ended December 31, 2007. The Company does not believe that any material amount of the goodwill impairment charge will result in future cash expenditures and the charge will not impact the Company’s tangible capital.

Item 9A. CONTROLS AND PROCEDURES

     9Aa. Disclosure Controls and Procedures

     Disclosure controls and procedures (as defined in Rules 13a – 15(e) or 15d-15(e) under the Exchange Act) are designed to ensure that information required to be disclosed in our reports filed under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. This information is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosures. Our management, under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the period covered under this report. Based on the evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were not effective as of June 30, 2007 because of the material weaknesses discussed below.

     9Ab. Internal Control over Financial Reporting (as restated)

MANAGEMENT REPORT ON EFFECTIVENESS
OF INTERNAL CONTROL OVER FINANCIAL REPORTING (as restated)

     Management of the Company and the Bank is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined in the Exchange Act. Under the supervision and with the participation of management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO Framework).

     In connection with the completion of our testing of the internal controls and a review of our financial statements for the year ended June 30, 2007 under the COSO Framework, in our Form 10-K filed for the year ended June 30, 2007, management identified material weaknesses in our internal control over financial reporting as described below:

  inadequate review and analysis of financial statement account reconciliations related to the support for the manual posting of accounting entries and the clearing of reconciling items in a timely manner; and

  improper application of accounting resources to effectively evaluate the financial reporting impact of significant matters including, but not limited to, interest rate swap transactions.

     In connection with the restatement of the Company’s consolidated financial statements described in Note 2 to the consolidated financial statements, management has determined that an additional material weakness existed as of June 30, 2007 and should be disclosed. Accordingly, management has included the following additional material weakness:

  policies and procedures to ensure journal entries are accompanied by sufficient supporting documentation and are adequately reviewed and approved for validity, completeness and accuracy prior to being recorded were not operating as designed.

     As a result, certain controls and reconciliations associated with financial statement account balances were not performed on a timely basis, journal entries were recorded without sufficient supporting documentation, and review and approval procedures relative to the material weaknesses described above were not operating effectively. This resulted in errors that were material to interest income, interest expense, non-interest income, non-interest expense, additional paid-in capital and retained earnings, including the related income tax expense effect, in each of the annual and quarterly financial statements for fiscal years 2007 and 2006, which have been restated and corrected prior to issuance of the financial statements included herein.

     Based on our evaluation under the COSO Framework, management concluded that our internal control over financial reporting was not effective as of June 30, 2007.

     Our independent auditor, KPMG LLP, the independent registered public accounting firm that audited the financial statements included in this report on Form 10-K, has issued a report on of the Company’s internal control over financial reporting. Their report appears in Item 8.

     9Ac. Changes in Internal Control Over Financial Reporting

     No change in our internal control over financial reporting (as defined in Rules 13a-15(f) under the Exchange Act) occurred during the last fiscal quarter in the fiscal year ended June 30, 2007 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

     9Ad. Remediation of Material Weaknesses in Process

     In response to the material weaknesses noted above, the Company has commenced the following corrective actions to remediate the material weaknesses on an ongoing basis:

  The Company has conducted a thorough assessment of the design of the reconciliation process as it relates to the posting of manual journal entries. The Company has revised its reconciliation process to require that all significant manual journal entries contain the appropriate detailed support, and the processing of such entries be approved by the Chief Accounting Officer, Corporate Controller and/or the Chief Financial Officer. The approval of certain reconciliations in which the errors occurred will require the review and approval of the Chief Accounting Officer, Corporate Controller and/or Chief Financial Officer. Additionally, all reconciling items are required to be cleared within a 90-day period. The Company believes that, once fully implemented and tested, these procedures as well as certain other process enhancements will ensure accurate and timely completion of general ledger reconciliations with a level of precision to detect errors that, in the future, would be material to the Company’s financial statements if not so detected.

  Management has developed procedures that we believe, once fully implemented and tested, will ensure that significant accounting transactions are sufficiently researched and documented and appropriately recorded.

  The Company has hired a new Corporate Controller as well as additional qualified personnel within the accounting and finance departments. We will continue to review our staffing needs in the finance and accounting area to ensure adequate resources.

SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this amended report to be signed on its behalf by the undersigned, thereunto duly authorized.

WILLOW FINANCIAL BANCORP, INC.

Date: May 2, 2008	By:	/s/ DONNA M. COUGHEY
DONNA M. COUGHEY
President and Chief Executive Officer

Date: May 2, 2008	By:	/s/ JOSEPH T. CROWLEY
JOSEPH T. CROWLEY
Chief Financial Officer

INFORMATION FOR THE THREE AND NINE MONTH PERIOD ENDING MARCH 31, 2008

Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Three and Nine Month Period Ending March 31, 2008

     The following discussion is intended to assist in understanding the financial condition and the results of operations for Willow Financial and its subsidiary Willow Financial Bank, for the three and nine month periods ended March 31, 2008 and 2007. The information in this section should be read in conjunction with the financial statements and the accompanying notes for the respective periods included herein beginning on page ___ of this joint proxy statement/prospectus, as well as “Critical Accounting Policies” beginning on page ___ of this joint proxy statement/prospectus. This section contains certain forward-looking statements (as defined in the Securities Exchange Act of 1934 and the regulations thereunder) which are not historical facts or which indicate the intentions, plans, beliefs, expectations or opinions of Willow Financial’s management. Willow Financial urges you to read “A Warning about Forward-Looking Information,” beginning on page __ of this joint proxy statement/prospectus for a discussion of the risks related to placing undue reliance on such forward looking statements.

RESULTS OF OPERATIONS

General

     For the three-month period ended March 31, 2008, Willow Financial recorded a net loss of $1.7 million or $0.11 diluted loss per share as compared to net income of $1.5 million or $0.10 diluted earnings per share for the comparable quarter in the prior year. This decrease was primarily due to a $1.9 million increase in professional fees as a result of Willow Financial’s out of balance condition previously disclosed on page ___ of this joint proxy statement/prospectus as well as an additional provision for loan losses of $824 thousand. For the nine-month period ended March 31, 2008, the net loss was $40.1 million or $2.65 diluted loss per share as compared to $6.5 million or $0.42 diluted earnings per share for the comparable period in the prior year. The most significant cause for these declines was a goodwill impairment charge of $40.0 million recorded in the three-month period ended December 31, 2007. Willow Financial’s net interest margin on a tax-equivalent basis decreased 21 basis points to 3.02% for the three months ended March 31, 2008 from 3.23% for the three months ended March 31, 2007. The net interest margin on a tax-equivalent basis decreased 38 basis points to 2.96% for the nine months ended March 31, 2008 from 3.34% for the nine months ended March 31, 2007.

Goodwill Impairment

     Willow Financial follows the provisions of SFAS No. 142, “Goodwill and Other Intangibles,” and performs an annual impairment test of goodwill. However, when circumstances indicate that an event has occurred during an interim period, Willow Financial will perform an impairment test at that time. Willow Financial determined that such an event occurred during the quarter ended December 31, 2007. During this period, conditions in the housing market continued to deteriorate resulting in a tightening of available credit in the marketplace. Additionally, several companies that specialized in sub-prime lending declared bankruptcy. These market conditions and related concerns surrounding credit caused valuations for thrifts and other financial institutions to decrease significantly during this quarter. As a result of the above conditions, Willow Financial completed an interim impairment test of goodwill. The review encompasses a two-step process. The first step requires Willow Financial to identify the reporting units and compare the fair value of each reporting unit, which we compute using an earnings multiple approach and various transaction market approaches. Valuations were performed for each of Willow Financial’s three reporting units. Willow Financial’s completion of Step 1 indicated that impairment may exist in Willow Financial’s Banking unit and, therefore, Willow Financial completed the second step. In the second step, the implied fair value of goodwill is calculated as the excess of the fair value of the reporting unit over the fair values assigned to its’ assets and liabilities. As a result of this impairment test, Willow Financial recorded an impairment charge of $40.0 million related to its’ Banking unit for the quarter ended December 31, 2007. This impairment charge had no impact on Willow Financial’s or Willow Financial Bank’s tangible capital nor did it impact Willow Financial’s tangible book value per share. Additionally, this impairment charge did not result from a deterioration in Willow Financial’s core deposit intangible.

Net Interest Income

     Net interest income is determined primarily from the average interest rate spread (i.e. the difference between the average yields on interest-earning assets and the average rates paid on interest-costing liabilities) as well as the relative amounts of average interest-earning assets compared to interest-bearing liabilities. For the three months ended March 31, 2008 and 2007, our interest rate spread was 2.60% and 2.66%, respectively. For the nine months ended March 31, 2008 and 2007, our interest rate spread was 2.48% and 2.85%, respectively.

     Net interest income for the three-month periods ended March 31, 2008 and 2007 was $10.8 million and $10.7 million, respectively, an increase of approximately $36 thousand. This increase was due primarily to an increase in average interest earning assets of $103.9 million. This was partially offset by a decline in the yield on interest earning assets of 33 basis points from 6.30% to 5.97%. Additionally, the mix of interest earning assets changed as average loans increased $119.7 million while average investment securities declined by $15.9 million at March 31, 2008 compared to March 31, 2007. For the quarter ended March 31, 2008 compared to the similar period ended March 31, 2007, interest-bearing liabilities increased $128.2 million while the cost of these liabilities declined by 27 basis points from 3.64% to 3.37%. Net interest income for the nine-month periods ended March 31, 2008 and 2007 was $31.0 million and $34.1 million, respectively, a decrease of $3.0 million. Net interest income decreased during this period primarily as a result of a 24 basis point increase in the average cost of interest-bearing liabilities to 3.65% for the nine-month period ended March 31, 2008 as compared to 3.41% for the nine-month period ended March 31, 2007. Additionally, during this period, the yield on interest earning assets declined by 13 basis points to 6.13% at March 31, 2008 as compared to 6.26% at March 31, 2007. During the nine months ended March 31, 2008, pressures existed in the market place that maintained deposit rates at a high level. Additionally, Willow Financial increased its commercial loan portfolio, which tends to pay interest on a floating basis. With the declining interest rate market, Willow Financial’s commercial loan yields declined from the prior year.

     The following tables present the average daily balances for various categories of assets and liabilities, and income and expense related to those assets and liabilities for the three and nine-month periods ended March 31, 2008 and 2007. Loans receivable include non-accrual loans. To adjust nontaxable securities to a taxable equivalent, a 34.0% effective rate has been used for the three and nine-month periods ended March 31, 2008 and 2007. The adjustment of tax-exempt loans and securities to a tax equivalent yield in the table below may be considered to include non-GAAP financial information. Willow Financial’s management believes that it is a standard practice in the banking industry to present net interest margin, net interest spread and net interest income on a fully tax equivalent basis. Therefore, Willow Financial’s management believes, these measures provide useful information to investors by allowing them to make peer comparisons. A GAAP reconciliation also is included below.

	Three months Ended March 31,
	2008			2007
	Average		Yield/	Average		Yield/
(Dollars in Thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Single family residential	$278,379	$3,931	5.65%	$291,444	$4,091	5.61%
Construction and land	84,205	1,271	5.97	75,624	1,620	8.57
Commercial real estate	307,863	5,056	6.57	283,721	5,001	7.05
Commercial business	163,037	2,625	6.44	125,060	2,331	7.46
Consumer	332,032	4,937	5.88	269,948	4,150	6.15
Total loans	$1,165,516	$17,820	6.08	$1,045,797	$17,193	6.58
Securities and other investments	290,592	4,043	5.50	306,444	4,109	5.36
Total interest-earning assets	1,456,108	$21,863	5.97%	1,352,241	$21,302	6.30%
Non-interest earning assets	125,058			162,503
Total Assets	$1,581,166			$1,514,744

Liabilities and Stockholders’ Equity:
Interest-bearing deposits	$887,721	$6,751	3.05	$882,953	$7,215	3.31
FHLB borrowings	297,179	2,945	3.97	218,312	2,317	4.30
Repurchase agreements	75,000	721	3.86	21,333	269	5.11
Trust preferred securities	25,774	385	5.99	34,875	580	6.74
Total interest-bearing liabilities	1,285,674	10,802	3.37%	1,157,473	10,381	3.64%
Non-interest bearing deposits	124,830			138,895
Non-interest-bearing liabilities	9,784			13,941
Stockholders’ equity	160,878			204,435
Total liabilities and stockholders’ equity	$1,581,166			$1,514,744
Net interest income/interest rate spread		$11,061	2.60%		$10,921	2.66%
Net interest-earning assets/net interest margin	$170,434		3.02%	$194,768		3.23%
Ratio of average interest-earning
assets to interest-bearing liabilities			113%			117%

	Nine months Ended March 31,
	2008			2007
	Average		Yield/	Average		Yield/
(Dollars in Thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Single family residential	$278,693	$11,314	5.41%	$294,064	$12,752	5.78%
Construction and land	79,193	4,288	7.09	75,034	4,913	8.60
Commercial real estate	292,328	15,011	6.85	285,779	14,821	6.92
Commercial business	152,785	8,035	7.01	127,681	7,149	7.47
Consumer	317,161	14,735	6.08	268,805	12,586	6.15
Total loans	$1,120,160	$53,383	6.30	$1,051,363	$52,221	6.58
Securities and other investments	299,698	12,600	5.50	319,461	12,730	5.24
Total interest-earning assets	1,419,858	$65,983	6.13%	1,370,824	$64,951	6.26%
Non-interest earning assets	149,488			160,481
Total Assets	$1,569,346			$1,531,305

Liabilities and Stockholders’ Equity:
Interest-bearing deposits	$909,032	$23,220	3.39	$891,733	$20,823	3.11
FHLB borrowings	245,745	7,858	4.24	236,690	7,042	3.96
Repurchase agreements	58,655	1,748	3.96	20,438	777	5.06
Trust preferred securities	25,774	1,237	6.37	35,743	1,686	6.28
Total interest-bearing liabilities	1,239,206	34,063	3.65%	1,184,604	30,328	3.41%
Non-interest bearing deposits	130,027			129,872
Non-interest-bearing liabilities	13,335			13,598
Stockholders’ equity	186,778			203,231
Total liabilities and stockholders’ equity	$1,569,346			$1,531,305
Net interest income/interest rate spread		$31,920	2.48%		$34,623	2.85%
Net interest-earning assets/net interest margin	$180,652		2.96%	$186,220		3.34%
Ratio of average interest-earning assets
to interest-bearing liabilities			115%			116%

     Although Willow Financial’s management believes that the above-mentioned non-GAAP financial measures enhance investors’ understanding of Willow Financial’s business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. The reconciliation of these non-GAAP financial measures from GAAP to non-GAAP is presented below.

	Three months Ended March 31,
	2008			2007
	Interest	Tax	Adjusted	Interest	Tax	Adjusted
	Income	Adjustment	Income	Income	Adjustment	Income
	(Dollars in thousands)
Loans	$17,738	$82	$17,820	$17,068	$125	$17,193
Investments	3,841	202	4,043	4,054	55	4,109
Total	$21,579	$284	$21,863	$21,122	$180	$21,302

     The net interest margin on a GAAP basis was 2.97% and 3.31%, respectively, for the three months ended March 31, 2008 and 2007.

	Nine months Ended March 31,
	2008			2007
	Interest	Tax	Adjusted	Interest	Tax	Adjusted
	Income	Adjustment	Income	Income	Adjustment	Income
	(Dollars in thousands)
Loans	$53,104	$279	$53,383	$51,861	$360	$52,221
Investments	12,007	593	12,600	12,535	195	12,730
Total	$65,111	$872	$65,983	$64,396	$555	$64,951

     The net interest margin on a GAAP basis was 2.92 % and 3.40%, respectively, for the nine months ended March 31, 2008 and 2007.

Interest Income

     Interest income on loans increased $670 thousand, or 3.9%, for the three-month period ended March 31, 2008 compared to the three-month period ended March 31, 2007. This increase resulted primarily from a $119.7 million, or 11.4%, increase in average balance of loans over the period, which was partially offset by a 50 basis point, or 7.6% decrease in the average yield on the loan portfolio. Interest income on loans increased $1.2 million, or 2.4%, for the nine-month period ended March 31, 2008 compared to the similar prior year period. This resulted primarily from an increase in average loan balances of $68.8 million, or 6.5% in the nine months ended March 31, 2008 compared to the nine months ended March 31, 2007. This increase was offset by a decrease in the average yields earned on loans for the nine-month period ended March 31, 2008 of 28 basis points to 6.30%. The decrease in average yields on loans for the three-month and nine-month periods ended March 31, 2008 resulted primarily from the decrease in short-term interest rates that occurred between June 30, 2007 and March 31, 2008. Specifically, the Federal Reserve target rate decreased from 5.25% at June 30, 2007 to 4.00% at March 31, 2008. Willow Financial Bank has a significant portfolio of variable rate loans, including commercial, residential mortgage, and consumer home equity loans whose rates reset with changes in Federal Reserve target rates. In addition, the yield on construction and land loans declined due to an internally originated $6.7 million collateralized commercial construction and land development loan with a long-term client of Willow Financial Bank entering non-accrual status during the three months ended December 31, 2007. Also, the increase in loan balances was due primarily to new loans originated after market loan rates had decreased and during a period of intense competition for high-quality commercial, residential mortgage, and consumer loans. Willow Financial does not invest in sub-prime loans or related assets and, accordingly, did not incur any significant impact to its loan yields from disruptions in the credit markets for sub-prime assets during the nine-month period ended March 31, 2008. Interest income on securities decreased $213 thousand and $528 thousand, or 5.3% and 4.2%, respectively, for the three-month and nine-month periods ended March 31, 2008 compared to the three-month and nine-month periods ended March 31, 2007. The declines are due to the decrease of $15.9 million, or 5.2%, and $19.8 million, or 6.2%, respectively, in the average balance of investment securities for the three and nine-month periods ended March 31, 2008 as compared to the comparable prior year periods. These decreases were partially offset by increases in the average tax-equivalent yields earned on securities of 14 basis points and 26 basis points for the three-month and nine-month periods ended March 31, 2008 as compared to the same periods ended March 31, 2007. Willow Financial’s investment security yields were enhanced during the three-month and nine-month periods ended March 31, 2008 as Willow Financial was able to reinvest significant cash inflows from lower-yielding investments into higher-yielding investments.

Interest Expense

     Interest expense on deposit accounts decreased $464 thousand, or 6.4%, for the three-month period ended March 31, 2008 as compared to the three-month period ended March 31, 2007. This decrease resulted primarily from a decrease in the average cost of deposits of 26 basis points, or 7.9% and an increase in the average balance of interest-bearing deposits of $4.8 million, or 0.5%. Interest expense on deposit accounts increased $2.4 million, or 11.5%, for the nine-month period ended March 31, 2008 compared to the comparable prior year period. This increase resulted from a 28 basis point increase in the cost of deposits coupled with an increase of $17.3 million in interest-bearing deposits. During the six-month period ended December 31, 2007, Willow Financial experienced a lag in rate decreases on its variable rate deposits. This lag in deposit rate decreases was due to the competitive market, which kept deposit rates higher during the immediate periods following Federal Reserve rate reductions. This lag appears to have subsided in the quarter ended March 31, 2008 as the deposit rates have gradually declined. With the objective of maintaining competitive core deposit pricing, Willow Financial’s variable deposit rate decreases occurred at a slower pace than the decreases experienced in the loan portfolio as floating rate loans contractually require adjustments in rates consistent with the Federal Funds rate adjustments. During the quarter ended March 31, 2008, Willow Financial successfully lowered its core deposit interest rates while maintaining relatively stable balances. Throughout the year, Willow Financial executed a strategy in which it did not compete heavily for single-service certificates of deposit, thereby avoiding unprofitable rates on new certificates of deposit during the nine-month period ended March 31, 2008. During the three-month period ended March 31, 2008, interest expense on borrowings increased by $885 thousand, or 28.0%, as compared to the prior comparable period. This increase was due primarily to a $123.4 million, or 45.0%, increase in average borrowings during that period. During the nine-month period ended March 31, 2008, interest expense on borrowings increased by $1.3 million, or 14.1%, as compared to the nine-months ended March 31, 2007. This increase was due primarily to an increase of $37.3 million, or 12.7%, in the average outstanding balance of borrowings.

Provision for Loan Losses

     Willow Financial’s provision for loan losses increased $824 thousand for the three months ended March 31, 2008 compared to the corresponding prior three-month period as no provision was deemed necessary during that period. For the nine months ended March 31, 2008 compared to the comparable period ended March 31, 2007, the provision for loan losses increased by $1.6 million. The increase in the provision expense is a result of the reduction of residential mortgage loans as a percentage of total loans as Willow Financial now sells primarily all of its residential mortgage production and the corresponding increase in commercial loans, which carry a higher level of risk, as a percentage of total loans. In addition, total non-performing loans increased from $3.9 million at June 30, 2007 to $10.1 million at March 31, 2008 due primarily to an internally originated $6.7 million collateralized commercial construction and land development loan with a long term client of Willow Financial Bank. Willow Financial’s management believes, to the best of its knowledge, that the allowance for loan losses was adequate at March 31, 2008 and represents at such date all known and inherent losses in the portfolio that are both probable and reasonably estimable, however, no assurance can be given as to the amount or timing of additional provisions for loan losses in the future as a result of potential increases in the amount of Willow Financial’s non-performing loans in the remainder of Willow Financial’s loan portfolio.

Non-Interest Income

     Non-interest income increased $1.6 million and $3.4 million, or 55.3% and 40.1%, respectively, for the three-month and nine-month periods ended March 31, 2008 as compared to the comparable periods ended March 31, 2007. The increase during the three-month period was due primarily to an increase of $1.0 million in gains on the sale of loans, and $631 thousand in income recorded from the insurance operations of BeneServ. These were partially offset by a reduction in gains on securities available for sale of $161 thousand due primarily to an other than temporary impairment write-down of three equity securities aggregating $256 thousand in the three months ended March 31, 2008. The increase for the nine-month period was due primarily to an increase of $2.1 million in gains on the sale of loans, $652 thousand in increased investment services income resulting from growth in trust and retail investment sales and the Carnegie acquisition as well as $1.8 million in income recorded from the insurance operations of BeneServ. These increases were offset when compared to the nine months ended March 31, 2007 by an $804 thousand one-time gain realized upon the unwinding of an interest rate corridor as well as a reduction in gains on securities available for sale of $250 thousand due primarily to the previously discussed other than temporary impairment charge.

Non-Interest Expense

     Non-interest expense increased $4.8 million and $49.3 million, or 41.9% and 148.1%, respectively, for the three-month and nine-month periods ended March 31, 2008 as compared to the comparable periods ended March 31, 2007. The most significant cause for this increase was the previously discussed goodwill impairment charge of $40.0 million recorded in the three-month period ended December 31, 2007. In addition, compensation and benefits increased $1.9 million and $4.4 million, respectively, for the three-month and nine-month periods ended March 31, 2008 as compared to the comparable prior year periods due primarily to the acquisition of BeneServ and Carnegie, which occurred on March 30, 2007 and December 21, 2007, respectively as well as increased commissions paid to loan officers due to the expansion of the mortgage operations. Occupancy and equipment increased $313 thousand and $931 thousand, respectively, during these same periods due primarily to rental and other occupancy costs associated with the opening of the Oxford branch and the aforementioned BeneServ and Carnegie acquisitions. Data processing costs increased $144 thousand and $388 thousand, respectively, for the three-month and nine-month periods ended March 31, 2008 as compared to the similar prior year periods due principally to rate increases of third party providers as well as increased account volumes. Professional fees increased $1.9 million and $2.5 million during these same periods due primarily to consulting and legal costs incurred in investigating Willow Financial’s out of balance condition previously disclosed herein as well as increased costs for Willow Financial’s independent registered public accounting firm along with costs associated with due diligence related to the merger.

Income Tax Benefit/Expense

     For the three-month period ended March 31, 2008 the income tax benefit was $92 thousand compared to an income tax provision of $704 thousand for the comparable prior year period. The effective rate for the three-month period ended March 31, 2008 was 5.2% as compared to 31.9% for the comparable prior year period. For the nine-month period ended March 31, 2008, the income tax benefit was $878 thousand compared to a provision of $2.9 million for the comparable prior year period. The effective tax rate for the nine-month period ended March 31, 2008 was 2.1% compared to 31.1% for the nine-month period ended March 31, 2007. These decreases are due primarily to an increase during the three and nine-months ended March 31, 2008 in the balance of tax-exempt securities and related income as well as credits received on low income housing partnerships representing a larger portion of pre-tax book earnings, exclusive of the goodwill impairment charge which is not deductible for tax purposes. For the nine-month period, this was partially offset by a change in the federal statutory tax rate used in calculating Willow Financial’s net deferred tax assets from 35% to 34%, which increased income tax expense by approximately $108 thousand during the nine-months ended March 31, 2008.

CHANGES IN FINANCIAL CONDITION

General

     Total assets of Willow Financial increased by $33.2 million, or 2.1%, from June 30, 2007 to March 31, 2008 due primarily to a $92.8 million increase in the net loan portfolio. Additionally, loans held for sale increased $16.1 million and FHLB stock increased $4.1 million. Goodwill decreased by $38.8 million due primarily to the aforementioned impairment charge of $40.0 million. Securities available for sale and held to maturity decreased a combined $42.9 million. Cash and cash equivalents decreased by approximately $5.3 million. Total liabilities amounted to $1.4 billion at March 31, 2008, an increase of $75.2 million, or 5.6% from June 30, 2007. FHLB advances increased $102.3 million, or 53.9%, from June 30, 2007. Securities sold under agreements to repurchase increased $55.0 million, or 275.0%, from June 30, 2007. Total deposits decreased $75.5 million, or 6.9%, to $1.02 billion. Total stockholders’ equity decreased $41.9 million to $157.6 million at March 31, 2008 primarily due to the goodwill impairment charge.

Cash and Cash Equivalents

     Cash and cash equivalents amounted to $55.0 million and $60.3 million at March 31, 2008 and June 30, 2007, respectively. Cash and cash equivalents decreased during the period due primarily to the increase in loan fundings and decrease in deposits, offset by proceeds from FHLB advances and repayments of investment securities.

Assets Available or Held for Sale

     Securities classified as available for sale decreased $33.7 million from $188.3 million at June 30, 2007 to $154.7 million at March 31, 2008. Loans classified as held for sale increased by $16.1 million, or 199.1%, to $24.2 million at March 31, 2008 from $8.1 million at June 30, 2007 due to an increase in origination and sale commitment volumes during that period.

Investment Securities Held to Maturity

     At March 31, 2008, securities classified as held to maturity totaled $79.1 million as compared to $88.4 million at June 30, 2007. The approximate $9.2 million decline was primarily the result of calls and principal repayments within the portfolio.

Loans

     The net loan portfolio of Willow Financial increased $92.8 million, or 9,0% to $1.13 billion at March 31, 2008. The increase was due to growth experienced in the commercial real estate and construction portfolios as well as the acquisition of $34.9 million in home equity loans during the three-month period ended September 30, 2007. These purchased loans continue to perform substantially in accordance with their terms.

     The following table sets forth information with respect to non-performing assets identified by Willow Financial, including non-accrual loans and other real estate owned.

	March 31,	June 30,
(Dollars in thousands)	2008	2007
Non-accrual loans:
Mortgage loans:
Single-family residential	$1,176	$845
Construction	7,213	463
Commercial real estate and multi-family residential	843	697
Home Equity	368	601
Consumer loans	24	56
Commercial business loans	519	1,188
Total	10,143	3,850

Performing troubled debt restructurings	1	1
Total non-performing loans	10,144	3,851
Other real estate owned, net	232	—
Total non-performing assets	$10,376	$3,851
Non-performing loans to total loans	0.89%	0.37%
Non-performing assets to total assets	0.65%	0.25%

     Total non-performing assets increased $6.5 million, or 169.4%, to $10.4 million at March 31, 2008 compared to $3.9 million at June 30, 2007. Non-performing loans to total loans and non-performing loans to total assets were 0.89% and 0.65%, respectively, at March 31, 2008 as compared to 0.37% and 0.25%, respectively at June 30, 2007. This increase during the nine-month period ended March 31, 2008 resulted primarily from an internally originated $6.7 million collateralized commercial construction and land development loan with a long-term client of Willow Financial Bank. Also, the real estate owned portfolio at March 31, 2008 included one residential property located within Willow Financial’s market area with an aggregate carrying value of $232 thousand as compared to no real estate owned as of June 30, 2007. The allowance to gross loans decreased to 1.16% at March 31, 2008 from 1.17% at June 30, 2007.

Intangible Assets

     The amount of Willow Financial’s intangible assets totaled $71.9 million at March 31, 2008 compared to $109.9 million at June 30, 2007. The decrease resulted primarily from the goodwill impairment charge of $40.0 million and normal intangible asset amortization offset by intangible assets of $3.2 million recorded from the acquisition of Carnegie Wealth Management.

Other Assets

     Other assets increased by approximately $5.8 million from June 30, 2007 to March 31, 2008 due primarily to the settlement of the sale of two investment securities which had a trade date prior to March 31, 2008, but settled in early April 2008.

Deposits

     Willow Financial’s total deposits decreased by $75.5 million, or 6.9%, to $1.02 billion at March 31, 2008. The decrease resulted from the maturity of higher costing certificates of deposit, which did not renew with Willow Financial Bank.

Borrowings

     Advances from the FHLB of Pittsburgh are an additional source of funds used to supplement the funding of loan demand as well as for liquidity and other asset/liability management purposes. At March 31, 2008, the total amount of these borrowings outstanding was $292.1 million, which is a $102.3 million, or a 53.9%, increase from the $189.8 million outstanding at June 30, 2007. Willow Financial Bank determined that it was beneficial to utilize these borrowings to fund its loan growth rather than pay higher rates for certificates of deposit.

Securities Sold Under Agreements to Repurchase

     Willow Financial’s repurchase liability increased by $55.0 million from June 30, 2007 to March 31, 2008 due to six new agreements that were entered into by Willow Financial during that period due to the opportunity to obtain lower cost funding rates than through FHLB borrowings, and maturing certificates of deposit.

Other Liabilities

     Other liabilities decreased by approximately $5.7 million from June 30, 2007 to March 31, 2008 due primarily to the settlement of the purchase of an investment security which had a trade date prior to June 30, 2007, but settled in early July 2007.

Stockholders’ Equity

     Total stockholders’ equity of Willow Financial amounted to $157.6 million at March 31, 2008 compared to $199.4 million at June 30, 2007, a decrease of $41.9 million. This decrease was primarily the result of the goodwill impairment charge of $40.0 million. The impairment charge had no impact on Willow Financial’s or Willow Financial Bank’s tangible capital nor did it impact Willow Financial’s tangible book value per share. For the nine-months ended March 31, 2008, the net loss, excluding the goodwill impairment charge was $138 thousand. In addition, accumulated other comprehensive income increased by $1.5 million during the nine-months ended March 31, 2008 as a result of $1.5 million in unrealized investment security gains, net of tax, during that period. Treasury stock decreased by $788 thousand primarily due to the release of $1.1 million in shares for the purchase of Carnegie Wealth Management offset by $299 thousand in stock repurchases. Cash dividends paid for the nine-months ended March 31, 2008 were $5.2 million.

LIQUIDITY AND COMMITMENTS

     Willow Financial’s liquidity, represented by cash and cash equivalents, is a product of its operating, investing, and financing activities. Willow Financial’s primary sources of funds are deposits, sales, amortization, prepayments and maturities of outstanding loans and mortgage-backed securities, sales and maturities of investment securities and other short-term investments and funds provided from operations. Willow Financial also utilizes borrowings, generally in the form of FHLB advances, as a source of funds. While scheduled payments from the amortization of loans and mortgage related securities and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. In addition, Willow Financial invests excess funds in short-term interest-earning assets, which provide liquidity to meet lending requirements. Additionally, Willow Financial’s portfolio of securities available for sale provides Willow Financial with additional tools in managing its liquidity.

     Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as U.S. Treasury securities. Willow Financial uses its sources of funds primarily to meet its ongoing commitments, to pay maturing certificates of deposit and savings withdrawals, fund loan commitments and maintain a portfolio of mortgage backed and mortgage related securities and investment securities. Certificates of deposit scheduled to mature in one year or less at March 31, 2008 totaled $198.6 million.

Based on historical experience, Willow Financial’s management believes, over the longer term, that a significant portion of maturing certificates of deposit will remain with Willow Financial. Willow Financial has the ability to utilize borrowings, typically in the form of FHLB advances, as an additional source of funds. The maximum borrowing capacity available to Willow Financial from the FHLB was $581.5 million as of March 31, 2008, based on qualifying collateral, of which $292.9 million was available to draw upon at March 31, 2008. Willow Financial is required to maintain sufficient liquidity to ensure its safe and sound operation. Willow Financial anticipates that it will continue to have sufficient funds, together with borrowings, to meet its current commitments.

CAPITAL

     At March 31, 2008 and June 30, 2007, Willow Financial Bank had regulatory capital, which was well in excess of regulatory limits set by the Office of Thrift Supervision. For additional information and Willow Financial Bank’s specific levels of regulatory capital at March 31, 2008 and June 30, 2007, see note 14 of the Notes to the Unaudited Consolidated Financial Statements for the Period Ending March 31, 2008 found elsewhere in this joint proxy statement/prospectus.

Unaudited Consolidated Financial Statements of Willow Financial
For Three and Nine Months Ended March 31, 2008

Willow Financial Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(Dollars in Thousands, Except for Share Amounts)

	(Unaudited)
	March 31,	June 30,
	2008	2007
Assets
Cash in banks	$33,099	$21,124
Interest-earning deposits	21,907	39,153
Total cash and cash equivalents	55,006	60,277
Investment securities — trading	1,262	1,176
Federal Home Loan Bank stock	15,523	11,394
Investment securities available for sale (amortized cost of $157,285 and $193,232,
respectively)	154,661	188,339
Investment securities held to maturity (fair value of $77,505 and $86,488, respectively)	79,146	88,363
Loans held for sale	24,155	8,075
Loans receivable	1,140,282	1,047,012
Deferred fees and costs, net	990	491
Allowance for loan losses	(13,224)	(12,210)
Loans receivable, net	1,128,048	1,035,293
Accrued interest receivable	6,631	6,654
Property and equipment, net	11,251	11,307
Bank owned life insurance	12,289	11,930
Real estate owned	232	—
Other intangible assets, net	15,174	14,345
Goodwill	56,774	95,597
Other assets	24,317	18,546
Total Assets	$1,584,469	$1,551,296

Liabilities and Stockholders’ Equity
Liabilities:
Interest-bearing deposits	$894,976	$951,629
Non-interest bearing deposits	122,245	141,101
Securities sold under agreements to repurchase	75,000	20,000
Advance payments by borrowers for taxes and insurance	3,564	4,254
Federal Home Loan Bank advances	292,094	189,764
Trust preferred securities	25,774	25,774
Accrued interest payable	1,882	2,303
Other liabilities	11,375	17,038
Total Liabilities	1,426,910	1,351,863
Commitments and contingencies	—	—
Stockholders’ Equity:
Common stock - $0.01 par value; 40,000,000 shares authorized; 17,490,474 and 17,487,770
shares issued at March 31, 2008 and June 30, 2007, respectively	175	175
Additional paid-in capital	191,072	190,776
Retained earnings — substantially restricted	698	46,030
Treasury stock (1,822,606 and 1,920,025 shares at March 31, 2008 and June 30, 2007
respectively, at cost)	(30,258)	(31,046)
Accumulated other comprehensive loss	(1,730)	(3,180)
Obligation of deferred compensation plan	1,287	1,277
Unallocated common stock held by:
Employee Stock Ownership Plan (ESOP)	(2,437)	(2,958)
Recognition and Retention Plan Trust (RRP)	(1,248)	(1,641)
Total Stockholders’ Equity	157,559	199,433
Total Liabilities and Stockholders’ Equity	$1,584,469	$1,551,296

See accompanying notes to consolidated financial statements.

Willow Financial Bancorp, Inc. and Subsidiaries
Consolidated Statements of Operations
Three Months Ended March 31, 2008 and 2007
(Dollars in Thousands, Except for Per Share Amounts, Unaudited)

	Three months Ended March 31,
	2008	2007
INTEREST INCOME:
Loans	$17,738	$17,068
Mortgage-backed and investment securities	3,841	4,054
Total interest income	21,579	21,122
INTEREST EXPENSE:
Deposits	6,751	7,215
Securities sold under agreements to repurchase	721	269
Borrowings	3,330	2,897
Total interest expense	10,802	10,381
NET INTEREST INCOME	10,777	10,741
Provision for loan losses	824	—
Net interest income after provision for loan losses	9,953	10,741
NON-INTEREST INCOME:
Investment services income, net	1,209	946
Income from insurance operations	631	—
Service charges and fees	1,372	1,374
Gain (loss) on:
Sale of loans	1,238	192
Securities available for sale	(61)	100
Other	112	286
Total non-interest income	4,501	2,898
NON-INTEREST EXPENSES:
Salaries and employee benefits	8,032	6,176
Occupancy and equipment	2,394	2,081
Data processing	502	358
Advertising	521	557
Deposit insurance premiums	30	30
Amortization of intangible assets	621	543
Professional fees	2,473	593
Other	1,650	1,095
Total non-interest expenses	16,223	11,433
(Loss) income before income taxes	(1,769)	2,206
Income tax (benefit) expense	(92)	704
NET (LOSS) INCOME	$(1,677)	$1,502
(LOSS) EARNINGS PER SHARE
Basic	$(0.11)	$0.10
Diluted	$(0.11)	$0.10
DIVIDENDS PER SHARE PAID DURING PERIOD	$0.12	$0.12
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	15,257,712	15,146,910
Diluted	15,305,581	15,353,248

See accompanying notes to consolidated financial statements.

Willow Financial Bancorp, Inc. and Subsidiaries
Consolidated Statements of Operations
Nine Months Ended March 31, 2008 and 2007
(Dollars in Thousands, Except for Per Share Amounts, Unaudited)

	Nine months Ended March 31,
	2008	2007
INTEREST INCOME:
Loans	$53,104	$51,861
Mortgage-backed and investment securities	12,007	12,535
Total interest income	65,111	64,396
INTEREST EXPENSE:
Deposits	23,220	20,823
Securities sold under agreements to repurchase	1,748	777
Borrowings	9,095	8,728
Total interest expense	34,063	30,328
NET INTEREST INCOME	31,048	34,068
Provision (recovery) for loan losses	1,485	(100)
Net interest income after provision for loan losses	29,563	34,168
NON-INTEREST INCOME:
Investment services income, net	3,204	2,552
Income from insurance operations	1,776	—
Service charges and fees	4,006	4,116
Gain (loss) on:
Sale of loans	2,552	439
Securities available for sale	(36)	214
Gain on termination of interest rate corridor	—	804
Other	464	415
Total non-interest income	11,966	8,540
NON-INTEREST EXPENSES:
Salaries and employee benefits	22,271	17,826
Occupancy and equipment	6,899	5,968
Data processing	1,464	1,076
Advertising	1,393	1,519
Deposit insurance premiums	91	90
Goodwill impairment	40,000	—
Amortization of intangible assets	1,670	1,661
Professional fees	4,136	1,674
Other	4,621	3,462
Total non-interest expenses	82,545	33,276
(Loss) income before income taxes	(41,016)	9,432
Income tax (benefit) expense	(878)	2,929
NET (LOSS) INCOME	$(40,138)	$6,503
(LOSS) EARNINGS PER SHARE
Basic	$(2.65)	$0.43
Diluted	$(2.65)	$0.42
DIVIDENDS PER SHARE PAID DURING PERIOD	$0.35	$0.36
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	15,143,893	15,090,108
Diluted	15,235,970	15,347,025

See accompanying notes to consolidated financial statements.

     Willow Financial Bancorp, Inc. and Subsidiaries
Consolidated Statements of Other Comprehensive Income
Three and Nine Months Ended March 31, 2008 and 2007
(Dollars in Thousands, Unaudited)

	Three months Ended
	March 31,
	2008	2007
Net (loss) income	$(1,677)	$1,502

Other comprehensive (loss) income, net of tax:
Net unrealized holding (losses) gains on securities available for sale
during the period	(7)	371
Reclassification adjustment for losses (gains) included in net income	40	(65)
Comprehensive (loss) income	$(1,644)	$1,808

	Nine months Ended
	March 31,
	2008	2007
Net (loss) income	$(40,138)	$6,503

Other comprehensive (loss) income, net of tax:
Net unrealized holding gains on securities available for sale during the period	1,464	2,813
Change in tax rate	(38)	—
Gain on termination of interest rate corridor	—	(523)
Reclassification adjustment for losses (gains) included in net income	24	(139)
Net unrealized loss on cash flow hedge	—	(243)
Comprehensive (loss) income	$(38,688)	$8,411

See accompanying notes to consolidated financial statements.

Willow Financial Bancorp, Inc. and Subsidiaries
Consolidated Statements of Cash Flow
Nine Months Ended March 31, 2008 and 2007
(Dollars in Thousands, Unaudited)

	Nine months Ended
	March 31,
	2008	2007
Net (loss) income	$(40,138)	$6,503
Add (deduct) items not affecting cash flows from operating activities:
Depreciation	2,274	1,896
Amortization of premiums and accretion of discounts, net	83	(643)
Impairment on goodwill	40,000	—
Amortization of intangible assets	1,670	1,661
Provision (reduction) for loan losses	1,485	(100)
Gain on sale of loans held for sale	(2,552)	(439)
Gain on sale of investment securities	(220)	(214)
Gain on termination of interest rate corridor	—	804
Investment impairment	256	—
Origination of loans held for sale	(169,938)	(29,411)
Proceeds from the sale of loans held for sale	156,410	26,559
Increase in trading account securities	(86)	(214)
Amortization of deferred loan fees, discounts and premiums	355	(926)
Decrease in accrued interest receivable	23	48
Increase in value of bank owned life insurance	(359)	(331)
Increase in other assets	(7,031)	(2,370)
Decrease in other liabilities	(5,691)	(1,198)
Stock based compensation	1,313	1,449
Excess tax benefits from stock-based compensation	(9)	(118)
(Decrease) increase in accrued interest payable	(421)	111
Net cash flows (used in) provided by operating activities	(22,576)	1,459
Cash flows from investment activities:
Capital expenditures	(1,980)	(3,249)
Proceeds from the sale of office buildings	—	717
Net (increase) decrease in loans	(95,042)	34,183
Proceeds from maturities, sales, payments and calls of investment securities held to maturity	9,220	12,460
Purchase of securities available for sale	(21,506)	(20,831)
(Increase) decrease in FHLB stock	(4,129)	3,558
Proceeds from sales and calls of securities available for sale	57,621	55,482
Net cash used for acquisitions	(2,300)	(4,433)
Net cash flows (used in) provided by investment activities	(58,116)	77,887
Cash flows from financing activities:
Net (decrease) increase in deposits	(75,509)	41,506
Increase in securities sold under agreements to repurchase	55,000	10,000
Proceeds from FHLB advances	557,042	107,400
Repayments of FHLB advances	(454,905)	(195,044)
Repayment of trust preferred securities	—	(10,000)
Decrease in advance payments by borrowers for taxes and insurance	(690)	(1,568)
Cash dividends on common stock	(5,253)	(5,177)
Common stock repurchased	(299)	(809)
Cash in lieu of fractional shares	—	(10)
Stock options exercised	26	893
Excess tax benefits from stock-based compensation	9	118
Net cash flows provided by (used in) financing activities	75,421	(52,691)
Net (decrease) increase in cash and cash equivalents	(5,271)	26,655
Cash and cash equivalents:
Beginning of period	60,277	30,955
End of period	55,006	$57,610
Supplemental disclosures:
Cash payments during the year for:
Taxes	$51	$1,150
Interest	$34,484	$30,512
Non-cash items:
Net unrealized gain on investment securities available for sale, net of tax	$1,464	$2,813
Net unrealized loss on cash flow hedge, net of tax	$—	$(243)

See accompanying notes to consolidated financial statements.

WILLOW FINANCIAL BANCORP, INC.
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

     Description of Business

     Effective on September 21, 2006, Willow Grove Bancorp, Inc. and Willow Grove Bank changed their names to Willow Financial Bancorp, Inc. and Willow Financial Bank, respectively. As contained herein, references to Willow Financial include both Willow Financial Bancorp, Inc. and Willow Grove Bancorp, Inc. and references to Willow Financial Bank include both Willow Financial Bank and Willow Grove Bank. Coincident with the name change, Willow Financial’s trading symbol on the NASDAQ Global Select Market was changed from “WGBC” to “WFBC”.

     Willow Financial, is a Pennsylvania corporation and parent holding company for Willow Financial Bank (the “Bank”). Willow Financial Bank, which was originally organized in 1909, is a federally chartered savings bank and wholly owned subsidiary of Willow Financial. Willow Financial Bank’s business consists primarily of making commercial business loans and consumer loans as well as real estate loans, both commercial and residential, funded primarily by retail and business deposits along with borrowings obtained from the Federal Home Loan Bank (“FHLB”) of Pittsburgh.

     After the close of business on August 31, 2005, Willow Financial completed its acquisition of Chester Valley Bancorp Inc. (“Chester Valley”), a registered bank holding company headquartered in Downingtown, Pennsylvania, with over $654 million in assets. Chester Valley had two wholly owned subsidiaries, First Financial Bank, a Pennsylvania chartered commercial bank (“FFB”) with 13 full-service banking offices, and Philadelphia Corporation for Investment Services, a registered investment advisor and broker dealer (“PCIS”). Pursuant to the Agreement and Plan of Merger, dated as of January 20, 2005 (the “Chester Valley Merger Agreement”), Chester Valley was merged with and into Willow Financial, with Willow Financial as the surviving corporation (the “Chester Valley Merger”), and FFB was merged with and into Willow Financial Bank with Willow Financial Bank as the surviving bank (the “Chester Valley Bank Merger”). PCIS became a wholly owned subsidiary of Willow Financial. As a result of the Chester Valley Merger, each outstanding share of Chester Valley common stock, par value $1.00 per share (the “Chester Valley Common Stock”), was converted into the right to receive, at the election of the shareholder, either $27.90 in cash or 1.4823 shares of Willow Financial common stock, par value $0.01 per share (the “Company Common Stock”), subject to the allocation and pro ration provisions set forth in the Chester Valley Merger Agreement. The acquisition resulted in Willow Financial’s issuance of an aggregate of 4,977,256 shares of Company Common Stock and $51.0 million in cash. The total merger consideration paid for the Chester Valley Common Stock was $145.3 million. This included capitalized acquisition costs and the value of Chester Valley vested stock options converted to options of Willow Financial at the average stock price of Willow Financial on the four days surrounding the announcement of the acquisition. Willow Financial used general corporate funds to pay the aggregate cash consideration of approximately $51.0 million for the shares of Chester Valley Common Stock acquired in the Chester Valley Merger for cash, as well as the approximate $3.2 million in acquisition costs.

     Effective February 28, 2006, Willow Financial Bank completed the sale of all outstanding shares of capital stock of PCIS to Uvest BD-A, Inc., a North Carolina corporation and registered broker-dealer (“Uvest”) for consideration of $100 but providing that such shares may be repurchased for $100 at any time after the closing date of the stock sale. Concurrently with the execution of the sale of PCIS, the parties entered into a related Sub-Clearing and Brokerage Services Agreement, which provides that an affiliate of Uvest will provide securities clearing and certain supervisory and compliance services for Willow Financial Bank, and a Financial Services Agreement between PCIS and Willow Financial Bank which provides that Willow Financial Bank will be entitled to 90% of the revenue generated by the securities brokerage activities conducted at the PCIS office and will bear substantially all operational and overhead expenses. Since March 2007, PCIS has been doing business as “Willow Investment Services” (“WIS”). Upon consummation of the sale of PCIS stock to Uvest, WIS is no longer a subsidiary of Willow Financial. However, under the provisions of FIN 46R (“Consolidation of Variable Interest Entities”), the results of WIS continue to be consolidated in Willow Financial’s financial statements. The affiliation agreement with Uvest has the primary effect of relieving WIS of direct responsibility for securities clearing and certain back-office and oversight obligations.

     On March 30, 2007, Willow Financial completed its acquisition of BeneServ, Inc. (“BeneServ”) for a purchase price of up to $5.5 million. The purchase price includes a payment of $4.2 million at closing plus an additional amount up to $1.3 million in payments through the three-year anniversary date of the acquisition, subject to the achievement of certain performance thresholds. As of March 31, 2008, approximately $550 thousand of the additional payments were earned based on BeneServ achieving the established performance thresholds and are included in other liabilities on the consolidated statement of financial condition. BeneServ is an insurance agency serving the corporate employee benefit market segment. BeneServ and Willow Financial share a target market in small businesses located in Chester, Montgomery, Bucks, Delaware, and Philadelphia counties, Pennsylvania, thereby providing a number of cross selling opportunities for both companies. Willow Financial recorded goodwill and other intangibles of $4.6 million as a result of this acquisition.

     On December 21, 2007, Willow Financial completed its acquisition of Carnegie Wealth Management (“Carnegie”) for a purchase price of up to $4.8 million in cash plus approximately $1.1 million in Willow Financial’s common stock. The purchase price includes a payment of $2.3 million at closing plus an amount up to an additional $2.5 million in payments through the three-year anniversary date of the acquisition, subject to the achievement of certain performance thresholds. Carnegie is a $200 million wealth management firm that provides professional investment consulting services to retirement plan administrators, foundations, corporations and high net worth investors. Willow Financial recorded goodwill and other intangibles of $3.2 million as a result of this acquisition based on the preliminary purchase price allocation.

     References to Willow Financial include its three business segments, Willow Financial Bank, Willow Investment Services, and BeneServ, unless the context of the reference indicates otherwise. See Note 13 to the unaudited financial statements included in this section. For periods after December 21, 2007, the WIS segment includes the operations of Carnegie Wealth Management.

     Net gains or losses resulting from the termination of derivative instruments are recorded on the statement of operations as a component of non-interest income.

     Willow Financial Bank’s customer deposits are insured to the maximum extent provided by law, by the Federal Deposit Insurance Corporation (“FDIC”), through the Deposit Insurance Fund (“DIF”). Willow Financial Bank is subject to examination and comprehensive regulation by the Office of Thrift Supervision (“OTS”) and is also regulated by the FDIC. Willow Financial Bank is also subject to reserve requirements established by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board” or “FRB”), and is a member of the FHLB of Pittsburgh, one of the regional banks comprising the Federal Home Loan Bank System.

2. Basis of Financial Statement Presentation

     The accompanying unaudited consolidated financial statements for the three and nine months ended March 31, 2008 and 2007 included herein were prepared in accordance with instructions to Form S-4, and therefore, do not include information or footnotes necessary for a complete presentation of financial condition, results of operations and cash flows in conformity with U.S. generally accepted accounting principles (“GAAP”). However, all normal, recurring adjustments, which, in the opinion of Willow Financial’s management, are necessary for a fair presentation of these financial statements, have been included. These financial statements should be read in conjunction with the audited financial statements and the notes thereto in this joint proxy statement/prospectus on page __ for the year ended June 30, 2007, as restated. The results for the interim periods presented are not necessarily indicative of the results that may be expected for the year ending June 30, 2008.

     The consolidated financial statements include the balances of Willow Financial and its wholly owned subsidiaries and business segments. All material inter-company balances and transactions have been eliminated in consolidation.

     In preparing the consolidated financial statements, Willow Financial is required to make certain estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and statement of operations for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term include the determination of the allowance for loan losses, income taxes and intangible asset impairment.

     Willow Financial follows the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangibles,” and performs an annual impairment test of goodwill. However, when circumstances indicate that an event has occurred during an interim period, Willow Financial will perform an impairment test at that time. Willow Financial has determined that such an event occurred during the quarter ended December 31, 2007. Based upon an interim impairment test, Willow Financial recorded a goodwill impairment charge of $40.0 million in the consolidated statement of operations for the three-month period ended December 31, 2007. The impairment charge had no impact on Willow Financial’s or Willow Financial Bank’s tangible capital nor did it impact Willow Financial’s tangible book value per share. See note 17 in this section for additional information on the goodwill impairment.

     As described in this joint proxy statement/prospectus on page __, Willow Financial restated its consolidated financial statements for the four quarters of fiscal 2007 and fiscal 2006 to reflect the impact of various adjustments. Quarterly information for the three and nine-month periods ended March 31, 2007 as well as the June 30, 2007 balance sheet, reported herein reflects the restated amounts.

3. Recent Accounting Pronouncements

FASB Statement No, 159, The Fair Value Option for Financial Assets and Financial Liabilities

     In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 provides entities with the opportunity to reduce volatility in reported earnings caused by measuring related assets and liabilities differently. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of FASB Statement No. 157, “Fair Value Measurements.” Willow Financial did not elect early adoption and is currently assessing the implications of this Statement on its financial statements.

FASB Statement No, 157, Fair Value Measurements

     In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 establishes a framework for measuring fair value in accordance with U.S. generally accepted accounting principles, and enhances disclosures about fair value measurements. SFAS 157 applies when other accounting pronouncement require fair value measurements; it does not require new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those years. Willow Financial did not elect early adoption and is currently assessing the implications of this Statement on its financial statements.

FASB Statement No, 155, Accounting for Certain Hybrid Financial Instruments

     In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 155, Accounting for Certain Hybrid Financial Instruments. Under this new statement, an entity may re-measure at fair value a hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation from the host, if the holder irrevocably elects to account for the whole instrument on a fair value basis. Subsequent changes in the fair value of the instrument would be recognized in earnings. This statement is effective for all financial instruments that Willow Financial acquires or issues after July 1, 2007. This Statement had no impact on Willow Financial’s financial position or results of operations as of March 31, 2008.

FASB Interpretation 48, Accounting for Uncertainty in Income Tax Positions

     Effective July 1, 2007, Willow Financial adopted Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 provides guidance on financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. According to FIN 48, a tax position is recognized if it is more-likely-than-not that the tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. If the tax position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize and should be measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As of March 31, 2008, Willow Financial had no material unrecognized tax benefits, accrued interest or penalties. Penalties are recorded in non-interest expense in the year they are assessed and are treated as a non-deductible expense for tax purposes. Interest is recorded in non-interest expense in the year it is assessed and is treated as a deductible expense for tax purposes. As of March 31, 2008, tax years 2005 through 2007 remain subject to Federal examination as well as examination by state taxing jurisdictions.

EITF 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements

     The Task Force reached a consensus that, for endorsement split-dollar life insurance arrangements, an employer should recognize the liability for future benefits based on the substantive agreement with the employee, since the postretirement benefit obligation is not effectively settled. An entity is permitted to apply the consensus by retrospective application to all prior periods in accordance with FASB Statement No. 154, including its required disclosures. The consensus is effective for fiscal years beginning after December 15, 2007, with early adoption permitted as of the beginning of an entity’s fiscal year. Willow Financial Bank has recorded a liability of $266 thousand at March 31, 2008 within other liabilities on the consolidated statement of financial condition to account for the settlement of the future benefit obligation.

4. Stock Compensation Plans

     Willow Financial periodically grants stock option and restricted stock awards to its employees, which vest over three to five year periods. The following table presents compensation expense and the related tax impacts for option and restricted stock awards recognized in the consolidated statements of operations:

	Nine months Ended
	March 31,
	(In thousands)
	2008	2007
Compensation expense	$828	$754
Tax benefit	(263)	(235)
Net income effect	$565	$519

5. (Loss) Earnings Per Share

     (Loss)/earnings per share, basic and diluted, were ($0.11), ($0.11), and ($2.65), ($2.65), respectively, for the three and nine months ended March 31, 2008, compared to $0.10, $0.10, and $0.43, $0.42, respectively, for the three and nine months ended March 31, 2007. Willow Financial Bank remains well capitalized under Office of Thrift Supervision guidelines, as discussed further in note 14 in this section.

     The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations:

	Three months Ended March 31,
	2008		2007
(Dollars in thousands, except per share data)	Basic	Diluted	Basic	Diluted
Net (loss) income	$(1,677)	$(1,677)	$1,502	$1,502
Dividends on unvested common stock awards	—	—	(12)	(12)
Net income available to common stockholders	$(1,677)	$(1,677)	$1,490	$1,490
Weighted average shares outstanding	15,257,712	15,257,712	15,146,910	15,146,910
Effect of dilutive securities:
Common stock equivalents	—	47,869	—	206,338
Adjusted weighted average shares used in
earnings per share computation	15,257,712	15,305,581	15,146,910	15,353,248
(Loss) earnings per share	$(0.11)	$(0.11)	$0.10	$0.10

	Nine months Ended March 31,
	2008		2007
(Dollars in thousands, except per share data)	Basic	Diluted	Basic	Diluted
Net (loss) income	$(40,138)	$(40,138)	$6,503	$6,503
Dividends on unvested common stock awards	(24)	(24)	(44)	(44)
Net (loss) income available to common stockholders	$(40,162)	$(40,162)	$6,459	$6,459
Weighted average shares outstanding	15,143,893	15,143,893	15,090,108	15,090,108
Effect of dilutive securities:
Common stock equivalents	—	92,077	—	256,917
Adjusted weighted average shares used in
earnings per share computation	15,143,893	15,235,970	15,090,108	15,347,025
(Loss) earnings per share	$(2.65)	$(2.65)	$0.43	$0.42

6. Securities

     The amortized cost and estimated fair value of held to maturity and available for sale securities at March 31, 2008 and June 30, 2007 are as follows:

	March 31, 2008
	Amortized	Unrealized	Unrealized	Estimated
	cost	gains	losses	fair value
	(Dollars in thousands)
Held to maturity:
Mortgage-backed securities:
FNMA	$14,408	$185	$(3)	$14,590
FHLMC	10,129	79	—	10,208
CMOs	54,609	—	(1,902)	52,707
Total held to maturity	$79,146	$264	$(1,905)	$77,505

Available for sale:
US government agency securities	$24,838	$127	$(153)	$24,812
Municipal bonds	27,200	151	(323)	27,028
Mortgage-backed securities:
FNMA	29,414	179	(63)	29,530
FHLMC	29,912	180	(28)	30,064
CMOs	13,470	193	(259)	13,404
Corporate debt securities	21,243	—	(2,270)	18,973
Equity securities	11,208	55	(413)	10,850
Total available for sale	$157,285	$885	$(3,509)	$154,661
Total securities	$236,431	$1,149	$(5,414)	$232,166

	June 30, 2007
	Amortized	Unrealized	Unrealized	Estimated
	cost	gains	losses	fair value
	(Dollars in thousands)
Held to maturity:
Mortgage-backed securities:
FNMA	$16,253	$4	$(414)	$15,843
FHLMC	11,839	—	(455)	11,384
CMOs	60,271	—	(1,010)	59,261
Total held to maturity	$88,363	$4	$(1,879)	$86,488

Available for sale:
US government agency securities	$35,285	$—	$(1,077)	$34,208
Municipal bonds	30,585	55	(635)	30,005
Mortgage-backed securities:
FNMA	38,007	5	(1,050)	36,962
FHLMC	35,833	2	(1,028)	34,807
CMOs	22,080	20	(331)	21,769
Corporate debt securities	19,978	73	(625)	19,426
Equity securities	11,464	69	(371)	11,162
Total available for sale	$193,232	$224	$(5,117)	$188,339
Total securities	$281,595	$228	$(6,996)	$274,827

     Securities are evaluated periodically to determine whether a decline in their fair value is other than temporary. Willow Financial’s management utilizes criteria such as the magnitude and duration of the decline, in addition to the reasons underlying the decline, to determine whether the loss in value is other than temporary. The term “other-than-temporary” is not intended to indicate that the decline is permanent, but indicates that the prospects for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support realizable value equal to or greater than carrying value of the investment. Once a decline in fair value is determined to be other than temporary, the fair value of the security is reduced through a charge to earnings in the statement of operations. Based upon an evaluation performed as of March 31, 2008, Willow Financial recorded an impairment charge of approximately $256 thousand related to the holding of common stock on two Pennsylvania financial institutions and another financial services related equity security. Approximately $10.4 million of Willow Financial’s investment in equity securities is an investment in a mutual fund, which is comprised of adjustable rate mortgage securities and thus the fair values are directly correlated to movements in interest rates.

     Willow Financial has both the ability and intent to hold fixed income securities until such time as the value recovers or the security matures and for the equity securities Willow Financial’s management believes that, other than the aforementioned impairment charge, the unrealized losses are temporary and overall not significant to the value of equity securities and therefore believes that the above individual unrealized losses at March 31, 2008 are not other-than-temporary impairments.

7. Loan Portfolio

     Information about Willow Financial Bank’s loans receivable portfolio is presented below as of and for the periods indicated:

	As of		As of
	March 31, 2008		June 30, 2007
		Percentage of		Percentage of
(Dollars in thousands)	Amount	Total	Amount	Total
Real estate loans:
Single-family residential	$241,929	21.22%	$273,247	26.10%
Commercial real estate and multi-family residential	330,182	28.95	316,099	30.19
Construction	109,649	9.61	93,180	8.90
Home equity	329,258	28.88	272,295	26.01
Total real estate loans	1,011,018	88.66	954,821	91.20
Consumer loans	4,309	0.38	3,917	0.37
Commercial business loans	124,955	10.96	88,274	8.43
Total loans receivable	1,140,282	100.00%	1,047,012	100.00%

Allowance for loan losses	(13,224)		(12,210)
Deferred net loan origination fees and other discounts	990		491
Loans receivable, net	$1,128,048		$1,035,293

     The following is a summary of the activity in the allowance for loan losses for the nine months ended March 31, 2008 and 2007:

(Dollars in thousands)	2008	2007
Balance at the beginning of period	$12,210	$16,737
Plus: Provisions (reductions) for loan losses	1,485	(100)
Less charge-offs for:
Mortgage loans	(125)	(76)
Consumer loans	(391)	(190)
Commercial business loans	(30)	(3,185)
Total charge-offs	(546)	(3,451)
Plus: Recoveries	75	173
Balance at the end of the period	$13,224	$13,359

8. Deposits

     Deposit balances consisted of the following at March 31, 2008 and June 30, 2007:

	As of		As of
	March 31, 2008		June 30, 2007
		Percentage of		Percentage of
(Dollars in thousands)	Amount	Total	Amount	Total
Savings accounts	$78,974	7.76%	$87,565	8.01%
Money market deposit accounts	419,112	41.20	403,487	36.93
Certificates less than $100,000	207,842	20.43	239,967	21.96
Certificates $100,000 and greater	62,343	6.13	94,705	8.67
Interest-bearing checking accounts	126,705	12.46	125,905	11.52
Non-interest bearing accounts	122,245	12.02	141,101	12.91
Total deposits	$1,017,221	100.0%	$1,092,730	100.0%

9. Trust Preferred Securities and Other Borrowings

     On March 31, 2006, Willow Financial issued $25.8 million of Junior Subordinated Debentures to Willow Financial Statutory Trust I, a Connecticut Statutory Trust, in which Willow Financial owns all of the common equity. The Trust then issued $25.0 million of Trust Preferred Securities, which pay interest quarterly at three-month Libor plus 1.31% to investors, which are secured by the Junior Subordinated Debentures and the guarantee of Willow Financial. The Junior Subordinated Debentures are treated as debt of Willow Financial but qualify as Tier I capital of Willow Financial Bank to the extent of the amount of the proceeds, which are invested in Willow Financial Bank. The Trust Preferred Securities are callable by Willow Financial on or after September 30, 2011. The Trust Preferred Securities must be redeemed by Willow Financial upon their maturity in the year 2036.

     Willow Financial Bank utilizes outside borrowings to supplement its funding needs. At March 31, 2008, Willow Financial Bank had $75.0 million outstanding in repurchase agreements with a weighted average interest rate of 4.01%. The underlying securities collateralizing these repurchase agreements had a market value of $84.6 million at March 31, 2008.

10. Capital Stock

     On July 24, 2007, Willow Financial declared a cash dividend on its common stock of $0.115 per share, paid on August 24, 2007 to owners of record on August 10, 2007. On October 23, 2007, Willow Financial declared a cash dividend on its common stock of $0.115 per share, paid on November 23, 2007 to owners of record on November 9, 2007. On February 11, 2008, Willow Financial declared a cash dividend on its common stock of $0.115 per share, paid on February 29, 2008 to owners of record on February 22, 2008. On May 21, 2008, Willow Financial declared a cash dividend on its common stock of $0.115 per share, paid on May 29, 2008 to shareholders of record on May 22, 2008.

11. Guarantees

     In the normal course of business, Willow Financial sells loans in the secondary market. As is customary in such sales, Willow Financial provides indemnification to the buyer under certain circumstances. This indemnification may include the obligation to repurchase loans by Willow Financial, under certain circumstances. In most cases repurchases and losses are rare, and no provision is made for losses at the time of sale. When repurchases and losses are probable and reasonably estimable, a provision is made in the financial statements for such estimated losses.

     On May 12, 2003, Willow Financial entered into a sales and servicing master agreement with the FHLB. The agreement allows Willow Financial to sell loans to the FHLB while retaining servicing and providing for a credit enhancement. Under the terms of the agreement, Willow Financial receives a ten basis point annual fee in exchange for assuming the credit risk on losses in excess of its contractual obligation up to a maximum of $605 thousand. Willow Financial has sold $16.6 million in loans under this agreement and had a maximum credit risk exposure of $461 thousand at March 31, 2008. The fair value of these guarantees was determined to be insignificant at March 31, 2008.

12. Accounting for Derivative Instruments and Hedging

     Willow Financial may from time to time utilize derivative instruments such as interest rate swaps, interest rate collars, interest rate floors, interest rate swaptions or combinations thereof to assist in its asset/liability management. In accordance with SFAS No. 133, “Accounting for Derivative Instruments”, Willow Financial documents its hedge relationships, including identification of the hedging instruments and the hedged items, as well as its risk management objectives and strategies for undertaking the hedge. Willow Financial also assesses, both at inception and at least quarterly thereafter, whether the derivative instruments that are used in hedging transactions are highly effective in offsetting the changes in either the fair value or cash flows of the hedged item. For fair value hedges, both the effective and ineffective portions of the changes in the fair value of the derivative, along with the gain or loss on the hedged item that is attributable to the hedged risk, are recorded in the statement of operations within interest income or interest expense. For cash flow hedges, the effective portion of the change in the fair value of the derivative is recorded in accumulated other comprehensive income. When the hedged item impacts the statement of operations, the gain or loss included in accumulated other comprehensive income is reported on the same line in the statement of operations as the hedged item. In addition, the ineffective portion of the changes in the fair value of derivatives used as cash flow hedges is reported in the statement of operations.

     At March 31, 2008, Willow Financial had three interest rate swap arrangements tied to specific loans originated by Willow Financial Bank. The swaps effectively convert the rates from a fixed rate to a floating rate based on Libor throughout the life of the underlying loans. At March 31, 2008, the total outstanding notional amount on these swaps was $4.0 million. The weighted average floating and fixed rates on these transactions were 3.0% and 4.6%, respectively, at March 31, 2008. Based on the decrease in the market value of the interest rate swaps from June 30, 2007 to March 31, 2008, Willow Financial recognized a loss of $171 thousand and $433 thousand in other income in the consolidated statement of operations for the three and nine months ended March 31, 2008, respectively, with respect to these three swap arrangements.

     In August 2003, Chester Valley purchased a $30.0 million notional amount 3.50% six-month LIBOR interest rate cap while simultaneously selling a $30.0 million notional amount 6.00% six-month LIBOR interest rate cap (“Interest Rate Corridor”) which expires in August 2008. Chester Valley paid a net premium, which entitled it to receive the difference between six-month LIBOR from 3.50% up to 6.00% applied to the $30.0 million notional amount. Upon consummation of the Chester Valley Merger, Willow Financial assumed the Interest Rate Corridor and designated it to hedge certain borrowings of Willow Financial Bank, which were variable in nature and indexed to six-month LIBOR. The Interest Rate Corridor was being used to hedge the cash flows of this borrowing. Prior to December 31, 2006, the Interest Rate Corridor could potentially reduce the negative impact on earnings of the borrowings in a rising interest rate environment. The fair market value of the Interest Rate Corridor has two components: the intrinsic value and the time value of the option. The Interest Rate Corridor was marked-to-market quarterly, with changes in the intrinsic value of the Interest Rate Corridor, net of tax, included as a separate component of other comprehensive income, and the change in the time value of the option included directly as interest expense as required under SFAS 133. In addition, the ineffective portion, if any, would have been expensed in the period in which ineffectiveness was determined.

     On October 23, 2006, Willow Financial unwound the Interest Rate Corridor and recognized a gain of $804 thousand in the statement of operations for the nine months ended March 31, 2007 upon repayment of the $30 million FHLB advance.

13. Segment Information

     Under the definition of SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information”, Willow Financial has three operating segments at March 31, 2008; Willow Financial Bank (“WFB”), BeneServ, and WIS. The Willow Financial Bank segment primarily provides loan and deposit services to commercial and retail customers through its network of 29 branch locations as of March 31, 2008. BeneServ, which was acquired on March 30, 2007, is an insurance agency serving the corporate employee benefit market segment. The WIS segment operates a full service investment advisory and securities brokerage firm.

     Segment information for the three and nine months ended March 31, 2008 and 2007 is as follows:

	For the three months ended March 31,
	2008				2007
	WFB	BeneServ	WIS	Total	WFB	BeneServ	WIS	Total
	(Dollars in Thousands)
Interest income	$21,579	$—	$—	$21,579	$21,122	$—	$—	$21,122
Interest expense	10,802	—	—	10,802	10,381	—	—	10,381
Net interest income	10,777	—	—	10,777	10,741	—	—	10,741
Non-interest income	2,998	631	872	4,501	2,176	—	722	2,898
Depreciation expense	754	3	21	778	689	—	—	689
Income tax (benefit)
expense	(171)	65	14	(92)	626	—	78	704
Total net (loss) income	(1,830)	125	28	(1,677)	1,350	—	152	1,502
Total assets	1,574,146	6,511	3,812	1,584,469	1,524,528	—	1,475	1,526,003

	For the nine months ended March 31,
	2008				2007
	WFB	BeneServ	WIS	Total	WFB	BeneServ	WIS	Total
	(Dollars in Thousands)
Interest income	$65,111	$—	$—	$65,111	$64,396	$—	$—	$64,396
Interest expense	34,063	—	—	34,063	30,328	—	—	30,328
Net interest income	31,048	—	—	31,048	34,068	—	—	34,068
Non-interest income	8,156	1,777	2,033	11,966	6,658	—	1,882	8,540
Depreciation expense	2,241	9	24	2,274	1,896	—	—	1,896
Income tax (benefit)
expense	(1,139)	234	27	(878)	2,773	—	156	2,929
Total net (loss) income	(40,646)	455	53	(40,138)	6,199	—	304	6,503
Total assets	1,574,146	6,511	3,812	1,584,469	1,524,528	—	1,475	1,526,003

14. Regulatory Matters

     Willow Financial Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that if undertaken, could have a direct material effect on Willow Financial’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Willow Financial Bank must meet specific capital guidelines that involve quantitative measures of Willow Financial Bank’s assets, liabilities, and certain off-balance sheet items as calculated under accounting practices. Willow Financial Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     At March 31, 2008, Willow Financial Bank had regulatory capital, which was well in excess of regulatory limits set by the Office of Thrift Supervision. The current requirements and Willow Financial Bank’s actual capital levels are detailed below:

					Required to Be Well
					Capitalized under
			Required for Capital		Prompt Corrective
	Actual Capital		Adequacy Purposes		Action Provision
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of March 31, 2008
Tangible capital (to tangible assets)	$119,247	7.8%	22,883	1.5%	$30,511	2.0%
Core capital (to adjusted tangible assets)	119,247	7.8%	61,021	4.0%	76,276	5.0%
Tier I capital (to risk-weighted assets)	119,247	11.2%	N/A	N/A	63,512	6.0%
Risk-based capital (to risk-weighted assets)	132,009	12.5%	84,682	8.0%	105,853	10.0%

As of June 30, 2007
Tangible capital (to tangible assets)	$117,703	8.2%	$21,580	1.5%	$28,773	2.0%
Core capital (to adjusted tangible assets)	117,703	8.2%	57,547	4.0%	71,933	5.0%
Tier I capital (to risk-weighted assets)	117,703	12.2%	N/A	N/A	57,682	6.0%
Risk-based capital (to risk-weighted assets)	127,983	13.3%	76,909	8.0%	96,136	10.0%

     In its letter approving the merger of Willow Financial Bank and First Financial Bank, the Office of Thrift Supervision (“OTS”), as one of the conditions for approval, indicated that, for the periods ending December 31, 2005, 2006, and 2007, Willow Financial Bank needed to have tier one core capital ratios at least equal to 6.50%, 6.75%, and 7.25%, respectively, and total risk-based capital equal to 11.97%, 12.02% and 12.40%, respectively. Willow Financial Bank was required to also submit to the Office of Thrift Supervision, quarterly status reports detailing its compliance with the conditions on regulatory capital outlined in its approval letter. The Office of Thrift Supervision’s conditions for approval of the Chester Valley Bank Merger also indicated that, for the periods ending December 31, 2005, 2006, and 2007, Willow Financial needed to have consolidated tangible capital ratios at least equal to 5.14%, 5.59% and 6.12%, respectively. Both Willow Financial and Willow Financial Bank met these requirements and there are no further requirements other than for normal reporting purposes.

15. Income Taxes

     For the three-month period ended March 31, 2008, the income tax benefit was $92 thousand compared to an income tax provision of $704 thousand for the comparable prior year period. The effective tax rate for the three-month period ended March 31, 2008 was 5.2% compared to 31.9% for the three-month period ended March 31, 2007. For the nine-month period ended March 31, 2008, the income tax benefit was $878 thousand compared to a provision of $2.9 million for the comparable prior year period. The effective tax rate for the nine-month period ended March 31, 2008 was 2.1% compared to 31.1% for the nine-month period ended March 31, 2007. The balance of tax-exempt securities and related income increased during that period and credits received on low-income housing partnerships represented a larger portion of pre-tax book earnings. The goodwill impairment charge is not deductible for tax purposes. The federal statutory tax rate used in calculating Willow Financial’s net deferred tax assets decreased from 35% to 34%, during the three months ended September 30, 2007, which increased income tax expense by approximately $108 thousand during the nine-months ended March 31, 2008.

16. Commitments and Contingencies

     See page ___ of this joint proxy statement/prospectus for a summary of existing commitments and contingencies for the year ended June 30, 2007. There have been no material changes in Willow Financial’s commitments and contingencies since June 30, 2007.

17. Goodwill Impairment

     Willow Financial follows the provisions of SFAS No. 142, “Goodwill and Other Intangibles,” and performs an annual impairment test of goodwill. However, when circumstances indicate that an event has occurred during an interim period, Willow Financial will perform an impairment test at that time. Willow Financial determined that such an event occurred during the quarter ended December 31, 2007.

     During this period, conditions in the housing market continued to deteriorate resulting in a tightening of available credit in the marketplace. Additionally, several companies that specialized in sub-prime lending declared bankruptcy. These market conditions and related concerns surrounding credit caused valuations for thrifts and other financial institutions to decrease significantly during the quarter ended December 31, 2007. The market price of Willow Financial’s stock declined from $12.43 on October 1, 2007 to $8.39 at December 31, 2007.

     As a result of the above conditions, Willow Financial completed an interim impairment test of goodwill. The review encompasses a two-step process. The first step requires Willow Financial to identify the reporting units and compare the fair value of each reporting unit, which we compute using an earnings multiple approach and various transaction market approaches. Valuations were performed for each of Willow Financial’s three reporting units. Willow Financial’s completion of Step 1 indicated that impairment may exist in Willow Financial’s Banking unit and therefore Willow Financial completed the second step. In the second step, the implied fair value of goodwill is calculated as the excess of the fair value of the reporting unit over the fair values assigned to its’ assets and liabilities. As a result of this impairment test, Willow Financial recorded an impairment charge of $40.0 million related to its’ Banking unit for the quarter ended December 31, 2007. The impairment charge had no impact on Willow Financial’s or Willow Financial Bank’s tangible capital nor did it impact Willow Financial’s tangible book value per share. Additionally, this impairment charge did not result from a deterioration in Willow Financial’s core deposit intangible.

18. Subsequent Event — Pending Acquisition

     On May 21, 2008, Willow Financial and Harleysville National announced that they had entered into an Agreement and Plan of Merger (“HNC Merger Agreement”), dated May 20, 2008, which sets forth the terms and conditions pursuant to which Willow Financial will be merged with and into Harleysville National (the “HNC Merger”). The HNC Merger Agreement provides, among other things, that as a result of the HNC Merger each outstanding share of common stock of Willow Financial, par value $0.01 per share, will be converted into a right to receive 0.73 share of common stock of Harleysville National, par value $1.00 per share (“HNC Common Stock”), plus cash in lieu of any fractional share interest.

     Consummation of the HNC Merger is subject to a number of customary conditions, including but not limited to (i) the approval of the HNC Merger Agreement by both the shareholders of Willow Financial and Harleysville and (ii) the requisite regulatory approvals of the HNC Merger and the proposed merger of Willow Financial’s banking subsidiary, Willow Financial Bank, with and into Harleysville National’s banking subsidiary Harleysville National Bank, following consummation of the HNC Merger. The HNC Merger is intended to qualify as reorganization for federal income tax purposes, such that the shares of Willow Financial exchanged for shares of HNC Common Stock will be issued to Willow Financial’s shareholders on a tax-free basis.

     The HNC Merger Agreement contains certain termination rights for each of Willow Financial and Harleysville and further provides that, upon termination of the HNC Merger Agreement under specified circumstances, Willow Financial may be required to pay to Harleysville a termination fee of $7.0 million.

     The Boards of Directors of Willow Financial and Harleysville approved the HNC Merger Agreement on May 20, 2008. The transaction is expected to close in the fourth calendar quarter of 2008.

QUANTITATIVE AND QUALITATIVE DISCLOSURE OF MARKET RISK OF WILLOW FINANCIAL

Asset/Liability Management and Interest Rate Risk

     The market value of assets and liabilities, as well as future earnings, can be affected by interest rate risk. Market values of certain financial assets have an inverse relationship to rates, i.e., when interest rates rise, the market value of many of Willow Financial’s assets decline and when rates fall, the market value of many of Willow Financial’s assets rise. The primary assets of Willow Financial are loans to borrowers who often have the ability to prepay their loan. Therefore, in a falling rate environment, the increase in the market value of Willow Financial’s assets is limited by this option for the borrower to prepay the loan.

     The ability to maximize net interest income is largely dependent upon the achievement of a positive interest spread that can be maintained during fluctuations in prevailing interest rates. Interest rate sensitivity gap (“gap”) is a measure of the difference between interest-earning assets and interest-bearing liabilities that either mature or reprice within a specified time period. A gap is considered positive when the amount of interest-earning assets exceeds the amount of interest-bearing liabilities, and is considered negative when interest-bearing liabilities exceed interest-earning assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income. During a period of falling interest rates, a negative gap would generally result in an increase in net interest income, and a positive gap would result in a decrease in net interest income. This is usually the case; however, interest rates on differing financial instruments will not always change at the same time or to the same extent.

     The following gap table shows the amount as of June 30, 2007 of Willow Financial Bank’s assets and liabilities projected to mature or re-price within various time periods. This table includes certain assumptions management has made that affect the rate at which loans will prepay as well as the duration of core deposits. Changes in interest rates may affect these assumptions, which would impact Willow Financial Bank’s gap position.

	0 to 3	3 to 12	1 to 3	3 to 5	over 5
	months	months	years	years	years	Total
	(Dollars in thousands)
Securities and interest-bearing
deposits	$101,675	$58,249	$58,980	$15,899	$93,622	$328,425
Loans receivable	252,366	159,469	315,875	94,500	232,877	1,055,087
Total interest-earning assets	354,041	217,718	374,855	110,399	326,499	1,383,512
Certificates of deposit	93,765	179,794	53,144	3,242	4,727	334,672
Other interest-bearing deposits	205,391	115,770	202,456	5,784	80,989	610,390
Borrowings	102,873	30,114	64,229	10,799	27,523	235,538
Total interest-bearing liabilities	402,029	325,678	319,829	19,825	113,239	1,180,600
Excess (deficiency) of interest-
earning assets over interest-
bearing liabilities	$(47,988)	$(107,960)	$55,026	$90,574	$213,260	$202,912
Cumulative excess (deficiency) of
interest-earning assets over
interest-bearing liabilities	$(47,988)	$(155,948)	$(100,922)	$(10,348)	$202,912	$405,824
Cumulative excess (deficiency) of
interest-earning assets to
Interest-bearing liabilities as a
Percent of total assets	(3.1)%	(10.1)%	(6.5)%	(0.7)%	13.1%	26.2%
Ratio of interest-earning assets to
interest-bearing liabilities	88.1%	66.9%	117.2%	556.9%	288.3%	117.2%
Cumulative ratio of interest-
Earning assets to assets
to Interest-bearing liabilities	88.1%	78.6%	90.4%	99.0%	117.2%

     At June 30, 2007, the ratio of the cumulative interest-earning assets maturing or re-pricing in one-year or less to interest-bearing liabilities maturing or re-pricing in one-year or less was 78.6%, which results in a cumulative one-year gap to total assets ratio of negative 10.1%, indicating that Willow Financial Bank’s net interest income could decline depending upon the degree to which interest rates change and the change in the relationship between interest rates used to re-price assets and interest rates used in the re-pricing of liabilities.

     Willow Financial has adopted asset/liability management policies designed to quantify the interest rate risk caused by mismatches in the maturities and re-pricing of Willow Financial’s interest-earning assets and interest-bearing liabilities. These interest rate risk and asset/liability management actions are taken under the guidance of the Finance Committee of Willow Financial (the “Finance Committee”). The Finance Committee’s purpose is to communicate, coordinate and control asset/liability management consistent with Willow Financial’s business plan and approved policies by the Willow Financial board of directors. The objective of the Finance Committee is to manage asset and funding sources to produce results that are consistent with liquidity, capital adequacy, growth, risk and profitability goals. The Finance Committee meets at least quarterly and monitors the volume and mix of assets and funding sources taking into account the relative costs and spreads, the interest rate sensitivity gap and liquidity needs. The Finance Committee also reviews economic conditions and interest rate projections, current and projected liquidity needs and capital positions, anticipated changes in the mix of assets and liabilities, and interest rate exposure limits versus current projections pursuant to gap analysis and interest income simulations. At each meeting, the Finance Committee recommends changes in strategy as appropriate. Interest rate risk issues are also discussed by the Willow Financial board of directors on a regular basis. Management meets periodically to monitor progress in achieving asset/liability targets approved by the Willow Financial board of directors, particularly the type and rate on asset generation and sources of funding.

     In order to manage Willow Financial’s assets and liabilities and improve Willow Financial’s interest rate risk position, emphasis has been placed on the origination of assets with shorter maturities or adjustable rates such as commercial and multi-family real estate loans, construction loans, home equity loans and to a lesser extent commercial business loans. At the same time, other actions include attempts to increase Willow Financial’s core deposits and the use of FHLB advances as additional sources of funds. Additionally, longer term fixed rate single-family residential mortgage loans are originated and held for sale.

     The Finance Committee regularly reviews interest rate risk by, among other things, examining the impact of alternative interest rate environments on net interest income and net portfolio value (“NPV”), and the change in NPV. NPV is the difference between the market value of assets and the market value of liabilities and off-balance sheet items under various interest rate scenarios. Sensitivity is the difference (measured in basis points) between the NPV to assets ratio at market rate and the NPV to assets ratio determined under each rate scenario. The Finance Committee monitors both the NPV and sensitivity according to guidelines established by the Office of Thrift Supervision in Thrift Bulletin 13A “Management of Interest Rate Risk, Investment Securities and Derivative Activities”, and board approved limitations.

     Presented below, as of June 30, 2007 and 2006, is an analysis of the interest rate risk position as measured by NPV and sensitivity based upon various rate scenarios. These values were obtained from an internal model produced by Willow Financial Bank as required by the Office of Thrift Supervision regulations as total assets now exceed $1.0 billion. Due to the level of interest rates, no values are calculated for hypothetical rate scenarios of down 300 basis points at June 30, 2007. It only provides an estimate of economic value at a point in time and the economic value of the same portfolio under the above referenced interest rate scenarios.

Estimated change in NPV and Sensitivity
At June 30, 2007

	Net Portfolio Value
	Amount of	Percent of	Total
	Change	change	Assets
	(in thousands)
Hypothetical change in interest rates
up 300 basis points	$(53,648)	(35.1)%	7.26%
up 200 basis points	(35,035)	(22.9)	8.62
up 100 basis points	(16,798)	(11.0)	9.96
no change—base case	—	—	11.19
down 100 basis points	13,757	9.0	12.20
down 200 basis points	21,829	14.3	12.79

Estimated change in NPV and Sensitivity
At June 30, 2006

	Net Portfolio Value
	Amount of	Percent of	Total
	Change	change	Assets
	(in thousands)
Hypothetical change in interest rates
up 300 basis points	$(56,211)	(28.4)%	9.20%
up 200 basis points	(33,116)	(16.7)	10.70
up 100 basis points	(14,395)	(7.3)	11.92
no change—base case	—	—	12.85
down 100 basis points	8,812	4.5	13.42
down 200 basis points	1,726	0.9	12.96
down 300 basis points	(15,299)	(7.7)	11.86

     Willow Financial Bank’s sensitivity remained relatively stable for fiscal 2007 as compared to fiscal 2006 due primarily to interest sensitive assets acquired in the Chester Valley Merger, which was partially offset, by the intangible assets recorded with the acquisition.

     NPV is more sensitive and may be more negatively impacted by rising interest rates than by declining rates. This occurs primarily because as rates rise, the market value of long-term fixed rate assets, like fixed rate mortgage loans, declines due to both the rate increase and slowing prepayments. When rates decline, these assets do not experience similar appreciation in value. This is due to the decrease in the duration of the asset resulting from the increase in prepayments.

INFORMATION ABOUT WILLOW FINANCIAL’S DIRECTORS AND OFFICERS

     The following tables, as of June 20, 2008, present information concerning two current directors of Willow Financial that will be appointed as directors of Harleysville National upon consummation of the merger. Neither director listed below is related to any other director or executive officer of Willow Financial or Harleysville National by blood, marriage or adoption.

		Position with Willow Financial Bancorp and	Director
Name	Age	Principal Occupation During the Past Five Years	Since
John J. Cunningham, III	65	Director. Vice Chairman of the law firm of Cozen O’Connor, Philadelphia, Pennsylvania and prior thereto Managing Partner and Chairman of the Business Law Department of Cozen O’Connor since March 2000. Mr. Cunningham previously served as a director of Chester Valley Bancorp and First Financial Bank from 1998 to 2005.	2005
James E. McErlane	64	Director. Attorney and Principal of the law firm of Lamb McErlane, West Chester, Pennsylvania, since 1971. Interim President of Chester Valley Bancorp and First Financial Bank from June to November 2000. Mr. McErlane previously served as a director of Chester Valley Bancorp and First Financial Bank from 1991 to 2005 and Chairman from 2000 to 2005.	2005

Executive Officers

     Set forth below is certain information with respect to the current executive officer of Willow Financial and/or Willow Financial Bank who will serve as executive vice president of Harleysville National and Harleysville National Bank upon consummation of the merger.

		Position with Willow Financial Bancorp and	Director
Name	Age	Principal Occupation During the Past Five Years	Since
Donna M. Coughey	58

Director. President and Chief Executive Officer of Willow Financial and Willow Financial Bank since August 31, 2005. Director of Philadelphia Corporation for Investment Services, a registered investment advisor and broker dealer. From November 2000 through August 2005, Director, President and Chief Executive Officer of Chester Valley Bancorp Inc. and First Financial Bank. Previously, Chairman, President, and Chief Executive Officer of Mellon Bank of Delaware from October 1996 to November 2000. Pursuant to the Employment Agreement, dated May 20, 2008, by and between Harleysville Management Services LLC and Donna M. Coughey, Ms. Coughey will serve as executive vice president of Harleysville National and Harleysville National Bank for a period of one year commencing on the effective date of the merger by and between Willow Financial and Harleysville National.

			2005

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

     The following information has been taken from the Definitive Proxy Statement filed with the Securities and Exchange Commission on October 10, 2007. Where relevant, this information has been supplemented to describe the effect of the merger with Harleysville National. Please see the section entitled “Interests of Management and Others in the Merger,” above in this joint proxy statement/prospectus for a description of the benefits that each individual described below is entitled to receive in connection with the merger with Harleysville National.

General

     Willow Financial’s compensation philosophy is developed by the Compensation Committee of its board of directors. The duties and responsibilities of the Compensation Committee, which consists entirely of independent directors of the board of directors, include the following evaluations and recommendations that are made to the full board of directors for approval:

  Evaluate competitive compensation practices for the executive team based on peer group companies;

  Review overall compensation and benefits budgets;

  In conjunction with the Chief Executive Officer, recommend the compensation and benefits philosophy and strategy for Willow Financial;

  In consultation with the Chief Executive Officer, determine performance measures and goals for corporate, departmental and individual performance as they relate to compensation;

  Recommend compensation awards for the Chief Executive Officer, including salary, bonus, stock awards, and, if applicable, contracts and supplemental compensation and benefits arrangements;

  Review and make recommendations for revision or approval of compensation programs and individual compensation awards recommended by the Chief Executive Officer for other members of the executive team; and

  Review and recommend implementation or revision of any major compensation or benefit programs.

     Donna Coughey, Willow Financial’s Chief Executive Officer, participates in discussions regarding the total compensation programs for all employees, including Willow Financial’s other executive officers. However, the Compensation Committee recommends, and the board of directors determines, Ms. Coughey’s compensation.

Willow Financial’s Philosophy Regarding Executive Pay

     Willow Financial compensates Ms. Coughey primarily through a mix of salary, bonus and equity compensation as well as retirement benefits. Willow Financial’s compensation program is designed to be competitive with comparable companies so that Willow Financial may (a) attract and retain talented, qualified executives to lead Willow Financial’s organization, and (b) align the executive team’s incentives with the long-term interests of Willow Financial’s shareholders. When Willow Financial sets compensation amounts and selects compensation components for Ms. Coughey, Willow Financial strives to reward the achievement of both short-term and long-term results that will promote earnings growth and stock appreciation. Overall, Willow Financial’s compensation philosophy is intended to provide fair base pay levels with meaningful upside for strong performance.

Determination of Willow Financial’s Compensation Levels

     The Compensation Committee of the board of directors is responsible for assessing appropriate compensation arrangements and recommending the final level and forms of compensation for Ms. Coughey. Willow Financial targets its compensation levels with the following goals in mind: (a) fair base pay and benefits; (b) short-term and long-term incentives that reward performance and share value appreciation; and (c) appropriate levels of job security and benefits that are needed to attract and retain talented and qualified executives.

     In order to compare Willow Financial’s pay standards with other comparable companies, it periodically reviews pay levels of other peer and competitor firms. Willow Financial’s last study was conducted at the end of 2005 and updated in 2006. This study assessed pay described within proxy reports for 2005 as well as the following three general compensation surveys including banks of similar size:

  Watson Wyatt Data Services 2004/2005 ECS Data Survey for commercial banks within the US that have approximately $1.6 billion in assets;

  Economic Research Institute July 2006 Salary Assessor for commercial banks with approximately $1.6 billion in assets; and

  SNL Executive Compensation Review for Banks in Pennsylvania and New Jersey with assets between $800 million and $3.2 billion.

     The Compensation Committee used this information as a starting point for analyzing the individual compensation of Ms. Coughey and set her compensation at a level that was deemed appropriate considering Willow Financial’s philosophy, recruiting needs and growth expectations. Specifically, the Compensation Committee utilized this data to compensate Ms. Coughey at a level that is comparable to that offered within similarly sized banks. The results of this analysis continue to serve as the foundation for determining competitive compensation levels for Ms. Coughey.

     Willow Financial plans to update its competitive pay analysis every two to three years to stay abreast of industry and marketplace trends. Willow Financial intends to benchmark this information and other information obtained by the members of its Compensation Committee against the compensation it offers to ensure that its compensation program is competitive. Willow Financial’s benchmarking process involves careful analysis of the executive pay levels identified in (a) proxy studies of up to twenty-two banks of similar asset size in its geographic region and in (b) the general bank national surveys described above.

     The pay arrangements for Ms. Coughey are analyzed and reviewed by the Compensation Committee. The Compensation Committee then makes recommendations to the board of directors for Ms. Coughey. The board of directors ultimately establishes the compensation for Ms. Coughey. These processes are utilized for all forms of compensation unless noted otherwise below.

Role of Compensation Consultants in Determining or Recommending Executive Compensation

     Under its Charter, the Compensation Committee has authority to retain counsel, consultants, or other experts, as it deems appropriate. In 2005, the Committee engaged The VisionLink Advisory Group, an independent national executive compensation consulting firm, to review Willow Financial’s compensation, incentive and equity programs. The timing of this analysis coincided with the merger of Chester Valley Bank with and into Willow Grove Bank. VisionLink’s review included benchmarking Willow Financial’s compensation practices against the peer institutions as described above. This study was considered by Ms. Coughey and the Compensation Committee as they made recommendations for compensation programs for Willow Financial.

Components of Compensation

     The four primary components of compensation for Ms. Coughey are: (1) base salary; (2) bonuses; (3) other non-equity incentive pay; and (4) equity incentives, consisting of restricted stock and stock options.

     To a lesser extent, Willow Financial also compensates Ms. Coughey through matching contributions and allocations of Willow Financial common stock in its 401(k)/Employee Stock Ownership Plan and certain other benefits available to all employees. Each of these components of compensation are described in more detail below.

Salary

     Willow Financial provides Ms. Coughey with a level of base salary that it believes is appropriate given her professional status and accomplishments relative to individuals in similar positions in the industry in which Willow Financial operates. Historically, Willow Financial has assessed salary levels at or near the 50th percentile of the pay range for its industry and size. Willow Financial adjusts from this range in consideration of the range and scope of job responsibilities, individual experience and capabilities, and its strategic goals.

     Ms. Coughey’s salary is negotiated and set forth in an employment contract between Ms. Coughey and Willow Financial. Willow Financial’s Compensation Committee reviews Ms. Coughey’s salary annually. Willow Financial’s policy has been that, due to her higher visibility and in light of Ms. Coughey’s oversight of all aspects of Willow Financial’s operations, she should receive significantly greater compensation and benefits than its other executive officers. This is consistent with the practices of other financial institutions. Although the compensation of Ms. Coughey is higher than that of the other executive officers, the processes used to determine her compensation are the same as the other officers. Ms. Coughey’s salary is established by (a) reviewing relevant market data, (b) adjusting to reflect individual qualifications and job uniqueness, and (c) engaging in discussions among the members of the Compensation Committee in order to make revisions as needed.

Bonuses

     As a general rule Willow Financial structures all of its annual cash awards in the form of incentive awards, as described below. Periodically, Willow Financial may determine it is necessary to award a bonus to Ms. Coughey for fulfillment of responsibilities that are not directly related to measurable performance factors. No such awards were paid in fiscal 2007.

Non-Equity Incentive Awards

     Ms. Coughey is eligible to receive non-equity incentive awards pursuant to Willow Financial’s Executive Bonus Program. These awards are determined based upon a matrix of performance criteria established at or near the beginning of each fiscal year. Bonus amounts for fiscal 2007 were determined by the Compensation Committee and the board of directors after consideration of various corporate and individual performance factors, including base amounts related to Willow Financial’s annual budget. The criteria may be adjusted from year to year. For fiscal 2007, Ms. Coughey did not receive a bonus upon consideration of the following matrix:

Name	Components	Weighting	Base Threshold	Stretch Threshold
Donna M. Coughey	Earnings per share	50%	$1.10	$1.15
	Average core deposits	25%	$695.8 million	$765.4 million
	Fee, investment services and other income	25%	$13.3 million	$14.6 million
	Bonus payouts as percent of base salary		35%	45%

     Under the Executive Bonus Program, Ms. Coughey’s bonus may be awarded if at least some of the threshold criteria are met. If none of the thresholds are achieved, then no incentive bonus pay is awarded, as was the case for fiscal year 2007. Bonuses of up to 35% of Ms. Coughey’s base salary may be earned if she satisfies all of the base performance thresholds and up to 45% of base salary if the “stretch” performance thresholds are achieved.

     Incentive awards are not paid until the beginning of the following fiscal year. The Compensation Committee and the board of directors ultimately sign off on final incentive awards for Ms. Coughey.

Equity Compensation

     Willow Financial believes that equity ownership by Ms. Coughey is important in order to align its long-term rewards program with the interests of its shareholders. Additionally, long-term awards are needed to attract and retain talented and motivated employees. Due to recent changes in accounting rules that made the treatment of stock options less attractive, Willow Financial has diminished the use of stock options in favor of restricted stock awards. However, Willow Financial believes both types of awards have their place. Options require appreciation in share value before they result in gain for the employees. Restricted stock awards encourage employees to preserve existing value as well as grow the value of the stock. Willow Financial has used, and expects to continue to use, both forms of equity compensation as part of its overall rewards program.

     Willow Financial provided restricted stock awards to Ms. Coughey in the last fiscal year under its 2005 Recognition and Retention Plan that was approved by the board of directors on September 27, 2005. The restricted stock awards vest at a rate of 1/3 per year commencing on the first anniversary of the date of grant. Accelerated vesting is permitted on death, disability, retirement and change in control. Additional information on the restricted stock awards is set forth below under “Grants of Plan-Based Awards.” Upon the consummation of the merger with Harleysville National, all of Ms. Coughey’s unvested shares of restricted stock will vest in full.

     Willow Financial’s Compensation Committee recommends, and its board of directors grants, restricted stock awards to retain its executives and reward the achievement of corporate goals and strong individual performance. Restricted stock awards are based on a combination of individual contributions to Willow Financial, market standards and competitive recruiting needs. On an annual basis, Willow Financial’s Compensation Committee assesses the appropriate individual and corporate goals for Ms. Coughey and considers additional restricted stock awards based upon the achievement of both individual and corporate goals.

     Additionally, employees, including Ms. Coughey, receive matching contributions and are eligible for discretionary contributions under the 401(k) provisions of the 401(k)/Employee Stock Ownership Plan. No discretionary contributions were made in fiscal 2007. Employer and matching contributions under the plan are fully vested at all times. In addition, Willow Financial allocates shares of its common stock to its employees pursuant to the employee stock ownership plan provisions. Participants become vested in the employee stock ownership plan shares at a rate of 20% per year commencing after two full years of service.

Life Insurance Benefits

     Willow Financial has assumed a life insurance policy on Ms. Coughey pursuant to the First Financial Bank Executive Survivor Income Plan. Under this arrangement Willow Financial owns the policy and makes premium payments to the insurance companies. In the event of the death of Ms. Coughey during her employment with Willow Financial, her designated beneficiary would receive a $500,000 death benefit. Her beneficiary would also be eligible to receive the death benefit under the Executive Survivor Income plan after Ms. Coughey’s employment with Willow Financial ends if (a) she becomes disabled, (b) retires from employment with Willow Financial, or (c) she is involuntarily terminated within twelve months of the change in control of Willow Financial.

Other Elements of Compensation

     In order to attract and retain qualified executive officers, Willow Financial provides executives with a variety of benefits and perquisites, including certain benefits available generally to all of its full time employees. Benefits are determined by the same criteria applicable to Willow Financial’s other employees. In general, benefits are designed to provide protection against financial catastrophes that can result from illness, disability or death, and to provide a reasonable level of retirement income. The benefits package enables Willow Financial to be competitive in attracting and retaining talented employees, and keeping employees focused on their responsibilities and not distracted with concerns about health care insurance or adequate savings for retirement.

     Additionally Willow Financial provides Ms. Coughey with life insurance and an automobile allowance. Details on the values of these personal benefits and perquisites may be found in the Summary Compensation Table and related footnotes.

     In 2006 Willow Financial approved a Supplemental Executive Retirement Plan for a select group of executives. The Supplemental Executive Retirement Plan is designed to provide an enhanced level of financial security for participants. The board of directors also believes that the Supplemental Executive Retirement Plan can assist in the attraction and retention of strong executive talent. However, at the recommendation of management, the board of directors determined that no contributions would be made under the Supplemental Executive Retirement Plan during fiscal years 2006 or 2007. Willow Financial adopted an amendment to the Supplemental Executive Retirement Plan in the first quarter of fiscal 2008 to commence contributions under the plan.

Employment Agreement

     Willow Financial maintains an employment agreement with Ms. Coughey. The terms of the agreement for Ms. Coughey are described later in this joint proxy statement/prospectus in the section entitled “Employment Agreements.” In connection with the merger with Harleysville National and in exchange for the termination of Ms. Coughey’s employment agreement and executing a release in favor of Willow Financial and Harleysville National, Ms. Coughey will receive a lump sum payment of $1,540,960 under a termination agreement which becomes effective upon the consummation of the merger with Harleysville National. In addition, Ms. Coughey has entered into a new employment agreement with a subsidiary of Harleysville National for a one year term, effective on the effective date of the merger with Harleysville National. The terms of these agreements are described below in the section entitled “Employment Agreements.”

Compliance with Section 162(m) and 409A of the Internal Revenue Code

     In accordance with Section 162(m) of the Internal Revenue Code, a public company generally may not deduct most forms of compensation in excess of $1,000,000 for a covered employee, such as Ms. Coughey. Since none of Willow Financial’s executive officers had compensation in excess of $1,000,000 for the past fiscal year, Section 162(m) was not applicable.

     Willow Financial maintains its executive compensation arrangements in conformity with the requirements of Section 409A of the Internal Revenue Code, which imposes certain restrictions on deferred compensation arrangements. In the past year, Willow Financial amended, as necessary, its deferred compensation arrangements, including its employment and change in control severance agreements, and its Supplemental Executive Retirement Plan, in order to comply with the requirements of Section 409A.

Summary Compensation Table

     The following table summarizes the total compensation paid or earned for the fiscal year ended June 30, 2007 by Ms. Coughey. No stock options were granted to Ms. Coughey during the last fiscal year. The amount of Ms. Coughey’s bonus was based on the terms of her employment agreement with Willow Financial.

Change in
Pension
Value and
							Non-	Nonquali-
							Equity	fied
							Incentive	Deferred	All
							Plan	Compen-	Other
	Fiscal				Stock	Option	Compen-	sation	Compen-
Name and Principal Position	Year	Salary(1)	Bonus		Awards(3)	Awards(3)	sation	Earnings(4)	sation(5)	Total
Donna M. Coughey	2007	$336,539	$150,000	(2)	$98,500	$4,567	$—	$—	$50,285	$639,891
President and Chief
Executive Officer
____________________

(1)

In addition to salary, the amounts disclosed in this column include amounts contributed by Ms. Coughey to the 401(k)/Employee Stock Ownership Plan of Willow Financial Bank. Willow Financial periodically reviews, and may increase, Ms. Coughey’s annual base salary in accordance with the terms of her employment agreement and its annual compensation review of Ms. Coughey.

(2)	Retention bonus paid to Ms. Coughey under her employment agreement upon the one-year anniversary of the acquisition of Chester Valley Bancorp and First Financial Bank.

(3)

Reflects the dollar value of the awards of restricted stock and/or stock options recognized by Willow Financial for financial statement purposes in accordance with Statement of Financial Accounting Standards No. 123(R), which is an accounting pronouncement that governs the manner in which it accounts for equity based compensation. The values of stock awards were calculated based on the fair market value of Willow Financial common stock on the dates of grant, $15.57 and $14.59, for grants made on January 6, 2006 and January 5, 2007, respectively. For a discussion of the assumptions used to establish the valuation of the restricted stock awards and stock options, reference is made to Note 5 of the Notes to Consolidated Financial Statements of Willow Financial included elsewhere in this joint proxy statement/prospectus. Additional information is also included in the table below entitled “Grants of Plan-Based Awards.” Willow Financial uses the Black-Scholes option valuation model to establish the values of options. In calculating the value of stock awards Willow Financial has disregarded any estimate of forfeitures relating to service-based vesting conditions. There were no forfeitures for the 2007 fiscal year.

(4)

Ms. Coughey was a participant in First Financial Bank’s terminated supplemental pension plan. During fiscal 2007 Willow Financial purchased an annuity to fund the accrued benefits for all participants, including Ms. Coughey, under the pension plan, which removes any future cash liability for, and expense to, Willow Financial under such plan. The annual benefits payable upon retirement at age 65 to Ms. Coughey will be $10,825. The benefit amounts to be paid to participants in this plan have been frozen. There are no above-market or preferential earnings paid on Ms. Coughey’s’ account under the deferred compensation plan.

(5)

Includes employer matching contributions of $13,750 allocated in 2007 to Ms. Coughey’s account, under the Willow Grove Bank 401(k)/Employee Stock Ownership Plan. Also includes the fair market value at December 31, 2006, the date of allocation to Ms. Coughey of the shares of common stock pursuant to the 401(k)/Employee Stock Ownership Plan, representing $21,534. Includes amounts paid during the fiscal year for premiums with respect to group term life insurance for Ms. Coughey. Includes Ms. Coughey’s an automobile allowance of $14,400.

Grants of Plan-Based Awards

     During fiscal 2007, Ms. Coughey received restricted stock grants under the 2005 Recognition and Retention Plan that are vesting at a rate of 1/3 per year commencing on the first anniversary of the date of grant. Ms. Coughey did not receive an award under the Executive Bonus Program. Willow Financial did not grant any stock options to Ms. Coughey during fiscal 2007. Willow Financial does not currently maintain an equity incentive plan.

		Estimated Possible Payouts		All Other Stock	Grant Date
		Under Non-Equity Incentive		Awards:	Fair Value of
	Grant	Plan Awards(1)		Number of Shares	Stock and Option
Name	Date	Target	Maximum	of Stock or Units(2)	Awards(3)
Donna M. Coughey	10/24/06	$122,500	$157,500	—	$—
	1/05/07	—	—	12,447	172,964
____________________

(1)

The Estimated Possible Payouts Under Non-Equity Incentive Plan Awards represent potential amounts payable under Willow Financial’s Executive Bonus Program for fiscal 2007. The Executive Bonus Program did not provide for threshold amounts of awards. Actual amounts earned in the last fiscal year are reported as Non- Equity Incentive Plan Compensation in the Summary Compensation Table. For a more detailed description of the annual cash awards, see “Compensation Discussion and Analysis – Components of Compensation.”

(2)

Represents the restricted stock awards granted to Ms. Coughey on January 5, 2007 and as adjusted to reflect a 5% stock dividend on February 23, 2007. The shares of restricted stock vest in three equal annual installments beginning one year after the date of grant. Restricted stock awards become vested on death, disability or retirement, or a change in control of Willow Financial. The shares of restricted stock are issued to Ms. Coughey upon vesting and no dividends are paid on unearned shares.

(3)	Represents the fair value of each stock award calculated as of the applicable grant date in accordance with Statement of Financial Accounting Standards No. 123(R).

Employment Agreement

     Willow Financial and Willow Financial Bank entered into an employment agreement with Ms. Coughey, effective August 31, 2005, in connection with the merger of Chester Valley Bancorp with and into Willow Financial. Under the terms of her employment agreement, Ms. Coughey serves as President and Chief Executive Officer for a three-year term that renews annually for one additional year each July 1 unless notice to the contrary is given. The employment agreement also provides that Ms. Coughey will serve as a director of Willow Financial and Willow Financial Bank. Ms. Coughey is entitled to a minimum base salary which may be increased by the board of directors from time to time, but not decreased without her express consent. Under the terms of her agreement, Ms. Coughey received a retention bonus of $150,000 on August 31, 2006, the one-year anniversary of the Chester Valley merger. The agreement provides that, if Ms. Coughey’s employment is terminated in connection with a subsequent change in control of Willow Financial and/or Willow Financial Bank or within twelve months thereafter, Willow Financial will pay her three times her then current base salary and most recent bonus. The employment agreement provides that if the payments and benefits provided to Ms. Coughey pursuant to a subsequent change in control are deemed to constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, then she would be reimbursed for any excise tax liability pursuant to Sections 280G and 4999 of the Internal Revenue Code and for additional taxes imposed as a result of such reimbursement. In addition, Willow Financial, Willow Financial Bank and Ms. Coughey have generally agreed to release each other from any and all claims of actions that may result during the term of the employment agreement.

     Ms. Coughey’s employment agreement is similar to the agreements for senior executive officers of comparable financial institutions. Although the above-described employment agreement could increase the cost of any acquisition of control of Willow Financial, its management does not believe that the terms thereof would have a significant anti-takeover effect. The above-described employment agreement was amended and restated in order to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and regulations thereunder.

     Pursuant to the merger with Harleysville National, Ms. Coughey’s existing employment agreement with Willow Financial and Willow Financial Bank will be terminated on the effective date of such merger. In exchange for the termination of her employment agreement and for a release in favor of Willow Financial and Harleysville National, Ms. Coughey will receive a lump sum payment of $1,540,960 under a termination agreement upon the effective date of the merger with Harleysville National. In addition to this payment, Harleysville National and Harleysville National Bank will provide Ms. Coughey, her spouse and any of her dependents that are covered as of the effective date of the merger with Harleysville National, at no cost to Ms. Coughey, for a period beginning on the effective date of such merger and ending at the earlier of (i) three years subsequent to the effective date of such merger or (ii) the date of Ms. Coughey’s full-time employment by another employer who offers similar benefits, continued participation in the life, disability, health and dental insurance plans and any other group insurance plans offered by Harleysville National and Harleysville National Bank to their employees, with any insurance premiums payable by Harleysville National and Harleysville National Bank to be payable at such times and in such amounts as if Ms. Coughey was still an employee of Harleysville National and Harleysville National Bank, subject to any increases in such amounts imposed by the insurance company or COBRA. If the participation of Ms. Coughey or other covered dependents in any such plans is barred, then Harleysville National and Harleysville National Bank will either arrange to provide such persons with insurance benefits substantially similar to those which Ms. Coughey and other covered persons were otherwise entitled to receive or, if such coverage cannot be obtained, pay a lump sum cash equivalency amount within thirty (30) days following the date coverage ceases based on the annualized rate of premiums being paid by Harleysville National and Harleysville National Bank as of such date.

     In addition, Ms. Coughey has entered into a new employment agreement with a subsidiary of Harleysville National for a one year term. This employment agreement will become effective on the effective date of the merger with Harleysville National. Ms. Coughey will serve as an Executive Vice President of Harleysville National and Harleysville National Bank. Her annual salary under this employment agreement will be $350,000 and she will also be entitled to receive customary employee benefits. In addition, the employment agreement contains non-competition and non-solicitation provisions which are effective until the second anniversary of the effective date of the merger with Harleysville National.

Outstanding Equity Awards at Fiscal Year-End

     The following table sets forth information regarding option awards and stock awards granted to Ms. Coughey that were outstanding as of June 30, 2007. There were no equity incentive plan awards outstanding at fiscal year end. Upon the consummation of the merger with Harleysville National, all unvested shares of restricted stock and unvested stock options that have been granted to Ms. Coughey will vest in full.

	Option Awards					Stock Awards
						Number of Shares or	Market Value of
	Number of Securities					Units of Stock	Shares or Units of
	Underlying Unexercised Options			Option		That Have	Stock That Have
Name	Exercisable	Unexercisable	Exercise Price	Expiration Date		Not Vested	Not Vested(3)
Donna M. Coughey	14,128	4,236	$12.23	6/30/2013	(1)	—	$—
	2,702	—	8.81	6/19/2012	(2)	—	—
	—	—	—	—		21,931	285,103
____________________

(1)	The option which originally represented an option to acquire shares of Chester Valley Bancorp Inc. is vesting at a rate of 20% per year commencing on June 30, 2004.

(2)	The option which originally represented an option to acquire shares of Chester Valley Bancorp Inc. is vesting at a rate of 20% per year commencing on June 19, 2003.

(3)

Calculated by multiplying the closing market price of Willow Financial’s common stock on the last trading day in June 2007, which was $13.00, by the applicable number of shares of common stock underlying Ms. Coughey’s stock awards.

Options Exercised and Stock Awards Vested

     The following table sets forth information regarding Ms. Coughey’s stock awards that vested during the year ended June 30, 2007. No stock options were exercised during the 2007 fiscal year. All of Ms. Coughey’s unvested stock awards will vest upon the consummation of the merger with Harleysville National.

	Stock Awards
	Number of Shares Acquired	Value Realized
Name	on Vesting	on Vesting(1)
Donna M. Coughey	4,516	$62,750
____________________

(1)	Represents the number of shares of common stock that vested during the fiscal year multiplied by the market price of Willow Financial’s common stock on the date on which the stock award vested. As such, the value realized may be different from the value reported for Statement of Financial Accounting Standards No. 123(R) purposes.

Pension Benefits

     The following table sets forth information regarding Ms. Coughey’s number of years of credited service under the frozen First Financial Bank Defined Benefit Plan which was terminated in fiscal 2007. The accrued benefits have been funded with an annuity which removes any future cash liability for, and expenses to Willow Financial and provides for payments following retirement. There were no payments made during fiscal 2007 to Ms. Coughey under the terminated pension plan. The annual benefits payable upon retirement at age 65 to Ms. Coughey will be $10,825.

Number of Years
Name	Plan Name	Credited Service
Donna M. Coughey	First Financial Bank Defined Benefit Plan	4 years, 8 months

Nonqualified Deferred Compensation

     In fiscal 2004, Willow Financial Bank adopted a Deferred Compensation Plan that provides certain of Willow Financial’s senior officers with the opportunity to elect to defer receipt of specified portions of their compensation and to have such deferred amounts treated as if invested in specified investment vehicles. Ms. Coughey elected to participate in this plan and is deferring a portion of her compensation. On or before the consummation of the merger with Harleysville National, this deferred compensation plan will terminate and Ms. Coughey will be entitled to receive her account balance, which is approximately $_________ as of ________, 2008.

     In connection with the acquisition of First Financial Bank, Willow Financial assumed the First Financial Bank Executive Deferred Compensation Plan, as amended and restated effective January 1, 2003, and the First Financial Bank 2005 Executive Deferred Compensation Plan. The First Financial Bank Deferred Compensation Plans were frozen in August 2005; however, Willow Financial maintains an account for Ms. Coughey, who previously participated in the plans.

     The following table sets forth information regarding Ms. Coughey’s account in Willow Financial’s deferred compensation plans as of and for the fiscal year ended June 30, 2007. Willow Financial and Willow Financial Bank do not make any contributions to the plans and there were no withdrawals or distributions in the fiscal year ended June 30, 2007.

	Executive Contributions in	Aggregate Earnings in	Aggregate Balance at
Name	Last FY	Last FY(2)	Last FYE
Donna M. Coughey	$64,726(1)	$3,687	$96,861
____________________

(1)	Reflects deferrals of the receipt of shares of Willow Financial common stock from Willow Financial’s 2005 Recognition and Retention Plan in fiscal 2007 based upon the market value of the stock on the date of vesting.

(2)	Aggregate earnings reflect the aggregate interest or other earnings accrued to Ms. Coughey’s account during fiscal year 2007. Earnings for Ms. Coughey’s deferrals include the cash and stock dividends received on the shares of restricted stock.

Potential Payments Upon Termination of Employment or Change in Control

     The table below reflects the amount of compensation to Ms. Coughey in the event of termination of her employment. The amount of compensation payable to Ms. Coughey upon voluntary termination, termination for cause, early retirement, involuntary not-for-cause termination, termination following a change in control and in the event of disability, death or retirement is shown below. The amounts shown assume that such termination was effective as of June 29, 2007, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to Ms. Coughey upon her termination. The actual amounts to be paid out can only be determined at the time of Ms. Coughey’s separation.

     Ms. Coughey’s existing employment agreement with Willow Financial and Willow Financial Bank will be terminated on the effective date of the merger with Harleysville National. In exchange for the termination of this agreement and a release in favor of Willow Financial and Harleysville National, Ms. Coughey will receive a lump sum payment of $1,540,960 under a termination agreement. Accordingly, Ms. Coughey will no longer be entitled to receive the severance payments provided in her employment agreement with Willow Financial. In addition, on the effective date of such merger, all of Ms. Coughey’s unvested stock options and restricted stock awards will vest in full. For a description of the benefits Ms. Coughey will receive in connection with the merger with Harleysville National, please see the section entitled “Interests of Management and Others in the Merger,” above in this joint proxy statement/prospectus.

			Involuntary Termination
			Without Cause or
			Termination by the
			Executive for Good	Change in Control
	Voluntary	Termination	Reason Absent a	With Termination of	Death or
Payments and Benefits	Termination	for Cause	Change in Control	Employment	Disability(n)		Retirement(o)
Accrued paid time off(a)	$10,096	$10,096	$10,096	$10,096	$10,096		$10,096
Severance payments and benefits:(b)
Cash severance(c)	—	—	712,024	1,500,000	356,012	(p)	—
Medical and dental benefits(d)	—	—	7,226	14,287	7,226	(q)	—
Other welfare benefits(e)	—	—	1,597	2,307	671	(q)	—
Automobile expenses(f)	—	—	29,295	39,640	—		—
ESOP allocations(g)	—	—	—	13,305	—		—
§280G tax gross-up(h)	—	—	—	—	—		—
Equity awards:(i)
Unvested stock options(j)	—	—	—	3,262	3,262		—
Unvested restricted stock awards(k)	—	—	—	285,103	285,103		—
Life insurance(l)	—	—	—	—	650,000		—
Total payments and benefits(m)	$10,096	$10,096	$760,238	$1,868,000	$1,312,370		$10,096

____________________

Notes to the tables:

(a)	Paid time off is granted to each employee annually based on position and tenure. Earned but unused paid time off is paid upon termination of employment. The amounts shown represent Ms. Coughey’s accrued but unused paid time off as of June 29, 2007.

(b)	These severance payments and benefits are payable if the employment of Ms. Coughey is terminated prior to a change in control either (i) by Willow Financial or Willow Financial Bank for any reason other than cause, disability, retirement or death or (ii) by Ms. Coughey if Willow Financial or Willow Financial Bank takes certain adverse actions (a “good reason” termination). The severance payments and benefits are also payable if Ms. Coughey’s employment is terminated during the term of her employment agreement following a change in control.

(c)	The Involuntary Termination column represents a lump sum amount equal to the present value of Ms. Coughey’s base salary for the remaining term of Ms. Coughey’s employment agreement. The Change in Control column represents a lump sum amount equal to three times her current base salary and most recently paid bonus. For the amount payable to Ms. Coughey’s spouse in the event of her death, see Note (p) below.

(d)	The Involuntary Termination column represents the estimated cost of providing continued medical and dental coverage for the remaining term of her employment agreement, with Ms. Coughey continuing to pay the employee share of the premiums. The Change in Control column represents the estimated cost of providing continued medical and dental coverage for three years, at no cost to Ms. Coughey. The change in control benefits will be discontinued if Ms. Coughey obtains full-time employment with a subsequent employer which provides substantially similar benefits. If the employment of Ms. Coughey is terminated due to death, disability or retirement, continued insurance coverage will be provided as discussed in Note (q) below. The estimated costs assume the current insurance premiums or costs increase by 10% on January 1st of each year. Because the premiums could increase faster than assumed, they have not been discounted to present value.

(e)	The Involuntary Termination column, represents the estimated cost of providing continued life, accidental death and long-term disability coverage for the remaining term of Ms. Coughey’s employment agreement, with Ms. Coughey continuing to pay her share of the premiums. The Change in Control column represents the estimated cost of providing continued life, accidental death and long-term disability coverage for three years at no cost to Ms. Coughey. The change in control benefits will be discontinued if Ms. Coughey obtains full-time employment with a subsequent employer which provides substantially similar benefits. If Ms. Coughey’s employment is terminated due to disability or retirement, continued life insurance coverage will be provided as discussed in Note (q) below. The estimated costs assume the current insurance premiums or costs increase by 10% on January 1st of each year. Because the premiums could increase faster than assumed, they have not been discounted to present value.

(f)	Represents the estimated present value costs of paying automobile related expenses for Ms. Coughey for the remaining term of her employment agreement in the Involuntary Termination column and for three years in the Change in Control column, in each case based on the automobile allowance of $1,200 per month.

(g)	In the event of a change in control, the Employee Stock Ownership Plan will be terminated and the unallocated shares will first be used to repay the outstanding loan. Any remaining unallocated shares will then be allocated among plan participants on a pro rata basis based on account balances. Based on the June 29, 2007 closing price of $13.00 per share, the value of the unallocated shares exceeds the remaining principal balance of the loan by approximately $2.3 million, and the Change in Control column reflects Ms. Coughey’s proportionate share of such amount.

(h)	If the parachute amounts associated with the payments and benefits to Ms. Coughey in the Change in Control column equal or exceed three times her average taxable income for the five years ended December 31, 2006, they would be subject to a 20% excise tax. In such event, Willow Financial has agreed in its employment agreement with Ms. Coughey to pay the 20% excise tax and the additional federal, state and local income taxes and excise taxes on such reimbursement in order to place her in the same after-tax position she would have been in if the excise tax had not been imposed.

(i)	The vested stock options held by Ms. Coughey had a value of approximately $22,000 based on the June 29, 2007 closing price of $13.00 per share. Such value can be obtained in the event of termination due to voluntary termination, death, disability, retirement or cause only if Ms. Coughey actually exercises the vested options in the manner provided for by the relevant option plan and subsequently sells the shares received for $13.00 per share. In the event of a termination of employment, Ms. Coughey (or her estate in the event of death) will have the right to exercise vested stock options for the period specified in her option grant agreement.

(j)	All unvested stock options will become fully vested upon Ms. Coughey’s death or disability, upon a change in control, or for Ms. Coughey’s options assumed in the 2005 acquisition, upon retirement after at least 10 years of service.

(k)	If Ms. Coughey’s employment is terminated as a result of death or disability, unvested restricted stock awards are deemed fully earned. In addition, in the event of a change in control of Willow Financial, the unvested restricted stock awards are deemed fully vested and, in the case of awards made under the 2005 Recognition and Retention Plan, are deemed fully vested on retirement.

(l)	In 2005 Willow Financial Bank assumed the executive survivor income agreement that First Financial Bank had entered into with Ms. Coughey in July 2003. The agreement provides that if the employment of Ms. Coughey had been terminated due to death as of June 29, 2007, her beneficiaries or estate would have received death benefits of $500,000. This agreement also provides that if Ms. Coughey retires on or after age 62, becomes disabled or has her employment involuntarily terminated within 12 months after a change in control and then dies before reaching age 85, then Willow Financial Bank will pay the above death benefits to Ms. Coughey’s beneficiary. Includes amounts payable to the beneficiaries of Ms. Coughey pursuant to group term life insurance policies.

(m)	Does not include the value of the vested benefits to be paid under Willow Financial’s 401(k) plan, ESOP, Supplemental Pension Plan or Deferred Compensation Plan. See the tables under “—Pension Benefits” and “—Nonqualified Deferred Compensation” below. Also does not include the value of vested stock options set forth in Note (i) above, earned but unpaid salary and reimbursable expenses.

(n)	Does not include amounts payable if the employment of Ms. Coughey had been terminated due to disability, in which case, she would receive continuation of her base salary for up to 90 days based on her tenure. If the disability continued beyond 90 days, Ms. Coughey would be entitled to receive long-term disability benefits of 60% of her gross monthly income, subject to a benefit cap of $5,000 per month, for as long as Ms. Coughey remains disabled, up to age 65. Includes Ms. Coughey’s unvested equity awards that will become fully vested upon death or disability.

(o)	In 2005, Willow Financial assumed the First Financial Bank pension plan, a noncontributory defined benefit plan, which was frozen effective as of July 1, 2005 and from which it withdrew subsequent to assuming the plan. During fiscal 2007, Willow Financial purchased an annuity to fund the vested benefits under the pension plan. Ms. Coughey, who previously was an employee of First Financial Bank, was a participant in the frozen First Financial Bank defined benefit pension plan and is entitled to her vested benefits thereunder. The annual benefits payable upon retirement at age 65 to Ms. Coughey will be $10,825. With respect to Ms. Coughey, Willow Financial has no further obligations with respect to, and will incur no additional costs for, the prior First Financial Bank defined benefit pension plan. On March 28, 2006, Willow Financial adopted the 2006 Supplemental Executive Retirement Plan, effective as of April 1, 2006. The plan is a nonqualified, unfunded, cash based defined contribution plan which is designed to provide deferred compensation retirement benefits to selected members of its executive management team. At the recommendation of management, as of the end of fiscal 2007, no contributions had been made under the plan.

(p)	If Ms. Coughey’s employment is terminated due to death, her spouse will be entitled to receive one-half of her base salary for the remaining term of her employment agreement. The amounts shown are discounted to present value.

(q)	If the employment of Ms. Coughey is terminated due to disability or retirement, Willow Financial will provide continued medical, dental and life insurance coverage for her and any dependents covered as of the date of termination of employment. Ms. Coughey does not yet qualify for retirement. If Ms. Coughey’s employment is terminated due to death, then Willow Financial will provide her spouse and any dependents covered as of the date of death with continued medical and dental coverage. In each case, the coverage will continue for the then remaining term of the employment agreement, with Ms. Coughey (or her spouse or dependents in the event of death) paying the employee share of the premium costs. The estimated costs assume the current insurance premiums or costs increase by 10% on each January 1 and have not been discounted to present value.

Director Compensation

     The following table summarizes the compensation of non-management directors during fiscal year 2007.

				Change in
				Pension
				Value and
				Nonqualified
				Deferred
	Fees Earned or	Stock	Option	Compensation	All Other
Name	Paid in Cash(1)	Awards(2)	Awards(2)	Earnings(3)	Compensation	Total(4)
John J. Cunningham, III	28,800	14,645	—	25,459	—	68,904
James E. McErlane	35,450	14,645	—	16,346	—	66,441
____________________

(1)	Reflects committee and meeting fees that were paid or were accrued during fiscal year 2007.

(2)	The column “Stock Awards” reflects expense recognized during fiscal year 2007 in accordance with Statement of Financial Accounting Standards No. 123(R) related to grants of restricted stock awards to Messrs. Cunningham and McErlane pursuant to Willow Financial’s 2002 Recognition and Retention Plan and 2005 Recognition and Retention Plan. Such awards pursuant to the 2002 and 2005 plans vest pro rata over five and three years, respectively, commencing on the first anniversary of the date of grant. The column “Option Awards” reflects expense recognized during fiscal year 2007 in accordance with Statement of Financial Accounting Standards No. 123(R) related to grants of stock options to Messrs. Cunningham and McErlane made pursuant to Willow Financial’s 2002 Stock Option Plan, which shares vest pro rata over five years commencing on the first anniversary of the date of grant.

No stock option awards were made in fiscal 2007. Messrs. Cunningham and McErlane each received a grant of 1,935 shares of restricted stock under Willow Financial’s 2005 Recognition and Retention Plan on January 5, 2007. The restricted stock awards were valued at $28,232, which was the fair market value of Willow Financial’s common stock on the date of grant.

For a discussion of the assumptions used to establish the valuation of the restricted stock awards and stock options, reference is made to Note 5 of the Notes to Consolidated Financial Statements of Willow Financial included elsewhere in this joint proxy statement/prospectus.

Messrs. Cunningham and McErlane were awarded 1,935 shares of restricted stock on January 6, 2006 and January 5, 2007, that vest at a rate of 1/3 per year commencing on the first anniversary of the date of grant.

(3)	The amounts represent the changes in the actuarial present value of accumulated pension benefits, see “—Non- Qualified Retirement Plan” below. Messrs. Cunningham and McErlane participate in the deferred compensation plan and have accrued benefits under Willow Financial’s frozen Non-Employee Directors Retirement Plan as described below under “—Deferred Compensation Plans.” There are no above-market or preferential earnings paid on the accounts under the deferred compensation plans.

(4)	At June 30, 2007, Messrs. Cunningham and McErlane held the following amount of unvested stock awards and/or aggregate stock option awards:

Name	At June 30, 2007		Name	At June 30, 2007
	Unvested Stock	Option		Unvested Stock	Option
	Awards	Awards		Awards	Awards
John J. Cunningham, III	3,386	—	James E. McErlane	3,386	—

     Willow Financial does not pay separate compensation to directors for their service on the board of directors of Willow Financial Bank. Board meetings for Willow Financial are held jointly with or immediately following board or committee meetings of Willow Financial Bank for which Willow Financial board members are compensated. Board fees are subject to periodic adjustment by the board of directors. During fiscal 2007, non-employee members of Willow Financial Bank’s board of directors received $1,300 per board meeting held, including attendance at the annual shareholders’ meeting and strategic planning sessions, if any. To receive such compensation, directors could not be absent for more than two board meetings during the fiscal year. During the first six months of fiscal 2007, non-employee directors received $600 per committee meeting attended, except members on the Audit Committee who received $900 per committee meeting, and the Loan Committee, Finance Committee and Compensation Committee members who received $750 per committee meeting.

     Effective July 1, 2007, each director will receive an annual retainer of $14,000 paid in 11 monthly installments and will receive $500 per meeting attended. The recommendation of the Compensation Committee to adopt a retainer for membership on the board of directors was made in consultation with Willow Financial’s independent compensation consulting firm and based on a review of compensation policies of comparable companies.

Deferred Compensation Plans

     In fiscal 2004, Willow Financial Bank adopted a Deferred Compensation Plan that provides Willow Financial’s non-employee directors with the opportunity to elect to defer the receipt of specified portions of their compensation and to have such deferred amounts treated as if invested in specified investment vehicles. Willow Financial’s non-employee directors who currently elected to participate in this plan and are deferring a portion of their compensation include Messrs. Cunningham and McErlane. This plan will terminate on or before the effective date of the Merger with Harleysville National and Messrs. Cunningham and McErlane will be entitled to receive their account balance of approximately ___________ and ___________, respectively.

     In fiscal 2006, Willow Financial Bank assumed the First Financial Bank Deferred Compensation Plan, as amended and restated effective January 1, 2003, and the First Financial Bank Board of Directors 2005 Deferred Compensation Plan. Both of these plans were suspended in connection with the merger with Harleysville National so that no further deferrals can be made thereunder. Willow Financial maintains accounts in the director plans that are fully vested for Messrs. Cunningham and McErlane, who elected to participate in the plans.

Non-Qualified Retirement Plan

     In 1998, Willow Financial adopted a non-qualified retirement plan for the non-employee members of Willow Financial Bank’s board of directors which was frozen following adoption of the 2005 Recognition and Retention Plan. Participating directors became 100% vested in the benefits accrued in such plan to the date the plan was frozen. The retirement plan provides for fixed annual payments at retirement for a period of ten years. The vested amounts for each of Messrs. Cunningham and McErlane were $1,923, that each would receive for a period of 10 years following retirement. Willow Financial does not expect any additional future expense for such plan.

Compensation Committee Interlocks and Insider Participation

     Determinations regarding compensation of Willow Financial’s President and Chief Executive Officer, senior management and employees are reviewed and approved by Willow Financial’s Compensation Committee.

     No person who served as a member of the Compensation Committee during fiscal 2007 was a current or former officer or employee of Willow Financial or Willow Financial Bank or engaged in certain transactions with Willow Financial or Willow Financial Bank required to be disclosed by regulations of the Securities and Exchange Commission. Additionally, there were no Compensation Committee “interlocks” during fiscal 2007, which generally means that no executive officer of Willow Financial served as a director or member of the Compensation Committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee.

BENEFICIAL OWNERSHIP OF WILLOW FINANCIAL COMMON STOCK BY CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

     The following tables set forth as of June 1, 2008 certain information as to the common stock beneficially owned by (i) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, who or which was known to us to be the beneficial owner of more than 5% of the issued and outstanding common stock, (ii) the directors of Willow Financial, (iii) certain executive officers of Willow Financial; and (iv) all directors and executive officers of Willow Financial as a group.

	Amount and Nature of		Percent of
Name of Beneficial Owner or Number of Persons in Group	Beneficial Ownership(1)		Common Stock
Willow Grove Bank 401(k)/Employee Stock
Ownership Plan Trust	1,017,271	(2)	6.5%
170 South Warner Road
Wayne, Pennsylvania 19087
Dimensional Fund Advisors LP	1,289,417	(3)	8.2%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401
Private Capital Management, L.P.	1,395,299	(4)	8.9%
8889 Pelican Bay Boulevard
Naples, Florida 34108

	Total Amount			Number	Number of
	and Nature		Percent of	of Shares	Unvested
Name of Beneficial Owner or	of Beneficial		Common	Underlying	Recognition
Number of Persons in Group	Ownership(1)		Stock(19)	Options(19)	Plan Awards(20)
Directors:
Donna M. Coughey	124,220	(5)	*	21,067	13,040
John J. Cunningham, III	51,901		*	39,452	2,032
Gerard F. Griesser	35,188	(6)	*	—	2,032
Charles F. Kremp, 3rd	136,960		*	44,920	2,032
William W. Langan	124,514	(7)	*	74,800	2,032
Rosemary C. Loring, Esq.	98,988	(8)	*	57,306	2,032
Robert J. McCormack	5,002	(9)	*	—	2,032
James E. McErlane	454,946	(10)	2.9%	39,452	2,032
A. Brent O’Brien	79,105	(11)	*	49,431	2,032
Samuel H. Ramsey, III	144,865	(12)	*	48,688	2,032
Emory S. Todd, Jr., CPA	74,414	(13)	*	13,299	2,032
William B. Weihenmayer	110,486	(14)	*	33,458	2,032
Madeleine Wing Adler, Ph.D.	9,450		*	6,006	2,032

Other Named Executive Officers:
Ammon J. Baus	29,060	(15)	*	13,650	4,133
G. Richard Bertolet	29,789	(16)	*	20,177	2,306
Thomas Saunders	10,000		*	—	10,000
Neil Kalani	4,359	(17)	*	—	2,082
Matthew D. Kelly	32,021	(18)	*	18,542	3,702

All Directors and Executive Officers
as a group (18 persons)	1,555,268		9.9%	480,248	59,647

____________________

*      Represents less than 1% of our outstanding common stock.

(1)	Based upon filings made pursuant to the Securities Exchange Act of 1934 and information furnished by the respective individuals. Under regulations promulgated pursuant to the Securities Exchange Act of 1934, shares of common stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(2)	Information obtained from a Schedule 13G/A, filed February 14, 2008, with the SEC with respect to common stock beneficially owned by Willow Financial Bank 401(k) Employee Stock Ownership Plan Trust (“Willow Financial Bank 401(k)/ESOP trust”). The Schedule 13G/A states that Willow Financial Bank 401(k)/ESOP trust has shared voting and dispositive power as to all these shares. As of December 31, 2007, 537,330 shares held in the Willow Financial Bank 401(k)/ESOP trust had been allocated to the accounts of participating employees. Amounts held by the plan trustees, Ms. Coughey and Allen Wagner, reflect shares allocated to their individual accounts in the Willow Financial Bank 401(k)/ESOP trust and exclude all other shares held in the trust. Under the terms of the Willow Financial Bank 401(k)/ESOP trust, the plan trustees vote all allocated shares in accordance with the instructions of the participating employees. Any unallocated shares are generally required to be voted by the plan trustee in the same ratio on any matter as to those shares for which instructions are given by the participant’s under the employee stock ownership plan provisions.

(3)	Information obtained from a Schedule 13G/A, filed February 6, 2008, with the SEC with respect to shares of common stock beneficially owned by Dimensional Fund Advisors LP (“Dimensional”). The Schedule 13G/A states that Dimensional has sole voting and dispositive power as to all of these shares. Dimensional disclaims beneficial ownership of these shares.

(4)	Based on a Schedule 13G/A, filed February 14, 2008, by Private Capital Management, L.P. (“PCM”), a registered investment adviser, Bruce S. Sherman and Gregg J. Powers, chief executive officer and president of PCM, respectively, PCM and Messrs. Sherman and Powers exercise in these capacities shared voting power and shared dispositive power with respect to the 1,395,299 shares of Willow Financial common stock held by PCM’s clients and managed by PCM.

(5)	Includes 37,135 shares held jointly with Ms. Coughey’s spouse, 12,088 shares held by Ms. Coughey’s spouse, 15,726 shares held in Ms. Coughey’s individual retirement account, 8,210 shares held in the Willow Grove Bank 401(k)/ESOP and 2,877 shares held in the First Financial Bank ESOP and 14,077 shares held in the Willow Financial Deferred Compensation Plan rabbi trust, over which Ms. Coughey disclaims beneficial ownership except to the extent of her personal pecuniary interest therein.

(6)	Includes 179 shares held by Mr. Griesser’s spouse, 23,125 shares held jointly with Mr. Griesser’s spouse and 2,293 shares held in Mr. Griesser’s retirement plan.

(7)	Includes 25,412 shares held in trust for Mr. Langan’s spouse over which Mr. Langan disclaims beneficial ownership and 22,270 shares held in revocable trust with Mr. Langan as trustee.

(8)	Includes 5,159 shares held jointly with Ms. Loring’s spouse, 12,725 shares held by Ms. Loring’s spouse and 21,105 shares held in Ms. Loring’s individual retirement account.

(9)	Includes 1,821 shares held in Mr. McCormack’s individual retirement account.

(10)	Includes 211,173 shares held in a trust of which Mr. McErlane is a co-trustee with shared voting and investment power; 200,111 shares held by Mr. McErlane and his spouse as tenants by the entireties with right of survivorship and 2,178 shares held in Mr. McErlane’s individual retirement account.

(11)	Includes 2,357 shares held by Mr. O’Brien’s spouse.

(12)	Includes 659 shares held in a trust for which Mr. Ramsey is a beneficiary, 20,130 shares held in Mr. Ramsey’s individual retirement account and 21,615 shares held in the Willow Financial Deferred Compensation Plan rabbi trust, over which he disclaims beneficial ownership, except to the extent of his personal pecuniary interest therein.

(13)	Includes 21,962 shares held in Mr. Todd’s individual retirement account and 2,070 shares held in the Willow Financial Deferred Compensation Plan rabbi trust, over which Mr. Todd disclaims beneficial ownership, except to the extent of his personal pecuniary interest therein.

(14)	Includes 17,585 shares held by Mr. Weihenmayer’s spouse and 20,028 shares held in the Willow Financial Deferred Compensation Plan rabbi trust, over which he disclaims beneficial ownership, except to the extent of his personal primary interest therein.

(15)	Includes 2,695 shares held jointly with Mr. Baus’s spouse, 8,582 shares held in Mr. Baus’s accounts in the Willow Grove Bank 401(k)/ESOP.

(16)	Includes 2,696 shares held in Mr. Bertolet’s account in the Willow Grove Bank 401(k)/ESOP.

(17)	Includes 1,236 shares held in Mr. Kalani’s account in the Willow Grove Bank 401(k)/ESOP.

(18)	Includes 1,615 shares held in Mr. Kelly’s account in the Willow Grove Bank 401(k)/ESOP and 129 shares held in Mr. Kelly’s account in the First Financial Bank ESOP.

(19)	Each beneficial owner’s percentage ownership is determined by assuming that options held by such person (but not those held by any other person) and that are exercisable within 60 days of the voting record date have been exercised.

(20)	Includes shares of awarded to directors and executive officers pursuant to the 2002 and 2005 Recognition and Retention Plans. Directors and executive officers do not have voting or dispositive power with respect to restricted stock awards under the 2005 Recognition and Retention Plan.

DESCRIPTION OF HARLEYSVILLE NATIONAL CAPITAL SECURITIES

CAPITAL STOCK

     The authorized capital stock of Harleysville National consists of 75,000,000 shares of common stock, $1.00 par value, and 8,000,000 shares of preferred stock, $1.00 par value. As of __________, 2008, the record date for the special meetings, there were __________ shares of Harleysville National common stock issued and outstanding, __________ shares held by Harleysville National as treasury stock, and no shares of Harleysville National preferred stock issued or outstanding. There are no other shares of capital stock of Harleysville National authorized, issued or outstanding. Each holder of shares of Harleysville National common stock has one vote for each share held. Harleysville National shareholders cannot cumulate votes in the election of directors.

     Harleysville National’s board of directors is authorized to issue shares of Harleysville National preferred stock, without shareholder approval. Harleysville National’s board will determine the rights, qualifications, limitations and restrictions of each series of Harleysville National preferred stock at the time of issuance, including without limitation, rights as to dividends, voting and convertibility into shares of Harleysville National common stock. Shares of Harleysville National preferred stock may have dividend, redemption, voting, and liquidation rights that take priority over the Harleysville National common stock, and may be convertible into Harleysville National common stock.

     Harleysville National has no options, warrants or other rights authorized, issued or outstanding other than options and rights granted under Harleysville National’s various stock compensation and dividend reinvestment plans, as described in Harleysville National’s information filed with the SEC and incorporated herein by reference, as described in “Incorporation of Certain Information by Reference,” on page ___.

     The holders of Harleysville National common stock share ratably in dividends when and if declared by Harleysville National’s board of directors from legally available funds. Declaration and payment of cash dividends by Harleysville National depends upon cash dividend payments to it by Harleysville National’s subsidiaries, which are Harleysville National’s primary source of revenue and cash flow.

ANTI-TAKEOVER CHARTER AND PENNSYLVANIA LAW PROVISIONS

     Harleysville National’s articles of incorporation and bylaws contain certain provisions that may have the effect of deterring or discouraging an attempt to take control of Harleysville National. Among other things these provisions:

  Empower Harleysville National’s board of directors, without shareholder approval, to issue shares of Harleysville National common and preferred stock the terms of which, including voting power, are set by Harleysville’s board;

  Divide Harleysville National’s board of directors into four classes serving staggered four-year terms;

  Restrict the ability of shareholders to remove directors;

  Do not permit shareholders’ actions without a meeting;

  Prohibit a merger, consolidation, liquidation or dissolution of Harleysville National, or any action that would result in the sale or other disposition of all or substantially all of the assets of Harleysville National without the affirmative vote of at least eighty percent of the outstanding shares, or at least a majority of the outstanding shares if the transaction has been approved by at least seventy-five percent Harleysville National’s directors. This provision cannot be amended or repealed without the affirmative vote of at least eighty percent of the outstanding shares entitled to vote;

  Eliminate cumulative voting in the election of directors; and

  Require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders.

     The Pennsylvania Business Corporation Law of 1988, as amended, also contains certain provisions applicable to Harleysville National that may have the effect of deterring or discouraging an attempt to take control of Harleysville National. These provisions, among other things:

  Require that, following any acquisition by any person or group of 20% of a public corporation’s voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the “fair value” of the shares, including an increment representing a proportion of any value payable for control of the corporation (Subchapter 25E of the Business Corporation Law);

  Prohibit for five years, subject to certain exceptions, a “business combination” (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a person or group beneficially owning 20% or more of a public corporation’s voting power (Subchapter 25F of the Business Corporation Law);

  Expand the factors and groups (including shareholders) which a corporation’s board of directors can consider in determining whether an action is in the best interests of the corporation;

  Provide that a corporation’s board of directors need not consider the interests of any particular group as dominant or controlling;

  Provide that a corporation’s directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

  Provide that actions relating to acquisitions of control that are approved by a majority of “disinterested directors” are presumed to satisfy the directors’ standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

  Provide that the fiduciary duty of a corporation’s directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

     The Pennsylvania Business Corporation Law also explicitly provides that the fiduciary duty of directors does not require them to:

  Redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

  Render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

  Act as the board of directors, a committee of the board or an individual director, solely because of the effect the action might have on an acquisition or potential acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

COMPARISON OF SHAREHOLDER RIGHTS

     Upon completion of the merger, shareholders of Willow Financial will become shareholders of Harleysville National. Accordingly, their rights as shareholders will be governed by Harleysville National’s articles of incorporation and bylaws, as well as by the Pennsylvania Business Corporation Law of 1988, as amended. Certain differences in the rights of shareholders arise from differences between Harleysville National’s articles of incorporation and bylaws and Willow Financial’s articles of incorporation and bylaws.

     The following is a summary of material differences in the rights of Willow Financial shareholders and Harleysville National shareholders. This discussion is not a complete statement of all differences affecting the rights of shareholders. We qualify this discussion in its entirety by reference to the Pennsylvania Business Corporation Law, the articles of incorporation and bylaws of Harleysville National and the articles of incorporation and bylaws of Willow Financial.

BOARD OF DIRECTORS

Director Nominations

Willow Financial

     Willow Financial’s bylaws provide that any shareholder of record entitled to vote in the election of directors may make nominations for the election of directors. Nominations other than those made by existing management must be delivered or mailed to the Secretary of Willow Financial not less than 120 days prior to the anniversary date of the initial mailing of proxy materials or a notice of the meeting by Willow Financial in connection with the immediately preceding annual meeting of shareholders of Willow Financial. Such notification must contain the all of the following information to the extent known:

1.	The name, age, business address and residence address of the shareholder who intends to make the nomination and of the person or persons to be nominated.

2.	The principal occupation or employment of the shareholder submitting the notice and of each person being nominated.

3.	The class and number of shares of Willow Financial’s stock which are beneficially owned by the shareholder submitting the notice, by any person who is acting in concert with or who is an affiliate or associate of such shareholder, by any person who is a member of any group with such shareholder with respect to Willow Financial stock or who is known by such shareholder to be supporting such nominee(s) on the date the notice is given to the Willow Financial, by each person being nominated, and by each person who is in control of, is controlled by, or is under common control with any of the foregoing persons.

4.	A representation that the shareholder is and will continue to be a holder of record of stock of the Willow Financial entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice.

5.	A description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder.

6.	Such other information regarding the shareholder submitting the notice, each nominee proposed by such shareholder and any other person named in paragraph three above as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, as if Willow Financial’s common stock was required to be registered under the Securities Exchange Act of 1934.

7.	The consent of each nominee to serve as a director of Willow Financial if so elected.

     The board of directors may reject any nomination by a shareholder not timely made in accordance with the above requirements.

Harleysville National

     Harleysville National’s bylaws permit any shareholder to make a nomination for election to Harleysville National’s board of directors. Any shareholder who intends to nominate or to cause to have nominated any candidate for election to the board of directors shall so notify the Secretary of the Harleysville National in writing not less than 45 days prior to the first anniversary of the record date of the preceding year’s meeting of shareholders called for the election of directors. Such notification shall contain the following information to the extent known by the notifying shareholder:

1.	The name and address of each proposed nominee.

2.	The age of each proposed nominee.

3.	The principal occupation of each proposed nominee.

4.	The number of shares of Harleysville National owned by each proposed nominee.

5.	The total number of shares that to the knowledge of the notifying shareholder will be voted for each proposed nominee.

6.	The name and residence address of the notifying shareholder.

7.	The number of shares of the Harleysville National owned by the notifying shareholder.

     Any nomination for director not made in accordance with the above requirements shall be disregarded by the chairman of the meeting, and votes cast for each such nominee shall be disregarded by the judges of election. In the event that the same person is nominated by more than one shareholder, if at least one nomination for such person complies with the above requirements, the nomination shall be honored and all votes cast for such nominee shall be counted.

Election of Directors

Willow Financial

     Willow Financial’s bylaws provide that its board of directors must be comprised of between five and 17 directors. Presently, the board of directors is comprised of 13 members. Willow Financial’s articles of incorporation require that its board be divided into three classes, each serving three-year terms, so approximately one-third of the directors are elected at each annual meeting of shareholders. Each class should contain as nearly as possible of one-third the number of the whole board.

Harleysville National

     Harleysville National’s bylaws provide that its board of directors is composed of between 5 and 25 directors. Presently, the board of directors has 11 members. Harleysville National’s board of directors is divided into four classes, each serving four-year terms, so that approximately one-fourth of the directors are elected at each annual meeting of shareholders.

Qualifications of Directors

Willow Financial

     Neither the articles of incorporation nor the bylaws of Willow Financial restrict the age of its directors.

Harleysville National

     Harleysville National’s bylaws provide that no person who is 72 years of age or older shall be elected, or shall serve, as a director. Any director who attains age 72 during his term of office shall resign as a director effective as of the date of his 72nd birthday. The board of directors shall have the right to appoint any person who has resigned as a director by reason of attaining age 72 as a director emeritus for a term, to be determined in the discretion of the board of directors, of one, two, or three years. No person who is 75 years of age or older shall be elected, or shall serve, as a director emeritus.

Removal

Willow Financial

     Except as required by law, Willow Financial’s articles of incorporation provide that any director may be removed by shareholders only for cause and by the affirmative vote of not less than a majority of the votes eligible to be cast by shareholders at a duly constituted meeting of shareholders called expressly for such purpose.

Harleysville National

     Harleysville National’s articles of incorporation and bylaws do not have special provisions relating to removal of directors by shareholders. Under the Pennsylvania Business Corporation Law, the entire board of directors, a class or a director can only be removed for cause and not less than a majority of the votes entitled to be cast on the matter.

SHAREHOLDER MEETINGS

Call

Willow Financial

     The Willow Financial shareholders hold their annual meeting at a time and place fixed by the board of directors. Pursuant to Willow Financial’s articles of incorporation, only the board of directors may call a special meeting of shareholders pursuant to a majority vote of directors.

Harleysville National

     The Harleysville National shareholders hold their annual meeting at a time and place fixed by the board of directors. The shareholders are to hold their annual meeting no later than May 31 each year. Harleysville National’s special meetings of the shareholders may be called at anytime by the Chairman of the Board, the President, the Executive Vice President, if any, a majority of the board of directors or of its Executive Committee, or by shareholders entitled to cast at least one-fifth of the votes which all shareholders are entitled to cast at the particular meeting.

Notice

Willow Financial

     Written notice of every meeting of shareholders shall be given by, or at the direction of, the Secretary of the Willow Financial or other authorized person to each shareholder of record entitled to vote at the meeting at least (1) ten days prior to the day named for a meeting that will consider a fundamental change or (2) five days prior to the day named for a meeting in any other case. A notice of meeting shall specify the place, day, and hour of the meeting, and, in the case of a special meeting, the general nature of the business to be transacted thereat, as well as any other information required by law.

Harleysville National

     Harleysville National’s bylaws provide that written notice of all meetings other than adjourned meetings of shareholders, stating the place, date, and hour, and, in case of special meetings of shareholders, the purpose thereof, shall be served upon, or mailed, postage prepaid, or telegraphed, charges prepaid, to each shareholder entitled to vote there at such address as appears on Harleysville National’s transfer books, at least five days before such meeting, unless a greater period of notice is required by statute or by a duly adopted bylaw.

Quorum

Willow Financial

     Willow Financial’s bylaws provide that the presence of stockholders entitled to vote at least a majority of the votes that all stockholders are entitled to cast on a particular matter to be acted upon at a meeting of stockholders shall constitute a quorum for the purposes of consideration and action on the matter.

Harleysville National

     Harleysville National’s bylaws provide that the presence, in person, by proxy or by conference telephone or similar communications equipment, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the particular matter shall constitute a quorum for purposes of considering such matter.

Required Shareholder Vote

Willow Financial

General

     The articles of incorporation provide that each holder of record of Willow Financial common stock shall have the right to one vote for every share registered in his name on the books of Willow Financial on the record date fixed for the meeting. Shareholders are not entitled to cumulate votes in the election of directors.

Fundamental Changes

     Willow Financial’s articles of incorporation provide that no actions subject to Subchapters C (Merger, Consolidation, Share Exchange, and Sale of Assets), Subchapter D (Division), and Subchapter F (Voluntary Dissolution and Winding Up) of Chapter 19 of the Pennsylvania Business Corporation Law of 1988, as amended, are valid unless first approved by the affirmative vote: (1) of the holders of at least 75% of the shares entitled to vote generally in an election of directors of Willow Financial, or (2) as otherwise required by law if 66 2/3% of the entire board of directors recommends the action,. Pennsylvania Business Corporation Law of 1988, as amended, requires an affirmative vote from the majority of shareholders entitled to vote on the matter unless a corporation’s bylaws provide differently.

Amendment of Articles of Incorporation

     Generally, Willow Financial’s articles of incorporation may be amended upon approval of the board of directors pursuant to a resolution adopted by an affirmative vote of the majority of the board of directors and approved by an affirmative vote of holders of a majority of shares of Willow Financial entitled to vote in an election of directors. However, articles relating to directors, meetings of stockholders, liability of directors and officers, restrictions on offers and acquisitions of Willow Financial’s equity securities, stockholder approval of certain actions, and amendment of articles of incorporation and bylaws may only be amended upon the affirmative vote of 75% of the shares of Willow Financial entitled to vote generally in the election of directors which has not been approved by 80% of the board of directors.

Amendment of Bylaws

     Willow Financial’s bylaws may be amended by the board of directors upon an affirmative vote of the majority of the directors then in office or upon an affirmative vote of at least a majority of shares entitled to vote generally in an election of directors. However, sections relating to stockholder proposals; the number and powers of the board of directors; the classification and terms of the board of directors; vacancies on the board of directors; removal of a director; nomination of a director; and the indemnification of directors, officers, and other persons may only be amended upon the affirmative vote of at least 75% of the shares of Willow Financial entitled to vote generally in the election of directors.

Harleysville National

General

     Each holder of Harleysville National common stock is entitled to one vote per share at a meeting. Shareholders may vote at any meeting or by proxy duly authorized in writing. Shareholders do not have the right to cumulate their votes for the election of directors. When a quorum is present, the voice vote of holders of a majority of the stock having voting power, present in person, by proxy, or by approved communications equipment, shall decide any question brought before the meeting except as provided differently by statute or by its articles of incorporation. Upon demand made by a shareholder entitled to vote at any election for directors before the voting begins, the election shall be by ballot.

Fundamental Changes

     Harleysville National’s articles of incorporation provide that no merger, consolidation, liquidation, or dissolution of Harleysville National, nor any action that would result in the sale or other disposition of all or substantially all of the assets of Harleysville National shall be valid unless first approved by the affirmative vote of either:

1.	The holders of at least 80% of the outstanding shares of the voting stock of Harleysville National, or

2.	The holders of at least a majority of the outstanding shares of voting stock of Harleysville National, provided the transaction has received the prior approval of at least 75% of the directors.

     The affirmative vote of the holders of at least 80% of the outstanding shares of voting stock entitled to vote is required to amend or repeal this provision of Harleysville National’s articles of incorporation.

Amendment of Articles of Incorporation

     Except as described above under “Fundamental Changes”, Harleysville National’s articles of incorporation do not set any special shareholder approval requirement to amend its articles of incorporation. Pennsylvania law provides that the articles of incorporation of Harleysville National may be amended by the affirmative vote of not less than a majority of outstanding common stock. Pennsylvania law also requires approval by the holders of any shares of preferred stock for any amendment that would affect the preferences, limitations, or special rights of holders of shares of preferred stock. Harleysville National does not have any shares of preferred stock outstanding. However, under Pennsylvania law, shareholder approval is not required to amend Harleysville National’s articles of incorporation to only restate its provisions without change, or to change Harleysville National’s corporate name, reduce the number of its authorized shares in connection with acquisition of its own stock, or add or delete a provision relating to uncertificated shares of stock. As long as Harleysville National continues to have only one class of stock outstanding, Harleysville National may also amend its articles of incorporation without shareholder approval to increase the number of authorized shares to support a stock dividend or to increase the number of shares or change their par value in connection with a stock split.

Amendment of Bylaws

     Harleysville National’s bylaws may be altered, amended, or repealed by the affirmative vote of the holders of 80% percent of the outstanding shares of common stock at any regular or special meeting duly convened after notice to the shareholders of that purpose, or by a majority vote of the members of the board of directors at any regular or special meeting thereof duly convened after notice to the directors of that purpose, subject always to the power of the shareholders to change such action of the board of directors by the affirmative vote of the holders of 80% of the outstanding shares of common stock.

INSPECTION RIGHTS

Willow Financial

     As required by Pennsylvania law, Willow Financial makes available for inspection by any shareholder at the time and place of any shareholder meeting a complete list of shareholders entitled to vote at a shareholder’s meeting. This list includes the address of and number of shares held by each shareholder. In addition, shareholders of Willow Financial have the right, for any proper purpose, to examine the share register books and records of account, and records of proceedings, during usual business hours by making a written verified demand therefor.

Harleysville National

     Harleysville National’s bylaws require that it make available for inspection by any shareholder at least five days prior to a shareholder meeting and at the time and place of any shareholder meeting a complete list of the shareholders entitled to vote at the meeting. The list includes the address of and the number of shares held by each shareholder. In addition, shareholders of Harleysville National have the right, for any proper purpose, to examine a shareholder list during usual business hours and to make copies or extracts from it.

ANTI-TAKEOVER PROVISIONS

Willow Financial

     Willow Financial is a “registered corporation” because its common stock is entitled to vote generally in the election of directors and is registered under the Securities Exchange Act of 1934. Accordingly, Willow Financial is subject to the following “anti-takeover provisions” of Chapter 25 of the Pennsylvania business corporation law, which contain a wide variety of transactional and status exemptions, exclusions, and safe harbors including the following:

  Subchapter 25E, relating to control transactions, provides that if any person or group of persons were to acquire more than 20% of the voting power of Willow Financial, then the remaining shareholders could demand from such person or group of persons the fair value of their shares, including a proportionate amount of any control premium.

  Subchapter 25F, relating to business combinations, delays for five years and imposes conditions upon “business combinations” between an “interested shareholder” and a covered corporation, unless the business combination or share acquisition is approved by Willow Financial ‘s board of directors prior to the date such person became an interested shareholders. “Business combination” is defined broadly to include various transactions utilizing a corporation’s assets for purchase price amortization or refinancing purposes. An “interested shareholder” for this purpose is defined generally as the beneficial owner of at least 20% of a corporation’s voting shares.

  Subchapter 25H, relating to disgorgement, requires persons (1) who acquire 20% or more of the voting power of a covered corporation or (2) announce that they may acquire such control, and then sell shares within 18 months after the happening of (1) or (2) to disgorge the profits made from such transaction. Any profits from sales of equity securities of Willow Financial by the person or group during the 18-month period belong to Willow Financial if the securities that were sold were acquired during the 18-month period or with 24-months prior thereto.

     Willow Financial has opted out of the following provisions of the Pennsylvania business corporation law:

  Subchapter 25G, prevents a person who has acquired 20% or more of the voting power of a covered corporation from voting such shares unless the “disinterested” shareholders approve the voting rights.

  Subchapter 25I, relating to severance payments, provides for a minimum severance payment to certain employees terminated within two years of the approval of a control-share acquisition under Subchapter 25G.

  Subchapter 25J prohibits the abolishment of certain labor contracts in connection with a control-share acquisition under Subchapter 25G.

     Under the Pennsylvania business corporation law, because Willow Financial’s board of directors is divided into classes, a director can only be removed for cause.

     Willow Financial has opted for section 1716 of the Pennsylvania Business Corporation Law, as amended, on director liability apply to the fiduciary duties of its directors. This standard states that in discharging their duties, including considering a transaction such as a merger or combination with another corporation, directors may consider the effects of any action upon employees, upon suppliers, and customers of Willow Financial and upon communities in which offices or other establishments of the corporation are located and all other pertinent factors.

Harleysville National

     Harleysville National is a “registered corporation” because its common stock is entitled to vote generally in the election of directors and is registered under the Securities Exchange Act of 1934. Accordingly, Harleysville National is subject to the following “anti-takeover provisions” of Chapter 25 of the Pennsylvania business corporation law, which contain a wide variety of transactional and status exemptions, exclusions, and safe harbors.

  Subchapter 25E, relating to control transactions, provides that if any person or group of persons were to acquire more than 20% of the voting power of Harleysville National, then the remaining shareholders could demand from such person or group of persons the fair value of their shares, including a proportionate amount of any control premium.

  Subchapter 25F, relating to business combinations, delays for five years and imposes conditions upon “business combinations” between an “interested shareholder” and a covered corporation, unless the business combination or share acquisition is approved by Harleysville National’s board of directors prior to the date such person became an interested shareholder. “Business combination” is defined broadly to include various transactions utilizing a corporation’s assets for purchase price amortization or refinancing purposes. An “interested shareholder” for this purpose is defined generally as the beneficial owner of at least 20% of a corporation’s voting shares.

     Harleysville National has opted out of the following provisions of the Pennsylvania business corporation law:

  Subchapter 25G, prevents a person who has acquired 20% or more of the voting power of a covered corporation from voting such shares unless the “disinterested” shareholders approve the voting rights.

  Subchapter 25H, relating to disgorgement, requires persons (1) who acquire 20% or more of the voting power of a covered corporation or (2) announce that they may acquire such control and then sell shares within 18 months after the happening of (1) or (2) to disgorge the profits made from such transaction. Any profits from sales of equity securities of Harleysville National by the person or group during the 18-month period belong to Harleysville National if the securities that were sold were acquired during the 18-month period or with 24-months prior thereto.

  Subchapter 25I, relating to severance payments, provides for a minimum severance payment to certain employees terminated within two years of the approval of a control-share acquisition under Subchapter 25G.

  Subchapter 25J prohibits the abolishment of certain labor contracts in connection with a control-share acquisition under Subchapter 25G.

     Under the Pennsylvania business corporation law, because Harleysville National’s board of directors is divided into classes, a director can only be removed for cause.

     The standard Pennsylvania provision regarding director liability that applies to Harleysville National states that, in considering a transaction such as a merger or combination with another corporation, individual directors may consider to the extent they deem appropriate:

1.	The effects of any action upon any or all groups affected by such action, including shareholders, employees, suppliers, customers and creditors of Harleysville National, and upon communities in which offices or other establishments of Harleysville National are located.

2.	The short-term and long-term interests of Harleysville National, including benefits that may accrue to Harleysville National from its long-term plans and the possibility that these interests may be best served by the continued independence of the Harleysville National.

3.	The resources, intent and conduct (past, stated and potential) of any person seeking to acquire control of Harleysville National.

4.	All other pertinent factors.

     Furthermore, directors need not consider the interests of any particular group as dominant or controlling; directors, in order to satisfy the presumption that they have acted in the best interests of Harleysville National, need not satisfy any special burden of proof; actions approved by a majority of disinterested directors are presumed to satisfy these standards unless clear and convincing evidence shows that the directors did not assent to the action in good faith after reasonable investigation; and the fiduciary duty of a director is owed only to Harleysville National and may be enforced by Harleysville National or a shareholder in a derivative action, but not by a shareholder directly.

     The bylaws of Harleysville National also provide that in discharging its duties, the board of directors may, in considering the best interests of Harleysville National, consider the effects of any action upon employees, suppliers and customers of Harleysville National and upon communities in which officers of other establishments of Harleysville National are located, and all other pertinent factors. Absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a director shall be presumed to be in the best interest of Harleysville National.

     In addition, Harleysville National’s articles of incorporation provide that its board of directors may, if it deems it advisable, oppose a tender or other offer for Harleysville National’s securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the board of directors may, but is not legally obligated to, consider any pertinent issue. The articles of incorporation give some examples of factors the board may consider, but these are not the only factors and the board is not legally obligated to consider these:

1.	Whether the offer price is acceptable based on the historical and present operating results or financial condition of Harleysville National;

2.	Whether a more favorable price could be obtained for Harleysville National’s securities in the future;

3.	The impact which an acquisition of Harleysville National would have on the employees, depositors and customers of Harleysville National and its subsidiaries and the communities they serve;

4.	The reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of Harleysville National and its subsidiaries and the future value of Harleysville National’s stock;

5.	The value of the securities (if any) which the offeror is offering in exchange for Harleysville National’s securities based on an analysis of the worth of Harleysville National as compared to Harleysville National or other entity whose securities are being offered; and

6.	Any antitrust or other legal and regulatory issues that are raised by the offer.

     If Harleysville National’s board of directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose. The articles of incorporation give these examples:

1.	Advising shareholders not to accept the offer;

2.	Litigation against the offeror;

3.	Filing complaints with all governmental and regulatory authorities;

4.	Acquiring Harleysville National’s own securities;

5.	Selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; and

6.	Acquiring a company to create an antitrust or other regulatory problem for the offeror and obtaining a more favorable offer from another individual or entity.

VOLUNTARY DISSOLUTION

Willow Financial

     Willow Financial’s articles of incorporation provide that Willow Financial may liquidate and/or dissolve under the following circumstances:

1.	The affirmative vote of the holders of at least 75% of the outstanding shares of common stock of Willow Financial; or

2.	The affirmative vote of the holders of at least a majority of outstanding shares of common stock of Willow Financial provided that such transaction has received the prior approval of at least 66 2/3% of all the members of the board of directors.

Harleysville National

     Harleysville National’s articles of incorporation provide that Harleysville National may not liquidate and/or dissolve unless first approved by the affirmative vote of either:

1.	The holders of at least 80% of the outstanding shares of the voting stock of Harleysville National, or

2.	The holders of at least a majority of the outstanding shares of voting stock of Harleysville National, provided the transaction has received the prior approval of at least 75% of the directors.

DISSENTERS RIGHTS

Willow Financial

     While the Pennsylvania business corporation law provides dissenters rights to Pennsylvania business corporations generally, Willow Financial, due to the size of its shareholder base and the market on which its stock trades, is treated as a registered corporation that is not subject to dissenters’ rights. Willow Financial’s articles of incorporation and bylaws do not grant any special dissenters’ rights to Willow Financial’s shareholders.

Harleysville National

     While the Pennsylvania business corporation law provides dissenters rights to Pennsylvania business corporations generally, Harleysville National, due to the size of its shareholder base and the market on which its stock trades, is treated as a registered corporation that is not subject to dissenters’ rights. Harleysville National’s articles of incorporation and bylaws do not grant any special dissenters’ rights to Harleysville National’s shareholders.

PROPOSAL NO. 2
ADJOURNMENT OR POSTPONEMENT

     In the event that we do not have sufficient votes for a quorum or to approve and adopt the merger agreement at the Harleysville National special meeting or Willow Financial special meeting, we intend to adjourn or postpone the meeting to permit further solicitation of proxies.

     The Harleysville National board of directors recommends that each Harleysville National shareholder mark his or her proxy “FOR” the adjournment or postponement proposal so that his or her proxy may be used to vote for the adjournment or postponement if necessary.

     The Willow Financial board of directors recommends that each Willow Financial shareholder mark his or her proxy “FOR” the adjournment or postponement proposal so that your proxy may be used to vote for adjournment or postponement if necessary.

     If a Harleysville National or Willow Financial shareholder properly executes his or her proxy, we will consider that you voted in favor of the adjournment or postponement proposal unless your proxy indicates otherwise. If we adjourn or postpone the Harleysville National or Willow Financial special meeting, we will not give notice of the time and place of the adjourned or postponed meeting other than by an announcement of such time and place at the special meeting.

EXPERTS

     The consolidated financial statements of Harleysville National and its respective subsidiaries as of December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007 and Harleysville National’s management’s assessment of the effectiveness of internal controls over financial reporting as of December 31, 2007 included in Harleysville National’s Annual Report on Form 10-K for the year ended December 31, 2007, which are incorporated by reference in this document, have been audited by Grant Thornton LLP, an independent registered public accounting firm, as indicated in reports, is incorporated by reference in this document and given upon the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Willow Financial and subsidiary as of June 30, 2007 and 2006, and for each of the years in the three-year period ended June 30, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2007 have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The audit report covering the June 30, 2007, consolidated financial statements contains an explanatory paragraph that states that Willow Financial has restated its consolidated financial statements as of June 30, 2007 and 2006, and for the two years then ended.

     The audit report on the effectiveness of internal control over financial reporting as of June 30, 2007, expresses an opinion that Willow Financial and subsidiary did not maintain effective internal control over financial reporting as of June 30, 2007 because of the effects of three material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states material weaknesses have been identified in the areas of review and analysis of financial statement account reconciliations, application of accounting resources to the evaluation of significant financial reporting matters, and documentation and review of journal entries.

     The audit report covering the June 30, 2007, effectiveness of internal control over financial reporting contains an explanatory paragraph that states that management and KPMG previously concluded that Willow Financial did not maintain effective internal control over financial reporting as of June 30, 2007. In connection with the restatement of Willow Financial’s consolidated financial statements as described in note 2 to the consolidated financial statements, management and KPMG determined that an additional material weakness in internal control over financial reporting existed as of June 30, 2007. Accordingly management and KPMG have restated their respective reports in internal control over financial reporting to include these modifications.

LEGAL MATTERS

     The validity of the Harleysville National common stock to be issued in the merger is being passed upon for Harleysville National by the law firm of Bybel Rutledge LLP, Lemoyne, Pennsylvania. Bybel Rutledge LLP and Dechert LLP will deliver their opinions to Harleysville National and Willow Financial, respectively, as to certain federal income tax consequences of the merger. See “The Merger - Certain Federal Income Tax Consequences” beginning on page __.

OTHER BUSINESS

     As of the date of this document, Harleysville National’s board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in these materials. However, if any other matter will properly come before the special meeting or any adjournments or postponements thereof and will be voted upon, the form of proxy will be deemed to confer authority to the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters according to their best judgment. However, no proxy that is voted against the merger proposal will be voted in favor of any adjournment or postponement of the special meeting.

     As of the date of this document, Willow Financial’s board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in these materials. However, if any other matter will properly come before the special meeting or any adjournments or postponements thereof and will be voted upon, the form of proxy will be deemed to confer authority to the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters according to their best judgment. However, no proxy that is voted against the merger proposal will be voted in favor of any adjournment or postponement of the special meeting.

WHERE YOU CAN FIND MORE INFORMATION

     Harleysville National files annual, quarterly and current reports, proxy and information statements, and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as Harleysville National, that file electronically with the SEC. The address of that site is http://www.sec.gov.

     Harleysville National maintains an Internet site that contains information about Harleysville National and its subsidiaries. Its address is http://www.hncbank.com. Willow Financial maintains an Internet site that contains information about Willow Financial and its subsidiaries. Its address is http://www.willowfinancialbank.com.

     Harleysville National filed a registration statement with the SEC under the Securities Act of 1933, relating to the Harleysville National common stock offered to the Willow Financial shareholders in connection with the merger. The registration statement contains additional information about Harleysville National and the Willow Financial common stock. The SEC allows registrants such as Harleysville National to omit certain information included in the registration statement from this document. You may read and copy the registration statement at the SEC’s public reference facilities described above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     This document incorporates by reference important business and financial information about Harleysville National that is not included in or delivered with these materials. The following documents, filed with the SEC by Harleysville National, are incorporated by reference in this document:

  Harleysville National’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 14, 2008.

  Harleysville National’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the SEC on May 9, 2008.

  Harleysville National’s Current Reports on Form 8-K, filed with the SEC, on January 11, January 24, February 14, April 18, May 8, May 21, _________ and _________, 2008.

  Description of Harleysville National’s common stock that appears in Harleysville National’s prospectus filed with the SEC on November 12, 1998, which forms a part of Harleysville National’s Registration Statement No. 333-67201 on Form S-4, and as amended on November 20, 1998 and December 7, 1998, and Harleysville National’s Report on Form 10-C, filed with the SEC on March 1, 1996.

     Harleysville National also incorporates by reference in these materials additional documents filed by it with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this joint proxy statement/prospectus and prior to the earlier of the closing of the merger or the termination of the merger agreement. The incorporated documents are deemed part of this joint proxy statement/prospectus as of the date of filing of each document.

     Any statement contained in these materials or in a document incorporated by reference in these materials will be deemed to be modified or superseded to the extent that a statement contained herein or in any later filed document that also is incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded should not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus. You should read all information appearing in this joint proxy statement/prospectus in conjunction with the information and financial statements, including notes thereto, appearing in the documents incorporated by reference, except to the extent stated in this paragraph. All information in this joint proxy statement/ prospectus is qualified in its entirety by the information in those documents.

     You may obtain copies of the information incorporated by reference in this document. (See “Where You Can Find More Information” above for information on how to make a request for information.)

ANNUAL MEETING – SHAREHOLDER PROPOSALS

Harleysville National

     If a shareholder wants us to include a proposal in our proxy statement for presentation at Harleysville National’s 2009 annual meeting of shareholders, the proposal must be submitted in writing by Friday, November 21, 2008, to the Secretary of Harleysville National Corporation at 483 Main Street, P.O. Box 195, Harleysville, PA 19438-0195.

     Unless they separately are Harleysville National shareholders by the November 21, 2008 deadline indicated above or the merger is effective by that date, current Willow Financial shareholders are not eligible to submit proposals to be considered for inclusion in Harleysville National’s 2009 proxy materials for the 2009 annual meeting.

Willow Financial

     If the merger agreement is approved and adopted and the merger takes place, Willow Financial will not have an annual meeting of its shareholders in 2008. If the merger does not take place, Willow Financial will schedule its 2008 annual meeting of shareholders as soon as practicable after the board of directors has determined that the merger will not occur.

     Any proposal which a shareholder wishes to have included in the proxy materials of Willow Financial relating to the next annual meeting of shareholders of Willow Financial must have been received at the principal executive offices of Willow Financial Bancorp, Inc., 170 South Warner Road, Suite 300, Wayne, Pennsylvania 19087, Attention: Neil Kalani, Corporate Secretary, no later than June 12, 2008. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of shareholders. It is urged that any such proposals be sent certified mail, return receipt requested.

     Shareholder proposals which are not submitted for inclusion in Willow Financial’s proxy materials pursuant to Rule 14a-8 may be brought before an annual meeting pursuant to Section 2.10 of Willow Financial’s bylaws. Notice of the proposal must be given in writing and delivered to, or mailed and received at, our principal executive offices by June 12, 2008. The notice must include the information required by Section 2.10 of Willow Financial’s bylaws.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND

BETWEEN

HARLEYSVILLE NATIONAL CORPORATION

AND

WILLOW FINANCIAL BANCORP, INC.

DATED: MAY 20, 2008

i

ii

		Page
ARTICLE VIII	MISCELLANEOUS	46
8.01	Expenses and Other Fees	46
8.02	Non-Survival of Representations and Warranties; Disclosure Schedules	47
8.03	Amendment, Extension and Waiver	47
8.04	Entire Agreement	48
8.05	No Assignment	48
8.06	Notices	48
8.07	Disclosure Schedules	49
8.08	Captions	49
8.09	Counterparts	49
8.10	Severability	49
8.11	Governing Law	49
8.12	Interpretation	49

Exhibits :
Exhibit 1	WFB Letter Agreement
Exhibit 2	WFB Non-Competition and Non-Solicitation Agreement
Exhibit 3	Termination of Employment and Release Agreement, Employment Agreement
Exhibit 4	Bank Merger Agreement

iii

AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of May 20, 2008 (“Agreement”), is made by and between HARLEYSVILLE NATIONAL CORPORATION, a Pennsylvania corporation (“HNC”), and WILLOW FINANCIAL BANCORP, INC., a Pennsylvania corporation (“WFB”).

BACKGROUND

     1. HNC owns directly all of the outstanding capital stock of Harleysville National Bank, a national banking association (“HNC Bank”), as well as all of the outstanding stock or similar interests of certain other Subsidiaries.

     2. WFB owns directly all of the outstanding capital stock of Willow Financial Bank, a federally chartered savings bank (“WFB Bank”), as well as all of the outstanding stock or similar interests of certain other Subsidiaries.

     3. HNC and WFB have each determined that it is advisable and in each of their respective best interests, and consistent with and in furtherance of their respective business strategies and goals for WFB to merge with and into HNC (the “Merger”), with HNC surviving such Merger, in accordance with this Agreement and the applicable laws of the United States of America and the Commonwealth of Pennsylvania.

     4. As a condition and inducement to HNC to enter into this Agreement, the directors of WFB and the executive officers of WFB named in WFB’s most recent proxy statement are each concurrently executing a letter agreement in the form attached hereto as Exhibit 1 (the “WFB Letter Agreement”).

     5. As a condition and inducement to HNC to enter into this Agreement, the directors of WFB are each concurrently executing a Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit 2 (the “WFB Non-Competition and Non-Solicitation Agreement”).

     6. As a condition and inducement to each of HNC and WFB to enter into this Agreement, HNC, WFB, HNC Bank and WFB Bank are concurrently entering into a termination of employment and release agreement and employment agreement with Donna M. Coughey (the “Coughey Agreements”).

     7. Each of the parties, by signing this Agreement, approves and adopts it as a plan of reorganization as defined in IRC Section 368(a), and intends the Merger to be a reorganization as defined in IRC Section 368(a).

     8. HNC and WFB desire to set forth in this Agreement the terms and conditions governing the Merger and the other transactions contemplated hereby.

     NOW THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
GENERAL

1.01 Definitions. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

Acquisition Proposal means any inquiry, proposal, indication of interest, term sheet, offer, signed agreement or disclosure of an intention to do any of the foregoing from any Person or group of Persons relating to any (i) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving WFB or any Subsidiary of WFB, where the assets, revenue or income of such Subsidiary constitutes more than 10% of the consolidated assets, net revenue or net income of WFB; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (including for this purpose the outstanding capital stock of any Subsidiary of WFB and the capital stock of any entity surviving any merger or business combination involving any Subsidiary of WFB) and/or liabilities where the assets being disposed of constitute 10% or more of the consolidated assets, net revenue or net income of WFB and its Subsidiaries taken as a whole, either in a single transaction or series of transactions; (iii) any direct or indirect purchase or other acquisition or tender offer or exchange offer that, if consummated, would result in a Person or group of Persons acting in concert beneficially owning 10% or more of the outstanding shares of the common stock of WFB or any Subsidiary of WFB where that Subsidiary represents more than 10% of the consolidated assets, net revenue or net income of WFB, in each case other than the transactions contemplated by this Agreement.

1

Affiliate means, with respect to any corporation, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such corporation and, without limiting the generality of the foregoing, includes any executive officer, director or 10% equity owner of such corporation.

Agreement means this Agreement, including any amendment or supplement hereto.

Application means an application for regulatory approval or regulatory consent which is required for the consummation of the Contemplated Transactions.

Articles of Merger means the articles of merger to be executed by HNC and WFB and to be filed in the PDS, in accordance with the BCL.

Bank Merger has the meaning given to that term in Section 1.04 of this Agreement.

Bank Merger Agreement has the meaning given to that term in Section 1.04 of this Agreement.

BCL means the Pennsylvania Business Corporation Law of 1988, as amended.

BHC Act means the Bank Holding Company Act of 1956, as amended.

Business Day means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Pennsylvania are authorized or obligated to close.

Closing has the meaning given to such term in Section 1.03(b) of this Agreement.

Closing Date has the meaning given to that term in Section 1.03(b) of this Agreement.

Confidentiality Agreement means the confidentiality agreement dated March 5, 2008 between HNC and WFB.

Contemplated Transactions means (a) the Merger and (b) the Bank Merger.

Continuing Employees has the meaning given to that term in Section 5.08(c)(iii)(B).

Coughey Agreements has the meaning given to such term in the Background section of this Agreement.

CRA means the Community Reinvestment Act of 1977, as amended, and the rules and regulations promulgated from time to time thereunder.

Effective Date means the date on which the Merger is effective, which is the date that the Articles of Merger are filed in the PDS, and shall be the same as the Closing Date or as soon thereafter as is practicable.

Effective Time has the meaning given to such term in Section 1.03(a).

Environmental Law means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority (any such agreements only as applicable to HNC or WFB, as the case may be) relating to (i) the protection, preservation or restoration of the environment, including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource, and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component. The term Environmental Law includes, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. 1101, et seq.; the Safe Drinking Water Act, 42 U.S.C. 300f, et seq.; and all comparable state and local laws, and (ii) any common law, (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder.

2

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

Exchange Agent means the stock transfer agent of HNC or such other Person mutually agreed to by HNC and WFB that will act as the exchange agent for purposes of conducting the exchange procedure described in Section 2.06.

Exchange Ratio has the meaning given to such term in Section 2.02.

FDIC means the Federal Deposit Insurance Corporation.

FFB ESOP means the First Financial Bank Stock Ownership Plan.

FRB means the Federal Reserve Board.

FINRA means the Financial Industry Regulatory Authority.

GAAP means accounting principles generally accepted in the United States.

HNC has the meaning given to that term in the introductory paragraph of this Agreement.

HNC Bank has the meaning given to such term in the Background section of this Agreement.

HNC Benefit Plans has the meaning given to that term in Section 4.13(a).

HNC Closing Share Price means the numeric average of the closing prices for a share of HNC Common Stock, as reported on the NASDAQ Global Market (as reported in The Wall Street Journal or in the absence thereof, as reported by another authoritative source mutually agreed upon by HNC and WFB) for each of the consecutive twenty (20) trading days ending on and including the eleventh day prior to the Effective Date.

HNC Common Stock means the common stock, $1.00 par value, of HNC.

HNC Director has the meaning given to that term in Section 1.02(d) of this Agreement.

HNC Disclosure Schedule means, collectively, the disclosure schedules delivered by HNC to WFB at or prior to the execution and delivery of this Agreement.

HNC ERISA Affiliate has the meaning given to such term in Section 4.13(a) of this Agreement.

HNC Financials means (a) the audited consolidated financial statements of HNC as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007, and (b) the unaudited interim consolidated financial statements of HNC for each calendar quarter after December 31, 2007.

HNC Loans has the meaning given to such term in Section 4.21(a) of this Agreement.

HNC Shareholders Meeting means the meeting of the holders of HNC Common Stock to approve and adopt this Agreement.

HNC/HNC Bank Bylaws Restrictions means the provisions of the HNC and HNC Bank bylaws that require the retirement of a director as of the annual meeting next following that director’s reaching age 72.

HOLA means the Home Owners Loan Act, as amended and the rules and regulations promulgated from time to time thereunder.

HSR Act means Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

Indemnified Party has the meaning given to that term in Section 5.08(c)(v)(A).

Intellectual Property means all patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefore, mask words, technology, know-how, trade secrets, algorithms, processes, computer software programs, or applications (in both source code and object code form) , and tangible or intangible proprietary information or material and all other intellectual property or proprietary rights.

IRC means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

IRS means the Internal Revenue Service.

3

Janney has the meaning given to such term in Section 4.14 of this Agreement.

Knowledge of WFB means the actual knowledge of WFB’s executive officers.

Knowledge of HNC means the actual knowledge of HNC’s executive officers.

Material Adverse Effect means a change, circumstance, event or effect that has or would be reasonably expected to have a material adverse effect on (a) the business, financial condition or results of operations of WFB on a consolidated basis (when such term is used in Article III hereof) or HNC on a consolidated basis (when such term is used in Article IV hereof) other than, in each case, any change, circumstance, event or effect relating to (i) any change occurring after the date hereof in any federal or state law, rule or regulation, which change affects banking institutions and their holding companies generally, including any change affecting the Deposit Insurance Fund administered by the FDIC, (ii) changes in general economic, legal, regulatory or political conditions affecting banking institutions generally, including, but not limited to, changes in interest rates, (iii) any action or omission of a party (or any of its Subsidiaries) taken pursuant to the terms of this Agreement or taken or omitted to be taken with the express written permission of the other party, (iv) any effect with respect to a party hereto caused, in whole or in substantial part, by the other party, (v) reasonable expenses, including expenses associated with the retention of legal and financial advisors, incurred by WFB or HNC in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (vi) WFB’s restatement of its historical audited consolidated financial statements contained in its Annual Report on Form 10-K for the fiscal year ended June 30, 2007, including its restatement of its historical audited consolidated financial statements for the fiscal years ended June 30, 2007 and June 30, 2006 and WFB’s restatement of its historical unaudited financial statements for the quarter ended September 30, 2007, (vii) WFB’s failure to file in a timely manner its Quarterly Reports on Form 10-Q for the quarters ended September 30, 2007, December 31, 2007, and March 31, 2008 and its amendment to its Annual Report on Form 10-K for the fiscal year ended June 30, 2007, (viii) the review of WFB’s historical financial statements and transactions reflected therein by the audit committee of WFB’s board of directors and its counsel, and (ix) the independent review of WFB’s historical financial statements and transactions reflected therein by KPMG, WFB’s auditors, and PricewaterhouseCoopers LLP, and (x) reasonable legal and accounting expenses, incurred by WFB in connection with the events set forth in subparagraphs (vi)-(ix) above and in response to SEC inquires and investigations in connection therewith; provided however, that the exceptions under subparagraphs (vi) through (ix) shall not except from the definition of Material Adverse Effect any, penalties, assessments, fines, civil or criminal sanctions, claims, damages, or any other litigation by a third party relating to, arising from, or in connection therewith, or (b) the ability of such party or its banking Subsidiary to consummate the Contemplated Transactions on a timely basis.

Merger has the meaning given to such term in Background section of this Agreement.

Merger Consideration has the meaning given to such term in Section 2.02 of this Agreement.

Nasdaq means the Global Select Market of the Nasdaq Stock Market operated by the Nasdaq Stock Market LLC.

OCC means the Office of the Comptroller of the Currency.

OTS means the Office of Thrift Supervision.

PDB means the Department of Banking of the Commonwealth of Pennsylvania.

PDS means the Department of State of the Commonwealth of Pennsylvania.

Person means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

Prospectus/Proxy Statement means the joint prospectus/proxy statement, together with any supplements thereto, to be sent to holders of WFB Common Stock in connection with the WFB Shareholders Meeting and the holders of HNC Common Stock in connection with the HNC Shareholders Meeting.

Registration Statement means the registration statement on Form S-4, which includes the Prospectus/Proxy Statement as a part thereof, and including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the HNC Common Stock to be issued in connection with the Contemplated Transactions.

4

Regulatory Agreement has the meaning given to that term in Sections 3.11(d) and 4.12(d) of this Agreement.

Regulatory Authority means any agency or department of any federal, state or local government or of any self-regulatory organization, including without limitation the SEC, the PDB, the OCC, the OTS, the FDIC, the FRB, FINRA, Nasdaq and the U.S. Department of Justice (but excluding any federal, state or local taxing authority).

Rights means warrants, options, rights, convertible securities, and other capital stock equivalents which obligate an entity to issue its securities.

Sandler has the meaning given to such term in Section 3.14 of this Agreement.

SEC means the United States Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

Securities Documents means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws.

Securities Laws means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

Subsidiary means with respect to any party, any corporation, partnership, joint venture, limited liability company or other entity of which (i) such party or a subsidiary of such party is a general partner or (ii) at least a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party.

WFB has the meaning given to that term in the introductory paragraph of this Agreement.

WFB Bank has the meaning given to that term in the Background section of this Agreement.

WFB Benefit Plans has the meaning given to that term in Section 3.12(a) of this Agreement.

WFB Certificates has the meaning given to that term in Section 2.06(a) of this Agreement.

WFB Common Stock has the meaning given to that term in Section 3.02(a) of this Agreement.

WFB Disclosure Schedule means, collectively, the disclosure schedules delivered by WFB to HNC at or prior to the execution and delivery of this Agreement.

WFB ERISA Affiliate has the meaning given to such term in Section 3.12(c) of this Agreement.

WFB ESOP means WFB’s combined 401(k) Employee Stock Ownership Plan.

WFB Financials means (a) the audited consolidated financial statements of WFB as of June 30, 2007 and 2006 and for each of the three years in the period ended June 30, 2007, as restated and filed with the SEC on May 5, 2008 and (b) the unaudited interim consolidated financial statements of WFB for the calendar quarter ended September 30, 2007, as filed with the SEC on May 5, 2008.

WFB/HNC Bank Director has the meaning given to that term in Section 5.08(c)(iv)(A) of this Agreement.

WFB/HNC Directors has the meaning given to that term in Section 1.02(d) of this Agreement.

WFB Letter Agreement has the meaning given to such term in the Background section of this Agreement.

WFB Loans has the meaning given to that term in Section 3.20(a) of this Agreement.

WFB Shareholders Meeting means the meeting of the holders of WFB Common Stock to approve and adopt this Agreement.

WFB Stock-Based Awards means the awards granted pursuant to the WFB Stock Plans and the WFB 1999, 2002 and 2005 Recognition and Retention Plan and Trust Agreement.

WFB Stock-Based Plans means the WFB Stock Plans and the WFB 1999, 2002 and 2005 Recognition and Retention Plan and Trust Agreement.

5

WFB Stock Options means options to acquire shares of WFB Common Stock issued under the WFB Stock Plans.

WFB Stock Plans means the following plans: 1999 Stock Option Plan, 2002 Stock Option Plan, Chester Valley Bancorp, Inc. 1993 Stock Option Plan, and Chester Valley Bancorp, Inc. 1997 Stock Option Plan.

1.02 The Merger.

     (a) Subject to the terms and conditions of this Agreement and in accordance with the BCL, on the Effective Date:

(i) WFB shall merge with and into HNC in accordance with Section 1921 of the BCL;

(ii) the separate existence of WFB shall cease; and

(iii) HNC shall survive and continue to exist as a corporation incorporated under the BCL.

     (b) Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in Section 1929 of the BCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property (real, personal and mixed), rights, powers, duties, obligations and liabilities of WFB shall be taken and deemed to be transferred to and vested in HNC, as the surviving corporation in the Merger, without further act or deed.

     (c) HNC’s Articles of Incorporation and Bylaws. On and after the Effective Time, the articles of incorporation and bylaws of HNC, as in effect immediately prior to the Effective Time, shall automatically be and remain the articles of incorporation and bylaws of HNC, as the surviving corporation in the Merger, until thereafter altered, amended or repealed.

     (d) HNC’s Board of Directors and Officers.

     (i) At the Effective Time, the total number of persons serving on the board of directors of HNC shall be thirteen (13). Eleven (11) of the thirteen (13) persons to serve initially on the board of directors of HNC at the Effective Time shall be the members of the board of directors of HNC prior to the Effective Time (the “HNC Directors”). Two (2) of the thirteen (13) persons to serve initially on the board of directors of HNC at the Effective Time shall be mutually agreed upon by HNC and WFB from among the WFB directors who are independent directors, as provided in the Nasdaq Stock Market Marketplace Rules and who meet the eligibility requirements for a director under the HNC bylaws (the “WFB/HNC Directors”). One of the WFB/HNC Directors shall be appointed to serve as a Class B director and one shall be appointed to serve as a Class A director, respectively, to serve until their successors are duly elected and qualified in accordance with applicable law, the articles of incorporation, and the bylaws of HNC. In the event that, prior to the Effective Time, any person so selected to serve on the board of directors of HNC after the Effective Time is unable or unwilling to serve in such position, the board of directors of HNC shall designate another person to serve in such person’s stead in accordance with the provisions of this Section 1.02(d). In the event that a WFB/HNC Director is unable or unwilling to serve on the board of directors of HNC at the Effective Time, then the board of directors of WFB may select another person to serve in such person’s stead, subject to the approval of HNC, which approval shall not be unreasonably withheld, and the requirement that the person so selected meets the requirements of an HNC/WFB Director of this Section 1.02(d). Each person who serves as a WFB/HNC Director will be compensated for such service after the Effective Date in the same manner and in the same amounts as all other directors of HNC are compensated. Each director serving on the board of directors of HNC shall hold office until his or her successor is elected or qualified or otherwise in accordance with applicable law, the articles of incorporation, and bylaws of HNC. Provided, however, that after the Effective Date, nothing in this section shall prohibit the HNC board of directors from changing the number of directors that shall constitute the whole board of directors to a number as permitted in the bylaws of HNC or shall limit in the future the number of directors that shall constitute the whole board of directors of HNC or HNC Bank.

     (ii) On and after the Effective Date, the officers of HNC duly elected and holding office immediately prior to the Effective Date shall be the officers of HNC, as the surviving corporation in the Merger, with the addition of Donna M. Coughey, who shall become Executive Vice President of HNC and HNC Bank, respectively on and after the Effective Date, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law, the articles of incorporation and bylaws of HNC.

6

1.03 Effective Time and Effective Date; Closing.

     (a) Subject to the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), HNC and WFB shall file the Articles of Merger with the PDS on (i) a date selected by HNC after such satisfaction or waiver which is no later than ten Business Days following such satisfaction or waiver or (ii) such other date to which HNC and WFB may mutually agree in writing. The Merger provided for herein shall become effective upon filing of the Articles of Merger or on such later date and time as may be specified therein (the “Effective Time”).

     (b) A closing (the “Closing”) shall take place immediately prior to the Effective Time at 10:00 a.m., local time, at the principal offices of HNC in Harleysville Pennsylvania, or at such other place, at such other time, or on such other date as HNC and WFB may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to the parties the certificates and other documents required to be delivered under Article VI hereof.

1.04 Bank Merger. HNC and WFB agree to take all action necessary and appropriate to cause WFB Bank to merge with and into HNC Bank (the “Bank Merger”) in accordance with applicable laws and regulations and the terms of an agreement and plan of merger to be entered into by WFB Bank and HNC Bank (the “Bank Merger Agreement”) in the form attached hereto as Exhibit 4 as soon as reasonably practicable after the execution and delivery of this Agreement. As soon as reasonably practicable after the date of this Agreement (a) HNC shall (i) cause the Board of Directors of HNC Bank to approve the Bank Merger Agreement, (ii) cause HNC Bank to execute and deliver the Bank Merger Agreement and (iii) approve the Bank Merger Agreement in its capacity as the sole shareholder of HNC Bank, and (b) WFB shall (i) cause the Board of Directors of WFB Bank to approve the Bank Merger Agreement, (ii) cause WFB Bank to execute and deliver the Bank Merger Agreement and (iii) approve the Bank Merger Agreement in its capacity as the sole shareholder of WFB Bank. The Bank Merger Agreement as provided in Exhibit 4 shall contain terms that are normal and customary in light of the transactions contemplated hereby and such additional terms as are necessary to carry out the purposes of this Agreement.

ARTICLE II
CONSIDERATION AND EXCHANGE PROCEDURES

2.01 HNC Common Stock.

     (a) Outstanding Shares. Each share of HNC Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as an identical share of HNC Common Stock.

     (b) Treasury Stock. Each share of HNC Common Stock issued and held in the treasury of HNC immediately prior to the Effective Date, if any, shall, on and after the Effective Date, continue to be issued and held in the treasury of HNC.

2.02 Conversion of WFB Common Stock. Subject to Sections 2.03 and 2.04 below with respect to treasury stock and fractional shares, each share of WFB Common Stock issued and outstanding immediately prior to the Effective Date, shall, on the Effective Date, automatically by reason of the Merger and without any action on the part of the holder thereof, cease to be outstanding and be converted into the right to receive .7300 share of HNC Common Stock, (as may be adjusted pursuant to Section 2.07 (the “Exchange Ratio”). The consideration provided for in this Section 2.02 and in Section 2.04 as may be adjusted pursuant to Section 2.07, as provided herein is referred to herein as the “Merger Consideration.”

2.03 Treasury Stock and Stock Owned by WFB. Notwithstanding anything in this Agreement to the contrary, each share of WFB Common Stock which is either issued and held in the treasury of WFB or issued and held by WFB or its Subsidiaries (other than shares held in an agency or fiduciary capacity or as a result of debts previously contracted) as of the Effective Date, if any, shall be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

7

2.04 No Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, neither certificates nor scrip for fractional shares of HNC Common Stock shall be issued in the Merger. Each holder of WFB Common Stock who otherwise would have been entitled to a fraction of a share of HNC Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of WFB Common Stock owned by such holder at the Effective Time) by the HNC Closing Share Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

2.05 Stock Options.

     (a) At the Effective Time, each WFB Stock Option which is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested and exercisable, shall cease to represent a right to acquire shares of WFB Common Stock and shall be converted automatically into an option to purchase shares of HNC Common Stock, and HNC shall assume each WFB Stock Option, in accordance with the terms of the applicable WFB Stock Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) HNC and a disinterested committee of the HNC board of directors shall be substituted for WFB and the committee of the WFB board of directors (including, if applicable, the entire WFB board of directors) administering such WFB Stock Plan, (ii) each WFB Stock Option assumed by HNC may be exercised solely for shares of HNC Common Stock, (iii) the number of shares of HNC Common Stock subject to such WFB Stock Option shall be equal to the number of shares of WFB Common Stock subject to such WFB Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of HNC Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the per share exercise price under each such WFB Stock Option shall be adjusted by dividing the per share exercise price under each such WFB Stock Option by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. Notwithstanding clauses (iii) and (iv) of the preceding sentence, each WFB Stock Option which is an “incentive stock option” shall be adjusted as required by Sections 409A and 424 of the IRC, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Sections 409A and 424(h) of the IRC. HNC and WFB agree to take all necessary steps to effect the foregoing provisions of this Section 2.05(a), including in the case of HNC taking all corporate action necessary to reserve for issuance a sufficient number of shares of HNC Common Stock for delivery upon exercise of the options to issue shares of HNC Common Stock issued in accordance herewith.

     (b) As soon as practicable after the Effective Date, HNC shall use its reasonable efforts to file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of HNC Common Stock subject to the options referred to in paragraph (a) of this Section 2.05 and shall use its reasonable efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding in the case of a Form S-8 or, in the case of a Form S-3, until the shares subject to such options may be sold without a further holding period under Rule 144 under the Securities Act.

     (c) As soon as practicable after the Effective Date, HNC shall deliver to the holders of WFB Stock Options at the Effective Time appropriate notices setting forth the effect of the adjustments described in Section 2.05(a) and advising of the registration of the shares of HNC Common Stock issuable upon exercise thereof after consummation of the Merger.

     (d) With respect to those individuals who, subsequent to the Merger, will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, HNC shall administer the WFB Stock Plans in a manner consistent with the exemptions provided by Rule 16b-3 promulgated under the Exchange Act.

2.06 Surrender and Exchange of WFB Stock Certificates.

     (a) On or prior to the Effective Date, for the benefit of the holders of certificates representing shares of WFB Common Stock (each, a “WFB Certificate”), HNC shall (i) provide the Exchange Agent with a letter of instruction, in such form as the Exchange Agent may reasonably require, directing the Exchange Agent to issue a number of shares of HNC Common Stock which comprise the Merger Consideration pursuant to Section 2.02 in the form certificates to holders of shares of WFB Common Stock and (ii) deliver to the Exchange Agent an estimated amount of cash sufficient to make all payments pursuant to Section 2.04, in exchange for WFB Certificates in accordance with this Section 2.06. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with

8

respect to the shares of HNC Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the person entitled thereto.

     (b) As soon as reasonably practicable after the Effective Date, HNC shall cause the Exchange Agent to mail to each holder of one or more WFB Certificates:

     (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the WFB Certificates shall pass, only upon delivery of the WFB Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as HNC reasonably may specify; and

     (ii) instructions for effecting the surrender of such WFB Certificates in exchange for the Merger Consideration payable for the shares represented thereby.

     Upon surrender of a WFB Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as reasonably may be required by the Exchange Agent, the holder of such WFB Certificate shall be entitled to receive in exchange therefor (i) a certificate representing in the aggregate the whole number of shares of HNC Common Stock that such holder has the right to receive pursuant to Section 2.02 (after taking into account all shares of WFB Common Stock held by such at the Effective Time), and (ii) a check representing the amount of cash, if any, payable in lieu of a fractional share of HNC Common Stock under Section 2.04, and the WFB Certificate so surrendered shall forthwith be cancelled.

     (c) Each certificate for shares of HNC Common Stock (each, an “HNC Certificate”) issued in exchange for WFB Certificates pursuant to Section 2.06(a) above shall be dated the Effective Date and any holder shall be entitled to dividends and all other rights and privileges pertaining to such shares of stock from the Effective Date. Until surrendered, each WFB Certificate shall, from and after the Effective Time, evidence solely the right to receive the Merger Consideration.

     (d) If a WFB Certificate is exchanged on a date following one or more record dates after the Effective Date for the payment of dividends or any other distribution on shares of HNC Common Stock, HNC shall pay to such shareholder cash in an amount equal to dividends payable on such shares of HNC Common Stock received in exchange for WFB Certificates and pay or deliver any other distribution to which such shareholder is entitled. No interest shall accrue or be payable in respect of dividends or any other distribution otherwise payable under this Section 2.06(d) upon surrender of WFB Certificates. Notwithstanding the foregoing, no party hereto shall be liable to any holder of WFB Common Stock for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law. Until such time as WFB Certificates are surrendered to HNC for exchange, HNC shall have the right to withhold dividends or any other distributions on the shares of HNC Common Stock issuable to such shareholder.

     (e) Upon the Effective Date, the stock transfer books for WFB Common Stock will be closed and no further transfers of WFB Common Stock will thereafter be made or recognized. All WFB Certificates surrendered pursuant to this Section 2.06 will be cancelled and exchanged for the Merger Consideration as provided herein.

     (f) If there is a transfer of ownership of WFB Common Stock which is not registered in the transfer records of WFB, one or more HNC Certificates evidencing, in the aggregate, the proper number of shares of HNC Common Stock and any cash in lieu of a fractional share payment to Section 2.04 and dividends or other distributions to which such holder is entitled pursuant to Section 2.06(c), as applicable, may be issued with respect to such WFB Common Stock to such a transferee if the WFB Certificate representing such shares of WFB Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not payable.

     (g) If any WFB Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed WFB Certificate, upon the making of a sworn affidavit of that fact by the holder thereof in form satisfactory to the Exchange Agent, the Merger Consideration required pursuant to this Agreement; provided, however, that the Exchange Agent may, in its sole discretion and as a condition precedent to the delivery of the Merger Consideration to which the holder of such WFB Certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed WFB Certificate to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against WFB, HNC or the Exchange Agent or any other party with respect to the WFB Certificate alleged to have been lost, stolen or destroyed.

9

2.07 Anti-Dilution Provisions. If HNC shall at any time before the Effective Date:

     (a) declare a dividend in shares of HNC Common Stock with a record date prior to the Effective Date;

     (b) resolve to combine the outstanding shares of HNC Common Stock into a smaller number of shares prior to the Effective Date;

     (c) resolve to effect a split or subdivide the outstanding shares of HNC Common Stock with a record date prior to the Effective Date; or

     (d) reclassify the shares of HNC Common Stock prior to the Effective Date;

then, in any such event, the number of shares of HNC Common Stock to be delivered to WFB shareholders in exchange for shares of WFB Common Stock shall be adjusted so that each WFB shareholder shall be entitled to receive such number of shares of HNC Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred prior to the happening of such event. (By way of illustration, if HNC declares a stock dividend of 5% payable with respect to a record date on or prior to the Effective Date, the Exchange Ratio shall be adjusted upward by 5%.). In addition, in the event that, prior to the Effective Date, HNC enters into an agreement pursuant to which shares of HNC Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each WFB shareholder who becomes a shareholder of HNC shall be entitled to receive such number of shares or other securities or amount or obligations of such other corporation as such shareholder would be entitled to receive if the Effective Date had occurred immediately prior to the happening of such event. Furthermore, the number of shares of HNC Common Stock subject to each WFB Stock Option referenced in Section 2.05(a) and the applicable exercise price shall be appropriately adjusted.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF WFB

     WFB hereby represents and warrants to HNC as follows:

3.01 Organization.

     (a) WFB is a corporation duly incorporated and validly subsisting under the laws of the Commonwealth of Pennsylvania. WFB is a savings and loan holding company duly registered under HOLA. WFB has the corporate power and authority to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. WFB is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on WFB, and all such licenses, registrations and qualifications are in full force and effect.

     (b) WFB Bank is a stock savings bank duly organized and validly existing under the laws of the United States of America. WFB Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. WFB Bank is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on WFB, and all such licenses, registrations and qualifications are in full force and effect.

     (c) The deposits of WFB Bank are insured by the Deposit Insurance Fund of the FDIC to the extent provided in the Federal Deposit Insurance Act. WFB Bank is a member in good standing with the Federal Home Loan Bank of Pittsburgh and owns the requisite amount of stock therein.

     (d) WFB has no Subsidiaries other than WFB Bank and those identified in WFB Disclosure Schedule 3.01(d). WFB Disclosure Schedule 3.01(d) sets forth the type of organization, the state of formation, the owner of its outstanding equity interests and a brief description of the business conducted by each Subsidiary. Each WFB Subsidiary, other than WFB Bank (which is covered by Section 3.01(b) above), is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation. Each such Subsidiary has the corporate or trust power and authority to carry on its businesses and operations as now being conducted and to own and operate

10

the properties and assets now owned and being operated by it. Each such Subsidiary is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on WFB, and all such licenses, registrations and qualifications are in full force and effect.

     (e) The respective minute books of WFB and each WFB Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders, boards of directors and trustees, including committees, in each case in accordance with the normal business practice of WFB and each such WFB Subsidiary.

     (f) WFB has delivered to HNC true and correct copies of the articles of incorporation and bylaws of WFB and WFB Bank, and the articles of incorporation, bylaws, trust agreements and other applicable charter documents of each other WFB Subsidiary, each as in effect on the date hereof.

3.02 Capitalization.

     (a) The authorized capital stock of WFB consists of (i) 40,000,000 shares of common stock, par value $.01 per share (“WFB Common Stock”), of which at the date hereof 15,669,304 shares are validly issued and outstanding, fully paid and nonassessable, and free of preemptive rights, and 1,822,606 are held as treasury shares and (ii) 5,000,000 shares of serial preferred stock, par value $.01 per share, of which at the date hereof, no shares are issued and outstanding. WFB has not issued nor is WFB bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of WFB Common Stock or any other security of WFB or any securities representing the right to vote, purchase or otherwise receive any shares of WFB Common Stock or any other security of WFB, except (A) for WFB Stock Options for 852,984 shares of WFB Common Stock issued and outstanding under the WFB Stock Plans and (B) 99,376 shares of WFB Common Stock under the 1999, 2002 and 2005 Recognition and Retention Plans, and (C) the WFB ESOP and the FFB ESOP. No shareholder Rights plan exists with respect to shares of WFB Common Stock except for the WFB Stock-Based Plans and the WFB ESOP and the FFB ESOP.

     (b) WFB owns, directly or indirectly, all of the capital stock of WFB Bank and the other WFB Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding with respect to the capital stock of WFB Bank or any other WFB Subsidiary. Except for WFB Bank and the other WFB Subsidiaries listed on WFB Disclosure Schedule 3.01(d) and except as set forth on WFB Disclosure Schedule 3.02(b), WFB does not possess, directly or indirectly, any material equity interest in any Person, except for (i) equity interests in WFB Bank’s investment portfolio, (ii) equity interests held by WFB’s Subsidiaries in a fiduciary capacity, (iii) equity interests held in connection with WFB Bank’s commercial loan activities, and (iv) equity interests in the Federal Home Loan Bank of Pittsburgh.

     (c) To the Knowledge of WFB, except as disclosed in WFB’s proxy materials for its 2007 annual meeting of shareholders, no person or group is the beneficial owner of 5% or more of the outstanding shares of WFB Common Stock (the terms “person”, “group” and “beneficial owner” are as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

3.03 Authority; No Violation.

     (a) WFB has full corporate power and authority to execute and deliver this Agreement and, except for the receipt of the approval of this Agreement by the shareholders of WFB and any approvals from Regulatory Authorities set forth in Section 3.04 hereof, to consummate the Contemplated Transactions. The execution and delivery of this Agreement by WFB and the consummation by WFB of the Contemplated Transactions have been duly and validly approved by the unanimous vote of the Board of Directors of WFB and, except for approval and adoption by the shareholders of WFB as required by the BCL, and the WFB articles of incorporation and bylaws, no other corporate proceedings on the part of WFB are necessary to consummate the Merger. The affirmative vote of a majority of the votes cast by the holders of the WFB Common Stock at the WFB Shareholders Meeting is sufficient to adopt this Agreement. This Agreement has been duly and validly executed and delivered by WFB and constitutes the valid and binding obligation of WFB, enforceable against WFB in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

11

     (b) None of (i) the execution and delivery of this Agreement by WFB, subject to receipt of approvals from the WFB shareholders and the Regulatory Authorities referred to in Section 3.04 hereof and WFB’s and HNC’s compliance with any conditions contained therein, the consummation of the Contemplated Transactions, and (ii) compliance by WFB or any WFB Subsidiary with any of the terms or provisions hereof:

     (A) conflict with or result in a breach of any provision of the respective articles of incorporation, bylaws or other charter documents of WFB or any WFB Subsidiary;

     (B) violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to WFB or any WFB Subsidiary or any of their respective properties or assets; or

     (C) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of WFB or any WFB Subsidiary under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which WFB or any WFB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except as set forth on WFB Disclosure Schedule 3.03(b), excluding from clauses (B) and (C) hereof, such conflicts, violations, breaches, defaults or other events which, individually or in the aggregate, would not have a Material Adverse Effect on WFB.

3.04 Consents and Approvals.

     (a) Except for (i) the required approval and adoption of this Agreement by the shareholders of HNC, (ii) the required approval and adoption of this Agreement by the shareholders of WFB, (iii) the filing of a notice by HNC of the issuance of shares of HNC Common Stock pursuant to this Agreement with Nasdaq, (iv) the filing of applications and notices, as applicable, with the FRB under the BHC Act and the OCC under the National Bank Act and the Federal Deposit Insurance Act and approval of such applications and notices; (v) the filing with the SEC in definitive form of the Prospectus/Proxy Statement, and the filing with, and declaration of effectiveness by, the SEC of the Registration Statement, (vi) the filing of the Articles of Merger with the PDS in accordance with the BCL, (vii) any notices or filings under the HSR Act, (viii) any application, notice or filing with the Pennsylvania Department of Banking, (ix) any application, notice or filings with the OTS, (x) any application, notice, or filing and if required, an effective registration under the various securities or blue sky laws of those jurisdictions as may be necessary, (xi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents and the rules and regulations thereunder, (xii) filings, if any, required as a result of the particular status of HNC, and (xiii) a post-Bank Merger notice to the FDIC to be filed by HNC Bank, no consents or approvals of, or filings or registrations with, any Regulatory Authority or with any other third party are necessary in connection with (A) the execution, delivery and performance by WFB of this Agreement and (B) the consummation by WFB of the Merger and WFB Bank of the Bank Merger.

     (b) As of the date of this Agreement, to the Knowledge of WFB, there is no reason relating to WFB why all regulatory approvals from any Regulatory Authority required to consummate the transactions contemplated hereby should not be obtained on a timely basis without the imposition of a condition or restriction of the type referred to in Section 6.02(d).

3.05 Financial Statements.

     (a) WFB has delivered to HNC the WFB Financials. The WFB Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of WFB as of and for the periods ended on the dates thereof, in accordance with GAAP consistently applied, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by SEC Form 10-Q in the case of unaudited statements.

12

     (b) To the Knowledge of WFB, WFB did not, as of the date of the balance sheets referred to above, have any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the WFB Financials, and footnotes thereto, at the date of such balance sheets which would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto. Since September 30, 2007, and except as reflected in the WFB Financials in the SEC Form 10-K/A as filed with the SEC on May 5, 2008 for the fiscal year ended June 30, 2007, and the SEC Form 10-Q as filed on May 5, 2008 for the period ended September 30, 2007, neither WFB nor any WFB Subsidiary has incurred any liabilities, contingencies or obligations of any nature, whether absolute, accrued, contingent or otherwise that has had or is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on WFB, except for (i) liabilities and obligations which were incurred in the ordinary course of business consistent with past practice, (ii) those liabilities that are reflected or reserved against on the consolidated balance sheet of WFB included in the WFB Financials including any notes thereto, and (iii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby.

     (c) Any restatements of the WFB Financials have been restated and performed in conformance with, in all material respects, GAAP, the rules and regulations of the SEC and the required Regulatory Authorities.

     (d) WFB has no disagreements with its outside independent public accountants which has had or could be reasonably expected to have a Material Adverse Effect on WFB or its Subsidiaries.

3.06 No Material Adverse Change. Except as disclosed in the WFB Financials, and footnotes thereto, in the SEC Form 10-K/A as filed with the SEC on May 5, 2008 for the fiscal year ended June 30, 2007, and the SEC Form 10-Q as filed on May 5, 2008 for the period ended September 30, 2007, since September 30, 2007, neither WFB nor any WFB Subsidiary has suffered any adverse change in their respective assets, liabilities, business, financial condition, or results of operations, which has had or could be reasonably expected to have a Material Adverse Effect on WFB.

3.07 Taxes.

     Except as set forth on WFB Disclosure Schedule 3.07:

     (a) WFB and the WFB Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a) of which WFB is a common parent. WFB has filed, and will file, all material federal, state and local tax returns required to be filed by, or with respect to, WFB and the WFB Subsidiaries on or prior to the Closing Date, except to the extent that any failure to file or any inaccuracies would not, individually or in the aggregate, have a Material Adverse Effect, and has paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which are shown on such returns to be due for the periods covered thereby from WFB or any WFB Subsidiary to any applicable taxing authority, on or prior to the Closing Date, other than taxes which (i) are not delinquent or are being contested in good faith, (ii) have not been finally determined, or (iii) the failure to pay would not, individually or in the aggregate, have a Material Adverse Effect on WFB. Such returns or reports are true, complete and correct in all material respects. WFB and the WFB Subsidiaries have paid all taxes and other governmental charges including all applicable interest and penalties set forth in such returns or reports.

     (b) There are no liens on the assets of WFB and the WFB Subsidiaries relating to or attributable to any taxes (other than taxes not yet due and payable). All federal, state and local taxes and other governmental charges payable by WFB and the WFB Subsidiaries have been paid or have been adequately accrued or reserved for on such entity’s books in accordance with GAAP and banking regulations applied on a consistent basis, except where failure to pay or accrue would not have a Material Adverse Effect on WFB. Until the Effective Date, WFB and the WFB Subsidiaries shall continue to reserve sufficient funds for the payment of expected tax liabilities in accordance with GAAP and banking regulations applied on a consistent basis.

     (c) There are no material disputes pending, claims asserted in writing, or payment agreements entered into for taxes or assessments upon WFB or any WFB Subsidiary, nor has WFB or any WFB Subsidiary been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period.

     (d) WFB and the WFB Subsidiaries have withheld and paid all taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, except where failure to withhold or to pay such withholding would not have a Material Adverse Effect.

13

     (e) Neither WFB nor the WFB Subsidiaries have constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the IRC (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the IRC) that includes the Merger.

3.08 Contracts.

     (a) Except as set forth on WFB Disclosure Schedule 3.08, neither WFB nor any WFB Subsidiary is a party to or subject to:

     (i) any employment, consulting, severance, “change-in-control” or termination contract, arrangement, commitment, or understanding with any past or present officer, director, employee, independent contractor, agent or other person under which WFB or any WFB Subsidiary has any material liability, except for “at will” arrangements;

     (ii) any plan, contract, arrangement, commitment, or understanding (other than as provided in clause (i) above) providing for bonuses, pensions, options, Rights, equity rights, shares of WFB Common Stock, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officer, director, employee, independent contractor, agent or other person under which WFB or any WFB Subsidiary has any material liability;

     (iii) any agreement which by its terms limits the payment of dividends by WFB or any WFB Subsidiary other than generally applicable regulatory restrictions;

     (iv) except in the ordinary course of business, any material instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which WFB or any WFB Subsidiary is an obligor to any person, other than deposits, repurchase agreements, bankers acceptances and “treasury tax and loan” accounts established in the ordinary course of business, instruments relating to transactions entered into in the customary course of the banking business of WFB Bank, and transactions in “federal funds”, or which contains financial covenants or other restrictions, other than those relating to the payment of principal and interest when due, which would be applicable on or after the Closing Date;

     (v) any contract, other than this Agreement, which restricts or prohibits it from engaging in any line of business permissible under applicable law;

     (vi) any plan, contract, arrangement, commitment or understanding which provides for payments or benefits which might render any portion of any such payments or benefits subject to disallowance of deduction as a result of the application of IRC Sections 280G or 162(m);

     (vii) any lease for real property;

     (viii) any contract or arrangement with any broker-dealer or investment adviser;

     (ix) any investment advisory contract with any investment company registered under the Investment Company Act of 1940; or

     (x) any contract or arrangement with, or membership in, any local clearing house or self regulatory organization.

     (b) All the contracts, plans, arrangements and instruments are in full force and effect on the date hereof, and neither WFB, any WFB Subsidiary nor, to the Knowledge of WFB, any other party to any such contract, plan, arrangement or instrument, has breached any provision of, or is in default under any term of, any such contract, plan, arrangement or instrument the breach of which or default under which will have a Material Adverse Effect, and no party to any such contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions thereof as a result of the transactions contemplated by this Agreement, the termination of which will have a Material Adverse Effect on WFB.

14

     (c) Except as set forth on WFB Disclosure Schedule 3.08(c), no plan, employment agreement, termination agreement or similar agreement or arrangement to which WFB or any WFB Subsidiary is a party or by which WFB or any WFB Subsidiary may be bound:

     (i) contains provisions which permit an employee or an independent contractor to terminate it without cause and continue to accrue future benefits thereunder;

     (ii) provides for acceleration in the vesting or payment of benefits thereunder upon the occurrence of a change in ownership or control or merger or other acquisition of WFB or any WFB Subsidiary; or

     (iii) requires WFB or any WFB Subsidiary to provide a benefit in the form of WFB Common Stock or determined by reference to the value of WFB Common Stock other than WFB Stock-Based Plans and WFB Stock-Based Awards.

3.09 Ownership of Property; Insurance Coverage.

     (a) WFB and each WFB Subsidiary has, and will have as to property acquired after the date hereof, good, and as to real property, marketable, title to all assets and properties owned by WFB or such WFB Subsidiary, whether real or personal, tangible or intangible, including securities, assets and properties reflected in the balance sheets contained in the WFB Financials or acquired subsequent thereto (except to the extent that such securities are held in any fiduciary or agency capacity and except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, or have been disposed of as obsolete since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except:

     (i) statutory liens for amounts not yet delinquent or which are being contested in good faith;

     (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business;

     (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent;

     (iv) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carriers and other similar Liens and encumbrances arising in the ordinary course of business; and

     (v) dispositions and encumbrances for adequate consideration in the ordinary course of business.

     WFB and each WFB Subsidiary have the right under leases of properties used by WFB or such WFB Subsidiary in the conduct of their respective businesses to occupy and use all such properties in all material respects as presently occupied and used by them.

     (b) With respect to all agreements pursuant to which WFB or any WFB Subsidiary has purchased securities subject to an agreement to resell, if any, WFB or such WFB Subsidiary has a valid, perfected first lien or most senior security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

     (c) WFB Disclosure Schedule 3.09(c) lists all insurance policies in force of WFB and each WFB subsidiary. WFB and each WFB Subsidiary maintain insurance in amounts considered by WFB to be reasonable for their respective operations. Neither WFB nor any WFB Subsidiary has received notice from any insurance carrier that:

     (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or

     (ii) premium costs with respect to such insurance will be substantially increased except to the extent such cancellation, reduction, elimination or increase would not have a Material Adverse Effect.

     (d) WFB and each WFB Subsidiary maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations.

3.10 Legal Proceedings. Except as set forth in WFB Disclosure Schedule 3.10, neither WFB nor any WFB Subsidiary is a party to any, and there are no pending or, to the Knowledge of WFB, threatened, legal, administrative, arbitration or other proceedings, material claims, actions, governmental investigations or regulatory inquiries of any nature:

     (a) against WFB or any WFB Subsidiary;

15

     (b) to which the assets of WFB or any WFB Subsidiary are subject;

     (c) challenging the validity or propriety of either of the Contemplated Transactions; or

     (d) which could materially adversely affect the ability of WFB to perform its obligations under this Agreement, the ability of WFB or WFB Bank to consummate the Contemplated Transactions;

except for any proceedings, claims, actions, investigations, or inquiries referred to in clauses (a) or (b) which individually or in the aggregate would not have a Material Adverse Effect on WFB.

3.11 Compliance with Applicable Law.

     (a) Except as set forth on WFB Disclosure Schedule 3.11(a), WFB and each WFB Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Regulatory Authority relating to them, other than where such failure to hold or non-compliance will neither result in a limitation in any material respect in the conduct of its business or otherwise have a Material Adverse Effect on WFB.

     (b) Except as set forth on WFB Disclosure Schedule 3.11(b), WFB and each WFB Subsidiary have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with any Regulatory Authority, and have filed all other reports and statements required to be filed by them, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith, except where such failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would have a Material Adverse Effect on WFB.

     (c) Except as set forth on WFB Disclosure Schedule 3.11(c), to the Knowledge of WFB, no Regulatory Authority has initiated any proceeding or, to the Knowledge of WFB, investigation into the business or operations of WFB or any WFB Subsidiary since January 1, 2006.

     (d) Except as set forth on WFB Disclosure Schedule 3.11(d), since January 1, 2006, neither WFB nor any WFB Subsidiary has received any written notification or written communication from any Regulatory Authority:

     (i) asserting that WFB or any WFB Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

     (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to WFB or any WFB Subsidiary;

     (iii) requiring or threatening to require WFB or any WFB Subsidiary, or any written indication that WFB or any WFB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of WFB or any WFB Subsidiary, including without limitation any restriction on the payment of dividends; or

     (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any material respect the operations of WFB or any WFB Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a “Regulatory Agreement”).

     (e) Neither WFB nor any WFB Subsidiary has received, consented to, or entered into any Regulatory Agreement that remains operative or in force.

     (f) Except as set forth on WFB Disclosure Schedule 3.11(f), to the Knowledge of WFB, there is no unresolved material violation, criticism, or exception by any Regulatory Authority with respect to any Regulatory Agreement.

     (g) There is no injunction, order, judgment or decree in effect upon WFB or any WFB Subsidiary or the assets of WFB or any WFB Subsidiary.

16

3.12 Employee Benefits; Labor Matters.

     (a) WFB has made available to HNC true and complete copies of any written or unwritten employee benefit plans, including any agreements, programs, policies or other arrangements whether or not subject to ERISA, multiemployer plans within the meaning of ERISA Section 3(37), employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, stock option plans, severance plans, change in control agreements, employment agreements, fringe benefits, bonus or incentive plans, deferred compensation plans, supplemental income plans, supplemental executive retirement plans, annual incentive plans, split-dollar plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1), vacation pay, sick leave, short-term disability, long-term disability, life insurance, and medical plans, and all other employee benefit plans, policies, agreements, and arrangements, currently maintained or contributed to or under which WFB has any liability or obligation for the benefit of past, present, or retired employees, independent contractors, directors, or any other individuals or any beneficiaries thereunder or any entity (collectively, the “WFB Benefit Plans”), all of which are set forth on WFB Disclosure Schedule 3.12(a), together with, as applicable:

     (i) the most recent actuarial valuation reports and audited financial statements relating to WFB Benefit Plans;

     (ii) the most recently filed Form 5500 relating to the WFB Benefit Plans;

     (iii) the most recent IRS determination letters which pertain to any WFB Benefit Plans;

     (iv) all written communications between WFB or a WFB ERISA Affiliate (as defined below) and any governmental authority regarding any of the WFB Benefit Plans;

     (v) all trust agreements or other funding instruments related to WFB Benefit Plans;

     (vi) current summary plan descriptions, amendments, modifications, or material supplements; or

     (vii) summary of any proposed amendments or changes anticipated to be made to any WFB Benefit Plan other than, in either case, as contemplated by this Agreement;

     (b) With respect to each of the WFB Benefit Plans, no event has occurred and there exists no condition or set of circumstances in connection with which WFB or any of its Subsidiaries would be subject to any liability that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect on WFB. Except as set forth on WFB Disclosure Schedule 3.12(b), WFB and each of its Subsidiaries have operated, maintained and administered each WFB Benefit Plan in material compliance with all applicable laws and the terms of each such plan. The terms of each WFB Benefit Plan are in compliance with all applicable laws in all material respects. Each WFB Benefit Plan that is intended to be “qualified” under IRC Section 401(a) has received a favorable determination letter from the IRS to such effect and, to WFB’s Knowledge, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such WFB Benefit Plan. There are no pending or to the Knowledge of WFB threatened or anticipated claims by, on behalf of or against any of the WFB Benefit Plans, any fiduciaries of such WFB Benefit Plans (with respect to whom WFB has an indemnification obligation) with respect to their duties to any WFB Benefit Plan, or against the assets of such WFB Benefit Plan or any trust maintained in connection with such WFB Benefit Plan (other than routine claims for benefits). All contributions, premiums and other payments required to be made with respect to any WFB Benefit Plan have been made on or before their due dates under applicable law and the terms of such WFB Benefit Plan, and with respect to any such contributions, premiums or other payments required to be made with respect to any WFB Benefit Plan that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the consolidated balance sheet of WFB included in its SEC filings (including any notes thereto) or liability therefor was incurred in the ordinary course of business consistent with past practice. There is not now, and to the Knowledge of WFB there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a WFB Benefit Plan or the imposition of any pledge, lien, security interest or encumbrance on the assets of WFB or any of WFB’s Subsidiaries or any of their respective WFB ERISA Affiliates (as defined below) under ERISA or the IRC, or similar laws of foreign jurisdictions. No “excess contributions” have been made that would be non-deductible or that would subject WFB or any of WFB’s Subsidiaries to the excise tax imposed under Section 4972 of the IRC.

17

     (c) Except as set forth on WFB Disclosure Schedule 3.12(c), (i) neither WFB nor any of WFB’s Subsidiaries nor any trade or business, whether or not incorporated, that, together with WFB or any of WFB’s Subsidiaries would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA (an “WFB ERISA Affiliate”), maintains or contributes to, or during the five-year period prior to the date hereof has maintained or contributed to, (x) any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Section 412 of the IRC or Section 302 or Title IV of ERISA or (y) a “multiemployer plan” within the meaning of Section 3(37) and 4001(a)(3) of ERISA or a “multiple employer plan” within the meaning of Sections 4063/4064 of ERISA or Section 413(c) of the IRC, (ii) neither WFB nor any of WFB’s Subsidiaries has incurred, either directly or indirectly (including as a result of any indemnification or joint and several liability obligation), any liability pursuant to Title I or IV of ERISA other than plan funding obligations in the ordinary course and Pension Benefit Guaranty Corporation (“PBGC”) premiums (including any Controlled Group Liability as a result of its relationship with an ERISA Affiliate) or the penalty tax, excise tax or joint and several liability provisions of the IRC relating to employee benefit plans, whether contingent or otherwise, including pursuant to any non-exempt “prohibited transactions” as such term is defined in Section 406 of ERISA or Section 4975 of the IRC, and to the Knowledge of WFB, no event, transaction, fact or condition exists that presents a risk to WFB or any ERISA Affiliate of WFB of incurring any such liability, or after the Effective Time, to HNC or any of its Affiliates, in each case, with respect to the WFB Benefit Plans, (iii) no WFB Benefit Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the IRC or Section 302 of ERISA, (iv) with respect to each WFB Benefit Plan that is a “multiemployer plan,” no complete or partial withdrawal from such plan has been made by WFB or any of WFB’s Subsidiaries, or by any other person, that would reasonably be expected to result in any material liability to WFB or any of WFB’s Subsidiaries, whether such liability is contingent or otherwise, and if WFB or any of WFB’s Subsidiaries were to withdraw from any such WFB Benefit Plan, such withdrawal would not result in any material liability to WFB or any of WFB’s Subsidiaries, and (v) during the five-year period prior to the date hereof, with respect to any WFB Benefit Plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the IRC (a) there has not been a partial termination, and (b) none of the following events has occurred: (x) the filing of a notice of intent to terminate, (y) the treatment of an amendment to such a WFB Benefit Plan as a termination under Section 4041 of ERISA or (z) the commencement of proceedings by the PBGC to terminate such a WFB Benefit Plan and (iii) there has been no “reportable event” within the meaning of Section 4043 of ERISA and the regulations and interpretations thereunder which required a notice to the PBGC which has not been fully and accurately reported in a timely fashion, as required, or which, whether or not reported, would constitute grounds for the PBGC to institute involuntary termination proceedings with respect to any WFB Benefit Plan that is subject to Title IV of ERISA. “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the IRC, (iv) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the IRC and (v) under corresponding or similar provisions of foreign laws or regulations.

     (d) With respect to each WFB Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the IRC, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities” within the meaning of Section 4001(a)(16) of ERISA did not exceed the then current value of assets of such WFB Benefit Plan or, if such liabilities did exceed such assets, the amount thereof was properly reflected on the financial statements of WFB or WFB’s Subsidiary previously filed with the SEC. With respect to each WFB Benefit Plan for which financial statements are required there has been no material adverse change in the financial status of such WFB Benefit Plan since the date of the most recent financial statements provided to HNC by WFB.

     (e) Except as set forth on WFB Disclosure Schedule 3.12(e), to the Knowledge of WFB, (i) no WFB Benefit Plan is under audit or is the subject of an investigation by the IRS, the Department of Labor, the PBGC, the SEC or any other Regulatory Authority, and (ii) no such audit or investigation is pending or threatened.

     (f) Except as set forth on WFB Disclosure Schedule 3.12(f), (i) neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (A) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of WFB or any of WFB’s Subsidiaries, (B) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (C) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (D) result in any amount failing to be deductible by reason of IRC Section 280G or

18

(E) result in any limitation on the right of WFB or any of WFB’s Subsidiaries to amend, merge, terminate or receive a reversion of assets from any WFB Benefit Plan or related trust and (ii) no WFB Benefit Plan provides for the reimbursement of excise taxes under Section 4999 of the IRC or any income taxes under the IRC.

     (g) No payment made or to be made in respect of any employee or former employee of WFB or any of its Subsidiaries is reasonably expected to be nondeductible by reason of Section 162(m) of the IRC.

     (h) Except as set forth on WFB Disclosure Schedule 3.12 (h), neither WFB nor any of WFB’s Subsidiaries has any liability with respect to an obligation to provide post-employment welfare benefits (whether or not insured) with respect to any person beyond their retirement or other termination of service, other than coverage mandated by Section 4980B of the IRC or applicable state or local law.

     (i) Except as set forth on WFB Disclosure Schedule 3.12 (i), with respect to the employees of WFB and WFB’s Subsidiaries, all social security payments, including payments to any public pension scheme, compulsory retirement insurance, unemployment insurance, compulsory long term care insurance, compulsory occupational disability insurance, and compulsory health and safety insurance required to be made have been timely and properly made.

     (j) All WFB Stock Options have been granted in compliance with the terms of applicable WFB Benefit Plans and with the applicable provisions of the WFB articles and bylaws as in effect at the applicable time, and all such WFB Stock Options are accurately disclosed as required under applicable law in the WFB SEC Reports (as defined below), including the financial statements contained therein or attached thereto (if amended or superseded by a filing with the SEC made prior to the date of this Agreement, as so amended or superseded). In addition, WFB has not issued any WFB Stock Options or Rights pertaining to shares of WFB Common Stock under any WFB Benefit Plan with an exercise price that is less than the “fair market value” of the underlying shares on the date of grant, as determined for financial accounting purposes under GAAP.

     (k) Neither WFB nor any of WFB’s Subsidiaries is a party to or bound by any labor or collective bargaining agreement and to the Knowledge of WFB there are no organizational campaigns, petitions or other activities or proceedings of any labor union, workers’ council or labor organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of WFB or any of WFB’s Subsidiaries or compel WFB or any of WFB’s Subsidiaries to bargain with any such labor union, works council or labor organization. There are no labor related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the Knowledge of WFB, threatened and neither WFB nor any of WFB’s Subsidiaries has experienced any such labor related controversy, strike, slowdown, walkout or other work stoppage within the past three years. Neither WFB nor any of WFB’s Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to employees or employment practices. Each of WFB and WFB’s Subsidiaries are in material compliance with all applicable laws relating to labor, employment, termination of employment or similar matters, including but not limited to laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not engaged in any unfair labor practices or similar prohibited practices. Except as set forth on WFB Disclosure Schedule 3.12(k), there are no complaints, lawsuits, arbitrations, administrative proceedings, or other proceedings of any nature pending or, to the Knowledge of WFB, threatened against WFB or any of WFB’s Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Regulatory Authority, relating to any such law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. WFB has made available to HNC a copy of all written policies and procedures related to WFB’s and WFB’s Subsidiaries’ employees and a written description of all material unwritten policies and procedures related to WFB’s and WFB’s Subsidiaries’ employees.

     (l) Neither WFB or any WFB Subsidiary have closed any facility or effectuated any layoffs of employees, nor has any such action or program been announced for the future that would reasonably be expected to give rise to any material liability under the Workers Adjustment and Retraining Notification Act of 1988, as amended (“WARN”), or any similar state or local aw or regulation. Within the last six months, neither WFB nor any of its Subsidiaries has incurred any liability or obligation which remains unsatisfied under WARN or any similar state or local laws regarding the termination or layoff of employees.

19

     (m) No material penalties have been imposed on WFB, any WFB Subsidiary, any WFB Benefit Plan, or any employee, officer, director, administrator or agent thereof under Sections 1176 or 1177 of the Health Insurance Portability and Accountability Act of 1996, as amended.

     (n) Neither WFB nor any of WFB’s Subsidiaries has taken any action to take corrective action or made a filing under any voluntary correction program of the IRS, Department of Labor or any other Regulatory Authority with respect to any WFB Benefit Plan, and neither WFB nor any of its Subsidiaries has any Knowledge of any material plan defect that would qualify for correction under any such program.

     (o) With respect to any services which WFB or any WFB Subsidiary may provide as a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA, WFB and each Subsidiary:

     (i) have correctly computed all contributions, payments or other amounts for which it is responsible;

     (ii) have not engaged in any prohibited transactions (as defined in ERISA Section 406 for which an exemption does not exist);

     (iii) have not breached any duty imposed by ERISA which could subject WFB or such WFB Subsidiary, as applicable, to material liability; and

     (iv) have not otherwise incurred any liability to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, or to any beneficiary, fiduciary or sponsor of any ERISA plan in the performance (or non-performance) of services;

     (p) All persons classified by WFB as independent contractors satisfy and have at all relevant times satisfied the requirements of applicable law to be so classified; WFB has fully and accurately reported their compensation on IRS Forms 1099 when required to do so by applicable law; and, except as set forth on WFB Disclosure Schedule 3.12 (p), WFB has no obligations to provide benefits with respect to such persons under the WFB Benefit Plans or otherwise other than under the WFB Stock-Based Plans and WFB Stock-Based Awards.

3.13. State Takeover Statutes and WFB Articles of Incorporation. No “business combination,” “fair price,” “control transaction,” “control share acquisition,” or other similar antitakeover statute or regulation under state or federal law or provision contained in WFB’s articles of incorporation or bylaws is applicable to the Contemplated Transactions. The Board of Directors of WFB has unanimously approved this Agreement and, accordingly, the restrictions contained in Article IX of WFB’s Articles of Incorporation are inapplicable to this Agreement and the transactions contemplated hereby.

3.14 Brokers and Finders. Neither WFB, any WFB Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the transactions contemplated by this Agreement, except for Sandler O’Neill & Partners, L.P. (“Sandler”), whose engagement letter with WFB is included in WFB Disclosure Schedule 3.14.

3.15 Environmental Matters.

     (a) Except as set forth on WFB Disclosure Schedule 3.15(a), neither WFB nor any WFB Subsidiary, nor any property owned or operated by WFB or any WFB Subsidiary, has been or is in violation of in any material respect or to the Knowledge of WFB has any material liability under any Environmental Law. There are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the Knowledge of WFB, threatened, or any investigation pending, relating to the liability of WFB or any WFB Subsidiary with respect to any property owned or operated by WFB or any WFB Subsidiary under any Environmental Law, except as to any such actions or other matters which would not result in a Material Adverse Effect on WFB.

     (b) No property, now or formerly owned or operated by WFB or any WFB Subsidiary or on which WFB or any WFB Subsidiary holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the National Priority List (“NPL”) under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (“CERCLA”), is listed on the

20

Comprehensive Environmental Response Compensation and Liabilities Information System (“CERCLIS”), or is listed or proposed to be listed on any state list similar to the NPL or the CERCLIS, or is the subject of federal, state or local enforcement actions or other investigations which would reasonably be likely to lead to claims against WFB or any WFB Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage, including, but not limited to, claims under CERCLA which would have a Material Adverse Effect on WFB.

3.16 Business of WFB. Since May 9, 2008 and except as set forth on WFB Disclosure Schedule 3.16, neither WFB nor any WFB Subsidiary has:

     (a) increased in any manner the wages, salaries, compensation, pension or other employee benefits payable to any past or present officer, employee or director other than in the ordinary course of business and as permitted by Section 5.01(d) hereof;

     (b) paid any amounts to past or present officers, employees, or directors not required by any current plan or agreement (other than in the ordinary course of business);

     (c) become a party to, established, amended, commenced participation in, terminated or committed itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefits, or other employee benefit plan or agreement or employment agreement with or for the benefit of any employee or director other than as required by the terms of this Agreement;

     (d) accelerated the vesting of any stock-based compensation plan or other WFB Benefit Plan; or

     (e) deferred routine maintenance of real property or leased premises.

3.17 CRA Compliance. WFB and WFB Bank are in material compliance with the applicable provisions of the CRA, and, as of the date hereof, WFB Bank has received a CRA rating of “satisfactory” or better from the OTS. To the Knowledge of WFB, there is no fact or circumstance or set of facts or circumstances which would cause WFB or WFB Bank to fail to comply with such provisions in a manner which would have a Material Adverse Effect on WFB.

3.18 WFB Information.

     (a) The information relating to WFB and its Subsidiaries to be provided by WFB for inclusion in the Prospectus/Proxy Statement, the Registration Statement, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, a report, or in any other document filed with any other Regulatory Authority in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading. The Prospectus/Proxy Statement (except for such portions thereof as relate only to HNC or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder.

     (b) The information, relating to WFB and WFB’s Subsidiaries to be provided by WFB for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

3.19 Related Party Transactions.

     (a) Except as set forth on WFB Disclosure Schedule 3.19, neither WFB nor any WFB Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of WFB or any WFB Subsidiary, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other “persons” (as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder), except with respect to variation in such terms would not individually or in the aggregate have a Material Adverse Effect on WFB.

21

     (b) No loan or credit accommodation to any WFB Affiliate is presently in default or, during the three-year period prior to the date of this Agreement, has been in material default or has been restructured, modified or extended in any manner which would have a Material Adverse Effect on WFB. To the Knowledge of WFB, as of the date hereof, principal and interest with respect to any such loan or other credit accommodation will be paid when due and the loan grade classification accorded such loan or credit accommodation is appropriate.

3.20 Loans.

     (a) Each outstanding Loan (including Loans held for resale to investors) held by WFB or its Subsidiaries (the “WFB Loans”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine, correct and what they purport to be, (ii) to the extent secured, has been secured by valid liens or security interests which have been perfected and are legal, valid and enforceable and (iii) to the Knowledge of WFB is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

     (b) WFB Disclosure Schedule 3.20(b) identifies (A) each WFB Loan that as of April 30, 2008 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by WFB, any of its Subsidiaries or any bank examiner, together with the principal amount of each such WFB Loan and the identity of the borrower thereunder, and (B) each asset of WFB or any of WFB’s Subsidiaries that as of the date hereof was classified as other real estate owned and the book value thereof as of such date.

3.21 Allowance for Loan Losses. The allowance for loan losses shown, and to be shown, on the balance sheets contained in the WFB Financials have been, and will be, established in accordance with GAAP and all applicable regulatory criteria, WFB’s “Allowance for Loan and Lease Losses” policy and are deemed by WFB to be adequate as of the date of the respective WFB Financials.

3.22 Reorganization. WFB does not have any reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the IRC.

3.23 Fairness Opinion. WFB has received an opinion from Sandler to the effect that, as of the date hereof, the consideration to be received by shareholders of WFB pursuant to this Agreement is fair, from a financial point of view, to such shareholders.

3.24 Securities Documents. Except as set forth on WFB Disclosure Schedule 3.24, WFB has filed on a timely basis all required periodic reports, registration statements, proxy statements and other documents, together with amendments thereto, with the SEC pursuant to the Securities Act and the Exchange Act since January 1, 2006 (the “WFB SEC Reports”).

     The WFB SEC Reports complied, and all future WFB SEC reports, filings, and proxy materials will comply, in all material respects, with the rules and regulations of the SEC to the extent applicable thereto, and all such SEC reports, filings and proxy materials did not and will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances in which they were made, not misleading. Except as set forth on WFB Disclosure Schedule 3.24, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the WFB SEC Reports. None of WFB’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

3.25 Registration under the Exchange Act and the Securities Act. All issued and outstanding shares of WFB Common Stock have been duly registered under Section 12 of the Exchange Act and WFB is subject to the periodic reporting requirements imposed by Section 13 or 15(d) of the Exchange Act.

3.26 “Well Capitalized”. WFB and WFB Bank are “well capitalized” within the meaning of the FRB’s, OTS’s and FDIC’s regulations, respectively as of the date of this Agreement.

22

3.27 Investment Securities. Except as set forth on WFB Disclosure Schedule 3.27, to the Knowledge of WFB, none of the investments reflected in the WFB Financials under the headings “Securities Available for Sale” and “Securities Held to Maturity” and none of the investments made since June 30, 2007, that would be reflected in those headings if they occurred prior to June 30, 2007, are subject to any restrictions, whether contractual or statutory, that materially impairs the ability of WFB to freely dispose of the investments at any time. All of the investments comply with applicable laws, rules and regulations except with respect to such violations of laws, rules and regulations as would not individually or in the aggregate have a Material Adverse Effect on WFB.

3.28 Sarbanes-Oxley Act Compliance. As set forth on WFB Disclosure Schedule 3.28, WFB has (i) significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect WFB’s ability to record, process, summarize and report financial information, and (ii) to the Knowledge of WFB, no fraud, that involves management or other employees who have a significant role in WFB’s internal control over financial reporting, has occurred since January 1, 2006.

3.29 Equity Plans and Agreements. Neither WFB nor any other WFB Subsidiary, is party to any plan, agreement or arrangement under or pursuant to or in connection with which any Person is entitled to the issuance of any shares of any equity security of WFB or any WFB Subsidiary, or any option or warrant for any of the foregoing, or any other equity interest in WFB or any other WFB Subsidiary, present, contingent, vested, unvested or otherwise, other than the WFB Stock-Based Plans, the WFB Stock-Based Awards and the plans, agreements and other arrangements described in WFB Disclosure Schedule 3.29 (each plan, agreement or arrangement described in WFB Disclosure Schedule 3.29 is sometimes referred to in this Agreement individually as a “WFB Equity Plan,” and collectively as “WFB Equity Plans.” WFB Disclosure Schedule 3.29 sets forth, itemized by grant date, the number of specific class, series or other types of shares, interests, or other applicable unit to which each participant, director, officer, employee, recipient, transferee, grantee, or other person or entity may hereinafter be entitled.

3.30 Absence of Certain Changes. Since September 30, 2007 there has not been:

     (a) Except as set forth on WFB Disclosure Schedule 3.30(a), any material banking transaction by WFB or any WFB Subsidiary other than in the ordinary course of business;

     (b) Except as may be expressly described on WFB Disclosure Schedule 3.30(b), any acquisition or disposition of property by WFB or any WFB Subsidiary of any property or asset, whether real or personal, having a fair market value, singularly or in the aggregate, in an amount greater than $250,000.00, other than acquisitions or dispositions made in the ordinary course of business;

     (c) Except as set forth on WFB Disclosure Schedule 3.30(c), any material encumbrance on any of the respective properties or assets of WFB or any WFB Subsidiary, except to secure extensions of credit in the ordinary course of business and in conformity with past practice (pledges of and liens on assets to secure Federal Home Loan Bank or Federal Reserve Bank advances being deemed both in the ordinary course of business);

     (d) Except as may be expressly described on WFB Disclosure Schedule 3.30(d), any incurring of, assumption of, by WFB or any WFB Subsidiary, or taking by any of them of any property subject to, any liability in excess of $250,000.00, except for liabilities incurred or assumed or property taken subsequent to June 30, 2007 in the ordinary course of business;

     (e) Except as may be expressly described on WFB Disclosure Schedule 3.30(e), any material alteration in the manner of keeping the books, accounts or records of WFB or any WFB Subsidiary, or in the accounting policies or practices therein reflected;

     (f) Any elimination of material employee benefits;

     (g) Any elimination of a reserve where the liability related to such reserve has remained;

     (h) Any failure to depreciate material capital assets in accordance with past practice or to eliminate capital assets which are no longer used in its business; or

     (i) Except as set forth on WFB Disclosure Schedule 3.30(i), any material reduction or deferral of ordinary or necessary expenses..

23

3.31 Intellectual Property. Except as set forth on WFB Disclosure Schedule 3.31, WFB and its Subsidiaries own or have a valid license to use all Intellectual Property used in of held in the conduct of the business of WFB or any of its Subsidiaries (the “WFB Intellectual Property”) and the WFB Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of WFB and its Subsidiaries as currently conducted, except where the absence of such would not individually or in the aggregate have a Material Adverse Effect on WFB. The WFB Intellectual Property owned by WFB or any of its Subsidiaries, and to the Knowledge of WFB, all other WFB Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired, or abandoned, and neither WFB nor any of its Subsidiaries has received notice challenging the validity or enforceability of any WFB Intellectual Property, except where such non-validity or non-enforceability would not individually or in the aggregate have a Material Adverse Effect on WFB. To the Knowledge of WFB, the conduct of the business of WFB and its Subsidiaries does not violate, misappropriate, or infringe upon the Intellectual Property Rights of any Person, except where such violation, misappropriation, or infringement would not have individually or in the aggregate a Material Adverse Effect on WFB.

3.32 Quality of Representations. No representation or warranty of WFB in this Agreement and no statement in the WFB Disclosure Schedule contains an untrue statement of material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice given pursuant to Section 5.07 will contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

3.33 Fiduciary Accounts. Except as set as set forth on WFB Disclosure Schedule 3.33, to WFB’s Knowledge, WFB and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither WFB nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any material breach of trust to WFB’s Knowledge with respect to any fiduciary account.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF HNC

     HNC hereby represents and warrants to WFB as follows:

4.01 Organization.

     (a) HNC is a corporation duly incorporated and validly subsisting under the laws of the Commonwealth of Pennsylvania. HNC is a bank holding company duly registered under the BHC Act. HNC has the corporate power to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. HNC is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified will not have a Material Adverse Effect on HNC, and all such licenses, registrations and qualifications are in full force and effect.

     (b) HNC Bank is a national banking association duly organized and validly existing under the laws of the United States. HNC Bank has the corporate power to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. HNC Bank is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified will not have a Material Adverse Effect on HNC, and all such licenses, registrations and qualifications are in full force and effect.

     (c) The deposits of HNC Bank are insured by the Deposit Insurance Fund of the FDIC to the extent provided in the Federal Deposit Insurance Act.

24

     (d) Other than HNC Bank, HNC has no Subsidiaries other than those identified in HNC Disclosure Schedule 4.01(d). HNC Disclosure Schedule 4.01(d) sets forth the type of organization, the state of formation, the owner of its outstanding equity interests and a brief description of the business conducted by each Subsidiary. Each HNC Subsidiary, other than HNC Bank (which is covered by Section 4.01(b) above), is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation. Each HNC Subsidiary has the corporate or trust power and authority to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Each HNC Subsidiary is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on HNC, and all such licenses, registrations and qualifications are in full force and effect.

     (e) The respective minute books of HNC and each HNC Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders, boards of directors, and trustees, including committees, in each case in accordance with the normal business practice of HNC and each such HNC Subsidiary.

     (f) HNC has delivered to WFB true and correct copies of the respective articles of incorporation, articles of association, bylaws, trust agreements, and other applicable charter documents of HNC and HNC Bank, as in effect on the date hereof.

4.02 Capitalization.

     (a) The authorized capital stock of HNC consists as of the date hereof of (a) 75,000,000 shares of HNC Common Stock of which, 151,529 shares are validly issued and held by HNC as treasury stock and 31,203,963 shares are validly issued and outstanding, fully paid and nonassessable and free of preemptive rights, and (b) 8,000,000 shares of preferred stock, $1.00 par value, of which none are issued. Except as set forth on HNC Disclosure Schedule 4.02(a) as of the date hereof, HNC has not issued nor is HNC bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of HNC Common Stock or any other security of HNC or any securities representing the right to vote, purchase or otherwise receive any shares of HNC Common Stock or any other security of HNC, except (i) for options to acquire shares of HNC Common Stock issued under HNC’s various stock option plans, (ii) restricted stock units issued under HNC’s long term incentive compensation plan, (iii) pursuant to HNC’s employee stock purchase plan, dividend reinvestment plan and directors’ fee plan, and (iv) pursuant to this Agreement.

     (b) Other than those identified on HNC Disclosure Schedule 4.02(b), HNC owns, directly or indirectly, all of the capital stock of HNC Bank and the other HNC Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding with respect to the capital stock of HNC Bank or any other HNC Subsidiary. Except for the HNC Subsidiaries, HNC does not possess, directly or indirectly, any material equity interest in any Person, except for (i) equity interests in the investment portfolios of HNC’s Subsidiaries, (ii) equity interests held by HNC’s Subsidiaries in a fiduciary capacity, and (iii) equity interests held in connection with the commercial loan activities of HNC’s Subsidiaries.

     (c) To the Knowledge of HNC, except as set forth on HNC Disclosure Schedule 4.02(c) or as disclosed in HNC’s proxy materials for its 2008 annual meeting of shareholders, no person or group is the beneficial owner of 5% or more of the outstanding shares of HNC Common Stock (the terms “person”, “group” and “beneficial owner” are as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

4.03 Authority; No Violation.

     (a) HNC has full corporate power and authority to execute and deliver this Agreement and, except for the receipt of the approval of this Agreement by the shareholders of HNC, and the approvals of required Regulatory Authorities, set forth in Section 4.04 hereof, to consummate the Contemplated Transactions. The execution and delivery of this Agreement by HNC and the consummation by HNC of the Contemplated Transactions have been duly and validly approved by the Board of Directors of HNC and, except for approval by the shareholders of HNC as required by the BCL and the HNC articles of incorporation, and the approvals of required Regulatory Authorities, no other corporate proceedings on the part of HNC are necessary to consummate the Merger. The affirmative vote of the

25

holders of at least a majority of the outstanding shares of HNC Common Stock at the HNC Shareholders Meeting is sufficient to adopt this Agreement with the prior approval of at least seventy-five percent (75%) of all the members of HNC’s board of directors. This Agreement has been duly and validly executed and delivered by HNC and constitutes the valid and binding obligation of HNC, enforceable against HNC in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

     (b) None of (i) the execution and delivery of this Agreement by HNC, subject to receipt of approvals from the HNC shareholders and the Regulatory Authorities referred to in Section 4.04 hereof and HNC’s and WFB’s compliance with any conditions contained therein, (ii) the consummation of the Contemplated Transactions, and (iii) compliance by HNC with any of the terms or provisions hereof:

     (A) conflict with or result in a breach of any provision of the respective articles of incorporation, articles of association or bylaws of HNC or any HNC Subsidiary;

     (B) violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to HNC or any HNC Subsidiary or any of their respective properties or assets; or

     (C) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of HNC or any HNC Subsidiary under, any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which HNC or any HNC Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, excluding from clauses (B) and (C) such conflicts, violations, breaches, defaults or other events which, individually or in the aggregate, would not have a Material Adverse Effect on HNC.

4.04 Consents and Approvals.

     (a) Except for (i) the required adoption of this Agreement by the shareholders of HNC, (ii) the required adoption of this Agreement by the shareholders of WFB, (iii) the filing of a notice by HNC of the issuance of shares of HNC Common Stock pursuant to this Agreement with Nasdaq, (iv) the filing of applications and notices, as applicable, with the FRB under the BHC Act and the OCC under the National Bank Act and the Federal Deposit Insurance Act and approval of such applications and notices; (v) the filing with the SEC in definitive form of the Prospectus/Proxy Statement, and the filing with, and declaration of effectiveness by, the SEC of the Registration Statement, (vi) the filing and acceptance of the Articles of Merger with the PDS in accordance with the BCL, (vii) any notices or filings under the HSR Act, (viii) any application, notice or filing with the PDB, (ix) any application, notice or filing with the OTS, (x) any applications, notice or filing and if required, an effective registration under the various securities or blue sky laws of those jurisdictions as may be necessary, (xi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents and the rules and regulations thereunder, and (xii) filings, if any, required as a result of the particular status of HNC or WFB, and (xiii) a post-Bank merger notice to the FDIC to be filed by HNC Bank, no consents or approvals of, or filings or registrations with, any Regulatory Authority or with any other third party are necessary in connection with (A) the execution, delivery and performance by HNC of this Agreement and (B) the consummation by HNC of the Merger and HNC Bank of the Bank Merger.

     (b) As of the date of this Agreement, to the Knowledge of HNC, there is no reason relating to HNC why all regulatory approvals from any Regulatory Authority required to consummate the transactions contemplated hereby should not be obtained on a timely basis without the imposition of a condition or restriction of the type referred to in Section 6.02(d).

26

4.05 Financial Statements.

     (a) HNC has delivered to WFB the HNC Financials. The HNC Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of HNC as of and for the periods ended on the dates thereof, in accordance with GAAP consistently applied, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

     (b) To the Knowledge of HNC, HNC did not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the HNC Financials at the date of such balance sheets which would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto. Since December 31, 2007, HNC has not incurred any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, except for (i) liabilities and obligations which were incurred in the ordinary course of business consistent with past practice, (ii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty herein or which otherwise have not had a Material Adverse Effect on HNC.

4.06 No Material Adverse Change. Since June 30, 2007, neither HNC nor any HNC Subsidiary has suffered any adverse change in their respective assets, liabilities, business, financial condition, or results of operations which has had or could be reasonably expected to have a Material Adverse Effect on HNC.

4.07 Taxes.

     (a) Except as set forth on HNC Disclosure Schedule 4.07(a), HNC and the HNC Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a) of which HNC is the common parent. HNC has filed, and will file, all material federal, state and local tax returns required to be filed by, or with respect to, HNC and the HNC Subsidiaries on or prior to the Closing Date, except to the extent that any failure to file or any inaccuracies would not, individually or in the aggregate, have a Material Adverse Effect on HNC, and has paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which are shown on such returns to be due for the periods covered thereby from HNC or any HNC Subsidiary to any applicable taxing authority, on or prior to the Closing Date, other than taxes which (i) are not delinquent or are being contested in good faith, (ii) have not been finally determined, or (iii) the failure to pay would not, individually or in the aggregate, have a Material Adverse Effect on HNC. Such returns or reports are true, complete and correct in all material respects. HNC and the HNC Subsidiaries have paid all taxes and other governmental charges including all applicable interest and penalties set forth in such returns or reports.

     (b) There are no liens on the assets of HNC and the HNC Subsidiaries relating to or attributable to any taxes (other than taxes not yet due and payable). All federal, state and local taxes and other governmental charges payable by HNC and the HNC Subsidiaries have been paid or have been adequately accrued or reserved for on such entity’s books in accordance with GAAP and banking regulations applied on a consistent basis, except where failure to pay or accrue would not have a Material Adverse Effect on HNC. Until the Effective Date, HNC and the HNC Subsidiaries shall continue to reserve sufficient funds for the payment of expected tax liabilities in accordance with GAAP and banking regulations applied on a consistent basis.

     (c) There are no material disputes pending, claims asserted in writing, or payment agreements entered into for taxes or assessments upon HNC or any HNC Subsidiary, nor has HNC or any HNC Subsidiary been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period.

     (d) HNC and the HNC Subsidiaries have withheld and paid all taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, except where failure to withhold or to pay such withholding would not have a Material Adverse Effect on HNC.

     (e) Neither HNC nor the HNC Subsidiaries have constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the IRC (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the IRC) that includes the Merger.

27

4.08 Contracts. Except as described on HNC Disclosure Schedule 4.08, neither HNC nor any HNC Subsidiary is a party to or subject to: (i) any agreement which by its terms limits the payment of dividends by HNC or any HNC Subsidiary, or (ii) any contract, other than this Agreement, which restricts or prohibits it from engaging in any line of business permissible under applicable law.

4.09 Ownership of Property; Insurance Coverage.

     (a) HNC and each HNC Subsidiary has, and will have as to property acquired after the date hereof, good, and as to real property, marketable, title to all material assets and properties owned by HNC or such HNC Subsidiary, whether real or personal, tangible or intangible, including securities, assets and properties reflected in the balance sheets contained in the HNC Financials or acquired subsequent thereto (except to the extent that such securities are held in any fiduciary or agency capacity and except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, or have been disposed of as obsolete since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except:

     (i) those items that secure liabilities for borrowed money and that are described in HNC Disclosure Schedule 4.09 or permitted under Article V hereof;

     (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith;

     (iii) liens for current taxes not yet due and payable;

     (iv) pledges to secure deposits and other liens incurred in the ordinary course of banking business;

     (v) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent;

     (vi) dispositions and encumbrances for adequate consideration in the ordinary course of business; and

     (vii) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar liens and encumbrances arising in the ordinary course of business.

     HNC and each HNC Subsidiary have the right under leases of material properties used by HNC or such HNC Subsidiary in the conduct of their respective businesses to occupy and use all such properties in all material respects as presently occupied and used by them.

     (b) With respect to all agreements pursuant to which HNC or any HNC Subsidiary has purchased securities subject to an agreement to resell, if any, HNC or such HNC Subsidiary has a valid, perfected a first lien or most senior security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby, except to the extent that any failure to obtain such a lien or maintain such collateral would not, individually or in the aggregate, have a Material Adverse Effect on HNC.

     (c) HNC and each HNC Subsidiary maintain insurance in amounts considered by HNC to be reasonable for their respective operations. Neither HNC nor any HNC Subsidiary has received notice from any insurance carrier that:

(i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be substantially increased;

except to the extent such cancellation, reduction, elimination or increase would not have a Material Adverse Effect.

     (d) HNC and each HNC Subsidiary maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations.

4.10 Shares. At the Effective Date, HNC will have duly reserved sufficient shares of HNC Common Stock to be issued to former WFB shareholders pursuant to this Agreement.

4.11 Legal Proceedings. Except as described in HNC Disclosure Schedule 4.11, neither HNC nor any HNC Subsidiary is a party to any, and there are no pending or, to the Knowledge of HNC, threatened, legal, administrative, arbitration or other proceedings, material claims, actions, governmental investigations or regulatory inquiries of any nature:

     (a) against HNC or any HNC Subsidiary;

28

     (b) to which the assets of HNC or any HNC Subsidiary are subject;

     (c) challenging the validity or propriety of either of the Contemplated Transactions; or

     (d) which could materially adversely affect the ability of HNC to perform its obligations under this Agreement or the ability of HNC or HNC Bank to consummate the Contemplated Transactions,

except for any proceedings, claims, actions, investigations, or inquiries referred to in clauses (a) or (b) which individually or in the aggregate, would not have a Material Adverse Effect on HNC.

4.12 Compliance with Applicable Law.

     (a) HNC and each HNC Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Regulatory Authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their respective businesses nor otherwise have a Material Adverse Effect on HNC.

     (b) HNC and each HNC Subsidiary have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with any Regulatory Authority, and have filed all other reports and statements required to be filed by them, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not have a Material Adverse Effect on HNC.

     (c) Since January 1, 2006, no Regulatory Authority has initiated any proceeding or, to the Knowledge of HNC, investigation into the businesses or operations of HNC or any of its Subsidiaries, except where any such proceedings or investigations will not, individually or in the aggregate, have a Material Adverse Effect on HNC, or such proceedings or investigations have been terminated or otherwise resolved.

     (d) Neither HNC nor any HNC Subsidiary has received any written notification or written communication from any Regulatory Authority:

     (i) asserting that HNC or any HNC Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

     (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to HNC or any HNC Subsidiary;

     (iii) requiring or threatening to require HNC or any HNC Subsidiary, or any written indication that HNC or any HNC Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of HNC or any HNC Subsidiary, including without limitation any restriction on the payment of dividends; or

     (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any material respect the operations of HNC or any HNC Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a “Regulatory Agreement”);

in each case except as set forth in Section 4.12(d) of the HNC Disclosure Schedule.

     (e) Neither HNC nor any HNC Subsidiary has received, consented to, or entered into any Regulatory Agreement that remains operative or in force.

     (f) To the Knowledge of HNC, there is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any Regulatory Agreement which if resolved in a manner adverse to HNC or any HNC Subsidiary would have a Material Adverse Effect on HNC.

29

     (g) There is no injunction, order, judgment or decree imposed upon HNC or any HNC Subsidiary or the assets of HNC or any HNC Subsidiary which has had, or, to the Knowledge of HNC, would have, a Material Adverse Effect on HNC.

4.13 Employee Benefits.

     (a) HNC has made available to WFB true and complete copies (or written summaries describing) any written or unwritten employee benefit plan, including any agreements, programs, policies or other arrangements whether or not subject to ERISA, multiemployer plans within the meaning of ERISA Section 3(37), employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, stock option plans, severance plans, loans, change in controls, fringe benefits, bonus or incentive plans, deferred compensation plans, supplemental income plans, supplemental executive retirement plans, annual incentive plans, split-dollar plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1), vacation pay, sick leave, short-term disability, long-term disability, life insurance, and medical plans, and all other employee benefit plans, policies, agreements, arrangements, and any funding mechanisms now in effect or required in the future as a result of the transactions contemplated by this Agreement, currently maintained or contributed to or maintained or contributed to in any of the past six calendar years for the benefit of past, present, or retired employees, independent contractors, or directors or any beneficiaries thereunder or any other entity (an “HNC ERISA Affiliate”) (collectively “HNC Benefit Plans”), all of which are set forth on HNC Disclosure Schedule 4.13.

     (b) With respect to each of the HNC Benefit Plans, to the best of HNC’s Knowledge, no event has occurred and there exists no condition or set of circumstances in connection with which HNC or any of its Subsidiaries would be subject to any liability that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect on HNC. To the best of HNC’s Knowledge, HNC and each of its Subsidiaries have operated and administered each HNC Benefit Plan in compliance with all applicable laws and the terms of each such plan. The terms of each HNC Benefit Plan are in compliance with all applicable laws. To the best of HNC’s Knowledge, each HNC Benefit Plan that is intended to be “qualified” under Section 401 and/or 409 of the IRC has received a favorable determination letter from the IRS to such effect and, to the Knowledge of HNC, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such HNC Benefit Plan. There are no pending or, to the Knowledge of HNC, threatened or anticipated claims by, on behalf of or against any of the HNC Benefit Plans, any fiduciaries of such HNC Benefit Plan (with respect to whom HNC has an indemnification obligation) with respect to their duties to any HNC Benefit Plan, or against the assets of such HNC Benefit Plan or any trust maintained in connection with such HNC Benefit Plan (other than routine claims for benefits). All contributions, premiums and other payments required to be made with respect to any HNC Benefit Plan have been made on or before their due dates under applicable law and the terms of such HNC Benefit Plan, and with respect to any such contributions, premiums or other payments required to be made with respect to any HNC Benefit Plan that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the consolidated balance sheet of HNC included in its SEC filings (including any notes thereto) or liability therefor was incurred in the ordinary course of business consistent with past practice. There is not now, and to the Knowledge of HNC there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a HNC Benefit Plan or the imposition of any pledge, lien, security interest or encumbrance on the assets of HNC or any of its Subsidiaries or any of their respective HNC ERISA Affiliates under ERISA or the IRC, or similar laws of foreign jurisdictions. No “excess contributions” have been made that would be non-deductible or that would subject HNC or any of HNC’s Subsidiaries to the excise tax imposed under Section 4972 of the IRC. To the extent any HNC Benefit Plan provides benefits in the form of, or permits investment in, securities of HNC or any of HNC’s Subsidiaries, the interests in such HNC Benefit Plan are subject to a current, effective registration statement under the Securities Act, or are subject to an exemption from registration and the requirements of such exemption have been satisfied, and the participants in such plan have been provided a current prospectus to the extent required by applicable law.

     (c) To the Knowledge of HNC, (i) no HNC Benefit Plan is under audit or is the subject of an investigation by the IRS, the Department of Labor, the PBGC, the SEC or any other Regulatory Authority, and (ii) no such audit or investigation is pending or threatened.

30

     (d) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of HNC or any of HNC’s Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) result in any amount failing to be deductible by reason of Section 280G of the IRC or (v) result in any limitation on the right of HNC or any of HNC’s Subsidiaries to amend, merge, terminate or receive a reversion of assets from any HNC Benefit Plan or related trust.

     (e) With respect to the employees of HNC and HNC’s Subsidiaries, all social security payments, including payments to any public pension scheme, compulsory retirement insurance, unemployment insurance, compulsory long term care insurance, compulsory occupational disability insurance, and compulsory health and safety insurance required to be made have been timely and properly made.

     (f) All HNC Stock Options have been granted in compliance with the terms of the applicable HNC Benefit Plans, with applicable law, and with the applicable provisions of the HNC articles and bylaws as in effect at the applicable time, and all such HNC Stock Options are accurately disclosed as required under applicable law in the HNC SEC Reports (as defined below), including the financial statements contained therein or attached thereto (if amended or superseded by a filing with the SEC made prior to the date of this Agreement, as so amended or superseded). In addition, HNC has not issued any HNC Stock Options or Rights pertaining to shares of HNC Common Stock under any HNC Benefit Plan with an exercise price that is less than the “fair market value” of the underlying shares on the date of grant, as determined for financial accounting purposes under GAAP.

     (g) Neither HNC nor any of HNC’s Subsidiaries is a party to or bound by any labor or collective bargaining agreement and there are no organizational campaigns, petitions or other activities or proceedings of any labor union, workers’ council or labor organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of HNC or any of HNC’s Subsidiaries or compel HNC or any of HNC’s Subsidiaries to bargain with any such labor union, works council or labor organization. There are no labor related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the Knowledge of HNC, threatened and neither HNC nor any of HNC’s Subsidiaries has experienced any such labor related controversy, strike, slowdown, walkout or other work stoppage within the past three years. Neither HNC nor any of HNC’s Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to employees or employment practices. Each of HNC and HNC’s Subsidiaries are in compliance with all applicable laws relating to labor, employment, termination of employment or similar matters, including but not limited to laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not engaged in any unfair labor practices or similar prohibited practices. Except as would not result in any material liability to HNC or any of HNC’s Subsidiaries, there are no complaints, lawsuits, arbitrations, administrative proceedings, or other proceedings of any nature pending or, to the Knowledge of HNC, threatened against HNC or any of HNC’s Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Regulatory Authority, relating to any such law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. HNC has made available to HNC a copy of all written policies and procedures related to HNC’s and HNC’s Subsidiaries’ employees and a written description of all material unwritten policies and procedures related to HNC’s and HNC’s Subsidiaries’ employees.

     (h) No material penalties have been imposed on HNC, any HNC Subsidiary, any HNC Benefit Plan, or any employee, officer, director, administrator or agent thereof under Sections 1176 or 1177 of the Health Insurance Portability and Accountability Act of 1996, as amended.

     (i) Neither HNC nor any of HNC’s Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Regulatory Authority with respect to any HNC Benefit Plan, and neither HNC nor any of HNC’s Subsidiaries has any Knowledge of any material plan defect that would qualify for correction under any such program.

31

4.14 Brokers and Finders. Neither HNC, any HNC Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the Contemplated Transactions, except for Janney Montgomery Scott LLC (“Janney”) whose engagement letter with HNC is included in HNC Disclosure Schedule 4.14.

4.15 Environmental Matters.

     (a) Except as set forth on HNC Disclosure Schedule 4.15(a), neither HNC, any HNC Subsidiary, nor any property owned or operated by HNC or any HNC Subsidiary, has been or is in violation of in any material respect or to the Knowledge of HNC has any material liability under any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on HNC. Except as set forth on HNC Disclosure Schedule 4.15(a), there are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the Knowledge of HNC, threatened, or any investigation pending, relating to the liability of HNC or any HNC Subsidiary with respect to any property owned or operated by HNC or any HNC Subsidiary under any Environmental Law, except as to any such actions or other matters which would not result in a Material Adverse Effect on HNC.

     (b) Except as set forth on HNC Disclosure Schedule 4.15(b), no property, now or formerly owned or operated by HNC or any HNC Subsidiary or on which HNC or any HNC Subsidiary holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the NPL under CERCLA, is listed on the CERCLIS, or is listed or proposed to be listed on any state list similar to the NPL or the CERCLIS, or is the subject of federal, state or local enforcement actions or other investigations which would reasonably be likely to lead to claims against HNC or any HNC Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage, including, but not limited to, claims under CERCLA, which would have a Material Adverse Effect on HNC.

4.16 Business of HNC. Since May 9, 2008 neither HNC nor any HNC Subsidiary has, in any material respect:

     (a) deferred routine maintenance of real property or leased premises;

     (b) eliminated a reserve where the liability related to such reserve has remained;

     (c) failed to depreciate capital assets in accordance with past practice or to eliminate capital assets which are no longer used in its business; or

     (d) had an extraordinary reduction or deferral of ordinary or necessary expenses.

4.17 CRA Compliance. HNC and HNC Bank are in material compliance with the applicable provisions of the CRA, and, as of the date hereof, HNC Bank has received a CRA rating of “satisfactory” or better from the OCC. To the Knowledge of HNC, there is no fact or circumstance or set of facts or circumstances which would cause HNC Bank to fail to comply with such provisions in a manner which would have a Material Adverse Effect on HNC.

4.18 Allowance for Loan Losses. The allowance for loan losses shown, and to be shown, on the balance sheets contained in the HNC Financials have been, and will be, established in accordance with GAAP and all applicable regulatory criteria and are deemed by HNC to be adequate as of the date of the respective HNC Financials.

4.19 HNC Information.

     (a) The information relating to HNC and HNC Subsidiaries to be provided by HNC for inclusion in the Prospectus/Proxy Statement, the Registration Statement, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Regulatory Authority in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Prospectus/Proxy Statement (except for such portions thereof as relate only to WFB or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Registration Statement (except for such portions thereof as relate only to WFB or any of its Subsidiaries) will comply with the provisions of the Securities Act and the rules and regulations thereunder.

32

     (b) The information relating to HNC and HNC’s Subsidiaries to be provided by HNC for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

4.20 Related Party Transactions.

     (a) Except as set forth on HNC Disclosure Schedule 4.20(a) or in the footnotes to the HNC Financials, as of the date hereof, neither HNC nor any HNC Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of HNC or any HNC Subsidiary, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other “persons” (as defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), except with respect to variations in such terms as would not, individually or in the aggregate, have a Material Adverse Effect on HNC.

     (b) Except as set forth in HNC Disclosure Schedule 4.20(b), as of the date hereof, no loan or credit accommodation to any HNC Affiliate is presently in default or, during the three-year period prior to the date of this Agreement, has been in material default or has been restructured, modified or extended in any manner which would have a Material Adverse Effect on HNC. To the Knowledge of HNC, as of the date hereof, principal and interest with respect to any such loan or other credit accommodation will be paid when due and the loan grade classification accorded such loan or credit accommodation is appropriate.

4.21 Loans.

     (a) Each outstanding loan (including loans held for resale to investors) held by HNC or its Subsidiaries (the “HNC Loans”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine, correct and what they purport to be, (ii) to the extent secured, has been secured by valid liens which have been perfected and are legal, valid and enforceable and (iii) to the Knowledge of HNC, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, and similar laws affecting creditors rights generally and subject, as to enforceability, to general principles of equity.

     (b) Section 4.21(b) of the HNC Disclosure Schedule identifies (A) each HNC Loan that as of the date hereof was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by HNC, any of HNC’s Subsidiaries or any bank examiner, together with the principal amount of each such HNC Loan and the identity of the borrower thereunder, and (B) each asset of HNC or any of HNC’s Subsidiaries that as of the date hereof was classified as other real estate owned and the book value thereof as of such date.

4.22 Reorganization. As of the date hereof, HNC does not have any reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the IRC.

4.23 Fairness Opinion. HNC has received an opinion from Janney to the effect that, as of the date hereof, the consideration to be paid by HNC pursuant to this Agreement is fair, from a financial point of view, to HNC and the HNC Shareholders.

4.24 HNC Common Stock. HNC has (and will have as of the Effective Date) sufficient authorized but unissued shares of HNC Common Stock to satisfy its obligations to issue shares of HNC Common Stock pursuant to this Agreement, including upon the exercise of the substitute HNC stock options issued pursuant to Section 2.05 of this Agreement. The shares of HNC Common Stock to be issued and delivered to WFB shareholders in accordance with this Agreement, and the shares of HNC Common Stock issuable upon the exercise of the substitute HNC stock options issued pursuant to Section 2.05, when so issued and delivered, will be duly authorized and validly issued and fully paid and non-assessable, and no shareholder of HNC shall have any pre-emptive right with respect thereto.

4.25 Securities Documents. HNC has filed on a timely basis all required periodic reports, registration statements, proxy statements and other documents, together with amendments thereto, with the SEC since January 1, 2006 (the “HNC SEC Reports”).

33

     The HNC SEC Reports complied, in all material respects, and any future HNC SEC reports, filings, and proxy materials will comply, in all material respects, with the rules and regulations of the SEC to the extent applicable thereto. All such SEC reports, filings and proxy materials did not and will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances in which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the HNC SEC Reports. None of HNC’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

4.26 “Well Capitalized.” HNC and HNC Bank are “well capitalized” within the meaning of the FRB’s and OCC’s regulations, respectively as of the date of this Agreement.

4.27 Sarbanes-Oxley Act Compliance. Except as disclosed in HNC Disclosure Schedule 4.27 or in HNC’s Annual Report on Form 10-K for the year ended December 31, 2007 or subsequently filed Form 10-Q, HNC does not have any (i) significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect HNC’s ability to record, process, summarize and report financial information, and (ii) to the Knowledge of HNC, no fraud that involves management or other employees who have a significant role in HNC’s internal control over financial reporting, has occurred since January 1, 2006.

4.28 Quality of Representations. No representation or warranty of HNC in this Agreement and no statement in the HNC Disclosure Schedule contains an untrue statement of material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances in which they were made, not misleading. No notice given pursuant to Section 5.07 will contain any untrue statement or omit to state a material fact necessary in order to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

4.29 Fiduciary Accounts. To HNC’s Knowledge, HNC and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither HNC nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any material breach of trust to HNC’s Knowledge with respect to any fiduciary account.

ARTICLE V
COVENANTS OF THE PARTIES

5.01 Conduct of WFB’s Business. Between the date hereof and the Effective Time WFB shall, and shall cause each WFB Subsidiary to, in all material respects, conduct its businesses and engage in transactions only in the ordinary course and consistent with past practice, except as expressly contemplated or permitted by this Agreement or with the written consent of HNC. Except as expressly contemplated or permitted by this Agreement or with the prior written consent of HNC, during the period from the date of this Agreement to the Effective Time, WFB shall, and shall cause each WFB Subsidiary to, use its commercially reasonable efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of customers of WFB or the WFB Subsidiaries and others with whom business relationships exist, provided that job vacancies that occur prior to the Effective Date through attrition shall not be filled or any new employees hired for positions with the title vice president or higher, in each case without the prior written consent of HNC, such consent not to be unreasonably withheld. Without limiting the generality of the foregoing, and except as otherwise contemplated or permitted by this Agreement, or set forth in WFB Disclosure Schedule 5.01, during the period from the date of this Agreement to the Effective Time, WFB shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of HNC:

     (a) change any provision of its articles of incorporation or of its bylaws;

     (b) change the number of authorized or issued shares of its capital stock; issue any shares of capital stock; repurchase any shares of capital stock; or issue or grant any option, warrant, call, commitment, subscription, restricted stock unit, equity based award, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of capital stock; declare, set aside or pay any dividend or other distribution in respect of capital stock; or redeem or otherwise acquire any shares of WFB capital stock; except that:

34

     (i) WFB may issue shares of WFB Common Stock upon the valid exercise of any WFB Options issued and outstanding on the date hereof,

     (ii) Subject to the receipt of any required regulatory approval and the condition that such dividend meet all regulatory and legal requirements, under federal and state banking and corporate law, and the rules and regulations of the applicable Regulatory Authorities, WFB may pay a regular quarterly cash dividend on the WFB Common Stock in an amount not to exceed $.115 per share per calendar quarter for the next three calendar quarters of calendar year 2008. To the extent permissible under this Section 5.01(b)(ii), WFB may only pay one cash dividend per calendar quarter. Provided that after the date of this Agreement, WFB shall coordinate the declaration and payment of any dividends in respect of the WFB Common Stock and the record dates and payment dates relating thereto with HNC’s declaration of regular quarterly dividends on the HNC Common Stock and the record dates and payment dates relating thereto, it being the intention of WFB and HNC that holders of WFB Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of WFB Common Stock and any shares of HNC Common Stock any such holders receive in exchange therefore in the Merger, and

     (iii) any Subsidiary of WFB may pay dividends to WFB to the extent permitted by applicable regulatory restrictions.

     (c) grant any severance or termination pay, other than pursuant to policies or agreements of WFB or any WFB Subsidiary in effect on the date hereof, to, or enter into, renew or amend any employment, consulting, severance, “change-in-control,” termination, or similar contract or arrangement with, any officer, director, employee, independent contractor, agent or other person associated with WFB or any WFB Subsidiary, or accelerate the vesting of any unvested stock options, except as required by the terms of the applicable WFB Benefit Plan or by law, including amendments to comply with Section 409A of the IRC, provided that such amendments with respect to Section 409A do not materially increase the cost to HNC of such arrangements or materially change the terms of the agreements; provided, however, that existing change of control and employment agreements shall be permitted to renew in accordance with their terms.

     (d) grant job promotions or increase the rate of compensation of, or pay any bonus to, any director, officer, employee, independent contractor, agent or other person associated with WFB or any WFB Subsidiary except for routine periodic pay increases, selective merit pay increases, non-termination payments that are required by the terms of an agreement that was entered into on or prior to the date of this Agreement, and pay-raises in connection with promotions of employees, all in accordance with past practice; provided, however, that such pay increases and raises shall not exceed three and one-half percent (3.5%) in the aggregate for all employees; and

     (e) merge or consolidate with any other Person; sell or lease all or any substantial portion of its assets or businesses; make any acquisition of all or any substantial portion of the business or assets of any other Person, except for foreclosures, settlements-in-lieu of foreclosures, sales of mortgage loans in the ordinary course of business, troubled debt restructurings and other similar acquisitions in connection with securing or collection of debts previously contracted in the ordinary course of business; enter into a purchase and assumption transaction with respect to deposits, loans or liabilities; relocate or surrender its certificate of authority to maintain, or file an application for the relocation of, any existing office; file an application for a certificate of authority to establish a new office; change the status of any office as to its supervisory jurisdiction; or fail to maintain and enforce in any material respect its code of ethics and applicable compliance procedures;

     (f) incur any indebtedness for borrowed money, other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank borrowings that mature within one year and securities sold under agreements to repurchase that mature within 90 days, in each case in the ordinary course of business consistent with past practice, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice or prepay any indebtedness.

     (g) enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management or other material banking and operating policies and operations, except as required by applicable law, regulation or policies imposed by any Regulatory Authority, except in the ordinary course of business and in a manner not likely to have a Material Adverse Effect on WFB; or file any application or make any contract with respect to opening or closing a branching or site location or branching or site relocation.

35

     (h) make any investment or commitment to invest in real estate or in any real estate development project, other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice.

     (i) sell or otherwise dispose of any material asset, or subject any material asset to a lien, pledge, security interest or other encumbrance, other than the sale of mortgage loans in the ordinary course of business;

     (j) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied or in a material violation of any provision of this Agreement;

     (k) implement or adopt any change in its accounting methods, practices or policies, except as may be required by GAAP or regulatory accounting principles or applicable law, in each case as concurred in by WFB’s independent registered public accounting firm;

     (l) waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material agreement to which it is a party, other than in the ordinary course of business consistent with past practice, or settle or compromise any claim, action, litigation, arbitration, suit, investigation to which WFB or any of its Subsidiaries is or becomes a party, which settlement, agreement or action would impose any material restriction on the business of WFB or any of its Subsidiaries or could have or could be likely to have a Material Adverse Effect on WFB.

     (m) take any action, or knowingly fail to take any action, which action or failure to act would be reasonably expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

     (n) take any action that is intended to materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Authority required for the transactions contemplated hereby;

     (o) implement or increase the benefits under any pension, retirement, profit-sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or amend any existing plan or arrangement except as required by law, including amendments required by IRC Section 409A, or by the terms of this Agreement, provided that such amendments with respect to Section 409A do not materially increase the cost to HNC of such arrangements or materially change the terms of the agreements;

     (p) amend or otherwise modify its underwriting and other lending guidelines and policies in effect as of the date hereof or otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice, other than as required by law, regulation or Regulatory Authorities;

     (q) except for WFB and its WFB Subsidiaries that may do so with each other in the ordinary course of business, enter into, renew, extend or modify any other transaction with any Affiliate, other than deposit transactions in the ordinary course of business and which are in compliance with the requirements of applicable laws and regulations;

     (r) enter into any interest rate swap, floor or cap or similar commitment, agreement or arrangement, except interest rate swaps for customers of notional amounts not in excess of $2,000,000;

     (s) take any action that would give rise to a right of a termination payment under any employment agreement or similar agreement except for the execution of this Agreement;

     (t) purchase any security for its investment portfolio (i) rated less than “AAA” by either Standard & Poor’s Corporation or Moody’s Investor Services, Inc., or (ii) with a remaining maturity more than five (5) years;

     (u) make any capital expenditure of $250,000 or more; or undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of business, involving an unbudgeted capital expenditure by WFB of more than $250,000, or extending beyond six (6) months from the date hereof;

     (v) make any new commercial loan, loan commitment, letter of credit, or extension of credit in excess of Ten Million Dollars ($10,000,000.00) or a lesser amount if the extension of credit plus outstanding balances to such customer and related Persons, as may be determined in accordance with current regulatory standards, would equal or exceed Ten Million Dollars ($10,000,000.00);

     (w) agree, or make any commitment, to take any of the actions prohibited by this Section 5.01.

36

5.02. Conduct of HNC’s Business. Except as expressly contemplated or permitted by this Agreement or with the prior written consent of WFB (which shall not be unreasonably withheld), during the period from the date of this Agreement to the Effective Time, HNC shall, and shall cause each HNC Subsidiary to, use its commercially reasonable efforts to preserve its business organization intact, maintain good relationships with employees and preserve the good will of customers of HNC or the HNC Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as otherwise contemplated or permitted by this Agreement, set forth on HNC Disclosure Schedule 5.02 or as required by law or regulation or any Regulatory Authority, during the period from the date of this Agreement to the Effective Time, HNC shall not, and shall not permit any of HNC Subsidiary to, without the prior written consent of WFB (which shall not be unreasonably withheld):

     (a) amend, repeal or otherwise modify its articles of incorporation, bylaws or similar governing documents in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of WFB Common Stock;

     (b) declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of any of its capital stock, provided, however, that nothing contained herein shall prohibit HNC from increasing the regular quarterly cash dividend on the HNC Common Stock or from issuing dividends on HNC Common Stock in HNC Common Stock consistent with HNC’s past practices;

     (c) except in satisfaction of debts previously contracted, make any material acquisition of, or investment in, assets or stock of any other Person that either (i) requires the approval of the shareholders of HNC or (ii) would be reasonably expected to prevent, delay or materially impede either of the Contemplated Transactions;

     (d) implement or adopt any change in its accounting methods, practices or policies, except as may be required by GAAP or regulatory accounting principles or applicable law, in each case as concurred in by HNC’s independent registered public accounting firm, provided, however, that nothing contained herein shall prevent or prohibit HNC from adopting any such change prior to its effective date;

     (e) take any action, or knowingly fail to take any action, which action or failure to act would be reasonably expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368 (a) of the Code;

     (f) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied or in a material violation of any provisions of this Agreement;

     (g) agree to, or make any commitment to, take, any of the actions prohibited by this Section 5.02.

5.03 Access; Confidentiality.

     (a) Through the Closing Date, each party hereto shall afford to the other, including its authorized agents and representatives, reasonable access to its and its Subsidiaries’ businesses, properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of each party shall furnish the other party making such investigation, including its authorized agents and representatives, with such financial and operating data and other information with respect to such businesses, properties, assets, books and records and personnel as the party making such investigation, or its authorized agents and representatives, shall from time to time reasonably request.

     (b) Each party hereto agrees that it, and its authorized agents and representatives, will conduct such investigation and discussions hereunder in a confidential manner and otherwise in a manner so as not to interfere unreasonably with the other party’s normal operations and customer and employee relationships. Neither WFB, HNC, nor any of their respective Subsidiaries, shall be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of customers, jeopardize any attorney-client privilege or similar privilege with respect to such information or contravene any law, rule, regulation, decree, order, fiduciary duty or agreement entered into prior to the date hereof.

     (c) All information furnished to HNC or WFB by the other in connection with the Contemplated Transactions, whether prior to the date of this Agreement or subsequent hereto, shall be held in confidence to the extent required by, and in accordance with, the Confidentiality Agreement.

37

     (d) During the period between the date of this Agreement and the Closing Date, WFB and WFB Bank will notify HNC of all regular and special meetings of the boards of directors, and the executive and audit committees of WFB and WFB Bank, and HNC or its representative will be permitted to attend all such meetings in person or by telephone, except to the extent the exclusion of HNC and its representatives may be required for the board of directors to exercise its duty under Pennsylvania law or otherwise as required under applicable law. In the event that HNC or its representative is unable to attend such meetings, WFB or WFB Bank shall advise HNC of the matters conducted at such meeting as soon as practical. Notwithstanding the foregoing, all board of directors discussions and action concerning this Agreement or the Merger may be held at WFB’s discretion in a confidential session.

     (e) As soon as reasonably available but in no event more than three business days after filing, WFB will deliver to HNC each material report, financial or otherwise, filed by it or WFB Bank with any Regulatory Authority.

     (f) Within two business days after their preparation, WFB will deliver to HNC the unaudited consolidated balance sheet and unaudited consolidated statement of operations of WFB for the immediately preceding month prepared in accordance with GAAP except for the absence of footnotes and subject to year end audit and adjustment or as otherwise noted therein.

     (g) Within two business days after their preparation, HNC will deliver to WFB the unaudited consolidated balance sheet and unaudited consolidated statement of operations of HNC for the immediately preceding month prepared in accordance with GAAP except for the absence of footnotes and subject to year end audit and adjustment or as otherwise noted therein.

5.04 Regulatory Matters.

     (a) HNC agrees to prepare the Registration Statement to be filed by HNC with the SEC in connection with the issuance of HNC Common Stock in the Merger (including the Prospectus/Proxy Statement and all related documents). Provided that WFB has fulfilled its obligations under Section 5.04(d) in all material respects, HNC agrees to file, or cause to be filed, the Registration Statement and the Prospectus/Proxy Statement with the SEC as promptly as reasonably practicable. Each of HNC and WFB agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. After the Registration Statement is declared effective under the Securities Act, WFB and HNC shall promptly mail the Prospectus/Proxy Statement to their respective shareholders. If at any time prior to the Effective Time any information relating to WFB, HNC or their respective affiliates, officers or directors, should be discovered by WFB or HNC which should be set forth in an amendment or supplement to either the Registration Statement or the Prospectus/Proxy Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of WFB and HNC.

     (b) Each of WFB and HNC shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Regulatory Authorities and other third parties which are necessary or advisable to consummate the Contemplated Transactions and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Regulatory Authorities and third parties. Notwithstanding the foregoing, nothing contained herein shall be deemed to require HNC to take any action, or commit to take any action, or agree to any conditions or restrictions, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Regulatory Authorities or other third parties that would reasonably be expected to result in the imposition of a condition or restriction of the type referred to in Section 6.02(d).

     (c) HNC and WFB shall promptly inform each other of any material communication from, and shall give the other a reasonable opportunity to review in advance any Application or other material communication intended to be given by it to, any Regulatory Authority regarding any of the transactions contemplated by this Agreement, and each shall consult the other with respect to the substance and status of such filings. WFB and HNC shall each promptly furnish the other with copies of written communications to, or received by them from, any Regulatory Authority in respect of the Contemplated Transactions.

38

     (d) HNC and WFB shall cooperate with each other in the foregoing matters and shall furnish the other with all information concerning itself as may be necessary or advisable in connection with any Application or filing, including any report filed with the SEC, made by or on behalf of such party to or with any Regulatory Authority in connection with the Contemplated Transactions, and in each such case, such information shall be accurate and complete in all material respects. In connection therewith, WFB and HNC shall use their reasonable good faith efforts to provide each other certificates, certifications from accountants and other documents reasonably requested by the other in connection with the Registration Statement, the Prospectus/Proxy Statement or any Application.

5.05 Taking of Necessary Actions. Through the Closing Date, in addition to the specific agreements contained herein, each party hereto shall use reasonable best efforts to take, or cause to be taken by each of its Subsidiaries, all actions, and to do, or cause to be done by each of its Subsidiaries, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date of this Agreement, the Contemplated Transactions including, if necessary, appealing any adverse ruling in respect of any Application. Notwithstanding the foregoing, nothing contained herein shall be deemed to require HNC to take any action, or commit to take any action, or agree to any conditions or restrictions, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Regulatory Authorities or other third parties that would reasonably be expected to result in the imposition of a condition or restriction of the type referred to in Section 6.02(d).

5.06 No Solicitation. WFB shall not, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to:

     (a) initiate, solicit, knowingly encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes any Acquisition Proposal;

     (b) enter into or maintain or continue discussions or negotiate with any person in furtherance of an Acquisition Proposal; or

     (c) agree to or endorse any Acquisition Proposal;

provided, however, that notwithstanding anything to the contrary contained in this Agreement:

     (i) Following receipt of a written Acquisition Proposal after the date hereof, WFB may furnish or cause to be furnished confidential and non-public information concerning WFB and its businesses, properties or assets to a third party;

     (ii) Following receipt of a written Acquisition Proposal after the date hereof, WFB may engage in discussions or negotiations with a third party;

     (iii) Following receipt of a written Acquisition Proposal after the date hereof, WFB may take and disclose to its shareholders a position with respect to such Acquisition Proposal; and/or

     (iv) Following receipt of a written Acquisition Proposal after the date hereof, the WFB Board of Directors may withdraw, modify, or qualify in a manner adverse to HNC, its recommendation of with respect to this Agreement; but in respect of the foregoing clauses (i) through (iv) only if the WFB Board of Directors shall conclude in good faith after consultation with its legal counsel, that failure to do so would result in a breach by such directors of their fiduciary duties.

     WFB shall notify HNC as promptly as practicable, but no later than two (2) business days, in reasonable detail, as to any inquiries and proposals relating to an Acquisition Proposal which it or any of its representatives or agents may receive.

5.07 Advise of Changes. Each of HNC and WFB shall promptly advise the other of any change or event which, individually or in the aggregate with other such changes or events, has or would reasonably be expected to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

39

5.08 Other Undertakings by HNC and WFB.

     (a) Undertakings of WFB.

     (i) Shareholder Approval. WFB shall call a special WFB Shareholders Meeting to be held as soon as practicable after the Registration Statement is declared effective by the SEC, for purposes of voting upon the adoption of this Agreement and the approval of the transactions contemplated hereby. WFB shall use its commercially reasonable efforts to solicit and obtain the votes of the WFB shareholders in favor of the approval and adoption of this Agreement. The Board of Directors of WFB shall recommend approval and adoption of this Agreement by such shareholders, unless it is permitted to do otherwise by Schedule 5.06 hereof.

     (ii) Amended Financial Statements. WFB agrees to use its commercially reasonable efforts to restate, complete, or provide, as applicable, such financial statements or such other financial information including the audit opinion of its outside independent public accountants, as shall be necessary, to comply with GAAP and all Regulatory Authorities.

     (iii) Affiliates. WFB shall use its reasonable best efforts to identify those persons who may be deemed to be “affiliates” of WFB within the meaning of Rule 145 promulgated by the SEC under the Securities Act and to cause each person so identified to deliver to HNC as soon as practicable, and in any event prior to the date of the WFB Shareholders Meeting, a written agreement to comply with the requirements of Rule 145 under the Securities Act in connection with the sale or other transfer of HNC Common Stock received in the Merger.

     (iv) Subsequent WFB Financials and Subsequent WFB SEC Reports. WFB agrees to use its commercially reasonable efforts to prepare and timely file (other than the SEC Forms 10-Q for the periods ended December 31, 2007 and March 31, 2008, respectively) all financial statements of WFB and WFB SEC Reports that are required to be prepared and filed after the date hereof (other than the SEC Forms 10-Q for the period ended December 31, 2007 and March 31, 2008, respectively). WFB agrees to use all commercially reasonable efforts to prepare and file the WFB SEC Forms 10-Q for the periods ended December 31, 2007 and March 31, 2008 as soon as practicable. All financial statements of WFB prepared and filed by WFB with the SEC after the date hereof shall be deemed Subsequent WFB Financials. All Subsequent WFB Financials shall be subject to the representations and warranties of Section 3.05 hereof and deemed WFB Financials for purposes of Section 3.05 hereof. All WFB SEC Reports and WFB’s Securities Documents after the date hereof shall be deemed Subsequent WFB SEC Reports. All Subsequent WFB SEC Reports shall be subject to the representations and warranties of Section 3.24 hereof and deemed WFB SEC Reports for purposes of Section 3.24 hereof.

     (v) The WFB ESOP will be terminated as of, or immediately prior to, the Effective Date.

     (vi) WFB shall use all commercially reasonable efforts to obtain all necessary and legally required consents and authorizations of landlords and other persons regarding any lease or other material agreement to which WFB or WFB Bank is a party, or successor in interest, or by which its properties are bound.

     (b) Undertakings of HNC and WFB.

     (i) Tax Matters. Each of HNC and WFB shall use its reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the IRC. Each of HNC and WFB shall, and shall cause its respective Subsidiaries to, execute and deliver to each law firm referred to in Sections 6.01(g) and 6.02(g) certificates containing appropriate representations at such time or times as may be reasonably requested by each such law firm in connection with its delivery of the applicable opinion referred to in such sections with respect to the tax treatment of the Merger.

     (ii) Public Announcements. HNC and WFB shall agree upon the form and substance of any press release related to this Agreement and the Contemplated Transactions, but nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which its counsel deems necessary under applicable law or the requirements of any stock exchange.

     (iii) Maintenance of Insurance. HNC and each HNC Subsidiary, and WFB and each WFB Subsidiary, shall maintain insurance in such amounts as HNC and WFB, respectively, believe are reasonable to cover such risks as are customary in relation to the character and location of its and their respective Subsidiaries’ properties and the nature of its and their respective Subsidiaries’ businesses.

40

     (iv) Maintenance of Books and Records. HNC and each HNC Subsidiary, and WFB and each WFB Subsidiary, shall maintain books of account and records on a basis consistent with the prudent business practice of depository institutions insured by the FDIC.

     (v) Taxes. HNC and each HNC Subsidiary, and WFB and each WFB Subsidiary, shall file all federal, state, and local tax returns required to be filed by them on or before the date such returns are due, including any extensions, and pay all taxes shown to be due on such returns on or before the dates such payments are due, except those being contested in good faith.

     (vi) Phase I Environmental Audit. WFB shall permit HNC, if HNC elects to do so, at its own cost and expense, to cause a “phase I environmental audit” to be performed at any physical location owned or occupied by WFB or any WFB Subsidiary.

     (vii) Transition Matters. Commencing following the date hereof, HNC and WFB shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to facilitate the integration of the businesses and operating systems of WFB and its Subsidiaries with those of HNC and its Subsidiaries following the Effective Time; provided however, the forgoing will not materially interfere with the ongoing business of WFB or have an Material Adverse Effect on WFB.

     (viii) Accruals and Reserves. At the request of HNC, subject to any limitations imposed by law, GAAP, WFB shall establish such additional accruals and reserves as may be reasonably necessary to conform WFB’s accounting and credit loss reserve practices and methods to those of HNC; provided, however, that WFB shall not be required to take such action prior to the satisfaction (or waiver in writing) of the conditions to Closing set forth in Sections 6.01 and 6.02, as certified in writing to WFB by HNC; provided further, however, that no such additional accruals and reserves will be required to be made more than ten (10) business days prior to the Closing Date. No such additional accruals or reserves made by WFB pursuant to this subsection shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of WFB or its management with any such adjustments.

     (ix) Delivery of SEC Documents. HNC and WFB shall each deliver to the other copies of all reports filed with the SEC under the Exchange Act promptly upon the filing thereof but no later than two (2) business days thereafter.

     (c) Undertakings of HNC.

     (i) Shareholder Approval. HNC shall call a special HNC Shareholders Meeting to be held as soon as practicable after the Registration Statement is declared effective by the SEC, for purposes of voting upon the approval and adoption of this Agreement and the approval of the transactions contemplated hereby. HNC shall use commercially reasonable efforts to solicit and obtain the votes of the HNC shareholders in favor of the approval and adoption of this Agreement. If consistent with its fiduciary duties, the Board of Directors of HNC shall recommend adoption of this Agreement by the shareholders of HNC.

     (ii) Stock Exchange Listing. HNC shall use its commercially reasonable efforts to file all notices with Nasdaq and take any other action as may be necessary to ensure that the shares of HNC Common Stock to be issued in the Merger or otherwise pursuant to this Agreement will be listed on Nasdaq, subject to official notice of issuance, at the Effective Time.

     (iii) Employees; Severance Policy.

     (A) HNC will endeavor to continue the employment of all current WFB employees in positions that will contribute to the successful performance of the combined organization. During the period prior to the Effective Time, HNC will cooperate with WFB to identify the roles that WFB’s current employees will be expected to play with HNC, HNC Bank or other HNC Subsidiary after the Effective Time. If prior to the Effective Time or within one year after the Effective Time, HNC elects to displace or eliminate a position of an employee not subject to an employment or change of control agreement for reasons other than cause, then HNC will make severance payment of two (2) weeks of compensation for each year of

41

the employee’s combined service with WFB and WFB Bank (subject to applicable taxes and withholding requirements), with a minimum of four (4) weeks up to a maximum of twenty-six (26) weeks. Terminated WFB employees will have the right to continue coverage under the group health plans of HNC or HNC Bank in accordance with IRC Section 4980(f). During the severance payment term or until the employee is enrolled in another health plan, whichever occurs first, HNC will continue to pay the employer’s share of medical benefits that it pays for its employees generally, provided that any coverage period required under IRC 4980B shall run concurrently with the period that HNC pays the employer’s share of health coverage under this Section.

     (B) WFB’s employees who become employees of HNC and its Subsidiaries (the “Continuing Employees”) will, immediately upon Effective Time, be eligible for all HNC Benefit Plans that are generally available to HNC employees upon the terms of the HNC Benefit Plans applicable from time to time. The Continuing Employees will be given full credit for years of service with WFB for purposes of eligibility and vesting, but not for purposes of calculating benefit amounts, under HNC’s applicable employee benefit plans.

     (C) HNC shall have no obligation to provide to any directors, officers or employees of WFB or any WFB Subsidiary any benefits of any sort other than, as to employees of WFB, HNC’s normal and customary benefits for HNC’s employees.

     (D) Notwithstanding any other provision of this Agreement, before, at or promptly after the Effective Time, HNC shall have the right to freeze, merge or terminate the existing WFB Benefit Plans and where applicable transfer its assets into HNC’s existing 401(k) plan or shall have WFB freeze or terminate any existing WFB Benefit Plan.

     (E) Employees of WFB shall not be deemed third party beneficiaries of the commitments set forth in this Section 5.08.

    (iv) Election of HNC Bank Directors.

     (A) Upon consummation of the Merger and subject to compliance with all applicable legal requirements, HNC shall cause HNC Bank to elect the WFB/HNC Directors (each, a “WFB/HNC Bank Director”) as directors of HNC Bank, effective the Effective Date, each to hold office until his successor is elected and qualified or otherwise in accordance with applicable law, the articles of association and bylaws of HNC Bank.

     (1) The WFB/HNC Directors who are elected to serve on the HNC Bank Board will be compensated for such service after the Effective Date in the same manner and in the same amounts as all other directors of HNC who serve on the HNC Bank Board are compensated.

    (v) Indemnification, Insurance.

     (A) From and after the Effective Time, HNC shall indemnify and hold harmless each present and former director, officer, employee and agent of WFB or a Subsidiary of WFB, as applicable, determined as of the Effective Time, other than former directors under criminal indictment or current criminal proceedings as of the date of this Agreement, (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), amounts paid in settlement as provided below, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she is or was a director, officer or employee of WFB or, while a director, officer or employee of WFB, is or was serving at the request of WFB as a director, officer, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise to the fullest extent which such Indemnified Parties would be entitled under the BCL and HNC’s articles of incorporation and bylaws (which right to indemnification shall include the advancement of reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, action, suit, proceeding or investigation upon receipt from an Indemnified Party of any required undertaking).

42

     (B) Prior to the Effective Date, HNC shall use its reasonable best efforts (and WFB shall cooperate and assist prior to the Effective Date in these efforts), at no expense to the beneficiaries, to:

     (1) maintain directors’ and officers’ liability insurance (“D&O Insurance”) for the Indemnified Parties with respect to matters occurring at or prior to the Effective Time, issued by a carrier assigned a claims-paying ability rating by A.M. Best & Co. of “A (Excellent)” or higher; or

     (2) obtain coverage for Prior Acts for the Indemnified Parties under a directors’ and officers’ tail liability insurance policy;

effective at the Effective Time, in either case, providing at least the same coverage as the D&O Insurance currently maintained by WFB and containing terms and conditions which are no less favorable to the beneficiaries, for a six-year period after the Effective Date; provided, that HNC shall not be obligated to make annual premium payments for such six-year period in respect of the D&O Insurance which exceed, for the portion related to WFB’s directors and officers, 200% of the annual premium payment, as of December 31, 2007, under WFB’s current policy in effect on the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, HNC shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount.

     (C) Any Indemnified Party wishing to claim indemnification under Section 5.08(c)(v)(C), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify HNC. In the event of any such claim, action, suit, proceeding or investigation, whether arising before or after the Effective Time, (i) HNC shall have the right to assume the defense thereof and shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if HNC elects not to assume such defense or counsel for the Indemnified Party and advises the Indemnified Party that there are issues that raise conflicts of interest between HNC and the Indemnified Party, the Indemnified Party may retain counsel which is reasonably satisfactory to HNC, and HNC shall pay, promptly as statements therefore are received, the reasonable fees and expenses of such counsel for the Indemnified Party, which may not exceed one firm in any jurisdiction, (ii) the Indemnified Party will cooperate in the defense of any such matter, (iii) HNC shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld and (iv) HNC shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

5.09 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give HNC, directly or indirectly, the right to control or direct WFB’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of HNC and WFB shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its (and its respective Subsidiaries) respective operations.

ARTICLE VI
CONDITIONS

6.01 Conditions to WFB’s Obligations under this Agreement. The obligations of WFB hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by WFB pursuant to Section 8.03 hereof:

     (a) Approval by WFB’s and HNC’s Shareholders. This Agreement shall have been approved and adopted by the shareholders of WFB and HNC by such vote as is required by the BCL and their respective articles of incorporation and bylaws.

     (b) Representations and Warranties. The representations and warranties of HNC set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties (other than the representation and warranty set forth in Section

43

4.06) relating to material, materiality, or a Material Adverse Effect, or words of similar meaning and provided further that, for purposes of this condition, such representations and warranties (other than those set forth in Sections 4.02(a) through (c), which shall be true and correct in all material respects, and Section 4.06) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on HNC. WFB shall have received a certificate signed on behalf of HNC by the Chief Executive Officer and Chief Financial Officer of HNC to the foregoing effect.

     (c) Performance of Obligations of HNC. HNC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and WFB shall have received a certificate signed on behalf of HNC by the Chief Executive Officer and the Chief Financial Officer of HNC to the foregoing effect.

     (d) Approvals of Regulatory Authorities. Procurement by WFB and HNC of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for the Contemplated Transactions.

     (e) No Injunction. There shall not be in effect any order, decree or injunction of a court of competent jurisdiction which enjoins or prohibits consummation of the Contemplated Transactions. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Regulatory Authority which prohibits or makes illegal the completion of either of the Contemplated Transactions.

     (f) Registration Statement. The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement and all approvals deemed necessary by WFB’s counsel from state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

     (g) Nasdaq Listing. The HNC Common Stock to be issued to WFB shareholders pursuant to this Agreement shall have been approved for listing on the NASDAQ Global Stock Market or any successor market thereto.

     (h) Tax Opinion. WFB shall have received an opinion of Dechert LLP, special counsel to WFB, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC. In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of WFB, HNC and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

     (i) No Material Adverse Change. No change in the business, assets, liabilities, operations, or financial condition of HNC or the HNC Subsidiaries taken as a whole shall have occurred since the date of this Agreement and continue at Closing, which has had or would reasonably be likely to have a Material Adverse Effect.

6.02 Conditions to HNC’s Obligations under this Agreement. The obligations of HNC hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by HNC pursuant to Section 8.03 hereof:

     (a) Approval by WFB’s and HNC’s Shareholders. This Agreement shall have been approved and adopted by the shareholders of WFB and HNC by such vote as is required by the BCL and their respective articles of incorporation and bylaws.

     (b) Representations and Warranties. The representations and warranties of WFB set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties (other than the representation and warranty set forth in Section 3.06) relating to material, materiality, or a Material Adverse Effect, or words of similar meaning, and provided further that, for purposes of this condition, such representations and warranties (other than those set forth in Sections 3.02(a) through (c), which shall be true and correct in all material respects, and Section 3.06) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct,

44

individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on WFB. HNC shall have received a certificate signed on behalf of WFB by the Chief Executive Officer and Chief Financial Officer of WFB to the foregoing effect.

     (c) Performance of Obligations of WFB. WFB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and HNC shall have received a certificate signed on behalf of WFB by the Chief Executive Officer and the Chief Financial Officer of WFB to the foregoing effect.

     (d) Approvals of Regulatory Authorities. Procurement by HNC and WFB of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for the Contemplated Transactions; all requisite approvals and consents for the Contemplated Transaction remain in full force and effect; and no such approval or consent shall have imposed any condition, restriction, or requirement which the Board of Directors of HNC determines in good faith would individually or in the aggregate materially and adversely affect the economic or business benefits to HNC of the Contemplated Transactions, the business or financial conditions of HNC on a consolidated basis, or the business presently operated by WFB, WFB Bank and each subsidiary as it is to be acquired by HNC.

     (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or of competent jurisdiction which enjoins or prohibits consummation of the Contemplated Transactions. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Regulatory Authority which prohibits or makes illegal the completion of either of the Contemplated Transactions.

     (f) Registration Statement. The Registration Statement shall be effective under the applicable federal and state securities laws, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement or to prohibit the issuance of HNC Common Stock to WFB shareholders; and all approvals deemed necessary by HNC’s counsel from state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement shall have been obtained. HNC Common Stock to be issued to WFB shareholders shall be approved and listed on the NASDAQ Global Stock Market.

     (g) Tax Opinion. HNC shall have received an opinion of Bybel Rutledge LLP, special counsel to HNC, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC. In rendering its opinion, such counsel or firm may require and rely upon customary representations contained in certificates of officers of WFB, HNC and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

     (h) Nasdaq Listing. The HNC Common Stock to be issued to WFB shareholders pursuant to this Agreement shall have been approved for listing on the NASDAQ Global Stock Market or any successor market thereto.

     (i) Director Agreements. HNC shall have received from the directors of WFB and the executive officers of WFB named in WFB’s most recent proxy statement the WFB Letter Agreement and from each of the directors of WFB an executed Non-Competition and Non-Solicitation Agreement and the WFB/HNC Directors appointed pursuant to Section 1.02 shall have executed an Affiliates Letter in compliance with Rule 145 of the Securities Act.

     (j) No Material Adverse Change. No change in the business, assets, liabilities, operations, or financial condition of WFB or the WFB Subsidiaries taken as a whole shall have occurred since the date of this Agreement and continue at Closing, which has had or would reasonably be likely to have a Material Adverse Effect.

     (k) Coughey Agreements. No action shall have been taken to renounce or repudiate the Coughey Agreements by Donna M. Coughey.

ARTICLE VII
TERMINATION

7.01 Termination. This Agreement may be terminated on or at any time prior to the Closing Date:

     (a) By the mutual written consent of the parties hereto in a written instrument if the board of directors of each of WFB and HNC so determines.

45

     (b) By HNC or WFB:

     (ii) If there shall have been any material breach of any representation, warranty, covenant or other obligation of the other party hereto and in either such case such breach (x) cannot be, or shall not have been, remedied within thirty (30) days after receipt by such party of written notice specifying the nature of such breach and requesting that it be remedied or which breach, by its nature, cannot be cured prior to the Closing;

     (iii) If the Closing Date shall not have occurred prior to March 31, 2009 (except that if the Closing Date shall not have occurred by such date because of a breach of this Agreement by a party hereto, such breaching party shall not be entitled to terminate this Agreement in accordance with this provision);

     (iv) If (x) any Regulatory Authority whose approval or consent is required for consummation of the Merger shall issue a definitive written denial of such approval or consent and the time period for appeals and requests for reconsideration has run or (y) any Regulatory Authority of competent jurisdiction shall have issued a final non-appealable order enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement; or

     (v) If the WFB Shareholders fail to approve and adopt this Agreement at the WFB Shareholders Meeting or the HNC Shareholders fail to approve and adopt this Agreement at the HNC Shareholders Meeting, or in either case at any adjournment or postponement thereof.

     (c) By WFB if its board of directors shall conclude, in good faith after consultation with its legal and financial advisors, that it must agree to or endorse an Acquisition Proposal and terminate this Agreement in order to comply with its fiduciary duties.

     (d) By HNC if WFB or any WFB Subsidiary enters into any term sheet, letter of intent, agreement or similar type agreement with any other Person which relates to an Acquisition Proposal or WFB withdraws, changes, or modifies its recommendation to its shareholders in any manner adverse to HNC regarding this Agreement or the Merger.

7.02 Effect of Termination. If this Agreement is terminated as provided in Section 7.01 hereof, this Agreement shall forthwith become void and have no effect, other than Sections 5.03(c) and 8.01 hereof, which shall remain in full force and effect, and there shall be no liability on the part of HNC or WFB or any of their respective directors and officers, except for any liability of HNC or WFB under such sections of this Agreement and except for any liability of HNC or WFB arising out of a willful breach of this Agreement giving rise to such termination.

ARTICLE VIII
MISCELLANEOUS

8.01 Expenses and Other Fees.

     (a) Except as set forth in Section 8.01(b), each party hereto shall bear and pay all costs and expenses incurred by it in connection with the Merger and the other transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

     (b) If WFB fails to complete the Merger after the occurrence of one of the following events, and HNC shall not be in material breach of this Agreement, WFB shall within one Business Day of the event, pay HNC by wire transfer of immediately available funds a fee of Seven Million Dollars ($7,000,000):

     (i) WFB terminates this Agreement pursuant to Section 7.01(c) hereof;

     (ii) HNC terminates this Agreement pursuant to Section 7.01(d) hereof;

     (iii) a Person or group (as that term is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than HNC or an Affiliate of HNC, enters into an agreement, letter of intent or memorandum of understanding with WFB or any WFB Subsidiary which relates to an Acquisition Proposal;

     (iv) WFB authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement to enter into an Acquisition Proposal; or

46

     (v) the WFB shareholders fail to approve this Agreement at the WFB Shareholders Meeting, or the WFB Shareholders Meeting is cancelled, if prior to the shareholder vote or cancellation:

     (A) the WFB Board of Directors shall have (x) failed to recommend approval of this Agreement by the shareholders of WFB, (y) withdrawn or modified its recommendation that WFB shareholders approve this Agreement or (z) recommended that the shareholders of WFB approve or accept an Acquisition Proposal with any Person other than HNC or an Affiliate of HNC; or

     (B) WFB shall have materially breached its obligation under Section 5.08(a) by failing to call, give notice of, convene and hold the WFB Shareholders Meeting in accordance with Section 5.08(a);

     (vi) the WFB Shareholders’ Meeting is cancelled, if prior to the cancellation any Person or group (as that terms is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than HNC or an Affiliate of HNC, shall have publicly announced, communicated or made known its intention, whether or not conditional, to make an Acquisition Proposal and shall not have publicly withdrawn such announcement, communication or intention at least 30 days prior to the WFB Shareholders Meeting and within eighteen (18) months after such event WFB or any WFB Subsidiary enters into any term sheet, letter of intent, agreement or similar type agreement with any Person which relates to an Acquisition Proposal.

     (vii) the WFB shareholders fail to approve the Agreement at the WFB Shareholders’ Meeting, if prior to the shareholder vote any Person or group (as that terms is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than HNC or an Affiliate of HNC, shall have publicly announced, communicated or made known its intention, whether or not conditional, to make an Acquisition Proposal and shall not have publicly withdrawn such announcement, communication or intention at least 30 days prior to the WFB Shareholders Meeting and within eighteen (18) months after such event WFB or any WFB Subsidiary enters into any term sheet, letter of intent, agreement or similar type agreement with:

     (A) such Person which relates to an Acquisition Proposal, or

     (B) another Person which relates to an Acquisition Proposal, provided however, for purposes of the subsection (vii)(B), the threshold percentages in the definition of Acquisition Proposal shall be twenty percent (20%).

8.02 Non-Survival of Representations and Warranties; Disclosure Schedules. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants shall terminate on the Effective Time. Notwithstanding the foregoing, Sections 1.02(d), 1.03, 2.04, 2.05, 2.06 and 5.08(c)(iii), (iv), and (v) shall survive the Closing.

8.03 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the Closing Date (including after the approval of this Agreement and the Merger by WFB shareholders if and to the extent permitted by applicable law), the parties may:

     (a) amend this Agreement;

     (b) extend the time for the performance of any of the obligations or other acts of either party hereto;

     (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or

     (d) to the extent permitted by law, waive compliance with any of the Agreements or conditions contained herein, however, no waiver by either party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     This Agreement may not be amended except by an instrument in writing signed, by authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

47

8.04 Entire Agreement.

     (a) This Agreement, including the exhibits and the disclosure schedules hereto and the other documents referred to herein, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written and oral, with respect to its subject matter, other than the Confidentiality Agreement.

     (b) This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and its successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities, except any Indemnified Party may enforce Section 5.08(v) hereof.

8.05 No Assignment. Neither party hereto may assign this Agreement or any of its rights or obligations hereunder to any other Person (whether by operation of law or otherwise), without the prior written consent of the other party hereto.

8.06 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given upon delivery if delivered personally, two business days after mailing if mailed by prepaid registered or certified mail, return receipt requested, or upon confirmation of good transmission if sent by telecopy, addressed as follows:

     (a) If to HNC or HNC Bank, to:

         Harleysville National Corporation
         Harleysville National Bank
         483 Main Street
         Harleysville, Pennsylvania 19438

         Attention: Paul D. Geraghty, President and CEO

         Telecopy No.: (215) 256-3065

with a copy to:

         Bybel Rutledge LLP
         1017 Mumma Road, Suite 302
         Lemoyne, PA 17043

         Attention: Nicholas Bybel, Jr., Esquire

         Telecopy No.: (717) 731-8205

     (b) If to WFB, to:

         Willow Financial Bancorp, Inc.
         Willow Financial Bank
         170 South Warner Road
         Wayne, Pennsylvania 19087

         Attention: Donna M. Coughey, President and CEO

         Telecopy No.: (610) 975-4365

with a copy to:

         Dechert LLP
         2929 Arch Street
         Philadelphia, Pennsylvania 19104

         Attention: R. Craig Smith, Esquire

         Telecopy No.: (215) 994-2222

48

8.07 Disclosure Schedules. Information contained on either the WFB Disclosure Schedule or the HNC Disclosure Schedule shall be deemed to cover the express disclosure requirement contained in a representation or warranty of this Agreement and any other representation or warranty of this Agreement of such party where it is clearly cross-referenced to such Disclosure Schedule with specificity and incorporated therein. The mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is or could result in a Material Adverse Effect.

8.08 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

8.09 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. A facsimile or other electronic reproduction of a signature by one or both parties shall be treated as an execution in writing for purposes of execution of this Agreement.

8.10 Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its shareholders. Upon any such determination, HNC and WFB shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

8.11 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania, except to the extent that federal law is applicable by its terms.

8.12 Interpretation. Each of HNC and WFB acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in connection with the construction or interpretation of this Agreement

[Remainder of page left blank intentionally.]

49

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ATTEST:		HARLEYSVILLE NATIONAL CORPORATION

/S/ JO ANN M. BYNON	BY:	/S/ PAUL D. GERAGHTY
Corporate Secretary		PAUL D. GERAGHTY
President and CEO

ATTEST:		WILLOW FINANCIAL BANCORP, INC.

/S/ GERARD F. GRIESSER	BY:	/S/ DONNA M. COUGHEY
Corporate Secretary		DONNA M. COUGHEY
President and CEO

50

Exhibit 1

May 20, 2008

Harleysville National Corporation
483 Main Street
Harleysville, Pennsylvania 19438

Ladies and Gentlemen:

     Harleysville National Corporation (“HNC”) and Willow Financial Bancorp, Inc. (“WFB”) are entering into concurrently herewith an Agreement and Plan of Merger to be dated as of May 20, 2008 (the “Agreement”).

     Pursuant to the proposed Agreement, and subject to the terms and conditions set forth therein: (a) WFB will merge with and into HNC, with HNC surviving the merger (the “Merger”); (b) shareholders of WFB will receive shares of HNC common stock in exchange for their shares of WFB common stock owned on the closing date plus cash in lieu of fractional share interests; and (c) holders of WFB options will receive stock options exercisable for common stock of HNC in exchange for options exercisable for common stock of WFB outstanding on the closing date.

     I have been advised that I may be deemed to be an “affiliate” of WFB for purposes of certain rules issued by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933.

     I understand that HNC is requiring, as a condition to its execution and delivery to WFB of the Agreement, that I execute and deliver to HNC this WFB Letter Agreement.

     Intending to be legally bound hereby, I irrevocably agree and represent as follows:

1. I agree to vote or cause to be voted for approval and adoption of the Agreement and the transactions contemplated thereby all shares of WFB common stock over which I have or exercise sole or shared voting power, including those held in a voting trust, individually or, to the extent of my proportionate interest, jointly with other persons and will use my reasonable efforts to cause any shares of WFB over which I share voting power, including those held in a voting trust jointly with other persons, to be voted for the approval and adoption of the Agreement and the transactions contemplated thereby.

2. I agree not to offer, sell, transfer or otherwise dispose of, or to permit the offer, sale, transfer or other disposition of, any shares of WFB common stock over which I have or exercise sole or shared voting power or any options that I hold to acquire shares of WFB common stock; provided, however, that (i) I may make a bona fide gift of shares or transfer of shares for estate planning or similar purposes prior to that date as long as the recipient agrees to vote such shares for approval and adoption of the Agreement and agrees, in writing, to be bound by all the terms hereof as if an original signatory hereto, and (ii) in the case of exercising any options, as part of a cashless exercise transaction, to the extent permissible under the respective stock options and stock option plans.

3. I agree, if I am an optionholder, to exchange my options to acquire shares of common stock of WFB for options to acquire such number of shares of common stock of HNC, and at such per share exercise price, as is provided in Section 2.05 of the Agreement, and otherwise, except as provided under the terms of the Agreement, on the same terms and conditions as the exchanged WFB options (unless I shall have exercised any such option prior to the completion of the Merger). I agree that if I exercise my options prior to the completion of the Merger, any shares of WFB common stock acquired shall be subject to this WFB Letter Agreement.

4. I have sole or shared voting power over the number of shares of WFB common stock, and hold stock options for the number of shares of WFB common stock, if any, set forth below my signature line. HNC recognizes that, with respect to any such shares which have been pledged to a third party (as specifically identified below), I will not be able to control the voting or disposition of such shares in the event of a default.

Harleysville National Corporation
May 20, 2008

5. I agree not to offer, sell, transfer or otherwise dispose of any shares of HNC common stock received pursuant to the Merger, except:

(a) at such time as a registration statement under the Securities Act of 1933, as amended (“Securities Act”), covering sales of such HNC common stock is effective and a prospectus is made available under the Securities Act;

(b) within the limits, and in accordance with the applicable provisions of, Rule 145 under the Securities Act (“Rule 145”) or upon expiration of all restrictions set forth in Rule 145 applicable to me; or

(c) in a transaction which, in an opinion of counsel reasonably satisfactory to HNC or as described in a “no-action” or interpretive letter from the staff of the SEC, is not required to be registered under the Securities Act;

and I acknowledge and agree that HNC is under no obligation to register the sale, transfer or other disposition of HNC common stock by me or on my behalf, or to take any other action necessary to make an exemption from registration available.

6. HNC shall take all steps necessary to ensure that HNC is in compliance with all those requirements of Rule 145 and Rule 144 with which HNC must comply in order for the resale provisions of Rule 145(d) to be available to me. In addition, HNC shall cause its Director of SEC Compliance (in his/her absence, outside-counsel selected by HNC) to respond promptly to any requests from HNC’s transfer agent for the issuance of an opinion that any transfer by me that complies with the requirements of Rule 145 and 144 may be made provided such counsel receives customary representation letters and all other information and documentation reasonably required by HNC from me.

7. I agree that neither WFB nor HNC shall be bound by any attempted sale of any shares of WFB common stock or HNC common stock, respectively, and WFB ‘s and HNC’s transfer agents shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this WFB Letter Agreement; and I further agree that (a) any certificate representing shares of HNC common stock received by me pursuant to the Merger may be endorsed with a restrictive legend consistent with the terms of this WFB Letter Agreement; and (b) any shares of HNC common stock received by me pursuant to the Merger in the form of book-entry shares may be subject to a stop order consistent with the terms of this WFB Letter Agreement. If at any point in time I hold certificates representing shares of HNC common stock received by me in the Merger and such certificates bear a restrictive legend, upon expiration of the restrictions set forth in Rule 145 and applicable to me, upon my request, HNC shall cause its director of SEC compliance (in his/her absence, outside-counsel selected by HNC) to promptly issue an opinion to the transfer agent or provide other documentation reasonably acceptable to the transfer agent so as to cause such certificates to be reissued without such restrictive legend.

8. I represent that I have the capacity to enter into this WFB Letter Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

     For the avoidance of doubt, I acknowledge that any references herein to WFB common stock held by me include common stock issued or issuable upon the exercise of any or all of my options to acquire shares of WFB common stock, which occur prior to the completion of the Merger or the termination of this WFB Letter Agreement, whichever occurs first.

Harleysville National Corporation
May 20, 2008

     The agreements contained in this WFB Letter Agreement shall apply to me solely in my capacity as a shareholder of WFB, and as an optionholder, if applicable, and no agreement contained in this WFB Letter Agreement shall apply to me in my capacity as a director, officer or employee of WFB or in any other fiduciary capacity, other than as a fiduciary or a trust of which I am a beneficiary. In addition, nothing contained in this WFB Letter Agreement shall be deemed to apply to, or limit in any manner, my obligations to comply with my fiduciary duties as an officer or director, as applicable, of WFB.

     This WFB Letter Agreement shall be effective upon acceptance by HNC.

     This WFB Letter Agreement shall terminate concurrently with, and be of no further force and effect concurrently with, and automatically upon the earlier to occur of (a) the consummation of the Merger, (b) March 31, 2009 or (c) any termination of the Agreement in accordance with its terms, except that any such termination shall be without prejudice to HNC’s rights arising out of any willful breach of any covenant or representation contained herein.

Very truly yours,

Witness:	[Name]

Number of shares held:

Sole voting power:

Shared voting power:

Number of shares subject
to stock options:

Number of pledged
shares:

Accepted :

HARLEYSVILLE NATIONAL CORPORATION

BY:
PAUL D. GERAGHTY
President and Chief Executive Officer

Exhibit 2

FORM OF NON-COMPETITION AND NON-SOLICITATION AGREEMENT

     This Non-Competition and Non-Solicitation Agreement (this “Agreement”) is entered into as of this 20th day of May, 2008, by and between Harleysville National Corporation (“HNC”) and undersigned director (the “Director”) of Willow Financial Bancorp, Inc. (“WFB”).

     WHEREAS, HNC contemplates the consummation of a merger (the “Merger”) pursuant to an Agreement and Plan of Merger dated as of May 20, 2008 by and between HNC and WFB (the “Merger Agreement”); and

     WHEREAS, the Director is a well respected business person in the southeastern Pennsylvania business community and acknowledges that his or her position with WFB gives WFB significant presence in that community and is an important factor in WFB’s ability to attract customers; and

     WHEREAS, as a condition to HNC’s willingness to enter into the Merger Agreement, HNC wants to protect WFB’s community relationships by requiring that the Director execute this Agreement;

     NOW, THEREFORE, in consideration of the premises and covenants contained in this Agreement and intending to be legally bound hereby, the parties agree as follows:

     1. Term.

     This Agreement will commence on the Effective Date of the Merger as defined in the Merger Agreement and end nine months after such date (the “Term”).

     2. Non-Competition.

(a) For purposes of this Agreement, the term “Competitive Enterprise” means any bank holding company or insured depository institution, including an institution in the organizational stage or in the process of applying for or receiving appropriate regulatory approval, including, without limitation, any federal or state chartered bank, savings bank or savings and loan association.

(b) During the Term, the Director shall not:

(i)	accept a position as director or employee of any Competitive Enterprise that is located in Chester, Bucks, Montgomery, Delaware, Lehigh, and Philadelphia Counties during the Term.

(ii)

directly or indirectly acquire an ownership interest in a Competitive Enterprise that enables the Director to, directly or indirectly, in a substantial manner, control, direct, influence, affect for impact the operations, services or business activities of the Competitive Enterprise in Chester, Bucks, Montgomery, Delaware, Lehigh and Philadelphia Counties during the Term, provided, however, that this restriction shall not apply to the direct or indirect beneficial ownership of up to Three Percent (3%) of a class of securities of a Competitive Enterprise, so long as the Director is not a director or officer of such Competitive Enterprise.

     3. Non-Solicitation.

     During the Term, the Director shall not:

(a) Directly or indirectly, for the purpose of selling any product or service that competes with a product or service offered by WFB or its present subsidiaries or affiliates, solicit, divert, or entice any customer of WFB to transfer such business to a Competitive Enterprise. Provided, however, that any business activity or business pursuit that is currently undertaken or provided by a director or his or her controlled entities or affiliates as a principal source of such Director’s income shall not be deemed a Competitive Enterprise or a violation of this Agreement. In addition, this Agreement shall not prohibit a director or his or her controlled entities or affiliates from providing any service or product that he or she or his or her controlled entities or affiliates has provided prior to the date hereof or that may be provided in the future as part of the Director’s or his or her controlled entities’ or affiliates’ historical business pursuits.

1

(b) Employ or assist in employing any present employee of WFB or its subsidiaries to perform services for any Competitive Enterprise.

(c) Directly or indirectly, make any oral or written statement, comments or other communications that impugns or is intended to impugn, disparage or otherwise malign the reputation, ethics, competency, morality or qualifications of WFB or HNC or any of their current or former directors, officers, employees or customers.

     4. Confidentiality.

(a) For purposes of this Agreement, “Proprietary Information” shall mean any information relating to the business of WFB or any of its present subsidiaries that has not previously been publicly released by WFB or their representatives, and shall include, but shall not be limited to, information encompassed in all marketing and business plans, financial information, fees, pricing information, customer and client lists and relationships between WFB and its customers and clients and others who have business dealings with WFB.

(b) The Director agrees to maintain the confidentiality of all Proprietary Information that has been disclosed to the Director in the course of his service as a director of WFB, on or before the date of consummation of the Merger. The Director shall not, without written authorization from HNC, use for the Director’s benefit or purposes, nor disclose to others, at any time during the Term, any Proprietary Information. This prohibition shall not apply after the Proprietary Information has been voluntarily disclosed to the public, independently developed and disclosed by others, or otherwise enters the public domain through lawful means.

     5. Remedies.

     In addition to any other rights and remedies HNC may have if the Director violates this Agreement, the Director agrees that a breach or threatened breach by the Director of his or her covenants set out in Sections 2, 3, and 4 of this Agreement is likely to cause WFB and HNC as its successor irreparable injury and damage, and the Director hereby expressly agrees that WFB and HNC as its successor shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach or threatened breach of Sections 2, 3, and 4 of this Agreement by the Director. This provision shall not, however, be construed as a waiver of any of the remedies which the HNC may have for damages or otherwise.

     6. Successors and Assigns

     This Agreement shall be binding upon, and shall inure to the benefit of, HNC and its successors and assigns.

     7. Governing Law.

     This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to its conflicts of laws principles.

     IN WITNESS WHEREOF, HNC and the Director hereto have executed this Agreement to be effective as of the Effective Date of the Merger.

HARLEYSVILLE NATIONAL CORPORATION

By:
PAUL D. GERAGHTY
President and Chief Executive Officer

DIRECTOR

2

Exhibit 3

EMPLOYMENT AGREEMENT

     THIS AGREEMENT is made as of the 20th day of May 2008, between Harleysville Management Services LLC (“HMS”), a Pennsylvania business corporation having a place of business at 483 Main Street, Harleysville, Pennsylvania 19438, and Donna M. Coughey (“Executive”), an individual residing in Pennsylvania.

WITNESSETH:

     WHEREAS, HMS is a subsidiary of Harleysville National Bank and Trust Company (the “HNC Bank”), a national bank having a place of business at 483 Main Street, Harleysville, Pennsylvania 19438;

     WHEREAS, HNC Bank is a subsidiary of Harleysville National Corporation (“HNC”), a Pennsylvania business corporation having a place of business at 483 Main Street, Harleysville, Pennsylvania 19438;

     WHEREAS, HNC and Willow Financial Bancorp, Inc. (“WFB”) will enter into an Agreement and Plan of Merger dated May 20, 2008 (“Merger Agreement”), wherein WFB will merge into HNC;

     WHEREAS, Executive is the President and Chief Executive Officer of WFB;

     WHEREAS, Executive, WFB and Willow Financial Bank entered into an employment agreement dated July 15, 2005 and amended on October 23, 2007 (“Employment Agreement”);

     WHEREAS, as inducement for HNC to enter into the Merger Agreement, Executive agreed to terminate her Employment Agreement and execute a Termination of Employment Agreement and Release Agreement, which agreement is being executed contemporaneously with this Agreement;

     WHEREAS, as further inducement for HNC to enter into the Merger Agreement, Executive has agreed to assist with the integration of WFB into HNC by acting as an employee in the position of Executive Vice President to HNC and HNC Bank for a one year period commencing on the Effective Date (as defined in the Merger Agreement) and terminating one year later;

     WHEREAS, Executive desires to serve HNC and HNC Bank as an Executive Vice President under the terms and conditions set forth herein;

1

AGREEMENT:

     NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, it is agreed as follows:

1.	Executive Relationship. HMS hereby engages Executive and Executive hereby agrees to serve HMS, under the terms and conditions set forth in this Agreement.

2.	Duties of Executive. Executive shall perform and discharge well and faithfully such duties as Executive Vice President as necessary to assist HMS with the operations and continued integration of WFB into HNC.

3.	Term of Agreement. This Agreement shall commence on the Effective Date (as defined in the Merger Agreement) and shall expire one year later (“Term”). Upon the expiration or termination of this Agreement for any reason, HMS, HNC, and HNC Bank or any of their subsidiaries or affiliates shall have no further obligations under this Agreement other than payment of any earned but unpaid compensation.

4.	Compensation. For her services under this Agreement, HMS shall pay Executive an annual salary equal to her current base salary of $350,000, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executive employees.

5.	Unauthorized Disclosure. During the Term, or at any later time, the Executive shall not, without the written consent of the President and Chief Executive Officer of HNC or a person authorized thereby, knowingly disclose to any person, other than an employee of HNC or HNC Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of her duties, any material confidential information obtained by her while performing services for HNC and HNC Bank with respect to any of HNC and HNC Bank’s services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to HNC or HNC Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by HNC and HNC Bank; and provided further that nothing contained herein shall prevent Executive, with or without the consent referenced above, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law.

6.	Covenant Not to Compete.

(a)	Executive hereby acknowledges and recognizes the highly competitive nature of the business of HNC and HNC Bank and accordingly agrees that, during and for the applicable period set forth in Section 6(c) hereof, Executive shall not, except as otherwise permitted in writing by HNC and the HNC Bank:

(i) be engaged, directly or indirectly, either for her own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank or thrift holding company), thrift or financial services industry, or (2) any other activity in which HNC or HNC Bank or any of their subsidiaries are engaged during the Term, in any county and contiguous county in which, during the Term, a branch location, office, loan production office, or trust or asset and wealth management office of HNC, HNC Bank, WFB or any of their subsidiaries is located (“Non-Competition Area”);

(ii) provide financial or other assistance to any person, firm, corporation, or enterprise engaged in (1) the banking (including bank or thrift holding company), thrift or financial services industry, or (2) any other activity in which HNC, HNC Bank, WFB or any of their subsidiaries are engaged during the Term, in the Non-Competition Area;

(iii) directly or indirectly solicit persons or entities who were customers, clients, or referral sources of HNC, HNC Bank, WFB, or their subsidiaries to become a customer, client, or referral source of a person or entity other than HNC, HNC Bank, WFB or their subsidiaries; or

2

(iv) directly or indirectly solicit employees of HNC, HNC Bank, WFB or their subsidiaries who were employed during the Term or within the one-year period preceding the Term to work for anyone other than HNC, HNC Bank or their subsidiaries.

(b)	It is expressly understood and agreed that, although Executive and HMS, HNC and HNC Bank consider the restrictions contained in Section 6(a) hereof reasonable for the purpose of preserving for HNC and HNC Bank and their subsidiaries their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 6(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 6(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c)	The provisions of this Section 6 shall be applicable commencing on the Effective Date (as defined in the Merger Agreement) and ending on the second anniversary of the Effective Date.

(d)	The provisions of this Section 6 shall survive the termination of the Agreement, regardless of the reason for termination.

7.	Work Made for Hire. Any work performed by the Executive under this Agreement should be considered a “Work Made for Hire” as the phrase is defined by the U.S. patent laws and shall be owned by and for the express benefit of HNC, HNC Bank and their subsidiaries and affiliates. In the event it should be established that such work does not qualify as a Work Made for Hire, Executive agrees to and does hereby assign to HNC, HNC Bank, and their affiliates and subsidiaries, all of her rights, title, and/or interest in such work product, including, but not limited to, all copyrights, patents, trademarks, and propriety rights.

8.	Return of Company Property and Documents. Executive agrees that, at the time of termination of this Agreement, regardless of the reason for termination, she will deliver to HMS, HNC, HNC Bank and their subsidiaries and affiliates, any and all company property, including, but not limited to, keys, security codes or passes, mobile telephones, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, equipment, other documents or property, or reproductions of any of the aforementioned items developed or obtained by the Executive during the course of this Agreement.

9.	Indemnification. To the extent that the HNC and HNC Bank has officers’ and directors’ liability insurance coverage covering the acts of Executive, HNC and HNB shall, subject to the exclusions and limitations set forth therein, indemnify and hold harmless Executive if she is made a party, is threatened to be made a party to, or otherwise receives any other legal process in any action, suit, or proceeding by reason of the fact that she was an officer or employee of HMS, HNC, or HNC Bank. Executive shall be indemnified and held harmless to the fullest extent permitted or authorized under HNC’s, HNC Bank’s or HMS’ articles of incorporation, bylaws, the laws of the Commonwealth of Pennsylvania, or federal banking laws.

10.	Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive’s residence, in the case of notices to Executive, and to the principal executive offices of HMS, HNC and HNC Bank, in the case of notices to HMS, HNC and HNC Bank.

11.	Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the President and Chief Executive Officer of HNC. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12.	Assignment. This Agreement shall not be assignable by any party, except by HNC and HNC Bank to any successor in interest to their respective businesses.

13.	Entire Agreement. This Agreement supersedes any and all agreements, either oral or in writing, between the parties regarding Executive’s services and contains all the covenants and agreements between the parties with respect to her employment by HMS.

3

14.	Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15.	Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

16.	Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:		HARLEYSVILLE MANAGEMENT
SERVICES, LLC

/S/ JO ANN M. BYNON	By:	/S/ PAUL D. GERAGHTY
PAUL D. GERAGHTY
President and Chief Executive Officer

WITNESS:		EXECUTIVE

/S/ SHARON E. LEMON		/S/ DONNA M. COUGHEY
DONNA M. COUGHEY

4

Exhibit 3

TERMINATION OF EMPLOYMENT AGREEMENT
AND RELEASE AGREEMENT

READ IT CAREFULLY

NOTICE TO DONNA M. COUGHEY

This is a very important legal document, and you should carefully review and understand the terms and effect of this document before signing it. By signing this Acknowledgement and Release (“Agreement”), you are agreeing to completely release Willow Financial Bancorp, Inc., Willow Financial Bank, Harleysville National Corporation, Harleysville National Bank and Trust, and their subsidiaries, affiliates, directors and officers. Therefore, you should consult with an attorney before signing this Agreement. You have twenty-one (21) days from the day of receipt of this document to consider the Agreement. The twenty-one (21) days will begin to run on the day after receipt. If you choose to sign the Agreement, you will have an additional seven (7) days following the date of your signature to revoke the Agreement, and the Agreement shall not become effective or enforceable until the revocation period has expired.

     This Termination of Employment Agreement and Release Agreement (the “Release Agreement”) is entered into as of May 20, 2008, by and among Willow Financial Bancorp, Inc. (“WFB”), Willow Financial Bank (“WFB Bank”), Harleysville National Corporation (“HNC”), Harleysville National Bank and Trust (“HNC Bank”) and each of their subsidiaries and affiliates, and Donna M. Coughey (“Executive”).

     WHEREAS, Executive, WFB and WFB Bank entered into an employment agreement dated July 15, 2005 and amended on October 23, 2007 (“WFB Employment Agreement”);

     WHEREAS, HNC and WFB will enter into an Agreement and Plan of Merger dated May 20, 2008 (“Merger Agreement”) pursuant to which WFB shall merge with and into HNC (the “Merger”);

     WHEREAS, pursuant to the Merger Agreement, WFB has agreed to make the payments set forth herein in exchange for the termination of the WFB Employment Agreement on the Effective Date (as defined in the Merger Agreement), and in exchange for the execution of this Release Agreement and an employment agreement between Harleysville Management Services, Inc. (”HMS”) and Executive (“HMS Employment Agreement”);

     WHEREAS, HNC is only willing to enter into the Merger Agreement on the condition that Executive provides the inducements set forth in this Agreement by executing this Release Agreement and entering into the HMS Employment Agreement.

     NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, it is agreed as follows:

     1. Termination of WFB Employment Agreement. Executive, HNC, HNC Bank, HMS, WFB, and WFB Bank hereby mutually agree that the WFB Employment Agreement shall terminate and be cancelled absolutely at the Effective Time of the Merger, as defined in the Merger Agreement. At the time that the WFB Employment Agreement terminates, neither Executive nor WFB or WFB Bank nor their successors shall have any further rights or obligations under the WFB Employment Agreement.

     2. Consideration.

     (a) On the Effective Date of the Merger, as defined in the Merger Agreement, in full satisfaction of the benefits that would otherwise be payable under the WFB Employment Agreement and in consideration of signing this Release Agreement, WFB shall pay Executive a lump sum payment in the amount of $1,540,960, representing $1,500,000 cash severance and $40,960 in lieu of continued benefits (other than the benefits provided in Section 2(b) below).

1

     (b) HNC and HNC Bank shall provide Executive, her spouse and any dependents covered as of the Effective Date of the Merger for a period ending at the earlier of (i) three years subsequent to the Effective Date of the Merger or (ii) the date of Executive’s full-time employment by another employer (provided that Executive, her spouse and/or dependents is entitled under the terms of such employment to substantially similar benefits as those described in this section), at no cost to Executive, continued participation in the life, disability, health and dental insurance plans and any other group insurance plans offered by HNC and HNC Bank to their employees, with any insurance premiums payable by HNC or HNC Bank pursuant to this Section 2(b) to be payable at such times and in such amounts as if Executive was still an employee of HNC and HNC Bank, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by HNC and HNC Bank in any taxable year shall not affect the amount of insurance premiums required to be paid by them in any other taxable year; provided that if the participation of Executive or other covered dependents in any of the life, disability, health, dental and other insurance plans is barred, then HNC and HNC Bank shall either arrange to provide such persons with insurance benefits substantially similar to those which Executive and other covered persons were otherwise entitled to receive or, if such coverage cannot be obtained, pay a lump sum cash equivalency amount within thirty (30) days following the date coverage ceases based on the annualized rate of premiums being paid by HNC and HNC Bank as of such date.

     3. Release and Waiver.

     (a) Executive hereby agrees that the payments will be in full satisfaction of all obligations of HNC, HMS, HNC Bank, WFB, and WFB Bank and any of their subsidiaries under the WFB Employment Agreement.

     (b) Executive, on behalf of herself, her heirs and assigns, irrevocably and unconditionally releases HNC, HNC Bank, HMS, WFB, and WFB Bank and their respective predecessors, successors, affiliates, subsidiaries, parents, partners, shareholders, directors, officers, agents, employees, attorneys, and all other persons or entities who could be said to be jointly or severally liable with them from all claims, controversies, liabilities, demands, causes of action, debts, obligations, promises, acts, agreements, and damages of whatever kind or nature, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, liquidated or contingent, related to Executive’s employment, termination of employment, WFB Employment Agreement or termination thereof, including but not limited to, any and all claims for breach of express or implied contract or covenant of good faith and fair dealing (whether written or oral), all claims for retaliation or violation of public policy, breach of promise, detrimental reliance or tort (e.g. intentional infliction of emotional distress, defamation, wrongful termination, interference with contractual or advantageous relationship, etc), whether based on common law or otherwise; all claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act; the Federal Older Workers Benefit Protection Act, the Family and Medical Leave Act, any Whistleblower provision of any statute or law, the Americans with Disabilities Act; the Employee Retirement Income Security Act of 1974, any other statute, regulation or law or amendments thereto, claims for emotional distress, mental anguish, personal injury, loss of consortium; any and all claims that may be asserted on Executive’s behalf by others (including the Equal Employment Opportunity Commission); or any other federal, state or local laws or regulations relating to employment or benefits associated with Executive’s employment, excepting only:

     (i) the rights of Executive with respect to the exercise of her outstanding stock options and restricted stock awards to the common stock of WFB and her rights to the merger consideration as provided in the Merger Agreement;

     (ii) the rights of Executive under the HMS Employment Agreement between her and HMS dated May 20, 2008;

     (iii) the right of Executive to receive continued insurance coverage pursuant to Section 2(b) above and COBRA continuation coverage in accordance with applicable law;

     (iv) the rights to indemnification Executive may have under (A) applicable corporate law, (B) the articles of incorporation, charter or bylaws of WFB, WFB Bank or any of their subsidiaries or affiliates, (C) as an insured under any director’s and officer’s liability insurance policy, or (D) the Merger Agreement; and

2

     (v) claims for benefits under any health, disability, retirement, life insurance or other similar “employee benefit plan” (within the meaning of Section 3(3) of ERISA, as defined in the Merger Agreement) of WFB, WFB Bank or any of their subsidiaries provided Executive is entitled to those benefits in accordance with the terms of the respective plan.

     (c) EXECUTIVE ACKNOWLEDGES AND AGREES THAT THIS RELEASE IS A FULL AND FINAL BAR TO ANY AND ALL CLAIM(S) OF ANY TYPE THAT SHE MAY NOW HAVE AGAINST HNC, HNC BANK, HMS, WFB, AND WFB BANK TO THE EXTENT PROVIDED ABOVE BUT THAT IT DOES NOT RELASE ANY CLAIMS THAT MAY ARISE AFTER THE DATE OF THIS AGREEMENT.

     4. Acceptance Period.

     The following notice is included in this Agreement as required by the Older Workers Benefit Protection Act:

     You have up to twenty-one (21) days from the date of receipt of this release to accept the terms of this release, although you may accept it at any time within those twenty-one (21) days. You are advised to consult with an attorney regarding this release.

     The twenty-one (21) day period will begin to run on the day after Executive receives this Agreement. It will then run for a full twenty-one (21) calendar days and expire at the end of the twenty-first day (the “Acceptance Period”). In order to accept this Agreement, Executive must sign her name and date her signature at the end of this letter and return it to HNC via Renee Lieux, Bybel Rutledge LLP, 1017 Mumma Road, Suite 302, Lemoyne, Pennsylvania 17043. If the twenty-first day of the Acceptance Period falls on a Saturday, a Sunday, or a legal holiday, Ms. Lieux’s receipt of her acceptance by the close of business on the next business day immediately following such Saturday, Sunday or legal holiday will be sufficient to effect a timely acceptance of this Agreement.

     5. Revocation Period. Executive has the right to revoke this Agreement at any time within seven (7) days from the date Executive signs and delivers this Agreement to HNC (the “Revocation Period”), and this Agreement will not become effective and enforceable until the Revocation Period has expired. (NOTE: The Revocation Period will begin on the day after the day on which Executive has signed this Agreement and delivered it to HNC and, as indicated by the date Executive affixes to her signature at the end of this Agreement. It will then run for seven calendar days and expire at the end of the seventh day.) In order to revoke this Agreement, Executive must notify HNC in writing of her decision to revoke the Agreement. Executive must ensure that HNC (via Ms. Lieux, at the address indicated in Paragraph 4 above) receives her written notice of revocation at her office in Lemoyne, Pennsylvania within the aforementioned Revocation Period. If the seventh day of the Revocation Period falls on a Saturday, a Sunday, or a legal holiday, HNC’s receipt of her notice of revocation by the close of business on the next business day immediately following such Saturday, Sunday or legal holiday will be sufficient to effect a timely revocation of this Agreement. Provided that the Revocation Period expires without Executive having revoked this Agreement, this Agreement shall take effect on the next day following the Revocation Period, and such next day shall constitute the Effective Date hereof.

     Executive further agrees that the consideration described in this Release Agreement shall be in full satisfaction of any and all claims for payments or benefits, whether expressed or implied, that Executive may have arising out of her employment relationship, or her service as an employee or officer of WFB or WFB Bank, the termination of such employment relationship, the WFB Employment Agreement or the termination of the WFB Employment Agreement, except as set forth in Sections 2(b) and 3(b) above.

     6. Cooperation and Non-Disparagement. Executive agrees that she will not disparage or make derogatory comments about WFB, WFB BANK, HNC, HNC BANK or any of their subsidiaries or affiliates and including their present and former officers, directors, employees, agents, or attorneys, or their business practices.

     7. HNC, HNC Bank, HMS, WFB, and WFB Bank Not Executive’s Advisor. HNC, HNC Bank, HMS, WFB, and WFB Bank make no representation or warranty, express or implied, to Executive regarding the treatment of this Release Agreement or any payments Executive may receive by virtue of or in connection with any provision of this Release Agreement, under state, federal, or local laws pertaining to income or other taxation, nor do they provide to Executive any advice regarding the financial, investment, or legal desirability of her entering into this Release Agreement or making any elections or granting any releases referred to herein; and Executive acknowledges that it is

3

and has been her sole and entire responsibility to explore any such aspects of this Release Agreement with attorneys and/or other advisors of her own selection, in connection with both her decision to enter into this Agreement and any decisions or elections which Executive may subsequently make in relation to any of the subject matter of this Release Agreement.

     8. Agreement Freely and Voluntarily Entered Into. Executive warrants and represents that she has signed this Release Agreement after review and consultation with legal counsel of her choice and that she understands this Release Agreement and signs it freely, knowingly and voluntarily, without any legal reservation and fully intending to be legally bound hereby.

     9. Executive’s Representations. In connection with her entering into this Release Agreement, and as an inducement for HNC, HNC Bank, HMS, WFB, and WFB Bank to enter into this Release Agreement as well as the Merger Agreement, Executive hereby represents the following matters:

     a. That Executive has carefully read and fully understands all of the provisions of this Release Agreement which sets forth the entire agreement between Executive and HNC, HNC Bank, HMS, WFB, and WFB Bank regarding the termination of Executive’s employment and WFB Employment Agreement and Executive’s releasing HNC, HNC Bank, HMS, WFB, and WFB Bank, and that Executive has not relied upon any representations or statements, written or oral, not set forth in this document;

     b. That Executive has had such time as Executive deemed necessary to review, consider, and deliberate as to the terms of this Release Agreement; and

     c. That to Executive’s best knowledge, all of the representations and warranties made by WFB and WFB Bank in the Merger Agreement are true and correct in all material respects as of the date of the Merger Agreement (or, if earlier, the date specified in the representation or warranty).

     10. Severability. Should any provision(s) of this Agreement be determined, in a proceeding to enforce or interpret this Agreement, to be invalid or unenforceable, then, provided that the provision(s) deemed to be invalid or unenforceable do not constitute all or substantially all of the undertakings by either Executive or HNC, HNC Bank, HMS, WFB, and WFB Bank, the remainder of this Release Agreement shall continue in full force and effect.

     11. Notices. Unless otherwise provided in this Release Agreement, any notice required or permitted to be given under this Release Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive’s residence, in the case of notices to Executive, and to the principal executive offices of HNC, HNC Bank and HMS in the case of notices to HNC, HNC Bank and HMS.

     12. Choice of Law. This Agreement shall be governed by, construed under and enforced pursuant to the laws of the Commonwealth of Pennsylvania.

     13. Complete Written Settlement. This Release Agreement expresses a full and complete settlement of all disputes between Executive and HNC, HNC Bank, HMS, WFB, and WFB Bank and their subsidiaries. Executive agrees that there are absolutely no agreements or reservations relating to termination of Executive’s employment and Executive’s release of HNC, HNC Bank, HMS, WFB, and WFB Bank that are not clearly expressed in writing herein, other than the HMS Employment Agreement entered into between HMS and Executive as of May 20, 2008. This Agreement may not be modified except in writing signed by all parties hereto. Executive further agrees that the consideration described herein are all she and/or her counsel are ever to receive with regard to the WFB Employment Agreement.

     14. Binding on Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

     15. Counterparts. This Agreement may be executed in multiple counterparts, and shall be fully valid, legally binding and enforceable whether executed in a single document or in such counterparts.

     16. Termination. This Agreement shall terminate and be null and void upon a termination of the Merger Agreement in accordance with its terms.

4

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ATTEST:		HARLEYSVILLE NATIONAL CORPORATION

Jo Ann M. Bynon	BY:	/S/ PAUL D. GERAGHTY
PAUL D. GERAGHTY
President and Chief Executive Officer

HARLEYSVILLE NATIONAL BANK AND TRUST

Jo Ann M. Bynon	By:	/s/ PAUL D. GERAGHTY
PAUL D. GERAGHTY

HARLEYSVILLE MANAGEMENT SERVICES, LLC

Jo Ann M. Bynon	By:	/s/ PAUL D. GERAGHTY
PAUL D. GERAGHTY
President and Chief Executive Officer

WITNESS:		EXECUTIVE

Gerard F. Griesser		/S/ DONNA M. COUGHEY
DONNA COUGHEY

5

Exhibit 4

BANK PLAN OF MERGER

     THIS BANK PLAN OF MERGER (“Plan of Merger”) dated May 20, 2008, is by and between WILLOW FINANCIAL BANK, a federally chartered savings bank (“WFB Bank”), and THE HARLEYSVILLE NATIONAL BANK AND TRUST COMPANY, a national banking association (“HNC Bank”).

Background:

     1. HNC Bank is a national banking association and a wholly owned subsidiary of Harleysville National Corporation, a Pennsylvania corporation (“HNC”). The authorized capital stock of HNC Bank consists of Thirty Million (30,000,000) shares of common stock, par value $1.00 per share (“HNC Bank Common Stock”), of which at the date hereof Two Million Fifty Thousand (2,050,000) shares are issued and outstanding.

     2. WFB Bank is a federal savings association and a wholly owned subsidiary of Willow Financial Bancorp, Inc., a Pennsylvania corporation (“WFB”). The authorized capital stock of WFB Bank consists of One Thousand (1,000) shares of common stock, par value $.01 per share (“WFB Bank Common Stock”), of which at the date hereof One Thousand (1,000) shares are issued and outstanding.

     3. The respective Boards of Directors of HNC Bank and WFB Bank deem the merger of WFB Bank with and into HNC Bank, pursuant to the terms and conditions set forth or referred to in this Agreement, to be desirable and in the best interests of the respective corporations and their respective shareholders.

     4. The respective Boards of Directors of HNC Bank and WFB Bank have adopted resolutions approving this Plan of Merger. The respective Boards of Directors of HNC and WFB have adopted resolutions approving an Agreement and Plan of Merger dated May 20, 2008 (the “Agreement”) by and between HNC and WFB, providing for a merger of WFB with and into HNC, with HNC being the survivor (the “Holding Company Merger”). This Plan of Merger is being executed by HNC Bank and WFB Bank pursuant to the Agreement.

Agreements:

     In consideration of the premises and of the mutual covenants and agreements contained in this Plan of Merger, and in accordance with the applicable laws and regulations of the United States of America, HNC Bank and WFB Bank, intending to be legally bound hereby, agree:

1

ARTICLE I
MERGER

     Subject to the terms and conditions of this Plan of Merger and in accordance with the applicable laws and regulations of the United States of America on the “Effective Time” (as that term is defined in Article IV hereof): (i) WFB Bank shall merge with and into HNC Bank; (ii) the separate existence of WFB Bank shall cease; and (iii) HNC Bank shall be the surviving corporation (such transaction referred to in this Plan of Merger as the “Merger” and HNC Bank, as the surviving bank in the Merger, referred to in this Plan of Merger as the “Surviving Bank”). HNC Bank will have its home office at Harleysville, Montgomery County, Pennsylvania and its branch offices at the present locations of each of the existing authorized branch offices of HNC Bank and WFB Bank.

ARTICLE II
ARTICLES OF ASSOCIATION AND BYLAWS

     On and after the Effective Time, the articles of association and bylaws of HNC Bank, as in effect immediately prior to the Effective Time, shall automatically be and remain the articles of association and bylaws of the Surviving Bank, until altered, amended or repealed.

ARTICLE III
CONVERSION OF SHARES

3.1 Stock of HNC Bank. Each share of HNC Bank Common Stock issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, continue to be issued and outstanding as a share of common stock of the Surviving Bank.

3.2 Stock of WFB Bank. Each share of WFB Bank Common Stock issued and outstanding immediately prior to the Effective Time, and each share of WFB Bank Common Stock issued and held in the treasury of WFB Bank as of the Effective Time, if any, shall, on the Effective Time, be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

ARTICLE IV
EFFECTIVE DATE OF THE MERGER

     The Merger shall be effective on a date (the “Effective Time”) which shall be the later of (i) the date on which all filings with government agencies as may be required under applicable laws and regulations for the Merger to become effective have been made and all regulatory approvals therefor shall have been received and first become effective, and (ii) immediately after the “Effective Time” (as defined in the Agreement) of the Holding Company Merger.

ARTICLE V
EFFECT OF THE MERGER

5.1 Separate Existence. On the Effective Time, the separate existence of WFB Bank shall cease, and all of the property (real, personal and mixed), rights, powers, duties and obligations of WFB Bank shall be taken and deemed to be transferred to and vested in the Surviving Bank, without further act or deed, as provided by applicable laws and regulations.

5.2 Deposit Accounts. After the Effective Time, (i) each deposit account liability of HNC Bank and each deposit account liability of WFB Bank shall be and become, automatically and by operation of law, the equivalent deposit account liability of the Surviving Bank, and (ii) the Surviving Bank will continue to issue deposit accounts on the same basis as HNC Bank had immediately prior to the Effective Time.

2

ARTICLE VI
CONDITIONS PRECEDENT

     The obligations of HNC Bank and WFB Bank to effect the Merger shall be subject to satisfaction, unless duly waived by the party permitted to do so, of the conditions precedent set forth in the Agreement.

ARTICLE VII
TERMINATION

     This Plan of Merger shall terminate upon any termination of the Agreement in accordance with its terms; provided, however, that any such termination of this Plan of Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

ARTICLE VIII
AMENDMENT

     Subject to applicable law, this Plan of Merger may be amended, by action of the respective Boards of Directors of the parties hereto, at any time prior to consummation of the Merger, but only by an instrument in writing signed by duly authorized officers on behalf of WFB Bank and HNC Bank.

ARTICLE IX
MISCELLANEOUS

9.1 Extensions; Waivers. Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the covenants, or performance of any of the obligations, of the other party contained in this Plan of Merger.

9.2 Notices. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the notice provisions of the Agreement.

9.3 Captions. The headings of the several Articles and Sections in this Plan of Merger are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of this Plan of Merger.

9.4 Counterparts. For the convenience of the parties hereto, this Plan of Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

9.5 Governing Law. This Plan of Merger shall be governed by and construed in accordance with the federal laws of the United States of America, and by Pennsylvania law in the absence of controlling Federal law.

9.6 Severability. Any term or provision of this Plan of Merger which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Plan of Merger or affecting the validity or enforceability of any of the terms or provisions of this Plan of Merger in any other jurisdiction, and if any provision of this Plan of Merger is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its shareholders. Upon any such determination, HNC Bank and WFB Bank shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

3

     IN WITNESS WHEREOF, HNC Bank and WFB Bank have caused this Plan of Merger to be executed by their duly authorized officers and their corporate seals to be hereunto affixed on the date first written above.

ATTEST:		WILLOW FINANCIAL BANK

/S/ GERARD F. GRIESSER	BY:	/S/ DONNA M. COUGHEY
Corporate Secretary		DONNA M. COUGHEY
President and Chief Executive Officer

ATTEST:		THE HARLEYSVILLE NATIONAL
BANK AND TRUST COMPANY

/S/ JO ANN M. BYNON	BY:	/S/ DEMETRA M. TAKES
Corporate Secretary		DEMETRA M. TAKES
President

4

ANNEX B

JANNEY MONTGOMERY SCOTT LLC

I N V E S T M E N T   B A N K I N G

Established 1832

<Form of Fairness Opinion>

May 20, 2008

The Board of Directors
Harleysville National Corporation
483 Main Street
Harleysville, PA 19438-2311

Members of the Board:

Harleysville National Corporation (“HNC”) and Willow Financial Bancorp, Inc. (“WFB”) have entered into an Agreement and Plan of Merger (“Agreement”) providing for the merger of WFB with and into HNC (the “Merger”). The proposed merger consideration is outlined in the Agreement dated May 20, 2008 and provides that the holders of WFB common stock will receive 0.73 shares of HNC for each share of WFB which is more fully described in Article II of the Agreement. You have asked our opinion, as of the date hereof, whether the merger consideration pursuant to the Merger is fair, from a financial point of view, to the shareholders of HNC common stock.

Janney Montgomery Scott LLC, as part of its investment banking business, is engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions. We have acted as financial advisor to HNC in connection with the Merger and will receive a fee for our services, a portion of which is contingent upon the consummation of the Merger. HNC has agreed to indemnify us for certain liabilities arising out of rendering this opinion. In addition, in the ordinary course of our business as a broker-dealer, we may, from time to time, have a long or short position in, and buy or sell, debt or equity securities of HNC or WFB for our own account or for the accounts of our customers.

Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to HNC or HNC’s underlying business decision to effect the Merger. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Merger. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the proposed consideration to the extent expressly specified herein, of the Agreement or the form of the Merger. We express no opinion as to what the value of HNC Common Stock will be when issued pursuant to the Merger or the prices at which HNC Common Stock or WFB Common Stock will trade at any time. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Agreement will not differ in any material respect from the execution form that we have reviewed, (ii) HNC and WFB will comply with all material terms of the Agreement, and (iii) the Merger will be consummated in accordance with the terms of the Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any material adverse effect on HNC, WFB or the Merger.

1801 Market Street Philadelphia, PA 19103-1675 Tel 215.665.6180 Fax 215.665.6197

Members New York Stock Exchange, Inc. Other Principal Exchanges

JANNEY MONTGOMERY SCOTT LLC

I N V E S T M E N T   B A N K I N G

The Board of Directors
Harleysville National Corporation
Page 2

In rendering our opinion, we have, among other things:

(a)	reviewed the historical financial performances, current financial positions and general prospects of HNC and WFB;

(b)	considered the proposed financial terms of the Merger and have examined the projected consequences of the Merger with respect to, among other things, market value, earnings per share and tangible book value per share of HNC Common Stock;

(c)	to the extent deemed relevant, analyzed selected public information of certain other bank and thrift holding companies and compared HNC and WFB from a financial point of view to these other bank and thrift holding companies;

(d)	reviewed the historical market price ranges and trading activity performance of the common stock of HNC and WFB;

(e)	reviewed publicly - available information such as annual reports, quarterly reports and SEC filings. We note in this regard that WFB is not current in its periodic filings required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, to which it is subject. Accordingly, for WFB’s two most recent quarterly periods ended, there does not exist publicly available financial statements and other information regarding WFB that was prepared in accordance with generally accepted accounting principles (“GAAP”) and reviewed by independent certified public accountants and available for our review;

(f)	compared the terms of the Merger with the terms of certain other comparable merger and acquisition transactions to the extent information concerning such acquisitions was publicly available;

(g)	discussed with certain members of senior management of HNC the strategic aspects of the Merger, including, but not limited to, estimated cost savings from the Merger;

(h)	reviewed the Agreement; and

(i)	performed such other analyses and examinations as we deemed necessary.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by HNC or WFB or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of HNC and WFB that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken any independent verification of any of such information and we do not

JANNEY MONTGOMERY SCOTT LLC

I N V E S T M E N T   B A N K I N G

The Board of Directors
Harleysville National Corporation
Page 3

assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of HNC or WFB or any of their subsidiaries, or the ability to collect any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make any independent evaluation of the adequacy of the allowance for loan losses of HNC or WFB or any of their subsidiaries nor have we reviewed any individual credit files and have assumed that their respective allowance for loan losses are adequate to cover such losses. In addition, we did not make any independent evaluation of the adequacy or accuracy of the preliminary indications that WFB will record an impairment charge for the quarter ended December 31, 2007 in the range of $25 million to $40 million and we express no opinion regarding the adequacy or accuracy of such estimate. With respect to the financial projections, HNC’s and WFB’s management have confirmed that they reflect the best currently available estimates and judgments of such management of the future financial performance of HNC and WFB respectively, and we have assumed that such performance will be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no change in HNC’s or WFB’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that HNC and WFB will remain as going concerns for all periods relevant to our analysis, that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent to the Merger Agreement are not waived.

Our conclusion is rendered on the basis of market, economic and other conditions prevailing as of the date hereof and on the conditions and prospects, financial and otherwise, of HNC and WFB as they exist and are known to us on the date hereof. Furthermore, this opinion does not represent our opinion as to what the value of HNC necessarily will be when the HNC Common Stock is issued to WFB shareholders upon consummation of the Merger.

On the basis of and subject to the foregoing, we are of the opinion that as of the date hereof, the Merger Consideration pursuant to the Merger Agreement is fair, from a financial point of view, to the shareholders of HNC.

Very truly yours,

JANNEY MONTGOMERY SCOTT LLC

ANNEX C

[Sandler O’Neill Letterhead]

May 20, 2008

Board of Directors
Willow Financial Bancorp, Inc.
170 S. Warner Road
Wayne, PA 19087

Ladies and Gentlemen:

     Willow Financial Bancorp, Inc. (“Willow”) and Harleysville National Corporation (“HNC”) have entered into an Agreement and Plan of Merger, dated as of May 20, 2008 (the “Agreement”), pursuant to which Willow will merge with and into HNC, with HNC as the surviving entity (the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each share of Willow common stock, par value $0.01 per share, issued and outstanding immediately prior to the Merger (the “Willow Common Stock”), other than certain shares specified in the Agreement, will be converted into the right to receive 0.73 of a share of HNC common stock, $1.00 par value per share (the “Exchange Ratio”). The terms of the Merger are more fully described in the Agreement. Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Willow Common Stock.

     Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Willow that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of HNC that we deemed relevant; (iv) internal financial projections for Willow for the year ending December 31, 2008 as prepared by and reviewed with senior management of Willow and growth and performance guidance for the years ending December 31, 2009 through 2012 as provided by and reviewed with senior management of Willow; (v) internal financial projections for HNC for the year ending December 31, 2008 as prepared by and reviewed with senior management of HNC and growth and performance guidance for the years ending December 31, 2009 through 2012 as provided by and reviewed with senior management of HNC; (vi) the pro forma financial impact of the Merger on HNC based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior managements of Willow and HNC; (vii) the publicly reported historical price and trading activity for Willow’s and HNC’s respective common stock, including a comparison of certain financial and stock market information for Willow and HNC with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Willow the business, financial condition, results of operations and prospects of Willow and held similar discussions with certain members of senior management of HNC regarding the business, financial condition, results of operations and prospects of HNC.

     In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Willow and HNC or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of the respective managements of Willow and HNC that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Willow and HNC or any of their respective subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Willow and HNC nor have we reviewed any individual credit files relating to Willow and HNC. We have assumed, with your consent, that the respective allowances for loan losses for both Willow and HNC are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

     In preparing its analyses, Sandler O’Neill received internal projections for Willow and internal projections and growth and performance guidance for HNC and in each instance such projections were provided by the respective managements of Willow and HNC. The projections of transaction costs, purchase accounting adjustments and expected cost savings used by Sandler O’Neill in its analyses were prepared by and/or reviewed with the managements of Willow and HNC and Willow’s and HNC’s management confirmed to us that they reflected the best currently available estimates and judgments of such management of the future financial performance of Willow and HNC, respectively, and we assumed that such performance would be achieved. We express no opinion as to such financial projections and estimates or the assumptions on which they are based. We have also assumed that there has been no material change in Willow’s and HNC’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Willow and HNC will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice Willow has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

     Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of HNC’s common stock will be when issued to Willow’s shareholders pursuant to the Agreement or the prices at which Willow’s and HNC’s common stock may trade at any time.

     We have acted as Willow’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. Willow has also agreed to indemnify us against certain liabilities arising out of our engagement.

     In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Willow and HNC and their affiliates. We may also actively trade the equity or debt securities of Willow and HNC or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion is directed to the Board of Directors of Willow in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Willow as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger or the form of consideration such shareholder should elect in the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to holders of Willow Common Stock and does not address the underlying business decision of Willow to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Willow or the effect of any other transaction in which Willow might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent. This Opinion has been approved by Sandler O’Neill’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by the company’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of the company.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Willow Common Stock from a financial point of view.

Very truly yours,

2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

     Pennsylvania law provides that a Pennsylvania corporation, such as the registrant, may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in these capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless the action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of office as a director, and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     The bylaws of the registrant provide for (1) indemnification of directors, officers, employees and agents of the registrant and of its subsidiaries, and (2) the elimination of a director's liability for monetary damages, to the full extent permitted by Pennsylvania law.

     Directors and officers are also insured against certain liabilities by an insurance policy obtained by the registrant.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No	Description of Exhibits
2.1

Agreement and Plan of Merger by and between Harleysville National Corporation and Willow Financial Bancorp, Inc. dated as of May 20, 2008 (included as Annex A to the joint proxy statement/prospectus). Schedules are omitted; Harleysville National Corporation agrees to furnish copies of Schedules to the Securities and Exchange Commission upon request.

3.1

Harleysville National Corporation Amended and Restated Articles of Incorporation. (Incorporated by reference to Exhibit 3.1 to the Corporation’s Registration Statement No. 333-111709 on Form S-4, as filed on January 5, 2004.)

3.2

Harleysville National Corporation Amended and Restated By-laws. (Incorporated by reference to Exhibit 3.1 to the Corporation’s Current Report on Form 8-K/A, filed with the Commission on August 16, 2007.)

5.1 *	Opinion of Bybel Rutledge LLP re: Validity of Securities Registered (including consent)
8.1 *	Tax Matters Opinion of Bybel Rutledge LLP (including consent)
8.2 *	Tax Matters Opinion of Dechert LLP (including consent)
10.1

Harleysville National Corporation 1993 Stock Incentive Plan. (Incorporated by reference to Exhibit 4.3 of Registrant’s Registration Statement No. 33-69784 on Form S-8, filed with the Commission on October 1, 1993.)

10.2

Harleysville National Corporation Stock Bonus Plan. (Incorporated by reference to Exhibit 99A of Registrant’s Registration Statement No. 333-17813 on Form S-8, filed with the Commission on December 13, 1996.)

10.3

Supplemental Executive Retirement Plan. (Incorporated by reference to Exhibit 10.3 of Registrant’s Annual Report in Form 10-K for the year ended December 31, 1997, filed with the Commission on March 27, 1998.)

10.4

Walter E. Daller, Jr., Chairman and former President and Chief Executive Officer’s Employment Agreement dated October 26, 1998.* (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on March 25, 1999.)

10.5

Consulting Agreement and General Release dated November 12, 2004 between Walter E. Daller, Jr., Harleysville National Corporation and Harleysville National Bank and Trust Company. (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on November 16, 2004.)

10.6

Amendment to Supplemental Executive Retirement Benefit Agreement dated March 14, 2005 by and among Harleysville Management Services, LLC and Walter E. Daller, Jr. (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on March 14, 2005.)

10.7

Employment Agreement dated October 26, 1998 by and among Harleysville National Corporation, Harleysville National Bank and Trust Company and Demetra M. Takes, President and Chief Executive Officer of Harleysville National Bank and Trust Company. (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on March 25, 1999.)

10.8

Amendment to Supplemental Executive Retirement Benefit Agreement dated March 14, 2005 by and among Harleysville Management Services, LLC and Demetra M. Takes, President and Chief Executive Officer of Harleysville National Bank and Trust Company. (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on March 14, 2005.)

10.9	Harleysville National Corporation 1998 Stock Incentive Plan. (Incorporated by reference to Registrant’s Registration Statement No. 333-79971 on Form S-8, filed with the Commission on June 4, 1999.)
10.10

Harleysville National Corporation 1998 Independent Directors Stock Option Plan, as amended and restated effective February 8, 2001. (Incorporated by reference to Appendix “A” of Registrant’s Definitive Proxy Statement, filed with the Commission on March 9, 2001.)

10.11

Supplemental Executive Retirement Benefit Agreement dated February 23, 2004 between Michael B. High, Executive Vice President and former Chief Financial Officer, and Harleysville Management Services, LLC. (Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on May 10, 2004.)

10.12

Employment Agreement effective April 1, 2005 between Michael B. High, Executive Vice President and Chief Operating Officer of the Corporation, and Harleysville Management Services, LLC. (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on November 16, 2004.)

10.13

Amendment to Supplemental Executive Retirement Benefit Agreement dated March 14, 2005 by and among Harleysville Management Services, LLC and Michael B. High, Executive Vice President and Chief Operating Officer of the Corporation. (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on March 14, 2005.)

10.14

Harleysville National Corporation 2004 Omnibus Stock Incentive Plan, as amended and restated effective November 9, 2006. (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on November 15, 2006).

10.15

Employment Agreement dated August 23, 2004 between James F. McGowan, Jr., Executive Vice President & Chief Credit Officer and Harleysville Management Services, LLC. (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on August 25, 2004.

10.16

Supplemental Executive Retirement Benefit Agreement dated August 23, 2004 between James F. McGowan, Jr., Executive Vice President & Chief Credit Officer, and Harleysville Management Services, LLC. (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on August 25, 2004.)

10.17

Amendment to Supplemental Executive Retirement Benefit Agreement dated March 14, 2005 by and among Harleysville Management Services, LLC and James F. McGowan, Jr., Executive Vice President & Chief Credit Officer. (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on March 14, 2005.)

10.18

Employment Agreement dated September 27, 2004 between John Eisele, former Executive Vice President & President of Millennium Wealth Management and Private Banking, and Harleysville Management Services, LLC. (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on September 29, 2004.)

10.19

Supplemental Executive Retirement Benefit Agreement dated September 27, 2004 between John Eisele, former Executive Vice President & President of Millennium Wealth Management and Private Banking, and Harleysville Management Services, LLC. (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on September 29, 2004.)

10.20

Amendment to Supplemental Executive Retirement Benefit Agreement dated March 14, 2005 by and among Harleysville Management Services, LLC and John Eisele, former Executive Vice President & President of Millennium Wealth Management and Private Banking. (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on March 14, 2005.)

10.21

Separation Agreement and Mutual Release dated June 15, 2007 and effective July 19, 2007 between John Eisele, former Executive Vice President & President of Millennium Wealth Management and Private Banking, Harleysville Management Services, LLC., Harleysville National Bank and Trust Company and Harleysville National Corporation. (Incorporated by reference to Registrant’s Current Report on Form 8- K, filed with the Commission on July 19, 2007.)

10.22

Employment Agreement effective January 1, 2005 between Gregg J. Wagner, the former President and Chief Executive Officer of the Corporation, and Harleysville Management Services, LLC. (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on November 16, 2004.)

10.23

Amendment to Supplemental Executive Retirement Benefit Agreement dated March 14, 2005 by and among Harleysville Management Services, LLC and Gregg J. Wagner, the former President and Chief Executive Officer of the Corporation. (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on March 14, 2005.)

10.24

Complete Settlement Agreement and General Release dated November 29, 2006 and effective December 8, 2006 between Gregg J. Wagner and Harleysville National Corporation, Harleysville National Bank and Trust Company and Harleysville Management Services, LLC . (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on December 13, 2006.)

10.25

Employment Agreement dated May 18, 2005, between George S. Rapp, Senior Vice President and Chief Financial Officer, and Harleysville Management Services, LLC. (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on May 20, 2005.)

10.26

Amended and Restated Declaration of Trust for HNC Statutory Trust III by and among Wilmington Trust Company, as Institutional Trustee and Delaware Trustee, Harleysville National Corporation, as Sponsor, and the Administrators named therein, dated as of September 28, 2005. (Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q/A, filed with the Commission on November, 9, 2005.)

10.27

Indenture between Harleysville National Corporation, as Issuer, and Wilmington Trust Company, as Trustee, for Fixed/Floating Rate Junior Subordinated Debt Securities, dated as of September 28, 2005. (Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q/A, filed with the Commission on November, 9, 2005.)

10.28

Guarantee Agreement between Harleysville National Corporation and Wilmington Trust Company, dated as of September 28, 2005. (Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q/A, filed with the Commission on November, 9, 2005.)

10.29

Employment Agreement effective July 12, 2006 between Lewis C. Cyr, Chief Lending Officer of the Corporation, and Harleysville Management Services, LLC. (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on July 12, 2006.)

10.30

Employment Agreement dated July 12, 2007 between Paul D. Geraghty, President and Chief Executive Officer of the Corporation and Harleysville Management Services, LLC (Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Commission on July 12, 2007.)

10.31

Amended and Restated Declaration of Trust for HNC Statutory Trust IV by and among Wilmington Trust Company, as Institutional Trustee and Delaware Trustee, Harleysville National Corporation, as Depositor, and the Administrators named therein, dated as of August 22, 2007. (Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on November 8, 2007.)

10.32

Indenture between Harleysville National Corporation, as Issuer, and Wilmington Trust Company, as Trustee, for Fixed/Floating Rate Junior Subordinated Debt Securities, dated as of August 22, 2007. (Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on November 8, 2007.)

10.33

Guarantee Agreement between Harleysville National Corporation and Wilmington Trust Company, dated as of August 22, 2007. (Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on November 8, 2007.)

10.34

Employment Agreement dated November 16, 2007 between Brent L. Peters, Executive Vice President and President of the East Penn Bank Division of Harleysville National Bank and Trust Company, and Harleysville Management Services, LLC, filed herewith.

21.1		Subsidiaries of Harleysville (incorporated by reference to Harleysville's Annual Report on Form 10-K for the year ended December 31, 2007).
23.1		Consent of Grant Thornton LLP
23.2		Consent of KPMG LLP
23.3	*	Consent of Bybel Rutledge LLP (contained in Exhibit 5.1 and 8.1)
23.4	*	Consent of Dechert LLP (contained in Exhibit 8.2)
23.5		Consent of Janney Montgomery Scott LLC
23.6		Consent of Sandler O’Neill & Partners, L.P.
24.1		Power of Attorney (Included as part of signature page)
99.1		Opinion of Janney Montgomery Scott LLC (included as Annex B to the joint proxy statement/prospectus)
99.2		Opinion of Sandler O’Neill & Partners, L.P. (included as Annex C to the joint proxy statement/prospectus)
99.3	*	Form of Proxy for Special Meeting of Shareholders of Harleysville National Corporation
99.4	*	Form of Proxy for Special Meeting of Shareholders of Willow Financial Bancorp, Inc.

	*	To be filed by amendment

(b) Financial Statement Schedules

     Not applicable.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public re-offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Harleysville, Pennsylvania on June 27, 2008.

Harleysville National Corporation

By:	/s/ Paul D. Geraghty
Paul D. Geraghty
President and Chief Executive
Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 27, 2008. KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul D. Geraghty or Michael B. High, and each of them his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Name	Capacity

/s/ Paul D. Geraghty	President and Chief Executive Officer
Paul D. Geraghty	and Director (Principal Executive
Officer)

/s/ George S. Rapp	Chief Financial Officer and Treasurer
George S. Rapp	(Principal Financial and Accounting
Officer)

/s/ Walter E. Daller, Jr.	Chairman and Director
Walter E. Daller, Jr.

/s/ LeeAnn Bergey	Director
LeeAnn Bergey

/s/ Michael L. Browne	Director
Michael L. Browne

/s/ Harold A. Herr	Director
Harold A. Herr

/s/ Thomas C. Leamer	Director
Thomas C. Leamer, Ph.D.

/s/ Stephanie S. Mitchell	Director
Stephanie S. Mitchell

Director
A. Ross Myers

/s/ Brent L. Peters	Executive Vice President and Director
Brent L. Peters

/s/ Demetra M. Takes	Executive Vice President and Director
Demetra M. Takes

/s/ James A. Wimmer	Director
James A. Wimmer

SIGNATURES

EXHIBIT INDEX
Exhibit No	Description of Exhibits
2.1

Agreement and Plan of Merger by and between Harleysville National Corporation and Willow Financial Bancorp, Inc. dated as of May 20, 2008 (included as Annex A to the joint proxy statement/prospectus). Schedules are omitted; Harleysville National Corporation agrees to furnish copies of Schedules to the Securities and Exchange Commission upon request.

3.1

Harleysville National Corporation Amended and Restated Articles of Incorporation. (Incorporated by reference to Exhibit 3.1 to the Corporation’s Registration Statement No. 333-111709 on Form S-4, as filed on January 5, 2004.)

3.2

Harleysville National Corporation Amended and Restated By-laws. (Incorporated by reference to Exhibit 3.1 to the Corporation’s Current Report on Form 8-K/A, filed with the Commission on August 16, 2007.)

5.1 *	Opinion of Bybel Rutledge LLP re: Validity of Securities Registered (including consent)
8.1 *	Tax Matters Opinion of Bybel Rutledge LLP (including consent)
8.2 *	Tax Matters Opinion of Dechert LLP (including consent)
10.1

Harleysville National Corporation 1993 Stock Incentive Plan.  (Incorporated by reference to Exhibit 4.3 of Registrant’s Registration Statement No. 33-69784 on Form S-8, filed with the Commission on October 1, 1993.)

10.2

Harleysville National Corporation Stock Bonus Plan. (Incorporated by reference to Exhibit 99A of Registrant’s Registration Statement No. 333-17813 on Form S-8, filed with the Commission on December 13, 1996.)

10.3

Supplemental Executive Retirement Plan. (Incorporated by reference to Exhibit 10.3 of Registrant’s Annual Report in Form 10-K for the year ended December 31, 1997, filed with the Commission on March 27, 1998.)

10.4

Walter E. Daller, Jr., Chairman and former President and Chief Executive Officer’s Employment Agreement dated October 26, 1998.* (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on March 25, 1999.)

10.5

Consulting Agreement and General Release dated November 12, 2004 between Walter E. Daller, Jr., Harleysville National Corporation and Harleysville National Bank and Trust Company. (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on November 16, 2004.)

10.6

Amendment to Supplemental Executive Retirement Benefit Agreement dated March 14, 2005 by and among Harleysville Management Services, LLC and Walter E. Daller, Jr. (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on March 14, 2005.)

10.7

Employment Agreement dated October 26, 1998 by and among Harleysville National Corporation, Harleysville National Bank and Trust Company and Demetra M. Takes, President and Chief Executive Officer of Harleysville National Bank and Trust Company. (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on March 25, 1999.)

10.8

Amendment to Supplemental Executive Retirement Benefit Agreement dated March 14, 2005 by and among Harleysville Management Services, LLC and Demetra M. Takes, President and Chief Executive Officer of Harleysville National Bank and Trust Company. (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on March 14, 2005.)

10.9	Harleysville National Corporation 1998 Stock Incentive Plan. (Incorporated by reference to Registrant’s Registration Statement No. 333-79971 on Form S-8, filed with the Commission on June 4, 1999.)
10.10

Harleysville National Corporation 1998 Independent Directors Stock Option Plan, as amended and restated effective February 8, 2001. (Incorporated by reference to Appendix “A” of Registrant’s Definitive Proxy Statement, filed with the Commission on March 9, 2001.)

10.11

Supplemental Executive Retirement Benefit Agreement dated February 23, 2004 between Michael B. High, Executive Vice President and former Chief Financial Officer, and Harleysville Management Services, LLC. (Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on May 10, 2004.)

10.12

Employment Agreement effective April 1, 2005 between Michael B. High, Executive Vice President and Chief Operating Officer of the Corporation, and Harleysville Management Services, LLC. (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on November 16, 2004.)

10.13

Amendment to Supplemental Executive Retirement Benefit Agreement dated March 14, 2005 by and among Harleysville Management Services, LLC and Michael B. High, Executive Vice President and Chief Operating Officer of the Corporation. (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on March 14, 2005.)

10.14

Harleysville National Corporation 2004 Omnibus Stock Incentive Plan, as amended and restated effective November 9, 2006. (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on November 15, 2006).

10.15

Employment Agreement dated August 23, 2004 between James F. McGowan, Jr., Executive Vice President & Chief Credit Officer and Harleysville Management Services, LLC. (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on August 25, 2004.

10.16

Supplemental Executive Retirement Benefit Agreement dated August 23, 2004 between James F. McGowan, Jr., Executive Vice President & Chief Credit Officer, and Harleysville Management Services, LLC. (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on August 25, 2004.)

10.17

Amendment to Supplemental Executive Retirement Benefit Agreement dated March 14, 2005 by and among Harleysville Management Services, LLC and James F. McGowan, Jr., Executive Vice President & Chief Credit Officer. (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on March 14, 2005.)

10.18

Employment Agreement dated September 27, 2004 between John Eisele, former Executive Vice President & President of Millennium Wealth Management and Private Banking, and Harleysville Management Services, LLC. (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on September 29, 2004.)

10.19

Supplemental Executive Retirement Benefit Agreement dated September 27, 2004 between John Eisele, former Executive Vice President & President of Millennium Wealth Management and Private Banking, and Harleysville Management Services, LLC. (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on September 29, 2004.)

10.20

Amendment to Supplemental Executive Retirement Benefit Agreement dated March 14, 2005 by and among Harleysville Management Services, LLC and John Eisele, former Executive Vice President & President of Millennium Wealth Management and Private Banking. (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on March 14, 2005.)

10.21

Separation Agreement and Mutual Release dated June 15, 2007 and effective July 19, 2007 between John Eisele, former Executive Vice President & President of Millennium Wealth Management and Private Banking, Harleysville Management Services, LLC., Harleysville National Bank and Trust Company and Harleysville National Corporation. (Incorporated by reference to Registrant’s Current Report on Form 8- K, filed with the Commission on July 19, 2007.)

10.22

Employment Agreement effective January 1, 2005 between Gregg J. Wagner, the former President and Chief Executive Officer of the Corporation, and Harleysville Management Services, LLC. (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on November 16, 2004.)

10.23

Amendment to Supplemental Executive Retirement Benefit Agreement dated March 14, 2005 by and among Harleysville Management Services, LLC and Gregg J. Wagner, the former President and Chief Executive Officer of the Corporation. (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on March 14, 2005.)

10.24

Complete Settlement Agreement and General Release dated November 29, 2006 and effective December 8, 2006 between Gregg J. Wagner and Harleysville National Corporation, Harleysville National Bank and Trust Company and Harleysville Management Services, LLC . (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on December 13, 2006.)

10.25

Employment Agreement dated May 18, 2005, between George S. Rapp, Senior Vice President and Chief Financial Officer, and Harleysville Management Services, LLC. (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on May 20, 2005.)

10.26

Amended and Restated Declaration of Trust for HNC Statutory Trust III by and among Wilmington Trust Company, as Institutional Trustee and Delaware Trustee, Harleysville National Corporation, as Sponsor, and the Administrators named therein, dated as of September 28, 2005. (Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q/A, filed with the Commission on November, 9, 2005.)

10.27

Indenture between Harleysville National Corporation, as Issuer, and Wilmington Trust Company, as Trustee, for Fixed/Floating Rate Junior Subordinated Debt Securities, dated as of September 28, 2005. (Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q/A, filed with the Commission on November, 9, 2005.)

10.28

Guarantee Agreement between Harleysville National Corporation and Wilmington Trust Company, dated as of September 28, 2005. (Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q/A, filed with the Commission on November, 9, 2005.)

10.29

Employment Agreement effective July 12, 2006 between Lewis C. Cyr, Chief Lending Officer of the Corporation, and Harleysville Management Services, LLC. (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on July 12, 2006.)

10.30

Employment Agreement dated July 12, 2007 between Paul D. Geraghty, President and Chief Executive Officer of the Corporation and Harleysville Management Services, LLC (Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Commission on July 12, 2007.)

10.31

Amended and Restated Declaration of Trust for HNC Statutory Trust IV by and among Wilmington Trust Company, as Institutional Trustee and Delaware Trustee, Harleysville National Corporation, as Depositor, and the Administrators named therein, dated as of August 22, 2007. (Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on November 8, 2007.)

10.32

Indenture between Harleysville National Corporation, as Issuer, and Wilmington Trust Company, as Trustee, for Fixed/Floating Rate Junior Subordinated Debt Securities, dated as of August 22, 2007. (Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on November 8, 2007.)

10.33

Guarantee Agreement between Harleysville National Corporation and Wilmington Trust Company, dated as of August 22, 2007. (Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on November 8, 2007.)

10.34

Employment Agreement dated November 16, 2007 between Brent L. Peters, Executive Vice President and President of the East Penn Bank Division of Harleysville National Bank and Trust Company, and Harleysville Management Services, LLC, filed herewith.

21.1		Subsidiaries of Harleysville (incorporated by reference to Harleysville's Annual Report on Form 10-K for the year ended December 31, 2007).
23.1		Consent of Grant Thornton LLP
23.2		Consent of KPMG LLP
23.3	*	Consent of Bybel Rutledge LLP (contained in Exhibit 5.1 and 8.1)
23.4	*	Consent of Dechert LLP (contained in Exhibit 8.2)
23.5		Consent of Janney Montgomery Scott LLC
23.6		Consent of Sandler O’Neill & Partners, L.P.
24.1		Power of Attorney (Included as part of signature page)
99.1		Opinion of Janney Montgomery Scott LLC (included as Annex B to the joint proxy statement/prospectus)
99.2		Opinion of Sandler O’Neill & Partners, L.P. (included as Annex C to the joint proxy statement/prospectus)
99.3	*	Form of Proxy for Special Meeting of Shareholders of Harleysville National Corporation
99.4	*	Form of Proxy for Special Meeting of Shareholders of Willow Financial Bancorp, Inc.

	*	To be filed by amendment